Form 10-K, Exhibit 13
period 1994-12-31
WESBANCO INC
filed 1995-03-28
CIK 203596

                             WESBANCO, INC.
                      CONSOLIDATED BALANCE SHEET
- ------------------------------------------------------------------------------
(in thousands, except for shares)

                                                                                 December 31,
                                                                            ---------------------------
                                                                             1994            1993
- -------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (Note 3)                                              $   47,643     $   47,306
Due from banks - interest bearing                                                    297            297
Federal funds sold                                                                17,370         29,349
Investment securities: (Note 5)
   Held to maturity (market values of $266,945 and $418,800, respectively)       274,173        409,544
   Available for sale carried at market value                                    202,705          ---
   Available for sale at lower of cost or market (market value of $84,685)         ---           83,123
- -------------------------------------------------------------------------------------------------------
      Total investment securities                                                476,878        492,667
- -------------------------------------------------------------------------------------------------------
Loans:  (Note 4)                                                                 782,570        753,362
   Unearned income                                                                (9,118)        (7,213)
   Reserve for possible loan losses (Note 8)                                     (12,317)       (11,851)
- -------------------------------------------------------------------------------------------------------
      Net loans                                                                  761,135        734,298
- -------------------------------------------------------------------------------------------------------
Bank premises and equipment (Note 9)                                              21,874         22,453
Accrued interest receivable                                                       11,347         12,020
Other assets (Note 10)                                                            14,424          8,432
- -------------------------------------------------------------------------------------------------------
Total Assets                                                                  $1,350,968     $1,346,822
- -------------------------------------------------------------------------------------------------------
LIABILITIES
Deposits:
   Non-interest bearing demand                                                $  130,739     $  121,390
   Interest bearing demand                                                       263,717        277,756
   Savings deposits                                                              296,961        317,496
   Certificates of deposit (Note 11)                                             417,802        396,962
- -------------------------------------------------------------------------------------------------------
      Total deposits                                                           1,109,219      1,113,604
- -------------------------------------------------------------------------------------------------------
Federal funds purchased and repurchase agreements                                 65,750         51,226
Short-term borrowings                                                              4,444         10,454
Accrued interest payable                                                           5,360          5,452
Other liabilities                                                                  7,705          6,729
- -------------------------------------------------------------------------------------------------------
Total Liabilities                                                              1,192,478      1,187,465
- -------------------------------------------------------------------------------------------------------
Redeemable Preferred Stock (Series A, 8% Cumulative, $1.25 par value,
  10,000 shares issued; 9,925 and 10,000 shares outstanding, respectively)
  (Note 20)                                                                        1,860          1,841

SHAREHOLDERS' EQUITY (Note 13)
Preferred stock, no par value; 1,000,000 shares authorized;
  none outstanding                                                                 ---            ---
Common stock ($2.0833 par value; 25,000,000 shares authorized;
  8,682,103 and 8,722,103 shares issued, respectively)                            18,087         18,170
Capital surplus                                                                   26,968         27,910
Retained earnings                                                                121,641        113,516
Less:  Treasury stock (172,145 and 49,960 shares, respectively, at cost)          (4,735)        (1,323)
       Market value adjustment on investments available for sale -
         net of tax effect                                                        (4,482)          ---
- -------------------------------------------------------------------------------------------------------
                                                                                 157,479        158,273
Deferred employee benefit related to ESOP (Note 12)                                 (849)          (757)
- -------------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                       156,630        157,516
- -------------------------------------------------------------------------------------------------------
Total Liabilities, Redeemable Preferred Stock and
Shareholders' Equity                                                          $1,350,968     $1,346,822
- -------------------------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                               WESBANCO, INC.
                       CONSOLIDATED STATEMENT OF INCOME
- ------------------------------------------------------------------------------
(in thousands, except per share amounts)

                                                      For the years ended December 31,
                                                      --------------------------------
                                                        1994       1993      1992
- --------------------------------------------------------------------------------------
Interest income:
  Interest and fees on loans                           $62,626   $63,716   $66,388
- --------------------------------------------------------------------------------------
  Interest on investment securities:
    U.S. Treasury and Federal Agency securities         21,260    23,272    25,511
    States and political subdivisions                    6,907     6,644     6,011
    Other investments                                      488     1,178     1,438
- --------------------------------------------------------------------------------------
      Total interest on investment securities           28,655    31,094    32,960
- --------------------------------------------------------------------------------------
  Other interest income                                    743       847     2,422
- --------------------------------------------------------------------------------------
      Total interest income                             92,024    95,657   101,770
- --------------------------------------------------------------------------------------
Interest expense:
  Interest bearing demand deposits                       7,357     8,172     9,855
  Savings deposits                                       8,584     9,917    10,750
  Certificates of deposit                               17,730    19,346    25,415
- --------------------------------------------------------------------------------------
      Total interest on deposits                        33,671    37,435    46,020
  Other borrowings                                       1,957     1,948     2,062
- --------------------------------------------------------------------------------------
      Total interest expense                            35,628    39,383    48,082
- --------------------------------------------------------------------------------------
Net interest income                                     56,396    56,274    53,688
  Provision for possible loan losses (Note 8)            6,055     3,229     3,279
- --------------------------------------------------------------------------------------
Net interest income after provision for
  possible loan losses                                  50,341    53,045    50,409
- --------------------------------------------------------------------------------------
Other income:
  Trust fees                                             4,425     4,160     3,936
  Charge card discounts and fees                           922       958       973
  Service charges and other income                       5,037     4,813     4,548
  Net investment securities transaction gains              366       164       404
- --------------------------------------------------------------------------------------
    Total other income                                  10,750    10,095     9,861
- --------------------------------------------------------------------------------------
Other expenses:
  Salaries and wages                                    17,621    16,569    15,964
  Pension and other employee benefits (Notes 15 and 16)  4,073     3,886     3,607
  Net occupancy expense (Note 9)                         1,949     2,020     2,082
  Equipment expense                                      2,381     2,418     2,377
  Other operating expense (Note 17)                     13,590    13,818    13,246
- --------------------------------------------------------------------------------------
    Total other expenses                                39,614    38,711    37,276
- --------------------------------------------------------------------------------------
Income before provision for income taxes and effect of
  the change in accounting for postretirement benefits  21,477    24,429    22,994
  Provision for income taxes (Note 18)                   5,780     6,587     6,523
- --------------------------------------------------------------------------------------
Income before effect of the change in accounting for
  postretirement benefits                               15,697    17,842    16,471
Effect of the change in accounting for postretirement
  benefits - net of tax effect (Note 16)                   ---       ---      (592)
- --------------------------------------------------------------------------------------
Net Income                                             $15,697   $17,842   $15,879
- --------------------------------------------------------------------------------------
Earnings per share of common stock: (Note 1)
  Income before effect of the change in accounting for
    postretirement benefits                              $1.81     $2.04     $1.88
  Effect of the change in accounting for postretirement
    benefits - net of tax effect                            --        --      (.07)
- --------------------------------------------------------------------------------------
Net Income                                               $1.81     $2.04     $1.81
- --------------------------------------------------------------------------------------

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                               WESBANCO, INC.
                STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
- ------------------------------------------------------------------------------
(in thousands, except for shares)

                                                    For the years ended December 31, 1994, 1993 and 1992
                                  -------------------------------------------------------------------------------------------------
                                                                                           Market Value
                                                                                           Adjustment on       Deferred
                                    Shares      Common    Capital    Retained  Treasury     Investments          ESOP
                                  Outstanding    Stock    Surplus    Earnings    Stock    Available for Sale    Benefit    Total
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991         8,499,177   $17,734    $24,600    $ 95,863  $  (188)         ---              $(161)   $137,848
- -----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                             15,879                                               15,879
Cash dividends:
  Common ($.70 per share)                                              (4,209)                                              (4,209)
  Common by pooled bank
    prior to acquisition                                               (1,622)                                              (1,622)
  Preferred by pooled bank
    prior to acquisition                                                 (152)                                                (152)
Accretion of preferred stock by pooled
  bank prior to acquisition                                               (32)                                                 (32)
Stock dividend declared by pooled
  bank prior to acquisition          188,474       392      2,906      (3,298)                                                 ---
Common stock issued through
  dividend reinvestment plan by
  pooled bank prior to acquisition    10,127        21        151                                                              172
Net treasury shares purchased         (2,000)                                      (33)                                        (33)
ESOP borrowing                                                                                                    (560)       (560)
Principal payment on ESOP debt                                                                                     161         161
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992          8,695,778   18,147     27,657     102,429     (221)         ---               (560)    147,452
- -----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                             17,842                                               17,842
Cash dividends:
  Common ($.785 per share)                                             (5,178)                                              (5,178)
  Common by pooled bank
    prior to acquisition                                               (1,393)                                              (1,393)
  Preferred by pooled bank
    prior to acquisition                                                 (152)                                                (152)
Accretion of preferred stock by pooled
  bank prior to acquisition                                               (32)                                                 (32)
Common stock issued through
  dividend reinvestment plan by
  pooled bank prior to acquisition     11,365       23        253                                                              276
Net treasury shares purchased         (35,000)                                  (1,102)                         (1,102)
ESOP borrowing                                                                                                    (422)       (422)
Principal payment on ESOP debt                                                                                     225         225
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993          8,672,143   18,170     27,910     113,516   (1,323)         ---               (757)    157,516
- -----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                             15,697                                               15,697
Cash dividends:
  Common ($.86 per share)                                              (7,389)                                              (7,389)
Preferred                                                                (151)                                                (151)
Accretion of preferred stock                                              (32)                                                 (32)
Treasury stock used for ESOP            2,000                 (16)                  63                                          47
Net treasury shares purchased
  or retired                         (164,185)     (83)      (926)              (3,475)                                     (4,484)
ESOP borrowing                                                                                                    (246)       (246)
Principal payment on ESOP debt                                                                                     154         154
Market value adjustment on
  investments available for sale
  net of tax effect                                                                         $(4,482)                        (4,482)
- -----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994          8,509,958  $18,087    $26,968     $121,641 $(4,735)     $(4,482)             $(849)   $156,630
- -----------------------------------------------------------------------------------------------------------------------------------

There was no activity, or outstanding balances in the Nonredeemable Preferred Stock during the years ended December 31, 1994, 1993 and 1992. See Note 20 for discussion on Redeemable Preferred Stock.
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                               WESBANCO, INC.
                   CONSOLIDATED STATEMENT OF CASH FLOWS
- -------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents (in thousands)

                                                             For the years ended December 31,
                                                           ------------------------------------
                                                             1994          1993          1992
- -----------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income                                                 $15,697       $17,842       $15,879
Adjustment to reconcile net income to net cash
  provided by operating activities:
  Effect of accounting change for postretirement
    benefits - net of tax effect                              ---           ---            592
  Depreciation                                               2,033          1,930        1,873
  Provision for possible loan losses                         6,055          3,229        3,279
  Investment amortization - net                              5,094          5,612        3,967
  Gains on sales of investment securities                     (366)          (164)        (404)
  Deferred income taxes                                       (107)          (141)        (757)
  Other - net                                                   (1)          (142)        (362)
  Increase or decrease in assets and liabilities:
   Interest receivable                                         673            910            9
   Other assets                                             (2,994)           379          393
   Interest payable                                            (92)          (723)      (1,718)
   Other liabilities                                           232           (478)        (349)
- -----------------------------------------------------------------------------------------------
Net cash provided by operating activities                   26,224         28,254       22,402
- -----------------------------------------------------------------------------------------------
Investing activities:
  Investment securities held to maturity:
   Proceeds from sales                                        ---           5,596       27,338
   Proceeds from maturities and calls                       46,575         55,222      128,835
   Payments for purchases                                  (97,306)      (147,831)    (246,397)
  Investment securities available for sale:
   Proceeds from sales                                      67,002         31,981        ---
   Proceeds from maturities and calls                       52,364         90,435        ---
   Payments for purchases                                  (64,917)       (35,344)       ---
  Other investing activities:
   Net increase in loans                                   (32,878)       (38,741)     (27,171)
   Net (increase) decrease in charge card loans                 27          1,271         (378)
   Purchases of premises and equipment - net                (1,519)        (2,089)      (2,383)
- -----------------------------------------------------------------------------------------------
Net cash used by investing activities                      (30,652)       (39,500)    (120,156)
- -----------------------------------------------------------------------------------------------
Financing activities:
  Net increase (decrease) in certificates of deposit        20,840        (28,109)     (58,941)
  Net increase (decrease) in demand deposits and
    savings accounts                                       (25,225)        45,890       97,521
  Increase in federal funds purchased and
    repurchase agreements                                   14,524            721        1,137
  Increase (decrease) in short-term borrowings              (6,010)         2,563       (1,260)
  Net proceeds from ESOP related borrowings                     92            197          399
  Dividends paid                                            (6,984)        (6,279)      (5,791)
  Change in treasury stock - net                            (4,484)        (1,102)         (33)
  Other - net                                                   33             (8)       ---
- -----------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities            (7,214)        13,873       33,032
- -----------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents       (11,642)         2,627      (64,722)
Cash and cash equivalents at beginning of year              76,655         74,028      138,750
- -----------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                   $65,013        $76,655     $ 74,028
- -----------------------------------------------------------------------------------------------

During 1994, 1993 and 1992, WesBanco paid $35,720, $40,106 and $49,800 in interest on deposits and other borrowings and $5,955, $6,990 and $7,133 for income taxes, respectively.
As of December 31, 1994, 1993 and 1992 the net change in in-substance foreclosures amounted to $(1,908), $791, and $187, respectively. During 1994, approximately $751 of loans classified as in-substance foreclosures were either paid or transferred back to loans.
The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                               WESBANCO, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- ------------------------------------------------------------------------------

                        NOTE 1:  ACCOUNTING POLICIES
- ------------------------------------------------------------------------------
     WesBanco, Inc. and its subsidiary banks provide banking services primarily in the West Virginia and Eastern Ohio markets. The significant accounting principles employed in the preparation of the accompanying consolidated financial statements are summarized below:
Principles of consolidation:
     The Consolidated Financial Statements of WesBanco, Inc.
(the "Corporation") include the accounts of the Corporation and its wholly owned subsidiaries. Material intercompany transactions and accounts have been eliminated.
Investment securities:
  Investments Held to Maturity:
     Investment securities consisting principally of debt securities, which are generally held to maturity, are stated at cost, adjusted for amortization of premiums and accretion of discounts. These securities are purchased with the intent and ability to hold until their maturity. Amortization of premiums and accretion of discounts are included in interest on investment securities in the Consolidated Statement of Income.
  Investments Available for Sale:
     U. S. Treasury and Agency debt securities with a maturity date extending beyond three years of the purchase date, mortgage backed securities, corporate securities, and marketable equity securities are classified as available for sale. These securities may be sold at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations, and other factors. These securities are stated at market value, with the market value adjustment, net of tax, reported as a separate component of Shareholders' Equity. No permanent writedowns on these securities have been required. Amortization of premiums and accretion of discounts are included in interest on investment securities in the Consolidated Statement of Income.
  Investments Available for Trading:
     The Corporation did not have a trading portfolio during either of the two years ended December 31, 1994 and 1993.
  Gains and Losses:
     Net realized gains and losses on sale of investment securities are included in the statement of income. The cost of these securities sold is based on the specific identification method.
 Loans:
     Interest is accrued as earned except where doubt exists as to collectability, in which case recognition of income is discontinued. Net loan fees and deferrable costs are not material.
Reserve for possible loan losses:
     The reserve for possible loan losses is maintained at a level considered adequate by management to provide for potential loan losses. The reserve is increased by provisions charged to operating expenses and reduced by loan losses net of recoveries. The amount of reserve is based on management's evaluation of the loan portfolio, as well as prevailing and anticipated economic conditions, past loan loss experience, current delinquency factors, changes in the character of the loan portfolio, specific problem loans and other relevant factors.
Bank premises and equipment:
     Bank premises and equipment are stated at cost less accumulated depreciation. Bank premises and equipment are depreciated over their estimated useful lives using either the straight-line or an accelerated method. Useful lives are revised when a change in life expectancy becomes apparent.
     Maintenance and repairs are charged to expense and betterments are capitalized. Gains and losses on bank premises and equipment retired or otherwise disposed of, are charged to expense when incurred.
Income taxes:
     In accordance with Financial Accounting Standards (FAS)
No. 109, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities and their tax bases. In addition, such deferred tax asset and liability amounts are adjusted for the effects of enacted changes in tax laws or rates. The
Corporation's principal temporary differences relate to the reserve for possible loan losses, the market value adjustment on investments available for sale, depreciation and postretirement benefits including pension expense and accretion of discounts on investment securities.
Earnings per share:
     Earnings per share are calculated based upon dividing net income, less preferred stock dividends and accretion, by the weighted average number of shares of common stock outstanding during the year, retroactively adjusted for the April 1993 two for one stock split. Conversion of the preferred stock to common stock, in accordance with the conversion requirements, would increase outstanding

- ------------------------------------------------------------------------------
common shares by approximately 113,443 shares. The fully dilutive effect of preferred stock is less than 3%.
Trust department:
     Assets held by the subsidiary banks in fiduciary or agency capacities for their customers are not included as assets in the accompanying Consolidated Balance Sheet. Trust fees are reported on the cash basis of accounting in accordance with customary banking practice. Reporting of trust income on an accrual basis would not materially affect net income.
Certain trust assets are held on deposit at subsidiary banks.
Statement of cash flows:
     For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, and Federal funds sold. Generally, Federal funds are sold for one day periods.
New accounting standards to be adopted:
     The following financial accounting standards will be implemented by WesBanco, Inc. on January 1, 1995.
     FAS No. 114, "Accounting by Creditors for Impairment of a
Loan," requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.
FAS No. 114 is effective for periods beginning after December
15, 1994 and the Corporation anticipates the adoption of  FAS
No. 114 will not have a material impact on the financial condition or results of operations of the Corporation.
     FAS No. 118, "Accounting by Creditors for Impairment of a
Loan - Income Recognition and Disclosures" amends FAS No. 114 and eliminates its provisions regarding how a creditor should report income on an impaired loan. FAS No. 118 also clarifies disclosure requirements. FAS No. 118 is effective for periods beginning after December 31, 1994.

                    NOTE 2:  ACQUISITIONS  AND MERGERS
- ------------------------------------------------------------------------------
     On February 28, 1994, WesBanco, Inc. acquired First
Fidelity Bancorp, Inc. which had total assets as of the acquisition date of approximately $309,911,000. In accordance with terms of the merger, WesBanco issued
2,093,815 shares of common stock and 10,000 shares of redeemable preferred stock. WesBanco retired and used as part of the transaction 40,000 shares of treasury stock. The acquisition was accounted for as a pooling-of-interests and accordingly, the consolidated financial statements include the accounts of First Fidelity Bancorp for all periods presented. For the two months ended February 28, 1994
(unaudited), First Fidelity Bancorp had net income of $611,000 and net interest income of $2,257,000 and WesBanco had net income of $2,461,000 and net interest income of $6,786,000.
     On July 17, 1992, WesBanco, Inc. acquired First National
Bank of Barnesville, which had total assets of $143,706,000 as of the acquisition date. In accordance with the terms of the merger, WesBanco issued 600,000 shares of common stock for all of the First National Bank of Barnesville's stock.
The acquisition was accounted for as a pooling-of-interests and accordingly, the consolidated financial statements include the accounts of First National Bank of Barnesville for all periods presented.

             NOTE 3:  RESTRICTED CASH BALANCES
- ------------------------------------------------------------------------------
     Federal Reserve regulations require depository institutions to maintain cash reserves with the Federal
Reserve Bank. The average amounts of required reserve balances were approximately $6,519,000 and $7,392,000 during 1994 and 1993, respectively.

                         NOTE 4:  LOANS
- ------------------------------------------------------------------------------
The following is a summary of total loans:
(in thousands)

                                                          December 31,
                                                     --------------------
                                                       1994        1993
- -------------------------------------------------------------------------
Loans:
  Commercial                                         $157,855    $161,102
  Real estate -- construction                          24,734      21,181
  Real estate -- mortgage                             358,540     342,173
  Installment                                         241,441     228,906
- -------------------------------------------------------------------------
Total Loans                                          $782,570    $753,362
- -------------------------------------------------------------------------

- ------------------------------------------------------------------------------
     Most lending is with customers who are located within the state of West Virginia and Eastern Ohio. There is no significant concentration of credit risk by industry or by individual borrowers, no significant exposure to highly leveraged loan transactions, nor any foreign loans. Loans aggregating $4,517,000, and $9,477,000 were classified as renegotiated or nonaccrual as of December 31, 1994 and 1993, respectively. Interest and fees on loans would have been increased by approximately $715,000, $593,000 and $437,000 for the years 1994, 1993 and 1992, respectively, if these loans had earned their stated interest for the entire year.
The amount of interest included in net interest income from renegotiated and nonaccrual loans is $284,000, $629,000 and $451,000 for the years ended December 31, 1994, 1993 and 1992, respectively. The subsidiary banks, in the ordinary course of business, grant loans to related parties at terms which do not vary from terms that would have been required if the transactions had been with unrelated parties.
Indebtedness of related parties aggregated approximately
$42,925,000, $39,934,000 and $32,354,000 as of December 31,
1994, 1993 and 1992, respectively. Activity for the year ended December 31, 1994 is summarized as follows: (in thousands)

- ----------------------------------------------
Balance, beginning of year            $39,934
Additions                              25,088
Cash payments and other reductions    (22,097)
- ----------------------------------------------
Balance, end of year                  $42,925
- ----------------------------------------------

                     NOTE 5:  INVESTMENT SECURITIES
- ------------------------------------------------------------------------------
     Effective January 1, 1994, the Corporation adopted the provisions of FAS No. 115. Under the new rules, debt securities for which the company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available for sale and carried at fair value. The market value adjustment on securities classified as available for sale is carried as a separate component of shareholders' equity. In accordance with FAS No. 115 retroactive restatement has not been applied. The following is a summary of held-to-maturity securities and available-for-sale securities:
(in thousands)

                                                               December 31, 1994
                        ----------------------------------------------------------------------------------------------
                                 Held-To-Maturity Securities                      Available-For-Sale Securities
                        ---------------------------------------------     --------------------------------------------
                                      Gross       Gross     Estimated                  Gross       Gross     Estimated
                        Amortized   Unrealized  Unrealized     Fair       Amortized  Unrealized  Unrealized     Fair
                          Cost        Gains       Losses      Value          Cost      Gains       Losses      Value
                        ---------------------------------------------     --------------------------------------------
U.S. Treasury and
  Federal Agency
  Securities             $150,197     $  11      $(4,102)   $146,106      $200,440      $285      $(7,611)    $193,114

Obligations of
  states and political
  subdivisions            122,716       520       (3,657)    119,579           ---       ---           ---         ---


U.S. Corporate securities       ---       ---          ---         ---           919         1           (5)         915

Mortgage-backed
  securities                  ---       ---          ---         ---         8,113        26         (351)       7,788

Other debt
  securities                1,260       ---          ---       1,260            24       ---          ---           24
- ----------------------------------------------------------------------------------------------------------------------
Total debt
  securities              274,173       531       (7,759)    266,945       209,496       312       (7,967)     201,841
- ----------------------------------------------------------------------------------------------------------------------
Equity securities             ---       ---          ---         ---           551       317           (4)         864
- ----------------------------------------------------------------------------------------------------------------------
Totals                   $274,173      $531      $(7,759)   $266,945      $210,047      $629      $(7,971)    $202,705
- ----------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

                                                                December 31, 1993
                             --------------------------------------------------------------------------------------------
                                     Held-To-Maturity Securities                 Available-For-Sale  Securities
                             ---------------------------------------------   --------------------------------------------
                                          Gross       Gross      Estimated                Gross       Gross     Estimated
                             Amortized  Unrealized  Unrealized      Fair     Amortized  Unrealized  Unrealized    Fair
                               Cost       Gains      Losses        Value       Cost       Gains      Losses      Value
                             ---------------------------------------------   --------------------------------------------
U.S. Treasury and
  Federal Agency
  Securities                  $274,962    $  5,503       $(467)  $279,998      $74,808      $1,365       $(36)    $76,137

Obligations of
  states and political
  subdivisions                 121,757       4,327        (349)   125,735          ---         ---       ---          ---

U.S. Corporate securities            ---         ---         ---        ---        7,819         137        (6)       7,950

Mortgage-backed
  securities                    11,104         262         (20)    11,346          ---         ---       ---          ---

Other debt
 securities                      1,721         ---         ---      1,721          496         118       (16)         598
- -------------------------------------------------------------------------      ------------------------------------------
Totals                        $409,544     $10,092       $(836)  $418,800      $83,123      $1,620      $(58)     $84,685
- -------------------------------------------------------------------------      ------------------------------------------

     The amortized cost and estimated fair value of debt and marketable equity securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain borrowers have the right to call or prepay
obligations:   (in thousands)

                                                     December 31, 1994
                                      -------------------------------------------------
                                         Held-To-Maturity         Available-For-Sale
                                      -------------------------------------------------
                                                   Estimated                  Estimated
                                      Amortized       Fair      Amortized       Fair
                                         Cost        Value         Cost         Value
- ---------------------------------------------------------------------------------------
Within one year                       $  58,477    $  58,018    $  37,286    $  37,435
After one year, but within five         156,812      152,520      134,114      128,468
After five years, but within ten         51,671       49,384       29,959       28,126
After ten years                           7,213        7,023           24           24
Mortgage-backed securities                  ---          ---        8,113        7,788
Equity securities                           ---          ---          551          864
- --------------------------------------------------------------------------------------
Total                                  $274,173     $266,945     $210,047     $202,705
- --------------------------------------------------------------------------------------

     Investment securities with par values aggregating $142,077,000 at December 31, 1994 and $144,823,000 at December 31, 1993 were pledged
to secure public and trust funds.   Gross gains from sales of
investment securities of $403,000, $252,000 and $427,000 and gross losses of $37,000, $88,000 and $23,000 were realized on investment sales for the years ended December 31, 1994, 1993 and 1992, respectively.

          NOTE 6:  TRANSACTIONS WITH RELATED PARTIES
- ------------------------------------------------------------------------------
     Some officers and directors (including their affiliates, families and entities in which they are principal owners) of the Corporation and its subsidiaries are customers of those subsidiaries and have had, and are expected to have, transactions with the subsidiaries in the ordinary course of business. In addition, some officers and directors are also officers and directors of corporations which are customers of the banks and have had, and are expected to have, transactions with the banks in the ordinary course of business. In the opinion of management, such transactions are consistent with prudent banking practices and are within applicable banking regulations.

- -------------------------------------------------------------------------------
     The amount of transactions with related parties including loans and legal fees aggregated approximately $43,345,000 at December 31, 1994.
These related party transactions equal 28% of shareholders' equity at December 31, 1994.

        NOTE 7:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
- ------------------------------------------------------------------------------
     Individual banks within the Corporation incur off-balance-sheet risks in the normal course of business in order to meet financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
     In the normal course of business, there are outstanding, various commitments to extend credit approximating $50,142,000 and standby letters of credit of $7,959,000 as of December 31, 1994.
     The banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The banks use the same credit and collateral policies in making commitments and conditional obligations as for all other lending. Collateral which secures these types of commitments is the same type as collateral for other types of lending, such as accounts receivable, inventory and fixed assets.
     Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The banks evaluate each customer's credit worthiness on a case-by-case basis.
     Standby letters of credit are conditional commitments issued by the banks to guarantee the performance of a customer to a third party.
Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral securing these types of transactions is similar to collateral securing the banks' commercial loans.

              NOTE 8:  RESERVE FOR POSSIBLE LOAN LOSSES
- -------------------------------------------------------------------------------
     The activity in the reserve for possible loan losses was as follows: (in thousands)

                                                            Years ended December 31,
                                                    ---------------------------------------
                                                       1994             1993           1992
- -------------------------------------------------------------------------------------------
Balance, beginning of year                          $11,851          $10,638       $  9,794
Reserves of purchased bank                              ---              ---             62
  Provision                                           6,055            3,229          3,279
  Loan recoveries                                       451              609            771
  Loan losses                                        (6,040)          (2,625)        (3,268)
- -------------------------------------------------------------------------------------------
Balance, end of year                                $12,317          $11,851        $10,638
- -------------------------------------------------------------------------------------------


                  NOTE 9:  BANK PREMISES AND EQUIPMENT
- -------------------------------------------------------------------------------

     Bank premises and equipment include:  (in thousands)    Estimated useful            December 31,
                                                                                  ------------------------
                                                                  life               1994           1993
- ----------------------------------------------------------------------------------------------------------
Land and improvements                                          (3-10 years)       $  6,053        $  5,739
Buildings and improvements                                     (4-50 years)         24,112          24,321
Furniture and equipment                                        (2-25 years)         15,983          15,457
- ----------------------------------------------------------------------------------------------------------
                                                                                    46,148          45,517
Less - Accumulated depreciation                                                    (24,274)        (23,064)
- ----------------------------------------------------------------------------------------------------------
Total                                                                              $21,874         $22,453
- ----------------------------------------------------------------------------------------------------------

                            NOTE 10:  OTHER ASSETS
- ------------------------------------------------------------------------------
     Real estate acquired in satisfaction of a loan and in-substance foreclosures are reported in other assets. Properties acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to other assets and recorded at the lower of cost or fair market value based on appraisal value at the date actually or constructively received. Losses arising at the time of acquisition of such property are charged against the reserve for possible loan losses.
     The total other real estate including in-substance foreclosures was $4,278,000 and $2,558,000 as of December 31, 1994 and 1993,
respectively.

                      NOTE 11:  CERTIFICATES OF DEPOSIT
- ------------------------------------------------------------------------------
     Maturities of certificates of deposit in denominations of $100,000 or more are as follows: (in thousands)

                                                      December  31,
                                                -----------------------
Maturity                                          1994            1993
- -----------------------------------------------------------------------
Under three months                              $24,890         $25,059
Three to six months                               8,545           8,803
Six to twelve months                              5,637           6,192
Over twelve months                               21,678          13,067
- -----------------------------------------------------------------------
Total                                           $60,750         $53,121
- -----------------------------------------------------------------------

Interest expense on certificates of deposit of $100,000 or more was approximately $2,387,000 in 1994, $2,378,000 in 1993 and $2,588,000
in 1992.

                NOTE 12:  ESOP AND LONG TERM BORROWINGS
- ------------------------------------------------------------------------------
     The Corporation has a qualified noncontributory Employee Stock
Ownership Plan (ESOP) and Trust Agreement for the purpose of investing in the common stock of WesBanco on behalf of its employees.
Currently, the ESOP Trust holds 96,283 shares of WesBanco common stock. With the exception of First Fidelity employees, substantially all employees are included in this plan. It is anticipated that First
Fidelity employees will join the plan January 1, 1995.  Approximately
61,738 shares of stock were allocated to specific employee accounts as of December 31, 1994.
     During September 1992, the WesBanco ESOP Trust entered into a revolving loan agreement with an independent financial institution providing for a line of credit in the aggregate amount of $1,000,000 to facilitate purchases of WesBanco common stock in the open market.
During 1994, the ESOP Trust utilized the line of credit to purchase an additional 10,000 shares of stock for $246,250, pledging those shares as collateral. The loan bears interest at a rate equal to the lender's base rate and requires annual repayments of principal equal to 20% of the balance at January 1 of each year. The loan has a final maturity date of 5 years from date of inception. The $1,000,000 revolving line of credit has a balance of $849,000 as of December 31, 1994.
     Total contributions to the ESOP during 1994 were $231,956, which included cash contributions of $183,456 and an additional stock contribution valued at $48,500. Contributions during 1993 and 1992 were $246,000 and $180,000, respectively. Each year's contributions approximated the required loan payments. Effective January 1, 1994, the Corporation adopted Statement of Position No. 93-6, which requires dividends on unallocated shares to be expensed, and has determined that these additional requirements have no material effect for 1994.

                   NOTE 13:  SHAREHOLDERS' EQUITY
 -----------------------------------------------------------------------------
     On February 28, 1994, WesBanco acquired First Fidelity Bancorp increasing the number of shares of common stock outstanding to
8,682,103 as of December 31, 1994.  WesBanco retired 40,000 shares of treasury stock in connection with the merger.  Treasury shares of
First Fidelity were considered as retired shares in the year of acquisition.  First Fidelity had a dividend reinvestment plan which was replaced by the WesBanco plan after the merger.
     On April 21, 1993, the shareholders of the Corporation approved a two-for-one stock split effective April 22, 1993, an increase in the authorized common shares from 10 million to 25 million shares, a change in common stock par value from $4.1666 to $2.0833 per share and an increase in the authorized nonredeemable preferred stock from
100,000 shares to 1 million with no par value.   All shares and per
share amounts have been retroactively adjusted for the stock split.

     NOTE 14:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
- ------------------------------------------------------------------------------
     In accordance with the requirements of FAS No. 107, "Disclosure
About Fair Value of Financial Instruments," fair value disclosure estimates are being made for like kinds of financial instruments.
Fair value estimates are based on present value of expected future cash flows, quoted market prices of similar financial instruments, if available, and other valuation techniques. These valuations are significantly affected by the discount rates, cash flow assumptions, and risk assumptions used. Therefore, the fair value estimates may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable in an immediate settlement of the instruments.
      FAS No. 107 excludes certain items from the disclosure requirements, and accordingly, the aggregate fair value of amounts presented do not represent the underlying value of the Corporation. Management does not have the intention to dispose of a significant portion of its financial instruments and, therefore, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.
      The following table represents the estimates of fair value of financial instruments: (in thousands)

                                                                    December 31,
                                              ---------------------------------------------------------
                                                             1994                      1993
                                              ---------------------------   ---------------------------
                                                 Carrying          Fair        Carrying        Fair
                                                  Amount          Value         Amount        Value
- -------------------------------------------------------------------------------------------------------
Financial assets:
     Cash and short-term investments          $     65,310   $     65,310   $     76,952   $    76,952
     Investment securities                         476,878(1)     469,650        492,667       503,485
     Net loans                                     761,135        751,546        734,298       747,721
Financial liabilities:
     Deposits                                    1,109,219      1,110,558      1,113,604     1,120,186
     Short-term borrowings                          70,194         70,194         61,680        61,680
Redeemable preferred stock                           1,860          2,627          1,841         3,280
- -------------------------------------------------------------------------------------------------------

(1) With the adoption of FAS No. 115, the carrying amount of investment securities includes investment securities held-to-maturity at a cost of $274,173 and investment securities available-for-sale at their fair value of $202,705.

The following methods and assumptions are used to estimate the fair value of like kinds of financial instruments:
Cash and Short-Term Investments:
     The carrying amount for cash and short-term investments is a reasonable estimate of fair value. Short-term investments consist of Federal funds sold.
Investment Securities:
     Fair values for investment securities are based on quoted market prices, if available. If market prices are not available, then quoted market prices of similar instruments are used.
Net Loans:
     Fair values for loans with interest rates that fluctuate as current rates change are generally valued at carrying amounts. The fair values for residential mortgage loans are based on quoted market prices of securitized financial instruments, adjusted for remaining maturity and differences in loan characteristics. Fair values of commercial real estate, construction and consumer loans are based on a discounted value of the estimated future cash flows expected to be received. The current interest rates applied in the discounted cash flow method reflect rates used to price new loans of similar type, adjusted for relative risk and remaining maturity. The fair value of credit cards is estimated based on the anticipated average cost of soliciting a new account and the present credit quality of the outstanding balances. For nonaccrual loans, fair value is estimated by discounting expected future principal cash flows only.
Deposits:
     The carrying amount is considered a reasonable estimate of fair value for demand and savings deposits and other variable rate deposit accounts. The fair value of fixed maturity certificates of deposit is estimated by a discounted cash flow method using the rates currently offered for deposits of similar remaining maturities.
Short-Term Borrowings:
     For short-term borrowings, which include Federal funds purchased, repurchase agreements, and other short-term borrowings, the carrying amount is a reasonable approximation of fair value.
Redeemable Preferred Stock:
     The fair value of redeemable preferred stock is estimated using discounted cash flow analyses based on estimated incremental borrowing rates for similar types of arrangements.
Off-Balance Sheet Instruments:
     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counterparties. The amount of fees currently charged on commitments are determined to be insignificant and therefore the fair value and carrying value of off-balance sheet instruments are not shown.

                      NOTE 15:  PENSION BENEFITS
- ------------------------------------------------------------------------------
     At December 31, 1994, substantially all employees are participants in either the WesBanco or First Fidelity defined benefit pension plans. These plans cover those employees who satisfy minimum age and length of service requirements. Benefits of the WesBanco defined benefit plan are generally based on the years of service and the employee's compensation during the last five years of employment. The
WesBanco plan's funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
     First Fidelity Bancorp's defined benefit plan formula uses length of service and the employees compensation to determine benefits.
Contributions are intended to provide for benefits attributed to employee service to date and for those benefits expected to be earned in the future. All assets and liabilities of First Fidelity Bancorp's pension plan are expected to be merged into the WesBanco plan no later than December 31, 1996.
     As of January 1, 1993, all assets and liabilities of the WesBanco Barnesville (formerly First National Bank of Barnesville) and WesBanco
Kingwood (formerly Albright National Bank) pension plans were merged into the WesBanco plan.
     Prior to the merger, Barnesville and Kingwood maintained separate defined benefit pension plans. Each plan provided a defined benefit that was determined based on years of service and the employee's compensation during final years of employment.
     WesBanco Barnesville contributions to its defined benefit plan reflected benefits attributed to employee's services to date. Plan assets consisted exclusively of insurance annuity contracts. Payment of retirement benefits were funded solely through these annuity contracts.
     WesBanco Kingwood funded its defined benefit plan at the maximum allowable amount and also had a defined contribution 401K plan covering substantially all of its employees. The employer matched employee deferrals at 50% of the deferral up to a maximum of 4% of the employee's salary. Funding to this plan was discontinued as of December 31, 1992.
     Net periodic pension cost for the defined benefit plans in 1994, 1993 and 1992 include the following components: (in thousands)

                                                            1994         1993        1992
- -----------------------------------------------------------------------------------------
Service cost - benefits earned during year               $   931     $    799    $    722
Interest cost on projected benefit obligation              1,149        1,012         760
Actual return on plan assets                                 374       (1,606)       (535)
Net amortization and deferral                             (1,548)         577        (371)
- -----------------------------------------------------------------------------------------
Net periodic pension cost                                $   906     $    782    $    576
- -----------------------------------------------------------------------------------------

     The following table sets forth for all defined benefit plans the funded status and the asset or (liability) reflected in the Consolidated Balance Sheet at December 31, 1994 and 1993: (in thousands)


                                                                December 31,
                                                           ---------------------
                                                               1994         1993
- --------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
     Vested benefit obligation                             $ 10,141     $  9,308
     Accumulated benefit obligation                          11,425       10,459
- --------------------------------------------------------------------------------

Projected benefit obligation                               $(15,884)    $(15,957)
Plan assets at current market value, primarily listed
stocks, bonds and cash equivalents                           14,779       15,083
- --------------------------------------------------------------------------------
Projected benefit obligation in excess of plan assets        (1,105)        (874)
Unrecognized prior service cost                               1,024          877
Unrecognized net (gain) loss                                    995         (258)
Unrecognized obligation                                        (156)        (168)
- --------------------------------------------------------------------------------
Net pension asset (liability)                              $    758      $  (423)
- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

                                                                  December 31,
                                                                ----------------
                                                                1994        1993
                                                                ----------------
Assumptions used in the accounting for the WesBanco
plan were:
     Weighted average  discount rates                           8.0%        7.0%
     Rates of increase in compensation levels                   5.0%        4.0%
     Weighted average expected long-term return on assets       8.0%        8.0%
- --------------------------------------------------------------------------------
Assumptions used in the accounting for First Fidelity
Bancorp's plan were:
     Weighted average discount rates                            7.0%        7.0%
     Rates of increase in compensation levels                   4.0%        4.0%
     Weighted average expected long-term return on assets       8.5%        8.5%


           NOTE 16:  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS
- ------------------------------------------------------------------------------
     WesBanco currently provides a death benefit of $5,000 and a contributory health insurance plan for all retirees.  WesBanco's contribution toward health insurance is a fixed amount which may be changed at its sole discretion.
     In 1992 the Corporation adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."  This statement generally requires accrual accounting for nonpension postretirement
benefits.   With the adoption of FAS No. 106 the Corporation
recognized a one time non-cash charge of $943,947 before the applicable income tax benefit of $351,453.  The charge to earnings has been accounted for as a change in accounting principle.
     Net periodic postretirement benefit costs other than pension costs in 1994, 1993 and 1992 include the following components: (in thousands)



                                              1994        1993       1992
- -------------------------------------------------------------------------
Service cost - benefits
     earned during year                       $ 49       $  42      $  35
Interest cost on projected
     benefit obligation                         92          94         74
Net amortization
     and deferral                                6           5         --
- -------------------------------------------------------------------------
Net periodic
     postretirement benefit
     cost other than pensions                 $147        $141       $109
- -------------------------------------------------------------------------

     The following table sets forth the liability reflected in the Consolidated Balance Sheet at December 31, 1994 and 1993:
(in thousands)

                                                            December 31,
                                                       -------------------
                                                          1994        1993
- --------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
     Retirees                                          $   781    $    545
     Fully eligible active plan participants               481         885
- --------------------------------------------------------------------------
          Total                                          1,262       1,430
     Unrecognized net loss                                 (69)       (334)
- --------------------------------------------------------------------------
     Net benefit liability                              $1,193      $1,096
- --------------------------------------------------------------------------
Assumptions used in the accounting were:
     Weighted average discount rate                        8.0%        7.0%
- --------------------------------------------------------------------------

     Postretirement benefits are funded as incurred resulting in cash payments of approximately $51,000, $50,000 and $48,000 for the years ended December 31, 1994, 1993 and 1992, respectively.
     The Corporation's portion of the cost of health care benefits is expected to increase during 1995. An assumption of a 1% per year increase in the benefit level would increase the expense in health care benefits by $70,000 or 57% for the year ended 1994 and increase the accumulated postretirement benefit obligation by $216,000 or 20%
as of December 31, 1994.
     First Fidelity Bancorp had no significant nonpension postretirement benefits for the years 1994, 1993 and 1992. First Fidelity Bancorp's postretirement benefits will be included with WesBanco as of January
1, 1995. The accumulated postretirement benefit obligation for the First Fidelity employees will approximate $340,411.

                NOTE 17:  OTHER OPERATING EXPENSES
- ------------------------------------------------------------------------------
Other operating expenses for the years 1994, 1993 and 1992 include:
(in thousands)

                                                       1994        1993       1992
- -----------------------------------------------------------------------------------
Customer and office supplies                         $ 1,392     $ 1,319    $ 1,358
Postage and freight                                    1,032       1,003      1,021
Legal and accounting fees                              1,124       1,036      1,041
Marketing media                                        1,125       1,133        903
Miscellaneous taxes                                    1,735       1,687      1,764
FDIC Insurance                                         2,524       2,502      2,469
Other                                                  4,658       5,138      4,690
- -----------------------------------------------------------------------------------
 Total                                               $13,590     $13,818    $13,246
- -----------------------------------------------------------------------------------

                          NOTE 18:  INCOME TAXES
- ------------------------------------------------------------------------------
     On January 1, 1993 the Corporation adopted FAS No. 109, "Accounting for Income Taxes." The adoption of FAS 109 changed the Corporation's method of accounting for income taxes from the deferred method (APB
11) to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Implementation of FAS No. 109 did not have a material effect upon the reported financial position or results of operations of the Corporation.
     Pre-tax income from operations for the years ended December 31, 1994, 1993 and 1992 was $21,477,000, $24,429,000 and $22,050,000,
respectively. A reconciliation of the Federal Statutory tax rate to the reported effective tax rate is as follows:


                                                   For the years ended December 31,
                                                   --------------------------------
                                                   1994         1993        1992
- -----------------------------------------------------------------------------------
Federal statutory tax rate                          35%          35%         34%
Tax-exempt interest income from securities of
   states and political subdivisions               (12)         (10)        (10)
State income taxes                                   3            3           3
Other - net                                          1           (1)          1
- -----------------------------------------------------------------------------------
Reported effective tax rate                         27%          27%         28%
- -----------------------------------------------------------------------------------

     The Federal Statutory income tax rates for corporations with net income $15,000,000 or more were increased from 34% to 35% during 1993.
     The provision for income taxes in the Consolidated Statement of Income consists of the following: (in thousands)

                                    For the years ended December 31,
                                   ----------------------------------
                                    1994          1993          1992
- ---------------------------------------------------------------------
Current -  Federal                 $5,046        $5,758        $5,909
           State                      841           970         1,020
Deferred - Federal                   (106)         (251)         (676)
           State                       (1)          110           (81)
- ---------------------------------------------------------------------
 Total                             $5,780        $6,587        $6,172
- ---------------------------------------------------------------------
Tax expense applicable to
 securities transactions           $  142        $   64        $  155
- ---------------------------------------------------------------------

- ------------------------------------------------------------------------------
The Corporation's Federal and State income tax returns have been examined through 1990 with no significant adjustments proposed by the Internal Revenue Service or the State Tax Department.

     Deferred tax assets (liabilities) are comprised of the following at December 31, 1994 and 1993:

                                                           December 31,
                                                     --------------------
(in thousands)                                         1994          1993
- -------------------------------------------------------------------------
Deferred tax assets:
  Reserve for possible loan losses                   $4,009        $3,720
  Tax effect of market value adjustment on
    investment securities available for sale          2,860           ---
  Postretirement and pension expense                    238           583
  Deferred compensation                                 419           250
  Other                                                  52            64
- -------------------------------------------------------------------------
    Gross deferred tax assets                         7,578         4,617
- -------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation                                         (860)         (849)
  Purchase accounting adjustments                      (161)         (152)
  Accretion on investments                              (82)          (82)
  Other                                                 (11)          (37)
- -------------------------------------------------------------------------
    Gross deferred tax liabilities                   (1,114)       (1,120)
- -------------------------------------------------------------------------
Deferred tax asset valuation allowance                  ---           ---
Net deferred tax assets                              $6,464        $3,497
- -------------------------------------------------------------------------

The deferred portion of the income tax provision as calculated under APB 11 consists of the following:

                                                           Year ended
(in thousands)                                         December 31, 1992
- ------------------------------------------------------------------------
Postretirement benefits and pension expense                  $(355)
Accretion on investments                                       (60)
Reserve for possible loan losses                              (360)
Other - net                                                     18
- ------------------------------------------------------------------------
 Total                                                       $(757)
- ------------------------------------------------------------------------

            NOTE 19:  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
- ------------------------------------------------------------------------------
     Presented below are the condensed Balance Sheet, Statement of Income and Statement of Cash Flows for the Parent Company: (in thousands)

                                BALANCE SHEET
                                                                              December 31,
                                                                        ----------------------
                                                                           1994          1993
- ----------------------------------------------------------------------------------------------
ASSETS
Cash                                                                    $      1      $  3,177
Investment in subsidiary banks (at equity in net assets)                 150,008       152,286
Investment securities:
   Held to maturity (market values of $6,603 and $2,749, respectively)     6,795         2,737
   Available for sale carried at market value                              2,621         --
   Available for sale at lower cost or market (market value of $1,584)       --          1,467
Other assets                                                               2,151         1,946
- ----------------------------------------------------------------------------------------------
     TOTAL ASSETS                                                       $161,576      $161,613
- ----------------------------------------------------------------------------------------------

LIABILITIES
Long-term borrowings (Note 12)                                          $    849      $    757
Other liabilities                                                          2,237         1,499
- ----------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                                                     3,086         2,256
REDEEMABLE PREFERRED STOCK                                                 1,860         1,841
TOTAL SHAREHOLDERS' EQUITY                                               156,630       157,516
- ----------------------------------------------------------------------------------------------
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY  $161,576      $161,613
- ----------------------------------------------------------------------------------------------


                                      STATEMENT OF INCOME

                                                                            For the years ended December 31,
                                                                          -----------------------------------
                                                                             1994          1993          1992
- -------------------------------------------------------------------------------------------------------------
INCOME:
Dividends from subsidiary banks                                           $13,550       $13,464       $ 6,374
Income from investments                                                       273           134           109
Other income                                                                   22             2            53
- -------------------------------------------------------------------------------------------------------------
   TOTAL INCOME                                                            13,845        13,600         6,536
- -------------------------------------------------------------------------------------------------------------

   TOTAL EXPENSES                                                             842           719           531
- -------------------------------------------------------------------------------------------------------------

Income before income tax benefit and equity in
   undistributed net income of subsidiary banks                            13,003        12,881         6,005
Income tax benefit                                                            303           396           188
- -------------------------------------------------------------------------------------------------------------
Income before equity in undistributed net income of subsidiary banks       13,306        13,277         6,193
Equity in undistributed net income of subsidiary banks                      2,391         4,565         9,686
- -------------------------------------------------------------------------------------------------------------
   NET INCOME                                                             $15,697       $17,842       $15,879
- -------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

                          STATEMENT OF CASH FLOWS
                                                          For the years ended December 31,
                                                         ----------------------------------
                                                            1994         1993          1992
- -------------------------------------------------------------------------------------------
Operating activities:
  Net Income                                             $15,697      $17,842       $15,879
  Undistributed earnings of subsidiary banks              (2,391)      (4,565)       (9,686)
  Other-net                                                 (161)        (667)       (1,266)
- -------------------------------------------------------------------------------------------
Net cash provided by operating activities                 13,145       12,610         4,927
- -------------------------------------------------------------------------------------------

Investing activities:
  Investments available for sale:
    Proceeds from sales                                       31        1,001          ---
    Proceeds from maturities and calls                     5,983        3,992          ---
    Payments for purchases                                (6,835)      (6,072)         ---
  Investments held to maturity:
    Proceeds from maturities and calls                       314        1,053         1,587
    Payments for purchases                                (4,471)      (2,461)       (1,347)
- -------------------------------------------------------------------------------------------
Net cash provided (used) by investing activities          (4,978)      (2,487)          240
- -------------------------------------------------------------------------------------------

Financing activities:
  Principal payments on ESOP related debt                   (154)        (225)         (161)
  Proceeds from ESOP related borrowings                      246          422           560
  Change in treasury stock - net                          (4,484)      (1,102)          (33)
  Dividends paid                                          (6,984)      (6,279)       (5,146)
  Other                                                       33         (292)         (174)
- -------------------------------------------------------------------------------------------
Net cash used by financing activities                    (11,343)      (7,476)       (4,954)
- -------------------------------------------------------------------------------------------

Net increase (decrease) in cash                           (3,176)       2,647           213
Cash at beginning of year                                  3,177          530           317
- -------------------------------------------------------------------------------------------
Cash at end of year                                     $      1     $  3,177      $    530
- -------------------------------------------------------------------------------------------

     The operations of the subsidiary banks are subject to Federal and state statutes which limit the banks' ability to pay dividends or otherwise transfer funds to the Parent Company. At December 31, 1994 the banks, without prior approval from the regulators, could have distributed dividends of approximately $17,239,000.

                 NOTE 20:  REDEEMABLE PREFERRED STOCK
- ------------------------------------------------------------------------------
     In connection with the acquisition of First Fidelity Bancorp, Inc.
on February 28, 1994, 10,000 shares of 8% cumulative redeemable preferred stock of First Fidelity were converted to WesBanco redeemable preferred stock. On the date of original issuance, November 1, 1990, the First Fidelity redeemable preferred stock had a par value of $1.25 per share and a fair market value of $174 per share. Periodic accretion using the straight-line method which approximates the interest method will increase stock to $190 per share by the redemption date. The accretion is charged against retained earnings. Five years after issuance and for a 30-day period (the redemption period) the cumulative preferred stock may be redeemed by the Corporation at a redemption price of $190. The holder of the cumulative preferred stock has the option to accept the redemption price or convert the stock into shares of WesBanco common stock.
Holders of the cumulative preferred stock who do not surrender their shares or accept the redemption price by the end of the redemption period will have their shares automatically converted into 11.43 shares of WesBanco common stock per one share of redeemable preferred stock, based on a formula described in the acquisition document.
There were no shares purchased or retired during 1993 and 1992.
During 1994, 75 shares were purchased and retired. The remaining shares will be redeemed or converted into WesBanco common stock during 1995. The redeemable preferred shareholders have liquidation rights equaling $190.00 per share plus any unpaid cumulative dividends.

         MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS
- ------------------------------------------------------------------------------
     The financial statements and the information pertaining to those statements are the responsibility of management. The financial statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis.
     The accounting systems of the Corporation and its subsidiaries include internal controls and procedures which provide reasonable assurance as to the reliability of the financial records. Internal control systems are generally supported by written policies and procedures. The internal auditing staff systematically performs audits of operations, reviews procedures, monitors adherence to bank policies and submits written audit reports to the Audit Committee.
The Audit Committee of the Board of Directors is composed of only outside directors. The Audit Committee meets regularly with management, internal audit and our independent accountants to review accounting, auditing and financial matters. The internal auditors, Federal and State examiners, and Price Waterhouse LLP have full access to the Audit Committee to discuss any appropriate matters.
     Independent accountants provide an objective review of management's discharge of its financial responsibilities relating to the preparation of the financial statements. The independent accountant's report is based on an audit in accordance with generally accepted auditing standards. This report expresses an informed judgement as to whether management's financial statements present fairly, in conformity with generally accepted accounting principles, the Corporation's financial position, results of operations and cash flows.




PRICE WATERHOUSE, LLP

                   REPORT OF INDEPENDENT ACCOUNTANTS
- ------------------------------------------------------------------------------
TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF WESBANCO, INC.

     In our opinion, based on our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of WesBanco, Inc., and its subsidiaries (the Corporation) at December 31, 1994, and 1993, and the results of its operations and its cash flows for each of the 3 years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.  These financial statements are the
responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of First Fidelity Bancorp, Inc. for 1993 and 1992, which statements reflect total assets of $307,965,000 at December 31, 1993, and net interest income of $13,913,000 and $14,013,000 for the years ended December 31,1993 and 1992, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for
First Fidelity Bancorp, Inc., for 1993 and 1992, is based solely on
the report of the other auditors.   We conducted our audits of the
consolidated statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.
     As discussed in Note 5, Note 18 and Note 16, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," SFAS No. 109, "Accounting for Income Taxes," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," during 1994, 1993 and 1992, respectively.



/s/ Price Waterhouse LLP

600 Grant Street
Pittsburgh, Pennsylvania 15219
January 19, 1995

                               WESBANCO, INC.
                   CONDENSED QUARTERLY STATEMENT OF INCOME
- ------------------------------------------------------------------------------
(in thousands, except for earnings per share)


                                                                                 1994 Quarter ended
                                                         -----------------------------------------------------------------------
                                                                                                                          Annual
                                                         March 31        June 30       September 30      December 31       Total
- --------------------------------------------------------------------------------------------------------------------------------
Interest income                                          $22,557         $23,070         $23,110           $23,287       $92,024
Interest expense                                           8,684           8,741           8,884             9,319        35,628
- --------------------------------------------------------------------------------------------------------------------------------
Net interest income                                       13,873          14,329          14,226            13,968        56,396
Provision for possible loan losses                           706             429           4,377               543         6,055
- --------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses                               13,167          13,900           9,849            13,425        50,341
Other income                                               2,865           2,498           2,631             2,756        10,750
Other expenses                                             9,515           9,781          10,001            10,317        39,614
- --------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 6,517           6,617           2,479             5,864        21,477
Provision for income taxes                                 1,881           1,934             390             1,575         5,780
- --------------------------------------------------------------------------------------------------------------------------------
Net Income                                               $ 4,636         $ 4,683         $ 2,089           $ 4,289       $15,697
- --------------------------------------------------------------------------------------------------------------------------------

Earnings per share of common stock                       $   .53         $   .54         $   .24           $   .50       $  1.81
- --------------------------------------------------------------------------------------------------------------------------------


                                                                                    1993 Quarter ended
                                                         -----------------------------------------------------------------------
                                                                                                                          Annual
                                                         March 31        June 30       September 30      December 31       Total
- --------------------------------------------------------------------------------------------------------------------------------
Interest income                                          $23,998         $24,108         $24,199           $23,352       $95,657
Interest expense                                          10,327           9,960           9,649             9,447        39,383
- --------------------------------------------------------------------------------------------------------------------------------
Net interest income                                       13,671          14,148          14,550            13,905        56,274
Provision for possible loan losses                           777             615             563             1,274         3,229
- --------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses                               12,894          13,533          13,987            12,631        53,045
Other income                                               2,644           2,559           2,336             2,556        10,095
Other expenses                                             9,186           9,823           9,567            10,135        38,711
- --------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                 6,352           6,269           6,756             5,052        24,429
Provision for income taxes                                 1,834           1,753           1,924             1,076         6,587
- --------------------------------------------------------------------------------------------------------------------------------
Net Income                                              $  4,518        $  4,516        $  4,832          $  3,976       $17,842
- --------------------------------------------------------------------------------------------------------------------------------

Earnings per share of common stock                      $    .52(1)     $    .51        $    .55          $    .46       $  2.04
- --------------------------------------------------------------------------------------------------------------------------------

(1)  Adjusted for two-for-one stock split which occurred during April 1993.

                              WESBANCO, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
- ------------------------------------------------------------------------------
     Management's discussion and analysis represents an overview of the financial condition and results of operations of WesBanco, Inc. All financial information has been restated to include the February 28, 1994 acquisition of First Fidelity Bancorp, Inc. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto. Following is the five year Selected
Financial Summary.(1)

                                                                                 December 31,
                                                        ---------------------------------------------------------
(in thousands, except for share and per share amounts)      1994        1993         1992       1991        1990
- -----------------------------------------------------------------------------------------------------------------
Cash dividends declared(2)                                $   .86     $   .785     $   .70    $   .675    $   .65
Book value(2)                                               18.41        18.16       16.96       16.22      15.10
Average common shares outstanding(2)                    8,590,878    8,689,499   8,707,197   8,704,537  8,711,563

Selected Balance Sheet Information:
Total Investments                                      $  476,878   $  492,667  $  498,359  $  410,182 $  428,756
Net Loans                                                 761,135      734,298     700,012     675,687    638,434
Total Assets                                            1,350,968    1,346,822   1,316,279   1,269,304  1,245,731
Total Deposits                                          1,109,219    1,113,604   1,095,822   1,057,243  1,040,615
Total Shareholders' Equity                                156,630      157,516     147,452     137,848    128,158

Selected Ratios:
Return on Average Assets                                     1.17%        1.34%       1.22%       1.16%      1.20%
Return on Average Equity                                     9.99        11.70       11.13       10.83      11.24
Dividend Payout Ratio                                       47.07        36.83       36.72       34.90      34.10
Average Equity to Average Assets                            11.72        11.43       10.98       10.68      10.63



                                                                          For the years ended December 31,
                                                          ---------------------------------------------------------
                                                            1994         1993         1992        1991       1990
- -------------------------------------------------------------------------------------------------------------------
Summary Statement of Income:
Interest income                                           $92,024      $95,657      $101,770   $108,985    $105,776
Interest expense                                           35,628       39,383        48,082     59,322      61,325
- -------------------------------------------------------------------------------------------------------------------
Net interest income                                        56,396       56,274        53,688     49,663      44,451
Provision for possible loan losses                          6,055        3,229         3,279      2,963       2,368
- -------------------------------------------------------------------------------------------------------------------
Net interest income after provision
   for possible loan losses                                50,341       53,045        50,409     46,700      42,083
Other income                                               10,750       10,095         9,861      9,167       8,246
Other expenses                                             39,614       38,711        37,276     36,225      32,101
- -------------------------------------------------------------------------------------------------------------------
Income before income taxes and effect of
   prior years' postretirement benefits                    21,477       24,429        22,994     19,642      18,228
Provision for income taxes                                  5,780        6,587         6,523      5,239       4,487
- -------------------------------------------------------------------------------------------------------------------
Income before effect of prior years'
   postretirement benefits                                 15,697       17,842        16,471     14,403      13,741
Effect of prior years' postretirement
   benefits - net of tax effect                               ---          ---          (592)       ---         ---
- -------------------------------------------------------------------------------------------------------------------
Net Income                                                $15,697      $17,842        $15,879   $14,403     $13,741
- -------------------------------------------------------------------------------------------------------------------
Per Share: (2)
Income before effect of prior years'
   postretirement benefits                                $  1.81      $  2.04        $  1.88   $  1.64     $  1.58
Effect of prior years' postretirement
   benefits - net of tax effect                               ---          ---           (.07)      ---         ---
- -------------------------------------------------------------------------------------------------------------------
Net Income                                                $  1.81      $  2.04        $  1.81   $  1.64     $  1.58
- -------------------------------------------------------------------------------------------------------------------

(1)   See Note 1 of the Notes to Consolidated Financial Statements.
(2)  Adjusted for two-for-one stock split which occurred during April 1993.

                          EARNINGS SUMMARY
- ------------------------------------------------------------------------------
     WesBanco reported net income of $15,697,000 for the year ended
December 31, 1994 as compared to $17,842,000 and $15,879,000 for the years ended December 31, 1993 and 1992. The decline in net income of 12.0% between 1994 and 1993 is attributed to a loan write-down with an after-tax effect on net income of approximately $2,469,000 or $ .29 per share. Excluding the after-tax effect of the write-down, net income would have exceeded 1993 results.
     Net income increased 12.4% between 1993 and 1992 due primarily to an increase in net interest income. Return on assets (ROA) and return on equity (ROE) were 1.17% and 9.99% for the year ending December 31, 1994, respectively. ROA was 1.34% for the year ending December 31, 1993 as compared to 1.22% for the same time period in 1992. ROE was 11.70% for the year ending December 31, 1993 and 11.13% for the same time period in 1992. During 1992, WesBanco adopted a new accounting requirement for employee postretirement benefits, recognizing the after tax cumulative effect as a one-time noncash charge of $592,000.

     The following table presents a comparative average balance sheet and interest rate analysis. The analysis is used for discussion of net interest income and balance sheet components which follow.

             AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
- ------------------------------------------------------------------------------
(dollars in thousands)

                                                    For the years ended December 31,
                           -----------------------------------------------------------------------------------
                                        1994                       1993                         1992
                           --------------------------- --------------------------- ---------------------------
                              Average          Average    Average          Average    Average          Average
                              Volume   Interest  Rate     Volume   Interest  Rate     Volume   Interest  Rate
- --------------------------------------------------------------------------------------------------------------
ASSETS
Loans                      $  739,739   $62,626  8.47% $  717,048   $63,716  8.89% $  691,352   $66,388  9.60%
Taxable investment
   securities                 368,927    21,273  5.77     374,707    23,272  6.21     352,975    25,533  7.23
Non-taxable investment
   securities                 125,027     6,894  5.51     112,314     6,644  5.92      91,216     5,989  6.57
Federal funds sold             17,677       743  4.20      26,741       847  3.17      64,127     2,422  3.78
Other investments               7,639       488  6.39      18,869     1,178  6.24      19,675     1,438  7.31
- --------------------------------------------------------------------------------------------------------------
  Total interest earning
     assets                 1,259,009   $92,024  7.31%  1,249,679   $95,657  7.65%  1,219,345  $101,770  8.35%
- --------------------------------------------------------------------------------------------------------------
Cash and due from banks        43,447                      41,700                      41,016
Other assets                   37,385                      42,232                      38,880
- --------------------------------------------------------------------------------------------------------------
   Total Assets            $1,339,841                  $1,333,611                  $1,299,241
- --------------------------------------------------------------------------------------------------------------

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Noninterest bearing demand $  127,695       ---   ---  $  115,599       ---   ---  $  109,929       ---   ---
Interest bearing demand       270,902   $ 7,357  2.72%    269,256   $ 8,171  3.03%    250,518   $ 9,855  3.93%
Savings deposits              320,789     8,584  2.68     310,482     9,917  3.19     270,666    10,750  3.97
Certificates of deposit       395,807    17,730  4.48     409,778    19,346  4.72     453,809    25,415  5.60
Federal funds purchased and
  repurchase agreements        53,189     1,812  3.41      54,426     1,784  3.28      32,460     1,282  3.95
Other borrowings                4,706       145  3.08       7,394       165  2.23      21,822       780  3.57
- --------------------------------------------------------------------------------------------------------------
  Total deposits and interest
   bearing liabilities      1,173,088   $35,628  3.04%  1,166,935   $39,383  3.37%  1,139,204   $48,082  4.22%
- --------------------------------------------------------------------------------------------------------------
Other liabilities               7,829                      12,365                      15,592
Redeemable Preferred Stock      1,851                       1,827                       1,795
Shareholders' Equity          157,073                     152,484                     142,650
- --------------------------------------------------------------------------------------------------------------
  Total Liabilities, Redeem-
    able Preferred Stock &
    Shareholders' Equity   $1,339,841                  $1,333,611                  $1,299,241
- --------------------------------------------------------------------------------------------------------------
Net interest revenue as a
  percentage of interest
  earning assets                         $56,396  4.48%             $56,274  4.50%               $53,688  4.40%
- ---------------------------------------------------------------------------------------------------------------
Fully taxable equivalent basis           $59,995  4.77%             $59,743  4.78%               $56,773  4.66%
- ---------------------------------------------------------------------------------------------------------------

Nonaccrual loans were included in the average volume for the entire year. Loan fees included in interest on loans are not material.
Average yields on investment securities available for sale have been calculated based on amortized cost.

                            NET INTEREST INCOME
- ------------------------------------------------------------------------------
     Net interest income is interest income on all interest earning assets, less interest expense incurred for funding sources used to support such assets. On a fully taxable-equivalent basis, net interest income for 1994 increased $252,000 or .4% following a 5.2% increase in 1993 over 1992. The taxable equivalent basis is calculated on non-taxable investment securities using a tax rate of 34.3% for 1994 and 1993 and 34% for 1992.
     The increase in net interest income during 1994 was due to a moderate .7% increase in average earning assets. In 1993, net interest income increased due to a 2.5% increase in average earning assets combined with a 12 basis point increase in the net taxable equivalent yield on earning assets.
     The net yield, which is calculated as net interest income expressed as a percentage of average earning assets, was 4.8% for 1994 and 1993 up from 4.7% for 1992. The stability in the net yield since 1992 indicates that the Corporation has been able to manage its earning asset yields in relation to rates paid on interest bearing liabilities. During the past three years, nationwide bank base lending rates ranged from a high of 8.5% to a low of 6.0% during 1994 and were at 6.0% during 1993 and 1992.
     The decline in interest rates during 1993 and early 1994 caused the average earning asset yield to decrease to 7.3% during 1994 from 7.7% and 8.4% for 1993 and 1992, respectively. During the same period the average rate paid on interest bearing liabilities decreased to 3.0% in 1994 from 3.4% in 1993 and 4.2% in 1992.

                         INVESTMENTS
- ------------------------------------------------------------------------------
     As of January 1, 1994, the Corporation adopted FAS No. 115,
"Accounting for Certain Investments in Debt and Equity Securities."
Prior to the adoption of FAS No. 115, classification of available for sale securities included U.S. Treasury and Agency debt securities with a call or maturity of one year or less, corporate securities and marketable equity securities. The adoption of FAS No. 115, changed the classification of investment securities available for sale to include Treasury and Agencies purchased with final maturities extending beyond three years, corporate securities, mortgage-backed securities and marketable equity securities.
     The market value adjustment resulting from the adoption of FAS No.
115 as of January 1, 1994 reflected a net unrealized gain on securities classified as available for sale, increasing investments by $5,259,000 and shareholders' equity, net of tax, by $3,182,000. By
December 31, 1994, due to the increase in interest rates during the second half of the year, the market value adjustment reflected a net unrealized loss on available for sale securities, decreasing investment securities by $7,342,000 and shareholders' equity, net of tax, by $4,482,000. The unrealized net loss on investments available for sale represents a temporary market value fluctuation which may change depending upon general changes in market rates. If these securities are held until their respective maturity date, no net loss would be realized.
     WesBanco can adjust the volatility of the market value adjustment by managing both the volume of securities classified as available for sale and average maturities. Available for sale securities comprise
42% of total investment securities and have an average maturity of 3.0 years at December 31, 1994.
     Exclusive of the market value adjustment, investment securities averaged $501,593,000 during 1994, a decrease of $4,297,000 or .8%
over 1993. During 1993 average investments increased $42,024,000 or 9.1% over 1992. The 1994 decrease was required to fund loan growth which exceeded deposit growth during the year. The growth in average investments during 1993 is attributable to the investment of funds generated from a decrease in Federal funds and growth in average deposits.
     During 1994 and 1993, as loan demand exceeded deposit growth, matured, called or sold investment securities represented a primary source of liquidity. Investment securities with a total carrying value of $98,939,000 either matured or were called during 1994 as compared to $145,657,000 during 1993. Investment securities of $67,002,000 and $37,577,000 were sold during 1994 and 1993, respectively. As a result, 35% of the total investments repriced during 1994 as compared to 37% during the previous year.
      Average non-taxable securities, comprised of municipal bonds, increased by $12,713,000 during 1994 and $21,098,000 during 1993. On a taxable equivalent basis these securities provide the highest yield in the investment portfolio. Accordingly, the Corporation will continue to take advantage of market opportunities to further increase investments in the municipal sector which now comprises 25% of total securities. Corporate securities comprise less than 1% of investment securities. The average maturity of investment securities at December
31, 1994 was 3.1 years as compared to 3.6 years and 3.5 years for the years ended December 31, 1993 and 1992, respectively.

- ------------------------------------------------------------------------------
      During 1995, the investment portfolio will be managed to maintain sufficient levels of Federal funds and short-term investments to provide liquidity for loan commitments and deposit withdrawals.
Management believes that the scheduled payments in both the loan and investment portfolios will provide for adequate liquidity.
Approximately $101,619,000 or 21% of total investment securities are expected to mature during 1995 providing for potential liquidity needs.
      Investment income declined by $2,439,000 during 1994 after declining by $1,866,000 during 1993 reflecting a decrease in the average rates earned on securities.  The average yield on taxable securities, excluding the effects of the market value adjustment on available for sale securities, was 5.8% for 1994 as compared to 6.2% for 1993 and
7.2% for 1992.  The average yield on nontaxable securities, not adjusted for tax equivalency, was 5.5% for 1994 as compared to 5.9%
for 1993 and 6.6% for 1992.  Net realized securities gains amounted to
$366,000 in 1994 as compared to $164,000 and $404,000 in 1993 and
1992, respectively.  Gains and losses on securities are dependent upon the changing bond market conditions and the composition of the securities.
                                  LOANS
- ------------------------------------------------------------------------------
     WesBanco has continued its trend of steady loan growth during 1994 as loans outstanding (total loans, net of unearned income), increased $27,303,000 or 3.7% to $773,452,000 as of December 31, 1994 after a growth of $35,499,000 or 5.0% to $746,149,000 as of December 31, 1993.
The loan growth can be attributed to mortgage and consumer loans which
increased $19,920,000 and $12,535,000, respectively.   This represents
individual portfolio increases of 5.5% for both mortgage and consumer loans.  The increase in mortgage loans was largely due to consumers refinancing homes to take advantage of the lower interest rates through mid 1994.  The increase in consumer loans was the result of offering attractive rates on automobile loans. Commercial loans decreased 2% during 1994 and 2.9% during 1993.  In general, the decline in commercial loan balances can be attributed to the uncertainty of the Upper Ohio Valley economy.  The commercial loan decline in 1994 was further affected by a write-down approximating
$4,000,000 on a collateralized commercial loan which encountered financial problems.  As of December 31, 1994, commercial loans comprise 20% of the loan portfolio, real estate secured loans comprise
49% and consumer-type loans comprise 31%.  WesBanco's lending limit to one customer was $24,209,000 as of December 31, 1994.
     Reflecting a lower interest rate environment, interest on loans declined $1,090,000 or 1.7% during 1994 after declining $2,672,000 or
4.0% during 1993. The average yield earned on the loan portfolio during 1994 was 8.5% as compared to 8.9% and 9.6% during 1993 and
1992, respectively.  The majority of commercial and mortgage loans reprice monthly or annually based on changes in national indices such as the prime rate or the one year U.S. Treasury Bill rate.
     Showing some improvement over last year, loans classified as nonaccrual or renegotiated reduced to $4,517,000 or .6% of loans outstanding as of December 31, 1994 as compared to $9,477,000 or 1.3%
as of December 31, 1993.  During 1994, nonaccrual loans declined by
$4,896,000 to $4,413,000 and renegotiated loans declined by $64,000 to
$104,000.  The decline in nonaccrual loans was primarily due to a commercial real estate loan totaling $3,823,000 which was taken off of nonaccrual status. All nonaccrual loans are secured by collateral believed to have adequate market values to protect against significant losses. The Corporation continues to monitor the nonperforming assets to ensure against deterioration in collateral values.
     Net chargeoffs and the provision for possible loan losses in 1994 increased primarily due to a write-off of a commercial real estate
loan approximating $4,000,000.   Net loan chargeoffs were $5,589,000
in 1994 as compared to $2,016,000 in 1993 and $2,497,000 in 1992. The provision for possible loan losses increased to $6,055,000 in 1994 from $3,229,000 and $3,279,000 in 1993 and 1992, respectively. The reserve for possible loan losses to loans outstanding was 1.59% as of December 31, 1994 and 1993. Net loan chargeoffs were 45% and 17% of the reserve as of December 31, 1994 and 1993, respectively. The reserve for possible loan losses as of December 31, 1994 is considered to be adequate to provide for future losses in the loan portfolio. In determining the adequacy of the reserve for possible loan losses, the Corporation meets the minimum guidelines as set forth by the Office of the Comptroller of the Currency. During 1994, the amount charged to earnings was based on periodic management evaluations of the loan portfolio as well as prevailing and anticipated economic conditions, net loans charged off, past loan experiences, current delinquency factors, changes in the character of the loan portfolio, specific problem loans and other factors. On January 1, 1995, WesBanco will adopt FAS No. 114, "Accounting by Creditors for Impairment of a Loan" which prescribes additional requirements for determining the components of the reserve for possible loan losses.

                              DEPOSITS
- ------------------------------------------------------------------------------
     Total average deposits increased approximately $10,078,000 to $1,115,193,000 during 1994, a 1% increase over 1993, following an increase of approximately $20,193,000 or 1.9% between 1993 and 1992.
The moderation of deposit growth during 1994 can be attributed to the competition for funds in a low interest rate environment which has intensified as customers seek higher yielding alternatives and nonbank products. The declines in market interest rates during 1993 and early
1994 caused banks to lower their rates paid on deposit accounts.
Average rates paid on interest bearing deposits decreased to 3.4% during 1994 as compared to 3.8% and 4.7% during 1993 and 1992, respectively.
     Contributing further to the lower average rates has been a shift from certificates of deposit into non-term deposit products. During
1994, certificates of deposit comprised 35% of average deposits, down from 42% in 1992. This shift in deposits reflects a growing consumer preference for liquidity in a low interest rate environment.
     During the second half of 1994, market interest rates rose steadily throughout the remainder of the year. Although WesBanco responded by increasing deposit rates in the fourth quarter, the competition for funds in the local market caused a decline in deposit balances during this period. Reflecting this decline, total deposits decreased to $1,109,219,000 as of December 31, 1994 from $1,113,604,000 as of
December 31, 1993.
     Total interest expense on deposits decreased $3,764,000 or 10.1% during 1994 as compared to $8,585,000 or 18.7% during 1993. The decrease in interest expense can be attributed to a decline in interest rates through early 1994 and a shift in balances to non-term deposit accounts.

                             CAPITAL ADEQUACY
- ------------------------------------------------------------------------------
     On December 31, 1994 shareholders' equity totaled $156,630,000, a decline of $886,000 from 1993. The decrease can be attributed to the acquisition of treasury stock and the inclusion of the market value adjustment on investments available for sale, net of tax, under the requirements of FAS No. 115.
     Reflecting strong capital levels, the Corporation implemented a $7,000,000 stock repurchase program during the second quarter of 1994 to make available shares for general corporate purposes. In addition, WesBanco recognized two cash dividend increases during 1994.
Effective April 1, 1994 the quarterly dividend rate was increased 5%
to $ .21 from $ .20 per share and increased again on October 1, 1994 to $ .22 per share. The increase in the dividend rate, combined with a decline in net income during 1994, resulted in a significant increase in the dividend payout ratio to 47% from 37% in 1993.
     The Corporation's primary capital to asset ratio was 12.4% as of December 31, 1994 and 12.5% as of December 31, 1993. The company is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet financial instruments.
Capital guidelines issued by the Federal Reserve Board require bank holding companies to have a minimum total risk-based capital ratio of 8%, with at least half of total capital in the form of Tier 1 capital.
In addition, a leverage ratio is being used in connection with the risk-based capital standards and defined as Tier 1 capital divided by total assets. The minimum leverage ratio under this standard is 3%.
Tier 1 and total risk-based capital ratios as well as the leverage ratio of the Corporation and its subsidiaries exceed the minimum regulatory levels. These capital adequacy ratios are summarized as follows:


                                            As of December 31,
                                            ------------------
                                            1994(1)       1993
- --------------------------------------------------------------
Tier 1 capital ratio                        19.9%         19.8%
Total risk-based
   capital ratio                            21.1%         21.1%
Tier 1 leverage ratio                       11.9%         11.7%
- --------------------------------------------------------------

(1) Excludes the market value adjustment on investment securities available for sale, as prescribed by the Federal regulatory guidelines.

              INTEREST RATE MANAGEMENT AND LIQUIDITY
- ------------------------------------------------------------------------------
     Interest rate management measures the sensitivity of net interest earnings to changes in the level of interest rates. As interest rates change in the market, rates earned on interest earning assets and rates paid on interest-bearing liabilities do not necessarily move concurrently. Differing rate sensitivities may arise because fixed rate assets and liabilities may not have the same maturities or because variable rate assets and liabilities differ in the timing of rate changes.
     The affiliate banks review their interest rate sensitivity on a periodic basis. The analysis presented below classifies interest earning assets and interest bearing liabilities into maturity categories and measures the differences between maturing assets and liabilities in each category (interest sensitivity gap). At December
31, 1994, the Corporation was in a liability sensitive position as summarized in the table below (in thousands):


                                        Under       Three     Six         Nine           Over
                                        Three       to Six    to Nine     Months to      One
                                        Months      Months    Months      One Year       Year      Total
- ----------------------------------------------------------------------------------------------------------
ASSETS
Due from banks/interest bearing            ---        ---  $     100          ---     $     197  $     297
Loans                                $ 160,137  $  48,332     50,877   $   52,378       461,728    773,452
Investment securities(1)                24,057     35,323     16,155       26,084       382,601    484,220
Federal funds sold                      17,370        ---        ---          ---           ---     17,370
- ----------------------------------------------------------------------------------------------------------
Total interest earning assets          201,564     83,655     67,132       78,462       844,526  1,275,339
- ----------------------------------------------------------------------------------------------------------
LIABILITIES
Savings and NOW accounts               474,524        ---        ---          ---           ---    474,524
All other interest bearing deposits    193,091     71,265     35,507       28,035       176,058    503,956
Short term and other borrowings         63,700        202        110           69         6,113     70,194
- ----------------------------------------------------------------------------------------------------------
Total interest bearing liabilities     731,315     71,467     35,617       28,104       182,171  1,048,674
- ----------------------------------------------------------------------------------------------------------
Interest sensitivity gap             $(529,751) $  12,188  $  31,515   $   50,358      $662,355 $  226,665
- ----------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap  $(529,751) $(517,563) $(486,048)  $(435,690)      $226,665
- ----------------------------------------------------------------------------------------------------------

(1)  Securities are categorized above by expected maturity at amortized cost.

     The changing interest rate environment can substantially impact the
Corporation's net interest income and profitability.   The
Asset/Liability Committee believes the Corporation's interest sensitivity position provides for a changing interest rate environment. During the next twelve months, the Corporation's net interest sensitivity position is $(529,751,000), $12,188,000, $ 31,515,000 and $ 50,358,000 during the periods under three months, three to six months, six to nine months and nine months to one year, respectively. The liability sensitive position in the under three month time period is caused by savings and NOW deposits, which formerly had fixed interest rates are now subject to management's discretion. Rates on these types of deposits ranged from 2.5% to 3.0% during 1994 as compared to 2.5% to 3.5% during 1993.
     The Corporation's short-term liability sensitive position would suggest exposure of the net interest margin to changing interest rates. An increase in interest rates may cause a decline in the net interest margin while decreasing interest rates may have the opposite effect. The Corporation may reduce its short-term liability sensitive position making its net interest margin less vulnerable to rising interest rates by shortening asset maturities, primarily through Federal Funds and investment maturities. In addition, management may emphasize attracting longer-term deposits by holding the rates paid on savings and NOW accounts at a fixed level and increasing rates on term certificates of deposit.
     The Corporation manages its liquidity position to ensure that sufficient funds are available to meet customer needs for borrowing and deposit withdrawals. The Corporation's primary source of liquidity is its strong core deposit base. The growth in deposits is somewhat dependent upon interest rates of competitive financial instruments. Short-term liquidity is maintained through the use of Federal funds sold, which represent one day investments, and cash balances. As of December 31, 1994, Federal funds sold and cash balances were $65,310,000 or 4.8% of total assets as compared to $76,952,000 or 5.4% of total assets as of December 31, 1993.
Additional short-term liquidity is maintained through investments with expected maturities of less than one year which, during 1995, approximate $101,619,000 or 7.5% of total assets. During 1994 investment maturities and calls of $98,939,000 became available for reinvestment.
     As of December 31, 1994 the Corporation had outstanding commitments to extend credit in the ordinary course of business approximating $50,142,000. On a

- ------------------------------------------------------------------------------
historical basis only a small portion of these commitments result in expended funds.
     The Corporation has commitments for planned additions to fixed assets of approximately $1,500,000 during 1995 to replace an existing outdated branch office and for data processing equipment. The
Corporation has adequate liquidity to provide for these planned additions.

                               OTHER INCOME
- ------------------------------------------------------------------------------
     Trust fee income was $4,425,000 for 1994, an increase of $265,000 or 6.4% over 1993. Trust fee income increased $224,000 or 5.7% between 1993 and 1992. This steady increase in trust fees can be attributed to the increased number of accounts under administration. The number of accounts managed increased by 280 during 1994 after an increase of 223 accounts in 1993 and 187 accounts in 1992. The market value of assets held by the Trust Department at December 31, 1994 approximates $1,113,416,000 as compared to $1,150,968,000 at December 31, 1993.
The decline in market value was due to the general declines in the bond and stock markets. Service charges and other income was $5,037,000 for 1994, an increase of $224,000 over 1993. Service charges and other income increased $265,000 between 1993 and 1992.
The increase during 1994 and 1993 was due to the increases in the fees associated with deposit accounts.

                         OTHER EXPENSES
- ------------------------------------------------------------------------------
     Personnel expenses represented the largest single increase in non-interest expenses. Salaries, wages and employee benefits increased
$1,239,000 or 6.1% in 1994 as compared to an increase of $884,000 or 4.5% in 1993. Employee salary and fringe benefit expenses increased during 1994 and 1993 due to normal salary adjustments, increased payroll taxes, net periodic pension costs, increased cost of health insurance and the recognition of the entire employment contracts for two First Fidelity executive officers. There were 775 full time equivalent employees at December 31, 1994 and 1993 as compared to 761 at December 31, 1992. While internal consolidation reduced staffing levels in different areas of the affiliate banks, staffing levels were increased in other areas to improve customer service and to comply with new regulatory requirements. Future personnel changes will occur through operational efficiencies obtained from the planned affiliate bank consolidations.
     Occupancy and equipment expense decreased $108,000 to $4,330,000 during 1994 as compared to a decrease of $21,000 during 1993.
Occupancy and equipment expense was $4,438,000 and $4,459,000 during 1993 and 1992, respectively.
     Other operating expenses decreased $228,000 or 1.7% to $13,590,000 in 1994 and increased $572,000 or 4.3% during 1993. The decline in other operating expenses can be attributed to improved operational efficiencies through internal consolidations of affiliate banks.
During 1992, WesBanco consisted of fifteen subsidiary banks. Internal consolidations reduced the number of subsidiary banks to thirteen during 1993 and to ten during 1994. Affiliate bank consolidations will continue throughout 1995 with an additional three banks to be merged into other WesBanco subsidiaries. Regarding the operating expense increase during 1993, $230,000 or 40% of the increase was due to marketing expenses. The increase in marketing expenses can be attributed to the cost of the name change campaign during 1993 at our two most recently acquired affiliates and also the increase in image and product advertising throughout the Corporation.

                               INCOME TAXES
- ------------------------------------------------------------------------------
     Federal income tax expense decreased $567,000 to $4,940,000 during 1994 and increased $274,000 to $5,507,000 during 1993. The decrease in tax expense for 1994 is affected primarily by the decrease in pretax earnings and the level of nontaxable income. In 1993, the tax expense increased due to increased pretax earnings.
     The effective tax rate for the Corporation was 27% for 1994 and 1993 as compared to 28% for 1992. The changes in the effective tax rate are representative of the change in the level of nontaxable income and to a lesser extent the changing state tax rates. The alternative minimum tax will affect WesBanco only if a significant amount of non-taxable income exists when compared to taxable income.
     During 1993, Congress enacted the Omnibus Budget Reconciliation Act of 1993 which included increasing certain corporate income tax rates retroactive to January 1, 1993. The change in the Corporate tax rate was increased to 35% from 34% for Corporations with income over $15,000,000.

- ------------------------------------------------------------------------------
     The Corporation adopted FAS No. 109 during 1993.  See Footnote 18 on
Income Taxes for disclosures regarding FAS No. 109.
     The State of West Virginia has a corporate net income tax based upon Federal taxable income, adjusted for certain items not subject to state taxation. The state tax rate for 1994 was 9.0%. State income tax included in the provision for income taxes was $840,000 for 1994 as compared to $1,080,000 and $939,000 for 1993 and 1992, respectively. The State of Ohio does not have a corporate income tax, but rather, businesses are subject to an Ohio corporate franchise tax which is included in other operating expenses.

                           ACQUISITIONS
- ------------------------------------------------------------------------------
     During February 1994, the Corporation acquired all of the outstanding stock of First Fidelity Bancorp, Inc.(Fidelity). The acquisition was accounted for as a pooling-of-interests which requires all amounts included in the proforma financial statements be restated as if the acquisition had occurred on the first day of each year presented. Fidelity had net income of $3,179,000 for the year ended
December 31, 1993 as compared to $3,547,000 and $3,165,000 for the years ended December 31, 1992 and 1991, respectively. On a proforma basis the acquisition of Fidelity caused dilution in earnings per share of $.18, $.06 and $.06 for the years ended December 31, 1993, 1992 and 1991, respectively. Book value was diluted by $.87, $.73 and $.37 for 1993, 1992, and 1991, respectively. Improved future earnings of the acquired institution are expected to recapture the dilution in both the book value per share and earnings per share.
     During July 1992, the Corporation acquired all of the outstanding stock of The First National Bank of Barnesville (Barnesville). The acquisition was accounted for using the pooling-of-interests method of accounting. The acquisition of Barnesville caused dilution in earnings per share of $.25, $.05 and $.08 for the years ended December
31, 1991, 1990 and 1989, respectively.  Book value was diluted $.94,
$.75 and $.76 for 1991, 1990 and 1989, respectively.

           MARKET OF COMMON STOCK AND RELATED SHAREHOLDER MATTERS
- ------------------------------------------------------------------------------
     WesBanco's common stock is quoted on the National Association of Security Dealers Automated Quotations (NASDAQ) system, with a trading symbol of WSBC. As reported by NASDAQ, the price information reflects high and low sales prices.
     The following represents reported high and low trading prices and dividends declared during the respective quarter, adjusted for the two-for-one stock split which occurred April 1993.
     The approximate number of holders of WesBanco's $2.0833 par value common stock as of December 31, 1994 was 3,961.
     Effective with the April 1, 1995 dividend, the quarterly dividend will be increased from $ .22 to $ .23 per share. The new dividend amount represents an annualized dividend of $ .92 per share.


                                            Dividend
                         High      Low      Declared
- ----------------------------------------------------
1994
4th quarter            $29.25   $23.25       $ .22
3rd quarter             29.00    26.00         .22
2nd quarter             28.25    25.75         .21
1st quarter             29.50    27.50         .21
1993
4th quarter            $32.00   $27.75       $ .20
3rd quarter             34.25    29.75         .20
2nd quarter             30.00    25.50         .19
1st quarter             26.25    22.13         .19

                    WESBANCO, INC. BANKING SUBSIDIARIES
- ------------------------------------------------------------------------------
WESBANCO WHEELING
Paul M. Limbert
President and CEO
1 Bank Plaza
Wheeling, WV  26003
(304) 234-9000

WESBANCO SISSONVILLE
C. Alan Otey
President and CEO
6409 Sissonville Drive
Sissonville, WV  25320
(304) 984-0011

WESBANCO ELIZABETH
Larry W. Sullivan
President and CEO
Court Street
Elizabeth, WV  26143
(304) 275-4268

WESBANCO SOUTH HILLS
Larry L. Dawson
President and CEO
852 Oakwood Road
Charleston, WV  25329
(304) 345-0670

WESBANCO ELM GROVE
Donald K. Jebbia
President and CEO
2207 National Road
Wheeling, WV  26003
(304) 242-4000

WESBANCO PARKERSBURG
Jerry A. Halverson
President and CEO
Gihon Village Shopping Center
Parkersburg, WV  26101
(304) 485-7331

WESBANCO KINGWOOD
Stephen F. Decker
President and CEO
106 West Main Street
Kingwood, WV  26537
(304) 329-0585

WESBANCO BARNESVILLE
Charles J. Bradfield
President and CEO
101 E. Main Street
Barnesville,  OH  43713
(614) 425-1927

WESBANCO FAIRMONT
Frank R. Kerekes
President and CEO
301 Adams Street
Fairmont, WV  26554
(304) 363-1300

WESBANCO BRIDGEPORT
Robert E. Moran
President and CEO
130 West Main Street
Bridgeport, WV  26330
(304) 842-1100