Form 10-K, Exhibit 13
period 1995-12-31
WESBANCO INC
filed 1996-03-19
CIK 203596

                                WESBANCO, INC.
                          CONSOLIDATED BALANCE SHEET
----------------------------------------------------------------------------
(in thousands, except for shares)

                                                                                 December 31,
                                                                           -----------------------
                                                                              1995           1994
--------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (Note 3)                                          $   49,008    $   47,643
Due from banks _ interest bearing                                                301           297
Federal funds sold                                                            14,230        17,370
Investment securities: (Note 5)
Held to maturity (market values of $253,831, and $266,945,respectively)      251,016       274,173
Available for sale carried at market value                                   172,137       202,705
---------------------------------------------------------------------------------------------------
         Total investment securities                                         423,153       476,878
---------------------------------------------------------------------------------------------------
Loans:  (Note 4)                                                             858,378       786,236
      Unearned income                                                         (7,810)       (9,118)
      Reserve for possible loan losses (Note 8)                              (12,747)      (12,317)
---------------------------------------------------------------------------------------------------
            Net loans                                                        837,821       764,801
---------------------------------------------------------------------------------------------------

Bank premises and equipment (Note 9)                                          23,026        21,874
Accrued interest receivable                                                   11,020        11,347
Other assets (Note 10)                                                        13,234        10,758
---------------------------------------------------------------------------------------------------
Total Assets                                                              $1,371,793    $1,350,968
===================================================================================================




LIABILITIES
Deposits:
   Non-interest bearing demand                                           $  127,168    $   130,739
   Interest bearing demand                                                  252,950        263,717
   Savings deposits                                                         278,821        296,961
   Certificates of deposit (Note 11)                                        456,534        417,802
---------------------------------------------------------------------------------------------------
      Total deposits                                                      1,115,473      1,109,219
---------------------------------------------------------------------------------------------------

Federal funds purchased and repurchase agreements                            70,457         65,750
Short-term borrowings                                                         1,402          4,444
Accrued interest payable                                                      6,744          5,360
Other liabilities                                                             7,677          7,705
---------------------------------------------------------------------------------------------------
Total Liabilities                                                         1,201,753      1,192,478
---------------------------------------------------------------------------------------------------
Redeemable Preferred Stock (Series A, 8% Cumulative, $1.25
par value: none in 1995; 10,000 shares issued, 9,925 shares
outstanding in 1994) (Note 17)                                                ----           1,860


SHAREHOLDERS' EQUITY
Preferred stock, no par value; 1,000,000 shares authorized;
    none outstanding                                                          ----           ----
Common stock ($2.0833 par value; 25,000,000 shares
authorized; 8,682,103 shares issued)                                         18,087         18,087
Capital surplus                                                              25,758         26,968
Retained earnings                                                           131,527        121,641
Less:  Treasury stock (186,131 and 172,145 shares,respectively, at cost)     (5,038)        (4,735)
       Market value adjustment on investments available for sale-
       net of tax effect                                                        849         (4,482)
---------------------------------------------------------------------------------------------------
                                                                            171,183        157,479
Deferred benefits for directors and employees                                (1,143)          (849)
---------------------------------------------------------------------------------------------------
Total Shareholders' Equity                                                  170,040        156,630
---------------------------------------------------------------------------------------------------
Total Liabilities, Redeemable Preferred Stock and Shareholders' Equity   $1,371,793     $1,350,968
===================================================================================================


The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                            WESBANCO, INC.
                                   CONSOLIDATED STATEMENT OF INCOME
-----------------------------------------------------------------------------
(in thousands, except share and per share amounts)

                                                                   For the years ended December 31,
                                                                   ---------------------------------
                                                                      1995        1994       1993
----------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                                         $71,399    $62,626    $63,716
----------------------------------------------------------------------------------------------------
Interest on investment securities:
    U.S. Treasury and Federal Agency securities                        18,122     21,260     23,272
    States and political subdivisions                                   6,661      6,907      6,644
    Other investments                                                     574        488      1,178
----------------------------------------------------------------------------------------------------
        Total interest on investment securities                        25,357     28,655     31,094
----------------------------------------------------------------------------------------------------
    Other interest income                                               1,143        743        847
----------------------------------------------------------------------------------------------------
        Total interest income                                          97,899     92,024     95,657
----------------------------------------------------------------------------------------------------
Interest expense:
    Interest bearing demand deposits                                    7,070      7,357      8,172
    Savings deposits                                                    8,127      8,584      9,917
    Certificates of deposit                                            23,505     17,730     19,346
----------------------------------------------------------------------------------------------------
        Total interest on deposits                                     38,702     33,671     37,435
    Other borrowings                                                    3,168      1,957      1,948
----------------------------------------------------------------------------------------------------
        Total interest expense                                         41,870     35,628     39,383
----------------------------------------------------------------------------------------------------
Net interest income                                                    56,029     56,396     56,274
    Provision for possible loan losses (Note 8)                         2,770      6,055      3,229
----------------------------------------------------------------------------------------------------
Net interest income after provision for possible loan losses           53,259     50,341     53,045
----------------------------------------------------------------------------------------------------
Other income:
    Trust fees                                                          4,716      4,425      4,160
    Charge card discounts and fees                                      1,039        922        958
    Service charges and other income                                    4,906      5,037      4,813
    Net investment securities transaction gains                           437        366        164
----------------------------------------------------------------------------------------------------
        Total other income                                             11,098     10,750     10,095
----------------------------------------------------------------------------------------------------
Other expenses:
    Salaries and wages                                                 17,187     17,621     16,569
    Pension and other employee benefits (Note 14)                       4,417      4,073      3,886
    Net occupancy expense (Note 9)                                      1,977      1,949      2,020
    Equipment expense                                                   2,461      2,381      2,418
    Other operating expense (Note 15)                                  12,946     13,590     13,818
-----------------------------------------------------------------------------------------------------
        Total other expenses                                           38,988     39,614     38,711
-----------------------------------------------------------------------------------------------------
Income before provision for income taxes                               25,369     21,477     24,429
    Provision for income taxes (Note 16)                                7,180      5,780      6,587
-----------------------------------------------------------------------------------------------------
Net Income                                                            $18,189    $15,697    $17,842
=====================================================================================================

Earnings per share of common stock: (Note 1)
    Earnings per share                                                  $2.13      $1.81      $2.04
    Preferred stock dividends and discount accretion                    $ 164      $ 183      $ 184
    Average number of shares                                        8,470,328  8,590,878  8,689,499


The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                          WESBANCO, INC.
                       CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(in thousands, except for shares)

                                                      For the years ended December 31, 1995, 1994 and 1993
                                       ---------------------------------------------------------------------------------------
                                                                                    Market Value       Deferred
                                                                                    Adjustment on     Benefits for
                                   Shares   Common   Capital   Retained Treasury     Investments      Directors &
                                Outstanding  Stock   Surplus   Earnings   Stock   Available for Sale   Employees       Total
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992        8,695,778   $18,147  $27,657  $102,429  $(221)         _                $(560)     $147,452
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                        17,842                                               17,842
Cash dividends:
    Common ($.785 per share)                                      (5,178)                                              (5,178)
    Common by pooled bank
        prior to acquisition                                      (1,393)                                              (1,393)
    Preferred by pooled bank
        prior to acquisition                                        (152)                                                (152)
Accretion of preferred stock by pooled
    bank prior to acquisition                                        (32)                                                 (32)
Common stock issued through
    dividend reinvestment plan by
    pooled bank prior to acquisition 11,365        23      253                                                            276
Net treasury shares purchased       (35,000)                             (1,102)                                       (1,102)
ESOP borrowing                                                                                             (422)         (422)
Principal payment on ESOP debt                                                                              225           225
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993        8,672,143    18,170   27,910   113,516 (1,323)         _                 (757)      157,516
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                        15,697                                               15,697
Cash dividends:
    Common ($.86 per share)                                       (7,389)                                              (7,389)
    Preferred                                                       (151)                                                (151)
Accretion of preferred stock                                         (32)                                                 (32)
Treasury stock used for ESOP          2,000                (16)              63                                            47
Net treasury shares purchased
    or retired                     (164,185)      (83)    (926)          (3,475)                                       (4,484)
ESOP borrowing                                                                                             (246)         (246)
Principal payment on ESOP debt                                                                              154           154
Market value adjustment on
    investments available for sale -
     net of tax effect                                                                  $(4,482)                        (4,482)
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994        8,509,958    18,087   26,968   121,641 (4,735)        (4,482)            (849)      156,630
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                        18,189                                               18,189
Cash dividends:
    Common ($.96 per share)                                       (8,139)                                              (8,139)
    Preferred                                                       (138)                                                (138)
Accretion of preferred stock                                         (26)                                                 (26)
Treasury stock used for ESOP          3,500                                  96                                            96
Net treasury shares purchased      (128,597)                             (3,456)                                       (3,456)
Redemption of preferred stock       111,111             (1,210)           3,057                                         1,847
ESOP borrowing                                                                                             (129)         (129)
Principal payment on ESOP debt                                                                              200           200
Deferred benefits for directors                                                                            (365)         (365)
Market value adjustment on
    investments available for sale -
     net of tax effect                                                                    5,331                           5,331
--------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995        8,495,972   $18,087  $25,758  $131,527 $(5,038)         $849          $(1,143)      $170,040
--------------------------------------------------------------------------------------------------------------------------------

There was no activity, or outstanding balances in the Nonredeemable Preferred Stock during the years ended December 31, 1995, 1994 and 1993. See Note 17 for discussion on Redeemable Preferred Stock.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements

                                WESBANCO, INC.
                    CONSOLIDATED STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents (in thousands)

                                                                              For the years ended December 31,
                                                                              --------------------------------
                                                                                    1995     1994      1993
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income                                                                        $18,189   $15,697   $17,842
Adjustment to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                    2,130     2,033     1,930
    Provision for possible loan losses                                              2,770     6,055     3,229
    Investment amortization - net                                                   3,276     5,094     5,612
    Gains on sales of investment securities - net                                    (437)     (366)     (164)
    Deferred income taxes                                                             185      (107)     (141)
    Other - net                                                                       269        (1)     (142)
    Increase or decrease in assets and liabilities:
        Interest receivable                                                           327       673       910
        Other assets                                                               (6,069)   (1,086)     (412)
        Interest payable                                                            1,383       (92)     (723)
        Other liabilities                                                            (899)      232      (478)
---------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                          21,124    28,132    27,463
---------------------------------------------------------------------------------------------------------------
Investing activities:
    Investment securities held to maturity:
        Proceeds from sales                                                          ----      ----     5,596
        Proceeds from maturities and calls                                         59,059    46,575    55,222
        Payments for purchases                                                    (56,506)  (97,306) (147,831)
    Investment securities available for sale:
        Proceeds from sales                                                        59,291    67,002    31,981
        Proceeds from maturities and calls                                         47,901    52,364    90,435
        Payments for purchases                                                    (50,145)  (64,917)  (35,344)
    Other investing activities:
        Net increase in loans                                                     (76,690)  (34,786)  (37,950)
        Net decrease in charge card loans                                             939        27     1,271
        Purchases of premises and equipment - net                                  (3,175)   (1,519)   (2,089)
---------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                             (19,326)  (32,560)  (38,709)
---------------------------------------------------------------------------------------------------------------
Financing activities:
    Net increase (decrease) in certificates of deposit                             38,732    20,840   (28,109)
    Net increase (decrease) in demand deposits and savings accounts               (32,478)  (25,225)   45,890
    Increase in federal funds purchased and repurchase agreements                   4,707    14,524       721
    Increase (decrease) in short-term borrowings                                   (3,042)   (6,010)    2,563
    Net proceeds (payments) related to ESOP debt                                      (71)       92       197
    Dividends paid                                                                 (8,022)   (6,984)   (6,279)
    Purchases of treasury stock - net                                              (3,456)   (4,484)   (1,102)
    Other - net                                                                        57        33        (8)
---------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                   (3,573)   (7,214)   13,873
---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                               (1,775)  (11,642)    2,627
Cash and cash equivalents at beginning of year                                     65,013    76,655    74,028
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                          $63,238   $65,013   $76,655
===============================================================================================================

During 1995, 1994 and 1993, WesBanco paid $40,487, $35,720 and $40,106 in interest on deposits and other borrowings and $7,515, $5,955 and $6,990 for income taxes, respectively.
During 1995, there were 9,925 shares of preferred stock redeemed, of which 9,723 shares were exchanged for 111,111 shares of WesBanco common stock in a non-cash transaction. The remaining 202 shares were redeemed for cash at $190 per share and are included in other financing activities.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                 WESBANCO, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
                          NOTE 1:  ACCOUNTING POLICIES
-------------------------------------------------------------------------------

     WesBanco, Inc. and its subsidiary banks provide banking and trust services primarily in the West Virginia and Eastern Ohio markets. The significant accounting principles employed in the preparation of the accompanying consolidated financial statements are summarized below:
Principles of consolidation:
----------------------------
     The Consolidated Financial Statements of WesBanco, Inc. (the "Corporation") include the accounts of the Corporation and its wholly owned subsidiaries. Material intercompany transactions and accounts have been eliminated.
Use of estimates:
-----------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Investment securities:
----------------------
  Investments Held to Maturity:
     Investment securities consisting principally of debt securities, which are generally held to maturity, are stated at cost, adjusted for amortization of premiums and accretion of discounts.  These securities are purchased with the intent and ability to hold until their maturity.
  Investments Available for Sale:
     U. S. Treasury and Agency debt securities with a maturity date extending beyond three years of the purchase date, mortgage backed securities, corporate securities, obligations of state and political subdivisions held by the parent company and marketable equity securities are classified as available for sale. These securities may be sold at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations, and other factors. These securities are stated at market value, with the market value adjustment, net of tax, reported as a separate component of shareholders' equity. No permanent writedowns on these securities have been required.
  Investments Available for Trading:
     The Corporation did not have a trading portfolio during either of the two years ended December 31, 1995 and 1994.
  Gains and Losses:
     Net realized gains and losses on sale of investment securities are included in the statement of income.  The cost of these securities sold is based on the specific identification method.
Amortization and Accretion:
     Amortization of premiums and accretion of discounts are included in interest on investment securities in the Consolidated Statement of Income.
Loans:
------
     Interest is accrued as earned on loans except where doubt exists as to collectability, in which case recognition of income is discontinued. Net loan fees and deferrable costs are not material.
     The Corporation adopted Financial Accounting Standard (FAS) No. 114 (as amended by FAS No. 118), "Accounting by Creditors for Impairment of a Loan,"
on January 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the
Corporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Reserve for possible loan losses:
---------------------------------
     The reserve for possible loan losses is maintained at a level considered adequate by mnagement to provide for potential loan losses. The reserve is increased by provisions charged to operating expenses and reduced by loan losses net of recoveries. The amount of reserve is based on management's evaluation of the loan portfolio, as well as prevailing and anticipated economic conditions, past loan loss experience, current delinquency factors, changes in the character of the loan portfolio, specific problem loans and other relevant factors.
     The reserve for possible loan losses related to loans that are identified for evaluation, in accordance with FAS No. 114, is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.  If the valuation is less than the recorded value of the loan, an impairment reserve must be established for the difference.
Bank premises and equipment:
----------------------------
     Bank premises and equipment are stated at cost less accumulated depreciation. Bank premises and equipment are depreciated over their estimated useful lives using either the straight-line or an accelerated method. Useful lives are revised when a change in life expectancy becomes apparent.
     Maintenance and repairs are charged to expense and betterments are capitalized. Gains and losses on bank premises and equipment retired or otherwise disposed of are charged to expense when incurred.

-------------------------------------------------------------------------------

Income taxes:
-------------
     Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities and their tax bases. In addition, such deferred tax asset and liability amounts are adjusted for the effects of enacted changes in tax laws or rates.
Earnings per share:
     Earnings per share are calculated based upon dividing net income, less preferred stock dividends and accretion, by the weighted average number of shares of common stock outstanding during the year.
Trust assets and income:
------------------------
     Assets held by the subsidiary banks in fiduciary or agency capacities for their customers are not included as assets in the accompanying Consolidated Balance Sheet. Trust fees are reported on the cash basis of accounting in accordance with customary banking practice. Reporting of trust income on an accrual basis would not materially affect net income. Certain trust assets are held on deposit at subsidiary banks.
Statement of cash flows:
------------------------
     For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, and federal funds sold. Generally, federal funds are sold for one day periods.
Reclassification:
-----------------
     Certain prior year amounts in loans and other assets have been reclassified under FAS No. 114 for comparative purposes.
New accounting standards to be adopted:
---------------------------------------
     FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires an entity to review an asset for impairment whenever circumstances indicate that the carrying amount may not be recoverable. An impairment loss is to be recognized when the sum of expected future cash flows from the asset, on an undiscounted basis, is less than the asset's carrying amount. The amount of the loss is measured based on the fair value of the asset which contemplates the time value of money. Subsequent restoration of previously recognized impairment losses is prohibited. FAS No. 121 is effective for calendar year 1996 financial statements. Management does not anticipate that the adoption of this statement will have a material impact on the Corporation's consolidated financial statements.



                      NOTE 2:  ACQUISITIONS  AND MERGERS
-------------------------------------------------------------------------------


     On February 28, 1994, WesBanco, Inc. acquired First Fidelity Bancorp, Inc. which had total assets as of the acquisition date of approximately $309,911,000. In accordance with terms of the merger, WesBanco issued 2,093,815 shares of common stock and 10,000 shares of redeemable preferred stock. WesBanco retired and used as part of the transaction 40,000 shares of treasury stock. The acquisition was accounted for as a pooling-of-interests and accordingly, the consolidated financial statements include the accounts of First Fidelity Bancorp for all periods presented. First Fidelity's dividend reinvestment plan was replaced by the WesBanco plan following the merger.



                        NOTE 3:  RESTRICTED CASH BALANCES
-------------------------------------------------------------------------------


     Federal Reserve regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. The average amounts of required reserve balances were approximately $6,955,000 and $6,519,000 during 1995 and 1994, respectively.



                                 NOTE 4:  LOANS
-------------------------------------------------------------------------------


The following is a summary of total loans:
(in thousands)

                                                                 December 31,
                                                               -----------------
                                                                1995      1994
-------------------------------------------------------------------------------
Loans:
    Commercial                                               $172,270  $161,521
    Real estate -  construction                                15,493    24,734
    Real estate - mortgage                                    392,681   358,540
    Installment                                               277,934   241,441
-------------------------------------------------------------------------------
Total Loans                                                  $858,378  $786,236
===============================================================================

-------------------------------------------------------------------------------

      Most lending is with customers who are located within the state of West Virginia and Eastern Ohio. There is no significant concentration of credit risk by industry or by individual borrowers, no significant exposure to highly leveraged loan transactions, nor any foreign loans. At December 31, 1995, loans that are considered to be impaired under FAS No. 114 were $7,291,000
(of which $5,199,000 were on a nonaccrual basis). Included in this amount was $1,999,000 of impaired loans for which the related reserve for possible loan losses was $334,000 and $5,292,000 of impaired loans that, as a result of collateral values, did not require a reserve for loan losses. The average balance of impaired loans during the year ended December 31, 1995 was approximately $6,773,000. For the purpose of this standard, impaired loans include all nonperforming loans. For the period ended December 31, 1995, the interest income recognized on impaired loans did not have a material effect on the results of operations. Loans aggregating $8,183,000, were classified as renegotiated or nonaccrual as of December 31, 1994.
     Interest and fees on loans would have been increased by approximately $565,000, $715,000 and $593,000 for the years 1995, 1994 and 1993, respectively, if renegotiated and nonaccrual loans had earned their stated interest for the entire year. The amount of interest included in net interest income from renegotiated and nonaccrual loans was $142,000, $284,000, and $629,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
     The subsidiary banks, in the ordinary course of business, grant loans to related parties at terms which do not vary from terms that would have been required if the transactions had been with unrelated parties. Indebtedness of related parties aggregated approximately $42,826,000, $42,925,000 and $39,934,000 as of December 31, 1995, 1994 and 1993, respectively. Activity for the year ended December 31, 1995 is summarized as follows:

(in thousands)

---------------------------------------------------------------------
Balance, beginning of year                                 $42,925
Additions                                                   33,070
Cash payments and other reductions                         (33,169)
---------------------------------------------------------------------
Balance, end of year                                       $42,826
=====================================================================


                              NOTE 5:  INVESTMENT SECURITIES
-----------------------------------------------------------------------------


     Effective January 1, 1994, the Corporation adopted the provisions of FAS No. 115. Under the new rules, debt securities for which the company has both the positive intent and ability to hold to maturity are carried at amortized cost. Debt securities that the company does not have the positive intent and ability to hold to maturity and all marketable equity securities are classified as available for sale and carried at fair value. The market value adjustment on securities classified as available for sale is carried as a separate
component of shareholders' equity.   The following tables summarize amortized
cost and fair values of held to maturity and available for sale securities:

(in thousands)

                                                       Held to Maturity
                   -------------------------------------------------------------------------------------------
                                December 31, 1995                            December 31, 1994
                   --------------------------------------------   --------------------------------------------
                                  Gross      Gross    Estimated                Gross       Gross     Estimated
                    Amortized  Unrealized  Unrealized   Fair       Amortized Unrealized  Unrealized    Fair
                       Cost       Gains      Losses     Value        Cost      Gains       Losses      Value
---------------------------------------------------------------   --------------------------------------------
U.S. Treasury and
Federal Agency
Securities          $133,888     $1,081      $(180)   $134,789     $150,197    $  11     $(4,102)     $146,106

Obligations of
states and political
subdivisions         115,770      2,156       (242)    117,684      122,716      520      (3,657)      119,579

Other debt
securities             1,358       ---         ---       1,358        1,260      ---        ---          1,260
----------------------------------------------------------------   --------------------------------------------
Totals              $251,016     $3,237      $(422)   $253,831     $274,173     $531     $(7,759)     $266,945
================================================================   ============================================

-------------------------------------------------------------------------------

                                                Available for Sale
                   -----------------------------------------------------------------------------------------------
                                 December 31, 1995                            December 31, 1994
                   ----------------------------------------------   ----------------------------------------------
                                  Gross      Gross     Estimated                  Gross       Gross     Estimated
                    Amortized  Unrealized  Unrealized   Fair         Amortized  Unrealized  Unrealized    Fair
                       Cost      Gains       Losses     Value           Cost       Gains     Losses       Value
                   ----------------------------------------------    ---------------------------------------------
U.S. Treasury and
Federal Agency
Securities          $156,241     $1,806      $(542)     $157,505      $200,440     $285     $(7,611)     $193,114

Obligations of
states and political
subdivisions           5,698         13        (44)        5,667        ---         ---       ---          ---

US Corporate
securities                 4        ---        ---             4           919        1          (5)          915

Mortgage-backed
securities             6,636         19        (45)        6,610         8,113       26        (351)        7,788

Other debt
securities                24        ---        ---            24            24       ---        ---            24
-----------------------------------------------------------------    ----------------------------------------------
Total debt
securities           168,603      1,838       (631)      169,810       209,496      312      (7,967)      201,841
Equity securities      2,142        190         (5)        2,327           551      317          (4)          864
-----------------------------------------------------------------    ----------------------------------------------
Totals              $170,745     $2,028      $(636)     $172,137      $210,047     $629     $(7,971)     $202,705
=================================================================    ==============================================

   The following table shows amortized cost and estimated fair value of securities by maturity at December 31, 1995:

                                                                             December 31, 1995
                                                              -------------------------------------------------
                                                                 Held to Maturity         Available for Sale
                                                              ---------------------     -----------------------
                                                                          Estimated                 Estimated
                                                               Amortized     Fair       Amortized     Fair
(in thousands)                                                   Cost        Value        Cost        Value
---------------------------------------------------------------------------------------------------------------
Within one year                                                 $ 81,126    $81,330    $ 33,053     $ 33,112
After one year, but within five                                  119,322    121,076     116,873      117,899
After five years, but within ten                                  44,360     45,173      17,847       17,991
After ten years                                                    6,208      6,252       2,972        3,135
----------------------------------------------------------------------------------------------------------------
Total                                                           $251,016   $253,831    $170,745     $172,137
================================================================================================================

Mortgage-backed securities are assigned to maturity categories based on estimated average lives. Available for sale securities in the after 10 year category include securities with no stated maturity. Securities with prepayment provisions are categorized based on contractual maturity.



     In accordance with the FASB's Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," on December 29, 1995 obligations of states and political subdivisions held by the Parent Company with a book value of $5,698,000 and a market value of $5,667,000 were transferred from the held to maturity category to the available for sale category.
     Investment securities with par values aggregating $155,105,000 at December 31, 1995 and $142,077,000 at December 31, 1994 were pledged to secure
public and trust funds.   Gross gains of $513,000, $403,000 and $252,000 and
gross losses of $76,000, $37,000 and $88,000 were realized for the years ended December 31, 1995, 1994 and 1993, respectively.



                      NOTE 6:  TRANSACTIONS WITH RELATED PARTIES
-------------------------------------------------------------------------------
     Some officers and directors (including their affiliates, families and entities in which they are principal owners) of the Corporation and its subsidiaries are customers of those subsidiaries and have had, and are expected to have, transactions with the subsidiaries in the ordinary course of business. In addition, some officers and directors are also officers and directors of corporations which are customers of the banks and have had, and are expected to have, transactions with the banks in the ordinary course of business. In the opinion of management, such transactions are consistent with prudent banking practices and are within applicable banking regulations.

-------------------------------------------------------------------------------
      The amount of transactions with related parties including loans and legal fees aggregated approximately $43,125,000 at December 31, 1995. These related party transactions equal 25% of shareholders' equity at December 31, 1995.




           NOTE 7:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
-------------------------------------------------------------------------------
     Individual banks within the Corporation incur off-balance-sheet risks in the normal course of business in order to meet financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
     In the normal course of business, there are outstanding various commitments to extend credit approximating $63,307,000 and standby letters of credit of $10,196,000 as of December 31, 1995. The banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The banks use the same credit and collateral policies in making commitments and conditional obligations as for all other lending. Collateral which secures these types of commitments is the same type as collateral for other types of lending, such as accounts receivable, inventory and fixed assets.
     Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
The banks evaluate each customer's credit worthiness on a case-by-case basis.
     Standby letters of credit are conditional commitments issued by the banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral securing these types of transactions is similar to collateral securing the banks' commercial loans.



                    NOTE 8:  RESERVE FOR POSSIBLE LOAN LOSSES
--------------------------------------------------------------------------------

    The activity in the reserve for possible loan losses is as follows:
(in thousands)

                                                    For the years ended December 31,
                                                   -----------------------------------
                                                      1995       1994       1993
--------------------------------------------------------------------------------------
Balance, beginning of year                          $12,317    $11,851    $10,638
    Provision                                         2,770      6,055      3,229
    Loan recoveries                                     578        451        609
    Loan losses                                      (2,918)    (6,040)    (2,625)
--------------------------------------------------------------------------------------
Balance, end of year                                $12,747    $12,317    $11,851
======================================================================================



                         NOTE 9:  BANK PREMISES AND EQUIPMENT
------------------------------------------------------------------------------
     Bank premises and equipment include:  (in thousands)

                                                                     December 31,
                                             Estimated           ---------------------
                                             useful life          1995        1994
--------------------------------------------------------------------------------------
Land and improvements                        (3-10 years)       $ 5,930     $  6,053
Buildings and improvements                   (4-50 years)        24,708       24,112
Furniture and equipment                      (2-25 years)        17,685       15,983
--------------------------------------------------------------------------------------
                                                                 48,323       46,148
Less - Accumulated depreciation                                 (25,297)     (24,274)
--------------------------------------------------------------------------------------
Total                                                           $23,026      $21,874
======================================================================================

                                      16

                             NOTE 10:  OTHER ASSETS
-------------------------------------------------------------------------------

      Other Assets includes property acquired through a foreclosure proceeding, acceptance of a deed-in-lieu of foreclosure, and loans classified as in-substance foreclosures. In accordance with FAS No. 114, a loan is classified as an in-substance foreclosure when the Corporation has taken possession of the collateral. Loans previously classified as in-substance foreclosures, which the Corporation had not taken possession of the collateral, have been reclassified to loans. This reclassification did not significantly impact the Corporation's financial condition. Other Real Estate Owned, included in other assets, is carried at the lower of cost or fair market value.



                    NOTE 11:  CERTIFICATES OF DEPOSIT
-------------------------------------------------------------------------------


Maturities of certificates of deposit in denominations of $100,000 or more is as follows: (in thousands)

                                                             December 31,
                                                        -----------------------
Maturity                                                  1995         1994
-------------------------------------------------------------------------------
Under three months                                       $25,703      $24,890
Three to six months                                        6,021        8,545
Six to twelve months                                       5,839        5,637
Over twelve months                                        34,090       21,678
-------------------------------------------------------------------------------
Total                                                    $71,653      $60,750
===============================================================================

Interest expense on certificates of deposit of $100,000 or more was approximately $3,829,000 in 1995, $2,387,000 in 1994 and $2,378,000 in 1993.



                   NOTE 12:  ESOP AND LONG TERM BORROWINGS
-------------------------------------------------------------------------------
     The Corporation has a qualified noncontributory Employee Stock Ownership Plan (ESOP) and Trust Agreement for the purpose of investing in the common stock of WesBanco on behalf of its employees. Substantially all employees were included in the ESOP plan as of January 1, 1995. Currently, the ESOP Trust holds
105,936 shares of WesBanco common stock.   Approximately 75,103 shares of
stock were allocated to specific employee accounts as of December 31, 1995.
     During November 1995, the WesBanco ESOP Trust renegotiated its existing line of credit with an affiliated lender. Conditions in the loan agreement remain the same, providing for a line of credit in the aggregate amount of $1,000,000 to facilitate purchases of WesBanco common stock in the open market. The ESOP Trust utilized the line of credit during the year to purchase an additional 5,000 shares of stock for $128,750, pledging those shares as collateral. The loan bears interest at a rate equal to the lender's base rate and requires annual repayments of principal equal to 20% of the balance at January 1 of each year. The loan has a final maturity date of 5 years from date of inception. The $1,000,000 revolving line of credit has a balance of $777,000 and $849,000 as of December 31, 1995 and 1994, respectively.
     Total contributions to the ESOP during 1995 were $350,012, which included cash contributions of $254,200 and an additional stock contribution valued at $95,812. Contributions during 1994 and 1993 were $231,956 and $246,000, respectively.
     Effective January 1, 1996, WesBanco expanded the existing ESOP to include 401(k) provisions. Under the 401(k) provisions, substantially all employees are eligible to participate. The Corporation makes matching contributions to the 401(k), up to a maximum of 1.5% of employees' compensation, subject to regulatory limitations.



      NOTE 13:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
-------------------------------------------------------------------------------
      Fair value estimates of financial instruments are based on present value of expected future cash flows, quoted market prices of similar financial instruments, if available, and other valuation techniques. These valuations are significantly affected by the discount rates, cash flow assumptions, and risk assumptions used. Therefore, the fair value estimates may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable in an immediate settlement of the instruments.
     The aggregate fair value of amounts presented do not represent the underlying value of the Corporation. Management does not have the intention to dispose of a significant portion of its financial instruments and, therefore, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

-------------------------------------------------------------------------------

The following table represents the estimates of fair value of financial instruments: (in thousands)

                                                             December 31,
                                              ------------------------------------------
                                                     1995                  1994
                                              ------------------     -------------------
                                              Carrying     Fair      Carrying    Fair
                                               Amount      Value      Amount     Value
----------------------------------------------------------------------------------------
Financial assets:
    Cash and short-term investments            $ 63,539   $ 63,539   $ 65,310   $ 65,310
    Investment securities - held to maturity    251,016    253,831    274,173    266,945
    Investment securities - available for sale  172,137    172,137    202,705    202,705
    Net loans                                   837,821    848,611    764,801    755,212
Financial liabilities:
    Deposits                                  1,115,473  1,120,914  1,109,219  1,110,558
    Short-term borrowings                        71,859     71,859     70,194     70,194
Redeemable preferred stock                         ---        ---       1,860      2,627
=========================================================================================

The following methods and assumptions are used to estimate the fair value of like kinds of financial instruments:

Cash and Short-Term Investments:
     The carrying amount for cash and short-term investments is a reasonable estimate of fair value. Short-term investments consist of federal funds sold. Investment Securities:
     Fair values for investment securities are based on quoted market prices, if available. If market prices are not available, then quoted market prices of similar instruments are used.
Net Loans:
     Fair values for loans with interest rates that fluctuate as current rates change are generally valued at carrying amounts. The fair values for residential mortgage loans are based on quoted market prices of securitized financial instruments, adjusted for remaining maturity and differences in loan characteristics. Fair values of commercial real estate, construction and consumer loans are based on a discounted value of the estimated future cash flows expected to be received. The current interest rates applied in the discounted cash flow method reflect rates used to price new loans of similar type, adjusted for relative risk and remaining maturity. The fair value of credit cards is estimated based on the anticipated average cost of soliciting a new account and the present credit quality of the outstanding balances. For nonaccrual loans, fair value is estimated by discounting expected future principal cash flows only.
Deposits:
     The carrying amount is considered a reasonable estimate of fair value for demand and savings deposits and other variable rate deposit accounts. The fair value of fixed maturity certificates of deposit is estimated by a discounted cash flow method using the rates currently offered for deposits of similar remaining maturities.
Short-Term Borrowings:
     For short-term borrowings, which include federal funds purchased, repurchase agreements, and other short-term borrowings, the carrying amount is a reasonable approximation of fair value.
Redeemable Preferred Stock:
     The fair value of redeemable preferred stock is estimated using discounted cash flow analyses based on estimated incremental borrowing rates for similar types of arrangements.
Off-Balance Sheet Instruments:
     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counterparties. The amount of fees currently charged on commitments is determined to be insignificant and therefore the fair value and carrying value of off-balance sheet instruments are not shown.




                   NOTE 14:  RETIREMENT AND BENEFIT PLANS
-------------------------------------------------------------------------------
     At December 31, 1995, substantially all employees are participants in the WesBanco defined benefit pension plan. The plan covers those employees who satisfy minimum age and length of service requirements. Benefits of the WesBanco defined benefit plan are generally based on the years of service and the employee's compensation during the last five years of employment. The WesBanco plan's funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

-------------------------------------------------------------------------------
     During 1995, all assets and liabilities of the First Fidelity Bancorp defined benefit pension plan were merged into the WesBanco plan. Prior to the merger, First Fidelity Bancorp's defined benefit plan formula used length of service and the employee's compensation to determine benefits. Contributions provided for benefits attributed to employee service to date and for those benefits expected to be earned in the future.
     Net periodic pension cost for the defined benefit plans in 1995, 1994 and 1993 include the following components:


(in thousands)                                             1995      1994      1993
--------------------------------------------------------------------------------------
Service cost - benefits earned during year              $   875   $   931   $   799
Interest cost on projected benefit obligation             1,275     1,149     1,012
Actual return on plan assets                             (3,455)      374    (1,606)
Net amortization and deferral                             2,277    (1,548)      577
--------------------------------------------------------------------------------------
Net periodic pension cost                               $  972    $   906   $   782
======================================================================================

     The following table sets forth the defined benefit pension plans' funded status and the asset reflected in the Consolidated Balance Sheet at December 31, 1995 and 1994:

                                                                       December 31,
                                                                   -------------------
(in thousands)                                                        1995     1994
--------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
    Vested benefit obligation                                      $ 10,530  $ 10,141
    Accumulated benefit obligation                                   11,948    11,425
======================================================================================
Projected benefit obligation                                       $(14,215) $(15,884)
Plan assets at current market value, primarily listed
    stocks, bonds and cash equivalents                               18,296    14,779
--------------------------------------------------------------------------------------
Plan assets in excess of (less than) projected benefit obligation     4,081    (1,105)
Unrecognized prior service cost                                      (2,376)    1,024
Unrecognized net loss                                                   192       995
Unrecognized obligation                                                (145)     (156)
--------------------------------------------------------------------------------------
Net pension asset                                                  $  1,752   $   758
======================================================================================

                                                                         December 31,
                                                                    ------------------
                                                                       1995    1994(1)
--------------------------------------------------------------------------------------
Assumptions used in the accounting for the WesBanco plan were:
    Weighted average discount rates                                     7.5%    8.0%
    Rates of increase in compensation levels                            4.5%    5.0%
    Weighted average expected long-term return on assets                8.75%   8.0%
--------------------------------------------------------------------------------------

(1) Assumptions used in First Fidelity Bancorp's plan were 7%, 4%, and 8.5% for discount rates, increase in compensation levels and expected long-term return on assets, respectively.



     WesBanco currently provides a death benefit and a contributory health insurance plan for all retirees. WesBanco's contribution toward health insurance is a fixed amount which may be changed at its sole discretion.
During 1995, the Corporation increased its health insurance benefit from $70 to $90 per month, or 28.6%, and its death benefit from $5,000 to $7,500, or 50%.
     Effective January 1, 1995, First Fidelity Bancorp was included in the WesBanco postretirement medical and death benefit programs. First Fidelity had no significant nonpension postretirement benefits for the years 1994 and 1993.

                    NOTE 14: RETIREMENT AND BENEFIT PLANS (CONTINUED)
-------------------------------------------------------------------------------
Net periodic postretirement benefit costs other than pension costs in 1995, 1994 and 1993 include the following components:

(in thousands)                                                   1995   1994   1993
------------------------------------------------------------------------------------
Service cost _ benefits earned during year                      $  71   $ 49  $  42
Interest cost on projected benefit obligation                     173     92     94
Prior service cost                                                 57    ---    ---
Net amortization and deferral                                     ---      6      5
------------------------------------------------------------------------------------
Net periodic postretirement benefit cost other than pensions     $301   $147   $141
====================================================================================

The following table sets forth the liability reflected in the Consolidated Balance Sheet at December 31, 1995 and 1994:

                                                                   December 31,
                                                                -------------------
(in thousands)                                                     1995     1994
-----------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
    Retirees                                                      $1,019   $  781
    Fully eligible active plan participants                        1,468      481
-----------------------------------------------------------------------------------
       Total                                                       2,487    1,262
    Unrecognized prior service cost                                 (918)     ---
    Unrecognized net loss                                           (150)     (69)
-----------------------------------------------------------------------------------
    Net postretirement benefit liability                          $1,419   $1,193
===================================================================================
Assumptions used in the accounting were:
    Weighted average discount rate                                   7.5%     8.0%
===================================================================================

    Postretirement benefits are funded as incurred resulting in cash payments of approximately $75,000, $51,000 and $50,000 for the years ended December 31, 1995, 1994 and 1993, respectively.
     The Corporation's portion of the cost of health care benefits is expected to increase during 1996. An assumption of a 1% per year increase in the benefit level would increase the expense in health care benefits by $79,829 or 28% for the year ended 1995 and increase the accumulated postretirement benefit obligation by $445,552 or 21% as of December 31, 1995.



                    NOTE 15:  OTHER OPERATING EXPENSE
-------------------------------------------------------------------------------
   Other operating expenses for the years 1995, 1994 and 1993 include:

(in thousands)                                    1995       1994       1993
-------------------------------------------------------------------------------
Customer and office supplies                   $  1,170   $  1,392   $  1,319
Postage and freight                               1,047      1,032      1,003
Legal and accounting fees                           998      1,124      1,036
Marketing media                                   1,303      1,125      1,133
Miscellaneous taxes                               1,787      1,735      1,687
FDIC Insurance                                    1,294      2,524      2,502
Other                                             5,347      4,658      5,138
-------------------------------------------------------------------------------
Total                                           $12,946    $13,590    $13,818
===============================================================================


                            NOTE 16:  INCOME TAXES
-------------------------------------------------------------------------------

     Pre-tax income from operations for the years ended December 31, 1995, 1994 and 1993 was $25,369,000, $21,477,000 and $24,429,000, respectively. A reconciliation of the federal statutory tax rate to the reported effective tax rate is as follows:

                                                For the years ended December 31,
                                                --------------------------------
                                                    1995       1994      1993
--------------------------------------------------------------------------------
Federal statutory tax rate                           35%        35%       35%
Tax-exempt interest income from securities of
    states and political subdivisions                (8)       (11)      (10)
State income taxes                                    3          3         3
Other - net                                          (2)        ---       (1)
--------------------------------------------------------------------------------
Effective tax rate                                   28%        27%       27%
================================================================================

                                         20

--------------------------------------------------------------------------------
     The provision for income taxes in the Consolidated Statement of Income consists of the following: (in thousands)

                                             For the years ended December 31,
                                             -----------------------------------
                                                   1995      1994      1993
--------------------------------------------------------------------------------
Current  - Federal                                $5,885    $5,046   $5,758
           State                                   1,110       841      970
Deferred - Federal                                   187      (106)    (251)
           State                                      (2)       (1)     110
--------------------------------------------------------------------------------
Total                                              $7,180   $5,780   $6,587
================================================================================
Tax expense applicable to securities transactions  $  174   $  142   $   64
================================================================================

     The Corporation's Federal and State income tax returns have been examined through 1990 with no significant adjustments proposed by the Internal Revenue Service or the State Tax Department.

Deferred tax assets and liabilities are comprised of the following at December 31, 1995, 1994 and 1993:

                                                             December 31,
                                                          -------------------------
(in thousands)                                             1995      1994     1993
------------------------------------------------------------------------------------
Deferred tax assets:
    Reserve for possible loan losses                      $4,433    $4,009    $3,720
    Tax effect of market value adjustment on
        investment securities available for sale            ---      2,860      ---
    Postretirement and pension expense                      ---        238       583
    Deferred compensation                                    355       419       250
    Other                                                     33        52        64
---------------------------------------------------------------------------------------
        Gross deferred tax assets                          4,821     7,578     4,617
---------------------------------------------------------------------------------------
Deferred tax liabilities:
    Tax effect of market value adjustment on
        investment securities available for sale             542      ---       ---
    Depreciation                                             991       860       849
    Purchase accounting adjustments                          167       161       152
    Accretion on investments                                 136        82        82
    Postretirement and pension expense                        76      ---       ---
    Other                                                     32        11        37
---------------------------------------------------------------------------------------
        Gross deferred tax liabilities                     1,944     1,114     1,120
---------------------------------------------------------------------------------------
Deferred tax asset valuation allowance                      ---       ---       ---
---------------------------------------------------------------------------------------
Net deferred tax assets                                   $2,877    $6,464    $3,497
=======================================================================================


                      NOTE 17:  REDEEMABLE PREFERRED STOCK
-------------------------------------------------------------------------------
     On February 28, 1994, in connection with the acquisition of First Fidelity Bancorp, Inc., WesBanco issued 10,000 shares of redeemable preferred stock. During 1994, 75 shares were purchased and retired.
     Effective November 15, 1995, WesBanco redeemed its Series A 8% Cumulative Preferred Stock. The holders of the preferred stock had the right to elect to convert the preferred stock to common stock, $2.0833 par value, at the conversion ratio of 11.43 shares of common stock for each share of preferred stock or cash in the amount of $190 per share. Periodic accretion using the straight-line method increased the value of the stock to the redemption price of $190 per share. The accretion was charged against retained earnings. The holders of 9,723 shares elected to convert their preferred shares to common shares resulting in the issuance of 111,111 shares held in treasury. A total of 202 shares were redeemed for cash.

                 NOTE 18:  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
-------------------------------------------------------------------------------
     Presented below are the condensed Balance Sheet, Statement of Income and Statement of Cash Flows for the Parent Company: (in thousands)

                                  BALANCE SHEET

                                                                           December 31,
                                                                      --------------------
                                                                       1995         1994
------------------------------------------------------------------------------------------
ASSETS
Cash                                                                $  2,543     $      1
Investment in subsidiary banks (at equity in net assets)             152,843      150,008
Investment securities:
    Held to maturity (market values of $0 and $6,603, respectively)      ---        6,795
    Available for sale carried at market value                         7,994        2,621
Dividends receivable                                                   9,750        2,000
Other assets                                                             205          151
------------------------------------------------------------------------------------------
TOTAL ASSETS                                                        $173,335     $161,576
==========================================================================================

LIABILITIES
Long-term borrowings (Note 12)                                      $    777     $    849
Other liabilities                                                      2,518        2,237
------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                                  3,295        3,086
REDEEMABLE PREFERRED STOCK                                              ---         1,860
TOTAL SHAREHOLDERS' EQUITY                                           170,040      156,630
------------------------------------------------------------------------------------------
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND
    SHAREHOLDERS' EQUITY                                            $173,335     $161,576
==========================================================================================

                                           STATEMENT OF INCOME


                                                          For the years ended December 31,
                                                          ---------------------------------
                                                                   1995     1994     1993
-------------------------------------------------------------------------------------------
INCOME:
Dividends from subsidiary banks                                  $20,500  $13,550  $13,464
Income from investments                                              361      273      134
Other income                                                         312       22        2
-------------------------------------------------------------------------------------------
        TOTAL INCOME                                              21,173   13,845   13,600
-------------------------------------------------------------------------------------------

        TOTAL EXPENSES                                               809      842      719
-------------------------------------------------------------------------------------------

Income before income tax benefit and undistributed
    net income of subsidiary banks                                20,364   13,003   12,881
Income tax benefit                                                   145      303      396
-------------------------------------------------------------------------------------------
Income before undistributed net income of subsidiary banks        20,509   13,306   13,277
Undistributed net income (excess dividends) of subsidiary banks   (2,320)   2,391    4,565
-------------------------------------------------------------------------------------------
        NET INCOME                                               $18,189  $15,697  $17,842
===========================================================================================

-------------------------------------------------------------------------------

                                  STATEMENT OF CASH FLOWS
                                                               For the years ended December 31,
                                                             -----------------------------------
                                                                      1995      1994     1993
------------------------------------------------------------------------------------------------
Operating activities:
    Net Income                                                      $18,189   $15,697   $17,842
    Undistributed (net income) excess dividends of subsidiary banks   2,320    (2,391)   (4,565)
    Increase in other assets                                         (7,795)     (154)     (425)
    Other-net                                                          (163)       (7)     (242)
------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            12,551    13,145    12,610
------------------------------------------------------------------------------------------------

Investing activities:
    Investments available for sale:
        Proceeds from sales                                           2,267        31     1,001
        Proceeds from maturities and calls                              852     5,983     3,992
        Payments for purchases                                       (1,671)   (6,835)   (6,072)
    Investments held to maturity:
        Proceeds from maturities and calls                            1,883       314     1,053
        Payments for purchases                                       (1,848)   (4,471)   (2,461)
------------------------------------------------------------------------------------------------
Net cash provided (used) by investing activities                      1,483    (4,978)   (2,487)
------------------------------------------------------------------------------------------------

Financing activities:
    Principal payments on ESOP related debt                            (200)     (154)     (225)
    Proceeds from ESOP related borrowings                               129       246       422
    Purchases of treasury stock - net                                (3,456)   (4,484)   (1,102)
    Dividends paid                                                   (8,022)   (6,984)   (6,279)
    Other                                                                57        33      (292)
------------------------------------------------------------------------------------------------
Net cash used by financing activities                               (11,492)  (11,343)   (7,476)
------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                       2,542    (3,176)    2,647
Cash at beginning of year                                                 1     3,177       530
------------------------------------------------------------------------------------------------
Cash at end of year                                                $  2,543   $     1  $  3,177
================================================================================================

During 1995 there were 9,925 shares of Preferred Stock redeemed. Of these shares, 9,723 shares were exchanged for 111,111 shares of WesBanco common stock in a non-cash transaction. The remaining 202 shares were redeemed for cash at $190 per share and are included in other financing activities.



     The operations of the subsidiary banks are subject to Federal and state statutes which limit the banks' ability to pay dividends or otherwise transfer funds to the Parent Company. At December 31, 1995 the banks, without prior approval from the regulators, could have distributed dividends of approximately $5,081,000.





                   NOTE 19:  SUBSEQUENT EVENT - AGREEMENT TO MERGE
-------------------------------------------------------------------------------

     On February 9, 1996, WesBanco, Inc. announced the signing of a definitive Agreement and Plan of Merger providing for the merger of Bank of Weirton with WesBanco Bank Wheeling, an affiliate of WesBanco, Inc. Under the terms of the definitive Agreement and Plan of Merger, WesBanco will exchange 130 shares of WesBanco's common stock for each share of Weirton's common stock outstanding in a tax free exchange. A total of 1,690,000 common shares will be issued in the transaction. The merger, which is based on a fixed exchange ratio, will be accounted for as a pooling-of-interests.
     The transaction, which is subject to, among other things, approval by the appropriate regulatory authorities and the stockholders of Bank of Weirton, is expected to be completed during the third quarter of 1996.

                 MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

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




                        [Price Waterhouse LLP Logo]

                     REPORT OF INDEPENDENT ACCOUNTANTS
-------------------------------------------------------------------------------
TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF WESBANCO, INC.

     In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of WesBanco, Inc., and its subsidiaries (the Corporation) at December 31, 1995, and 1994, and the results of its operations and its cash flows for each of the 3 years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of First Fidelity Bancorp, Inc. for 1993, which statements reflect net interest income of $13,913,000 for the year ended December 31, 1993.
Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for First Fidelity Bancorp, Inc., for 1993, is based
solely on the report of the other auditors.   We conducted our audits of the
consolidated statements in accordance with generally accepted auditing standards, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.
     As discussed in Note 1 and Note 5, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," during 1995 and 1994, respectively.



/s/ Price Waterhouse LLP
600 Grant Street
Pittsburgh, Pennsylvania 15219

January 25, 1996, except as to Note 19, which is as of February 9, 1996

                                 WESBANCO, INC.
                     CONDENSED QUARTERLY STATEMENT OF INCOME
-----------------------------------------------------------------------------
(in thousands, except for earnings per share)


                                                           1995  Quarter ended
                                         --------------------------------------------------------
                                                                                          Annual
                                         March 31  June 30  September 30   December 31    Total
--------------------------------------------------------------------------------------------------
Interest income                          $23,612   $24,402     $24,580       $25,305     $97,899
Interest expense                           9,883    10,369      10,583        11,035      41,870
--------------------------------------------------------------------------------------------------
Net interest income                       13,729    14,033      13,997        14,270      56,029
Provision for possible loan losses           377       467         829         1,097       2,770
--------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses              13,352    13,566      13,168        13,173      53,259
Other income                               2,860     2,928       2,709         2,601      11,098
Other expenses                             9,591     9,850       9,516        10,031      38,988
--------------------------------------------------------------------------------------------------
Income before income  taxes                6,621     6,644       6,361         5,743      25,369
Provision for income taxes                 1,963     1,887       1,818         1,512       7,180
--------------------------------------------------------------------------------------------------
Net Income                               $ 4,658   $ 4,757     $ 4,543       $ 4,231     $18,189
==================================================================================================
Earnings per share of common stock       $   .54   $   .56     $   .53       $   .50     $  2.13
==================================================================================================



                                                            1994 Quarter ended
                                        ----------------------------------------------------------
                                                                                          Annual
                                        March 31   June 30   September 30  December 31    Total
---------------------------------------------------------------------------------------------------
Interest income                          $22,557   $23,070     $23,110       $23,287     $92,024
Interest expense                           8,684     8,741       8,884         9,319      35,628
---------------------------------------------------------------------------------------------------
Net interest income                       13,873    14,329      14,226        13,968      56,396
Provision for possible loan losses           706       429       4,377           543       6,055
---------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses              13,167    13,900       9,849        13,425      50,341
Other income                               2,865     2,498       2,631         2,756      10,750
Other expenses                             9,515     9,781      10,001        10,317      39,614
---------------------------------------------------------------------------------------------------
Income before income  taxes                6,517     6,617       2,479         5,864      21,477
Provision for income taxes                 1,881     1,934         390         1,575       5,780
---------------------------------------------------------------------------------------------------
Net Income                               $ 4,636   $ 4,683     $ 2,089       $ 4,289     $15,697
===================================================================================================
Earnings per share of common stock       $   .53   $   .54     $   .24       $   .50     $  1.81
===================================================================================================

                                 WESBANCO, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

     Management's discussion and analysis represents an overview of the financial condition and results of operations of WesBanco, Inc. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto. Following is the five year Selected Financial Summary.(1)

                                                                               December 31,
                                                       -----------------------------------------------------------
(in thousands, except for share and per share amounts)     1995        1994        1993        1992        1991
------------------------------------------------------------------------------------------------------------------
Cash dividends declared(2)                             $      .96  $      .86  $     .785  $      .70  $     .675
Book value(2)                                               20.01       18.41       18.16       16.96       16.22
Average common shares outstanding(2)                    8,470,328   8,590,878   8,689,499   8,707,197   8,704,537

Selected Balance Sheet Information:
Total Investments                                      $  423,153  $  476,878  $  492,667  $  498,359  $  410,182
Net Loans                                                 837,821     764,801     736,055     701,967     678,119
Total Assets                                            1,371,793   1,350,968   1,346,822   1,316,279   1,269,304
Total Deposits                                          1,115,473   1,109,219   1,113,604   1,095,822   1,057,243
Total Shareholders' Equity                                170,040     156,630     157,516     147,452     137,848

Selected Ratios:
Return on Average Assets                                     1.35%       1.17%       1.34%       1.22%       1.16%
Return on Average Equity                                    11.12        9.99       11.70       11.13       10.83
Dividend Payout Ratio                                       44.75       47.07       36.83       36.72       34.90
Average Equity to Average Assets                            12.15       11.72       11.43       10.98       10.68




                                                                      For the years ended December 31,
                                                      -------------------------------------------------------------
                                                            1995        1994        1993        1992       1991
-------------------------------------------------------------------------------------------------------------------
Summary Statement of Income:
Interest income                                        $   97,899  $   92,024  $   95,657  $  101,770  $  108,985
Interest expense                                           41,870      35,628      39,383      48,082      59,322
-------------------------------------------------------------------------------------------------------------------
Net interest income                                        56,029      56,396      56,274      53,688      49,663
Provision for possible loan losses                          2,770       6,055       3,229       3,279       2,963
-------------------------------------------------------------------------------------------------------------------
Net interest income after provision
    for possible loan losses                               53,259      50,341      53,045      50,409      46,700
Other income                                               11,098      10,750      10,095       9,861       9,167
Other expenses                                             38,988      39,614      38,711      37,276      36,225
-------------------------------------------------------------------------------------------------------------------
Income before income taxes and effect of
    prior years' postretirement benefits                   25,369      21,477      24,429      22,994      19,642
Provision for income taxes                                  7,180       5,780       6,587       6,523       5,239
-------------------------------------------------------------------------------------------------------------------
Income before effect of prior years'
    postretirement benefits                                18,189      15,697      17,842      16,471      14,403
Effect of prior years' postretirement
    benefits - net of tax effect                             ---         ---         ---         (592)       ---
-------------------------------------------------------------------------------------------------------------------
Net Income                                             $   18,189  $   15,697  $   17,842  $   15,879  $   14,403
===================================================================================================================
Per Share: (2)
Income before effect of prior years'
    postretirement benefits                            $     2.13  $     1.81  $     2.04  $     1.88  $     1.64
Effect of prior years' postretirement
    benefits - net of tax effect                             ---         ---        ---          (.07)      ---
-------------------------------------------------------------------------------------------------------------------
Net Income                                             $     2.13  $     1.81  $     2.04  $     1.81  $     1.64
===================================================================================================================

(1)  See Note 1 of the Notes to Consolidated Financial Statements.
(2)  Adjusted for two-for-one stock split which occurred during April 1993.

                                EARNINGS SUMMARY
------------------------------------------------------------------------------


     WesBanco's net income rose 15.9% to $18,189,000 for the year ended December 31, 1995 as compared to $15,697,000 and $17,842,000 for the years ended December 31, 1994 and 1993, respectively. The 1995 increase reflects a reduction in both the provision for loan losses and non-interest expense.
The decrease in 1994 net income was primarily due to an increase of $2,826,000 in the provision for loan losses relating to a writedown on a commercial loan. Profitability measures improved with return on assets (ROA) increasing to 1.35% from 1.17% in 1994 and return on equity (ROE) increasing to 11.12% from 9.99% in 1994. For 1993, ROA and ROE were 1.34% and 11.70%, respectively.
     The following table presents a comparative average balance sheet and interest rate analysis.



                   AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
------------------------------------------------------------------------------
(dollars in thousands)

                                                              For the years ended December 31,
                                 ---------------------------------------------------------------------------------------
                                              1995                         1994                          1993
                                 -----------------------------   -------------------------   ---------------------------
                                    Average            Average   Average           Average   Average           Average
                                    Volume   Interest   Rate     Volume   Interest  Rate     Volume   Interest   Rate
------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans                              $797,692  $71,399    8.95%   $739,739  $62,626   8.47%    $717,048  $63,716    8.89%
Investment securities:
    Taxable                         325,808   18,702    5.75     376,566   21,761   5.78      393,576   24,450    6.21
    Non-taxable                     121,093    6,655    5.50     125,027    6,894   5.51      112,314    6,644    5.92
------------------------------------------------------------------------------------------------------------------------
    Total investment securities     446,901   25,357    5.68     501,593   28,655   5.71      505,890   31,094    6.15
Federal funds sold                   19,353    1,143    5.90      17,677      743   4.20       26,741      847    3.17
------------------------------------------------------------------------------------------------------------------------
    Total earning assets         $1,263,946  $97,899    7.75% $1,259,009  $92,024   7.31%  $1,249,679  $95,657    7.65%
------------------------------------------------------------------------------------------------------------------------
Cash and due from banks          $   40,825                   $   43,447                   $   41,700
Other assets                         42,243                       37,385                       42,232
------------------------------------------------------------------------------------------------------------------------
    Total Assets                 $1,347,014                   $1,339,841                   $1,333,611
========================================================================================================================

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Interest bearing demand          $  253,040  $ 7,070    2.79% $  270,902  $ 7,357   2.72%  $  269,256  $ 8,172    3.03%
Savings deposits                    293,103    8,127    2.77     320,789    8,584   2.68      310,482    9,917    3.19
Certificates of deposit             434,391   23,505    5.41     395,807   17,730   4.48      409,778   19,346    4.72
------------------------------------------------------------------------------------------------------------------------
 Total interest bearing deposits    980,534   38,702    3.95     987,498   33,671   3.41      989,516   37,435    3.78
Federal funds purchased and
    repurchase agreements            55,272    2,958    5.35      53,189    1,812   3.41       54,426    1,783    3.28
Other borrowings                      4,825      210    4.35       4,706      145   3.08        7,394      165    2.23
-------------------------------------------------------------------------------------------------------------------------
    Total interest
        bearing liabilities      $1,040,631  $41,870    4.02% $1,045,393  $35,628   3.40%  $1,051,336  $39,383    3.74%
-------------------------------------------------------------------------------------------------------------------------
Noninterest bearing demand       $  128,380                   $  127,695                   $  115,599
Other liabilities                    12,698                        7,829                       12,365
Redeemable Preferred Stock            1,670                        1,851                        1,827
Shareholders' Equity                163,635                      157,073                      152,484
-------------------------------------------------------------------------------------------------------------------------
    Total Liabilities, Redeemable
        Preferred Stock &
        Shareholders' Equity     $1,347,014                   $1,339,841                   $1,333,611
=========================================================================================================================
Net yield on earning assets                  $56,029    4.43%             $56,396   4.48%              $56,274    4.50%
=========================================================================================================================
Taxable equivalent net yield
    on earning assets                        $59,612    4.72%             $59,995   4.77%              $59,743    4.78%
=========================================================================================================================

Nonaccrual loans were included in the average volume for the entire year. Loan fees included in interest on loans are not material. Average yields on investment securities available for sale have been calculated based on amortized cost. Taxable equivalent basis is calculated on non-taxable securities using a tax rate of 35% for 1995, 34.3% for 1994 and 1993.

                           NET INTEREST INCOME
-----------------------------------------------------------------------------


     In 1995, net interest income was $56,029,000, a decrease of $367,000 or .06% from 1994, following a slight increase in 1994 over 1993. The 1995 decrease resulted from a lower net yield on earning assets. The net yield declined to 4.4% for 1995, from 4.5% for 1994 and 1993.
     Interest income growth for 1995 was caused primarily by an increase in loan balances coupled with higher loan yields and changes in the mix of assets. The average yield on earning assets increased 0.5% to 7.8% in 1995. Loan yields increased 0.5% to 9.0%, while investment yields decreased slightly. The 1995 nationwide bank base lending rate averaged 8.6%, up from 7% in 1994 and 6% in 1993.
     Interest expense increased in 1995 due to rising interest rates in late 1994 and early 1995, customers' preference for certificates of deposits, and pricing pressure to compete for funds in the marketplace. These factors led to an increase in the average rate paid on interest bearing liabilities of 0.6% to 4.0% during 1995.
     The decline in interest rates during 1993 and early 1994 caused the average earning asset yield to decrease to 7.3% during 1994 from 7.7% for 1993. During the same period the average rate paid on interest bearing liabilities decreased to 3.4% in 1994 from 3.7% in 1993.



                                 INVESTMENTS
------------------------------------------------------------------------------


     Taxable investment securities averaged $325,808,000 during 1995, a decrease of 14% over 1994. Non-taxable securities decreased 3% to $121,093,000 over the same period. During 1994, average taxable securities decreased $17,010,000 or 4% over 1993, while average non-taxable securities increased $12,713,000 or 11% over the same period. For 1995 and 1994, the decreases in total average investment securities were required to fund loan growth.
     WesBanco's available for sale portfolio at fair market value was $172,137,000 or 41% of total investment securities as of December 31, 1995, compared to $202,705,000 or 42% of investment securities for the same period in 1994. The general decline in interest rates during 1995 led to an increase in the market value of the available for sale portfolio. The market value adjustment as of December 31, 1995 reflected an unrealized gain, net of tax of $849,000, recorded as an adjustment to shareholders' equity. As of December 31, 1994, securities available for sale had an unrealized loss, net of tax, of $4,482,000. These market value adjustments represent temporary market value fluctuations which depend upon general changes in market rates. WesBanco can adjust the volatility of the market value adjustment by managing both the volume of securities classified as available for sale and average maturities. If securities are held to their maturity dates, no net gain or loss would be realized. At December 31, 1995, the available for sale portfolio had an average yield of 5.7% and an average maturity of 3.1 years.
     Held to maturity securities, at cost, totaled $251,016,000 or 59% of total investment securities as of December 31, 1995, compared to $274,173,000 or 58% for the same period in 1994. At December 31, 1995, the held to maturity portfolio had an average yield of 5.5% and an average maturity of 2.8 years.
     In accordance with the Financial Accounting Standards Board Special Report allowing for a one-time transfer of securities, WesBanco reclassified securities held by the Parent Company with a market value of $5,667,000 from the held to maturity category to available for sale during the fourth quarter of 1995.
     During 1995 and 1994, as loan demand exceeded deposit growth, matured, called or sold investment securities represented a primary source of liquidity. Investment securities with a total carrying value of $106,960,000 either matured or were called during 1995 as compared to $98,939,000 during 1994. Investment securities of $59,291,000 and $67,002,000 were sold during 1995 and 1994, respectively. The average maturity of total investment securities at December 31, 1995 was 2.9 years as compared to 3.1 years and
3.6 years as of December 31, 1994 and 1993, respectively. During 1996, securities totaling $122,831,000 or 29% of total securities are expected to mature, providing for potential liquidity needs.
    Investment income declined by $3,298,000 during 1995 after declining by $2,439,000 during 1994. The 1995 decline was primarily due to a decrease in average investment balances of $54,692,000 or 11%. The average yield on taxable securities, excluding the effects of the market value adjustment on available for sale securities, remained stable at 5.8% for 1995 and 1994, down from 6.2% for 1993. The average yield on non-taxable securities, not adjusted for tax equivalency, was 5.5% for 1995 and 1994, down from 5.9% for 1993.
     Net realized securities gains totaled $437,000 in 1995 compared to $366,000 and $164,000 in 1994 and 1993, respectively. During 1995, net gains of $126,000 were realized through a decision to divest of an equity position which no longer had a strategic value to the Corporation. Gains and losses on securities are dependent upon the changing bond market conditions and the composition of the securities.

                                  LOANS
------------------------------------------------------------------------------

     At December 31, 1995, loans outstanding were $850,568,000, representing an increase of 9.5% from December 31, 1994. This follows a 3.9% increase in loans for the corresponding period in 1994. The strong growth can be attributed to mortgage and consumer loans, which had individual portfolio increases of 9.5% and 15.1%, respectively. The increase in mortgage loans was largely due to refinancing activity caused by a declining interest rate environment during 1995. Consumer loans increased as a result of offering attractive rates on automobile loans originated through dealers. However, the increase was partially offset by the sale of student loans. During 1995 and 1994, the Corporation sold substantially all of its student loan portfolio, which totaled approximately $9,000,000. Commercial loans increased 6.6% during 1995, after a decrease of 2% during 1994. As of December 31, 1995, commercial loans comprised 20% of total loans outstanding, real estate secured loans comprise 47.5%, and consumer-type loans comprise 32.5%. WesBanco's lending limit to a single customer was $24,839,000 as of December 31, 1995.
     Interest on loans increased $8,773,000 or 14% during 1995, after a decrease of $1,090,000 during 1994. The 1995 increase was due to growth in average loans of $57,953,000 or 7.8%, combined with an increase in the average loan yield of 0.5% to 9.0%. Average loan yields for 1994 and 1993 were 8.5% and 8.9%, respectively. Rates offered on loan products generally increased during the second half of 1994 into early 1995, causing an increase in loan yields during 1995. The majority of commercial and mortgage loans reprice monthly or annually based on changes in national indices such as prime rate or the U.S. Treasury Bill rate.
     On January 1, 1995, WesBanco adopted FAS No. 114 "Accounting by Creditors for Impairment of a Loan." A loan is considered impaired when it is probable that the lender will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. At December 31, 1995 impaired loans included all nonperforming loans.
     Loans classified as nonperforming declined to $7,291,000 or .9% of loans outstanding as of December 31, 1995 as compared to $8,183,000 or 1.1% as of December 31, 1994. The decline in 1995 was primarily due to the reclassification of a nonaccrual commercial loan to other assets, where the property is recorded at fair market value. Nonaccrual loans are generally secured by collateral believed to have adequate market values to protect against significant losses. The Corporation continues to monitor the nonperforming assets to ensure against deterioration in collateral values.
     Net charge-offs and the provision for possible loan losses in 1995 decreased primarily due to a 1994 writeoff of a commercial real estate loan approximating $4,000,000. Net loan charge-offs were $2,340,000 in 1995 as compared to $5,589,000 in 1994 and $2,016,000 in 1993. The provision for possible loan losses decreased to $2,770,000 in 1995 from $6,055,000 and $3,229,000 in 1994 and 1993, respectively.
     The reserve for possible loan losses is considered adequate to provide for future losses in the loan portfolio. In determining the adequacy of the reserve for possible loan losses, the Corporation exceeds the minimum guidelines as set forth by the Office of the Comptroller of the Currency. Amounts charged to earnings were based on periodic management evaluations of the loan portfolio, specific problem loans and other factors.



                                 DEPOSITS
------------------------------------------------------------------------------

     As of December 31, 1995 total deposits increased to $1,115,473,000 from $1,109,219,000 as of December 31, 1994. The increase can be attributed to fourth quarter deposit growth related to the introduction of a new retail banking program called Good Neighbor Banking. The program offers a series of pricing bonuses which vary according to the customer's service relationship.
     Average deposits decreased $6,279,000 or .5% to $1,108,914 in 1995, after an increase of $10,078,000 or 1% between 1994 and 1993. The decrease in average deposits during 1995 and the slight growth in 1994 can be attributed to the competition for funds in the local market and consumers seeking nonbank investment alternatives. Certificates of deposit increased $38,584,000 or 9.7% during 1995, reflecting a change in deposit mix as customers moved from demand and savings products into certificates of deposit. As interest rates rose during late 1994 and early 1995, customers were attracted to the higher-yielding certificate of deposit products during 1995.
     Interest expense on deposits increased $5,031,000 or 14.9% during 1995 as compared to a decrease of $3,764,000 during 1994. The 1995 increase is reflected in the average rate paid on interest bearing deposits which rose to 4.0% during 1995 as compared to 3.4% in 1994 and 3.8% in 1993, due primarily to the rising interest rate environment during late 1994, coupled with a shift in deposit mix from demand and savings balances to the higher-yielding certificates of deposit. During 1995, certificates of deposit comprised 39% of average deposits, up from 35% in 1994.

                             CAPITAL ADEQUACY
------------------------------------------------------------------------------


     On December 31, 1995 shareholders' equity totaled $170,040,000, an increase of $13,410,000 from 1994. The increase can be attributed to earnings growth in 1995 combined with a change in the market value adjustment on investments available for sale of $5,331,000, from a net unrealized loss of $4,482,000 at December 31, 1994 to a net unrealized gain of $849,000 at December 31, 1995.
     During the third quarter 1995 the Corporation completed a $7,000,000 common stock repurchase plan that began in April 1994, and announced the start of a $10,000,000 common stock repurchase plan. The plan, which may be discontinued or suspended at any time, will provide shares for general corporate purposes. At December 31, 1995, approximately $971,882 of the stock repurchase plan had been utilized.
     During the fourth quarter 1995, WesBanco redeemed its Series A 8% Cumulative Preferred Stock. The holders of 9,723 shares elected to convert their preferred shares into common shares, resulting in the issuance of 111,111 shares previously held in treasury.
     Effective April 1, 1995 the quarterly per share dividend rate was increased to $.23 from $.22 and on October 1, 1995 was increased to $.25.
The dividend payout ratio for 1995 was 45%, down slightly from 47% in 1994.
The decrease in the ratio was due to the increased level of earnings during 1995.
     WesBanco is subject to risk-based capital guidelines that measure capital relative to risk-adjusted assets and off-balance sheet financial instruments. The Corporation's Tier 1, total risk-based capital and leverage ratios are well above the required minimum levels of 4%, 8%, and 3%, respectively. At
December 31, 1995, all of WesBanco's affiliate banks exceeded the minimum regulatory levels. Capital adequacy ratios are summarized as follows:

                                                           As of December 31,
                                                         ---------------------
Ratio                                                      1995        1994
------------------------------------------------------------------------------
Primary capital (1)                                        13.2%       12.4%
Tier 1 capital (2)                                         18.7%       19.9%
Total risk-based capital (3)                               20.0%       21.1%
Leverage (4)                                               12.4%       11.9%
------------------------------------------------------------------------------

 (1) Equity plus the reserve for loan losses, including the market value adjustment on investments available for sale; as a percentage of total assets plus the reserve for loan losses.
 (2) Equity, excluding the market value adjustment on investments available for sale, less certain intangibles; as a percentage of risk-adjusted assets.
 (3) Tier 1 capital plus qualifying reserve for loan losses; as a percentage of risk-adjusted assets.
 (4)  Tier 1 capital; as a percentage of average assets.



                   INTEREST RATE MANAGEMENT AND LIQUIDITY
-------------------------------------------------------------------------------
     Interest rate management measures the sensitivity of net interest earnings to changes in the level of interest rates. As interest rates change in the market, rates earned on interest earning assets and rates paid on interest-bearing liabilities do not necessarily move concurrently. Differing rate sensitivities may arise because fixed rate assets and liabilities may not have the same maturities or because variable rate assets and liabilities differ in the timing of rate changes.
     The affiliate banks review their interest rate sensitivity on a periodic basis. The analysis presented below classifies interest earning assets and interest bearing liabilities into maturity categories and measures the differences between maturing assets and liabilities in each category (interest sensitivity gap). At December 31, 1995, the Corporation was in a liability sensitive position as summarized in the table below (in thousands):


                                       Under      Three       Six         Nine     Over
                                       Three      to Six     to Nine    Months to  One
                                       Months     Months      Months    One Year   Year        Total
------------------------------------------------------------------------------------------------------
ASSETS
Due from banks/interest bearing           ---        ---         ---    $    104  $    197    $    301
Loans                                 $189,469   $ 50,329    $ 58,941     56,175   495,654     850,568
Investment securities(1)                34,968     30,422      17,549     39,892   298,930     421,761
Federal funds sold                      14,230       ---         ---        ---       ---       14,230
-------------------------------------------------------------------------------------------------------
Total interest earning assets          238,667     80,751      76,490     96,171   794,781   1,286,860
-------------------------------------------------------------------------------------------------------
LIABILITIES
Savings and NOW accounts               451,119       ---         ---        ---       ---      451,119
All other interest bearing deposits    184,375     66,920      34,448     29,967   221,476     537,186
Short term and other borrowings         60,498      5,835       2,228      2,948       350      71,859
-------------------------------------------------------------------------------------------------------
Total interest bearing liabilities     695,992     72,755      36,676     32,915   221,826   1,060,164
-------------------------------------------------------------------------------------------------------
Interest sensitivity gap             $(457,325) $   7,996   $  39,814  $  63,256  $572,955   $ 226,696
=======================================================================================================
Cumulative interest sensitivity gap  $(457,325) $(449,329)  $(409,515) $(346,259) $226,696
=======================================================================================================

(1)  Securities are categorized above by expected maturity at amortized cost.

-------------------------------------------------------------------------------

    The changing interest rate environment can substantially impact the
Corporation's net interest income and profitability.   The Asset/Liability
Committee believes the Corporation's interest sensitivity position provides for a changing interest rate environment. During the next twelve months, the Corporation's net interest sensitivity position is $(457,325,000), $7,996,000, $39,814,000 and $63,256,000 during the periods under three months, three to six months, six to nine months and nine months to one year, respectively. The liability sensitive position in the under three month time period is caused by savings and NOW deposits. Interest rates on these deposit instruments are subject to periodic adjustment at management's discretion. Rates on savings and NOW deposits ranged from 2.0% to 3.0% during 1995 as compared to 2.5% to 3.0% during 1994.
     The Corporation's short-term liability sensitive position would suggest exposure of the net interest margin to changing interest rates. An increase in interest rates may cause a decline in the net interest margin while decreasing interest rates may have the opposite effect. The Corporation may reduce its short-term liability sensitive position making its net interest margin less vulnerable to rising interest rates by shortening asset maturities, primarily through federal funds and investment maturities. In addition, management may emphasize attracting longer-term deposits by not increasing the rates paid on savings and NOW accounts, while increasing rates on term certificates of deposit.
     The Corporation manages its liquidity position to ensure that sufficient funds are available to meet customer needs for borrowing and deposit withdrawals. The Corporation's primary source of liquidity is its strong core deposit base. The growth in deposits is somewhat dependent upon interest rates of competitive financial instruments. Short-term liquidity is maintained through the use of federal funds sold, which represents one day investments and cash balances. As of December 31, 1995, federal funds sold and cash balances were $63,539,000 or 4.6% of total assets as compared to $65,310,000 or 4.8% of total assets as of December 31, 1994. Additional short-term liquidity is maintained through investments with expected maturities of less than one year which, during 1996, approximate $122,831,000 or 9.0% of total assets. During 1995 investment maturities and calls of $106,960,000 became available for reinvestment.
     As of December 31, 1995 the Corporation had outstanding commitments to extend credit in the ordinary course of business approximating $63,307,000.
On a historical basis only a small portion of these commitments result in expended funds.
     The Corporation has commitments for planned additions to fixed assets of approximately $2,000,000 during 1996, which includes the construction of a new branch facility, new integrated banking software, and the phase-in of a local and wide area networking system.



                                OTHER INCOME
------------------------------------------------------------------------------
     Other income, excluding securities transactions, increased $277,000 or 2.7% over 1994, due primarily to an increase in trust fee revenue. Trust fee revenue was $4,716,000 for 1995, an increase of $291,000 or 6.6% over 1994. Trust fee revenue increased $265,000 or 6.4% between 1994 and 1993. This steady increase in trust fees can be attributed to the increased number of accounts under administration and increased market values. The market value of trust assets at December 31, 1995 approximated $1,283,218,000 as compared to $1,113,416,000 at December 31, 1994. Service charges and other income totaled $4,906,000 for 1995, a decrease of $131,000 over 1994. Contributing to the decrease were fee discounts associated with Good Neighbor Banking. Service charges and other income increased $224,000 between 1994 and 1993 due to increases in the fees associated with deposit accounts.



                             OTHER EXPENSES
------------------------------------------------------------------------------
     Other expenses decreased $626,000 or 1.6% in 1995 to $38,988,000. The decline from last year was primarily due to a reduction in the FDIC insurance rate. During 1994 other expenses increased $903,000 or 2.3% from 1993, primarily due to increased personnel costs. Increases in health insurance, pension costs, and the recognition of employment contracts for two First Fidelity executive officers contributed to the increase during 1994.
     Salaries and benefits for 1995 remained at approximately the same level as 1994, decreasing $90,000 or .4% as compared to an increase of $1,239,000 or 6.1% in 1994. During 1995, the number of full-time equivalent employees decreased to 755 from 775, causing a 2.4% reduction in salary expenses. Internal bank consolidations have reduced staffing levels in different areas of the Corporation. The reduction in salary expenses was partially offset by an

------------------------------------------------------------------------------

increase in benefits, primarily in employer expenses for health care and retirement benefits.
     The Corporation expects employee benefits to continue to rise in 1996.
In addition to anticipated increases in health insurance costs, effective January 1, 1996 WesBanco expanded its existing ESOP to include 401(k) provisions. The Corporation will make matching contributions on behalf of each participant, up to a maximum of 1.5% of the employee's pay, subject to regulatory limitations.
     Occupancy and equipment expenses increased approximately 2.5% in 1995 and 1994. The increases can be attributed to the construction of a new branch facility in Bridgeport, WV and technological advancements to enhance customer service through the phase-in of a local area network and loan platform automation.
     Other operating expenses decreased $644,000 or 4.7%, after decreasing $228,000 or 1.7% during 1994. The 1995 decrease was primarily due to a reduction in FDIC insurance expense, partially offset by increases in marketing expenses associated with the introduction of the Good Neighbor
Banking Program.   In addition, the Corporation has experienced improved
operating efficiencies through internal consolidations of affiliate banks. Internal consolidations reduced the number of affiliate banks to six in 1995 from thirteen in early 1994. Affiliate bank consolidations are planned throughout 1996.


                              INCOME TAXES
------------------------------------------------------------------------------
     Federal income tax expense increased $1,132,000 to $6,072,000 during 1995, after decreasing $567,000 to $4,940,000 during 1994. In 1995, the tax expense increased due to increased pretax earnings. The decrease in tax expense for 1994 was affected primarily by the decrease in pretax earnings and the level of nontaxable income.
     The effective tax rate for the Corporation was 28% for 1995, 27% for 1994 and 1993. The changes in the effective tax rate are representative of the change in the level of taxable income and to a lesser extent the changing state tax rates. The alternative minimum tax will affect WesBanco only if a significant amount of non-taxable income exists when compared to taxable income.
     During 1993, Congress enacted the Omnibus Budget Reconciliation Act of 1993 which included increasing certain corporate income tax rates retroactive to January 1, 1993. The change in the corporate tax rate was increased to 35% from 34% for corporations with income over $15,000,000.
     The State of West Virginia has a corporate net income tax based upon federal taxable income, adjusted for certain items not subject to state taxation. The state tax rate for 1995 was 9.0%. State income tax included in the provision for income taxes was $1,108,000 for 1995 as compared to $840,000 and $1,080,000 for 1994 and 1993, respectively. The State of Ohio does not have a corporate income tax, but rather, businesses are subject to an Ohio corporate franchise tax which is included in other operating expenses.






                                 ACQUISITIONS
------------------------------------------------------------------------------
     During February 1994, the Corporation acquired all of the outstanding stock of First Fidelity Bancorp, Inc. (Fidelity). The acquisition was accounted for as a pooling-of-interests which requires that all amounts included in the proforma financial statements be restated as if the acquisition had occurred on the first day of each year presented. Fidelity had net income of $3,179,000 for the year ended December 31, 1993. On a proforma basis, the acquisition of Fidelity caused dilution in earnings per share of $.18 for the year ended December 31, 1993. Book value was diluted by $.87 for 1993.
     On February 9, 1996, WesBanco, Inc. announced the signing of a definitive Agreement and Plan of Merger providing for the merger of the Bank of Weirton with WesBanco Bank Wheeling, an affiliate of WesBanco, Inc. The transaction, which is subject to, among other things, approval by the appropriate regulatory authorities and the stockholders of Bank of Weirton, is expected to be completed during the third quarter of 1996. See Note 19 in the Notes to Consolidated Financial Statements for additional information associated with the merger agreement.

           MARKET OF COMMON STOCK AND RELATED SHAREHOLDER MATTERS
------------------------------------------------------------------------------
     WesBanco's common stock is quoted on The Nasdaq Stock Market (Nasdaq), with a trading symbol of WSBC. As reported by Nasdaq, the price information reflects high and low sales prices.
     The approximate number of holders of WesBanco's $2.0833 par value common stock as of December 31, 1995 was 3,875.
     Effective with the April 1, 1996 dividend, the quarterly dividend will be increased from $ .25 to $.26 per share. The new dividend amount represents an annualized dividend of $1.04 per share.

     The following represents reported high and low trading prices and dividends declared during the respective quarter:

                                                                     Dividend
                                              High        Low        Declared
------------------------------------------------------------------------------
1995
4th quarter                                   $30.00      $26.75         $.25
3rd quarter                                    29.50       25.75          .25
2nd quarter                                    26.50       23.25          .23
1st quarter                                    25.75       22.75          .23
1994
4th quarter                                   $29.25      $23.25         $.22
3rd quarter                                    29.00       26.00          .22
2nd quarter                                    28.25       25.75          .21
1st quarter                                    29.50       27.50          .21





                                 OTHER MATTERS
------------------------------------------------------------------------------
     Certain information in "Management's Discussion and Analysis" and other statements contained in this report which are not historical facts may be forward-looking statements that involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, consumer and other lending activities; changes in federal and state regulations; the presence in the Company's market area of competitors with greater financial resources than the Company; or other unanticipated external developments materially impacting the Company's operational and financial performance.

                          WESBANCO, INC. OFFICERS
-----------------------------------------------------------------------------


OFFICERS
James C. Gardill
Chairman of the Board             [PHOTO]   Executive Management
                                            Seated Left to Right: Edward M.
Robert H. Martin                            George, President and CEO;
Vice Chairman                               James C. Gardill, Chairman and
                                            Robert H. Martin, Vice Chairman.
Edward M. George                            Standing from the Left:
President & Chief Executive                 Dennis P. Yaeger, Executive
  Officer                                   Vice President and COO and
                                            Paul M. Limbert, Executive Vice
Paul M. Limbert                             President and CFO.
Executive Vice President &
  Chief Financial Officer

Dennis P. Yaeger
Executive Vice President &
  Chief Operating Officer

Robert V. Aiken                   Seated From the Left: Shirley A.    [PHOTO]
Senior Vice President -           Bucan, Secretary and John W.
  Loan Administration             Moore,Jr.,Senior Vice
                                  President-Human Resources.
John W. Moore, Jr.                Standing From the Left:
Senior Vice President -           Jerome B. Schmitt, Senior Vice
  Human Resources                 President-Investments; Robert
                                  V. Aiken, Senior Vice President-
Jerome B. Schmitt                 Loan Administration; and
Senior Vice President -           Gregory W. Adkins, Auditor.
  Investments

Larry L. Dawson
Vice President

Jerry A. Halverson                Standing From the Left: Larry L.    [PHOTO]
Vice President                    Dawson, Vice President; Jerry
                                  A. Halverson, Vice President
Albert A. Peitz, Jr.              and Albert A. Pietz, Jr. Vice
Vice President                    President.

Edward G. Sloane, Sr.
Vice President - Data Processing

Gregory Wm. Adkins
Auditor

Shirley A. Bucan
Secretary

Thomas B. McGaughy                [PHOTO]   Standing From the Left:
Assistant Secretary                         Peter W. Jaworski, Senior Loan
                                            Review Officer; Mary Ruth
Peter W. Jaworski                           Cilles, Operations Officer and
Senior Loan Review Officer                  Matthew W. Pribus, Operations
                                            Officer.
James C. Porter
Compliance Officer                          Not pictured:
                                            Edward G. Sloane, Sr. Vice
Mary Ruth Cilles                            President-Data Processing;
Operations Officer                          Thomas B. McGaughy, Assistant
                                            Secretary and James C. Porter,
Matthew W. Pribus                           Compliance Officer.
Operations Officer

                         WESBANCO, INC. DIRECTORS
-----------------------------------------------------------------------------

Frank K. Abruzzino
Attorney-at-Law
Steptoe & Johnson

James E. Altmeyer
President
Altmeyer Funeral Homes, Inc.

Earl C. Atkins
President, City Neon, Inc.

Gilbert S. Bachmann*
Partner, Bachmann, Hess,
  Bachmann & Garden
Attorneys-at-Law

Charles J. Bradfield*
President & CEO
WesBanco Barnesville

Ray A. Byrd
Partner, Schrader, Byrd,
  Companion & Gurley
Attorneys-at-Law

H. Thomas Corrie
President
Atlantic Development Corp., Inc.

Christopher V. Criss*
President & CEO
Atlas Towing Company

Stephen F. Decker*
President & CEO
WesBanco Kingwood

James D. Entress, D.M.D.
Oral and Maxillo-Facial
  Surgeon

James C. Gardill*
Chairman of the Board
WesBanco, Inc.
Partner, Phillips, Gardill,
  Kaiser & Altmeyer
Attorneys-at-Law

Edward M. George*
President & CEO
WesBanco, Inc.

Roland L. Hobbs*
Vice Chairman of the Board
Wheeling Park Commission

John W. Kepner
Mortician, President
Kepner Funeral Homes

Frank R. Kerekes*
President & CEO
WesBanco Fairmont

John D. Kirk
Retired, Former Owner
Kirk's Furniture

Walter W. Knauss, Jr.
Former Vice President &
  Secretary
WesBanco, Inc.

Robert H. Martin*
Vice Chairman, WesBanco,
  Inc.
President
Eastland Enterprises, Inc.

Eric Nelson
President, Nelson Enterprises

Melvin C. Snyder, Jr.
Attorney

Joan C. Stamp
Director, American Symphony
   Orchestra League

Carter W. Strauss*
President, Strauss Industries, Inc.

Thomas L. Thomas, M.D.*
Physician

James L. Wareham
Chairman of the Board,
President & CEO
Wheeling-Pittsburgh
  Steel Corporation
President, WHX Corporation

John A. Welty
Secretary/Treasurer
Welty Buick Pontiac GMC
  Truck Company, Inc.

William E. Witschey*
President
Witschey's Market, Inc.

DIRECTOR EMERITUS
John J. Paull
Chairman and Treasurer
Eagle Manufacturing Company

*Member Executive Committee




                       AFFILIATE AND ADVISORY BOARDS
-----------------------------------------------------------------------------

WESBANCO WHEELING
James E. Altmeyer
Ray A. Byrd
H. Thomas Corrie
D. Duane Cummins
James C. Gardill
Edward M. George
Thomas M. Hazlett
Roland L. Hobbs
John M. Karras
John W. Kepner
Walter W. Knauss, Jr.
Paul M. Limbert
Rizal V. Pangilinan
C. Jack Savage
H. Mendel Spears
Joan C. Stamp
Carter W. Strauss
Thomas L. Thomas
John A. Welty
Gary E. West
William E. Witschey
John C. Wright
John E. Wright, III

WESBANCO
BARNESVILLE
Charles J. Bradfield
William E. Chaney
John H. Cheffy
Frederick C. Claugus
William R. Finnical
John D. Kirk
Dennis P. Yaeger

WESBANCO SOUTH HILLS
Thomas A. Bradford
Gregory C. Briscoe
Jason K. Conley
Thomas F. Cox, Jr.
Larry L. Dawson
William Hamady
Thomas L. Jones
John L. McClaugherty
Rodger D. Monk
Eric Nelson
C. Alan Otey
Richard A. Rubin
A. Stephen Thomas
Allen D. Thompson
Lisa D. Tyree
Bernard W. Whittington

WESBANCO
PARKERSBURG
Christopher V. Criss
John S. Criss
Patrick M. Criss
Jerry A. Halverson
Jack B. Kincaid
Charles E. McCarty
Edward M. Nelson, III
Robert E. Newberry
James H. Roberts
R. Bruce White

WESBANCO FAIRMONT
Frank K. Abruzzino
Jackson L. Anderson
Earl C. Atkins
John F. Brennan
J. David Carlot
Clair Chenoweth
William R. Creighton
Stephen F. Decker
Joseph F. Ford, III
Robert D. Hess
Frank R. Kerekes
C. David Laughlin
George A. Markusic
Robert H. Martin
Dean C. Ramsey
Patrick L. Schulte
Bernard W. Simons

WESBANCO KINGWOOD
William G. Boyle
Stephen F. Decker
E. D. Grande
Melvin C. Snyder, Jr.
Franklin C. Street
James F. Wright

WESBANCO
ADVISORY BOARDS
NEW MARTINSVILLE-
SISTERSVILLE
J. Wells Eakin
Robert E. Eakin
John P. Eckels
R. O'Neal Hanlin
John J. Mensore
James B. Phillips
F. M. Dean Rohrig
Robert D. Wable
Edwin C. Weigle
William E. Witschey
John C. Wright

FOLLANSBEE-WELLSBURG
Charles D. Bell
Frank L. Bush
Fred T. Chambers
Leo P. Cocco
Robert A. Jack
John J. Paull
Stephen B. Paull
Hazlett M. Rodgers
Elmer H. Vincent
John E. Wright, III

ELIZABETH
Noble G. Bush
Joseph T. Cain
Charles E. McCarty
James H. Roberts
Larry A. Roberts
G. Warren Sullivan

                    WESBANCO, INC. BANKING SUBSIDIARIES
-----------------------------------------------------------------------------

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
(304) 363-1300





                          STOCKHOLDER INFORMATION
------------------------------------------------------------------------------



STOCK TRADING
The Nasdaq Stock Market

STOCK REGISTRAR AND
TRANSFER AGENT
WesBanco Wheeling
1 Bank Plaza
Wheeling, WV  26003

CORPORATE
HEADQUARTERS
1 Bank Plaza
Wheeling, WV  26003

ANNUAL MEETING
The Annual Meeting of Shareholders
will be held Wednesday, April 17,
1996 at 4:00 p.m. at the McLure
House Hotel, 1200 Market Street,
Wheeling, WV.




WesBanco, Inc. is an Equal Opportunity
Employer


AUTOMATIC DIVIDEND REINVESTMENT PLAN
Shareholders may elect to reinvest their dividends in additional shares of WesBanco, Inc. common stock through the Corporation's Dividend Reinvestment Plan. Shareholders also may invest optional cash payments of up to $5,000 per quarter in our common stock at market price. To arrange automatic purchase of shares with quarterly dividend proceeds, please contact Mrs. Rhonda Revels, Trust Officer, 1 Bank Plaza, Wheeling, WV 26003, Telephone (304) 234-9411.

DIRECT DEPOSIT
If you have a deposit relationshp at any WesBanco Bank, cash dividends can be deposited directly to your bank account. Dividends will be deposited on the date the dividend is payable, and you will receive a confirmation of payment when the dividend is deposited to your account.

NOTICE OF FORM 10-K
Upon written request of any shareholder of record on December 31, 1995, the Corporation will provide, without charge, a Form 10-K, including financial statements and schedules, as required to be filed with the Securities and Exchange Commission. To obtain a copy of Form 10-K, contact Shirley A. Bucan, Secretary, WesBanco, Inc., 1 Bank Plaza, Wheeling, WV 26003.

                               The Banks of [WESBANCO LOGO]
                                 WesBanco

                            COMMUNITIES SERVED
-----------------------------------------------------------------------------

WEST VIRGINIA
     Wheeling
     Follansbee
     Hooverson Heights
     Wellsburg
     Centre Wheeling
     Woodsdale
     Elm Grove
     New Martinsville
     Steelton
     Pine Grove
     Sistersville
     Parkersburg
     Mineral Wells
     Elizabeth
     Sissonville
     South Hills
     Kingwood
     Masontown
     Bruceton Mills
     Morgantown
     Westover
     Bridgeport
     Shinnston
     Nutter Fort
     Fairmont

OHIO
     Barnesville
     Beallsville
     Bethesda
     Woodsfield