Form 10-K, Exhibit 13
period 1997-12-31
WESBANCO INC
filed 1998-03-17
CIK 203596

                                                                  EXHIBIT 13

                             WESBANCO, INC.
                       CONSOLIDATED BALANCE SHEET
-----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
                                                           December 31,
                                                    -------------------------
                                                      1997             1996
-----------------------------------------------------------------------------
ASSETS
Cash and due from banks                             $  56,446       $  58,828
Due from banks - interest bearing                         198             197
Federal funds sold                                     71,513          10,970
Investment securities:
   Held to maturity (market values of $226,789
    and $250,132, respectively)                       224,047         249,108
   Available for sale carried at market value         342,510         276,201
-----------------------------------------------------------------------------
      Total investment securities                     566,557         525,309
-----------------------------------------------------------------------------
Loans, net of unearned income                       1,032,983       1,027,353
Allowance for loan losses                             (15,531)        (15,528)
-----------------------------------------------------------------------------
   Net loans                                        1,017,452       1,011,825
-----------------------------------------------------------------------------
Bank premises and equipment                            34,436          32,670
Accrued interest receivable                            12,942          11,748
Other assets                                           29,751          26,224
-----------------------------------------------------------------------------
Total Assets                                       $1,789,295      $1,677,771
-----------------------------------------------------------------------------
LIABILITIES
Deposits:
 Non-interest bearing demand                       $  158,323      $  159,176
 Interest bearing demand                              383,978         284,143
 Savings deposits                                     276,341         323,673
 Certificates of deposit                              595,612         575,828
-----------------------------------------------------------------------------
   Total deposits                                   1,414,254       1,342,820
-----------------------------------------------------------------------------
Federal funds purchased and repurchase agreements      90,881          81,089
Other short-term borrowings                            15,804          11,682
Accrued interest payable                                5,804           5,826
Other liabilities                                      13,002           8,822
-----------------------------------------------------------------------------
Total Liabilities                                   1,539,745       1,450,239
-----------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock, no par value; 1,000,000 shares
 authorized; none outstanding
Common stock ($2.0833 par value; 25,000,000
 shares authorized; 16,072,051 and 10,538,993
 shares issued, respectively)                          33,483          21,956
Capital surplus                                        44,550          36,949
Retained earnings                                     168,755         170,116
Treasury stock (56,381 and 17,139 shares,
 respectively, at cost)                                (1,675)           (544)
Market value adjustment on investments available
 for sale-net of tax effect                             5,026             (90)
Deferred benefits for directors and employees            (589)           (855)
-----------------------------------------------------------------------------
Total Shareholders' Equity                            249,550         227,532
-----------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity         $1,789,295      $1,677,771
-----------------------------------------------------------------------------


The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                   WESBANCO, INC.
                         CONSOLIDATED STATEMENT OF INCOME
-----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                              For the years ended December 31,
                                              --------------------------------
                                              1997          1996         1995
------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans                  $ 90,467     $  81,449   $ 74,452
------------------------------------------------------------------------------
 Interest on investment securities:
   Taxable                                     23,062        22,066     23,614
   Tax-exempt                                   8,474         7,642      7,524
------------------------------------------------------------------------------
    Total interest on investment securities    31,536        29,708     31,138
------------------------------------------------------------------------------
Other interest income                           2,527         1,781      2,492
------------------------------------------------------------------------------
    Total interest income                     124,530       112,938    108,082
------------------------------------------------------------------------------
Interest expense:
 Interest bearing demand deposits              10,484         7,064      7,936
 Savings deposits                               7,451         8,817     10,333
 Certificates of deposit                       33,295        28,551     25,134
------------------------------------------------------------------------------
    Total interest on deposits                 51,230        44,432     43,403
 Other borrowings                               4,544         3,786      3,167
------------------------------------------------------------------------------
    Total interest expense                     55,774        48,218     46,570
------------------------------------------------------------------------------
Net interest income                            68,756        64,720     61,512
 Provision for loan losses                      4,314         4,336      2,788
------------------------------------------------------------------------------
Net interest income after provision
 for loan losses                               64,442        60,384     58,724
------------------------------------------------------------------------------
Other income:
 Trust fees                                     6,833         5,442      4,716
 Service charges and other income               7,350         6,592      6,213
 Net gains on sales of securities                 510           239        437
------------------------------------------------------------------------------
    Total other income                         14,693        12,273     11,366
------------------------------------------------------------------------------
Other expenses:
 Salaries and wages                            21,163        19,110     18,272
 Employee benefits                              4,610         4,500      4,945
 Net occupancy expense                          2,676         2,651      2,672
 Equipment expense                              4,464         3,135      2,461
 Other operating expense                       15,791        13,756     13,780
------------------------------------------------------------------------------
    Total other expenses                       48,704        43,152     42,130
------------------------------------------------------------------------------
Income before provision for income taxes       30,431        29,505     27,960
 Provision for income taxes                     8,157         8,344      7,656
------------------------------------------------------------------------------
Net Income                                   $ 22,274      $ 21,161   $ 20,304
------------------------------------------------------------------------------
Preferred stock dividends and accretion            -             -    $    164
Net income applicable to common stock        $ 22,274      $ 21,161     20,140
Earnings per share                               1.40          1.39       1.32
Average shares outstanding                 15,867,608    15,253,107 15,240,492
------------------------------------------------------------------------------



The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.


                             WESBANCO, INC.
        CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)
                             For the years ended December 31, 1997, 1996, and 1995
                            ------------------------------------------------------------------------------
                                                                            Market Value
                                                                           Adjustment on Deferred
                                                                            Investments  Benefits for
                              Shares    Common  Capital  Retained  Treasury  Available   Directors &
                           Outstanding  Stock   Surplus  Earnings    Stock   for Sale    Employees   Total
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 1994  10,199,958  $21,608 $32,447  $148,316  $(4,735)  $(4,482)     $(849)  $192,305
-----------------------------------------------------------------------------------------------------------
Net Income                                                 20,304                                   20,304
Cash dividends:
 Common ($.64 per share)                                   (8,139)                                  (8,139)
 Common by pooled bank
    prior to acquisition                                     (834)                                    (834)
Preferred dividends & accretion                              (164)                                    (164)
ESOP contribution                3,500                                  96                              96
Net treasury shares purchased (128,597)                             (3,456)                         (3,456)
Redemption of preferred stock  111,111           (1,210)             3,057                           1,847
ESOP borrowing                                                                             (129)      (129)
Principal payment on ESOP debt                                                              200        200
Deferred benefits for directors                                                            (365)      (365)
Market value adjustment on
 investments available for
 sale-net of tax effect                                                        5,331                 5,331
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 1995  10,185,972   21,608  31,237   159,483   (5,038)      849     (1,143)   206,996
-----------------------------------------------------------------------------------------------------------
Net Income                                                 21,161                                   21,161
Cash dividends:
 Common ($.72 per share)                                  (10,125)                                 (10,125)
 Common by pooled bank
  prior to acquisition                                       (403)                                    (403)
Stock issued for acquisitions  378,008      348   5,674              5,899                          11,921
Net treasury shares purchased  (42,126)              38             (1,405)                         (1,367)
Principal payment on ESOP debt                                                              365        365
Deferred benefits for directors                                                             (77)       (77)
Market value adjustment on
 investments available for
 sale-net of tax effect                                                         (939)                 (939)
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 1996  10,521,854   21,956  36,949   170,116     (544)      (90)      (855)   227,532
-----------------------------------------------------------------------------------------------------------
Net Income                                                 22,274                                   22,274
Cash dividends:
 Common ($.786 per share)                                 (12,474)                                 (12,474)
Net treasury shares purchased (186,362)              82             (6,032)                         (5,950)
Stock issued for a 3 for 2
 stock split effected in
 the form of a 50%
 stock dividend              5,357,003   11,161           (11,161)                                    ----
Stock issued for acquisition   323,175      366   7,519              4,901                          12,786
ESOP borrowing                                                                             (134)      (134)
Principal payment on ESOP debt                                                              450        450
Deferred benefits for directors                                                             (50)       (50)
Market value adjustment on
 investments available for
 sale-net of tax effect                                                        5,116                 5,116
-----------------------------------------------------------------------------------------------------------
Balance, December 31, 1997  16,015,670  $33,483 $44,550  $168,755  $(1,675)   $5,026      $(589)  $249,550
-----------------------------------------------------------------------------------------------------------

There was no activity or outstanding balances in Nonredeemable Preferred Stock for the years ended December 31, 1997, 1996 and 1995.


The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                  WESBANCO, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                    For the years ended December 31,
                                                   ----------------------------------
Increase (Decrease) in Cash and Cash Equivalents     1997          1996        1995
-------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income                                         $22,274       $21,161     $20,304
Adjustment to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                      5,245         5,563       7,169
  Provision for loan losses                          4,314         4,336       2,788
  Gains on sales of investment
    securities - net                                  (510)         (239)       (437)
  Deferred income taxes                                373          (143)         82
  Other - net                                          435          (387)        269
 Net change in assets and liabilities:
   Interest receivable                              (1,030)          960         873
   Other assets                                      2,860        (3,461)     (6,115)
   Interest payable                                   (302)       (1,358)      1,468
   Other liabilities                                 1,010           665        (906)
--------------------------------------------------------------------------------------
Net cash provided by operating activities           34,669        27,097      25,495
--------------------------------------------------------------------------------------
Cash flows from investing activities:
 Investment securities held to maturity:
   Proceeds from maturities and calls               93,925       113,454      80,059
   Payments for purchases                          (51,438)      (66,161)    (67,026)
 Investment securities available for sale:
   Proceeds from sales                              41,735        89,075      59,291
   Proceeds from maturities and calls               52,018        43,843      47,901
   Payments for purchases                         (160,233)     (183,065)    (50,145)
 Purchase of subsidiaries, net of
     cash acquired                                   6,635         2,127        ---
 Net (increase) decrease in loans                    7,560       (89,004)    (84,815)
 Purchases of premises and equipment-net            (4,783)       (5,978)     (3,215)
--------------------------------------------------------------------------------------
Net cash used by investing activities              (14,581)      (95,709)    (17,950)
--------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net increase in deposits                           42,862        37,723         258
 Increase in federal funds purchased
    and repurchase agreements                        9,491         9,681       4,707
 Increase (decrease) in short-term borrowings        4,122        10,280      (3,042)
 Net payments related to ESOP debt                    (316)         (364)        (71)
 Dividends paid                                    (12,117)       (9,799)     (8,854)
 Purchases of treasury shares-net                   (5,950)       (1,367)     (3,456)
 Other-net                                             (19)          863          57
--------------------------------------------------------------------------------------
Net cash provided by (used in)
   financing activities                             38,073        47,017     (10,401)
--------------------------------------------------------------------------------------
Net increase (decrease) in cash
   and cash equivalents                             58,161       (21,595)     (2,856)
Cash and cash equivalents at
   beginning of year                                69,798        91,393      94,249
--------------------------------------------------------------------------------------
Cash and cash equivalents at end of year          $127,959       $69,798     $91,393
--------------------------------------------------------------------------------------
During 1997, 1996 and 1995, WesBanco paid $55,797, $49,576, and $45,103 in interest on deposits and other borrowings and $7,720, $8,578, and $8,113 for income taxes, respectively.
During 1997, and 1996, non cash activity consisted of common stock issued in purchase acquisitions totaling $12,786 and $11,921, respectively.
During 1995, non-cash activity consisted of the redemption of 9,925 shares of preferred stock.  Of the total shares redeemed, 9,723 shares were exchanged for 111,111 shares of WesBanco common stock in this transaction.
The remaining 202 shares were redeemed for cash at $190 per preferred share and are included in other financing activities.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.




                              WESBANCO, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------
                       NOTE 1:  ACCOUNTING POLICIES
-----------------------------------------------------------------------------

        WesBanco, Inc. is a multi-bank holding company offering a full range of financial services, including trust and mortgage banking services, through offices located in West Virginia and Eastern Ohio.
        The significant accounting principles employed in the preparation of the accompanying consolidated financial statements are summarized below:
Principles of consolidation:
        The Consolidated Financial Statements of WesBanco, Inc. (the
"Corporation") include the accounts of the Corporation and its wholly-owned subsidiaries. Material intercompany transactions and accounts have been eliminated.
Reclassification:
        Certain prior year financial information has been reclassified to conform to the presentation in 1997. The reclassifications had no effect on net income.
Use of estimates:
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Cash and cash equivalents:
        For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks, and federal funds sold. Generally, federal funds are sold for one day periods.
Investment securities:
Investments Available for Trading:
        The Corporation did not have a trading portfolio during the two year period ended December 31, 1997.
Investments Held to Maturity:
        Investment securities consisting principally of debt securities, which are purchased with the positive intent and ability to hold until their maturity, are stated at cost, adjusted for amortization of premiums and accretion of discounts.
Investments Available for Sale:
        Debt securities not classified as trading or held to maturity, and marketable equity securities not classified as trading, are classified as available for sale. These securities may be sold at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations, and other factors.
These securities are stated at market value, with the market value adjustment, net of tax, reported as a separate component of shareholders' equity.
Permanent declines in value on these securities are recognized in results of operations.
Gains and Losses:
        Net realized gains and losses on sales of securities are included in other income. The cost of these securities sold is based on the specific identification method.
Amortization and Accretion:
        Amortization of premiums and accretion of discounts are included in interest on securities.
Loans held for sale:
        Loan originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.
Losses, if any, are recorded in other income based on the difference between the market value and the aggregate cost.
Loans:
        Interest is accrued as earned on loans except where doubt exists as to collectability, in which case recognition of income is discontinued.
        A loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impaired loans include all nonaccrual and renegotiated loans, as well as loans internally classified as substandard or doubtful (as those terms are defined by banking regulations) that meet the definition of impaired loans. The Corporation recognizes interest income on nonaccrual impaired loans on the cash basis.
        The allowance for loan losses is maintained at a level considered adequate by management to provide for potential loan losses. The allowance is increased by provisions charged to operating expenses and reduced by loan losses, net of recoveries. The amount of allowance is based on management's evaluation of the loan portfolio, as well as prevailing and anticipated economic conditions, past loan loss experience, current delinquency factors, changes in the character of the loan portfolio, specific problem loans and other relevant factors.
Bank premises and equipment:
        Bank premises and equipment are stated at cost less accumulated depreciation, and depreciated over their estimated useful lives using either the straight-line or an accelerated method. Useful lives are revised when a change in life expectancy becomes apparent. Maintenance and repairs are charged to expense and betterments are


                  NOTE 1:  ACCOUNTING POLICIES (CONTINUED)
-----------------------------------------------------------------------------

capitalized. Gains and losses on bank premises and equipment retired or otherwise disposed of are charged to expense when incurred.
Other real estate owned:
        Other real estate owned consists primarily of properties acquired through, or in lieu of, loan foreclosures. Valuations are performed periodically and the real estate is carried at the lower of cost or appraised value, less estimated costs to sell.
Purchase method of accounting:
        Net assets of companies acquired in purchase transactions are recorded at fair market value at the date of acquisition. The excess of cost over net assets of affiliates purchased (goodwill) is amortized over 15 years.
Income taxes:
        Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities and their tax bases.
In addition, such deferred tax asset and liability amounts are adjusted for the effects of enacted changes in tax laws or rates.
Earnings per share:
        The Corporation adopted the provisions of SFAS No. 128, "Earnings
Per Share," during 1997. Under the provisions of SFAS No. 128, previously reported primary and fully diluted earnings per share were replaced with basic and diluted earnings per share amounts, with restatement required for all periods presented. Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share is calculated by increasing the denominator for the assumed conversion of all potentially dilutive securities. WesBanco does not have any dilutive securities, therefore, basic and diluted earnings per share are the same.
        On June 19, 1997, the Corporation's Board of Directors declared a
3 for 2 stock split effected in the form of a 50% stock dividend, payable
August 1, 1997. Average common shares outstanding and per common share data in the consolidated financial statements have been retroactively adjusted to reflect the common stock dividend.
Trust assets:
        Assets held by subsidiary banks in fiduciary or agency capacities for their customers are not included as assets in the accompanying
Consolidated Balance Sheet. Certain trust assets are held on deposit at subsidiary banks.
New accounting standards:
        SFAS No. 130, "Reporting Comprehensive Income," is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting and disclosure of comprehensive income and its components. Comprehensive income includes net income and all other changes in shareholders' equity except those resulting from investments and distributions of owners.
          SFAS No. 131, "Disclosures about Segments of an Enterprise and
Related Information" is effective for financial statements for periods beginning after December 15, 1997. This Statements requires financial and descriptive information about an entity's operating segments to be included in the annual financial statements.
        These standards, when implemented, are not expected to materially impact the reported financial position or results of operations of the Corporation.



                         NOTE 2: AGREEMENT TO MERGE
------------------------------------------------------------------------------

        On September 30, 1997, WesBanco and Commercial BancShares, Incorporated
jointly announced the signing of a definitive Agreement and Plan of Merger providing for Commercial, a multibank holding company headquartered in
Parkersburg, West Virginia, to merge with WesBanco affiliated companies.
Under the terms of the definitive Agreement and Plan of Merger, WesBanco will exchange 2.85 shares of common stock for each share of Commercial common stock outstanding in a tax free exchange.  The merger, which is based on a fixed exchange ratio, will be accounted for as a pooling of interests.  In addition,
Commercial has granted to WesBanco an option, exercisable under certain conditions, to purchase up to 19.9% of Commercial's outstanding common shares.
        The transaction, which is subject to, among other things, approval by the stockholders of Commercial and WesBanco, is expected to be consummated on
March 31, 1998.
        Prior to its agreement with WesBanco, Commercial executed a definitive agreement to acquire Gateway Bancshares, Inc., located in McMechen, West
Virginia.  The Gateway acquisition is expected to be consummated during
March 1998.   As of December 31, 1997, Gateway reported total assets of
approximately $31 million, which represented 1.4% of the pro forma combined assets of WesBanco and Commerical.  Gateway is considered immaterial to the transaction between WesBanco and Commercial.



                    NOTE 2: AGREEMENT TO MERGE (CONTINUED)
------------------------------------------------------------------------------


    WesBanco, including Commercial, on a pro forma combined basis reflected the following: (unaudited, in thousands)


                                                                  Pro forma
December 31, 1997                   WesBanco       Commercial     Combined
-----------------------------------------------------------------------------
Total Assets                      $1,789,295        $428,312      $2,217,255
Total Liabilities                  1,539,745         386,114       1,925,789

For the year ended December 31, 1997
-----------------------------------------------------------------------------
Net interest income                  $68,756         $19,029         $87,785
Net income                            22,274           2,937          25,211
-----------------------------------------------------------------------------

                  NOTE 3:  COMPLETED  BUSINESS COMBINATIONS
-----------------------------------------------------------------------------

        On August 30, 1996, WesBanco consummated a pooling of interests acquisition with the Bank of Weirton, issuing 1,690,000 shares of common stock in the transaction. As of the acquisition date, Bank of Weirton reported total assets of approximately $177,877,000.
        The following financial information presents the combined results of WesBanco and Bank of Weirton as if the acquisition had occurred as of the beginning of 1995: (in thousands)

For the                   WesBanco, Inc.
year ended                as previously         Bank of
December 31, 1995           presented           Weirton     WesBanco, Inc.
-----------------------------------------------------------------------------
Net interest income          $56,029            $5,483          $61,512
Net income                    18,189             2,115           20,304
-----------------------------------------------------------------------------



The following table summarizes WesBanco's purchase acquisitions for the three year period ended December 31, 1997:
(dollars in thousands)

------------------------------------------------------------------------------------------------------
                                        Purchase                                             Assets
Date            Entity                    price      Consideration                  Goodwill  Acquired
------------------------------------------------------------------------------------------------------
6/30/97    Shawnee Bank, Inc.             $12,786     323,175 shares of common stock  $6,498   $34,695

12/30/96   Vandalia National Corporation   12,046*    345,545 shares of common stock   7,783    55,372

8/20/96    Universal Mortgage Company         856      32,463 shares of common stock     538     1,185
------------------------------------------------------------------------------------------------------

*Includes cash for stock warrants of $981


                          NOTE 4:  INVESTMENT SECURITIES
------------------------------------------------------------------------------
The following tables summarize amortized cost and fair values of held to maturity and available for sale securities: (in thousands)

                                                           Held to Maturity
                       -----------------------------------------------------------------------------------------
                                        December 31, 1997                        December 31, 1996
                       -------------------------------------------  --------------------------------------------
                                     Gross       Gross   Estimated               Gross       Gross    Estimated
                       Amortized  Unrealized  Unrealized   Fair     Amortized  Unrealized  Unrealized   Fair
                        Cost        Gains       Losses     Value       Cost       Gains      Losses     Value
------------------------------------------------------------------   -------------------------------------------
U.S. Treasury and
 Federal Agency
 securities            $ 67,600    $  274        $    4   $  67,870   $ 99,457   $  287      $  38     $ 99,706

Obligations of
 states and political
 subdivisions           154,170     2,900           428     156,642    147,643    1,426        651      148,418

Other debt securities     2,277       _              _        2,277      2,008       _          _         2,008
-----------------------------------------------------------------------------------------------------------------
Totals                 $224,047    $3,174          $432    $226,789   $249,108   $1,713      $ 689     $250,132
-----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------

                                                          Available For Sale
                       -----------------------------------------------------------------------------------------
                                        December 31, 1997                        December 31, 1996
                       -------------------------------------------  --------------------------------------------
                                  Gross       Gross     Estimate                Gross       Gross   Estimated
                       Amortized  Unrealized  Unrealized   Fair     Amortized  Unrealized  Unrealized   Fair
                        Cost        Gains       Losses     Value       Cost       Gains      Losses     Value
------------------------------------------------------------------   -------------------------------------------
U.S. Treasury and
 Federal Agency
 securities            $214,825    $1,590        $507     $215,908    $161,838    $  714      $  735   $161,817

Obligations of
 states and political
 subdivisions            19,086        38         130       18,994      14,233        21         134     14,120

Mortgage-backed
 & other debt
 securities              97,133     6,711          98      103,746      99,003       405         624     98,784
----------------------------------------------------------------------------------------------------------------
Total debt securities   331,044     8,339         735      338,648     275,074     1,140       1,493    274,721
Equity securities         3,177       689           4        3,862       1,271       209          _       1,480
----------------------------------------------------------------------------------------------------------------
Totals                 $334,221    $9,028        $739     $342,510    $276,345    $1,349      $1,493   $276,201
----------------------------------------------------------------------------------------------------------------

The following table summarizes amortized cost and estimated fair value of securities by maturity

                                               December 31, 1997
                                ----------------------------------------------
                                    Held to Maturity      Available for Sale
                                ----------------------   ---------------------
                                             Estimated               Estimated
                                  Amortized    Fair      Amortized     Fair
(in thousands)                      Cost       Value        Cost       Value
------------------------------------------------------------------------------
Within one year                  $ 39,582  $  39,700      $ 45,640   $  47,708
After one year, but within five    97,734     98,772       178,197     182,845
After five years, but within ten   52,896     54,227       105,885     106,699
After ten years                    33,835     34,090         4,499       5,258
------------------------------------------------------------------------------
Total                            $224,047   $226,789      $334,221    $342,510
------------------------------------------------------------------------------
Mortgage-backed securities are assigned to maturity categories based on estimated average lives. Available for sale securities in the after 10 year category include securities with no stated maturity. Other securities with prepayment provisions are categorized based on contractual maturity.


      Investment securities with par values aggregating $178,550,000 at December 31, 1997 and $156,876,000 at December 31, 1996 were pledged to secure public and trust funds. Gross security gains of $552,000, $602,000, and $513,000 and gross security losses of $42,000, $363,000 and $76,000 were realized for the years ended December 31, 1997, 1996 and 1995, respectively.

                             NOTE 5:  LOANS
------------------------------------------------------------------------------
The following table is a summary of total loans:
                                                      December 31,
                                                  --------------------------
(in thousands)                                      1997             1996
------------------------------------------------------------------------------
Loans:
Commercial                                     $   206,909       $   177,136
Real estate - construction                          25,306            21,556
Real estate - mortgage                             515,194           510,778
Personal, net of unearned income                   273,869           316,900
------------------------------------------------------------------------------
                                                 1,021,278         1,026,370
Loans held for sale                                 11,705               983
------------------------------------------------------------------------------
Loans, net of unearned income                   $1,032,983        $1,027,353
------------------------------------------------------------------------------

-----------------------------------------------------------------------------
The following table represents changes in the allowance for loan losses:

                                            For the years ended December 31,
                                            ---------------------------------
(in thousands)                                   1997       1996       1995
-----------------------------------------------------------------------------
Balance, January 1                             $15,528    $13,439    $12,960
 Allowance for loan losses of purchased banks      269        707        _
 Provision for loan losses                       4,314      4,336      2,788
 Losses charged to the allowance                (5,492)    (3,474)    (3,102)
 Recoveries                                        912        520        793
-----------------------------------------------------------------------------
   Net losses charged to the allowance          (4,580)    (2,954)    (2,309)
-----------------------------------------------------------------------------
Balance, December 31                           $15,531    $15,528    $13,439
-----------------------------------------------------------------------------

The following tables summarize loans classified as impaired:

                                                            December 31,
                                                      -----------------------
(in thousands)                                           1997         1996
-----------------------------------------------------------------------------
Nonaccrual                                             $  6,658    $  4,664
Renegotiated                                                773       2,150
Other classified loans:
   Doubtful                                                  --          94
   Substandard                                            3,765       3,377
-----------------------------------------------------------------------------
Total impaired loans                                    $11,196     $10,285
-----------------------------------------------------------------------------
Impaired loans with a related allowance for loan losses  $7,291      $6,328
Allowance for loan losses on impaired loans               1,817       2,120
-----------------------------------------------------------------------------

                                              For the years ended December 31,
                                              --------------------------------
                                                        1997     1996     1995
-------------------------------------------------------------------------------
Average impaired loans                                 $12,692  $11,541  $6,773
Amount of contractual interest income on impaired loans    676      595     382
Amount of interest income recognized on a cash basis        78       82     164
-------------------------------------------------------------------------------

      Most lending occurs with customers located within West Virginia and Eastern Ohio. No significant concentration of credit risk exists by industry or by individual borrowers. The Corporation has no significant exposure to highly leveraged loan transactions, nor any foreign loans.
      Subsidiaries of WesBanco, in the ordinary course of business, grant loans to related parties at terms which do not vary from terms that would have been required if the transactions had been with unrelated parties. Indebtedness of related parties aggregated approximately $32,507,000, $40,114,000, and $46,809,000 as of December 31, 1997, 1996 and 1995,
respectively. During 1997 $25,358,000 of loans were funded and $32,965,000 of loans were repaid.


                   NOTE 6:  BANK PREMISES AND EQUIPMENT
------------------------------------------------------------------------------
Bank premises and equipment include:
                                         Estimated            December 31,
(in thousands)                          useful life         1997       1996
------------------------------------------------------------------------------
Land and improvements                   (3-10 years)      $  7,330  $  6,902
Buildings and improvements              (4-50 years)        36,128    33,191
Furniture and equipment                 (2-25 years)        27,109    24,684
------------------------------------------------------------------------------
                                                            70,567    64,777
Less - Accumulated depreciation                            (36,131)  (32,107)
------------------------------------------------------------------------------
Total                                                      $34,436   $32,670
------------------------------------------------------------------------------

                       NOTE 7:  CERTIFICATES OF DEPOSIT
------------------------------------------------------------------------------
        Certificates of deposit in denominations of $100,000 or more were $103,612,000, and $92,336,000 as of December 31, 1997 and 1996, respectively.
Related interest expense was $5,901,000 in 1997 and $4,658,000 in 1996.
        At December 31, 1997, the scheduled maturities of certificates of deposit are as follows: (in thousands)

1998                      $352,319
1999                       149,717
2000                        56,821
2001                        12,304
2002 and thereafter         24,451
-----------------------------------
Total                     $595,612
-----------------------------------



      NOTE 8:  REPURCHASE AGREEMENTS AND OTHER SHORT-TERM BORROWINGS
------------------------------------------------------------------------------
       Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other short-term borrowings consist of treasury tax and loan deposits and a $10,000,000 fixed rate commitment with the Federal Home Loan Bank of Pittsburgh. The loan was entered into with an affiliate bank for liquidity purposes to fund a growing loan demand in its market area. The loan has a guaranteed interest rate of 6.1% and will mature on July 15, 1998.
Information concerning securities sold under agreements to repurchase is summarized as follows:




                                                      For the years ended
                                                          December 31,
                                                  ---------------------------
(in thousands)                                       1997             1996
-----------------------------------------------------------------------------
Average balance during the year                    $77,304          $69,975
Average interest rate during the year                 5.00%            4.81%
Maximum month-end balance during the year          $90,528          $86,854
-----------------------------------------------------------------------------

                         NOTE 9:  EMPLOYEE BENEFIT PLANS
-----------------------------------------------------------------------------
Defined benefit pension plan:
       At December 31, 1997, substantially all employees were participants in the WesBanco defined benefit pension plan ("The Plan"). The plan covers those employees who satisfy minimum age and length of service requirements. Benefits of the plan are generally based on the years of service and the employee's compensation during the last five years of employment. The plan's funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
        During 1996, all the assets and liabilities of Bank of Weirton's defined benefit plan were merged into the WesBanco plan. Prior to the merger, Bank of Weirton had a non-contributory defined benefit pension plan. The Bank of Weirton's plan benefit formula was based on length of service and average employee compensation. Net periodic pension cost benefit for the plans include the following components:

                                              For the years ended December 31,
                                              --------------------------------
(in thousands)                                     1997      1996      1995
------------------------------------------------------------------------------
Service cost - benefits earned during year       $   773   $   755   $   913
Interest cost on projected benefit obligation      1,406     1,380     1,543
Actual return on plan assets                      (3,582)   (3,313)   (3,714)
Net amortization and deferral                      1,194     1,329     2,318
------------------------------------------------------------------------------
Net periodic pension cost (benefit)              $  (209)  $   151    $1,060
------------------------------------------------------------------------------

------------------------------------------------------------------------------
The following table sets forth the defined benefit pension plan's funded status and the asset reflected in the Consolidated Balance Sheet:

                                                            December 31,
                                                       ----------------------
(in thousands)                                           1997         1996
-----------------------------------------------------------------------------
Actuarial present value of benefit obligation:
Vested benefit obligation                              $ 16,041     $ 15,296
Accumulated benefit obligation                           17,611       17,001
-----------------------------------------------------------------------------

Projected benefit obligation                           $(20,830)    $(19,642)
Plan assets at current market value, primarily
  listed stocks, bonds and cash equivalents              27,680       24,928
-----------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation     6,850        5,286
Unrecognized prior service cost                          (1,479)      (1,655)
Unrecognized net gain                                    (2,342)      (1,245)
Unrecognized obligation                                      27           33
-----------------------------------------------------------------------------
Net pension asset                                       $ 3,056      $ 2,419
-----------------------------------------------------------------------------

Actuarial assumptions used in the determination of the projected benefit obligation in the plan are as follows:

                                               For the years ended December 31,
                                               -------------------------------
                                                         1997    1996    1995
------------------------------------------------------------------------------
Weighted average discount rates                          7.25%   7.50%   7.50%
Rates of increase in compensation levels                 4.50    4.50    4.50
Weighted average expected long-term return on assets     8.75    8.75    8.75
------------------------------------------------------------------------------
Assumptions used in the Bank of Weirton's plan were 8.0% for discount rates in 1996 and 1995, and 8.0% and 8.5% for expected long term return on assets in 1996 and 1995, respectively. The Bank of Weirton rates of compensation are based on a decreasing percentage scale as age increases.


Postretirement medical and death benefit plan:
        The Corporation currently provides a death benefit and a contributory health insurance plan for all retirees. Contributions toward health insurance are fixed amounts which may be changed at the Corporation's sole discretion. For 1997, the health insurance benefit for retirees was $100 per month and the death benefit for retirees was $7,500.
        As of December 31,1997 substantially all employees were included in the post retirement medical and death benefit programs.
        Net periodic postretirement benefit costs other than pension costs include the following components:

                                                    For the years ended December 31,
                                                    -------------------------------
(in thousands)                                               1997     1996    1995
-----------------------------------------------------------------------------------
Service cost - benefits earned during year                   $  99     $128   $  71
Interest cost on projected benefit obligation                  209      191     173
Prior service cost                                              70       70      57
-----------------------------------------------------------------------------------
Net periodic postretirement benefit cost other than pensions   $378    $389    $301
-----------------------------------------------------------------------------------

The following table sets forth the liability reflected in the Consolidated
 Balance Sheet:
                                                           December 31,
                                                        --------------------
(in thousands)                                           1997         1996
----------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                             $1,375       $1,178
   Fully eligible active plan participants               1,728        1,579
----------------------------------------------------------------------------
      Total                                              3,103        2,757
   Unrecognized prior service cost                        (986)      (1,056)
   Unrecognized net loss                                  (249)         (31)
----------------------------------------------------------------------------
Net postretirement benefit liability                    $1,868       $1,670
----------------------------------------------------------------------------

------------------------------------------------------------------------------
       Weighted average discount rate assumptions used in the accounting for the WesBanco postretirement plan were 7.25%, 7.5% and 7.5% for 1997, 1996 and 1995, respectively.
       Postretirement benefits are funded as incurred resulting in cash payments of approximately $169,000, $138,000 and $126,000 for the years ended December 31, 1997, 1996 and 1995, respectively.
       The Corporation's portion of the cost of health care benefits is not expected to increase during 1998. An assumption of a 1% per year increase in the benefit level would increase the expense in health care benefits by $48,521 or 16% for the year ended 1997 and increase the accumulated postretirement benefit obligation by $299,393 or 13% as of December 31, 1997.

KSOP: (Employee Stock Ownership and 401(k) Plan)
       The Corporation's KSOP consists of a qualified noncontributory Employee Stock Ownership Plan and Trust Agreement, which was expanded on January 1, 1996 to include the provisions of a 401(k). As of December 31, 1997, substantially all employees were included in the KSOP.
       Under the 401(k) provisions, the Corporation makes matching contributions to the 401(k), up to a maximum of 1.5% of employees' annual compensation, subject to regulatory limitations. The employer's matching contributions to the 401(k) plan during 1997 and 1996 were $236,000 and $201,000, respectively.
       Under the employee stock ownership portion of the Plan, a Trust holds 162,375 shares of WesBanco common stock. Approximately 156,530 shares of stock were allocated to specific employee accounts as of December 31, 1997. During November 1995, the Trust renegotiated its existing line of credit with an affiliated lender. Conditions in the loan agreement remain the same, providing for a line of credit in the aggregate amount of $1,000,000 to facilitate purchases of WesBanco common stock in the open market. The loan bears interest at a rate equal to the lender's base rate and requires annual repayments of principal equal to 20% of the balance at January 1 of each year. The loan has a final maturity date of 5 years from date of inception. The $1,000,000 revolving line of credit had a balance of $97,000 and $413,000 as of December 31, 1997 and 1996, respectively.
       Total contributions to the employee stock ownership portion of the Plan during 1997 were $490,000. Contributions during 1996 and 1995 were $400,000 and $350,000, respectively.



                    NOTE 10:  OTHER OPERATING EXPENSE
----------------------------------------------------------------------------

Other operating expense consists of the following:
                                            For the years ended December 31,
                                          -----------------------------------
(in thousands)                            1997          1996           1995
-----------------------------------------------------------------------------
Customer and office supplies           $  1,460      $  1,465       $  1,291
Postage and freight                       1,221         1,229          1,047
Legal and accounting fees                   870           944            998
Marketing media                           1,630         1,732          1,303
Miscellaneous taxes                       2,452         1,977          1,787
FDIC Insurance                              168            12          1,462
Goodwill amortization                       769            18              5
Other                                     7,221         6,379          5,887
-----------------------------------------------------------------------------
Total                                   $15,791       $13,756        $13,780
-----------------------------------------------------------------------------

                             NOTE 11:  INCOME TAXES
-----------------------------------------------------------------------------
        A reconciliation of the federal statutory tax rate to the reported effective tax rate is as follows:
                                              For the years ended December 31,
                                              -------------------------------
                                                    1997     1996     1995
-----------------------------------------------------------------------------
Federal statutory tax rate                           35%      35%      35%
Tax-exempt interest income from securities of
  states and political subdivisions                  (8)      (8)      (9)
State income taxes                                    3        3        3
Other - net                                          (3)      (2)      (2)
-----------------------------------------------------------------------------
Effective tax rate                                   27%      28%      27%
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
The provision for income taxes consists of the following:
                                             For the years ended December 31,
                                             --------------------------------
(in thousands)                                     1997      1996      1995
-----------------------------------------------------------------------------
Current  -  Federal                               $6,361    $7,142    $6,363
            State                                  1,423     1,345     1,208
Deferred -  Federal                                  332      (146)       87
            State                                     41         3        (2)
-----------------------------------------------------------------------------
Total                                             $8,157    $8,344    $7,656
-----------------------------------------------------------------------------
Tax expense applicable to securities transactions   $206       $96      $174
-----------------------------------------------------------------------------

Deferred tax assets and liabilities are comprised of the following:
                                                        December 31,
                                                -----------------------------
(in thousands)                                   1997       1996       1995
-----------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                     $5,521     $5,398     $4,532
  Deferred compensation                            338        335        355
  Other                                             39        167        117
-----------------------------------------------------------------------------
    Gross deferred tax assets                    5,898      5,900      5,004
-----------------------------------------------------------------------------
Deferred tax liabilities:
  Tax effect of market value adjustment on
    investment securities available for sale     3,245         -         542
  Depreciation                                   1,248      1,095        925
  Purchase accounting adjustments                  458        214        167
  Accretion on investments                         214        143        136
  Postretirement and pension expense               456        252         -
  Other                                             -         237        257
-----------------------------------------------------------------------------
     Gross deferred tax liabilities              5,621      1,941      2,027
-----------------------------------------------------------------------------
Deferred tax asset valuation allowance             -           -          -
-----------------------------------------------------------------------------
Net deferred tax assets                         $  277     $3,959     $2,977
-----------------------------------------------------------------------------

       NOTE 12:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
-----------------------------------------------------------------------------
        Fair value estimates of financial instruments are based on present value of expected future cash flows, quoted market prices of similar financial instruments, if available, and other valuation techniques. These valuations are significantly affected by the discount rates, cash flow assumptions, and risk assumptions used. Therefore, the fair value estimates may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable in an immediate settlement of the instruments.
        The aggregate fair value of amounts presented does not represent
the underlying value of the Corporation.   Management does not have the
intention to dispose of a significant portion of its financial instruments and, therefore, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows. The following table represents the estimates of fair value of financial instruments:

                                                            December 31,
                                           -----------------------------------------------
                                                    1997                    1996
                                           ----------------------   ----------------------
                                              Carrying       Fair      Carrying     Fair
(in thousands)                                Amount         Value     Amount       Value
------------------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments          $  128,157  $  128,157     $  69,995   $  69,995
  Investment securities-held to maturity      224,047     226,789       249,108     250,132
  Investment securities-available for sale    342,510     342,510       276,201     276,201
  Net loans (including loans held for sale) 1,017,452   1,022,579     1,011,825   1,015,831
Financial liabilities:
  Deposits                                  1,414,254   1,415,618     1,342,820   1,343,730
  Short-term borrowings                       106,685     106,685        92,771      92,771
--------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------
        The following methods and assumptions are used to estimate the fair value of like kinds of financial instruments:

Cash and Short-Term Investments:
        The carrying amount for cash and short-term investments is a reasonable estimate of fair value. Short-term investments consist of federal funds sold.
Investment Securities:
        Fair values for investment securities are based on quoted market prices, if available. If market prices are not available, then quoted market prices of similar instruments are used.
Loans Held For Sale:
        The carrying amount for loans held for sale is a reasonable estimate of fair value.
Net Loans:
        Fair values for loans with interest rates that fluctuate as current rates change are generally valued at carrying amounts. The fair values for residential mortgage loans are based on quoted market prices of securitized financial instruments, adjusted for remaining maturity and differences in loan characteristics. Fair values of commercial real estate, construction and personal loans are based on a discounted value of the estimated future cash flows expected to be received. The current interest rates applied in the discounted cash flow method reflect rates used to price new loans of similar type, adjusted for relative risk and remaining maturity. The fair value of credit cards is estimated based on the anticipated average cost of soliciting a new account and the present credit quality of the outstanding balances. For nonaccrual loans, fair value is estimated by discounting expected future principal cash flows only.
Deposits:
        The carrying amount is considered a reasonable estimate of fair value for demand and savings deposits and other variable rate deposit accounts. The fair value of fixed maturity certificates of deposit is estimated by a discounted cash flow method using the rates currently offered for deposits of similar remaining maturities.
Short-Term Borrowings:
        For short-term borrowings, which include federal funds purchased, repurchase agreements, a Federal Home Loan Bank commitment, and other short-term borrowings, the carrying amount is a reasonable approximation of fair value.
Off-Balance Sheet Instruments:
        Off-balance sheet instruments consist of commitments to extend credit, standby letters of credit and an interest rate swap agreement.
Fair values for commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counterparties. The fair value for the interest rate swap agreement, which has a notional value of $10 million is estimated by obtaining quotes from
brokers.   The value represents the amount the Corporation would receive or pay to terminate the agreement considering current interest rates. The estimated fair value of the commitments to extend credit and the interest rate swap are immaterial.



      NOTE 13:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
------------------------------------------------------------------------------

        In the normal course of business, WesBanco offers off-balance-sheet financial instruments to enable its customers to meet their financing objectives. The Corporation also enters into these transactions to manage its own risks arising from movement in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and interest rate swap agreements. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
        WesBanco has outstanding various commitments to extend credit approximating $98,446,000 and $70,527,000 and standby letters of credit of $8,224,000 and $7,909,000 as of December 31, 1997 and 1996, respectively.
        WesBanco's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit and collateral policies in making commitments and conditional obligations as for all other lending. Collateral which secures these types of commitments is the same type as collateral for other types of lending, such as accounts receivable, inventory and fixed assets.
        Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's credit worthiness on a case-by-case basis.

-----------------------------------------------------------------------------

        Standby letters of credit are conditional commitments issued by banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral securing these types of transactions is similar to collateral securing the Corporation's commercial loans.
        Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount, on which interest payments are calculated. Interest rate swap agreements are entered into as part of the Corporation's interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities. As of December 31, 1997, the Corporation had an interest rate swap agreement with a notional value of $10 million and a fixed pay rate of 5.29%/variable receive rate of 60% of Bank Prime Rate, due to mature in 1999.
      The Corporation and its affiliates are parties to various legal and administrative proceedings and claims. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims pending or known to be threatened will not have a material adverse effect on the Corporation's consolidated financial position.



                NOTE 14:  TRANSACTIONS WITH RELATED PARTIES
------------------------------------------------------------------------------

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



                          NOTE 15:  REGULATORY MATTERS
------------------------------------------------------------------------------

        The operations of affiliate banks are subject to Federal and State statutes which limit the banks' ability to pay dividends or otherwise transfer funds to the Parent Company. At December 31, 1997 the banks, without prior approval from regulatory agencies, could have distributed dividends of approximately $856,000.
        Federal Reserve regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. The average amounts of required reserve balances were approximately $11,466,000 and $9,695,000 during 1997 and 1996, respectively.
        WesBanco is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. WesBanco's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
        Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Tier I and Total Capital to risk-weighted assets and of Tier I to average assets (Leverage). As of December 31, 1997 and 1996, each of the affiliate banks are categorized as well capitalized and meet all capital adequacy requirements to which each respective entity is subject.
        To be categorized as well capitalized the Corporation must maintain minimum total risk based capital, Tier I capital, and leverage ratios as set forth in the following table. There are no conditions or events that management believes have changed WesBanco's category.

------------------------------------------------------------------------------
The following table summarizes capital amounts and ratios for WesBanco and its largest affiliate, WesBanco Wheeling:
(dollars in thousands)

                                                                                  To Be Well
                                                                               Capitalized Under
                                                               For Capital     Corrective Action
                                              Actual       Adequacy Purposes:    Provisions:
                                         ---------------   ------------------  -----------------
WesBanco                                 Amount    Ratio     Amount  Ratio     Amount   Ratio
------------------------------------------------------------------------------------------------
As of December 31, 1997:
 Total Capital to Risk-Weighted Assets   $245,021   21.2%     $92,491  8.0%    $115,614  10.0%
 Tier I Capital to Risk-Weighted Assets   230,556   19.9       46,246  4.0       69,369   6.0
 Leverage                                 230,556   13.1       70,784  4.0       88,483   5.0
------------------------------------------------------------------------------------------------

As of December 31, 1996:
 Total Capital to Risk-Weighted Assets   $233,139   21.0%     $88,698  8.0%    $110,872  10.0%
 Tier I Capital to Risk-Weighted Assets   219,259   19.9       44,349  4.0       66,523   6.0
 Leverage                                 219,259   13.8       63,875  4.0       79,844   5.0
------------------------------------------------------------------------------------------------

WesBanco Wheeling
------------------------------------------------------------------------------------------------
As of December 31, 1997:
 Total Capital to Risk-Weighted Assets   $112,717   21.8%     $41,420  8.0%     $51,775  10.0%
 Tier I Capital to Risk-Weighted Assets   106,258   20.5       20,710  4.0       31,065   6.0
 Leverage                                 106,258   12.2       34,804  4.0       43,505   5.0
------------------------------------------------------------------------------------------------

As of December 31, 1996:
 Total Capital to Risk-Weighted Assets   $111,472   22.9%     $38,879  8.0%     $48,598  10.0%
 Tier I Capital to Risk-Weighted Assets   105,394   21.7       19,439  4.0       29,159   6.0
 Leverage                                 105,394   12.9       32,570  4.0       40,713   5.0
------------------------------------------------------------------------------------------------


             NOTE 16:  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
------------------------------------------------------------------------------
        Presented below are the condensed Balance Sheet, Statement of Income and Statement of Cash Flows for the Parent Company: (in thousands)

                               BALANCE SHEET

                                                            December 31,
                                                      -----------------------
                                                          1997       1996
-----------------------------------------------------------------------------
ASSETS
Cash                                                   $    105    $  2,424
Investment in subsidiaries (at equity in net assets)    224,862     204,095
Investment securities:
     Available for sale carried at market value          21,526      18,679
Dividends receivable                                      6,500       5,500
Other assets                                                406         543
-----------------------------------------------------------------------------
   Total Assets                                        $253,399    $231,241
-----------------------------------------------------------------------------

LIABILITIES
Long-term borrowings                                   $     97    $    413
Dividends payable and other liabilities                   3,752       3,296
-----------------------------------------------------------------------------
   Total Liabilities                                      3,849       3,709
SHAREHOLDERS' EQUITY                                    249,550     227,532
-----------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity         $253,399    $231,241
-----------------------------------------------------------------------------

------------------------------------------------------------------------------

                             STATEMENT OF INCOME

                                                     For the years ended December 31,
                                                     --------------------------------
                                                             1997     1996     1995
-------------------------------------------------------------------------------------
Dividends from subsidiaries                                 $21,000  $19,900  $20,500
Income from investment securities                               761      594      361
Other income                                                    135      285      312
-------------------------------------------------------------------------------------
     Total Income                                            21,896   20,779   21,173
-------------------------------------------------------------------------------------
     Total Expenses                                           1,058    1,059      809
-------------------------------------------------------------------------------------
Income before income tax benefit and
   undistributed net income of subsidiaries                  20,838   19,720   20,364
Income tax benefit                                              285      303      145
--------------------------------------------------------------------------------------
Income before undistributed net income of subsidiaries       21,123   20,023   20,509
Undistributed net income (excess dividends) of subsidiaries   1,151    1,138     (205)
--------------------------------------------------------------------------------------
      Net Income                                            $22,274  $21,161  $20,304
--------------------------------------------------------------------------------------

                          STATEMENT OF CASH FLOWS

                                                            For the years ended December 31,
                                                            -------------------------------
                                                                   1997     1996    1995
-------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net Income                                                    $22,274   $21,161  $20,304
   Undistributed (net income) excess dividends of subsidiaries    (1,151)   (1,138)     205
   Increase (decrease) in other assets                              (847)    4,103   (7,795)
   Other-net                                                         347       151     (163)
-------------------------------------------------------------------------------------------
Net cash provided by operating activities                         20,623    24,277   12,551
-------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Investment securities available for sale:
     Proceeds from sales                                          3,874      2,927    2,267
     Proceeds from maturities and calls                           1,909      1,703      852
     Payments for purchases                                      (8,319)   (15,315)  (1,671)
   Investments held to maturity:
     Proceeds from maturities and calls                              -          -     1,883
     Payments for purchases                                          -          -    (1,848)
   Acquisitions and additional capitalization of subsidiaries    (2,003)    (2,605)      -
-------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities              (4,539)   (13,290)   1,483
-------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net payments on ESOP related debt                              (316)       (364)     (71)
   Purchases of treasury stock-net                              (5,950)     (1,367)  (3,456)
   Dividends paid                                              (12,117)     (9,396)  (8,022)
   Other                                                           (20)         21       57
-------------------------------------------------------------------------------------------
Net cash used in financing activities                          (18,403)    (11,106) (11,492)
-------------------------------------------------------------------------------------------
Net increase (decrease) in cash                                 (2,319)       (119)   2,542
Cash at beginning of year                                        2,424       2,543        1
-------------------------------------------------------------------------------------------
Cash at end of year                                           $    105    $  2,424  $ 2,543
-------------------------------------------------------------------------------------------

During 1997 and 1996, non cash activity consisted of common stock issued in purchase acquisitions totaling $12,786 and $11,921, respectively. During 1995, non-cash activity consisted of the redemption of 9,925 shares of preferred stock. Of the total shares redeemed, 9,723 shares were exchanged for 111,111 shares of WesBanco common stock in this transaction. The remaining 202 shares were redeemed for cash at $190 per preferred share and are included in other financing activities.

             MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS
------------------------------------------------------------------------------
        The financial statements and the information pertaining to those statements are the responsibility of management. The financial statements have been prepared in conformity with generally accepted accounting principles, applied on a consistent basis.
        The accounting systems of the Corporation and its subsidiaries include internal controls and procedures which provide reasonable assurance as to the reliability of the financial records. Internal controls are generally supported by written policies and procedures. Internal audit performs audits of operations, reviews procedures, monitors adherence to bank policies and submits written audit reports to the Audit Committee.
The Audit Committee of the Board of Directors is composed of only outside directors. The Audit Committee meets regularly with management, internal audit and our independent auditors to review accounting, auditing and financial matters. The internal auditors, Federal and State examiners, and Ernst & Young LLP have full access to the Audit Committee to discuss any appropriate matters.
        Independent auditors provide an objective review of management's discharge of its financial responsibilities relating to the preparation of the financial statements. The independent auditor's report is based on an audit in accordance with generally accepted auditing standards. This report expresses an informed judgment as to whether management's financial statements present fairly, in conformity with generally accepted accounting principles, the Corporation's financial position, results of operations and cash flows.





              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
------------------------------------------------------------------------------
SHAREHOLDERS AND BOARD OF DIRECTORS
WESBANCO, INC.

        We have audited the accompanying consolidated balance sheets of WesBanco, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the two years ended December 31, 1997. These financial statements are the responsibility of the management of WesBanco, Inc. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of WesBanco, Inc. for the year ended December 31, 1995 were audited by other auditors whose report dated
January 25, 1996, except as to the Bank of Weirton transaction, which is as of August 30, 1996, expressed an unqualified opinion on those statements.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WesBanco, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the two years ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                     /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 4, 1998

                                   WESBANCO, INC.
                      CONDENSED QUARTERLY STATEMENT OF INCOME
------------------------------------------------------------------------------
(in thousands, except per share amounts)

                                                           1997 Quarter ended
                                     ---------------------------------------------------------
                                                                                       Annual
                                     March 31    June 30   September 30  December 31   Total
----------------------------------------------------------------------------------------------
Interest income                      $29,915     $30,645     $31,748        $32,222   $124,530
Interest expense                      12,995      13,632      14,345         14,802     55,774
----------------------------------------------------------------------------------------------
Net interest income                   16,920      17,013      17,403         17,420     68,756
Provision for loan losses              1,100         889         875          1,450      4,314
----------------------------------------------------------------------------------------------
Net interest income after provision
    for loan losses                   15,820      16,124      16,528         15,970     64,442
Other income                           3,270       3,383       3,758          4,282     14,693
Other expenses                        11,630      11,741      12,261         13,072     48,704
----------------------------------------------------------------------------------------------
Income before income taxes             7,460       7,766       8,025          7,180     30,431
Provision for income taxes             1,955       2,118       2,087          1,997      8,157
----------------------------------------------------------------------------------------------
Net Income                          $  5,505     $ 5,648     $ 5,938        $ 5,183   $ 22,274
----------------------------------------------------------------------------------------------
Earnings per share                      $.35        $.36        $.37           $.32      $1.40
----------------------------------------------------------------------------------------------



                                                           1996 Quarter ended
                                     ---------------------------------------------------------
                                                                                       Annual
                                     March 31    June 30   September 30  December 31   Total
----------------------------------------------------------------------------------------------
Interest income                      $27,476     $27,704     $28,048        $29,710   $112,938
Interest expense                      11,810      11,754      12,159         12,495     48,218
----------------------------------------------------------------------------------------------
Net interest income                   15,666      15,950      15,889         17,215     64,720
Provision for loan losses                869         681       1,298          1,488      4,336
----------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                     14,797      15,269      14,591         15,727     60,384
Other income                           3,062       2,910       3,145          3,156     12,273
Other expenses                        10,120      10,492      10,834         11,706     43,152
----------------------------------------------------------------------------------------------
Income before income taxes             7,739       7,687       6,902          7,177     29,505
Provision for income taxes             2,366       2,140       1,749          2,089      8,344
----------------------------------------------------------------------------------------------
Net Income                           $ 5,373     $ 5,547     $ 5,153        $ 5,088   $ 21,161
----------------------------------------------------------------------------------------------
Earnings per share                      $.36        $.36        $.34           $.33      $1.39
----------------------------------------------------------------------------------------------

                               WESBANCO, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------
     Management's Discussion and Analysis represents an overview of the results of operations and financial condition of WesBanco, Inc. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto.
     Certain information in Management's Discussion and other statements contained in this report which are not historical facts may be forward looking statements that involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, consumer and their lending activities; changes in federal and state regulations; the presence in the Corporation's market area of competitors with greater financial resources than the Corporation; or other unanticipated external developments materially impacting the Corporation's operational and financial performance.



                   FIVE YEAR SELECTED FINANCIAL SUMMARY(1)
------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                                   December 31,
                                        --------------------------------------------------------------
                                            1997         1996         1995         1994         1993
------------------------------------------------------------------------------------------------------
Cash dividends declared per share(2)      $ 0.786      $  0.72      $  0.64      $ 0.573      $ 0.527
Book value per share(2)                     15.58        14.41        13.55        12.57        12.35
Average common shares outstanding(2)   15,867,608   15,253,107   15,240,492   15,421,317   15,569,249

Selected Balance Sheet Information:
Total Investments                      $  566,557   $  525,309   $  522,288   $  587,953   $  602,888
Net Loans                               1,017,452    1,011,825      880,480      798,413      759,318
Total Assets                            1,789,295    1,677,771    1,549,019    1,532,832    1,534,131
Total Deposits                          1,414,254    1,342,820    1,254,844    1,254,586    1,265,677
Total Shareholders' Equity                249,550      227,532      206,996      192,305      191,801

Selected Ratios:
Return on Average Assets                     1.30%        1.34%        1.33%        1.17%        1.30%
Return on Average Equity                     9.38        10.02        10.15         9.32        10.59
Dividend Payout Ratio                       56.00        49.76        44.19        45.80        37.28
Average Equity to Average Assets            13.85        13.33        13.09        12.58        12.24



                                                        For the years ended December 31,
                                        -------------------------------------------------------------
Summary Statement of Income:                1997         1996         1995         1994         1993
-----------------------------------------------------------------------------------------------------
Interest income                          $124,530     $112,938     $108,082     $101,720     $105,268
Interest expense                           55,774       48,218       46,570       39,660       43,727
-----------------------------------------------------------------------------------------------------
Net interest income                        68,756       64,720       61,512       62,060       61,541
Provision for loan losses                   4,314        4,336        2,788        6,073        3,247
-----------------------------------------------------------------------------------------------------
Net interest income after provision
   for loan losses                         64,442       60,384      58,724        55,987       58,294
Other income                               14,693       12,273      11,366        11,028       10,367
Other expenses                             48,704       43,152      42,130        42,840       41,873
-----------------------------------------------------------------------------------------------------
Income before income taxes                 30,431       29,505      27,960        24,175       26,788
Provision for income taxes                  8,157        8,344       7,656         6,283        7,070
-----------------------------------------------------------------------------------------------------
Net Income                                $22,274      $21,161     $20,304       $17,892      $19,718
-----------------------------------------------------------------------------------------------------
Preferred stock dividends and accretion        -            -      $   164       $   183      $   184
Net income applicable to common stock     $22,274      $21,161      20,140        17,709       19,534
Earnings per share(2)                        1.40         1.39        1.32          1.15         1.25
-----------------------------------------------------------------------------------------------------

(1)  See Note 1 of the Notes to Consolidated Financial Statements.
(2) Adjusted to reflect a 3 for 2 stock split effected in the form of a 50% stock dividend, declared June 19, 1997.

                             RESULTS OF OPERATIONS
------------------------------------------------------------------------------
                                    SUMMARY
------------------------------------------------------------------------------

      WesBanco's net income for 1997 was a record $22.3 million or $1.40 per share, up 5.3% and 0.7%, respectively, from $21.2 million or $1.39 per share in 1996. The increase resulted from a 6.2% increase in net interest income and a 19.7% increase in other income partially offset by a 12.9% increase in other expense. Contributing to the 1997 increase in income was a 7.6% increase in average earning assets coupled with an increase in trust and deposit fees.
     WesBanco's results of operations and financial position have not been restated to include the acquisitions of Vandalia National Corporation, acquired December 30, 1996, and Shawnee Bank, Inc., acquired June 30, 1997, which were accounted for using the purchase method of accounting. These acquisitions impact performance comparisons between 1997 and prior periods. Management's Discussion reflects the impact of these purchase acquisitions





                              NET INTEREST INCOME
------------------------------------------------------------------------------

     Net interest income, the spread between interest income on earning assets and interest expense on liabilities to fund those assets, represents the largest component of earnings to the Corporation. Net interest income is affected by both changes in the level of interest rates and changes in the amounts and mix of interest earning assets and interest bearing liabilities. The net yield on earning assets (net interest income as a percentage of interest earning assets) is a frequently used measurement of net interest income.
     For 1997, net interest income was $68.8 million, up $4.0 million or 6.2% over 1996, reflecting an increase in average earning assets of $113.1 million or 7.6%. Of this increase in earning assets, $61.4 million resulted from the purchase acquisitions with the remaining growth in average loans.
     Average loans increased $98.1 million or 10.5% over 1996 due to the purchase acquisitions, which contributed $49.9 million, as well as, increases in both loans held for sale and commercial loans. Residential mortgage and personal loans, which increased significantly during 1996, declined during 1997 effectively slowing the growth rate in loans. Average loan yields increased only 5 basis points to 8.75% compared to the prior year, reflecting the stable interest rate environment during the year.
     Average securities totaled $525.1 million for 1997, which approximated 1996 levels. Taxable securities declined during 1997 primarily through maturity run-off, as proceeds were used to invest in tax-exempt securities. Average federal funds sold, which increased $12.4 million over 1996, represented a short-term use of funds. Average yields on securities improved 33 basis points to 6.01% between 1997 and 1996, while average yields on federal funds sold increased 20 basis points over 1996.
     Earning assets are funded primarily by deposits. During 1997, average deposits increased to $1.4 billion, up $94.7 million or 7.4% over 1996. Purchase acquisitions contributed $43.4 million to the growth in average deposits, while additional funds were provided through growth in money market deposit accounts and certificates of deposit. The average cost of interest bearing liabilities was 4.28% for 1997, up 30 basis points from 1996, reflecting a shift in the composition of deposits from savings and NOW accounts to higher-yielding money market accounts and certificates of deposit.
     The net yield on earning assets was 4.28% for 1997, reflecting a decline of 6 basis points from 1996. An increase in the cost of interest bearing deposits, caused by a shift in balances to higher-yielding deposit products, contributed to the decline in the net yield.

           AVERAGE BALANCE SHEET AND ANALYSIS OF NET INTEREST INCOME
------------------------------------------------------------------------------
(dollars in thousands)

                                                                 For the years ended December 31,
                                   --------------------------------------------------------------------------------------
                                                1997                             1996                     1995
                                   ------------------------------  ---------------------------  -------------------------
                                    Average               Average  Average            Average   Average           Average
                                    Volume      Interest   Rate    Volume   Interest   Rate     Volume   Interest  Rate
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Total loans                       $1,033,477   $  90,467   8.75%  $935,360   $81,449   8.70%   $852,902   $74,452   8.73%
Investment securities:
  Taxable                            358,061      23,062   6.44    375,451    22,066   5.88     416,646    23,614   5.67
  Tax-exempt                         167,088       8,474   5.07    147,165     7,642   5.19     135,211     7,524   5.56
-------------------------------------------------------------------------------------------------------------------------
   Total investment securities       525,149      31,536   6.01    522,616    29,708   5.68     551,857    31,138   5.64
Federal funds sold                    46,306       2,527   5.46     33,880     1,781   5.26      41,591     2,492   5.99
-------------------------------------------------------------------------------------------------------------------------
   Total earning assets            1,604,932    $124,530   7.76% 1,491,856  $112,938   7.57%  1,446,350  $108,082   7.47%
-------------------------------------------------------------------------------------------------------------------------
Cash and due from banks               48,918                        50,580                       45,893
Other assets                          59,503                        42,558                       35,454
-------------------------------------------------------------------------------------------------------------------------
   Total Assets                   $1,713,353                    $1,584,994                   $1,527,697
-------------------------------------------------------------------------------------------------------------------------

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Interest bearing demand             $328,544     $10,484   3.19%  $273,790    $7,064   2.58%   $280,063   $ 7,936   2.83%
Savings deposits                     299,215       7,451   2.49    331,879     8,817   2.66     352,674    10,333   2.93
Certificates of deposit              585,996      33,295   5.68    524,938    28,551   5.44     470,668    25,134   5.34
-------------------------------------------------------------------------------------------------------------------------
   Total interest bearing deposits 1,213,755      51,230   4.22  1,130,607    44,432   3.93   1,103,405    43,403   3.93
Federal funds purchased and
  repurchase agreements               78,393       3,914   4.99     75,183     3,599   4.79      55,272     2,957   5.35
Other borrowings                      11,494         630   5.48      6,646       187   2.81       4,825       210   4.35
-------------------------------------------------------------------------------------------------------------------------
    Total interest
      bearing liabilities          1,303,642     $55,774   4.28% 1,212,436   $48,218   3.98%  1,163,502   $46,570   4.00%
-------------------------------------------------------------------------------------------------------------------------
Noninterest bearing demand           156,574                       145,069                      145,397
Other liabilities                     15,772                        16,241                       17,177
Redeemable Preferred Stock &
   Shareholders' Equity              237,365                       211,248                      201,621
-------------------------------------------------------------------------------------------------------------------------
Total Liabilities, Redeemable
   Preferred Stock &
   Shareholders' Equity           $1,713,353                    $1,584,994                    $1,527,697
-------------------------------------------------------------------------------------------------------------------------
Net yield on earning assets                      $68,756   4.28%             $64,720   4.34%              $61,512   4.25%
-------------------------------------------------------------------------------------------------------------------------
Taxable equivalent net yield
  on earning assets                              $73,319   4.57%             $68,835   4.61%              $65,559   4.53%
-------------------------------------------------------------------------------------------------------------------------

Total loans are gross of allowance for loan losses, net of unearned income, and include loans held for sale.
Nonaccrual loans were included in the average volume for the entire year.
 Loan fees included in interest on loans are not material.
Average yields on investment securities available for sale have been calculated based on amortized cost.
Taxable equivalent basis is calculated on tax-exempt securities using a tax rate of 35% for each year presented.


                               OTHER INCOME
------------------------------------------------------------------------------

     Other income, excluding securities transactions, increased $2.1 million or 17.9% over 1996, due to increases in both trust fees and service charges on deposit accounts. The impact of the purchase acquisitions on other income included $0.2 million in service charges on deposit accounts.
     Trust fees were $6.8 million for 1997, an increase of $1.4 million or 25.6% over 1996, reflecting increases in the number of accounts under administration, the market value of trust assets and investment fees associated with the WesMark mutual fund products which were introduced in early 1997. The market value of trust assets at December 31, 1997 was $1.9 billion as compared to $1.6 billion at December 31, 1996, an increase of 20.6%.
     Service charges and other income, excluding the purchase acquisitions, totaled $7.2 million for 1997, an increase of $0.6 million or 8.5% over 1996, reflecting an increase in deposit service charges. Enhancements to the monitoring system for collecting fees primarily contributed to the increase over 1996.

                               OTHER EXPENSE
------------------------------------------------------------------------------
     Other expense increased $5.6 million or 12.9% in 1997 to $48.7 million. The 1997 increase in other expense was significantly affected by the purchase acquisitions and related goodwill amortization. The purchase acquisitions added $3.5 million in other expense during 1997, of which
$1.6 million was in salaries and employee benefits, $0.3 million in net occupancy and equipment expense, $0.8 million in goodwill amortization and
$0.8 million in other operating expense.   Full-time equivalent employees
related to purchase acquisitions totaled 17 as of December 31, 1997.
     Excluding the $3.5 million in expense related to the purchase acquisitions, other expense for 1997 totaled $45.2 million, an increase of $2.1 million or 4.7% over 1996. The remaining other expense discussion excludes the purchase acquisitions.
     Salaries and employee benefits increased $0.6 million or 2.4% over the prior year, reflecting annual salary adjustments and staffing increases associated with expansion of WesBanco's mortgage banking affiliate, partially offset by a reduction in pension costs. Full-time equivalent employees increased to 866 as of December 31, 1997 from 860 as of December 31, 1996.
     Occupancy and equipment expense increased $1.0 million or 18.2%, reflecting corporate-wide enhancements in technology, which included the expansion of a wide area network. These technology related expenses have contributed to efficiencies in customer-related services as well as non-customer support functions. Through the use of the wide area network, efficiencies in communication between affiliate locations have improved extensively, while the utilization of new computer software has enhanced customer serviceability. The increase in occupancy and equipment also reflected startup and operational costs of a new branch facility in St. Clairsville, Ohio, which opened in early 1997.
     Other operating expense for 1997 increased $0.4 million or 3.0%, reflecting an increase in professional fees associated with improving fee income levels and operational efficiencies.



                               INCOME TAXES
------------------------------------------------------------------------------

     Federal income tax expense decreased $0.3 million to $6.7 million during 1997 from $7.0 million during the prior year.
     The effective tax rate for the Corporation decreased to 26.8% during 1997 from 28.3% during 1996. The decrease in the effective tax rate primarily resulted from the utilization of $0.9 million in alternative minimum tax credit, and to a lesser extent, changes in the level of taxable income and the changing state effective tax rate. For 1998, the Corporation anticipates an increase in the effective tax rate, as a result of full utilization of the tax credit in 1997.
     The State of West Virginia has a corporate net income tax based upon federal taxable income, adjusted for certain items not subject to state taxation. The statutory state tax rate for 1997 was 9.0%. State income tax included in the provision for income taxes was $1.5 million for 1997 compared to $1.3 million for 1996. The State of Ohio does not have a corporate income tax, but rather, businesses are subject to an Ohio corporate franchise tax which is included in other operating expenses.




                            FINANCIAL CONDITION
------------------------------------------------------------------------------
                           INVESTMENT SECURITIES
------------------------------------------------------------------------------

     Investment securities at December 31, 1997 totaled $566.6 million compared to $525.3 million as of December 31, 1996. The increase in investment securities as well as federal funds sold primarily resulted from deposit growth which was in excess of loan growth. The increase in federal funds sold, up $60.5 million at December 31, 1997 compared to the prior year, further reflected the lack of short-term investment alternatives during the year.
     WesBanco's available for sale portfolio at fair market value was $342.5 million or 61% of total investment securities as of December 31, 1997 compared to $276.2 million or 53% of total investment securities as of December 31, 1996. At December 31, 1997, the available for sale portfolio had an average yield of 6.3% and an average maturity of 4.7 years, compared to 6.2% and 4.1 years, respectively as of December 31, 1996.
     The market value adjustment, recorded on the Consolidated Balance Sheet as an adjustment to Shareholders' Equity, reflected an unrealized after-tax gain of $5.0 million, as of December 31, 1997 compared to an unrealized after-tax loss of $90,000 as of December 31, 1996. These market value adjustments represent temporary

------------------------------------------------------------------------------

market value fluctuations caused by changes in market rates in relation to the average yields in the available for sale portfolio. WesBanco can adjust the volatility of the market value adjustment by managing both the volume of securities classified as available for sale and average maturities. If securities are held to their maturity dates, no gain or loss would be realized.
     Held to maturity securities, at cost, totaled $224.0 million or 39% of total investment securities as of December 31, 1997 compared to $249.1 million or 47% of total investment securities as of December 31, 1996. At December 31, 1997, the held to maturity portfolio had an average yield of 5.5% and an average maturity of 4.8 years, compared to 5.5% and 3.8 years, respectively as of December 31, 1996.
     Total investment securities reflected an average yield of 6.0% as of December 31, 1997, up slightly from 5.9% the prior year. Affected primarily by extending maturities on agency securities purchased during 1997, the total average maturity of investment securities at December 31, 1997 extended to 4.7 years as compared to 4 years as of December 31, 1996. Investment securities represent a primary source of liquidity. During 1997, investment securities with a total carrying value of $145.9 million either matured or were called. Available for sale securities of $41.7 million were sold during 1997.



                                    LOANS
------------------------------------------------------------------------------

     Loans, net of unearned income at December 31, 1997 totaled $1.0 billion, which approximated 1996 levels. The lack of growth reflected competitive pricing pressures which negatively impacted certain mortgage and personal loan products, tightening of credit quality standards, and lack of economic growth in the Upper Ohio Valley. These decreasing factors were offset by increases resulting from the Shawnee Bank purchase acquisition, which added approximately $11.2 million in total loans, and loans held for sale.
     Commercial loans, at December 31, 1997, increased $29.8 million, while personal loans decreased $43.0 million, compared to the prior year. The decrease in personal loans reflected a decline in indirect auto loan originations, which was impacted by a general downturn in auto financing by banks. Mortgage loan originations through WesBanco's affiliate, WesBanco Mortgage Company increased during 1997. The Mortgage Company originates residential mortgage loans and sells its fixed rate mortgage loans to the secondary market. For 1997, the Mortgage Company originated approximately $58.4 million in residential mortgage loans.
     As of December 31, 1997, commercial loans comprised 20% of total loans outstanding, real estate secured loans comprised 53% and personal loans comprised 27%.
     Although market rates have remained stable during 1997, rates offered on several loan products were lowered, reflecting the competitive environment. The majority of commercial loans reprice monthly based on changes in prime rate.
     Impaired loans, at December 31, 1997 and 1996, included all nonaccrual and renegotiated loans as well as loans internally classified as substandard or doubtful. Loans classified as impaired increased to $11.2 million in 1997 or 1.1% of loans outstanding compared to $10.3 million in 1996 or 1% of loans outstanding. Nonaccrual loans are generally secured by collateral believed to have adequate market values to protect against significant losses. The Corporation continues to monitor the nonperforming assets to ensure against deterioration in collateral values.
     Net charge-offs in 1997 were $4.6 million compared to $3.0 million in 1996. The increase resulted from a rise in personal bankruptcies in WesBanco's market area, which are consistent with bankruptcy trends nationally. During 1997, the Corporation tightened its credit standards contributing to a decrease in personal loan volume. The provision for loan losses was $4.3 million in 1997, consistent with 1996. The allowance for loan losses to loans was 1.5% as of December 31, 1997, unchanged from December 31, 1996. Amounts charged to earnings were based on periodic management evaluations of the loan portfolio, specific problem loans and other factors. The allowance for loan losses is considered adequate to provide for future losses in the loan portfolio.

                                   DEPOSITS
------------------------------------------------------------------------------

     As of December 31, 1997, total deposits were $1.4 billion, reflecting an increase of $71.4 million or 5.3% from December 31, 1996. The 1997 increase was due in part to the acquisition of Shawnee Bank, which accounted for approximately $28.6 million of the growth. The remaining portion of the increase was the result of growth in Prime Rate Money Market accounts, which averaged a rate of 5.22% during 1997, and certificates of deposits. These deposit products, along with various pricing bonuses from the Good Neighbor Banking Program, represented interest rate advantages to customers over other deposit products in the marketplace.
     During 1997, WesBanco continued to experience a change in deposit mix as customers shifted funds from demand and savings products into the higher-yielding Prime Rate Money Market account and certificates of deposit. This change in deposit mix has contributed to a 30 basis point increase in the cost of interest bearing deposits during 1997 coupled with an increase in the rate sensitivity of the deposit base. As competition for deposits between banks and nonbanks continues to intensify, the rising cost of deposits and change in composition of deposits will also continue.
      During 1998, the Corporation expects the change in deposit mix to continue, as the focus will be on growth in higher-rate deposit products.



                               CAPITAL ADEQUACY
------------------------------------------------------------------------------

      Shareholders' equity increased to $249.6 million at December 31, 1997 from $227.5 million at December 31, 1996 due to the retention of earnings, issuance of stock for the acquisition of Shawnee and the upward market value adjustment on investment securities available for sale.
     Ending capital to assets for 1997 was 14.7% compared to 14.4% for 1996, reflecting WesBanco's strong capital position. The relatively high level of capital coupled with strong earnings has enabled WesBanco to continue its steady increase in dividends declared per share. Dividend payout ratios over the last five years reflect the steady growth in dividends, increasing to 56% in 1997 from 37% in 1993.
     The Corporation announced cash dividend increases during 1997 and the first quarter of 1998. On April 1, 1997 and October 1, 1997 the quarterly dividend per share increased to $.193 and $.20, respectively, a 7% increase from the January 1, 1997 quarterly dividend of $.187. On February 19, 1998, the quarterly dividend per share, payable April 1, 1998 was increased to $.21, representing the thirteenth consecutive year of common stock cash dividend increases for WesBanco.
     During 1997, common shares outstanding increased to 16.0 million from
10.5 million. This increase reflected the issuance of 5.4 million common shares related to a 3 for 2 stock split effected in the form of a 50% stock dividend and shares issued in the purchase acquisition of Shawnee Bank, Inc. Throughout the Annual Report average shares and per share information have been restated to reflect the 50% stock dividend.
     WesBanco is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet instruments. WesBanco, and its banking subsidiaries, maintain Tier I, Total Capital and Leverage ratios well above minimum regulatory levels. See Note 15 of the Consolidated Financial Statements for more information on capital amounts, ratios and minimum regulatory requirements.



                   INTEREST RATE MANAGEMENT AND LIQUIDITY
------------------------------------------------------------------------------

     Interest rate management measures the sensitivity of net interest earnings to changes in the level of interest rates. As interest rates change in the market, rates earned on interest earning assets and rates paid on interest-bearing liabilities do not necessarily move concurrently. Differing rate sensitivities may arise because fixed rate assets and liabilities may not have the same maturities or because variable rate assets and liabilities differ in the timing of rate changes.
     WesBanco and its banking subsidiaries review their interest rate sensitivity on a periodic basis. The following table classifies interest earning assets and interest bearing liabilities into maturity categories and measures the differences between maturing assets and liabilities in each category (interest sensitivity gap).

------------------------------------------------------------------------------
At December 31, 1997, the Corporation was in a liability sensitive position as summarized in the table below:


                                       Under      Three     Six       Nine        Over
                                       Three      to Six    to Nine   Months to   One
(in thousands)                         Months     Months    Months    One Year    Year       Total
-------------------------------------------------------------------------------------------------------
ASSETS
Due from banks/interest
  bearing                             $    198       -          -           -         -     $      198
Loans                                  265,484    $67,644    $61,777    $73,718   $564,360   1,032,983
Investment securities(1)                26,730     28,107     10,600     19,785    473,046     558,268
Federal funds sold                      71,513       -          -           -         -         71,513
-------------------------------------------------------------------------------------------------------
Total interest earning assets          363,925     95,751     72,377     93,503  1,037,406   1,662,962
-------------------------------------------------------------------------------------------------------
LIABILITIES
Savings and NOW accounts               483,564       -          -           -         -        483,564
All other interest bearing
  deposits                             311,620     83,166     69,649     54,639    253,293     772,367
Short-term borrowings                   91,036      3,218     11,665        509        257     106,685
-------------------------------------------------------------------------------------------------------
Total interest bearing liabilities     886,220     86,384     81,314     55,148    253,550   1,362,616
-------------------------------------------------------------------------------------------------------
Interest sensitivity gap             $(522,295)   $ 9,367    $(8,937)   $38,355   $783,856   $ 300,346
-------------------------------------------------------------------------------------------------------
Cumulative interest sensitivity gap  $(522,295) $(512,928) $(521,865) $(483,510)  $300,346
-------------------------------------------------------------------------------------------------------

(1) Securities are categorized above by expected maturity at amortized cost.



     The changing interest rate environment can substantially impact the
Corporation's net interest income and profitability.   The Asset/Liability
Management Committee believes the Corporation's interest sensitivity (gap) position provides for a changing interest rate environment. The liability sensitive position in the under three month time period is primarily caused by savings and NOW deposits. Interest rates on these deposit instruments are subject to periodic adjustment at management's discretion.
     The Corporation's short-term liability sensitive position would suggest exposure of the net interest margin to changing interest rates. An increase in interest rates may cause a decline in the net interest margin while a decrease in interest rates may have the opposite effect. The Corporation may reduce its short-term liability sensitive position, making its net interest margin less vulnerable to rising interest rates, by shortening asset maturities primarily through reinvestment into federal funds from investment maturities or by extending deposit maturities.
      During 1997, WesBanco experienced an increase in its short-term liability sensitive position due to growth in the Prime Rate Money Market Product. In an effort to manage this additional interest sensitivity, in 1997 WesBanco entered into an interest rate swap with a notional value of $10 million, due to mature in 1999. The swap agreement effectively fixed the interest rate on $10 million in short-term deposits for 2 years.
     Another measure used to assess changes in net interest income resulting from changing interest rates is income simulation. Key assumptions used in income simulation include loan and deposit growth, pricing, interest sensitivity, and the level of interest rate or balance changes on indeterminate maturity deposit products such as savings and NOW deposits. These assumptions have been developed through a combination of historical analysis and future anticipated pricing behavior.
     Based on the results of the income simulation, as of December 31, 1997, the Corporation would expect an increase in net interest income of $0.2 million and a decrease of $1.6 million from an immediate and sustained 200 basis point increase and decrease, respectively, in interest rates over a 12-month period.
     The Corporation manages its liquidity position to ensure that sufficient funds are available to meet customer needs for borrowing and deposit withdrawals. The Corporation's primary source of liquidity is its strong core deposit base. The growth in deposits is somewhat dependent upon interest rates of competitive financial instruments. Short-term liquidity is maintained through the use of federal funds sold, which represents one day investments and cash balances. As of December 31, 1997, federal funds sold and cash balances were $128.2 million or 7.2% of total assets as compared to $70 million or 4.2% of total assets as of December 31, 1996. The increase in short-term liquidity resulted from a $60.5 million increase in federal funds sold, reflecting an excess of deposit growth over loan growth. Additional short-term liquidity is maintained through investments with expected maturities of less than one year which, during 1998, approximate $85.2 million or 4.8% of total assets. During 1997 investment

------------------------------------------------------------------------------
maturities and calls of $145.9 million became available for reinvestment.
     As of December 31, 1997 the Corporation had outstanding commitments to extend credit in the ordinary course of business approximating $98.5 million. On an historical basis only a small portion of these commitments result in expended funds.
     The Corporation has planned additions to fixed assets of approximately $5.5 million during 1998, of which commitments totaling $1.7 million have been made.



                         COMPARISON OF 1996 VERSUS 1995
------------------------------------------------------------------------------

     Net income increased 4.2% to $21.2 million for the year ended December 31, 1996 compared to 1995, reflecting increases in net interest income and service fees. Return on average assets was 1.3%, consistent with the prior year, while return on average equity decreased to 10.0% from 10.2% in 1995.
     Net interest income increased $3.2 million or 5.2% over 1995, reflecting balance sheet growth and an improvement in the net yield on earning assets. Average earning assets increased $45.5 million or 3.1%, while the net yield improved to 4.34% from 4.25%. Mortgage and consumer loans contributed to a 9.7% growth in average loans, which were funded, in part, by maturing securities causing a change in asset mix. Average interest bearing liabilities increased $48.9 million or 4.2%, reflecting an 11.5% increase in average certificates of deposit. The increase in certificates of deposit resulted from the competitively-priced Good Neighbor Banking Program and a shift in deposits from demand and savings deposits. Influenced by falling market rates, improvement in the net yield on earning assets during 1996 primarily resulted from a decrease in rates on short-term borrowing, demand and savings deposits, partially offset by a change in deposit mix to higher-yielding deposits.
     The provision for loan losses increased to $4.3 million from $2.8 million in 1995, reflecting an increase in net charge-offs and growth in the mortgage and consumer loan portfolios. Net charge-offs increased to $3.0 million from $2.3 million in the prior year. The allowance for loan losses to total loans was 1.5% as of December 31, 1996, consistent with 1995.
     Other income, excluding securities transactions, and other expense increased $1.1 million or 10.1% and $1.0 million or 2.4%, respectively, over 1995. Other income increased primarily due to a $0.7 million or 15.4% increase in trust fees. The other expense increase primarily resulted from increases in equipment, training, and overtime costs associated with technology enhancements, including the installation of a wide area network and a new mainframe computer software system. Pension and other employee benefits decreased in 1996, reflecting a reduction in pension costs caused by market value appreciation of pension plan assets.




                            BUSINESS  COMBINATIONS
------------------------------------------------------------------------------

     Commercial BancShares, Incorporated - On September 30, 1997, WesBanco and Commercial BancShares, Incorporated, a multi-bank holding company located in Parkersburg, WV, entered into a definitive Agreement and Plan of Merger. The transaction will be accounted for as a pooling of interests. Please refer to the following table for selected financial data on a pro forma combined basis.
     Shawnee Bank, Inc. - On June 30, 1997, WesBanco completed the acquisition of Shawnee Bank, Inc., located in Dunbar, WV. The acquisition was accounted for using the purchase method of accounting.
     Vandalia National Corporation - On December 30, 1996, WesBanco completed the acquisition of Vandalia National Corporation, located in Morgantown, WV. The acquisition was accounted for using the purchase method of accounting.
     Bank of Weirton - On August 30, 1996, WesBanco consummated its acquisition of the Bank of Weirton. WesBanco issued 1,690,000 shares of common stock to shareholders of Bank of Weirton, in a transaction accounted for as a pooling of interests. Bank of Weirton reported net income of $2.1 million for the year ended December 31, 1995.
     Universal Mortgage Company - On August 20, 1996, WesBanco completed the acquisition of Universal Mortgage Company which was accounted for using the purchase method of accounting.

------------------------------------------------------------------------------
The following table sets forth WesBanco and Commercial BancShares selected financial data on a pro forma combined basis:

                                                       December 31, 1997
                                         --------------------------------------------
                                                            Commercial
(unaudited, dollars in thousands,                           BancShares,     Pro forma
  except per share amounts)              WesBanco, Inc.     Incorporated     Combined
--------------------------------------------------------------------------------------
For the year:
Interest income                              $124,530           $33,260      $157,790
Interest expense                               55,774            14,231        70,005
--------------------------------------------------------------------------------------
Net interest income                            68,756            19,029        87,785
Provision for loan losses                       4,314             1,260         5,574
Other income                                   14,693             3,008        17,701
Other expense                                  48,704            16,478        65,182
--------------------------------------------------------------------------------------
Income before income taxes                     30,431             4,299        34,730
Income taxes                                    8,157             1,362         9,519
--------------------------------------------------------------------------------------
Net Income                                   $ 22,274          $  2,937      $ 25,211
--------------------------------------------------------------------------------------
Earnings per share                              $1.40             $1.82         $1.23
Average shares outstanding                 15,867,608         1,616,187    20,461,743

Return on average assets                          1.3%              0.7%          1.2%
Return on average equity                          9.4%              6.8%          9.0%

At year end:
--------------------------------------------------------------------------------------
Assets                                     $1,789,295          $428,312    $2,217,255
Securities                                    566,557            68,725       634,930
Loans, net of unearned income               1,032,983           308,670     1,341,653
Allowance for loan losses                      15,531             4,731        20,262
Deposits                                    1,414,254           365,612     1,779,866
Shareholders' equity                          249,550            42,198       291,466

Book value per share                            15.58             26.11         14.14



                                     YEAR 2000
------------------------------------------------------------------------------

     During 1997, WesBanco continued a corporate wide project to address issues associated with the year 2000. Many computer programs were originally designed to recognize only a two-digit date field. The issue is that instead of recognizing the four-digit date of "2000", computer logic will cause programs with a two-digit date to work as if the clock had been turned back to the year 1900.
     In early 1997, the Corporation assembled a task force, comprised of representatives from each affiliate, to design and implement a corporate plan which will identify systems affected by this issue, and apply corrective measures for full year 2000 compliance. The task force, which meets monthly, has made considerable progress toward completion of the corporate plan. Currently, all major noncompliant systems have been identified. WesBanco plans to either modify or replace these systems by the end of 1998. In addition, a list of all vendor-supplied equipment and software has been compiled for use in obtaining vendor certification or formal commitment to become compliant. All computer software applications that manage our customer banking systems have been certified year 2000 compliant by the vendor.
     The Corporation believes that modifications to existing systems, conversion to new systems, and vendor compliance upgrades, will be resolved on a timely basis, and related costs will not have a material impact on its results of operations or financial condition.

            MARKET OF COMMON STOCK AND RELATED SHAREHOLDER MATTERS
------------------------------------------------------------------------------

     WesBanco's common stock is quoted on The Nasdaq Stock Market (Nasdaq), with a trading symbol of WSBC. As reported by Nasdaq, the price information reflects high and low sales prices.
     The approximate number of holders of WesBanco's $2.0833 par value common stock as of December 31, 1997 was 4,391.
     On February 19, 1998, the quarterly dividend per share payable April 1, 1998 was increased to $.21.
     The following represents reported high and low trading prices and dividends declared during the respective quarter:



                                                    Dividend
                             High         Low       Declared
-------------------------------------------------------------
1997
4th quarter                 $31.25        $27.50       $.200
3rd quarter                  30.50         25.75        .200
2nd quarter                  27.17         21.33        .193
1st quarter                  22.17         21.17        .193

1996
4th quarter                 $21.67        $18.33       $.187
3rd quarter                  19.00         17.50        .187
2nd quarter                  18.17         17.17        .173
1st quarter                  19.17         17.50        .173




                               OTHER MATTERS
------------------------------------------------------------------------------

     As of December 31, 1997, WesBanco had approximately 58% of its assets in the Upper Ohio Valley, an area that experienced a strike between the United Steel Workers Union and Wheeling-Pittsburgh Steel Corporation. On August 12, 1997, a new contract was ratified between the Union and Wheeling-Pittsburgh Steel.
     The direct impact of the strike on the financial results of WesBanco is not determinable. A rise in personal bankruptcies, consistent with national trends, and the continued slow economic growth in the Upper Ohio Valley represent external factors impacting WesBanco's market area, which may or may not be directly related to the strike.