Form 10-K, Exhibit 13
period 1999-12-31
WESBANCO INC
filed 2000-03-30
CIK 203596

                                                                   EXHIBIT 13


WESBANCO, INC.
CONSOLIDATED BALANCE SHEET
(dollars in thousands, except per share amounts)
                                                          December 31,
                                               ------------------------------
                                                     1999             1998
-----------------------------------------------------------------------------
ASSETS
Cash and due from banks                          $   67,166       $   62,989
Due from banks - interest bearing                     4,653            5,174
Federal funds sold                                    9,535           38,055
Securities:
  Held to maturity (market values of $211,009
      and $220,699, respectively)                   213,253          214,845
  Available for sale carried at market value        354,675          465,705
-----------------------------------------------------------------------------
     Total securities                               567,928          680,550
-----------------------------------------------------------------------------
Loans, net of unearned income                     1,523,446        1,373,018
Allowance for loan losses                           (19,752)         (19,098)
-----------------------------------------------------------------------------
     Net loans                                    1,503,694        1,353,920
-----------------------------------------------------------------------------
Bank premises and equipment                          56,201           47,999
Accrued interest receivable                          15,661           14,837
Other assets                                         44,888           39,188
-----------------------------------------------------------------------------
Total Assets                                     $2,269,726       $2,242,712
=============================================================================


LIABILITIES
Deposits:
  Non-interest bearing demand                    $  216,574       $  227,349
  Interest bearing demand                           585,483          510,662
  Savings deposits                                  274,052          308,979
  Certificates of deposit                           737,892          740,652
-----------------------------------------------------------------------------
     Total deposits                               1,814,001        1,787,642
-----------------------------------------------------------------------------
Federal funds purchased and repurchase agreements   131,865          112,511
Other borrowings                                     41,588           22,194
Accrued interest payable                              6,165            6,669
Other liabilities                                     6,443           17,213
-----------------------------------------------------------------------------
Total Liabilities                                 2,000,062        1,946,229
-----------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 1,000,000 shares
  authorized; none outstanding                            -              -
Common stock ($2.0833 par value; 50,000,000
  authorized: 20,996,531 shares issued)              43,742           43,742
Capital surplus                                      60,133           60,283
Retained earnings                                   208,508          198,782
Treasury stock (1,206,606 and 336,296 shares,
  respectively, at cost)                            (34,311)          (9,421)
Accumulated other comprehensive income (market
  value adjustments)                                 (7,456)           3,610
Deferred benefits for directors and employees          (952)            (513)
-----------------------------------------------------------------------------
Total Shareholders' Equity                          269,664          296,483
-----------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity       $2,269,726       $2,242,712
=============================================================================

See Notes to Consolidated Financial Statements.

WESBANCO, INC.
CONSOLIDATED STATEMENT OF INCOME
(dollars in thousands, except per share amounts)

                                             For the years ended December 31,
                                            ----------------------------------
                                                1999        1998      1997
------------------------------------------------------------------------------
Interest income:
  Loans, including fees                      $ 117,508   $ 118,766   $ 118,540
------------------------------------------------------------------------------
  Securities:
    Taxable                                     27,269      31,205      27,045
    Tax-exempt                                  10,182       9,592       9,121
------------------------------------------------------------------------------
      Total interest on securities              37,451      40,797      36,166
------------------------------------------------------------------------------
  Federal funds sold                               902       3,155       3,084
------------------------------------------------------------------------------
      Total interest income                    155,861     162,718     157,790
------------------------------------------------------------------------------
Interest expense:
  Interest bearing demand deposits              18,071      16,693      12,335
  Savings deposits                               5,936       7,852       9,520
  Certificates of deposit                       38,545      43,067      43,041
------------------------------------------------------------------------------
      Total interest on deposits                62,552      67,612      64,896
  Other borrowings                               6,679       6,313       5,109
------------------------------------------------------------------------------
      Total interest expense                    69,231      73,925      70,005
------------------------------------------------------------------------------
Net interest income                             86,630      88,793      87,785
  Provision for loan losses                      4,295       4,392       5,574
------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                               82,335      84,401      82,211
------------------------------------------------------------------------------
Other income:
  Trust fees                                    10,582       9,066       7,640
  Service charges and other income              13,620      15,139       9,545
  Net securities gains                             379       1,510         516
------------------------------------------------------------------------------
      Total other income                        24,581      25,715      17,701
------------------------------------------------------------------------------
Other expense:
  Salaries and wages                            28,238      28,596      27,169
  Employee benefits                              7,107       6,799       7,644
  Net occupancy                                  3,478       3,641       3,518
  Equipment                                      6,300       5,876       5,615
  Other operating                               22,690      23,396      21,236
------------------------------------------------------------------------------
      Total other expense                       67,813      68,308      65,182
------------------------------------------------------------------------------
Income before provision for income taxes        39,103      41,808      34,730
  Provision for income taxes                    11,465      13,495       9,519
------------------------------------------------------------------------------
Net Income                                   $  27,638   $  28,313   $  25,211
==============================================================================

Earnings per share                               $1.37       $1.36       $1.23
Average shares outstanding                  20,229,524  20,867,193  20,461,742
==============================================================================

See Notes to Consolidated Financial Statements.

WESBANCO, INC.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
(dollars in thousands, except per share amounts)

                                                 For the years ended December 31, 1999, 1998, and 1997
                                 ---------------------------------------------------------------------------------------
                                                                                     Accumulated    Deferred
                                    Common Stock                                        Other       Benefits for
                                 --------------------   Capital   Retained  Treasury Comprehensive  Directors &
                                   Shares    Amount     Surplus   Earnings   Stock     Income       Employees      Total
-------------------------------------------------------------------------------------------------------------------------
December 31, 1996                14,698,415  $ 30,812   $45,659   $193,363  $  (544)   $       46   $    (855)   $268,481
-------------------------------------------------------------------------------------------------------------------------
Net income                                                          25,211                                         25,211
Net market value adjustment
  on securities available for
  sale -- net of tax effect                                                                 1,737                   1,737
                                                                                                                 --------
     Comprehensive income                                                                                          26,948
Cash dividends:
  Common ($.786 per share)                                         (12,474)                                       (12,474)
  Common-by pooled bank
    prior to acquisition                                            (1,929)                                        (1,929)
Stock issued for acquisitions       323,175       366     7,519               4,901                                12,786
Net treasury shares purchased      (186,362)                 82              (6,032)                               (5,950)
Retirement of pooled bank stock
  held by WesBanco                                (17)     (116)                                                     (133)
Stock dividend by pooled bank       417,573       733     4,853     (5,586)
Stock issued for a 3 for 2 stock
  split effected in the form of a
  50% stock dividend              5,357,003    11,161              (11,161)
Net payments on ESOP debt                                                                                 316         316
Deferred benefits for directors-net                                                                       (50)        (50)
--------------------------------------------------------------------------------------------------------------------------
December 31, 1997                20,609,804    43,055    57,997    187,424   (1,675)        1,783        (589)    287,995
--------------------------------------------------------------------------------------------------------------------------
Net income                                                          28,313                                         28,313
Net market value adjustment
   on securities available for
   sale -- net of tax effect                                                                1,827                   1,827
                                                                                                                 --------
     Comprehensive income                                                                                          30,140
Cash dividends:
  Common ($.84 per share)                                          (16,470)                                       (16,470)
  Common-by pooled bank
    prior to acquisition                                              (485)                                          (485)
Stock issued for acquisitions       392,846       687     2,383               1,883                                 4,953
Net treasury shares purchased      (342,415)                (97)             (9,629)                               (9,726)
Net payments on ESOP debt                                                                                  97          97
Deferred benefits for directors-net                                                                       (21)        (21)
--------------------------------------------------------------------------------------------------------------------------
December 31, 1998                20,660,235    43,742    60,283    198,782   (9,421)        3,610        (513)    296,483
--------------------------------------------------------------------------------------------------------------------------
Net income                                                          27,638                                         27,638
Net market value adjustment
  on securities available for
  sale -- net of tax effect                                                               (11,066)                (11,066)
                                                                                                                  --------
     Comprehensive income                                                                                          16,572
Cash dividends:
  Common ($.88 per share)                                          (17,912)                                       (17,912)
Stock issued for acquisitions       422,916                (182)             12,153                                11,971
Net treasury shares purchased    (1,293,226)                 32             (37,043)                              (37,011)
Net borrowings on ESOP debt                                                                              (350)       (350)
Deferred benefits for directors-net                                                                       (89)        (89)
--------------------------------------------------------------------------------------------------------------------------
December 31, 1999                19,789,925   $43,742   $60,133   $208,508 $(34,311)    $  (7,456)     $ (952)  $ 269,664
--------------------------------------------------------------------------------------------------------------------------

There was no activity in Preferred Stock during the years ended
  December 31, 1999, 1998 and 1997.


See Notes to Consolidated Financial Statements.

WESBANCO, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

                                                        For the years ended December 31,
                                                        --------------------------------
Increase (decrease) in cash and cash equivalents           1999        1998      1997
----------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income                                               $ 27,638    $ 28,313   $ 25,211
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation                                            5,488       5,290      4,844
    Net amortization and accretion                          1,366         116      1,497
    Provision for loan losses                               4,295       4,392      5,574
    Gains on sales of  securities-net                        (379)     (1,510)      (516)
    Gain on sale of credit card portfolio                  (3,561)        ---        ---
    Gain on sale of branch offices                            ---      (4,605)       ---
    Deferred income taxes                                     323        (243)      (387)
    Other - net                                               476         248        439
    Net change in assets and liabilities:
       Interest receivable                                   (671)        460     (1,103)
       Other assets and other liabilities                  (2,453)     (1,488)     4,748
       Interest payable                                      (618)       (469)      (151)
-----------------------------------------------------------------------------------------
Net cash provided by operating activities                  31,904      30,504     40,156
-----------------------------------------------------------------------------------------
Cash flows from investing activities:
    Securities held to maturity:
        Proceeds from maturities and calls                 50,357     116,675    103,537
        Payments for purchases                            (49,778)    (98,062)   (54,261)
    Securities available for sale:
        Proceeds from sales                                47,772      71,578     42,234
        Proceeds from maturities and calls                129,216     196,492     65,487
        Payments for purchases                            (83,400)   (344,867)  (174,357)
    Sale of branch offices, net of cash                       ---      (2,726)       ---
    Acquisitions, net of cash                               2,809       4,951      6,635
    Proceeds from the sale of credit card portfolio        18,789         ---        ---
    Net increase in loans                                (143,142)    (59,154)    (2,674)
    Purchases of premises and equipment-net               (10,243)     (8,953)    (7,498)
-----------------------------------------------------------------------------------------
Net cash used by investing activities                     (37,620)   (124,066)   (20,897)
-----------------------------------------------------------------------------------------
Cash flows from financing activities:
    Net increase (decrease) in deposits                    (3,133)     47,210     48,634
    Increase in federal funds purchased and
      repurchase agreements                                19,354      19,169      9,413
    Increase (decrease) in borrowings                      19,394      (2,253)    10,245
    Dividends paid                                        (17,752)    (15,813)   (14,045)
    Purchases of treasury shares-net                      (37,011)     (9,726)    (5,950)
    Other - net                                               ---         (97)      (335)
-----------------------------------------------------------------------------------------
Net cash provided (used) by financing activities          (19,148)     38,490     47,962
-----------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents      (24,864)    (55,072)    67,221
Cash and cash equivalents at beginning of period          106,218     161,290     94,069
-----------------------------------------------------------------------------------------
Cash and cash equivalents at end of period              $  81,354   $ 106,218  $ 161,290
=========================================================================================

Supplemental Disclosures:
Interest paid on deposits and other borrowings          $  69,735   $  74,393  $  69,463
Income taxes paid                                          13,135      13,609     10,221


See Notes to Consolidated Financial Statements.

WESBANCO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

NOTE 1:  ACCOUNTING POLICIES

WesBanco, Inc. is a bank holding company offering a full range of financial services, including trust, mortgage banking, insurance and brokerage services, through offices located in West Virginia and Eastern Ohio. WesBanco's only defined business segment is community banking. The Corporation primarily evaluates its performance and allocates resources based on the financial information of its community banking operations.
     The significant accounting principles employed in the preparation of the accompanying consolidated financial statements are summarized below:

Principles of consolidation: The Consolidated Financial Statements of WesBanco, Inc. (the "Corporation") include the accounts of the Corporation and its wholly-owned subsidiaries. Material intercompany transactions and accounts have been eliminated.

Business Combinations: Business combinations which have been accounted for under the purchase method of accounting include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired were recorded at their estimated fair value as of the date of acquisition. Other business combinations have been accounted for under the pooling of interests method of accounting which requires the assets, liabilities and stockholders' equity of the merged entity to be retroactively combined with the Corporation's respective accounts at recorded value. Prior period financial statements have been restated to give effect to business combinations accounted for under this method.

Reclassification: Certain prior year financial information has been reclassified to conform to the presentation in 1999. The reclassifications had no effect on net income.

Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents: For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

Securities:
Securities Available for Trading: The Corporation did not have a trading portfolio during the two-year period ended December 31, 1999.
Securities Held to Maturity: Securities consisting principally of debt securities, which are purchased with the positive intent and ability to hold until their maturity, are stated at cost, adjusted for amortization of premiums and accretion of discounts.
Securities Available for Sale: Debt securities not classified as trading or held to maturity, and marketable equity securities not classified as trading, are classified as available for sale. These securities may be sold at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations, and other factors. These securities are stated at market value, with the market value adjustment, net of tax, reported as a separate component of accumulated other comprehensive income. Permanent declines in value on these securities are recognized in results of operations.
Gains and Losses: Net realized gains and losses on sales of securities are included in other income. The cost of these securities sold is based on the specific identification method.
Amortization and Accretion: Amortization of premiums and accretion of discounts are included in interest on securities.

Loans and loans held for sale: Interest is accrued as earned on loans except where doubt exists as to collectability, in which case recognition of income is discontinued. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Losses are recorded in other income based on the difference between the market value and the aggregate cost.
     A loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement.

Impaired loans include all nonaccrual and renegotiated loans, as well as loans internally classified as substandard or doubtful (as those terms are defined by banking regulations) that meet the definition of impaired loans. All loans considered impaired are included in non-performing loans. The Corporation recognizes interest income on nonaccrual loans on the cash basis.
     Loan origination fees and certain direct costs are amortized as an adjustment to the yield over the estimated lives of the related loans.


Allowance for loan losses: The allowance for loan losses is maintained at a level considered adequate by management to provide for probable loan losses. The allowance is increased by provisions charged to operating expenses and reduced by loan losses, net of recoveries. Management's determination of the adequacy of the allowance is based on evaluation of the loan portfolio, as well as prevailing economic conditions, past loan loss experience, current delinquency factors, changes in the character of the loan portfolio, specific problem loans and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. While management has allocated the allowance to different loan categories, the allowance is general in nature and is available for the loan portfolio in its entirety.

Premises and equipment: Premises and equipment are stated at cost less accumulated depreciation, and depreciated over their estimated useful lives using either the straight-line or an accelerated method. Useful lives are revised when a change in life expectancy becomes apparent. Maintenance and repairs are charged to expense and betterments are capitalized. Gains and losses on premises and equipment retired or otherwise disposed of are charged to expense when incurred.

Other real estate owned: Other real estate owned consists primarily of properties acquired through, or in lieu of, loan foreclosures. Valuations are performed periodically and the real estate is carried at the lower of cost or appraised value, less estimated costs to sell.

Mortgage servicing rights: Mortgage servicing rights, which are reported in other assets, are amortized in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized mortgage servicing rights are evaluated for impairment based on the fair value of those rights.

Goodwill: The excess of the purchase price over net identifiable tangible and intangible assets acquired in a purchase business combination (goodwill) is included in other assets. Goodwill is amortized on a straight-line basis over varying periods not exceeding 20 years.

Income taxes: Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities and their tax bases. In addition, such deferred tax asset and liability amounts are adjusted for the effects of enacted changes in tax laws or rates.

Earnings per share: Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period. For diluted earnings per share, the weighted average number of shares for each period is increased by the number of shares which would be issued assuming the exercise of common stock options. There was no dilutive effect from the stock options and accordingly, basic and diluted earnings per share are the same.

Trust assets: Assets held by subsidiary banks in fiduciary or agency capacities for their customers are not included as assets in the accompanying Consolidated Balance Sheet. Certain trust assets are held on deposit at subsidiary banks.

Comprehensive income: Sources of comprehensive income not included in net income are limited to unrealized gains and losses (net market value adjustments) on securities available for sale, net of tax.
Reclassification adjustments between unrealized gains and losses from prior periods and realized gains and losses included in earnings in the current period are not considered material in the presentation of comprehensive income.

New accounting standards: SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133", requires derivative instruments be carried at fair value on the balance sheet. The Corporation plans to adopt the provisions of this statement, as amended, beginning January 1, 2001, the statements' effective date. The impact of adopting the provisions of this statement on WesBanco's financial position and results of operations subsequent to the effective date is not currently estimable and will depend on the financial position of the Corporation and the nature and purpose of the derivative instruments in use at that time.

NOTE 2: COMPLETED BUSINESS COMBINATIONS AND DIVESTITURE

On March 31, 1998, WesBanco completed its business combination with Commercial BancShares, Incorporated, issuing 4,594,134 shares of stock in a transaction accounted for as a pooling of interests. Prior years' financial information has been restated to reflect the pooling of interests transaction. As of the transaction date, Commercial BancShares reported total assets of approximately $466,137, deposits of $395,504 and shareholders' equity of $46,358. For the year ended December 31, 1997, WesBanco and Commercial BancShares separately reported net interest income of $68,756 and $19,029, and net income of $22,274 and $2,937, respectively.


The following table summarizes WesBanco's material purchase acquisitions, accounted for under the purchase method of accounting, for the three-year period ended December 31, 1999:

------------------------------------------------------------------------------------------------------------
                                               Purchase                                              Assets
Date                    Entity                  Price          Consideration             Goodwill   Acquired
------------------------------------------------------------------------------------------------------------
4/30/99    Heritage Bank of Harrison County    $12,621   422,916 shares of common stock    $8,206    $33,049
6/30/97    Shawnee Bank, Inc.                   12,786   323,175 shares of common stock     6,498     34,695
------------------------------------------------------------------------------------------------------------

     On June 30, 1998, WesBanco fulfilled the regulatory requirement that it divest of Union Bank of Tyler County ("Union"). Union was a subsidiary of Commercial BancShares, with total assets of $46,873 as of the divestiture date. WesBanco recognized a pretax gain of $4,605 on the sale of Union, which is included in other income.


NOTE 3:  SECURITIES
The following tables summarize amortized cost and fair values of held to maturity and available for sale securities:


                                                             Held to Maturity
                      -------------------------------------------------------------------------------------------
                                      December 31, 1999                            December 31, 1998
                      ---------------------------------------------- --------------------------------------------
                                     Gross       Gross     Estimated             Gross       Gross    Estimated
                       Amortized   Unrealized  Unrealized    Fair    Amortized Unrealized  Unrealized   Fair
                         Cost        Gains       Losses      Value      Cost      Gains      Losses     Value
                      ---------------------------------------------- --------------------------------------------
U.S. Treasury and
   Federal Agency
   securities          $ 13,346     $      3    $    70    $ 13,279   $  41,961  $   457        ---    $  42,418

Obligations of
  states and political
  subdivisions          182,005          976      3,153     179,828     169,552    5,405     $    8      174,949

Other debt securities    17,902          ---        ---      17,902       3,332      ---        ---        3,332
-----------------------------------------------------------------------------------------------------------------
Total                  $213,253     $    979    $  3,223   $211,009   $ 214,845  $ 5,862     $    8    $ 220,699
=================================================================================================================

                                                             Available for Sale
                      -------------------------------------------------------------------------------------------
                                      December 31, 1999                            December 31, 1998
                      ---------------------------------------------- --------------------------------------------
                                     Gross       Gross     Estimated             Gross       Gross    Estimated
                       Amortized   Unrealized  Unrealized    Fair    Amortized Unrealized  Unrealized   Fair
                         Cost        Gains       Losses      Value      Cost      Gains      Losses     Value
                      ---------------------------------------------- --------------------------------------------
U.S. Treasury and
   Federal Agency
   securities          $196,288     $     37    $  6,732   $189,593   $ 272,457  $ 3,839     $  36     $ 276,260

Obligations of
   states and political
   subdivisions          18,482           13         197     18,298      24,376      336       ---        24,712

Mortgage-backed & other
   debt securities      147,669            2       5,496    142,175     158,387    1,193       109       159,471
-----------------------------------------------------------------------------------------------------------------
Total debt securities   362,439           52      12,425    350,066     455,220    5,368       145       460,443
Equity securities         4,502          463         356      4,609       4,459      860        57         5,262
-----------------------------------------------------------------------------------------------------------------
Total                  $366,941     $    515    $ 12,781   $354,675   $ 459,679  $ 6,228     $ 202     $ 465,705
=================================================================================================================

The following table summarizes amortized cost and estimated fair value of securities by maturity:


                                                 December 31, 1999
                                   -------------------------------------------
                                     Held to Maturity      Available for Sale
                                   ---------------------   -------------------
                                               Estimated             Estimated
                                   Amortized     Fair      Amortized    Fair
                                     Cost        Value        Cost     Value
------------------------------------------------------------------------------
Within one year                    $  28,150  $ 28,232     $  76,039 $  74,364
After one year, but within five       55,910    56,373       107,131   104,738
After five years, but within ten      60,004    59,671       176,741   168,507
After ten years                       69,189    66,733         7,030     7,066
------------------------------------------------------------------------------
Total                              $ 213,253  $211,009     $ 366,941 $ 354,675
==============================================================================
Mortgage-backed securities are assigned to maturity categories based on estimated average lives. Available for sale securities in the after 10 year category include securities with no stated maturity. Other securities with prepayment provisions are categorized based on contractual maturity.


     Securities with par values aggregating $ 320,341 at December 31, 1999 and $244,715 at December 31, 1998 were pledged to secure public and trust funds. Gross security gains of $404, $1,512, and $562 and gross security losses of $25, $2 and $46 were realized for the years ended December 31, 1999, 1998 and 1997, respectively.


NOTE 4: LOANS


The following table is a summary of total loans:
                                                          December 31,
                                                   --------------------------
                                                      1999           1998
-----------------------------------------------------------------------------
Loans:
Commercial                                         $  521,450     $  484,269
Real estate - construction                             31,742         46,033
Real estate - residential                             630,939        520,393
Personal, net of unearned income                      329,562        313,043
Loans held for sale                                     9,753          9,280
-----------------------------------------------------------------------------
Loans, net of unearned income                      $1,523,446     $1,373,018
=============================================================================

The following table represents changes in the allowance for loan losses:

                                          For the years ended December 31,
                                         ------------------------------------
                                            1999          1998        1997
-----------------------------------------------------------------------------
Balance, beginning of year                $ 19,098     $ 20,261    $ 19,102
Allowance for loan losses of
   acquired/(sold) banks - net                 192          (37)        269
Allowance for loan losses allocated
   to sold credit cards                       (450)         ---         ---
Provision for loan losses                    4,295        4,392       5,574
Charge-offs                                 (4,718)      (6,400)     (5,793)
Recoveries                                   1,335          882       1,109
-----------------------------------------------------------------------------
    Net charge-offs                         (3,383)      (5,518)     (4,684)
-----------------------------------------------------------------------------
Balance, end of year                      $ 19,752     $ 19,098    $ 20,261
=============================================================================


The following tables summarize loans classified as impaired:

                                                              December 31,
                                                         --------------------
                                                              1999     1998
-----------------------------------------------------------------------------
Nonaccrual                                                $  4,158  $ 10,488
Renegotiated                                                   813       695
Other classified loans:
     Doubtful                                                  112       115
     Substandard                                             8,594     5,170
-----------------------------------------------------------------------------
Total impaired loans                                      $ 13,677  $ 16,468
-----------------------------------------------------------------------------
Impaired loans with a related allowance for loan losses   $ 10,802  $ 11,873
Allowance for loan losses allocated to impaired loans        3,908     2,165
=============================================================================

                                             For the years ended December 31,
                                            ---------------------------------
                                               1999        1998        1997
-----------------------------------------------------------------------------
Average impaired loans                      $ 17,173    $ 19,429    $ 17,514
Amount of contractual interest income on
   impaired loans                                334         796         922
Amount of interest income recognized on
   a cash basis                                   77         391         202
=============================================================================

     Most lending occurs with customers located within West Virginia and Eastern Ohio. No significant concentration of credit risk exists by industry or by individual borrowers. The Corporation has no significant exposure to highly leveraged loan transactions, nor any foreign loans.
     WesBanco's banking offices, in the ordinary course of business, grant loans to related parties at terms which do not vary from terms that would have been required if the transactions had been with unrelated parties. Indebtedness of related parties aggregated approximately $49,425, $32,946, and $47,123 as of December 31, 1999, 1998 and 1997, respectively. During 1999, $66,475 related party loans were funded and $49,996 were repaid.



NOTE 5:  BANK PREMISES AND EQUIPMENT


Bank premises and equipment include:
                                                       December 31,
                                 Estimated        ----------------------
                                useful life          1999        1998
------------------------------------------------------------------------
Land and improvements           (3-10 years)       $ 12,739    $ 11,491
Buildings and improvements      (4-50 years)         54,491      48,973
Furniture and equipment         (2-25 years)         41,920      36,059
------------------------------------------------------------------------
                                                    109,150      96,523
Less - Accumulated depreciation                     (52,949)    (48,524)
------------------------------------------------------------------------
Total                                             $  56,201    $ 47,999
========================================================================


NOTE 6:  CERTIFICATES OF DEPOSIT



Certificates of deposit in denominations of $100 thousand or more totaled $128,385, and $125,493 as of December 31, 1999 and 1998, respectively. Related interest expense was $7,206 in 1999 and $7,921 in 1998.

At December 31, 1999, the scheduled maturities of total certificates of deposit are as follows:

2000                                                          $ 456,464
2001                                                            182,703
2002                                                             65,869
2003                                                             17,254
2004 and thereafter                                              15,602
------------------------------------------------------------------------
Total                                                         $ 737,892
========================================================================



NOTE 7:  REPURCHASE AGREEMENTS AND OTHER BORROWINGS

Federal funds purchased and securities sold under agreements to repurchase represent short-term borrowings which generally mature within one to four days from the transaction date. Other borrowings consist principally of advances with the Federal Home Loan Bank (FHLB). These borrowings are collateralized by FHLB stock and a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans, and investment securities.
     At December 31, 1999, FHLB borrowings, which are fixed rate instruments with a weighted average yield of 5.8%, have the following maturity dates:



2000                                                          $  21,397
2001                                                             10,000
2005 and thereafter                                               3,690
------------------------------------------------------------------------
Total                                                         $  35,087
========================================================================

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                             For the years ended December 31,
                                            ---------------------------------
                                               1999         1998        1997
-----------------------------------------------------------------------------
Outstanding balance at year end             $ 107,795    $ 111,029   $ 92,560
Average balance during the year               113,008       99,099     79,132
Maximum month-end balance during the year     123,817      123,277     92,560
Average interest rate at year end                4.45%        4.56%      5.61%
Average interest rate during the year            4.48         4.78       5.01
=============================================================================

NOTE 8:  EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plan and Other Postretirement Plans: At December 31, 1999, substantially all employees were participants in the WesBanco Defined Benefit Pension Plan ("The Plan"). The Plan covers those employees who satisfy minimum age and length of service requirements. Benefits of the Plan are generally based on years of service and employee's compensation during the last five years of employment. The Plan's funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
     Prior to its merger with WesBanco, Commercial BancShares did not provide a defined benefit pension plan to its employees. However, subsequent to the merger, Commercial employees have been included in the WesBanco Plan, with no credited prior years of service.
     Retirees and active employees who were hired prior to March 30, 1998, are provided a postretirement contributory health insurance and death benefit plan. For reported years 1999 and 1998, the health insurance benefit was $0.1 per month and death benefit was $7.5. Effective December 31, 1998, the related benefit obligation of $2,031 was merged into the defined benefit plan. Postretirement benefits for 1999 are included with retirees pension payment and for 1998 and 1997 resulted in payments of approximately $220 and $181, respectively.

Net periodic pension cost for the defined benefit and other postretirement plans include the following components:

                                             For the years ended December 31,
                                             --------------------------------
                                                  1999      1998      1997
-----------------------------------------------------------------------------
Service cost - benefits earned during year     $  1,138    $  906    $   872
Interest cost on projected benefit obligation     1,873     1,836      1,615
Expected return on plan assets                   (2,474)   (2,415)    (3,582)
Net amortization and deferral                       (35)     (162)     1,194
-----------------------------------------------------------------------------
Prior service costs                                 ---        70         70
-----------------------------------------------------------------------------
Net periodic pension cost                       $   502    $  235    $   169
=============================================================================
For 1998 and 1997, includes the net periodic postretirement benefit cost, other than pensions, of $383 and $378, respectively.


The following tables summarize the activity in the projected benefit obligation and plan assets:

                                                         For the years ended
                                                             December 31,
                                                         --------------------
                                                           1999        1998
-----------------------------------------------------------------------------
Projected benefit obligation, at beginning of year       $ 27,547    $ 20,830
Service cost                                                1,138         808
Interest cost                                               1,873       1,621
Benefits paid                                              (1,786)     (1,911)
Change in interest rate assumptions                           ---         924
Plan amendments - other postretirement benefits               ---       3,287
Actuarial (gain)/loss                                      (4,770)      1,988
-----------------------------------------------------------------------------
Projected benefit obligation, at end of year             $ 24,002    $ 27,547
=============================================================================

                                                          For the years ended
                                                              December 31,
                                                          -------------------
                                                            1999       1998
-----------------------------------------------------------------------------
Fair value of plan assets, at beginning of year           $ 28,794   $ 27,680
Actual return on assets                                      6,447      2,649
Market value adjustment                                        ---        376
Contributions                                                1,230        ---
Benefits paid                                               (1,786)    (1,911)
-----------------------------------------------------------------------------
Fair value of plan assets, at end of year                 $ 34,685   $ 28,794
=============================================================================
Plan assets consist of debt and equity securities which include U.S. Agency and Treasury issues, Corporate bonds and notes, listed common stocks including shares of WesBanco common stock (comprising less than 10% of Plan assets) and short-term cash equivalent instruments.

The following table sets forth the defined benefit pension plan's funded status and the asset reflected in the Consolidated Balance Sheet:

                                                              December 31,
                                                        ---------------------
                                                          1999         1998
-----------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation   $ 10,683     $  1,247
Unrecognized prior service cost                           (1,773)        (864)
Unrecognized net (gain)/loss                              (7,023)         770
Unrecognized obligation                                       13           20
-----------------------------------------------------------------------------
Net pension asset                                       $  1,900     $  1,173
=============================================================================

Actuarial assumptions used in the determination of the projected benefit obligation in the plan are as follows:
                                           For the years ended December 31,
                                           --------------------------------
                                                     1999      1998    1997
----------------------------------------------------------------------------
Weighted average discount rates                       8.25%    7.00%   7.25%
Rates of increase in compensation levels              4.50     4.50    4.50
Weighted average expected long-term return on assets  8.75     8.75    8.75
============================================================================


KSOP (Employee Stock Ownership and 401(k) Plan): Substantially all employees are included in the WesBanco KSOP Plan. The KSOP plan consists of non-contributory employee stock ownership (ESOP) and 401(k) Plan. The 401(k) provisions require the Corporation to make matching contributions based upon employees' contribution subject to regulatory limitations. Effective January 1, 1999, Commercial BancShares' KSOP was merged into WesBanco's KSOP.
     As of December 31, 1999, the Plan holds 592,159 shares of WesBanco stock, of which 579,854 shares are allocated to specific employee accounts and 12,305 shares are unallocated. During 1995, WesBanco's ESOP established a line of credit with an affiliated lender. Conditions in the loan agreement provide for a revolving line of credit in the aggregate amount of $1,000 to facilitate purchases of WesBanco common stock in the open market. The loan bears interest at a rate equal to the lender's base rate and requires annual repayments of principal equal to 20% of the balance at January 1 of each year. The loan has a final maturity date of 5 years from date of inception. The $1,000 revolving line of credit had an outstanding balance of $350 and zero at December 31, 1999 and 1998, respectively.
     Total contributions to the Plan for the three years ended December 31, 1999, 1998 and 1997 were $996, $1,046 and $1,156, respectively.

Commercial BancShares Executive Supplemental Income Plan: The Executive Supplemental Income Plan is a non-contributory plan covering certain officers with benefits which include death and retirement benefits. This Plan funded future benefit payments through an insurance investment with fair values of $5,304 and $5,203 as of December 31, 1999 and 1998, respectively. The net expense recorded to provide these benefits was $377, $303 and $947 for the years ended December 31, 1999, 1998 and 1997, respectively. WesBanco does not anticipate providing this benefit to any additional employees.

Key Executive Incentive Bonus & Option Plan: The Key Executive Incentive Bonus & Option Plan, which was started in 1998, is a non-qualified plan which includes three components, an Annual Bonus, a Long-Term Incentive Bonus and a Stock Option component.  The three components allow for payments of cash, or a mixture of cash and stock, or granting of stock options, depending upon the component of the plan in which the award is earned through the attainment of certain performance goals. Performance goals are established by WesBanco's Board of Directors.
     Compensation expense incurred in 1999 and 1998 for the Annual Bonus component of the plan was $348 and $364, respectively. There were no awards or payments made for the Long-Term Bonus component of the plan during the two years ended December 31, 1999.
     The Stock Option component provides for granting of stock options to eligible employees. The Board of Directors provided for the issuance of 150,000 shares of common stock for this component of the Plan. During
1998, 28,000 shares were granted at an option price of $29.50 per share, which was the fair market price on the date of grant. Vesting of stock options is based upon achievement of performance goals, which include improvements in earnings per share. Vested shares totaled 15,552 at December 31, 1999 and 9,331 shares at December 31, 1998. Employees generally have a ten year period to exercise the vested options. No options have been exercised. All granted options become immediately vested in the event of a change in control of the Corporation.
     The Corporation accounts for stock options in accordance with APB
Opinion No. 25 "Accounting for Stock Issued to Employees".   Under APB No.
25, since the exercise price exceeds the market price of the underlying stock as of December 31, 1999, no compensation expense has been recognized. Under the expense recognition provisions of SFAS No. 123, compensation expense of $32 and $96 would have been recognized during 1999 and 1998, respectively. A fair value of $6.17 per share was estimated using the Black-Scholes option pricing model using a weighted-average expected life of the option of 6 years, risk free interest rate of 5.48%, dividend yield of 2.8% and a volatility factor of 18.1%.

NOTE 9:  OTHER OPERATING EXPENSE


Other operating expense consists of the following:
                                            For the years ended December 31,
                                            ---------------------------------
                                              1999        1998        1997
-----------------------------------------------------------------------------
Professional fees                         $  3,766     $  3,711    $  3,432
Marketing                                    2,315        1,927       1,905
General administrative                       1,194        1,205       1,087
Supplies                                     1,993        2,185       1,744
Postage                                      1,804        1,803       1,467
Communication                                1,996        1,455       1,215
Miscellaneous taxes                          3,323        3,238       2,860
Goodwill amortization                        1,389        1,049         769
Other                                        4,910        6,823       6,757
----------------------------------------------------------------------------
Total                                     $ 22,690     $ 23,396    $ 21,236
============================================================================


NOTE 10: INCOME TAXES

A reconciliation of the federal statutory tax rate to the reported effective tax rate is as follows:
                                             For the years ended December 31,
                                             --------------------------------
                                                1999        1998       1997
-----------------------------------------------------------------------------
Federal statutory tax rate                       35%         35%        35%
Tax-exempt interest income from securities of
   states and political subdivisions             (7)         (7)        (8)
State income taxes                                4           3          3
Other - net                                      (3)          1         (3)
-----------------------------------------------------------------------------
Effective tax rate                               29%         32%        27%
=============================================================================

The provision for income taxes consists of the following:
                                             For the years ended December 31,
                                             --------------------------------
                                                     1999     1998      1997
-----------------------------------------------------------------------------
Current -  Federal                                $  9,612 $ 11,446  $  8,174
           State                                     2,067    2,293     1,733
Deferred - Federal                                    (282)    (189)     (319)
           State                                        68      (55)      (69)
-----------------------------------------------------------------------------
Total                                             $ 11,465 $ 13,495  $  9,519
=============================================================================
Tax expense applicable to securities transactions $    153 $    609  $    208
=============================================================================

Deferred tax assets and liabilities are comprised of the following:

                                                         December 31,
                                                -----------------------------
                                                   1999      1998      1997
-----------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                     $  7,358   $ 7,075   $ 7,010
  Deferred compensation                              663     1,199       922
  Net operating loss carryforward                    337       ---       ---
  Other                                               33        47        51
-----------------------------------------------------------------------------
    Gross deferred tax assets                      8,391     8,321     7,983
-----------------------------------------------------------------------------
Deferred tax liabilities:
  Tax effect of market value adjustment on
    Investment securities available for sale       4,844    (2,380)   (1,139)
  Depreciation                                    (1,628)   (1,484)   (1,513)
  Purchase accounting adjustments                   (472)     (695)     (458)
  Accretion on investments                          (138)     (205)     (215)
-----------------------------------------------------------------------------
    Gross deferred tax liabilities                 2,606    (4,764)   (3,325)
-----------------------------------------------------------------------------
Net deferred tax assets                         $ 10,997   $ 3,557   $ 4,658
=============================================================================

NOTE 11:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates of financial instruments are based on present value of expected future cash flows, quoted market prices of similar financial instruments, if available, and other valuation techniques. These valuations are significantly affected by discount rates, cash flow assumptions, and risk assumptions used. Therefore, fair value estimates may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable in an immediate settlement of the instruments.
     The aggregate fair value of amounts presented does not represent the underlying value of the Corporation. Management does not have the intention to dispose of a significant portion of its financial instruments and, therefore, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.


The following table represents the estimates of fair value of financial instruments:

                                                     December 31,
                                    ------------------------------------------
                                             1999                  1998
                                    ---------------------  -------------------
                                      Carrying    Fair      Carrying   Fair
                                       Amount     Value      Amount    Value
------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments    $  81,354  $  81,354  $ 106,218 $ 106,218
  Securities held to maturity          213,253    211,099    214,845   220,699
  Securities available for sale        354,675    354,675    465,705   465,705
  Net loans (including loans
     held for sale)                  1,503,694  1,479,129  1,353,920 1,364,404
Financial liabilities:
  Deposits                           1,814,001  1,813,446  1,787,642 1,792,970
  Federal funds purchased,
    repurchase agreements and
      other borrowings                 173,453    173,086    134,705   135,029
Off balance sheet financial instruments:
  Interest rate swaps gain/(loss)          ---      1,031         ---     (590)
==============================================================================

The following methods and assumptions are used to estimate the fair value of like kinds of financial instruments:


Cash and short-term investments: The carrying amount for cash and short-term investments is a reasonable estimate of fair value. Short-term investments consist of federal funds sold.

Securities: Fair values for securities are based on quoted market prices, if available. If market prices are not available, then quoted market prices of similar instruments are used.

Loans held for sale: The carrying amount for loans held for sale is a reasonable estimate of fair value.

Net loans: Fair values for loans with interest rates that fluctuate as current rates change are generally valued at carrying amounts. The fair values for residential mortgage loans are based on quoted market prices of securitized financial instruments, adjusted for remaining maturity and differences in loan characteristics. Fair values of commercial real estate, construction and personal loans are based on a discounted value of the estimated future cash flows expected to be received. The current interest rates applied in the discounted cash flow method reflect rates used to price new loans of similar type, adjusted for relative risk and remaining maturity. At December 31, 1998, fair value of credit cards is estimated based on the anticipated average cost of soliciting a new account and the present credit quality of the outstanding balances. For nonaccrual loans, fair value is estimated by discounting expected future principal cash flows only.

Deposits: The carrying amount is considered a reasonable estimate of fair value for demand and savings deposits and other variable rate deposit accounts. The fair value of fixed maturity certificates of deposit is estimated by a discounted cash flow method using the rates currently offered for deposits of similar remaining maturities.

Federal funds purchased, repurchase agreements and other borrowings: For federal funds purchased and repurchase agreements, which represent short-term borrowings, the carrying amount is a reasonable approximation of fair value. For longer term Federal Home Loan Bank advances, fair value is based on rates currently available to WesBanco for borrowings with similar terms and remaining maturities.

Off-balance sheet instruments: Off-balance sheet instruments consist of commitments to extend credit, standby letters of credit and interest rate swap agreements. Fair values for commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counterparties. The estimated fair value of the commitments to extend credit is immaterial and therefore not presented in the above table. Fair values for interest rate swaps are estimated by obtaining quotes from brokers. The values represent the amount the Corporation would receive or pay to terminate the agreement considering current interest rates.


NOTE 12: COMMITMENTS AND CONTINGENT LIABILITIES


In the normal course of business, WesBanco offers off-balance sheet financial instruments to enable its customers to meet their financing objectives. The Corporation also enters into these transactions to manage its own risks arising from movement in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and interest rate swap agreements. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
     WesBanco has various commitments outstanding to extend credit approximating $226,254 and $229,965 and standby letters of credit of $9,713 and $9,986 as of December 31, 1999 and 1998, respectively.
     WesBanco's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit and collateral policies in making commitments and conditional obligations as for all other lending. Collateral, which secures these types of commitments is the same type as collateral for other types of lending, such as accounts receivable, inventory and fixed assets.
     Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's credit worthiness on a case-by-case basis.
     Standby letters of credit are conditional commitments issued by banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral securing these types of transactions is similar to collateral securing the Corporation's commercial loans.
     Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount, on which interest payments are calculated. Differences between interest received and interest paid are reported as a component of interest expense in the Consolidated Statement of Income. Interest rate swap agreements are entered into as part of the Corporation's interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities.

The following summarizes WesBanco's interest rate swap agreements:

                                                          December 31,
                                                    ------------------------
                                                      1999         1998
-----------------------------------------------------------------------------
Notional amount                                     $ 65,904      $ 38,500
Unrealized gain/(loss)                                 1,031          (590)
Weighted average receive variable rate                  4.80%         4.55%
Weighted average pay fixed rate                         4.98%         5.14%
Average life (years)                                    5.32          4.85
=============================================================================

     The Corporation and its affiliates are parties to various legal and administrative proceedings and claims. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims pending or known to be threatened will not have a material adverse effect on the Corporation's consolidated financial position.

NOTE 13: TRANSACTIONS WITH RELATED PARTIES
Some officers and directors (including their affiliates, families and entities in which they are principal owners) of the Corporation and its subsidiaries are customers of those subsidiaries and have had, and are expected to have, transactions with the subsidiaries in the ordinary course of business. In addition, some officers and directors are also officers and directors of corporations which are customers of the bank and have had, and are expected to have, transactions with the bank in the ordinary course of business. In the opinion of management, such transactions are consistent with prudent banking practices and are within applicable banking regulations.

NOTE 14: REGULATORY MATTERS
WesBanco (Parent Company) is a legal entity separate and distinct from its subsidiaries. There are various legal limitations on the extent to which WesBanco's banking subsidiary may extend credit, pay dividends or otherwise supply funds to WesBanco. Certain restrictions under Federal and State law exist regarding the ability of a certain subsidiary to pay dividends to WesBanco. Approval is required if total dividends declared by a bank subsidiary, in any calendar year, exceeds net profits for that year combined with its retained net profits for the preceding two years. In determining to what extent to pay dividends, a bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements. During the fourth quarter of 1998 and second quarter of 1999, Federal and State regulatory agencies granted approval to declare special dividends to WesBanco for the purpose of funding share repurchase plans. As of December 31, 1999 and 1998, WesBanco's banking subsidiaries, in aggregate, could not have declared any dividends to be paid to WesBanco without prior approval from regulatory agencies.
     Federal Reserve regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. The average amounts of required reserve balances were approximately $24,024 and $16,846 during 1999 and 1998, respectively.
     WesBanco is subject to various regulatory capital requirements (risk-based capital ratios) administered by Federal banking agencies.
Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Corporation's financial results.
     All banks are required to have core capital (Tier 1) of at least 4% of risk weighted assets, total capital of at least 8% of risk-weighted assets, and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity, excluding unrealized gains and losses on securities available for sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus the allowance for loan losses subject to limitation. The regulations also define well-capitalized levels of Tier 1, total capital, and Tier 1 leverage as 6%, 10%, and 5%, respectively. WesBanco and each of its banking subsidiaries are categorized as well-capitalized under the regulatory framework for prompt corrective action at December 31, 1999 and 1998.




The following table summarizes risk-based capital amounts and ratios for WesBanco and its largest bank subsidiary:

                                                      December 31,
                                         ------------------------------------
                                                1999              1998
                                         ----------------  ------------------
WesBanco, Inc.                             Amount   Ratio    Amount   Ratio
-----------------------------------------------------------------------------
Total Capital to Risk-Weighted Assets    $ 275,113  17.0%  $ 296,732   19.8%
Tier 1 Capital to Risk-Weighted Assets     255,361  15.7     277,976   18.5
Tier 1 Leverage                            255,361  11.3     277,976   12.5

WesBanco Bank Wheeling
-----------------------------------------------------------------------------
Total Capital to Risk-Weighted Assets    $ 114,167  15.9%  $ 112,789   16.1%
Tier 1 Capital to Risk-Weighted Assets     105,420  14.7     104,289   14.9
Tier 1 Leverage                            105,420   9.5     104,289    9.2

WesBanco Bank, Inc. (Proforma) (1)
-----------------------------------------------------------------------------
Total Capital to Risk-Weighted Assets    $ 249,191  15.5%        ---    ---
Tier 1 Capital to Risk-Weighted Assets     229,443  14.3         ---    ---
Tier 1 Leverage                            229,443  10.3         ---    ---
=============================================================================
(1) Effective January 14, 2000, WesBanco consolidated its four bank affiliates and mortgage company affiliate into a single bank subsidiary, WesBanco Bank, Inc.

NOTE 15: CONDENSED PARENT COMPANY FINANCIAL STATEMENTS


Presented below are the condensed Balance Sheet, Statement of Income and Statement of Cash Flows for the Parent Company:

BALANCE SHEET
                                                            December 31,
                                                      -----------------------
                                                        1999            1998
-----------------------------------------------------------------------------
ASSETS
Cash and short-term investments                       $   4,661     $   2,299
Investment in subsidiaries (at equity in net assets)    250,250       239,845
Securities available for sale carried at market value    19,198        28,494
Dividends receivable                                      2,400        30,900
Other assets                                                523           211
-----------------------------------------------------------------------------
Total Assets                                          $ 277,032     $ 301,749
=============================================================================

LIABILITIES
Borrowings                                            $   2,350           ---
Dividends payable and other liabilities                   5,018     $   5,266
-----------------------------------------------------------------------------
Total Liabilities                                         7,368         5,266
SHAREHOLDERS' EQUITY                                    269,664       296,483
-----------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity            $ 277,032     $ 301,749
=============================================================================

STATEMENT OF INCOME
                                             For the years ended December 31,
                                             --------------------------------
                                               1999         1998       1997
-----------------------------------------------------------------------------
Dividends from subsidiaries                  $ 21,133    $ 56,234   $ 21,000
Income from securities                            748         831        761
Other income                                      618       4,674        135
-----------------------------------------------------------------------------
Total Income                                   22,499      61,739     21,896
-----------------------------------------------------------------------------
Total Expenses                                  1,474       1,372      1,058
-----------------------------------------------------------------------------
Income before income tax provision (benefit)
 and undistributed net income of subsidiaries  21,025      60,367     20,838
Income tax provision (benefit)                   (404)      1,485       (285)
-----------------------------------------------------------------------------
Income before undistributed net income of
 subsidiaries                                  21,429      58,882     21,123
Undistributed net income (excess dividends)
 of subsidiaries                                6,209     (30,569)     4,088
-----------------------------------------------------------------------------
Net Income                                   $ 27,638    $ 28,313   $ 25,211
=============================================================================

STATEMENT OF CASH FLOWS
                                              For the years ended December 31,
                                              -------------------------------
                                                   1999      1998     1997
-----------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                    $ 27,638  $ 28,313 $ 25,211
  Excess dividends (undistributed net
    income) of subsidiaries                       (6,209)   30,569   (4,088)
  (Increase) decrease in other assets             28,133   (24,142)    (847)
  Other - net                                      3,128    (4,282)     347
-----------------------------------------------------------------------------
Net cash provided by operating activities         52,690    30,458   20,623
-----------------------------------------------------------------------------
Cash flows from investing activities:
  Securities available for sale:
    Proceeds from sales                              ---     4,287    3,874
    Proceeds from maturities and calls             4,778       907    1,909
    Payments for purchases                          (693)  (11,981)  (8,319)
   (Acquisitions and additional
     capitalization) or sale of subsidiaries      (2,000)    3,747    (2,003)
-----------------------------------------------------------------------------
Net cash provided (used) by investing activities   2,085    (3,040)   (4,539)
-----------------------------------------------------------------------------
Cash flows from financing activities:
  Net borrowings (payments) related to ESOP debt     350       (97)     (316)
  Increase in borrowings                           2,000       ---       ---
  Purchases of treasury stock - net              (37,011)   (9,726)   (5,950)
  Dividends paid                                 (17,752)  (15,401)  (12,118)
  Other                                              ---       ---       (19)
-----------------------------------------------------------------------------
Net cash used by financing activities            (52,413)  (25,224)  (18,403)
-----------------------------------------------------------------------------
Net increase (decrease) in cash                    2,362     2,194    (2,319)
Cash and short-term investments at
  beginning of year                                2,299       105     2,424
-----------------------------------------------------------------------------
Cash and short-term investments at end of year  $  4,661   $ 2,299   $   105
=============================================================================

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
WESBANCO, INC.

     We have audited the accompanying consolidated balance sheets of WesBanco, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999.
These financial statements are the responsibility of the management of WesBanco, Inc. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Commercial BancShares, Inc, which statements reflect total revenues constituting 21% in 1997 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Commercial BancShares, Inc., is based solely on the report of the other auditors.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
     In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WesBanco, Inc. and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


                                                    /s/ Ernst & Young LLP

January 28, 2000
Pittsburgh, Pennsylvania

CONDENSED QUARTERLY STATEMENT OF INCOME
---------------------------------------
(in thousands, except per share amounts)


                                           1999 Quarter ended
                           --------------------------------------------------
                                                                      Annual
                           March 31 June 30  September 30 December 31  Total
-----------------------------------------------------------------------------
Interest income            $38,407  $38,751      $39,063    $39,640  $155,861
Interest expense            16,882   17,050       17,342     17,957    69,231
-----------------------------------------------------------------------------
Net interest income         21,525   21,701       21,721     21,683    86,630
Provision for loan losses    1,406    1,290          679        920     4,295
-----------------------------------------------------------------------------
Net interest income after
 provision for loan losses  20,119   20,411       21,042     20,763    82,335
Other income                 5,338    8,898        4,890      5,455    24,581
Other expenses              16,243   16,954       17,074     17,542    67,813
-----------------------------------------------------------------------------
Income before income taxes   9,214   12,355        8,858      8,676    39,103
Provision for income taxes   2,397    4,335        2,706      2,027    11,465
-----------------------------------------------------------------------------
Net Income                 $ 6,817  $ 8,020      $ 6,152    $ 6,649  $ 27,638
=============================================================================

Earnings per share         $  0.33  $  0.40      $  0.30    $  0.34  $   1.37
=============================================================================


                                            1998 Quarter ended
                           --------------------------------------------------
                                                                      Annual
                           March 31 June 30  September 30 December 31  Total
-----------------------------------------------------------------------------
Interest income            $40,690  $41,348      $40,748    $39,932  $162,718
Interest expense            18,595   19,038       18,672     17,620    73,925
-----------------------------------------------------------------------------
Net interest income         22,095   22,310       22,076     22,312    88,793
Provision for loan losses      753    1,649          503      1,487     4,392
-----------------------------------------------------------------------------
Net interest income after
 provision for loan losses  21,342   20,661       21,573     20,825    84,401
Other income                 5,135    9,463        5,259      5,858    25,715
Other expenses              16,175   18,615       15,804     17,714    68,308
-----------------------------------------------------------------------------
Income before income taxes  10,302   11,509       11,028      8,969    41,808
Provision for income taxes   3,260    3,720        3,602      2,913    13,495
-----------------------------------------------------------------------------
Net Income                 $ 7,042  $ 7,789      $ 7,426    $ 6,056  $ 28,313
=============================================================================

Earnings per share         $  0.34  $  0.37      $  0.36    $  0.29  $   1.36
=============================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS

     Management's Discussion and Analysis represents an overview of the results of operations and financial condition of WesBanco, Inc. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto.
     Certain information in Management's Discussion and other statements contained in this report, which are not historical facts, may be forward looking statements that involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, and consumer loan customers and their lending activities; changes in federal and state regulations; the presence in the Corporation's market area of competitors with greater financial resources than the Corporation; or other unanticipated external developments materially impacting the Corporation's operational and financial performance.

TABLE 1.  FIVE YEAR SELECTED FINANCIAL SUMMARY
----------------------------------------------
(dollars in thousands, except per share amounts)

                                                                   December 31,
                                    -------------------------------------------------------------------
                                           1999         1998          1997         1996         1995
-------------------------------------------------------------------------------------------------------
Per share information:
Dividends                             $      0.88  $      0.84   $     0.786   $      0.72  $      0.64
Book value at year end                      13.63        14.35         13.97         13.17        12.33
Average common shares outstanding      20,229,524   20,867,193    20,461,742    19,855,791   19,824,740

Selected balance sheet information:
Total securities                      $   567,928  $   680,550   $   629,218   $   600,330  $   609,712
Net loans                               1,503,694    1,353,920     1,321,640     1,305,766    1,140,950
Total assets                            2,269,726    2,242,712     2,211,543     2,090,750    1,934,675
Total deposits                          1,814,001    1,787,642     1,779,867     1,702,660    1,595,428
Total shareholders' equity                269,664      296,483       287,995       268,481      245,154

Selected ratios:
Return on average assets                     1.23%        1.26%         1.18%         1.31%        1.31%
Return on average equity                     9.85         9.55          8.99         10.48        10.53
Dividend payout                             64.23        61.76         63.90         54.96        50.79
Average equity to average assets            12.47        13.16         13.15         12.47        12.48

Trust assets, market value
  at year end                         $ 3,087,610  $ 2,774,906   $ 2,099,821   $ 1,712,280  $ 1,450,257



                                                        For the years ended December 31,
                                      ------------------------------------------------------------------
Summary statement of income:               1999         1998          1997         1996         1995
--------------------------------------------------------------------------------------------------------
Interest income                       $   155,861  $   162,718   $  157,790    $   144,383  $   138,507
Interest expense                           69,231       73,925       70,005         61,612       59,122
--------------------------------------------------------------------------------------------------------
Net interest income                        86,630       88,793       87,785         82,771       79,385
Provision for loan losses                   4,295        4,392        5,574          4,795        3,206
--------------------------------------------------------------------------------------------------------
Net interest income after provision
  for loan losses                          82,335       84,401       82,211         77,976       76,179
Other income                               24,581       25,715       17,701         15,657       14,385
Other expenses                             67,813       68,308       65,182         57,043       55,683
--------------------------------------------------------------------------------------------------------
Income before income taxes                 39,103       41,808       34,730         36,590       34,881
Provision for income taxes                 11,465       13,495        9,519         10,648        9,832
--------------------------------------------------------------------------------------------------------
Net Income                              $  27,638   $   28,313   $   25,211    $    25,942  $    25,049
========================================================================================================
Preferred stock dividends and accretion       ---          ---          ---            ---  $       164
Net Income applicable to common stock   $  27,638   $   28,313   $   25,211    $    25,942       24,885
Earnings per share                           1.37         1.36         1.23           1.31         1.26
========================================================================================================

OVERVIEW

WesBanco's financial performance for 1999 was highlighted by strong loan growth, decreases in both non-performing assets and net loan charge-offs, and excellent growth in trust fees and trust assets under administration.
     Earnings for 1999 were $27.6 million or $1.37 per share, compared to $28.3 million or $1.36 per share in 1998. For the same comparative period, core earnings per share, excluding goodwill amortization, net securities gains and non-recurring items increased 3% to $1.32 from $1.28.

GRAPH:   Earnings Per Share               Core Earnings Per Share*
         ------------------               ------------------------
          1995      $1.26                   1995          $1.24
          1996      $1.31                   1996          $1.30
          1997      $1.23                   1997          $1.25
          1998      $1.36                   1998          $1.28
          1999      $1.37                   1999          $1.32
                                          * Excludes goodwill amortization,
                                            net securites gains and
                                            non-recurring items.

     Non-recurring items recorded in the Statement of Income included a pretax gain of $3.5 million on the sale of credit card receivables in 1999 and a pretax gain of $4.6 million on the sale of branch offices in 1998. Additionally, special charges of $1.6 million, associated with the March 31, 1998 acquisition of Commercial BancShares, were recorded in various non-interest expense categories during 1998.
     Significant events, which impact the comparative analysis in management's discussion, included the acquisitions of Heritage Bank of Harrison County, Inc. on April 30, 1999, Hunter Agency, Inc. on June 18, 1998, and Shawnee Bank, Inc., on June 30, 1997. Where material, the impact of these events will be discussed.
     Other uses of financial resources during the year included construction of two branch offices and several technology-related projects including the introduction of check imaging, an on-line teller system, internet trust information services, and Y2K readiness.


RESULTS OF OPERATIONS
NET INTEREST INCOME
Taxable equivalent net interest income decreased $1.8 million or 2% in comparison to 1998. As shown in Table 2, the taxable equivalent net yield on earning assets declined during 1999 in comparison to 1998, reflecting a trend consistent with the banking industry during the year. Average earning assets decreased slightly during the same period, while interest bearing liabilities increased $30.8 million or 1.8%. Interest rates were stable during the first half of 1999, following a 100 basis point decrease in the federal funds rate in the fourth quarter of 1998. During the fourth quarter of 1998, WesBanco lowered its base lending rate to 7.75% from 8.50%. During the third and fourth quarters of 1999, as the Federal Reserve raised the federal funds rate, WesBanco adjusted its base lending rate upward to 8.50% through year end. Deposit rates generally followed the rise in lending rates.
     Taxable equivalent interest income decreased $6.5 million or 3.9% from 1998, resulting primarily from a decline in average loan yields. Declining yields in the real estate loan portfolio, reflecting refinancing activity and competitive pricing, coupled with the yield impact from the sale of the credit card portfolio were contributing factors to the overall reduction in loan yields. Partially offsetting these yield changes were loan growth factors, including an 18% increase in real estate loans and the purchase acquisition of Heritage Bank, which added approximately $24.1 million in loans during the second quarter of 1999. Total average loan growth, which approximated 6.4% for the year, was funded primarily through a reduction in taxable securities. Table 3 presents the impact of these changes in volume and rate on interest income.
     Interest expense decreased $4.7 million or 6.4% from 1998 resulting from a decrease in rates on average interest bearing deposits and short-term
borrowings.   Certificates of deposit rates decreased gradually in 1999 due to the repricing of short-term CD's to lower rates early in the year. Additionally, average rates on savings and NOW accounts decreased due to rate adjustments in October 1998 and June 1999, respectively. Average rates on short-term borrowings declined during the fourth quarter of 1998 in connection with a drop in the federal funds rate. Referring to Table 3, the decline in average deposit rates and their impact on interest expense during 1999 was partially offset by growth in interest bearing demand deposits, primarily through the prime rate money market product.
     Management expects continued loan and deposit rate pressure on net interest income during 2000. However, it is expected that rate pressure on net interest income will be offset by balance sheet growth. Higher rate deposit products, such as certificates of deposit and prime rate money market products are anticipated to serve as the primary sources of funds, while moderate loan growth coupled with an increase in securities will represent the primary uses of funds.

TABLE 2.  AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS

                                                          For the years ended December 31,
                         -----------------------------------------------------------------------------------------------
                                        1999                              1998                          1997
                         --------------------------------  ------------------------------  -----------------------------
                           Average               Average     Average              Average   Average             Average
(dollars in thousands)     Volume      Interest   Rate       Volume     Interest    Rate     Volume    Interest   Rate
------------------------------------------------------------------------------------------------------------------------
ASSETS
Total loans              $1,441,172    $117,508   8.15%     $1,354,680   $118,766  8.77%   $1,336,469  $118,540   8.87%
 Securities:
  Taxable                   436,501      27,269   6.25         502,379     31,205  6.21       420,825    27,045   6.43
  Tax-exempt                204,697      10,182   4.97         191,363      9,592  5.01       178,597     9,121   5.11
------------------------------------------------------------------------------------------------------------------------
    Total securities        641,198      37,451   5.84         693,742     40,797  5.88       599,422    36,166   6.03
Federal funds sold           17,905         902   5.04          58,474      3,155  5.40        55,320     3,084   5.57
------------------------------------------------------------------------------------------------------------------------
    Total earning assets  2,100,275    $155,861   7.42%      2,106,896   $162,718  7.72%    1,991,211  $157,790   7.92%
------------------------------------------------------------------------------------------------------------------------
Cash and due from banks      64,093                             63,872                         62,371
Other assets                 86,960                             82,854                         77,774
------------------------------------------------------------------------------------------------------------------------
Total Assets             $2,251,328                         $2,253,622                     $2,131,356
========================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing
  demand deposits        $  576,420    $ 18,071   3.14%     $  494,278   $ 16,693  3.38%   $  393,480  $ 12,335   3.13%
Savings deposits            297,759       5,936   1.99         327,342      7,852  2.40       367,583     9,520   2.59
Certificates of deposit     725,555      38,545   5.31         765,750     43,067  5.62       766,981    43,041   5.61
------------------------------------------------------------------------------------------------------------------------
   Total interest
     bearing deposits     1,599,734      62,552   3.91       1,587,370     67,612  4.26     1,528,044    64,896   4.25
Federal funds purchased,
  repurchase agreements,
  and other borrowings      144,774       6,679   4.61         126,362      6,313  5.00        99,659     5,109   5.13
------------------------------------------------------------------------------------------------------------------------
   Total interest
     bearing liabilities  1,744,508    $ 69,231   3.97%      1,713,732   $ 73,925  4.31%    1,627,703  $ 70,005   4.30%
------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
  demand deposits           207,520                            221,304                        202,671
Other liabilities            18,615                             22,105                         20,661
Shareholders' Equity        280,685                            296,481                        280,321
------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Shareholders' Equity   $2,251,328                         $2,253,622                     $2,131,356
========================================================================================================================
Net yield on earning assets            $ 86,630   4.12%                  $ 88,793  4.21%               $ 87,785   4.40%
========================================================================================================================
Taxable equivalent net yield
  on earning assets                    $ 92,113   4.39%                  $ 93,959  4.46%               $ 92,696   4.66%
========================================================================================================================

Total loans are gross of allowance for loan losses, net of unearned income, and include loans held for sale.
Nonaccrual loans were included in the average volume for the entire year. Loan fees included in interest on loans are not material.
Average yields on securities available for sale have been calculated based on amortized cost.
Taxable equivalent basis is calculated on tax-exempt securities using a tax rate of 35% for each year presented.


TABLE 3.RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE

                                               1999 Compared to 1998             1998 Compared to 1997
                                           -----------------------------    -------------------------------
                                                            Net Increase                      Net Increase
(in thousands)                              Volume   Rate    (Decrease)       Volume   Rate    (Decrease)
-----------------------------------------------------------------------------------------------------------
Increase (decrease) in interest income:
  Total loans                             $  7,330  $(8,588)  $(1,258)        $1,605   $(1,379)  $    226
  Taxable securities                        (4,115)     179    (3,936)         5,092      (932)     4,160
  Tax-exempt securities                        664      (74)      590            642      (171)       471
  Federal funds sold                        (2,056)    (197)   (2,253)           172      (101)        71
-----------------------------------------------------------------------------------------------------------
    Total interest income change             1,823   (8,680)   (6,857)         7,511    (2,583)     4,928
-----------------------------------------------------------------------------------------------------------
Increase (decrease) in interest expense:
  Interest bearing demand deposits           2,635   (1,257)    1,378          3,348     1,010      4,358
  Savings deposits                            (668)  (1,248)   (1,916)          (996)     (673)    (1,669)
  Certificates of deposit                   (2,200)  (2,322)   (4,522)           (69)       95         26
  Federal funds purchased, repurchase
    agreements, and other borrowings           874     (508)      366          1,337      (132)     1,205
-----------------------------------------------------------------------------------------------------------
    Total interest expense change              641   (5,335)   (4,694)         3,620       300      3,920
-----------------------------------------------------------------------------------------------------------

Net interest income increase (decrease)     $1,182  $(3,345)  $(2,163)        $3,891   $(2,883)    $1,008
===========================================================================================================

Changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.

OTHER INCOME
Excluding non-recurring gains in 1999 and 1998 of $3.5 million and $4.6 million, respectively, and net securities gains, other income increased $1.0 million or 5.3% over 1998, due to increases in trust fees and insurance agency fees. The increases, however, were partially offset by a reduction in credit card activity fees due to the sale of the credit card portfolio in June 1999.
     Trust fees increased $1.5 million or 16.7% over 1998, a result of increases in the number of accounts under administration, the market value of trust assets and investment fees associated with the WesMark mutual fund products. The market value of trust assets at December 31, 1999 was $3.1 billion, an increase of $312.7 million or 11.3% from 1998.

GRAPH:   (in thousands)             Trust Fees
                                 -----------------
                                 1995      $ 5,400
                                 1996      $ 6,180
                                 1997      $ 7,640
                                 1998      $ 9,066
                                 1999      $10,582


     Activity charges and other income, excluding nonrecurring gains, decreased approximately $0.5 million or 4.5%, reflecting a reduction in credit card activity fees. Service charges on deposit accounts approximated 1998 levels, while insurance agency fees increased 119.2% from last year, reflecting a full year of activity from Hunter Agency, WesBanco's insurance affiliate which was acquired in June 1998.
     Net securities gains decreased $1.1 million or 74.9% in comparison to 1998. In 1999, securities gains decreased as rising interest rates limited sales opportunities. During 1998, securities gains increased due to sales of higher coupon callable Agency and mortgage-backed securities during the third and fourth quarters of 1998. During this period of declining interest rates, the Corporation was able to realize gains while minimizing the risk of reinvestment at lower yields.


OTHER EXPENSES
Other expenses, excluding special charges of $1.6 million from 1998 related to WesBanco's business combination with Commercial BancShares, increased $1.1 million or 1.6% over 1998, due to technology-related costs, the purchase acquisition of Heritage Bank in April 1999, and opening two branch offices. These factors were partially offset by reductions in activity expenses from the sale of the credit card portfolio in June 1999, the divestiture of Union Bank in June 1998, and improved operating efficiencies occurring primarily through the integration of Commercial BancShares.
     Technology-related projects during 1999, included continued expansion of the Corporation's wide area network, a check-imaging system implemented in the fourth quarter, development of on-line trust information services, and Y2K readiness. The cost of technology impacts several non-interest expense categories including human resources, service agreements, depreciation, consulting and training.
     Salaries and employee benefits, excluding the special charges from 1998, increased $0.7 million or 2.2% during 1999, reflecting normal salary adjustments and staffing of new branch facilities. These increasing factors were partially offset by staff reductions through internal restructuring, which included closing four branch offices associated with Commercial BancShares, integration of the recently acquired Heritage Bank into a WesBanco affiliate, and the consolidation of certain backoffice operations. Full-time equivalent employees were 1,096 as of December 31, 1999 compared to 1,093 as of December 31, 1998.
     Other operating expenses, excluding the special charges from 1998, approximated the prior year. During the year an increase in technology-related costs, such as communication, consulting and training, were offset by a reduction in credit card activity expenses, resulting from the sale of the credit card portfolio in June 1999.
     On January 14, 2000, WesBanco completed the consolidation of its four banks and mortgage company affiliate into a single bank subsidiary. The consolidation, which is expected to trim approximately $1.7 million in annual non-interest expenses by the end of 2000, is designed to reduce the number of administrative positions of separate entities, centralize backoffice operations and redirect more senior management time to servicing customers.


INCOME  TAXES
Federal income tax expense decreased $2.0 million to $9.3 million in 1999 from $11.3 million in 1998, reflecting a decline in the Corporation's effective tax rate to 29% compared to 32% from the prior year. The decrease in the effective tax rate resulted from an increase in tax-free income coupled with settlement of deferred tax benefits associated with the business combination with Commercial BancShares.
     WesBanco's federal income tax returns for 1998 and 1997 were subject to an Internal Revenue Service examination during the first quarter of 1999. In its final report, the IRS disallowed certain tax deductions for acquisition-related expenses and disagrees with the timing of certain loan origination costs taken in those years. WesBanco has appealed the IRS ruling. Should WesBanco not prevail, approximately $1.7 million in Federal and State income tax payments would be accelerated. The projected impact on the results of operation of the Corporation approximates $0.1 million.
     WesBanco's West Virginia affiliates are subject to a corporate net income tax, which is based upon federal taxable income, with certain modifications. The statutory West Virginia tax rate was 9.0% for 1999 and 1998. West Virginia income tax included in the provision for income taxes was $2.1 million for 1999 compared to $2.2 million for 1998.
     WesBanco's offices located in Ohio are subject to an Ohio franchise tax, rather than a corporate income tax. Ohio franchise taxes are included in other operating expenses.

FINANCIAL CONDITION
SECURITIES
Securities decreased $112.6 million between December 31, 1999 and 1998, creating liquidity for the Corporation to fund loans and a stock repurchase program. As shown in Table 4, available for sale securities, at fair value, representing 62.4% of total securities at December 31, 1999, decreased $111.0 million from the same period in 1998, while held to maturity securities, representing the remaining 37.6% of total securities, decreased $1.6 million over the same corresponding periods.
     During 1999, securities available for sale decreased through sales, maturities, paydowns of Federal Agency and mortgage-backed securities and market value adjustments. At December 31, 1999 the average yield of the available for sale portfolio was 6.3%, with an average maturity of 5.5 years. For the same period, the held to maturity portfolio had an average yield of 7.0% and an average maturity of 6.1 years.
     Unrealized after-tax gains/losses on available for sale securities (market value adjustments) resulted in a $12.3 million market loss as of December 31, 1999 from a $6.0 million market gain as of December 31, 1998, reflecting an increase in interest rates during 1999. These market value adjustments represent temporary fluctuations resulting from changes in market rates in relation to average yields in the available for sale portfolio. WesBanco can adjust the volatility of the market value adjustment by managing both the volume of securities classified as available for sale and average maturities. If securities are held to their maturity dates, no gain or loss would be realized.
     Securities represent a source of liquidity for the Corporation. During 1999, securities with a total carrying value of $179.6 million either matured or were called. Available for sale securities of $47.8 million were sold during 1999. During 2000, WesBanco expects loan growth to moderate and plans to manage its liquidity position using new deposit growth as a primary source of funds.



TABLE 4.  COMPOSITION OF SECURITIES

                                                                    December 31,
                                                      -----------------------------------
(in thousands)                                            1999         1998       1997
-----------------------------------------------------------------------------------------
Securities held to maturity (at amortized cost):
  U.S. Treasury and Federal Agency securities           $ 13,346     $  41,961  $  79,220
  Obligations of states and political subdivisions       182,005       169,552    164,684
  Other debt securities                                   17,902         3,332      2,304
-----------------------------------------------------------------------------------------
     Total securities held to maturity                   213,253       214,845    246,208
-----------------------------------------------------------------------------------------
Securities available for sale (at market):
  U.S. Treasury and Federal Agency securities            189,593       276,260    247,042
  Obligations of states and political subdivisions        18,298        24,712     20,638
  Mortgage-backed and other securities                   146,784       164,733    115,330
-----------------------------------------------------------------------------------------
     Total securities available for sale                 354,675       465,705    383,010
-----------------------------------------------------------------------------------------
Total  securities                                       $567,928      $680,550   $629,218
=========================================================================================

Other debt securities include Federal Reserve Bank Stock and Federal Home Loan Bank securities.
Other securities, classified as available for sale, include equity interests in business corporations.
There are no individual securities included in obligations of states and political subdivisions or other securities, which individually or in the aggregate exceed ten percent of shareholders' equity.

TABLE  5. MATURITY DISTRIBUTION AND YIELD ANALYSIS OF SECURITIES


                                                               December 31, 1999
                                 ----------------------------------------------------------------------------
                                                       After One But        After Five But
                                  Within One Year    Within Five Years     Within Ten Years   After Ten Years
                                 ----------------    -----------------     ----------------   ---------------
(dollars in thousands)            Amount   Yield       Amount    Yield      Amount    Yield    Amount   Yield
--------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  U.S. Treasury and Federal
    agency securities           $   8,999   6.11%      $  1,504   6.37%   $   2,843   7.25%       ---    ---

  Obligations of states and
    political subdivisions         19,151   7.10         54,406   7.16       57,161   7.17    $ 51,287   6.65%
  Other debt securities               ---    ---            ---    ---          ---    ---      17,902   7.59
--------------------------------------------------------------------------------------------------------------
    Total held to maturity         28,150   6.78         55,910   7.14       60,004   7.17      69,189   6.89
--------------------------------------------------------------------------------------------------------------
Securities available for sale:
  U.S. Treasury and Federal
    Agency securities              66,889   6.17         52,229   6.37       77,170   6.61         ---   ---
  Obligations of states and
    political subdivisions          4,662   5.93         10,034   6.04        2,910   6.46         876  10.12
  Mortgage-backed and
    other securities                4,488   5.51         44,868   6.31       96,661   6.06       6,154   2.42
--------------------------------------------------------------------------------------------------------------
    Total available for sale       76,039   6.12        107,131   6.31      176,741   6.31       7,030   3.38
--------------------------------------------------------------------------------------------------------------
Total securities                 $104,189   6.29%      $163,041   6.60%    $236,745   6.53%    $76,219   6.57%
==============================================================================================================

Yields are calculated using a weighted average yield to maturity.
Average yields on securities available for sale have been calculated based on amortized cost.
Average yields on obligations of states and political subdivisions have been calculated on a taxable equivalent basis.
Other debt securities include securities with no stated maturity date. Mortgage-backed securities, which have prepayment provisions, are assigned to maturity categories based on estimated average lives.

LOANS
Loan Portfolio:
As noted in Table 6, loans at December 31, 1999 increased $150.2 million or 10.9% compared to December 31, 1998, reflecting growth in all loan types, with the largest gains in residential mortgages. This growth reflected a continuation of increased loan activity which began in 1998 and was aided by the acquisition of Heritage Bank of Harrison County in the second quarter of 1999, which added approximately $24.1 million to loans outstanding.

GRAPH:   (in millions)      Total Loans
                          ---------------
                          1995     $1,166
                          1996     $1,329
                          1997     $1,343
                          1998     $1,373
                          1999     $1,524

     Commercial loans increased $37.2 million or 7.7%, personal loans increased $16.3 million or 5.2%, and real estate loans increased $110.5 million or 21.2% compared to the prior year. The most significant growth came from real estate loans, which continued to be driven primarily by attractive pricing of residential mortgage loan products. Growth in commercial loans was largely reflective of the continuing strength of the economy in general. Increases in personal loans reflected consumers' ongoing confidence that the economy will remain strong, net of a reduction of approximately $15.4 million from the sale of credit cards during the second quarter of 1999.
     WesBanco's mortgage banking division originates residential mortgage loans and sells many of those loans to the secondary market. For 1999, the mortgage division loan originations decreased 17.9% from 1998 to approximately $82.1 million.

TABLE 6. COMPOSITION OF LOANS

                                                               December 31,
                           ----------------------------------------------------------------------------------
                                1999             1998             1997             1996            1995
                           --------------   -------------    -------------    --------------  ---------------
                                    % of            % of              % of             % of             % of
(dollars in thousands)     Amount   Loans   Amount  Loans     Amount  Loans    Amount  Loans  Amount    Loans
-------------------------------------------------------------------------------------------------------------
Loans:
 Commercial              $ 521,450   34%   $ 484,269   35%   $ 438,055  33%  $ 490,428   37%  $ 438,838   38%
 Real estate -
  construction              31,742    2       46,033    3       37,743   2      35,910    2      27,725    2
 Real estate-residential   630,939   41      520,393   38      521,222  39     412,324   32     359,445   32
 Personal                  329,763   22      313,490   23      334,671  25     389,383   29     340,355   28
 Loans held for sale         9,753    1        9,280    1       11,705   1         983   --         ---   --
-------------------------------------------------------------------------------------------------------------
Total loans             $1,523,647  100%  $1,373,465  100%  $1,343,396 100% $1,329,028  100% $1,166,363  100%
-------------------------------------------------------------------------------------------------------------

Loans are presented gross of allowance for loan losses and unearned income on personal loans.

     Referring to Table 6, residential real estate loans, at 41% of total loans, comprise the single largest loan type in the portfolio. This category consists generally of conventional adjustable and fixed rate residential mortgages with terms of less than 15 years, and home equity loans. The risks associated with real estate lending are principally influenced by real property values, which are affected by the general economic conditions. Most of the real estate loans in the portfolio are secured by properties located within WesBanco's market areas.
     Except for speculative development by builders with long-standing relationships, real estate-construction loans are only made when WesBanco also commits to the permanent financing of the project or has a takeout commitment from another lender for the permanent loan.
     Loans held for sale consist of residential mortgage loans and are valued at the lower of aggregate cost or market value.
     Personal loans represent approximately 22% of total loans and consist primarily of indirect vehicle loans originated through automobile dealers and other types of secured and unsecured consumer purpose loans. Credit cards were also included in this category in prior years until the credit card portfolio was sold in 1999. Personal loans are a smaller balance, homogeneous group of loans which are not concentrated in a specific market area. Risks in this lending category include the possibility of a general economic downturn which may cause an increase in credit losses.
     The loan loss policy for consumer installment lending requires a charge-off if the loan reaches 120 delinquency days. Any payments subsequent to charge-off are reflected as recoveries.
     Commercial loans, including commercial loans secured by real estate, represent 34% of total loans. These loans are not concentrated in any single industry, but reflect a broad range of businesses located primarily within WesBanco's market areas. Commercial real estate loans include both loans that are secured by properties used in the operation of the borrower's business as well as loans that are secured by income producing rental properties. The credit risk associated with commercial lending is principally influenced by general economic conditions and the resulting impact on the borrower's operations. The credit risk associated with commercial real estate lending is also influenced by real property values, as well as the unique or single purpose nature of some properties.

TABLE  7. MATURITY DISTRIBUTION OF LOANS


                                             December 31, 1999
                                   --------------------------------------
                                                   After One
                                      In One     Year through    After
(in thousands)                     Year or Less   Five Years   Five Years
-------------------------------------------------------------------------
  Commercial                          $169,738     $ 74,874     $ 90,758
  Commercial real estate                64,504       28,966       92,610
  Real estate - construction            13,873        3,739       14,130
-------------------------------------------------------------------------
  Total                               $248,115     $107,579     $197,498
=========================================================================
  Fixed rates                         $ 41,111     $ 74,005     $ 73,982
  Variable rates                       207,004       33,574      123,516
-------------------------------------------------------------------------
  Total                               $248,115     $107,579     $197,498
=========================================================================
   Excludes personal, residential mortgage and loans held for sale


     WesBanco follows lending policies which establish, among other things, criteria for determining the repayment capacity of the borrower, requirements for down payments and current market appraisals or other valuations of the collateral when the loans are originated. The majority of loans are either secured by real property or personal property.
     WesBanco generally recognizes interest income on the accrual basis, except for certain loans which are placed on a nonaccrual status, when in the opinion of management, doubt exists as to collectability. All banks must conform to the policies of the Board of Governors of the Federal Reserve System and the Office of the Comptroller of Currency which state that banks may not accrue interest on any loan on which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on a nonaccrual status, interest income may be recognized as cash payments are received.

Non-performing Assets: Non-performing assets consist of loans classified as impaired (nonaccrual, renegotiated and certain loans internally classified as substandard or doubtful) and other real estate owned. As noted in Table 8, at December 31, 1999, non-performing assets decreased 13.9% to $17.2 million or 1.1% of total loans. This decrease is largely the result of a reduction of $6.3 million in non-accrual loans, while other real estate owned remained virtually unchanged. This improvement in non-performing loans reflects WesBanco's continuing focus on maintaining credit quality while also growing the loan portfolio. Non-performing loans are generally secured by collateral believed to have adequate market values to protect against significant losses. WesBanco continually monitors its non-performing assets for deterioration in collateral values.

GRAPH:            Non-Performing Assets
                     to Total Loans
                  ---------------------
                    1995        1.31%
                    1996        1.33%
                    1997        1.50%
                    1998        1.45%
                    1999        1.13%

TABLE 8. NON-PERFORMING ASSETS AND LOANS PAST DUE 90 DAYS OR MORE

                                                  December 31,
                                 --------------------------------------------
(dollars in thousands)             1999     1998      1997    1996      1995
-----------------------------------------------------------------------------
Nonaccrual:
    Personal                     $    36  $   128   $   105   $   90  $   171
    Commercial                     1,199    8,687     6,309    4,135    4,099
    Real estate                    2,923    1,673     1,999      945    1,750
-----------------------------------------------------------------------------
      Total                        4,158   10,488     8,413    5,170    6,020
-----------------------------------------------------------------------------
Renegotiated:
    Personal                           3      ---        46      ---       22
    Commercial                       783      ---     1,307    1,527    2,361
    Real estate                       27      695     1,070    3,010       70
-----------------------------------------------------------------------------
      Total                          813      695     2,423    4,537    2,453
-----------------------------------------------------------------------------
Other classified loans:
    Commercial                     8,706    5,285     3,765    3,057      341
    Real estate                      ---      ---       ---      414      697
-----------------------------------------------------------------------------
      Total                        8,706    5,285     3,765    3,471    1,038
-----------------------------------------------------------------------------
Total non-performing loans        13,677   16,468    14,601   13,178    9,511
Other real estate owned            3,512    3,486     5,620    4,511    5,789
-----------------------------------------------------------------------------
Total non-performing assets      $17,189  $19,954   $20,221  $17,689  $15,300
=============================================================================

Percentage of non-performing
  assets to loans outstanding        1.1%     1.5%      1.5%     1.3%     1.3%
-----------------------------------------------------------------------------
Past due 90 days or more:
    Personal                     $ 1,219  $ 1,184   $ 1,611  $ 1,580  $   934
    Commercial                     3,176    4,317     1,121    1,381    1,199
    Real estate                    1,637    1,453       599    1,395    1,891
-----------------------------------------------------------------------------
Total past due 90 day or more    $ 6,032  $ 6,954   $ 3,331  $ 4,356  $ 4,024
=============================================================================
Other classified loans include loans internally classified as doubtful and substandard (as defined by banking regulations) that meet the definition of impaired loans.


Allowance for Loan Losses: The allowance for loan losses is available to absorb probable charge-offs. The allowance is reduced by losses, net of recoveries, and increased by charging a provision to operations to maintain the allowance at a level determined appropriate by management. There can be no assurance that WesBanco will not sustain credit losses in future periods, which could be substantial in relation to the size of the allowance.
     As shown in Table 9, at December 31, 1999, the allowance for loan losses to total loans was 1.30%, down from 1.39% as of December 31, 1998. Net charge-offs for 1999 were $3.4 million down from $5.5 million for 1998. The decrease in net charge-offs reflects the continuing improvement in the credit quality for all types of loans, as well as increased efforts to recover personal loans charged off in prior periods.
     The provision for loan losses was $4.3 million in 1999 compared to $4.4 million in 1998. Although net charge-offs decreased in 1999, additional growth in the loan portfolio held the provision at approximately the same level as 1998. The provision is based on management's periodic evaluation of the loan portfolio as well as prevailing and anticipated economic conditions, net loans charged off, past loan experience, current delinquency factors, changes in the character of the loan portfolio, specific problem loans and other factors.

TABLE 9. ALLOWANCE FOR LOAN LOSSES


                                        For the years ended December 31,
                              ------------------------------------------------
(dollars in thousands)           1999     1998      1997      1996      1995
------------------------------------------------------------------------------
Beginning balance -
   Allowance for loan losses   $19,098   $20,261   $19,102   $16,955   $16,390
Allowance for loan losses of
   Acquired (sold) banks-net       192       (37)      269       707       ---
Allowance for loan losses
   Allocated to (sold)
     credit cards                 (450)      ---       ---       ---       ---
Provision for loan losses        4,295     4,392     5,574     4,795     3,206
Charge-offs:
    Commercial                   2,024     1,933     1,016       920     1,411
    Real estate                    204       515       254       231       246
    Personal                     2,490     3,952     4,523     2,807     1,873
------------------------------------------------------------------------------
      Total charge-offs          4,718     6,400     5,793     3,958     3,530
------------------------------------------------------------------------------
Recoveries:
    Commercial                     479       522       314       113       409
    Real estate                     64        39        90        71       110
    Personal                       792       321       705       419       370
------------------------------------------------------------------------------
      Total recoveries           1,335       882     1,109       603       889
------------------------------------------------------------------------------
Net charge-offs                  3,383     5,518     4,684     3,355     2,641
------------------------------------------------------------------------------
Ending balance -
  Allowance for loan losses    $19,752   $19,098   $20,261   $19,102   $16,955
==============================================================================
Ratio of net charged-offs
  to average total loans
  outstanding for the period       .23%      .41%      .35%      .28%      .24%
==============================================================================
Ratio of the allowance for loan
  losses to total loans outstanding
  at the end of the period        1.30%     1.39%     1.51%      1.44%    1.46%
==============================================================================


     The adequacy of the allowance for loan losses is evaluated quarterly. Specific reserves are established when warranted for commercial loans greater than $100,000. The determination of specific reserves takes into consideration the anticipated future cash flows available to pay the loan and/or the estimated realizable value of the collateral pledged and other secondary repayment sources, if any. For consumer loans and all other commercial loans not specifically reserved, management uses historical net charge-off experience relative to loans outstanding to predict future losses. Management further allocates against the reserve, when appropriate, based on economic conditions, changes in underwriting standards or practices, delinquency and other trends in the portfolio, specific industry conditions, the results of recent internal loan reviews or regulatory examinations, and other relevant factors that impact the loan portfolio.
     Changes in the allocation of the allowance among the various loan types, as noted in Table 10, are primarily the result of higher specific reserves on certain commercial loans, lower net charge-offs in personal loans, growth in real estate loans and the sale of the credit card portfolio.


TABLE 10. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


                                              December 31,
                           ---------------------------------------------------
(dollars in thousands)       1999      1998       1997       1996       1995
------------------------------------------------------------------------------
Commercial and
  unallocated              $15,792    $13,929    $13,740    $13,963    $13,616
Real estate - residential      749        611        634        470        781
Personal                     3,211      4,558      5,887      4,669      2,558
------------------------------------------------------------------------------
Total                      $19,752    $19,098    $20,261    $19,102    $16,955
==============================================================================
No allocations were made for real estate-construction loans.


     Management expects loan growth to slow in the year 2000 due to several factors. Recent increases in interest rates by the Federal Reserve Board are expected to result in a softening of housing demand, which impacts residential mortgage lending and consumer spending in general. Similarly, consumers are unlikely to refinance mortgages during periods of rising interest rates. A significant portion of WesBanco's growth in real estate loans in 1999 was attributable to refinancings while interest rates were more attractive to the consumer.
     If the Federal Reserve continues to raise interest rates during 2000, there will likely be a decrease in commercial lending opportunities.
Continual increases in interest rates may place additional pressure on corporate profits. As a result, WesBanco's focus on credit quality could cause a reduction in commercial lending.

     Management expects to reduce non-performing assets in 2000. However, rising interest rates and a slowing of the economy may impact the ability of both consumer and commercial borrowers' to service debt. Management will continue to monitor the loan portfolio for possible deterioration in credit quality.

Loan Risk Elements and Credit Quality: WesBanco extends credit to individuals for various consumer purposes, which include residential mortgage loans, construction loans, home equity lines of credit, installment loans to purchase automobiles, and other personal loans. WesBanco also extends credit to businesses of all types to purchase assets, including commercial real estate, or to finance expansion, as well as revolving lines of credit to finance operations and short-term loans for other purposes. Credit risk, that is the risk that a borrower will default on a loan, is inherent in all lending activities. WesBanco's primary goal in managing credit risk is to minimize the impact of default by an individual borrower or group of borrowers. Credit risk is managed both through the initial underwriting process as well as through ongoing monitoring and administration of the loan portfolio.
     WesBanco has established standard credit policies to provide for consistent underwriting of loans as well as procedures to assist in maintaining and monitoring the overall quality of its loan portfolio. Credit policy establishes: (1) underwriting guidelines for all types of loans; (2) lending authorities; (3) exposure limits to individual borrowers or groups of borrowers, as well as loan type, industry, and geographic concentrations; and
(4) loan portfolio administration procedures.
     Underwriting guidelines require an appropriate evaluation of the creditworthiness of each borrower; the adequacy of collateral, if any, to secure the loan; and other factors unique to each loan that may increase or mitigate its risks. Individual lending officers approve loans up to predetermined limits depending on the type of loan. Loans above individual officers' lending authorities require approval by a loan committee or the Board of Directors, depending on the amount of credit exposure to the particular borrower. These approval requirements also apply to renewals and extensions of loans. Exceptions to credit policy are permissible, but only after careful evaluation of the risks associated with each exception and the factors that mitigate those risks.
     Subsequent to loan origination, the process used to measure and monitor the level of credit risk is dependent upon the type of loan. Consumer loans, including residential mortgages, are generally smaller in amount and spread over a larger number of diverse individual borrowers. Accordingly, credit risk in the consumer portfolio can generally be managed effectively by monitoring the level and trend of delinquent loans, and economic conditions that may impact a borrower or group of borrowers, or a particular geographic territory. Conversely, commercial loans can be for substantially larger amounts and the potential for loss as a result of default by any one borrower can be significant. Therefore, credit risk in the commercial portfolio also requires periodic review of large borrowing relationships and a loan grading system to help management identify adverse trends and evaluate the quality of the portfolio.
     WesBanco maintains a loan grading system that categorizes commercial loans according to their level of credit risk. All commercial loans are assigned a grade at their inception, and grades are regularly reviewed and evaluated. When the risk of a loan increases beyond that which is considered acceptable in the assigned grade, its grade is adjusted to reflect the change in its risk.
     Classified loans are those that exhibit clear and defined weaknesses that may jeopardize their recoverability. Loans are classified as "substandard" when they are no longer adequately protected by the sound net worth and paying capacity of the borrower or of the collateral pledged. Substandard loans are characterized by the distinct possibility that the bank may sustain some loss. Loans are classified as "doubtful" when the risk that a loss may occur has increased, or at least a portion of the loan may require charge-off if liquidated at present. Both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status and may also include loans whose terms have been renegotiated.
     The loan grading process provides management with an effective early warning system of potential problems and also facilitates evaluating the adequacy of the allowance for loan losses. WesBanco also maintains an independent, formal and ongoing internal loan review program, which concentrates principally on commercial loans, to evaluate the effectiveness of WesBanco's credit risk management process. The loan review process further identifies areas that require management's attention, evaluates the adequacy of loan administration and identifies areas that require management's attention, evaluates the adequacy of loan administration and documentation, helps to ensure compliance with loan policies, and validates the reliability of the loan grading system. The loan review function reports to the Audit/Loan Review Committee of the Board of Directors.
     There are no significant loans made to customers outside WesBanco's general market areas. Borrowers located outside of WesBanco's market areas typically also have significant other non-lending relationships with the bank. At times, in order to maintain loan volumes, loans are purchased from correspondent banks. These loans aggregate less than $7.1 million as of December 31, 1999. WesBanco conducts its own customary credit analysis before a determination is made to purchase loans from correspondent banks. There were no loan concentrations in excess of 10% of total loans.
     Management's review of the loan portfolio has not indicated any material amount of loans, not disclosed in the accompanying tables and discussions which are known to have possible credit problems which cause management to have serious doubts as to the ability of each borrower to comply with their present loan repayment terms.

DEPOSITS AND OTHER BORROWINGS

Deposits increased $26.4 million or 1.5% between December 31, 1999 and
1998. Deposit growth resulted from the purchase acquisition of Heritage Bank during the second quarter of 1999. During 1999, deposit growth was limited primarily to the interest bearing demand products. Both savings and certificates of deposit reflected steady declines through much of the year, before a fourth quarter increase in certificates of deposit. The declining balances resulted from the competition for funds, which continues to intensify among banks and non-banks. As illustrated in Table 2, the Corporation experienced decreases in average certificates of deposit of $40.2 million or 5.2% and average savings of $29.6 million or 9.0%, while average interest bearing demand, which includes prime rate money markets, increased $82.1 million or 16.6% in comparison to 1998. The acquisition of Heritage Bank added $19.4 million in average deposits for 1999.
     Other borrowings, representing an additional source of funds to deposits, increased 28.8% between December 31, 1999 and 1998. The increase in other borrowings consisted primarily of growth in repurchase agreements and Federal Home Loan Bank borrowings. FHLB borrowings increased to $35.1 million compared to $18.8 million at December 31, 1999 and 1998, respectively.
     In accordance with WesBanco's asset/liability management and liquidity strategy, which provides for balancing average deposit and loan growth, management expects additional emphasis on generating deposits during 2000.


TABLE 11. MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT $100,000 OR MORE

                                                         December 31,
                                                 --------------------------
(in thousands)                                       1999           1998
---------------------------------------------------------------------------
Maturity:
  Under three months                              $ 19,752        $ 19,983
  Three to six months                               23,334          19,120
  Six to twelve months                              36,757          33,470
  Over twelve months                                48,542          52,920
---------------------------------------------------------------------------
Total                                             $128,385        $125,493
===========================================================================
Interest expense on certificates of deposit of $100,000 or more was approximately $7,206 in 1999, $7,921 in 1998, and $7,512 in 1997.



CAPITAL ADEQUACY
Shareholders' equity decreased to $269.7 million at December 31, 1999 from $296.5 million at December 31, 1998 due to purchases of treasury stock and changes in the market value adjustment on securities available for sale. These reductions to equity were partially offset by the retention of earnings and treasury stock used in the acquisition of Heritage Bank.
     The increase in treasury stock relates to activity in corporate stock repurchase plans. Treasury shares purchased through the corporate stock plans totaled 1,386,279 for 1999. The Corporation has approximately 183,011 shares remaining to be purchased in the current one million share repurchase program. The shares are being purchased for general corporate purposes, which may include potential acquisitions, dividend reinvestment and employee benefit plans. Timing, price and quantity of purchases are at the discretion of the Corporation and the plan may be discontinued or suspended at any time. Treasury shares totaling 422,916 were used during the year in the purchase acquisition of Heritage Bank.
     Market value adjustments on securities available for sale, which represent temporary fluctuations resulting from changes in market rates, decreased to a net unrealized loss of $7.5 million at December 31, 1999 compared to a $3.6 million net unrealized gain at December 31, 1998. The decrease in the market value of securities available for sale reflects the increase in interest rates during 1999. Interest rates for 1998 were at a comparatively lower level throughout most of the year.
     Ending primary capital to assets for 1999 was 12.6% compared to 14.0% for 1998, reflecting WesBanco's continued strong capital position. The relatively high level of capital coupled with strong earnings has enabled WesBanco to continue its steady increase in dividends declared per share. Effective with the first quarter of 1999 dividend, WesBanco increased its quarterly dividend per share 4.8% to $0.22 from $0.21 in the first quarter of 1998. On an annualized basis, dividends increased to $0.88 per share compared to $0.84 per share. The current dividend increase represented the fourteenth consecutive year of dividend increases for WesBanco. Dividend payout ratios over the last five years reflect the growth in dividends, increasing to 64.2% in 1999 from 50.8% in 1995.
     WesBanco is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet instruments. WesBanco, and its banking subsidiaries, maintain Tier 1, Total Capital and Leverage ratios well above minimum regulatory levels. See Note 14 of the Consolidated Financial Statements for more information on capital amounts, ratios and minimum regulatory requirements.

INTEREST RATE MANAGEMENT AND LIQUIDITY


Asset/Liability Management: Interest rate management measures and monitors the sensitivity of net interest earnings to changes in the level of interest rates. As interest rates change in the market, rates earned on interest rate sensitive assets and rates paid on interest rate sensitive liabilities do not necessarily move concurrently. Differing rate sensitivities may arise because fixed rate assets and liabilities may not have the same maturities or because variable rate assets and liabilities differ in the timing and/or the percentage of rate changes.
      WesBanco reviews its interest rate sensitivity on a periodic basis. This review is performed by analyzing the maturity and repricing relationships between rate sensitive assets and rate sensitive liabilities (Table 12) at a specific point in time and by using a simulation model to estimate the impact on net interest income of changing interest rates over a twelve month projection period.


TABLE 12. INTEREST RATE SENSITIVITY ANALYSIS


                                                              December 31, 1999
                                     -------------------------------------------------------------------
                                        Under       Three       Six       Nine        Over
                                        Three       To Six      to Nine   Months to   One
(in thousands)                          Months      Months      Months    One Year    Year     Total
--------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS
Due from banks/interest bearing       $   4,653         ---        ---        ---        ---  $    4,653
Federal funds sold                        9,535         ---        ---        ---        ---       9,535
Securities                               28,813   $  20,380  $  29,572 $   25,424  $  476,005    580,194
Loans                                   303,868      90,401     25,424    144,752     959,001  1,523,446
--------------------------------------------------------------------------------------------------------
Total rate sensitive assets             346,869     110,781     54,996    170,176   1,435,006  2,117,828
--------------------------------------------------------------------------------------------------------
RATE SENSITIVE LIABILITIES
Money market deposit  accounts          285,281         ---        ---        ---      65,904    351,185
Savings and NOW accounts                508,350         ---        ---        ---         ---    508,350
Certificates of deposit                 149,345     114,739     72,056    120,324     281,428    737,892
Other borrowings                        152,577       3,864      2,488        249      14,275    173,453
--------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities      1,095,553     118,603     74,544    120,573     361,607  1,770,880
--------------------------------------------------------------------------------------------------------
Net interest sensitivity             $ (748,684)  $  (7,822) $ (19,548) $  49,603  $1,073,399 $  346,948
========================================================================================================
Cumulative net interest sensitivity  $ (748,684)  $(756,506) $(776,054) $(726,451) $   346,948       ---
========================================================================================================

Securities are categorized above by expected maturity at amortized cost.


     As shown in Table 12, the liability sensitive position in the under three month time period is primarily a result of $508.4 million in savings and NOW account balances. Interest rates on these deposit instruments are subject to periodic adjustment at management's discretion. Beginning in 1997, WesBanco experienced an increase in its short-term liability sensitive position due to growth in its prime rate money market product. In an effort to manage this additional interest sensitivity, the Corporation has entered into various interest rate swap agreements with notional values approximating $65.9 million. The swap agreements effectively fixed the interest rate on a portion of the money market deposits for an average life of 5.3 years.
     Net interest sensitivity, the difference between rate sensitive assets and liabilities is a relatively simple analysis of the Corporation's Consolidated Balance Sheet, but does not quantify the magnitude of the interest rate risk in terms of changes in net interest income as interest rates change. Therefore, management also considers the results of net interest income simulations using a variety of interest rate changes. Key assumptions used in income simulation include loan and deposit growth, pricing, interest sensitivity, and the level of interest rate or balance changes on deposit products with no stated maturity such as savings and NOW deposits. These assumptions have been developed through a combination of historical analysis and future anticipated pricing. Based on the results of the income simulation, at December 31, 1999, the Corporation would expect a decrease in net interest income of $3.5 million or 4.0% and an increase of $1.8 million or 2.1% from an immediate and sustained 200 basis point increase and decrease, respectively, in interest rates over a twelve month projection period.

Liquidity Management: The Corporation manages its liquidity position to ensure that sufficient funds are available to meet customer needs for borrowing and deposit withdrawals as well as the operating cash needs of the Corporation. The Corporation's most stable source of liquidity is its core deposit base. In addition, the Corporation utilizes advances from the Federal Home Loan Bank as an additional funding source. The principal source of asset-funded liquidity is the securities portfolio. Securities liquidity include securities classified as available for sale, which represent 62.4% and 68.4% of total securities at December 31, 1999 and 1998. Also included are securities classified as held to maturity that are expected to mature within a year, totaling $28.2 million at December 31, 1999 and $46.7 million at December 31, 1998. Other sources of asset-funded liquidity include cash balances and federal funds sold. As of December 31, 1999, these two short-term funding sources totaled $81.4 million or 3.6% of total assets as compared to $106.2 million or 4.7% of total assets as of December 31, 1998. The decrease in asset liquidity resulted from the use of these balances to fund strong loan growth and stock repurchase programs during the year.
     As of December 31, 1999 the Corporation had outstanding commitments to extend credit in the ordinary course of business approximating $226.3 million. On an historical basis only a small portion of these commitments result in expended funds. The Corporation has planned additions to fixed assets of approximately $1.0 million during 2000.


                       COMPARISON OF 1998 VERSUS 1997
-----------------------------------------------------------------------------

Net income increased 12.3% to $28.3 million or $1.36 per share for 1998 compared to $25.2 million or $1.23 per share for 1997, reflecting a reduction in the provision for loan losses, an increase in trust fees, net securities gains and net non-recurring income of $3.0 million. These improvements to earnings were partially offset by an increase in non-interest expenses and an increase in the Corporation's effective tax rate resulting from an alternative minimum tax credit which was fully utilized during 1997.
     Taxable equivalent net interest income increased $1.3 million or 1.4% in comparison to 1997, as the Corporation experienced strong balance sheet growth, driven by an increase in average interest bearing liabilities of $86.0 million or 5.3% in comparison to 1997. The increase in deposits, which occurred early in the year, funded an increase in securities and funded third and fourth quarter loan growth. Referring to Table 2, the majority of liability growth occurred in prime rate money market accounts (included in average interest bearing demand deposits) and repurchase agreements. Average earning assets increased $115.7 million or 5.8% in comparison to 1997. Both earning assets and interest bearing liabilities were impacted by the sale of Union Bank on June 30, 1998, which reported total assets, loans and deposits at the date of sale of $46.9 million, $22.4 million and $39.3 million, respectively.  In a period of declining interest rates, the taxable equivalent net yield on earning assets decreased to 4.5% from 4.7% in 1997, reflecting the narrowing spread between loan and deposit products, a trend that was prevalent in the
banking industry.   Table 3 presents the impact of the declining net yield
on earning assets on net interest income as average volume increases on the balance sheet were mostly offset by average rate and yield adjustments.
     The provision for loan losses decreased to $4.4 million from $5.6 million in 1997. Although WesBanco experienced an increase in net charge-offs during the year due to a rise in personal bankruptcies in WesBanco's market area, the allowance for loan losses, as well as the provision were lowered reflecting management's evaluation of the loan portfolio.
     Other income, excluding net securities gains and non-recurring income, increased $2.4 million or 14.1% over 1997. The increase resulted from increases in trust fees of $1.4 million or 18.7% and activity fees of $1.0 million or 10.4%. Net securities gains increased $1.0 million or 192.6% in comparison to 1997, as the Corporation was able to realize gains in a period of declining interest rates.
     Other expenses, excluding special charges related to the business combination with Commercial BancShares, increased $1.5 million or 2.4% over 1997. The increase resulted primarily from the cost of technology projects, including expansion of WesBanco's computer network and the installation of a new Trust operating system. Technology enhancements affected other expense categories through overtime, equipment, consulting and training costs. These increasing factors were partially offset by the sale of Union Bank coupled with improved operating efficiencies related to the integration of Commerical BancShares.

BUSINESS COMBINATIONS AND DIVESTITURE


During the three year period ended December 31, 1999, WesBanco completed the following business combinations and divestiture:
     Heritage Bank of Harrison County, Inc. - On April 30, 1999 WesBanco completed the purchase acquisition of Heritage Bank of Harrison County, Inc. Heritage reported total assets as of the acquisition date of $33.1 million.
     Union Bank of Tyler County - On June 30, 1998, WesBanco divested of the Union Bank of Tyler County in order to fulfill a regulatory condition. Union became affiliated with WesBanco as a result of WesBanco's business combination with Commercial. Union reported total assets of $46.9 million as of the sale date.
     Hunter Agency, Inc. - On June 18, 1998, WesBanco completed its purchase acquisition of Hunter Agency, located in Shinnston, WV, with and into a WesBanco affiliated company. During the third quarter of 1998, Hunter Insurance Agency expanded its service area to Morgantown, WV, through the purchase acquisition of Simons Insurance Agency. Hunter Agency was recently renamed WesBanco Insurance Services.
     Commercial BancShares, Incorporated - On March 31, 1998 WesBanco completed its business combination with Commercial BancShares, Incorporated, located in Parkersburg, WV. The transaction was accounted for as a pooling of interests and included Commercial's March 9, 1998 acquisition of Gateway Bancshares, Inc. Commercial and Gateway reported total combined assets as of the acquisition date of $466.1 million.
     Shawnee Bank, Inc. - On June 30, 1997, WesBanco completed the purchase acquisition of Shawnee Bank, Inc., located in Dunbar, WV. Shawnee reported total assets as of the acquisition date of $34.7 million.

GRAPH:   (in millions)       Total Assets*
                          ----------------
                          1986      $  326
                          1987      $  540
                          1988      $  630
                          1989      $  660
                          1990      $  715
                          1991      $  825
                          1992      $1,010
                          1993      $1,039
                          1994      $1,351
                          1995      $1,372
                          1996      $1,678
                          1997      $1,789
                          1998      $2,243
                          1999      $2,270
       * Total assets of acquired banks in year of acquisition.

IMPACT OF Y2K READINESS


In prior years, WesBanco discussed the nature and progress of its plans to become Y2K ready. In early 1999, WesBanco completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Corporation experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Y2K date change.
WesBanco expensed approximately $0.3 million during 1999 and $0.6 million overall in connection with remediating its systems. The Corporation is not aware of any material problems resulting from Y2K issues, either with its products, its internal systems, or the products and services of third parties. Management will continue to monitor its mission critical computer applications and those suppliers and vendors throughout the year 2000 to ensure that any latent Y2K matters that may arise are addressed promptly.