Form 10-K, Exhibit 13
period 2000-12-31
WESBANCO INC
filed 2001-03-30
CIK 203596

EXHIBIT 13
                                                                  ----------

CONSOLIDATED BALANCE SHEET
-----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                             December 31,
                                                       ----------------------
                                                          2000        1999
-----------------------------------------------------------------------------
ASSETS
Cash and due from banks                                $   72,796  $   67,166
Due from banks - interest bearing                             620       4,653
Federal funds sold                                            ---       9,535
Securities:
  Held to maturity (fair values of $198,534 and
   $211,009, respectively)                                196,102     213,253
  Available for sale carried at fair value                350,287     354,675
-----------------------------------------------------------------------------
     Total securities                                     546,389     567,928
-----------------------------------------------------------------------------
Loans, net of unearned income                           1,590,702   1,523,446
Allowance for loan losses                                 (20,030)    (19,752)
-----------------------------------------------------------------------------
     Net loans                                          1,570,672   1,503,694
-----------------------------------------------------------------------------
Premises and equipment                                     53,147      56,201
Accrued interest receivable                                15,725      15,661
Other assets                                               50,788      44,888
-----------------------------------------------------------------------------
Total Assets                                           $2,310,137  $2,269,726
=============================================================================

LIABILITIES
Deposits:
Non-interest bearing demand                            $  234,265  $  216,574
Interest bearing demand                                   619,097     585,483
Savings deposits                                          249,830     274,052
Certificates of deposit                                   767,169     737,892
-----------------------------------------------------------------------------
     Total deposits                                     1,870,361   1,814,001
-----------------------------------------------------------------------------
Other borrowings                                          159,317     173,453
Accrued interest payable                                    8,438       6,165
Other liabilities                                          13,515       6,443
-----------------------------------------------------------------------------
Total Liabilities                                       2,051,631   2,000,062
-----------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 1,000,000
  shares authorized; none outstanding                         ---         ---
Common stock ($2.0833 par value; 50,000,000
  shares authorized: 20,996,531 shares issued)             43,742      43,742
Capital surplus                                            59,464      60,133
Retained earnings                                         218,539     208,508
Treasury stock (2,428,591 and 1,206,606
  shares, respectively, at cost)                          (62,009)    (34,311)
Accumulated other comprehensive income (fair
  value adjustments)                                         (365)     (7,456)
Deferred benefits for directors and employees                (865)       (952)
-----------------------------------------------------------------------------
Total Shareholders' Equity                                258,506     269,664
-----------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity             $2,310,137  $2,269,726
=============================================================================


See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENT OF INCOME
-----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                             For the years ended December 31,
                                             --------------------------------
                                               2000        1999       1998
-----------------------------------------------------------------------------
INTEREST INCOME
  Loans, including fees                      $128,591    $117,508    $118,766
  Securities:
    Taxable                                    24,297      27,269      31,205
    Tax-exempt                                  8,974      10,182       9,592
-----------------------------------------------------------------------------
      Total interest on securities             33,271      37,451      40,797
-----------------------------------------------------------------------------
  Federal funds sold                            1,217         902       3,155
-----------------------------------------------------------------------------
      Total interest income                   163,079     155,861     162,718
-----------------------------------------------------------------------------
INTEREST EXPENSE
  Interest bearing demand deposits             21,488      18,071      16,693
  Savings deposits                              5,264       5,936       7,852
  Certificates of deposit                      43,689      38,545      43,067
-----------------------------------------------------------------------------
      Total interest on deposits               70,441      62,552      67,612
  Other borrowings                              9,111       6,679       6,313
-----------------------------------------------------------------------------
      Total interest expense                   79,552      69,231      73,925
-----------------------------------------------------------------------------
NET INTEREST INCOME                            83,527      86,630      88,793
  Provision for loan losses                     3,225       4,295       4,392
-----------------------------------------------------------------------------
Net interest income after provision
  for loan losses                              80,302      82,335      84,401
-----------------------------------------------------------------------------
NON-INTEREST INCOME
  Trust fees                                   12,226      10,582       9,066
  Service charges on deposits                   8,097       6,820       6,762
  Other income                                  2,243       6,800       8,377
  Net securities gains                            810         379       1,510
-----------------------------------------------------------------------------
      Total non-interest income                23,376      24,581      25,715
-----------------------------------------------------------------------------
NON-INTEREST EXPENSE
  Salaries and wages                           28,217      28,238      28,596
  Employee benefits                             5,092       7,107       6,799
  Net occupancy                                 3,844       3,478       3,641
  Equipment                                     6,439       6,300       5,876
  Other operating                              20,891      22,690      23,396
-----------------------------------------------------------------------------
      Total non-interest expense               64,483      67,813      68,308
-----------------------------------------------------------------------------
Income before provision for income taxes       39,195      39,103      41,808
  Provision for income taxes                   12,271      11,465      13,495
-----------------------------------------------------------------------------
NET INCOME                                   $ 26,924    $ 27,638    $ 28,313
=============================================================================

Earnings per share                              $1.41       $1.37       $1.36
Average shares outstanding                 19,092,927  20,229,524  20,867,193
=============================================================================


See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                        For the years ended December 31, 2000, 1999, and 1998

                                                                                        Accumulated     Deferred
                                    Common Stock                                           Other        Benefits for
                                 -----------------    Capital     Retained    Treasury  Comprehensive   Directors &
                                 Shares     Amount    Surplus     Earnings     Stock       Income       Employees         Total
--------------------------------------------------------------------------------------------------------------------------------
January 1, 1998                 20,609,804  $43,055   $57,997     $187,424    $(1,675)    $ 1,783         $(589)        $287,995
--------------------------------------------------------------------------------------------------------------------------------

Net income                                                          28,313                                                28,313
Net fair value adjustment on
  securities available for
  sale-net of tax effect                                                                    1,827                          1,827
                                                                                                                        --------
     Comprehensive income                                                                                                 30,140
Cash dividends:
  Common ($.84 per share)                                          (16,470)                                              (16,470)
  Common-by pooled bank
   prior to acquisition                                               (485)                                                 (485)
Stock issued for acquisitions      392,846      687     2,383                   1,883                                      4,953
Treasury shares purchased-net     (342,415)               (97)                 (9,629)                                    (9,726)
Payment on ESOP debt-net                                                                                     97               97
Deferred benefits for
  directors-net                                                                                             (21)             (21)
--------------------------------------------------------------------------------------------------------------------------------
December 31, 1998               20,660,235   43,742    60,283      198,782     (9,421)      3,610          (513)         296,483
--------------------------------------------------------------------------------------------------------------------------------

Net income                                                          27,638                                                27,638
Net fair value adjustment on
  securities available for
  sale-net of tax effect                                                                  (11,066)                       (11,066)
                                                                                                                        --------
     Comprehensive income                                                                                                 16,572
Cash dividends:
  Common ($.88 per share)                                          (17,912)                                              (17,912)
Stock issued for acquisitions      422,916               (182)                 12,153                                     11,971
Treasury shares purchased-net   (1,293,226)                32                 (37,043)                                   (37,011)
Borrowings on ESOP debt-net                                                                                (350)            (350)
Deferred benefits for
  directors-net                                                                                             (89)             (89)
--------------------------------------------------------------------------------------------------------------------------------
December 31, 1999               19,789,925   43,742    60,133      208,508    (34,311)     (7,456)         (952)         269,664
--------------------------------------------------------------------------------------------------------------------------------

Net income                                                          26,924                                                26,924
Net fair value adjustment on
  securities available for
  sale-net of tax effect                                                                    7,091                          7,091
                                                                                                                        --------
     Comprehensive income                                                                                                 34,015
Cash dividends:
  Common ($.895 per share)                                         (16,893)                                              (16,893)
Treasury shares purchased-net   (1,221,985)              (669)                (27,698)                                   (28,367)
Payment on ESOP debt-net                                                                                    350              350
Deferred benefits for
  directors-net                                                                                            (263)            (263)
--------------------------------------------------------------------------------------------------------------------------------
December 31, 2000               18,567,940  $43,742   $59,464     $218,539   $(62,009)     $ (365)        $(865)        $258,506
================================================================================================================================

There was no activity in Preferred Stock during the years ended December 31, 2000, 1999 and 1998.

See Notes to Consolidated Financial Statements.


CONSOLIDATED STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------
(in thousands)

                                                     For the years ended December 31,
                                                    ---------------------------------
Increase (decrease) in cash and cash equivalents      2000        1999      1998
-------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income                                          $ 26,924     $ 27,638   $ 28,313
Adjustments to reconcile net income to
net cash provided by operating activities:
  Depreciation                                         5,229        5,488      5,290
  Net amortization and accretion                         371        1,366        116
  Provision for loan losses                            3,225        4,295      4,392
  Gains on sales of securities-net                      (810)        (379)    (1,510)
  Gain on sale of credit card portfolio                  ---       (3,561)       ---
  Gain on sale of branch offices                         ---          ---     (4,605)
  Deferred income taxes                                  (70)         323       (243)
  Other-net                                              395          476        248
  Net change in:
     Interest receivable/payable                       2,209       (1,289)        (9)
     Other assets and other liabilities                1,021       (2,453)    (1,488)
-------------------------------------------------------------------------------------
Net cash provided by operating activities             38,494       31,904      30,504
-------------------------------------------------------------------------------------
Cash flows from investing activities:
  Securities held to maturity:
     Proceeds from maturities and calls               28,408       50,357     116,675
     Payments for purchases                          (11,436)     (49,778)    (98,062)
  Securities available for sale:
     Proceeds from sales                              65,246       47,772      71,578
     Proceeds from maturities and calls               50,598      129,216     196,492
     Payments for purchases                          (99,115)     (83,400)   (344,867)
  Sale of branch offices, net of cash                    ---          ---      (2,726)
  Acquisitions, net of cash                              ---        2,809       4,951
  Proceeds from the sale of credit card portfolio        ---       18,789         ---
  Increase in loans                                  (70,203)    (143,142)    (59,154)
  Purchases of premises and equipment-net             (2,220)     (10,243)     (8,953)
  Purchase of bank-owned life insurance               (4,400)         ---         ---
--------------------------------------------------------------------------------------
Net cash used by investing activities                (43,122)     (37,620)   (124,066)
--------------------------------------------------------------------------------------
Cash flows from financing activities:
  Increase (decrease) in deposits                     56,360       (3,133)     47,210
  Increase (decrease) in other borrowings            (14,136)      38,748      16,916
  Dividends paid                                     (17,167)     (17,752)    (15,813)
  Treasury shares purchased-net                      (28,367)     (37,011)     (9,726)
  Other-net                                              ---          ---         (97)
--------------------------------------------------------------------------------------
Net cash provided (used) by financing activities      (3,310)     (19,148)     38,490
--------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents             (7,938)     (24,864)    (55,072)
Cash and cash equivalents at beginning of year        81,354      106,218     161,290
--------------------------------------------------------------------------------------
Cash and cash equivalents at end of year            $ 73,416     $ 81,354    $106,218
======================================================================================

Supplemental Disclosures:
Interest paid on deposits and other borrowings      $ 77,279     $ 69,735    $ 74,393
Income taxes paid                                     12,410       13,135      13,609
--------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
---------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

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

Business combinations: Business combinations, which have been accounted for using the purchase method of accounting, include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired were recorded at their estimated fair value as of the date of acquisition. Other business combinations have been accounted for using the pooling of interests method of accounting which requires the assets, liabilities and stockholders' equity of the merged entity to be retroactively combined with the Corporation's respective accounts at recorded value. Prior period financial statements have been restated to give effect to business combinations accounted for under this method.

Reclassification: Certain prior year financial information has been reclassified to conform to the presentation in 2000. The reclassifications had no effect on net income.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents: For the purpose of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

Securities:
Securities Available for Trading: The Corporation did not have a trading portfolio during the two-year period ended December 31, 2000. Securities Held to Maturity: Securities consisting principally of debt securities, which are purchased with the positive intent and ability to hold until their maturity, are stated at cost, adjusted for amortization of premiums and accretion of discounts.
Securities Available for Sale: Debt securities not classified as trading or held to maturity, and marketable equity securities not classified as trading, are classified as available for sale. These securities may be sold at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations and other factors.
These securities are stated at fair value, with the fair value adjustment, net of tax, reported as a separate component of accumulated other comprehensive income. Other than temporary declines in value on these securities are recognized in results of operations. Gains and Losses: Net realized gains and losses on sales of securities are included in non-interest income. The cost of these securities sold is based on the specific identification method. Amortization and Accretion: Amortization of premiums and accretion of discounts are included in interest on securities.

Loans and loans held for sale: Interest is accrued as earned on loans except where doubt exists as to collectability, in which case recognition of income is discontinued. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.
     A loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impaired loans include all non-accrual and renegotiated loans, as well as loans internally classified as substandard or doubtful (as those terms are defined by banking regulations) that meet the definition of impaired loans. The Corporation recognizes interest income on non-accrual loans on the cash basis.
     Loan origination fees and certain direct costs are amortized as an adjustment to the yield over the estimated lives of the related loans.


Allowance for loan losses: The allowance for loan losses is maintained at a level considered adequate by management. The allowance is increased by provisions charged to operating expense and reduced by loan losses, net of recoveries. Management's determination of the adequacy of the allowance is based on evaluation of the loan portfolio, as well as prevailing economic conditions, past loan loss experience, current delinquency factors, changes in the character of the loan portfolio, specific problem loans and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. While management has allocated the allowance to different loan categories, the allowance is general in nature and is available for the loan portfolio in its entirety.

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

Trust assets: Assets held by the subsidiary bank in fiduciary or agency capacities for their customers are not included as assets in the accompanying Consolidated Balance Sheet. Certain trust assets are held on deposit at the subsidiary bank.

Comprehensive income: Sources of comprehensive income not included in net income are limited to unrealized gains and losses (net fair value adjustments) on securities available for sale, net of tax. Reclassification adjustments between unrealized gains and losses from prior periods and realized gains and losses included in earnings in the current period are not considered material in the presentation of comprehensive income.

New accounting standards: SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133", requires derivative instruments be carried at fair value on the balance sheet. The Corporation adopted the provisions of this statement, as amended, beginning January 1, 2001, the statement's effective date. The impact of adopting the provisions of this statement on WesBanco's financial position was not material.


NOTE 2:  AGREEMENT TO MERGE
     On December 29, 2000, WesBanco, Inc. and Freedom Bancshares,
Inc. ("Freedom") jointly announced that they have entered into a definitive Agreement and Plan of Merger providing for the acquisition of Freedom and the merger of Freedom's affiliate Belington Bank, Belington, West Virginia, with and into WesBanco affiliate, WesBanco Bank, Inc. Under the terms of the definitive Agreement and Plan of Merger, WesBanco will exchange 2.58 shares of WesBanco common stock for each share of Freedom common stock outstanding in a transaction accounted for as a purchase transaction. The transaction, which was valued at $11,278, is subject to the approvals of the appropriate regulatory authorities and the shareholders of Freedom. At December 31, 2000, Freedom had total assets of $100,474, deposits of $91,914 and shareholders' equity of $8,023. The transaction is expected to be completed by mid-year 2001. Also see Note 17, Subsequent Event - Agreement to Merge.


NOTE 3:  COMPLETED BUSINESS COMBINATIONS AND DIVESTURE
     On April 30, 1999, WesBanco completed its acquisition of the Heritage Bank of Harrison County. The acquisition was accounted for using the purchase method of accounting. WesBanco issued 422,916 shares of common stock valued at $12,621 and recorded $8,206 in goodwill. Heritage reported total assets of $33,049 as of April 30, 1999.
     On June 30, 1998, WesBanco fulfilled the regulatory requirement that it divest of Union Bank of Tyler County ("Union"). Union was a subsidiary of Commercial BancShares, with total assets of $46,873 as of the divestiture date. WesBanco recognized a pretax gain of $4,605 on the sale of Union, which was included in other income.

     On March 31, 1998, WesBanco completed its business combination with Commercial BancShares, Incorporated, issuing 4,594,134 shares of common stock in a transaction accounted for as a pooling of interests. Prior years' financial information has been restated to reflect the pooling of interests transaction. As of the transaction date, Commercial BancShares reported total assets of approximately $466,137.

NOTE 4:  SECURITIES
The following tables summarize amortized cost and fair values of held to maturity and available for sale securities:

                                                           Held to Maturity
                       --------------------------------------------------------------------------------------------
                                      December 31, 2000                              December 31, 1999
                       ---------------------------------------------  ---------------------------------------------
                                     Gross      Gross      Estimated                 Gross       Gross    Estimated
                       Amortized  Unrealized  Unrealized     Fair      Amortized   Unrealized  Unrealized    Fair
                          Cost       Gains      Losses       Value       Cost        Gains       Losses     Value
                       ---------------------------------------------  ---------------------------------------------
U.S. Treasury and
  Federal Agency
  securities           $  4,357     $   99        ---      $  4,456     $ 13,346       $   3     $   70   $ 13,279

Obligations of
  states and political
  subdivisions          173,771      2,492      $ 159       176,104      182,005         976      3,153    179,828

Other debt securities    17,974        ---        ---        17,974       17,902         ---        ---     17,902
-------------------------------------------------------------------------------------------------------------------
Total                  $196,102     $2,591      $ 159      $198,534     $213,253       $ 979     $3,223   $211,009
===================================================================================================================


                                                          Available for Sale
                       --------------------------------------------------------------------------------------------
                                      December 31, 2000                              December 31, 1999
                       ---------------------------------------------  ---------------------------------------------
                                     Gross      Gross      Estimated                 Gross       Gross    Estimated
                       Amortized  Unrealized  Unrealized     Fair      Amortized   Unrealized  Unrealized    Fair
                          Cost       Gains      Losses       Value       Cost        Gains       Losses     Value
                       ---------------------------------------------  ---------------------------------------------

U.S. Treasury and
  Federal Agency
  securities           $205,264     $1,803      $ 799      $206,268     $196,288       $  37     $6,732   $189,593

Obligations of
  states and political
  subdivisions           12,871         59         23        12,907       18,482          13        197     18,298

Mortgage-backed &
  other debt securities 127,708        126        987       126,847      147,669           2      5,496    142,175
-------------------------------------------------------------------------------------------------------------------
Total debt securities   345,843      1,988      1,809       346,022      362,439          52     12,425    350,066
Equity securities         4,988        325      1,048         4,265        4,502         463        356      4,609
-------------------------------------------------------------------------------------------------------------------
Total                  $350,831     $2,313     $2,857      $350,287     $366,941        $515    $12,781   $354,675
===================================================================================================================

The following table summarizes amortized cost and estimated fair value of securities by maturity:

                                               December 31, 2000
                                 --------------------------------------------
                                   Held to Maturity      Available for Sale
                                 ---------------------  ---------------------
                                             Estimated              Estimated
                                 Amortized     Fair      Amortized    Fair
                                    Cost       Value        Cost      Value
-----------------------------------------------------------------------------
Within one year                   $ 15,678    $ 15,744    $ 30,416   $ 30,282
After one year, but within five     50,708      51,518      95,782     95,752
After five years, but within ten    67,092      68,391     218,096    218,440
After ten years                     62,624      62,881       6,537      5,813
-----------------------------------------------------------------------------
Total                             $196,102    $198,534    $350,831   $350,287
=============================================================================
Mortgage-backed securities are assigned to maturity categories based on estimated average lives. Available for sale securities in the after 10 year category include securities with no stated maturity.
Other securities with prepayment provisions are categorized based on contractual maturity.


     Securities with par values aggregating $293,138 at December 31, 2000 and $320,341 at December 31, 1999 were pledged to secure public and trust funds. Gross security gains of $849, $404, and $1,512 and gross security losses of $39, $25 and $2 were realized for the years ended December 31, 2000, 1999 and 1998, respectively.


NOTE 5:  LOANS
The following table is a summary of total loans:

                                                         December 31,
                                                  -------------------------
                                                      2000          1999
---------------------------------------------------------------------------
Loans:
Commercial                                         $  546,136    $  521,450
Real estate - construction                             36,007        31,742
Real estate - residential                             651,924       630,939
Personal, net of unearned income                      354,244       329,562
Loans held for sale                                     2,391         9,753
---------------------------------------------------------------------------
Loans, net of unearned income                      $1,590,702    $1,523,446
===========================================================================

The following table represents changes in the allowance for loan losses:

                                      For the years ended December 31,

                                           2000          1999         1998
-----------------------------------------------------------------------------
Balance, beginning of year               $19,752       $19,098       $20,261
Allowance for loan losses of
  acquired (sold) banks - net                ---           192           (37)
Allowance for loan losses allocated
  to sold credit cards                       ---          (450)          ---
Provision for loan losses                  3,225         4,295         4,392

Charge-offs                               (4,095)       (4,718)       (6,400)
Recoveries                                 1,148         1,335           882
-----------------------------------------------------------------------------
  Net charge-offs                         (2,947)       (3,383)       (5,518)
-----------------------------------------------------------------------------
Balance, end of year                     $20,030       $19,752       $19,098
=============================================================================

The following tables summarize loans classified as impaired:

                                                              December 31,
                                                         --------------------
                                                            2000       1999
-----------------------------------------------------------------------------
Non-accrual                                               $  5,561   $  4,158
Renegotiated                                                   417        813
Other classified loans:
     Doubtful                                                  ---        112
     Substandard                                            11,513      8,594
-----------------------------------------------------------------------------
Total impaired loans                                      $ 17,491   $ 13,677
=============================================================================
Impaired loans with a related allowance for loan losses   $ 16,381   $ 10,802
Allowance for loan losses allocated to impaired loans        6,511      3,908
=============================================================================

                                             For the years ended December 31,
                                             --------------------------------
                                                 2000        1999      1998
-----------------------------------------------------------------------------
Average impaired loans                          $14,466    $17,173    $19,429
Amount of contractual interest income
  on impaired loans                                 306        334        796
Amount of interest income recognized
  on a cash basis                                   179         77        391
=============================================================================

     Most lending occurs with customers located within West Virginia and Eastern Ohio. No significant concentration of credit risk exists by industry or by individual borrower. The Corporation has no significant exposure to highly leveraged loan transactions, nor any foreign loans.
     WesBanco's banking offices, in the ordinary course of business, grant loans to related parties at terms which do not vary from terms that would have been required if the transactions had been with unrelated parties. Indebtedness of related parties aggregated approximately $48,157, $49,425, and $32,946 as of December 31, 2000,
1999 and 1998, respectively. During 2000, $157,419 in related party loans were funded and $158,687 were repaid.


NOTE 6:  PREMISES AND EQUIPMENT
Premises and equipment include:
                                                             December 31,
                                           Estimated      ------------------
                                           useful life       2000      1999
-----------------------------------------------------------------------------
Land and improvements                      (3-10 years)    $ 12,828  $ 12,739
Buildings and improvements                 (4-50 years)      53,696    54,491
Furniture and equipment                    (2-25 years)      41,149    41,920
-----------------------------------------------------------------------------
                                                            107,673   109,150
Less - accumulated depreciation                             (54,526)  (52,949)
-----------------------------------------------------------------------------
Total                                                      $ 53,147  $ 56,201
=============================================================================


NOTE 7:  CERTIFICATES OF DEPOSIT
     Certificates of deposit in denominations of $100 thousand or more totaled $136,331 and $128,385 as of December 31, 2000 and 1999,
respectively. Related interest expense was $6,335 in 2000 and $7,206 in 1999.

At December 31, 2000, the scheduled maturities of total certificates of deposit are as follows:
2001                                                                $ 435,438
2002                                                                  168,608
2003                                                                  143,232
2004                                                                   10,604
2005 and thereafter                                                     9,287
-----------------------------------------------------------------------------
Total                                                               $ 767,169
=============================================================================


NOTE 8:  REPURCHASE AGREEMENTS AND OTHER BORROWINGS

     Federal funds purchased and securities sold under agreements to repurchase represent short-term borrowings which generally mature within one to four days from the transaction date. Other borrowings consist principally of advances with the Federal Home Loan Bank ("FHLB"). These borrowings are collateralized by FHLB stock and a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans and securities.
     At December 31, 2000, WesBanco had $33,712 outstanding in FHLB borrowings with a weighted average yield of 6.2%, of which $32,000 are scheduled to mature in 2001 and $1,712 are scheduled to mature in 2012.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                             For the years ended December 31,
                                             --------------------------------
                                                 2000       1999       1998
-----------------------------------------------------------------------------
Outstanding balance at year end               $108,026   $107,795   $111,029
Average balance during the year                112,071    113,008     99,099
Maximum month - end balance during the year    129,195    123,817    123,277
Average interest rate at year end                 5.79%      4.45%      4.56%
Average interest rate during the year             5.68       4.48       4.78
=============================================================================

NOTE 9:  EMPLOYEE BENEFIT PLANS
Defined Benefit Pension Plan and Other Postretirement Plans: At December 31, 2000, substantially all employees were participants in the WesBanco Defined Benefit Pension Plan ("The Plan"). The Plan covers those employees who satisfy minimum age and length of service requirements. Benefits of the Plan are generally based on years of service and employee's compensation during the last five years of employment. The Plan's funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
     Prior to its merger with WesBanco, Commercial BancShares did not provide a defined benefit pension plan to its employees. However, subsequent to the merger, Commercial employees have been included in the WesBanco Plan, with no credited prior years of service.
     Retirees and active employees, who were hired prior to March 30, 1998, are provided a postretirement contributory health insurance and death benefit plan. For reported years 2000 and 1999, the health insurance benefit was $0.1 per month and death benefit was $7.5. Effective December 31, 1998, the related benefit obligation of $2,031 was merged into the defined benefit plan. Postretirement benefits paid during 1998 approximately $220. Net periodic and other postretirement costs of $383 were included in the 1998 other postretirement obligations.


Net periodic pension and other postretirement cost for the defined benefit plan includes the following components:


                                             For the years ended December 31,
                                             --------------------------------
                                                   2000      1999     1998
-----------------------------------------------------------------------------
Service cost - benefits earned during year       $ 1,064  $  1,138   $   906
Interest cost on projected benefit obligation      1,956     1,873     1,836
Expected return on plan assets                    (2,986)   (2,474)   (2,415)
Net amortization and deferral                       (638)      (35)     (162)
Prior service costs                                  ---       ---        70
-----------------------------------------------------------------------------
Net periodic pension and other postretirement
  cost (earnings)                                $  (604) $    502   $   235
=============================================================================

The following tables summarize the activity in the projected benefit obligation and plan assets

                                                         For the years ended
                                                              December 31,
                                                         --------------------
                                                            2000      1999
-----------------------------------------------------------------------------
Projected benefit obligation, at beginning of year         $24,002   $27,547
Service cost                                                 1,064     1,138
Interest cost                                                1,956     1,873
Benefits paid                                               (2,084)   (1,786)
Change in interest rate assumptions                            371       ---
Actuarial (gain)/loss                                        1,568    (4,770)
-----------------------------------------------------------------------------
Projected benefit obligation, at end of year               $26,877   $24,002
=============================================================================


                                                         For the years ended
                                                             December 31,
                                                         --------------------
                                                            2000      1999
-----------------------------------------------------------------------------
Fair value of plan assets, at beginning of year            $34,685   $28,794
Actual return on assets                                      4,598     6,447
Contributions                                                  ---     1,230
Benefits paid                                               (2,084)   (1,786)
-----------------------------------------------------------------------------
Fair value of plan assets, at end of year                  $37,199   $34,685
=============================================================================

Plan assets consist of debt and equity securities which include U.S. Agency and Treasury issues, Corporate bonds and notes, listed common stocks including shares of WesBanco common stock (comprising less than 10% of Plan assets) and short-term cash equivalent instruments


The following table sets forth the defined benefit pension plan's funded status and the asset reflected in the Consolidated
Balance Sheet:

                                                             December 31,
                                                        ---------------------
                                                           2000       1999
-----------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation    $10,322     $10,683
Unrecognized prior service cost                           (1,239)     (1,773)
Unrecognized net gain                                     (6,586)     (7,023)
Unrecognized obligation                                        7          13
-----------------------------------------------------------------------------
Net pension asset                                        $ 2,504     $ 1,900
=============================================================================

Actuarial assumptions used in the determination of the projected benefit obligation in the plan are as follows:

                                             For the years ended December 31,
                                             --------------------------------
                                                2000       1999      1998
-----------------------------------------------------------------------------
Weighted average discount rates                 7.90%      8.25%     7.00%
Rates of increase in compensation levels        4.50       4.50      4.50
Weighted average expected long-term
   return on assets                             8.75       8.75      8.75
=============================================================================

KSOP (Employee Stock Ownership and 401(k) Plan):   Substantially all
employees are included in the WesBanco KSOP Plan. The KSOP plan consists of a non-contributory employee stock ownership (ESOP) and a 401(k) Plan. The 401(k) provisions require the Corporation to make matching contributions based upon employee's contribution subject to regulatory limitations. Effective January 1, 1999, Commercial BancShares' KSOP was merged into WesBanco's KSOP.
     As of December 31, 2000, the Plan held 574,390 shares of WesBanco stock, of which all shares were allocated to specific employee accounts. During 2000, WesBanco's ESOP renewed a revolving line of credit with an affiliated lender. Conditions in the loan agreement provide for a revolving line of credit in the aggregate amount of $2,000 to facilitate purchases of WesBanco common stock in the open market. The loan bears interest at a rate equal to the lender's base rate and requires annual repayments of principal equal to 20% of the balance at January 1 of each year. The loan has a final maturity date of 5 years from date of inception. The revolving line of credit had an outstanding balance of zero and $350 at December 31, 2000 and 1999, respectively.


     Total contributions to the Plan for the three years ended December 31, 2000, 1999 and 1998 were $1,052, $996 and $1,046, respectively.

Commercial BancShares Executive Supplemental Income Plan: The Executive Supplemental Income Plan is a non-contributory plan covering certain officers with benefits, which include death, and retirement benefits. This Plan funded future benefit payments through an insurance investment with fair values of $5,402 and $5,304 as of December 31, 2000 and 1999, respectively. The net expense recorded to provide these benefits was $142, $286 and $216 for 2000, 1999 and 1998, respectively. WesBanco does not anticipate providing this benefit to any additional employees.


Key Executive Incentive Bonus & Option Plan:  The Key Executive
Incentive Bonus & Option Plan, which was started in 1998, is a non-qualified plan that includes three components, an Annual Bonus, a Long-Term Incentive Bonus and a Stock Option component. The three components allow for payments of cash, or a mixture of cash and stock, or granting of stock options, depending upon the component of the plan in which the award is earned through the attainment of certain performance goals. Performance goals are established by WesBanco's
Board of Directors.
     Compensation expense incurred in 2000, 1999 and 1998 for the Annual Bonus component of the plan was $436, $348 and $364, respectively.
There were no awards or payments made for the Long-Term Bonus component of the plan during the three years ended December 31, 2000.
     The Stock Option component provides for granting of stock options to eligible employees. The Board of Directors provided for the issuance of 150,000 shares of common stock for this component of the Plan.
During 1998 and again in 2000, 28,000 shares were granted at an option price of $29.50 and $22.00 per share, respectively, which were the fair market prices on the date of the grants. Vesting of stock options is based upon achievement of performance goals, which include improvements in earnings per share. Vested shares totaled 34,218 at December 31, 2000 and 15,552 shares at December 31, 1999. Employees generally have a ten year period to exercise the vested options. No options have been exercised. No shares were forfeited in 2000 and 3,113 shares were forfeited in 1999. All granted options become immediately vested in the event of a change in control of the Corporation.
     The Corporation accounts for stock options in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees". Under
APB No. 25, since the exercise price exceeds the market price, no compensation expense has been recognized. Using the expense recognition provision of SFAS No. 123, compensation expense of $172, $45, and $68 would have been recognized for the years 2000, 1999 and 1998, respectively. Fair value per share of $11.24 and $7.24 for the 2000 and 1998 options, respectively, were estimated using the Black-Scholes option pricing model. Assumptions used in this model for the 2000 and 1998 options, includes a weighted-average expected life of 10 years, risk free interest rates of 6.22% and 5.49%, respectively, dividend yield of 0%, and volatility factors of 21.6% and 18.1%, respectively.


NOTE 10:  OTHER OPERATING EXPENSE

Other operating expense consists of the following:

                                             For the years ended December 31,
                                             --------------------------------
                                                2000        1999        1998
-----------------------------------------------------------------------------
Professional fees                            $  3,568    $  3,766    $  3,711
Marketing                                       2,339       2,315       1,927
General administrative                          1,035       1,194       1,205
Supplies                                        2,106       1,993       2,185
Postage                                         1,758       1,804       1,803
Communication                                   2,229       1,996       1,455
Miscellaneous taxes                             3,170       3,323       3,238
Goodwill amortization                           1,535       1,389       1,049
Other                                           3,151       4,910       6,823
-----------------------------------------------------------------------------
Total                                        $ 20,891    $ 22,690    $ 23,396
=============================================================================

NOTE 11: INCOME TAXES

A reconciliation of the federal statutory tax rate to the reported effective tax rate is as follows:

                                             For the years ended December 31,
                                             --------------------------------
                                                2000        1999        1998
-----------------------------------------------------------------------------
Federal statutory tax rate                       35%         35%         35%
Tax-exempt interest income from securities
  of states and political subdivisions           (7)         (7)         (7)
State income taxes                                4           4           3
Other - net                                      (1)         (3)          1
-----------------------------------------------------------------------------
Effective tax rate                               31%         29%         32%
=============================================================================


The provision for income taxes consists of the following:

                                             For the years ended December 31,
                                             --------------------------------
                                                2000        1999        1998
-----------------------------------------------------------------------------
Current:
   Federal                                     $ 9,936     $ 9,612    $11,446
   State                                         2,406       2,067      2,293
Deferred:
   Federal                                          16        (282)      (189)
   State                                           (87)         68        (55)
-----------------------------------------------------------------------------
Total                                          $12,271     $11,465    $13,495
=============================================================================
Tax expense applicable to
   securities transactions                     $   332     $   153    $   609
=============================================================================

Deferred tax assets and liabilities are comprised of the following:

                                                          December 31,
                                                   --------------------------
                                                     2000     1999     1998
-----------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                         $ 7,538  $ 7,358  $ 7,075
  Compensation and benefits                             487      663    1,199
  Net operating loss carryforward                       410      337      ---
  Tax effect of fair value adjustments on
    securities available for sale                       214    4,844      ---
  Other                                                (128)      33       47
-----------------------------------------------------------------------------
     Gross deferred tax assets                        8,521   13,235    8,321
-----------------------------------------------------------------------------
Deferred tax liabilities:
  Tax effect of fair value adjustments on
     securities available for sale                      ---      ---   (2,380)
  Depreciation                                       (1,288)  (1,628)  (1,484)
  Purchase accounting adjustments                      (452)    (472)    (695)
  Accretion on securities                              (344)    (138)    (205)
-----------------------------------------------------------------------------
     Gross deferred tax liabilities                  (2,084)  (2,238)  (4,764)
-----------------------------------------------------------------------------
Net deferred tax assets                             $ 6,437  $10,997  $ 3,557
=============================================================================

NOTE 12:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
     Fair value estimates of financial instruments are based on the present value of expected future cash flows, quoted market prices of similar financial instruments, if available, and other valuation techniques. These valuations are significantly affected by discount rates, cash flow assumptions, and risk assumptions used. Therefore, fair value estimates may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable in an immediate settlement of the instruments.
     The aggregate fair value of amounts presented does not represent the underlying value of the Corporation. Management does not have the intention to dispose of a significant portion of its financial instruments and, therefore, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.



The following table represents the estimates of fair value of financial instruments:


                                                             December 31,
                                            ---------------------------------------------
                                                     2000                   1999
                                            ---------------------  ----------------------
                                              Carrying      Fair    Carrying     Fair
                                               Amount       Value     Amount     Value
-----------------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments           $   73,416  $   73,416 $   81,354  $   81,354
  Securities held to maturity                  196,102     198,534    213,253     211,009
  Securities available for sale                350,287     350,287    354,675     354,675
  Net loans (including loans held for sale)  1,570,672   1,553,688  1,503,694   1,479,129
Financial liabilities:
  Deposits                                   1,870,361   1,873,083  1,814,001   1,813,446
  Other borrowings                             159,317     158,386    173,453     173,086
Off - balance sheet financial instruments:
  Interest rate swap gain                          ---         ---        ---       1,031
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

Net loans: Fair values for loans with interest rates that fluctuate as current rates change are generally valued at carrying amounts. The fair values for residential mortgage loans are based on quoted market prices of securitized financial instruments, adjusted for remaining maturity and differences in loan characteristics. Fair values of commercial real estate, construction and personal loans are based on a discounted value of the estimated future cash flows expected to be received. The current interest rates applied in the discounted cash flow method reflect rates used to price new loans of similar type, adjusted for relative risk and remaining maturity. For non-accrual loans, fair value is estimated by discounting expected future principal cash flows only.

Loans held for sale: The carrying amount for loans held for sale is a reasonable estimate of fair value.

Deposits: The carrying amount is considered a reasonable estimate of fair value for demand, savings and other variable rate deposit accounts. The fair value of fixed maturity certificates of deposit is estimated by a discounted cash flow method using the rates currently offered for deposits of similar remaining maturities.

Other Borrowings: For federal funds purchased and repurchase agreements, which represent short-term borrowings, the carrying amount is a reasonable approximation of fair value. For longer term Federal Home Loan Bank advances, fair value is based on rates currently available to WesBanco for borrowings with similar terms and remaining maturities.

Off-balance sheet financial instruments: Off-balance sheet financial instruments consist of commitments to extend credit, standby letters of credit and interest rate swap agreements. Fair values for commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counterparties. The estimated fair value of the commitments to extend credit is immaterial and therefore not presented in the above table. Fair values for interest rate swaps are estimated by obtaining
quotes from brokers.   The values represent the amount the Corporation
would receive or pay to terminate the agreement considering current interest rates.

NOTE 13: COMMITMENTS AND CONTINGENT LIABILITIES
     In the normal course of business, WesBanco offers off-balance sheet credit arrangements to enable its customers to meet their financing objectives. The Corporation may enter into interest rate swap agreements to manage its own risks arising from movement in interest rates. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
     WesBanco has various commitments outstanding to extend credit approximating $187,616 and $226,254 and standby letters of credit of $7,415 and $9,713 as of December 31, 2000 and 1999, respectively.
     WesBanco's exposure to credit losses in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit and collateral policies in making commitments and conditional obligations as for all other lending. Collateral, which secures these types of commitments is the same type as collateral for other types of lending, such as accounts receivable, inventory and fixed assets.
     Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer's credit worthiness on a case-by-case basis.
     Standby letters of credit are conditional commitments issued by banks to guarantee the performance of a customer to a third party.
Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral securing these types of transactions is similar to collateral securing the Corporation's commercial loans.
     Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount, on which interest payments are calculated. Differences between interest received and interest paid are reported as a component of interest expense in the Consolidated Statement of Income. Interest rate swap agreements are entered into as part of the Corporation's interest rate risk management strategy primarily to alter the interest rate sensitivity of its deposit liabilities.
     At December 31, 1999, WesBanco had entered into interest rate swap agreements with a notional value of $65,904. WesBanco received a weighted average variable rate of 4.80% and paid a weighted average fixed rate of 4.98% for an average term of 5.32 years. During 2000, these swap agreements were terminated, generating a deferred gain of $1,046. The gain is being amortized over the remaining term of the swap agreements using the interest method. WesBanco realized $135 of interest rate swap gains during 2000.
     The Corporation and its affiliates are parties to various legal and administrative proceedings and claims. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims pending or known to be threatened will not have a material adverse effect on the Corporation's consolidated financial position.

NOTE 14: TRANSACTIONS WITH RELATED PARTIES
     Some officers and directors (including their affiliates, families and entities in which they are principal owners) of the Corporation and its subsidiaries are customers of those subsidiaries and have had, and are expected to have, transactions with the subsidiaries in the ordinary course of business. In addition, some officers and directors are also officers and directors of corporations, which are customers of the bank and have had, and are expected to have, transactions with the bank in the ordinary course of business. In the opinion of management, such transactions are consistent with prudent banking practices and are within applicable banking regulations.

NOTE 15:  REGULATORY MATTERS
     WesBanco (Parent Company) is a legal entity separate and distinct from its subsidiaries. There are various legal limitations on the extent to which WesBanco's banking subsidiary may extend credit, pay dividends or otherwise supply funds to WesBanco. Certain restrictions under Federal and State law exist regarding the ability of a certain subsidiary to pay dividends to WesBanco. Approval is required if total dividends declared by a bank subsidiary, in any calendar year, exceeds net profits for that year combined with its retained net profits for the preceding two years. In determining to what extent to pay dividends, a bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements. During the second quarter of 2000 and 1999, Federal and State regulatory agencies granted approval to declare special dividends to WesBanco for the purpose of funding share repurchase plans. As of December 31, 2000 and 1999, WesBanco's banking subsidiary, could not have declared any dividends to be paid to WesBanco without prior approval from regulatory agencies.
     Federal Reserve regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. The average amounts of required reserve balances were approximately $26,951 and $24,024 during 2000 and 1999, respectively.
     WesBanco is subject to various regulatory capital requirements (risk-based capital ratios) administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Corporation's financial results.
     All banks are required to have core capital (Tier 1) of at least 4% of risk weighted assets, total capital of at least 8% of risk-weighted assets, and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity, excluding unrealized gains and losses on securities available for sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus the allowance for loan losses subject to limitation. The regulations also define well-capitalized levels of Tier 1, total capital, and Tier 1 leverage as 6%, 10%, and 5%, respectively. WesBanco and its banking subsidiary were categorized as well-capitalized under the regulatory framework for prompt corrective action at December 31, 2000 and 1999. There are no conditions or events since December 31, 2000 that management believes have changed WesBanco's well-capitalized category.

The following table summarizes risk-based capital amounts and ratios for WesBanco and its bank subsidiary:


                                                     December 31,
                                           --------------------------------
                                                 2000            1999
                                           ---------------  ---------------
WesBanco, Inc.                              Amount   Ratio   Amount   Ratio
---------------------------------------------------------------------------
  Total Capital to Risk-Weighted Assets    $258,666  15.6%  $275,113  17.0%
  Tier 1 Capital to Risk-Weighted Assets    238,636  14.4    255,361  15.7
  Tier 1 Leverage                           238,636  10.5    255,361  11.3

WesBanco Bank, Inc.
---------------------------------------------------------------------------
Total Capital to Risk-Weighted Assets      $248,104  15.1%  $249,191  15.5%
Tier 1 Capital to Risk-Weighted Assets      228,080  13.9    229,443  14.3
Tier 1 Leverage                             228,080  10.1    229,443  10.3
===========================================================================


NOTE 16:  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
Presented below are the condensed Balance Sheet, Statement of Income and Statement of Cash Flows for the Parent Company:

BALANCE SHEET

                                                              December 31,
                                                          -------------------
                                                            2000       1999
-----------------------------------------------------------------------------
ASSETS
Cash and short-term investments                           $  4,640   $  4,661
Investment in subsidiaries (at equity in net assets)       255,525    250,250
Securities available for sale carried at fair value         14,137     19,198
Dividends receivable                                           ---      2,400
Other assets                                                   670        523
-----------------------------------------------------------------------------
Total Assets                                              $274,972   $277,032
=============================================================================

LIABILITIES
Borrowings                                                $ 11,500   $  2,350
Dividends payable and other liabilities                      4,966      5,018
-----------------------------------------------------------------------------
Total Liabilities                                           16,466      7,368
SHAREHOLDERS' EQUITY                                       258,506    269,664
-----------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                $274,972   $277,032
=============================================================================

STATEMENT OF INCOME
                                             For the years ended December 31,
                                             --------------------------------
                                                  2000       1999       1998
-----------------------------------------------------------------------------
Dividends from subsidiaries                    $ 30,000   $ 21,133   $ 56,234
Income from securities                              838        748        831
Other income                                        225        618      4,674
-----------------------------------------------------------------------------
Total income                                     31,063     22,499     61,739
-----------------------------------------------------------------------------
Total expense                                     1,781      1,474      1,372
-----------------------------------------------------------------------------
Income before income tax provision (benefit)
  and undistributed net income of subsidiaries   29,282     21,025     60,367
Income tax provision (benefit)                     (476)      (404)     1,485
-----------------------------------------------------------------------------
Income before undistributed net income
  of subsidiaries                                29,758     21,429     58,882
Undistributed net income (excess dividends)
  of subsidiaries                                (2,834)     6,209    (30,569)
-----------------------------------------------------------------------------
Net Income                                     $ 26,924   $ 27,638   $ 28,313
=============================================================================


STATEMENT OF CASH FLOWS
                                             For the years ended December 31,
                                             --------------------------------
                                                  2000       1999       1998
-----------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                   $ 26,924   $ 27,638   $ 28,313
  Excess dividends (undistributed net income)
    of subsidiaries                               2,834     (6,209)    30,569
  (Increase) decrease in other assets             2,547     28,133    (24,142)
  Other - net                                       148      3,128     (4,282)
-----------------------------------------------------------------------------
Net cash provided by operating activities        32,453     52,690     30,458
-----------------------------------------------------------------------------
Cash flows from investing activities:
  Securities available for sale:
    Proceeds from sales                           4,252        ---      4,287
    Proceeds from maturities and calls            1,285      4,778        907
    Payments for purchases                         (977)      (693)   (11,981)
   (Acquisitions and additional capitalization)
     or sale of subsidiaries                       (650)    (2,000)     3,747
-----------------------------------------------------------------------------
Net cash provided(used) by investing activities   3,910      2,085     (3,040)
-----------------------------------------------------------------------------
Cash flows from financing activities:
  Borrowings (payments) on ESOP debt - net         (350)       350        (97)
  Increase in borrowings                          9,500      2,000        ---
  Purchases of treasury stock - net             (28,367)   (37,011)    (9,726)
  Dividends paid                                (17,167)   (17,752)   (15,401)
-----------------------------------------------------------------------------
Net cash used by financing activities           (36,384)   (52,413)   (25,224)
-----------------------------------------------------------------------------
Net increase (decrease) in cash and cash
  equivalents                                       (21)     2,362      2,194
Cash and short-term investments at beginning
  of year                                         4,661      2,299        105
-----------------------------------------------------------------------------
Cash and short-term investments at end of year $  4,640   $  4,661   $  2,299
=============================================================================

NOTE 17:  SUBSEQUENT EVENT - AGREEMENT TO MERGE
     On February 22, 2001, WesBanco, Inc. and American Bancorporation ("American") entered into a definitive Agreement and Plan of Merger providing for the merger of American Bancorporation with and into a wholly-owned subsidiary of WesBanco formed for the purpose and the merger of American affiliate, Wheeling National Bank, with and into WesBanco affiliate, WesBanco Bank, Inc. The transaction will be accounted for using the purchase method of accounting. Under the terms of the Agreement and Plan of Merger, WesBanco will exchange WesBanco common stock based upon a fixed exchange ratio of 1.1 shares of WesBanco common stock for each share of American common stock outstanding. The transaction, which was valued at $70,540, is subject to the approvals of the appropriate banking regulatory authorities and the shareholders of both companies. American granted an option to WesBanco to purchase 622,805 shares of its common stock at $18.00 per share. At December 31, 2000, American reported total assets of $705,260, deposits of $496,147 and shareholders' equity of $40,565. The transaction is expected to be completed during the third quarter of 2001.



REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
--------------------------------------------------------------------------
SHAREHOLDER AND BOARD OF DIRECTORS
WESBANCO, INC.

     We have audited the accompanying consolidated balance sheets of WesBanco, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of WesBanco, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WesBanco, Inc. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                            /s/ Ernst & Young LLP

February 22, 2001
Pittsburgh, Pennsylvania


CONDENSED QUARTERLY STATEMENT OF INCOME
-----------------------------------------------------------------------
(in thousands, except per share amounts)

                                                         2000 Quarter ended
                                    -------------------------------------------------------------
                                                                                         Annual
                                    March 31      June 30   September 30  December 31    Total
-------------------------------------------------------------------------------------------------
Interest income                     $39,326       $40,361     $41,573      $41,819       $163,079
Interest expense                     18,469        19,316      20,893       20,874         79,552
-------------------------------------------------------------------------------------------------
Net interest income                  20,857        21,045      20,680       20,945         83,527
Provision for loan losses               567           880         732        1,046          3,225
-------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses          20,290        20,165      19,948       19,899         80,302
Non-interest income                   5,547         5,737       5,424        6,668         23,376
Non-interest expense                 15,942        15,995      16,260       16,286         64,483
-------------------------------------------------------------------------------------------------
Income before income taxes            9,895         9,907       9,112       10,281         39,195
Provision for income taxes            2,965         3,226       2,724        3,356         12,271
-------------------------------------------------------------------------------------------------
Net Income                          $ 6,930       $ 6,681     $ 6,388      $ 6,925       $ 26,924
=================================================================================================
Earnings per share                    $0.35         $0.35       $0.34        $0.37          $1.41
=================================================================================================



                                                         1999 Quarter ended
                                    -------------------------------------------------------------
                                                                                         Annual
                                    March 31      June 30   September 30  December 31    Total
-------------------------------------------------------------------------------------------------
Interest income                     $38,407       $38,751     $39,063      $39,640       $155,861
Interest expense                     16,882        17,050      17,342       17,957         69,231
-------------------------------------------------------------------------------------------------
Net interest income                  21,525        21,701      21,721       21,683         86,630
Provision for loan losses             1,406         1,290         679          920          4,295
-------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses          20,119        20,411      21,042       20,763         82,335
Non-interest income                   5,338         8,898       4,890        5,455         24,581
Non-interest expense                 16,243        16,954      17,074       17,542         67,813
-------------------------------------------------------------------------------------------------
Income before income taxes            9,214        12,355       8,858        8,676         39,103
Provision for income taxes            2,397         4,335       2,706        2,027         11,465
-------------------------------------------------------------------------------------------------
Net Income                          $ 6,817       $ 8,020     $ 6,152      $ 6,649       $ 27,638
=================================================================================================
Earnings per share                    $0.33         $0.40       $0.30        $0.34          $1.37
=================================================================================================


MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------------------------------------

     Management's Discussion and Analysis represents an overview of the results of operations and financial condition of WesBanco, Inc.
This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto.
     Forward-looking statements in this report relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements, which are not historical fact, involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, and consumer loan customers and their lending activities; changes in federal and state regulations; or other unanticipated external developments materially impacting the Corporation's operational and financial performance. The Corporation does not assume any duty to update forward-looking statements.


TABLE 1. FIVE YEAR SELECTED FINANCIAL SUMMARY
(dollars in thousands, except per share amounts)

                                                              December 31,
                                    ----------------------------------------------------------
                                        2000        1999        1998        1997        1996
----------------------------------------------------------------------------------------------
Per share information:
Dividends                               $0.895      $ 0.88      $ 0.84      $0.786      $ 0.72
Book value at year end                   13.92       13.63       14.35       13.97       13.17
Average common shares outstanding   19,092,927  20,229,524  20,867,193  20,461,742  19,855,791

Selected balance sheet information:
Total securities                    $  546,389  $  567,928  $  680,550  $  629,218  $  600,330
Net loans                            1,570,672   1,503,694   1,353,920   1,321,640   1,305,766
Total assets                         2,310,137   2,269,726   2,242,712   2,211,543   2,090,750
Total deposits                       1,870,361   1,814,001   1,787,642   1,779,867   1,702,660
Total shareholders' equity             258,506     269,664     296,483     287,995     268,481

Selected ratios:
Return on average assets                  1.18%       1.23%       1.26%       1.18%       1.31%
Return on average equity                 10.42        9.85        9.55        8.99       10.48
Dividend payout                          63.47       64.23       61.76       63.90       54.96
Average equity to average assets         11.30       12.47       13.16       13.15       12.47

Trust assets, market value
  at year end                       $3,099,441  $3,087,610  $2,774,906  $2,099,821  $1,712,280
===============================================================================================

                                              For the years ended December 31,
                                    -----------------------------------------------------------
Summary statement of income:            2000        1999        1998        1997        1996
-----------------------------------------------------------------------------------------------
Interest income                     $  163,079  $  155,861  $  162,718  $  157,790  $  144,383
Interest expense                        79,552      69,231      73,925      70,005      61,612
-----------------------------------------------------------------------------------------------
Net interest income                     83,527      86,630      88,793      87,785      82,771
Provision for loan losses                3,225       4,295       4,392       5,574       4,795
-----------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses             80,302      82,335      84,401      82,211      77,976
Non-interest income                     23,376      24,581      25,715      17,701      15,657
Non-interest expense                    64,483      67,813      68,308      65,182      57,043
-----------------------------------------------------------------------------------------------
Income before income taxes              39,195      39,103      41,808      34,730      36,590
Provision for income taxes              12,271      11,465      13,495       9,519      10,648
-----------------------------------------------------------------------------------------------
Net Income                          $   26,924  $   27,638  $   28,313  $   25,211  $   25,942
Earnings per share                     $  1.41     $  1.37     $  1.36     $  1.23     $  1.31

Core earnings (1)                   $   27,966  $   26,525  $   25,468  $   25,645  $   25,788
Core earnings per share (1)               1.46        1.32        1.28        1.25        1.31
===============================================================================================

(1) Excludes goodwill amortization, net securities gains, and non-recurring items.


OVERVIEW
     WesBanco's 2000 financial performance was highlighted by strong and consistent core earnings, excellent growth in trust revenue and deposit activity charges, and decreases in non-interest expense, provision for loan losses and net loan charge-offs.
     Earnings for 2000 were $26.9 million or $1.41 per share compared to $27.6 million or $1.37 per share in 1999. Net income for 1999 included a gain of $3.6 million from the sale of WesBanco's credit card portfolio. This credit card gain contributed $0.11 to net income per share for 1999.
     Core earnings per share for 2000 increased 10.6% to $1.46 per share compared to $1.32 per share in 1999. Core earnings, which excludes amortization of goodwill, net securities gains and the gain on the sale of the credit card portfolio, increased to $28.0 million compared to $26.5 million.

GRAPH:  Core Earnings Per Share*
        ------------------------
        1998           $1.28
        1999           $1.32
        2000           $1.46
* Excludes goodwill amortization, net securities gains and non-recurring items.

     Non-recurring items recorded in the Statement of Income included a pretax gain of $3.6 million on the sale of credit card receivables in 1999 and a pretax gain of $4.6 million on the sale of branch offices in 1998. Additionally, special charges of $1.6 million, associated with the March 31, 1998 acquisition of Commercial BancShares, were recorded in various non-interest expense categories during 1998.
     On January 14, 2000, WesBanco consummated the consolidation of its four banking affiliates and mortgage company affiliate into a single bank subsidiary, WesBanco Bank, Inc., which contributed to reductions in non-interest expense during 2000. Non-interest expense for the year decreased $3.3 million to $64.5 million compared to $67.8 million for 1999. WesBanco's efficiency ratio improved to 56.7% from 59.0%.
     Acquisitions that impacted the comparative analysis in management's discussion included the purchase of Heritage Bank of Harrison County, Inc. on April 30, 1999 and Hunter Agency, Inc. on June 18, 1998.
Where useful, the impact of these events will be discussed.
     Other uses of financial resources during the year included several technology-related products such as; the introduction of WesBancoNet, WesBanco's total internet banking solution, the continued improvement of WesBanco's website, www.wesbanco.com, the completion of a check imaging system and an on-line teller system, and the continued expansion of the automatic teller machine network.

RESULTS OF OPERATIONS
NET INTEREST INCOME
     Tax equivalent net interest income for 2000 decreased $3.8 million or 4.1% in comparison to 1999. Average earning assets increased $31.4 million or 1.5%, while average interest bearing liabilities increased $50.8 million or 2.9%. As shown in Table 2, the tax equivalent net yield on average earning assets was 4.1% compared to 4.4%. The
Federal Reserve increased the federal funds rate 100 basis points in 2000 compared to an increase of 75 basis points in 1999. WesBanco raised its base lending rate to 9.50% from 8.50% in 2000 and to 8.50% from 7.75% in 1999. Similar to industry trends, WesBanco's net yield continued to decline due to the rising interest rate environment and competitive pricing pressure to adjust rates on loan and deposit products. Table 3 presents the impact of these changes in volume and rate on the components of tax equivalent net interest income.
     Tax equivalent interest income increased $6.6 million or 4.1% for 2000 in comparison to 1999. The increase in tax equivalent interest income was primarily due to increases in average loan volume and yields and was partially offset by decreases in average securities volume. Decreases of $84.4 million in average securities and increases of $40.4 million in average interest bearing deposits funded average loan growth of $115.0 million. Rising interest rates and the shifting of securities into higher yielding loan products contributed to the increase in the tax equivalent yield on average earning assets to 7.9% from 7.7%.
     Interest expense increased $10.3 million or 14.9% from 1999.
As shown in Table 2, the increase in interest expense resulted from an increase in rates paid on average interest bearing liabilities to 4.4% from 4.0% and average volume increases of 2.9%. The increase in rates paid was affected by customers shifting savings and NOW balances into the competitively priced Prime Rate Money Market product and certificates of deposit. Average savings deposits decreased $32.0 million or 10.8% while average interest bearing demand deposits, which includes the Prime Rate Money Market product, increased $23.4 million or 4.1%. Average certificates of deposit increased $49.1 million or 6.8% due to attractive yields offered by WesBanco. This increase was partially offset by decreases in a short-term specialty certificate of deposit product that matured during the fourth quarter of 2000.
Average other borrowings increased $10.4 million or 7.2% reflecting growth primarily in average Federal Home Loan Bank ("FHLB") borrowings of $8.2 million.

TABLE 2. AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS

                                                               For the years ended December 31,
                                 ----------------------------------------------------------------------------------------------
                                                2000                          1999                            1998
                                 ------------------------------  -----------------------------  -------------------------------
                                   Average              Average    Average             Average    Average              Average
(dollars in thousands)              Volume    Interest   Rate       Volume   Interest   Rate       Volume    Interest   Rate
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans, net of unearned income     $1,556,195  $128,591   8.26%   $1,441,172  $117,508    8.15%   $1,354,680  $118,766   8.77%
Securities:
  Taxable                            374,302    24,297   6.49       436,501    27,269    6.25       502,379    31,205   6.21
  Tax-exempt (1)                     182,516    13,806   7.56       204,697    15,665    7.65       191,363    14,757   7.71
-------------------------------------------------------------------------------------------------------------------------------
    Total securities                 556,818    38,103   6.84       641,198    42,934    6.70       693,742    45,962   6.63
Federal funds sold                    18,703     1,217   6.51        17,905       902    5.04        58,474     3,155   5.40
-------------------------------------------------------------------------------------------------------------------------------
    Total earning assets (1)       2,131,716  $167,911   7.88%    2,100,275  $161,344    7.68%    2,106,896  $167,883   7.97%
Other assets                         156,062                        151,053                         146,726
-------------------------------------------------------------------------------------------------------------------------------
Total Assets                      $2,287,778                     $2,251,328                      $2,253,622
===============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing demand deposits  $  599,837  $ 21,488   3.58%   $  576,420  $ 18,071    3.14%   $  494,278  $ 16,693   3.38%
Savings deposits                     265,723     5,264   1.98       297,759     5,936    1.99       327,342     7,852   2.40
Certificates of deposit              774,607    43,689   5.64       725,555    38,545    5.31       765,750    43,067   5.62
-------------------------------------------------------------------------------------------------------------------------------
    Total interest bearing
      deposits                     1,640,167    70,441   4.29     1,599,734    62,552    3.91     1,587,370    67,612   4.26
Other borrowings                     155,149     9,111   5.87       144,774     6,679    4.61       126,362     6,313   5.00
-------------------------------------------------------------------------------------------------------------------------------
    Total interest
      bearing liabilities          1,795,316  $ 79,552   4.43%    1,744,508  $ 69,231    3.97%    1,713,732  $ 73,925   4.31%
-------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
   demand deposits                   215,393                        207,520                         221,304
Other liabilities                     18,645                         18,615                          22,105
Shareholders' Equity                 258,424                        280,685                         296,481
-------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
   Shareholders' Equity           $2,287,778                     $2,251,328                      $2,253,622
===============================================================================================================================
Taxable equivalent net yield
   on earning assets  (1)                     $ 88,359   4.14%               $ 92,113    4.39%               $ 93,958   4.46%
===============================================================================================================================
Net yield on earning assets                   $ 83,527   3.92%               $ 86,630    4.12%               $ 88,793   4.21%
===============================================================================================================================

Total loans are gross of allowance for loan losses, net of unearned income, and include loans held for sale.
Non-accrual loans were included in the average volume for the entire year. Loan fees included in interest on loans are not material. Average yields on securities available for sale have been calculated based on amortized cost.
(1) Taxable equivalent basis is calculated on tax-exempt securities using a tax rate of 35% for each year presented.


TABLE 3. RATE VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND
         INTEREST EXPENSE


                                               2000 Compared to 1999           1999 Compared to 1998
                                           -----------------------------   ------------------------------
                                                            Net Increase                     Net Increase
(in thousands)                             Volume    Rate    (Decrease)    Volume     Rate    (Decrease)
---------------------------------------------------------------------------------------------------------
Increase (decrease) in interest income:
  Loans, net of unearned income            $9,486    $1,597    $11,083     $ 7,330  $(8,588)   $(1,258)
  Taxable securities                       (4,005)    1,033     (2,972)     (4,115)     179     (3,936)
  Tax-exempt securities (1)                (1,681)     (178)    (1,859)      1,023     (115)       908
  Federal funds sold                           42       273        315      (2,056)    (197)    (2,253)
---------------------------------------------------------------------------------------------------------
    Total interest income change            3,842     2,725      6,567       2,182   (8,721)    (6,539)
---------------------------------------------------------------------------------------------------------

Increase (decrease) in interest expense:
  Interest bearing demand deposits            757     2,660      3,417       2,635   (1,257)     1,378
  Savings deposits                           (635)      (37)      (672)       (668)  (1,248)    (1,916)
  Certificates of deposit                   2,690     2,454      5,144      (2,200)  (2,322)    (4,522)
  Other borrowings                            506     1,926      2,432         874     (508)       366
---------------------------------------------------------------------------------------------------------
    Total interest expense change           3,318     7,003     10,321         641   (5,335)    (4,694)
---------------------------------------------------------------------------------------------------------
Net interest income increase (decrease)(1) $  524   $(4,278)   $(3,754)    $ 1,541  $(3,386)   $(1,845)
=========================================================================================================

Changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.
(1) Taxable equivalent basis is calculated on tax-exempt securities using a tax rate of 35% for each year presented.


PROVISION FOR LOAN LOSSES
     Provision for loan losses in 2000 decreased to $3.2 million compared to $4.3 million in 1999. Net charge-offs declined to $2.9 million down from $3.4 million. As shown in Table 9, net charge-offs as a percentage of average total loans decreased to 0.19% compared to 0.23%. The decrease in the provision and net charge-offs reflects the continuing improvement in the credit quality for all types of loans, as well as increased efforts to recover loans charged off in prior periods.

NON-INTEREST INCOME
     Excluding the $3.6 million gain on the sale of the credit card portfolio in 1999 and net securities gains, non-interest income increased $2.0 million or 9.3% compared to 1999. This increase was due to increases in trust revenue and deposit activity charges. The increase, however, was partially offset by a reduction in credit card activity fees due to the sale of the credit card portfolio in June 1999.
     Trust revenue increased $1.6 million or 15.5% compared to 1999, resulting from increases in the number of accounts under administration, investment fees associated with the WesMark Mutual Fund products and the increased market value of trust assets. The market value of trust assets at December 31, 2000 was $3.1 billion, an increase of $11.8 million from 1999.
     Deposit activity charges increased approximately $1.3 million or 18.7% primarily due to increased overdraft fees.
     Other income, excluding the $3.6 million gain on the sale of the credit card portfolio in June 1999 and the $0.8 million reduction in credit card activity fees in 1999, remained stable compared to 1999.

GRAPHS:     Operating Income to             Trust Revenue
              Average Assets*               (in thousands)
            -------------------             ---------------
            1998        0.87%               1998    $ 9,066
            1999        0.92%               1999    $10,582
            2000        0.99%               2000    $12,226
       *Excludes net securities gains
         and non-recurring items.

     Net securities gains increased $0.4 million or 113.7% in comparison to 1999. Securities gains increased in the fourth quarter of 2000 due to sales of mortgage-backed securities. The Corporation was able to realize gains while improving liquidity due to declining interest rates during the fourth quarter of 2000. In 1999, securities gains decreased due to limited sales opportunities.

NON-INTEREST EXPENSE
     Non-interest expense decreased $3.3 million or 4.9% compared to 1999, resulting primarily from decreases in employee benefit costs and other operating expense. These factors were partially offset by increases in equipment and net occupancy expense.
     Employee benefit costs decreased $2.0 million or 28.4% compared to 1999, primarily due to a $1.1 million decrease in post-retirement expense and $0.6 million decrease in health insurance costs. Salaries and wages remained stable between the comparable periods as normal salary increases were offset by reduced staffing levels resulting from the consolidation to a single bank. Full-time equivalent employees declined to 1,027 as of December 31, 2000 compared to 1,097 as of December 31, 1999.

GRAPH:     Operating Expense to
             Average Assets*
           --------------------
           1998          2.96%
           1999          3.01%
           2000          2.82%
       *Excludes goodwill amortization &
        non-recurring items.

     Other operating expense decreased $1.8 million or 7.9% compared to 1999, due to the reduction of credit card activity expenses and decreases in Y2K readiness expenses incurred in 1999. These decreases were partially offset by increases in communication expense and goodwill amortization.
     Equipment and net occupancy expense increased $0.5 million or 5.2% compared to 1999, primarily due to technology-related costs.
     WesBanco's consolidation of its four banks and mortgage affiliate into a single bank subsidiary in January 2000, contributed to the overall decline in non-interest expense between 2000 and 1999. The Corporation substantially accomplished its consolidation goals designed to reduce the number of administrative positions of separate entities, centralize backoffice operations and redirect more senior management time to servicing customers. The Corporation improved its efficiency ratio to 56.7% from 59.0%.


INCOME TAXES
     Federal income tax expense increased $0.7 million to $10.0 million in 2000 from $9.3 million in 1999, resulting from an increase in the Corporation's effective tax rate to 31% compared to 29% from the prior year. The increase in the effective tax rate resulted from a decrease in tax-free income coupled with an increase in non-deductible expense.
     WesBanco's federal income tax returns for 1996 and 1997 were subject to an Internal Revenue Service ("IRS") examination during the first quarter of 1999. WesBanco and the IRS have agreed to settle certain tax deductions for acquisition-related expenses and the timing of certain loan origination costs taken in those years for approximately $100 thousand.
     WesBanco's West Virginia affiliates are subject to a corporate net income tax, which is based upon federal taxable income, with certain modifications. The statutory West Virginia tax rate was 9.0% for 2000 and 1999. West Virginia income tax, included in the provision for income taxes, was $2.3 million for 2000 compared to $2.1 million for 1999.
     WesBanco's offices located in Ohio are subject to an Ohio franchise tax, rather than a corporate income tax. Ohio franchise taxes are included in other operating expense.


FINANCIAL CONDITION
SECURITIES
     Securities decreased $21.5 million between December 31, 2000 and 1999, creating liquidity for the Corporation to fund loans and a stock repurchase program. As shown in Table 4, available for sale securities, at fair value, representing 64.1% of total securities at December 31, 2000, decreased $4.4 million from the same period in 1999, while held to maturity securities, representing the remaining 35.9% of total securities, decreased $17.1 million over the same corresponding periods.
     During 2000, securities available for sale and held to maturity decreased through sales, maturities, paydowns of Federal Agency and mortgage-backed securities. At December 31, 2000 the average yield of the available for sale portfolio was 6.5% with an average maturity of
5.2 years. For the same period, the average yield of the held to maturity portfolio was 7.0% with an average maturity of 4.8 years.
     Unrealized pre-tax gains/losses on available for sale securities (fair value adjustments) reduced to a $0.5 million market loss as of December 31, 2000 compared to a $12.3 million market loss as of December 31, 1999. These fair value adjustments represent temporary fluctuations resulting from changes in market rates in relation to average yields in the available for sale portfolio. WesBanco can adjust the magnitude of the fair value adjustment by managing both the volume of securities classified as available for sale and average maturities. If securities are held to their respective maturity dates, no fair value gain or loss would be realized.
     Securities represent a source of liquidity for the Corporation. During 2000, securities with a total carrying value of $79.0 million either matured or were called. In addition, available for sale securities of $65.2 million were sold during 2000.
 .
TABLE 4.  COMPOSITION OF SECURITIES

                                                             December 31,
                                                    -----------------------------
(in thousands)                                          2000      1999     1998
---------------------------------------------------------------------------------
Securities held to maturity (at amortized cost):
  U.S. Treasury and Federal Agency securities        $  4,357  $ 13,346  $ 41,961
  Obligations of states and political subdivisions    173,771   182,005   169,552
  Other debt securities                                17,974    17,902     3,332
---------------------------------------------------------------------------------
    Total securities held to maturity                 196,102   213,253   214,845
---------------------------------------------------------------------------------
Securities available for sale (at fair value):
  U.S. Treasury and Federal Agency securities         206,268   189,593   276,260
  Obligations of states and political subdivisions     12,907    18,298    24,712
  Mortgage-backed and other securities                131,112   146,784   164,733
---------------------------------------------------------------------------------
    Total securities available for sale               350,287   354,675   465,705
---------------------------------------------------------------------------------
Total  securities                                    $546,389  $567,928  $680,550
=================================================================================

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


TABLE 5.  MATURITY DISTRIBUTION AND YIELD ANALYSIS OF SECURITIES

                                                             December 31, 2000
                                ---------------------------------------------------------------------------
                                                      After One But       After Five But
                                  Within One Year   Within Five Years   Within Ten Years    After Ten Years
                                -----------------   -----------------   ----------------    ---------------
(dollars in thousands)          Amount     Yield    Amount     Yield    Amount     Yield     Amount  Yield
-----------------------------------------------------------------------------------------------------------
Securities held to maturity:
  U.S. Treasury and Federal
    Agency securities          $   500     6.37%   $  1,002    6.37%    $  2,855   7.25%       ---      ---
  Obligations of states and
    political subdivisions      15,178     7.06      49,706    7.17       64,237   7.03     $44,650   6.74%
  Other debt securities            ---      ---         ---     ---          ---    ---      17,974   7.60
-----------------------------------------------------------------------------------------------------------
     Total held to maturity     15,678     7.04      50,708    7.15       67,092   7.04      62,624   7.05
-----------------------------------------------------------------------------------------------------------
Securities available for sale:
  U.S. Treasury and Federal
    Agency securities           27,705     6.35      35,154    6.35      141,593   6.77         812   8.00
  Obligations of states and
    political subdivisions       1,250     5.94       8,477    6.06        2,453   6.87         691  10.00
  Mortgage-backed and
    other securities             1,461     5.05      52,151    6.30       74,050   6.09       5,034   2.54
-----------------------------------------------------------------------------------------------------------
     Total available for sale   30,416     6.27      95,782    6.30      218,096   6.54       6,537   4.01
-----------------------------------------------------------------------------------------------------------
Total securities               $46,094     6.53%   $146,490    6.59%    $285,188   6.66%    $69,161   6.70%
===========================================================================================================

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

LOANS
LOAN PORTFOLIO: Loans increased $67.2 million or 4.4% between December 31, 2000 and December 31, 1999. All major segments of the portfolio experienced growth during the year.
     Commercial loans increased $24.7 million or 4.7% compared to the prior year, reflecting continued economic growth and expansion throughout most of the year. The most significant increases were in commercial real estate loans and revolving lines of credit secured by other types of collateral.
     Residential real estate loans increased $21.0 million or 3.3% compared to the prior year. Residential real estate loans include conventional mortgages to purchase or refinance personal residences and home equity lines of credit that are secured by first or second liens on residences. WesBanco also originates residential real estate loans to be sold to the secondary market. Residential real estate loans originated for sale were $50.5 million in 2000 compared to $82.1 million in 1999, a decrease of 38.5%. Growth in conventional mortgages, including those sold to the secondary market, slowed in 2000 due to rising interest rates and a reduction in refinancing activity, which was prevalent in 1999 when interest rates were more attractive to consumers. However, WesBanco continued to experience strong growth in home equity lines of credit, which increased $86.2 million or 30.0% at December 31, 2000.

TABLE  6.  COMPOSITION OF LOANS

                                                                December 31,
                         ----------------------------------------------------------------------------------------
                                2000              1999              1998                1997               1996
                         -----------------  ----------------  -----------------   ----------------   -----------------
                                     % of                % of              % of               % of               % of
(dollars in thousands)     Amount    Loans     Amount    Loans    Amount   Loans     Amount   Loans     Amount   Loans
----------------------------------------------------------------------------------------------------------------------
Loans:
  Commercial             $  546,136   34%    $  521,450   34%   $  484,269   35%   $  438,055   33%   $  490,428   37%
  Real estate -
    construction             36,007    2         31,742    2        46,033    3        37,743    2        35,910    2
  Real estate-residential   651,924   41        630,939   41       520,393   38       521,222   39       412,324   32
  Personal                  354,352   22        329,763   22       313,490   23       334,671   25       389,383   29
  Loans held for sale         2,391    1          9,753    1         9,280    1        11,705    1           983   --
----------------------------------------------------------------------------------------------------------------------
Total loans              $1,590,810  100%    $1,523,647  100%   $1,373,465  100%   $1,343,396  100%   $1,329,028  100%
----------------------------------------------------------------------------------------------------------------------

Loans are presented gross of allowance for loan losses and unearned income on personal loans.

     Referring to Table 6, loans held for sale decreased $7.4 million or 75.5% compared to the prior year, reflecting a decline in residential real estate volume during the second half of 2000. The Corporation enters into sales commitments at the time these loans are funded.
     Real estate-construction loans, which include both commercial and residential properties, increased $4.3 million or 13.4% compared to the prior year. The increase in real estate-construction loans at any year-end is influenced by many factors, including the number of housing starts and the volume of new commercial projects.
     Personal loans increased $24.6 million or 7.5% compared to the prior year. Personal loans consist primarily of indirect loans originated through automobile dealers and other types of secured and unsecured consumer purpose loans. Growth in personal loans in 2000 was primarily attributed to attractive pricing of indirect automobile loans during the first half of the year. Management made a strategic decision in the second half of 2000 to tighten underwriting standards and thereby sacrifice some growth in personal loans to maintain credit quality.

TABLE 7.  MATURITY DISTRIBUTION OF LOANS


                                                December 31, 2000
                                                    After One
                                      In One       Year through     After
(in thousands)                      Year or Less    Five Years    Five Years
-----------------------------------------------------------------------------
Commercial                            $126,651      $ 91,110      $129,897
Commercial real estate                  21,191        22,154       155,133
Real estate - construction               6,734         1,717        27,556
-----------------------------------------------------------------------------
Total                                 $154,576      $114,981      $312,586
=============================================================================
Fixed rates                           $ 27,167      $ 70,360      $ 67,649
Variable rates                         127,409        44,621       244,937
-----------------------------------------------------------------------------
Total                                 $154,576      $114,981      $312,586
=============================================================================
Excludes personal, residential mortgage and loans held for sale

LOAN RISK ELEMENTS AND CREDIT QUALITY: WesBanco extends credit to individuals for various consumer purposes, which include residential real estate loans, real estate-construction loans, home equity lines of credit, installment loans to purchase automobiles, and other personal loans. WesBanco also extends credit to businesses of all types to purchase assets, including commercial real estate, or to finance expansion, as well as revolving lines of credit and other short-term loans to finance working capital requirements.
     Credit risk, that is the risk that a borrower will be unable to repay its obligations and default on a loan, is inherent in all lending activities. WesBanco's primary goal in managing credit risk is to minimize the impact of default by an individual borrower or group of borrowers. Credit risk is managed both through the initial underwriting process as well as through ongoing monitoring and administration of the loan portfolio.
     WesBanco's lending policies establish, among other things, underwriting guidelines for all types of loans; lending authorities; limitations on credit exposure to individual borrowers or groups of borrowers, as well as loan type, industry, and geographic concentrations; and loan portfolio administration procedures. Exceptions to credit policy require careful evaluation of the additional risks associated with each exception and the factors that mitigate those risks.
     Underwriting guidelines require an appropriate evaluation of the repayment capacity and general creditworthiness of each borrower; requirements for down payments or borrower's equity; the adequacy of collateral, if any, to secure the loan including current market appraisals or other valuations of collateral; and other factors unique to each loan that may increase or mitigate its risks.
     Individual lending officers may approve loans up to specified limits, which vary by type of loan. Loans above individual officers' limits require approval of the Chief Credit Officer, a loan committee, or the Board of Directors, depending on the amount of credit exposure to the particular borrower. These approval requirements also apply to renewals and extensions of loans.
     Personal loans are a homogeneous group of loans, generally smaller in amount, which are not concentrated in a specific market area and are spread over a larger number of diverse individual borrowers. The maximum term for automobile loans and other types of personal loans generally do not exceed 72 months. Unsecured personal loans represent less than 5.0% of total personal loans. Risks in this segment include the possibility of a general economic downturn, an isolated adverse event that impacts a major employer, and collateral values that depreciate faster than the repayment of the loan balance.
     Residential real estate loans, while typically larger in amount compared to personal loans, have many of the same characteristics and are also affected by economic conditions, which may influence real property values. Residential real estate loans have terms ranging from 15 to 30 years depending on whether the interest rate is fixed or adjustable, with a maximum of 15 years for fixed rate loans.
Borrowers are required to have adequate down payments or equity in the property. Loan requests that exceed the loan-to-value guidelines set forth by lending policy generally must be supported by private mortgage insurance. Home equity lines of credit are secured by junior liens against real estate and the loan amount may be up to 100% of the value of the property.


     Commercial loans are often for substantially larger amounts and the potential for loss on any one loan can be significant. Commercial real estate loans include both loans that are secured by properties used in the operation of the borrower's business as well as loans that are secured by income producing rental properties and are generally structured to fully amortize over terms ranging from 15 to 20 years depending on the type of property. Commercial loans that are not secured by real estate are made for shorter terms and include revolving lines of credit that mature within one year or less.
Unsecured commercial loans represent less than 5.0% of total commercial loans.
     Real estate-construction loans are generally only made when
WesBanco also commits to the permanent financing of the project or residence, or has a takeout commitment from another lender for the permanent loan.
     There are no significant loans made to customers outside
WesBanco's general market areas unless the borrower also has significant other non-lending relationships with WesBanco. Most loans are secured by real estate or personal property. At times, WesBanco may purchase loans originated by other lending institutions. WesBanco conducts its own customary credit evaluation before a loan is purchased from another institution. Purchased loans, in the aggregate, are not material relative to total loans.
     Commercial loans are not concentrated in any single industry but reflect a broad range of businesses located primarily within WesBanco's market areas. However, two of the ten largest integrated steel companies in the United States are headquartered in the Upper
Ohio Valley and are major employers in WesBanco's market. The steel industry's future continues to be threatened by a number of economic and other factors. One steel company located in the Upper Ohio Valley filed a voluntary petition for protection under Chapter 11 of the Bankruptcy Act in November 2000. As of December 31, 2000, WesBanco had no material direct credit exposure to the steel industry.
However, WesBanco extends credit to consumers employed in the steel industry and to businesses that provide products or services to the industry. In addition, a number of other businesses not directly associated with the industry could be adversely impacted by a significant loss of employment.
     Subsequent to loan origination, the process used to measure and monitor credit risk depends on the type of loan. Monitoring the level and trend of delinquent loans is a basic element for all loan types. Credit risk in the personal loan and residential real estate portfolios is also managed by monitoring market conditions that may impact groups of borrowers or collateral values. Credit risk in the commercial loan portfolio is managed by periodic reviews of large borrowing relationships and by monitoring the portfolio for potential concentrations of credit.
     WesBanco maintains a loan grading system that categorizes commercial loans according to their level of credit risk. All commercial loans are assigned a grade at their inception, and grades are regularly reviewed and evaluated. When the risk of a loan increases beyond that which is considered acceptable in the assigned grade, its grade is adjusted to reflect the change in risk. The loan grading system provides management with an effective early warning system of potential problems, assists in identifying adverse trends and evaluating the overall quality of the portfolio, and facilitates evaluating the adequacy of the allowance for loan losses.
     Classified loans are those loans that exhibit clear and defined weaknesses that may jeopardize their repayment in full. Loans are classified as "substandard" when they are no longer adequately protected by adequate net worth and paying capacity of the borrower or the collateral. Substandard loans are characterized by the possibility that WesBanco may sustain some loss. Loans are classified as "doubtful" when the risk that a loss may occur has increased, or at least a portion of the loan may require charge-off. Classified loans include some loans that are delinquent or on non-accrual status and may also include loans whose terms have been renegotiated.
     WesBanco also maintains an independent loan review function to evaluate the effectiveness of its credit risk management processes.
The loan review process also identifies areas that may require additional management attention, evaluates the adequacy of loan documentation and administration, provides written reports to management regarding compliance with lending policies, and validates the reliability of the grading system. The loan review function reports to the Audit Committee of the Board of Directors.

NON-PERFORMING ASSETS AND OTHER IMPAIRED LOANS: Non-performing assets consist of non-accrual and renegotiated loans and other real estate owned. Other impaired loans include loans that are internally classified as substandard or doubtful.
     Loans are placed on non-accrual status, when in the opinion of management, doubt exists as to collectability. All banks must conform to the policies of the Board of Governors of the Federal Reserve
System and the Office of the Comptroller of the Currency which state that banks may not accrue interest on any loan on which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual, interest income may be recognized as cash payments are received.
     Loans are categorized as renegotiated when WesBanco, for economic or legal reasons related to a borrower's financial difficulties, grants a concession to the borrower that it would not otherwise consider. Concessions that may be granted include a reduction of the interest rate, the amount of accrued interest, or the face amount of the loan; as well as an extension of the maturity date or the amortization schedule.
     Loans are classified as substandard or doubtful as previously discussed under Loan Risk Elements and Credit Quality.
       Non-performing assets as a percentage of total loans remained stable at 0.6% between December 31, 2000 and December 31, 1999. Non-performing assets increased $0.9 million or 10.8% between December 31, 2000 and December 31, 1999. This increase resulted primarily from the deterioration in the repayment capacity of one commercial borrower during the third quarter of 2000.


     Other impaired loans increased $2.8 million between December 31, 2000 and December 31, 1999. The increase resulted primarily from the deterioration in the repayment capacity of three commercial borrowers during the second half of 2000.
     Total non-performing loans and other impaired loans as a percentage of total loans were 1.1% at December 31, 2000 compared to 0.9% at December 31, 1999.


TABLE 8. NON-PERFORMING ASSETS, OTHER IMPAIRED LOANS AND LOANS PAST DUE 90 DAYS OR MORE


                                                   December 31,
                                  -------------------------------------------
(dollars in thousands)               2000     1999     1998     1997     1996
-----------------------------------------------------------------------------
Non-accrual:
  Personal                        $    56  $    36  $   128  $   105  $    90
  Commercial                        5,144    1,199    8,687    6,309    4,135
  Real estate                         361    2,923    1,673    1,999      945
-----------------------------------------------------------------------------
    Total                           5,561    4,158   10,488    8,413    5,170
-----------------------------------------------------------------------------
Renegotiated:
  Personal                             36        3      ---       46      ---
  Commercial                          381      783      ---    1,307    1,527
  Real estate                         ---       27      695    1,070    3,010
-----------------------------------------------------------------------------
    Total                             417      813      695    2,423    4,537
-----------------------------------------------------------------------------
Total non-performing loans          5,978    4,971   11,183   10,836    9,707
Other real estate owned             3,424    3,512    3,486    5,620    4,511
-----------------------------------------------------------------------------
Total non-performing assets         9,402    8,483   14,669   16,456   14,218
-----------------------------------------------------------------------------
Other impaired loans:
  Commercial                       11,513    8,706    5,285    3,765    3,057
  Real estate                         ---      ---      ---      ---      414
-----------------------------------------------------------------------------
    Total other impaired loans     11,513    8,706    5,285    3,765    3,471
-----------------------------------------------------------------------------
Total non-performing assets
  and other impaired loans        $20,915  $17,189  $19,954  $20,221  $17,689
=============================================================================
Percentage of non-performing
  assets to loans outstanding         0.6%     0.6%     1.1%     1.2%     1.1%
-----------------------------------------------------------------------------
Percentage of non-performing
  loans and other impaired
  loans to loans outstanding          1.1%     0.9%     1.2%     1.1%     1.0%
-----------------------------------------------------------------------------
Past due 90 days or more:
  Personal                        $ 1,891  $ 1,219  $ 1,184  $ 1,611  $ 1,580
  Commercial                        2,706    3,176    4,317    1,121    1,381
  Real estate                       1,984    1,637    1,453      599    1,395
-----------------------------------------------------------------------------
Total past due 90 day or more     $ 6,581  $ 6,032  $ 6,954  $ 3,331  $ 4,356
=============================================================================

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is available to absorb probable losses in the loan portfolio. The allowance is reduced by losses, net of recoveries, and increased by charging a provision to operations to maintain the allowance at a level determined appropriate by management. There can be no assurance that WesBanco will not sustain credit losses in future periods, which could be substantial in relation to the size of the allowance.
     The allowance for loan losses at December 31, 2000 was 1.26% of total loans compared to 1.30% at December 31, 1999. Net charge-offs for 2000 decreased 12.9% to $2.9 million compared to $3.4 million for 1999. The decrease in net charge-offs reflects the overall quality of all segments of the loan portfolio, lower gross charge-offs, and aggressive efforts to recover loans charged-off in prior periods.

GRAPH:    Net charge-offs/
          Average Loans
          ----------------
          1998      0.41%
          1999      0.23%
          2000      0.19%

     The adequacy of the allowance for loan losses is evaluated quarterly. Specific reserves are established when warranted for commercial loans greater than $100,000. The determination of specific reserves takes into consideration the anticipated future cash flows available to pay the loan and/or the estimated realizable value of collateral and other secondary repayment sources, if any. For all other commercial loans not specifically reserved, and residential real estate and personal loans, management uses historical net charge-off experience relative to loans outstanding for each segment to predict future losses.
     Management also evaluates factors such as economic conditions, changes in underwriting standards or practices, delinquency and other trends in the portfolio, specific industry conditions, loan concentrations, the results of recent internal loan reviews or regulatory examinations, and other relevant factors that may impact the loan portfolio. Management relies on certain types of observable data, such as employment statistics, trends in bankruptcy filings, and external events that impact particular industries, to determine whether loss attributes exist at the balance sheet date that will lead to higher than historical losses in any segment of the portfolio.


TABLE 9. ALLOWANCE FOR LOAN LOSSES

                                            For the years ended December 31,
                                    -----------------------------------------------
(dollars in thousands)                2000      1999      1998      1997      1996
-----------------------------------------------------------------------------------
Beginning balance -
  Allowance for loan losses         $19,752   $19,098   $20,261   $19,102   $16,955
Allowance for loan losses of
  acquired (sold) banks - net           ---       192       (37)      269       707
Allowance for loan losses
  allocated to (sold) credit cards      ---      (450)      ---       ---       ---
Provision for loan losses             3,225     4,295     4,392     5,574     4,795
Charge-offs:
  Commercial                          1,474     2,024     1,933     1,016       920
  Real estate                           137       204       515       254       231
  Personal                            2,484     2,490     3,952     4,523     2,807
-----------------------------------------------------------------------------------
    Total charge-offs                 4,095     4,718     6,400     5,793     3,958
-----------------------------------------------------------------------------------
Recoveries:
  Commercial                            348       479       522       314       113
  Real estate                            29        64        39        90        71
  Personal                              771       792       321       705       419
-----------------------------------------------------------------------------------
    Total recoveries                  1,148     1,335       882     1,109       603
-----------------------------------------------------------------------------------
Net charge-offs                       2,947     3,383     5,518     4,684     3,355
Ending balance -
  Allowance for loan losses         $20,030   $19,752   $19,098   $20,261   $19,102
===================================================================================
Ratio of net charge-offs to
  average total loans outstanding
  for the period                        .19%      .23%      .41%      .35%      .28%
===================================================================================
Ratio of the allowance for loan
  losses to total loans outstanding
  at the end of the period             1.26%     1.30%     1.39%     1.51%     1.44%
===================================================================================


     Allocation of the allowance among the various segments of the loan portfolio is set forth in Table 10. The allocation of the allowance did not change significantly between December 31, 2000 and December 31, 1999.
     The allowance represents 115.0% of non-performing loans and other impaired loans at December 31, 2000 compared to 144.0% at December 31, 1999. Management believes the allowance is sufficient to absorb a total loss on all non-performing loans and other impaired loans. However, a total loss on such loans is unlikely since most have collateral which affords some protection.

TABLE 10.  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                December 31,
                                    ----------------------------------------------
(dollars in thousands)                2000      1999      1998     1997     1996
----------------------------------------------------------------------------------
Commercial and unallocated          $15,855   $15,792   $13,929   $13,740  $13,963
Real estate - residential               885       749       611       634      470
Personal                              3,290     3,211     4,558     5,887    4,669
----------------------------------------------------------------------------------
Total                               $20,030   $19,752   $19,098   $20,261  $19,102
==================================================================================

No allocations were made for real estate-construction loans.


DEPOSITS AND OTHER BORROWINGS
     Deposits, WesBanco's primary source of funds, increased $56.4 million or 3.1% between December 31, 2000 and 1999. Except for savings deposits, the Corporation experienced growth in each of its major deposit categories. Interest bearing demand deposits increased $33.6 million or 5.7%, primarily from increases in the prime rate money market and premium yield accounts. Certificates of deposit increased $29.3 million or 4.0% while savings deposits decreased $24.2 million or 8.8%. Customers continued to shift deposits from savings and NOW accounts into the higher-yielding prime rate money product and certificates of deposit, resulting in a higher cost of funds. The acquisition of Heritage Bank added $19.4 million in average deposits for 1999.
     Other borrowings, consisting mainly of federal funds purchased, repurchase agreements and FHLB borrowings, decreased $14.1 million or 8.1% at December 31, 2000 compared to the prior year.


TABLE 11. MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT $100,000 OR MORE

                                                         December 31,
                                                    ----------------------
(in thousands)                                          2000       1999
--------------------------------------------------------------------------
Maturity:
  Under three months                                 $ 25,060    $ 19,752
  Three to six months                                  14,632      23,334
  Six to twelve months                                 33,729      36,757
  Over twelve months                                   62,910      48,542
--------------------------------------------------------------------------
Total                                                $136,331    $128,385
==========================================================================
Interest expense on certificates of deposit of $100,000 or more was approximately $6,335 in 2000, $7,206 in 1999, and $7,921 in 1998.


CAPITAL RESOURCES
     Shareholders' equity decreased to $258.5 million at December 31, 2000 from $269.7 million at December 31, 1999 due to purchases of treasury stock. These reductions to equity were partially offset by the retention of earnings, net of dividends, and changes in the fair value adjustment on securities available for sale.
     The increase in treasury stock relates to activity in corporate stock repurchase plans. Treasury shares purchased through the corporate stock plans totaled 1,113,577 for 2000. The Corporation has approximately 227,608 shares remaining to be purchased in the current one million share repurchase program, which began on May 1, 2000. The shares are being purchased for general corporate purposes, which may include potential acquisitions, dividend reinvestment and employee benefit plans. Timing, price and quantity of purchases are at the discretion of the Corporation and the plan may be discontinued or suspended at any time. Treasury shares, totaling 422,916, were used during 1999 in the purchase acquisition of Heritage Bank.
     Fair value adjustments on securities available for sale, which represent temporary fluctuations resulting from changes in market rates, reduced the net unrealized loss to $0.5 million at December 31, 2000 compared to a $12.3 million net unrealized loss at December 31, 1999.

GRAPHS:         Dividends Per Share              Return on Equity
             ------------------------            ----------------
             1998              $0.840            1998       9.55%
             1999              $0.880            1999       9.85%
             2000              $0.895            2000      10.42%
             2001(Annualized)  $0.920

     Ending primary capital to assets for 2000 was 12.0% compared to 12.6% for 1999, reflecting WesBanco's continued strong capital position. Strong and consistent earnings coupled with its high level of capital have enabled WesBanco to continue its steady increase in dividends declared per share. Effective with the second quarter of 2000 dividend, WesBanco increased its quarterly dividend per share 2.3% to $0.225 from $0.22 in the first quarter of 1999. For the year 2000, dividends increased to $0.90 per share compared to $0.88 per share. The current dividend increase represented the fifteenth consecutive year of dividend increases for WesBanco. Dividend payout ratios over the last five years reflect the growth in dividends, increasing to 63.5% in 2000 from 55.0% in 1996. On February 22, 2001, WesBanco increased its quarterly dividend per share to $0.23 from $0.225 per share, payable April 2, 2001.
     WesBanco is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet instruments. WesBanco, and its banking subsidiary, maintain Tier 1, Total Capital and Leverage ratios well above minimum regulatory levels. See Note 15 of the Consolidated Financial Statements for more information on capital amounts, ratios and minimum regulatory requirements.


MARKET AND LIQUIDITY RISK

MARKET RISK: Management considers interest rate risk the Corporation's most significant market risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of the Corporation's net interest income is largely dependent on effective management of interest rate risk.
As interest rates change in the market, rates earned on interest rate sensitive assets and rates paid on interest rate sensitive liabilities do not necessarily move concurrently. Differing rate sensitivities may arise because fixed rate assets and liabilities may not have the same maturities or because variable rate assets and liabilities differ in the timing and/or the percentage of rate changes.
     One method that management utilizes to measure interest rate risk is an earnings simulation model, which analyzes net interest income sensitivity to changing interest rates. The model takes into consideration numerous assumptions regarding cash flow, repricing characteristics, prepayment factors and callable bond forecasts at varying levels of interest rates. Since these assumptions are uncertain, the simulation analysis should not be relied upon as being indicative of actual results. The analysis may not consider all actions that WesBanco could employ in response to changes in interest rates.
     WesBanco's Asset/Liability Management Committee (ALCO), which includes senior management representatives and reports to the Board of Directors, monitors and manages interest rate risk within Board approved policy limits. The current interest rate risk policy limits are determined by measuring (using the earnings simulation model) the anticipated change in net interest income over a 12-month horizon assuming a 200 basis point immediate and sustained increase or decrease in interest rates.
WesBanco's current policy limits this exposure to plus/minus 5.0% of net interest income for the 12-month horizon.


Table 12 shows the Corporation's annual interest sensitivity at December 31, 2000 and 1999, assuming this 200 basis point change in market interest rates.

TABLE 12. NET INTEREST INCOME SENSITIVITY

                               Percentage Change in
      Change in                 Net Interest Income
   Interest Rates      ------------------------------------          ALCO
   (basis points)      December 31, 2000  December 31, 1999       Guidelines
-----------------------------------------------------------------------------
      +200                  -4.6%               -4.0%              +/- 5.0%
      -200                   2.0%                2.1%              +/- 5.0%

     At December 31, 2000, based on an immediate and sustained 200 basis point increase in market interest rates applied to the simulation model, it is estimated that net interest income would decrease by 4.6% over a 12-month horizon. A 200 basis point immediate and sustained decrease in market interest rates would increase net
interest income by 2.0% over a 12-month horizon.   These estimated
changes in net interest income are within ALCO policy guidelines.
     Another method WesBanco uses to manage its interest rate risk is a rate sensitivity gap analysis. Gap measures the maturity and repricing relationships between rate sensitive assets and rate sensitive liabilities (Table 13) at a specific point in time.


TABLE 13.  INTEREST RATE SENSITIVITY - GAP ANALYSIS

                                                            December 31, 2000
                                     ------------------------------------------------------------------
                                     Under      Three       Six        Nine         Over
                                     Three      To Six      to Nine    Months to    One
(in thousands)                       Months     Months      Months     One Year     Year      Total
-------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS
Due from banks/interest bearing   $     620          ---        ---         ---         ---  $      620
Securities (1)                       17,374    $  11,396  $   8,611   $   8,713  $  500,839     546,933
Loans                               340,830       92,544     92,380      93,111     971,837   1,590,702
-------------------------------------------------------------------------------------------------------
Total rate sensitive assets         358,824      103,940    100,991     101,824   1,472,676   2,138,255
-------------------------------------------------------------------------------------------------------
RATE SENSITIVE LIABILITIES
Money market deposit accounts       359,039          ---        ---         ---         ---     359,039
Savings and NOW accounts            509,888          ---        ---         ---         ---     509,888
Certificates of deposit             140,417      100,900     70,608     123,513     331,731     767,169
Federal funds purchased              15,000          ---        ---         ---         ---      15,000
Other borrowings                    128,635        2,509      1,447      10,014       1,712     144,317
-------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities  1,152,979      103,409     72,055     133,527     333,443   1,795,413
-------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap    $ (794,155)   $     531  $  28,936   $ (31,703) $1,139,233  $  342,842
=======================================================================================================
Cumulative interest
  rate sensitivity gap           $ (794,155)   $(793,624) $(764,688)  $(796,391) $  342,842         ---
=======================================================================================================

(1) Securities are categorized above by expected maturity at amortized cost.

     As shown in Table 13, the liability sensitive position in the under three month horizon is primarily a result of $509.9 million in savings and NOW account balances. Interest rates on these deposit instruments are subject to periodic adjustment at management's discretion.
Another factor contributing to the liability sensitive position is the continued growth in money market deposit accounts. WesBanco has experienced strong growth in this deposit category since the introduction of its competitively priced prime rate money market product in 1997.
     In order to reduce the exposure to interest rate fluctuations, WesBanco utilizes interest rate swap agreements. At December 31, 1999, the notional value of interest rate swap agreements outstanding was $65.9 million. These swap agreements were sold during 2000, generating a deferred gain of $1.0 million. The Corporation also manages the level of its fixed rate residential real estate loan portfolio. Long-term fixed rate real estate loans are routinely sold to the secondary market through WesBanco's mortgage banking division.

LIQUIDITY RISK: Liquidity risk is managed through the Corporation's ability to provide adequate funds to meet changes in loan demand, unexpected outflows in deposits and other borrowings as well as to take advantage of market opportunities and meet operating cash needs of the Corporation. This is accomplished by maintaining liquid assets in the form of securities, maintaining sufficient borrowing capacity and a stable core deposit base. Liquidity is centrally monitored by WesBanco's ALCO.
     The principal source of asset-funded liquidity has been the securities portfolio. At December 31, 2000, WesBanco had approximately $46.1 million in securities scheduled to mature within one year compared to $104.2 million in the prior year.


Additional asset-funded liquidity is provided by the remainder of the available for sale securities portfolio, cash and cash equivalents.
     In addition to core deposit funding, the Corporation's banking subsidiary maintains a line of credit with the FHLB as an additional funding source. Available lines of credit at December 31, 2000 and
1999 approximated $578.2 million and $447.9 million, respectively.
     The principal source of parent company liquidity is dividends from WesBanco's banking subsidiary. There are legal limitations on the ability of WesBanco Bank, WesBanco's banking subsidiary, to pay a
dividend to the parent company.   See Note 15 of the Consolidated
Financial Statements for more information on dividend restrictions between the Parent Company and WesBanco Bank. Additional Parent
Company liquidity is provided by the Parent's security portfolio as well as a line of credit with WesBanco Bank.
     At December 31, 2000, the Corporation had outstanding commitments to extend credit in the ordinary course of business approximating $187.6 million compared to $226.3 million at the end of the prior year. On a historical basis, only a small portion of these commitments will result in an outflow of funds. The Corporation also has planned additions to fixed assets of approximately $1.8 million during 2001.
     Management believes the Corporation has sufficient liquidity to meet current obligations to borrowers, depositors and others.

COMPARISON OF 1999 VERSUS 1998
     Net income for 1999 was $27.6 million or $1.37 per share compared to $28.3 million or $1.36 per share in 1998. For the same comparative period, core earnings per share, excluding goodwill amortization, net securities gains and non-recurring items increased 3.1% to $1.32 from $1.28.
     Non-recurring items recorded in the Statement of Income included a pretax gain of $3.6 million on the sale of credit card receivables in 1999 and a pretax gain of $4.6 million on the sale of branch offices in 1998. Additionally, special charges of $1.6 million, associated with the March 31, 1998 acquisition of Commercial BancShares, were recorded in various non-interest expense categories during 1998.
     Taxable equivalent net interest income decreased $1.8 million or 2.0% in comparison to 1998. As shown in Table 2, the taxable equivalent net yield on earning assets declined during 1999 in comparison to 1998, reflecting a trend consistent with the banking industry during the year. Average earning assets decreased slightly during the same period, while interest bearing liabilities increased
$30.8 million or 1.8%. Market interest rates were stable during the first half of 1999. During the second half of 1999, as the Federal Reserve raised the federal funds rate, WesBanco adjusted its base lending rate upward to 8.50% through year end.
     The provision for loan losses was $4.3 million in 1999 compared to $4.4 million in 1998. Net charge-offs for 1999 were $3.4 million down from $5.5 million for 1998.
     Non-interest income, excluding non-recurring gains in 1999 and 1998 of $3.6 million and $4.6 million, respectively, and net securities gains, increased $1.0 million or 5.3% over 1998. The increase resulted from increases in trust fees of $1.5 million or 16.7% and insurance agency fees of $.4 million or 119.2% compared to 1998. Net securities gains decreased $1.1 million or 74.9% in comparison to 1998. In 1999, securities gains decreased due to limited sales opportunities. During 1998, a period of declining interest rates, the Corporation was able to realize securities gains and improve liquidity.
     Non-interest expense, excluding special charges of $1.6 million from 1998 related to WesBanco's business combination with Commercial
BancShares, increased $1.1 million or 1.6% over 1998, due to technology-related costs, the purchase acquisition of Heritage Bank in April 1999, and opening two branch offices. These factors were partially offset by reductions in expenses resulting from the sale of the credit card portfolio in June 1999 and divesting of the Union Bank of Tyler County in June 1998. Additionally, the integration of Commercial BancShares led to improved operating efficiencies during the comparable period.


COMPLETED BUSINESS COMBINATIONS AND DIVESTURE
     During the three year period ending December 31, 2000, WesBanco completed the following business combinations and divestiture:
Heritage Bank of Harrison County, Inc. - On April 30, 1999 WesBanco completed the purchase acquisition of Heritage Bank of Harrison
County, Inc. Heritage reported total assets as of the acquisition date of $33.1 million.
     Union Bank of Tyler County - On June 30, 1998, WesBanco divested of the Union Bank of Tyler County in order to fulfill a regulatory condition. Union became affiliated with WesBanco as a result of WesBanco's business combination with Commercial. Union reported total assets of $46.9 million as of the sale date.
     Hunter Agency, Inc. - On June 18, 1998, WesBanco completed its purchase acquisition of Hunter Agency, located in Shinnston, WV, with


GRAPH:        Total Assets*
            -----------------
            1986      $   326
            1987      $   540
            1988      $   630
            1989      $   660
            1990      $   715
            1991      $   825
            1992      $ 1,010
            1993      $ 1,039
            1994      $ 1,351
            1995      $ 1,372
            1996      $ 1,678
            1997      $ 1,789
            1998      $ 2,243
            1999      $ 2,270
            2000      $ 2,310

   *Total Assets of acquired banks in year of acquisition.



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



