Form 10-K, Exhibit 13
period 2001-12-31
WESBANCO INC
filed 2002-03-29
CIK 203596

EXHIBIT 13
                                                                   ----------
Consolidated Balance Sheet
-----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)



                                                           December 31,
                                                      -----------------------
                                                          2001         2000
-----------------------------------------------------------------------------
Assets
Cash and due from banks                               $   81,563   $   72,796
Due from banks - interest bearing                            712          620
Securities:
  Held to maturity (fair values of $242,558 and
    $198,534, respectively)                              240,953      196,102
  Available for sale, carried at fair value              517,517      350,287
                                                      -----------------------
     Total securities                                    758,470      546,389
                                                      -----------------------
Loans, net of unearned income                          1,539,695    1,590,702
Allowance for loan losses                                (20,786)     (20,030)
                                                      -----------------------
     Net loans                                         1,518,909    1,570,672
                                                      -----------------------
Premises and equipment                                    50,252       53,147
Accrued interest receivable                               16,290       15,725
Other assets                                              48,258       50,788
                                                      -----------------------
Total Assets                                          $2,474,454   $2,310,137
                                                      =======================

Liabilities
Deposits:
  Non-interest bearing demand                         $  244,422   $  234,265
  Interest bearing demand                                245,447      260,058
  Money market                                           406,727      359,039
  Savings                                                252,438      249,830
  Certificates of deposit                                764,424      767,169
                                                      -----------------------
     Total deposits                                    1,913,458    1,870,361
                                                      -----------------------
Other borrowings                                         279,131      159,317
Accrued interest payable                                   7,313        8,438
Other liabilities                                         16,351       13,515
                                                      -----------------------
Total Liabilities                                      2,216,253    2,051,631
                                                      -----------------------

Shareholders' Equity
Preferred stock, no par value; 1,000,000 shares
  authorized; none outstanding                               ---          ---
Common stock ($2.0833 par value; 50,000,000 shares
  authorized; 20,996,531 shares issued)                   43,742       43,742
Capital surplus                                           58,663       59,464
Retained earnings                                        230,924      218,539
Treasury stock (3,142,034 and 2,428,591 shares,
  respectively, at cost)                                 (76,183)     (62,009)
Accumulated other comprehensive income (fair
  value adjustments)                                       3,560         (365)
Deferred benefits for directors and employees             (2,505)        (865)
                                                      -----------------------
Total Shareholders' Equity                               258,201      258,506
                                                      -----------------------
Total Liabilities and Shareholders' Equity            $2,474,454   $2,310,137
=============================================================================


See Notes to Consolidated Financial Statements.


Consolidated Statement of Income
-----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                            For the years ended December 31,
                                            --------------------------------
                                               2001       2000       1999
-----------------------------------------------------------------------------
Interest Income
  Loans, including fees                       $126,230   $128,591    $117,508
  Securities:
    Taxable                                    25,692      24,297      27,269
    Tax-exempt                                 10,330       8,974      10,182
                                             --------------------------------
      Total interest on securities             36,022      33,271      37,451
                                             --------------------------------
Federal funds sold                              1,687       1,217         902
                                             --------------------------------
      Total interest income                   163,939     163,079     155,861
                                             --------------------------------
Interest Expense
  Interest bearing demand deposits              3,920       5,026       4,418
  Money market deposits                        14,006      16,462      13,653
  Savings deposits                              4,671       5,264       5,936
  Certificates of deposit                      43,632      43,689      38,545
                                             --------------------------------
      Total interest on deposits               66,229      70,441      62,552
  Other borrowings                             10,125       9,111       6,679
                                             --------------------------------
      Total interest expense                   76,354      79,552      69,231
                                             --------------------------------
Net Interest Income                            87,585      83,527      86,630
  Provision for loan losses                     5,995       3,225       4,295
                                             --------------------------------
Net interest income after provision
  for loan losses                              81,590      80,302      82,335
                                             --------------------------------
Non-Interest Income
  Trust fees                                   11,504      12,226      10,582
  Service charges on deposits                   9,182       8,097       6,820
  Other income                                  2,596       2,243       6,800
  Net securities gains                          1,306         810         379
                                             --------------------------------
      Total non-interest income                24,588      23,376      24,581
                                             --------------------------------
Non-Interest Expense
  Salaries and wages                           27,926      28,217      28,238
  Employee benefits                             5,915       5,092       7,107
  Net occupancy                                 3,998       3,844       3,478
  Equipment                                     5,913       6,439       6,300
  Other operating                              21,142      20,891      22,690
                                             --------------------------------
      Total non-interest expense               64,894      64,483      67,813
                                             --------------------------------
Income before provision for income taxes       41,284      39,195      39,103
  Provision for income taxes                   12,282      12,271      11,465
                                             --------------------------------
Net Income                                   $ 29,002    $ 26,924    $ 27,638
                                             ================================
Earnings per share                              $1.60       $1.41       $1.37
Average shares outstanding                 18,123,851  19,092,927  20,229,524
=============================================================================

See Notes to Consolidated Financial Statements.

Consolidated Statement of Changes in Shareholders' Equity
(dollars in thousands, except per share amounts)


                                                   For the years ended December 31, 2001, 2000, and 1999
                                   ----------------------------------------------------------------------------------------------
                                                                                          Accumulated     Deferred
                                       Common Stock                                          Other        Benefits for
                                   --------------------   Capital    Retained   Treasury  Comprehensive   Directors &
                                     Shares     Amount    Surplus    Earnings     Stock      Income        Employees       Total
---------------------------------------------------------------------------------------------------------------------------------
January 1, 1999                    20,660,235   $43,742   $60,283    $198,782   $(9,421)    $ 3,610        $   (513)     $296,483
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                             27,638                                              27,638
Net fair value adjustment on
  securities available for
  sale - net of tax effect                                                                  (11,066)                      (11,066)
                                                                                                                         --------
     Comprehensive income                                                                                                  16,572
Cash dividends:
   Common ($.88 per share)                                            (17,912)                                            (17,912)
Stock issued for acquisitions         422,916                (182)               12,153                                    11,971
Treasury shares purchased-net      (1,293,226)                 32               (37,043)                                  (37,011)
Borrowing on ESOP debt                                                                                         (350)         (350)
Deferred benefits for directors-net                                                                             (89)          (89)
---------------------------------------------------------------------------------------------------------------------------------
December 31, 1999                  19,789,925    43,742    60,133     208,508   (34,311)     (7,456)           (952)      269,664
---------------------------------------------------------------------------------------------------------------------------------

Net income                                                             26,924                                              26,924
Net fair value adjustment on
  securities available for
  sale - net of tax effect                                                                    7,091                         7,091
                                                                                                                         --------
     Comprehensive income                                                                                                  34,015
Cash dividends:
  Common ($.895 per share)                                            (16,893)                                            (16,893)
Treasury shares purchased-net      (1,221,985)               (669)              (27,698)                                  (28,367)
Payment on ESOP debt                                                                                            350           350
Deferred benefits for directors-net                                                                            (263)         (263)
---------------------------------------------------------------------------------------------------------------------------------
December 31, 2000                  18,567,940    43,742    59,464     218,539   (62,009)       (365)           (865)      258,506
---------------------------------------------------------------------------------------------------------------------------------

Net income                                                             29,002                                              29,002
Net fair value adjustment on
  securities available for
  sale - net of tax effect                                                                    5,584                         5,584
Net securities gains reclassified
  into earnings - net of
  tax effect                                                                                   (770)                         (770)
Cumulative effect of accounting
  change for derivative financial
  instruments - net of tax effect                                                               558                           558
Net fair value adjustment on
  derivatives - net of tax effect                                                            (1,301)                       (1,301)
Net derivative gains reclassified into
  earnings - net of tax effect                                                                 (146)                         (146)
                                                                                                                          -------
       Comprehensive income                                                                                                32,927
Cash dividends:
  Common ($.92 per share)                                             (16,617)                                            (16,617)
Treasury shares purchased - net      (713,443)               (801)              (14,174)                                  (14,975)
Borrowings on ESOP debt - net                                                                                (1,572)       (1,572)
Deferred benefits for directors - net                                                                           (68)          (68)
----------------------------------------------------------------------------------------------------------------------------------
December 31, 2001                  17,854,497   $43,742   $58,663    $230,924  $(76,183)    $ 3,560         $(2,505)     $258,201
==================================================================================================================================

There was no activity in Preferred Stock during the years ended
December 31, 2001, 2000 and 1999.


See Notes to Consolidated Financial Statements.


Consolidated Statement of Cash Flows
-----------------------------------------------------------------------------
(in thousands)

                                                     For the years ended December 31,
                                                     --------------------------------
Increase (Decrease) in Cash and Cash Equivalents           2001      2000      1999
-------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net income                                              $ 29,002   $ 26,924  $ 27,638
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation                                             4,919      5,229     5,488
  Net amortization and accretion                            (472)       371     1,366
  Provision for loan losses                                5,995      3,225     4,295
  Gains on sales of  securities - net                     (1,306)      (810)     (379)
  Gain on sale of credit card portfolio                      ---        ---    (3,561)
  Deferred income taxes                                     (232)       (70)      323
  Other - net                                             (1,390)       395       476
  Net change in:
    Interest receivable / payable                         (1,690)     2,209    (1,289)
    Other assets and other liabilities                     1,862      1,021    (2,453)
                                                        -----------------------------
Net cash provided by operating activities                 36,688     38,494    31,904
                                                        -----------------------------

Cash Flows from Investing Activities:
Securities held to maturity:
  Proceeds from maturities and calls                      29,502     28,408    50,357
  Payments for purchases                                 (74,121)   (11,436)  (49,778)
Securities available for sale:
  Proceeds from sales                                     65,014     65,246    47,772
  Proceeds from maturities and calls                     170,328     50,598   129,216
  Payments for purchases                                (393,312)   (99,115)  (83,400)
Acquisitions, net of cash                                    ---        ---     2,809
Proceeds from the sale of credit card portfolio              ---        ---    18,789
Decrease (increase) in loans                              45,768    (70,203) (143,142)
Purchases of premises and equipment - net                 (2,207)    (2,220)  (10,243)
Purchase of bank-owned life insurance                        ---     (4,400)      ---
                                                        -----------------------------
Net cash used by investing activities                   (159,028)   (43,122)  (37,620)
                                                        -----------------------------

Cash Flows from Financing Activities:
  Increase (decrease) in deposits                         43,097     56,360    (3,133)
  Increase (decrease) in other borrowings                119,814    (14,136)   38,748
  Dividends paid                                         (16,737)   (17,167)  (17,752)
  Treasury shares purchased - net                        (14,975)   (28,367)  (37,011)
                                                        -----------------------------
Net cash provided (used) by financing activities         131,199     (3,310)  (19,148)
                                                        -----------------------------
Net increase (decrease) in cash and cash equivalents       8,859     (7,938)  (24,864)
Cash and cash equivalents at beginning of year            73,416     81,354   106,218
                                                        -----------------------------
Cash and cash equivalents at end of year                $ 82,275   $ 73,416  $ 81,354
                                                        =============================

Supplemental Disclosures:
Interest paid on deposits and other borrowings          $ 77,479   $ 77,279  $ 69,735
Income taxes paid                                         12,736     12,410    13,135
=====================================================================================

See Notes to Consolidated Financial Statements.


Notes to Consolidated Financial Statements
-----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

Note 1:  Accounting Policies
     WesBanco, Inc. ("WesBanco") is a bank holding company offering a full range of financial services, including trust, mortgage banking, insurance and brokerage services, through offices located in West Virginia and Eastern Ohio. WesBanco's only defined business segments are community banking and trust and investment services.
     The significant accounting principles employed in the preparation of the accompanying consolidated financial statements are summarized below:

Principles of consolidation: The Consolidated Financial Statements of WesBanco include the accounts of WesBanco and its wholly-owned subsidiaries. Material intercompany transactions and accounts have been eliminated.

Business combinations: Business combinations, accounted for using the purchase method of accounting, include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired were recorded at their estimated fair value as of the date of acquisition. Business combinations, accounted for using the pooling of interests method of accounting, require the assets, liabilities and stockholders' equity of the merged entity to be retroactively combined with WesBanco's respective accounts at recorded value.

Reclassification: Certain prior year financial information has been reclassified to conform to the presentation in 2001. The reclassifications had no effect on net income.

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

Securities:
Securities Available for Trading: WesBanco did not have a trading portfolio during the two years ended December 31, 2001.
Securities Held to Maturity: Securities consisting principally of debt securities, which are purchased with the positive intent and ability to hold until their maturity, are stated at cost, adjusted for amortization of premiums and accretion of discounts.
Securities Available for Sale: Debt securities not classified as trading or held to maturity, and marketable equity securities not classified as trading, are classified as available for sale. These securities may be sold at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations and other factors. These securities are stated at fair value, with the fair value adjustment, net of tax, reported as a component of accumulated other comprehensive income. Other than temporary declines in value on these securities are recognized in results of operations.
Gains and Losses: Net realized gains and losses on sales of securities are included in non-interest income. The cost of these securities sold is based on the specific identification method. The gain or loss is determined as of the trade date.
Amortization and Accretion: Amortization of premiums and accretion of discounts are included in interest on securities on a constant yield basis.

Loans and loans held for sale: Interest is accrued as earned on loans except where doubt exists as to collectability, in which case recognition of income is discontinued. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.
     A loan is considered impaired, based on current information and events, if it is probable that WesBanco will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impaired loans include all non-accrual and renegotiated loans, as well as loans internally classified as substandard or doubtful (as those terms are defined by banking regulations) that meet the definition of impaired loans. WesBanco recognizes interest income on non-accrual loans on the cash basis.
     Loan origination fees and certain direct costs are amortized as an adjustment to the yield over the estimated lives of the related loans.

Allowance for loan losses: The allowance for loan losses is maintained at a level considered adequate by management. The allowance is increased by provisions charged to operating expense and reduced by loan losses, net of recoveries. Management's determination of the adequacy of the allowance is based on evaluation of the loan portfolio, as well as prevailing economic conditions, past loan loss experience, current delinquency, changes in the character of the loan portfolio, specific problem loans and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change. While management has allocated the allowance to different loan categories, the allowance is general in nature and is available for the loan portfolio in its entirety.


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

Other real estate owned: Other real estate owned, which are reported in other assets, consists primarily of properties acquired through, or in lieu of, loan foreclosures. Valuations are performed periodically and the real estate is carried at the lower of cost or appraised value, less estimated costs to sell.

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

Derivatives: Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount, on which interest payments are calculated. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires companies to recognize all of their derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge or cash flow hedge. Currently, all of WesBanco's hedges have been designated as cash flow hedges. For derivative instruments that are designated and qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Net interest received or interest paid on the effective portion of the interest rate swaps is reported as a component of interest expense in the Consolidated Statement of Income.

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

Comprehensive income: Sources of comprehensive income not included in net income are limited to unrealized gains and losses (net fair value adjustments) on securities available for sale and derivatives, net of tax. Material reclassification adjustments between unrealized gains and losses from prior periods and realized gains and losses included in earnings in the current period are reflected in the presentation of comprehensive income.

New accounting standards: SFAS No. 141, "Accounting for Business Combinations," requires that all business combinations be accounted for by the purchase method for business combinations initiated after June 30, 2001. SFAS No. 141 will affect how future business combinations, if undertaken, are accounted for and disclosed in the financial statements. The issuance of this statement had no effect on WesBanco's results of operations, financial position or liquidity during 2001.
     SFAS No. 142, "Goodwill and Other Intangible Assets," requires that goodwill and indefinite-lived intangible assets will no longer be amortized but will be subject to impairment tests, at least annually. Intangible assets determined to have finite lives will continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing. WesBanco adopted the provisions of this standard as of January 1, 2002, its effective date. Application of the non-

Note 1:  Accounting Policies (continued)

amortization provisions of this statement is expected to reduce non-interest expense by approximately $1,300 in 2002 as compared to 2001. SFAS No. 142, as part of its adoption provisions, requires a transitional impairment test to be applied to all goodwill and other indefinite-lived intangible assets within the first half of 2002 and any resulting impairment loss be reported as a change in accounting principle. Management has performed a preliminary transitional impairment test on its goodwill assets and at this time does not expect an impairment loss to be recorded in 2002 as a result of this test. WesBanco currently does not have any other indefinite-lived intangible assets on its balance sheet.

Note 2:  Completed Business Combination
     On April 30, 1999, WesBanco completed its acquisition of the Heritage Bank of Harrison County. The acquisition was accounted for using the purchase method of accounting. WesBanco issued 422,916 shares of common stock valued at $12,621 and recorded $8,206 in goodwill. Heritage reported total assets of $33,049 as of April 30, 1999.

Note 3:  Securities
The following tables summarize amortized cost and fair values of held to maturity and available for sale securities:

                                                                Held to Maturity
                      --------------------------------------------------------------------------------------------------
                                       December 31, 2001                                December 31, 2000
                      -------------------------------------------------   ----------------------------------------------
                                      Gross        Gross      Estimated                 Gross      Gross      Estimated
                      Amortized     Unrealized   Unrealized     Fair      Amortized  Unrealized  Unrealized      Fair
                        Cost          Gains        Losses      Value        Cost        Gains      Losses       Value
------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  Federal Agency
  securities            $  1,001      $    17        ---     $  1,018     $   4,357    $    99       ---       $  4,456
Obligations of
  states and political
  subdivisions           221,866        2,839     $1,251      223,454       173,771      2,492      $159        176,104
Other securities          18,086          ---        ---       18,086        17,974        ---       ---         17,974
                        ------------------------------------------------------------------------------------------------
Total                   $240,953      $ 2,856     $1,251    $ 242,558     $ 196,102    $ 2,591      $159       $198,534
========================================================================================================================


                                                             Available for Sale
                      --------------------------------------------------------------------------------------------------
                                       December 31, 2001                                December 31, 2000
                      -------------------------------------------------   ----------------------------------------------
                                      Gross        Gross      Estimated                 Gross      Gross      Estimated
                      Amortized     Unrealized   Unrealized     Fair      Amortized  Unrealized  Unrealized      Fair
                        Cost          Gains        Losses      Value        Cost        Gains      Losses       Value
------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and
  Federal Agency
  securities            $300,948      $ 6,617     $  315    $ 307,250     $ 205,264    $ 1,803    $  799       $206,268
Obligations of
  states and political
  subdivisions            11,905          239         68       12,076        12,871         59        23         12,907
Mortgage-backed &
  other securities       191,511        1,820        398      192,933       127,708        126       987        126,847
                        ------------------------------------------------------------------------------------------------
Total debt securities    504,364        8,676        781      512,259       345,843      1,988     1,809        346,022
Equity securities          5,740          499        981        5,258         4,988        325     1,048          4,265
                        ------------------------------------------------------------------------------------------------
Total                   $510,104      $ 9,175     $1,762    $ 517,517     $ 350,831    $ 2,313    $2,857       $350,287
========================================================================================================================

The following table summarizes amortized cost and estimated fair value of securities by maturity:

                                              December 31, 2001
                                ---------------------------------------------
                                   Held to Maturity        Available for Sale
                                -----------------------   -------------------
                                              Estimated             Estimated
                                Amortized       Fair      Amortized    Fair
                                   Cost         Value       Cost       Value
------------------------------------------------------------------------------
Within one year                  $ 18,759     $ 19,003    $ 13,935   $ 14,130
After one year, but within five    44,679       46,009     279,956    282,967
After five years, but within ten   95,454       95,896     205,999    210,724
After ten years                    82,061       81,650      10,214      9,696
                                 ---------------------------------------------
Total                            $240,953     $242,558    $510,104   $517,517
==============================================================================
Mortgage-backed securities are assigned to maturity categories based on estimated average lives. Available for sale securities in the after 10 year category include securities with no stated maturity.
Other securities with prepayment provisions are categorized based on contractual maturity.

     Securities with par values aggregating $356,219 at December 31, 2001 and $293,138 at December 31, 2000 were pledged to secure public and trust funds. Gross security gains of $1,331, $849, and $404 and gross security losses of $25, $39 and $25 were realized for the years ended December 31, 2001, 2000 and 1999, respectively.


Note 4:  Loans
The following table is a summary of total loans:

                                                          December 31,
                                                   -------------------------
                                                      2001           2000
----------------------------------------------------------------------------
Commercial                                         $  569,193     $  546,136
Real estate - construction                             37,676         36,007
Real estate - residential                             614,586        651,924
Consumer, net of unearned income                      312,718        354,244
Loans held for sale                                     5,522          2,391
                                                   -------------------------
Loans, net of unearned income                      $1,539,695     $1,590,702
============================================================================

The following table represents changes in the allowance for loan losses:

                                             For the years ended December 31,
                                             --------------------------------
                                                  2001       2000       1999
-----------------------------------------------------------------------------
Balance, beginning of year                      $20,030    $19,752    $19,098
Allowance for loan losses of acquired banks         ---        ---        192
Allowance for loan losses allocated to sold
  credit cards                                      ---        ---       (450)
Provision for loan losses                         5,995      3,225      4,295
Charge-offs                                      (5,838)    (4,095)    (4,718)
Recoveries                                          599      1,148      1,335
                                                -----------------------------
   Net charge-offs                               (5,239)    (2,947)    (3,383)
                                                -----------------------------
Balance, end of year                            $20,786    $20,030    $19,752
=============================================================================


The following tables summarize loans classified as impaired:

                                                             December 31,
                                                          -----------------
                                                            2001      2000
---------------------------------------------------------------------------
Non-accrual                                               $ 4,030   $ 5,561
Renegotiated                                                3,756       417
Other classified loans:
  Doubtful                                                    ---       ---
  Substandard                                               6,355    11,513
                                                          -----------------
Total impaired loans                                      $14,141   $17,491
                                                          =================
Impaired loans with a related allowance for loan losses   $12,813   $16,381
Allowance for loan losses allocated to impaired loans       4,878     6,511
===========================================================================

                                              For the years ended December 31,
                                              --------------------------------
                                                      2001     2000     1999
-----------------------------------------------------------------------------
Average impaired loans                              $13,572  $14,466  $17,173
Amount of contractual interest income on
   impaired loans                                       392      306      334
Amount of interest income recognized on a cash basis    339      179       77
=============================================================================

     Most lending occurs with customers located within West Virginia and Eastern Ohio. No significant concentration of credit risk exists by industry or by individual borrower. WesBanco has no significant exposure to any foreign loans.

Note 5:  Premises and Equipment
Premises and equipment include:

                                                           December 31,
                                        Estimated       -------------------
                                        useful life       2001       2000
---------------------------------------------------------------------------
Land and improvements                   (3-10 years)    $ 12,735   $ 12,828
Buildings and improvements              (4-50 years)      53,216     53,696
Furniture and equipment                 (2-25 years)      42,716     41,149
                                                        -------------------
                                                         108,667    107,673
Less - accumulated depreciation                          (58,415)   (54,526)
                                                        -------------------
Total                                                   $ 50,252   $ 53,147
===========================================================================

Note 6:  Certificates of Deposit

     Certificates of deposit in denominations of $100 thousand or more totaled $161,636, and $136,331 as of December 31, 2001 and 2000, respectively. Related interest expense was $7,485 in 2001 and $6,335 in 2000.
     At December 31, 2001, the scheduled maturities of total certificates of deposit are as indicated in the table.


      2002                   $417,625
      2003                    231,353
      2004                     91,801
      2005                     10,286
      2006 and thereafter      13,359
      -------------------------------
      Total                  $764,424
      ===============================


Note 7:  Repurchase Agreements and Other Borrowings

     Federal funds purchased and securities sold under agreements to repurchase represent short-term borrowings which generally mature within one year from the transaction date. Other borrowings consist principally of advances with the Federal Home Loan Bank ("FHLB"). These borrowings are collateralized by FHLB stock and a blanket collateral agreement which assigns a security interest in capital stock, deposits, mortgage loans and securities.
     At December 31, 2001, WesBanco had $106,889 outstanding in FHLB borrowings with a weighted average yield of 5.1%. The table summarizes FHLB maturities.

            2003       $ 60,000
            2004         44,900
            2012          1,700
            2021            289
            -------------------
            Total      $106,889
            ===================


Information concerning securities sold under agreements to repurchase is summarized as follows:

                                             For the years ended December 31,
                                             --------------------------------
                                               2001        2000        1999
-----------------------------------------------------------------------------
Outstanding balance at year end              $142,278    $108,026    $107,795
Average balance during the year               138,728     112,071     113,008
Maximum month end balance during the year     162,926     129,195     123,817
Average interest rate at year end                2.00%       5.79%       4.45%
Average interest rate during the year            3.56        5.68        4.48
-----------------------------------------------------------------------------

Note 8:  Employee Benefit Plans
Defined Benefit Pension Plan and Other Postretirement Plans: At December 31, 2001, substantially all employees were participants in the WesBanco Defined Benefit Pension Plan ("the Plan"). The Plan covers those employees who satisfy minimum age and length of service requirements. Benefits of the Plan are generally based on years of service and employee's compensation during the last five years of employment. The Plan's funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.
     Retirees and active employees, who were hired prior to March 30, 1998, are provided a postretirement contributory health insurance and death benefit plan. For reported years 2001 and 2000, the health insurance benefit was $0.1 per month and the death benefit was $7.5.

Net periodic pension and other postretirement cost for the Plan includes the following components:

                                              For the years ended December 31,
                                              -------------------------------
                                                   2001      2000      1999
-----------------------------------------------------------------------------
Service cost - benefits earned during year       $ 1,214   $ 1,064   $ 1,138
Interest cost on projected benefit obligation      2,121     1,956     1,873
Expected return on plan assets                    (3,204)   (2,986)   (2,474)
Net amortization and deferral                       (559)     (638)      (35)
Prior service costs                                  ---       ---       ---
-----------------------------------------------------------------------------
Net periodic pension and other postretirement
  (earnings) cost                                $  (428)  $  (604)   $  502
=============================================================================


The following tables summarize the activity in the projected benefit obligation and Plan assets:

                                                         For the years ended
                                                             December 31,
                                                         --------------------
                                                           2001        2000
-----------------------------------------------------------------------------
Projected benefit obligation, at beginning of year       $ 26,877    $ 24,002
Service cost                                                1,214       1,064
Interest cost                                               2,121       1,956
Benefits paid                                              (1,505)     (2,084)
Change in interest rate assumptions                           227         371
Actuarial loss                                              1,389       1,568
-----------------------------------------------------------------------------
Projected benefit obligation, at end of year             $ 30,323    $ 26,877
=============================================================================


                                                         For the years ended
                                                             December 31,
                                                         -------------------
                                                           2001      2000
----------------------------------------------------------------------------
Fair value of plan assets, at beginning of year          $ 37,199   $ 34,685
Actual return on assets                                    (3,076)     4,598
Contributions                                                 ---        ---
Benefits paid                                              (1,505)    (2,084)
----------------------------------------------------------------------------
Fair value of plan assets, at end of year                 $ 32,618  $ 37,199
============================================================================
Plan assets consist of debt and equity securities which include U.S.
Agency and Treasury issues, corporate bonds and notes, listed common stocks including shares of WesBanco common stock (comprising less than 10% of Plan assets) and short-term cash equivalent instruments.


The following table sets forth the Plan's funded status and the asset reflected in the Consolidated Balance Sheet:

                                                           December 31,
                                                        -----------------
                                                          2001      2000
-------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation   $ 2,295   $10,322
Unrecognized prior service cost                          (1,238)   (1,239)
Unrecognized net gain (loss)                              1,875    (6,586)
Unrecognized obligation                                     ---         7
--------------------------------------------------------------------------
Net pension asset                                       $ 2,932   $ 2,504
==========================================================================

Actuarial assumptions used in the determination of the projected benefit obligation in the Plan are as follows:

                                              For the years ended December 31,
                                              --------------------------------
                                                        2001    2000    1999
-----------------------------------------------------------------------------
Weighted average discount rates                         7.50%   7.90%   8.25%
Rates of increase in compensation levels                4.00    4.50    4.50
Weighted average expected long-term return on assets	8.75	8.75	8.75
-----------------------------------------------------------------------------

KSOP (Employee Stock Ownership and 401(k) Plan): Substantially all employees are included in the WesBanco KSOP Plan (the "KSOP"). The KSOP consists of a non-contributory employee stock ownership (ESOP) and a 401(k) Plan. The 401(k) provision allows WesBanco to make matching contributions based upon an employee's contribution, subject to regulatory limitations.
     As of December 31, 2001, the KSOP held 831,128 shares of WesBanco stock, of which 745,394 shares were allocated to specific employee accounts and 85,734 shares were unallocated. During 2000, WesBanco's ESOP renewed a revolving line of credit with WesBanco Bank, Inc. Conditions in the loan agreement provide for a revolving line of credit in the aggregate amount of $2,000 to facilitate purchases of WesBanco common stock in the open market. The loan bears interest at a rate equal to the lender's base rate and requires annual repayments of principal equal to 20% of the outstanding balance at January 1 of each year. The loan has a final maturity date of 5 years from date of inception. The revolving line of credit had an outstanding balance of $1,572 and $0 at December 31, 2001 and 2000, respectively.
     Total contributions to the KSOP for the three years ended December 31, 2001, 2000 and 1999 were $1,040, $1,052 and $996, respectively.

Key Executive Incentive Bonus & Option Plan:  The Key Executive
Incentive Bonus & Option Plan, which was started in 1998, is a non-qualified plan that includes three components, an Annual Bonus, a Long-Term Incentive Bonus and a Stock Option component. The three components allow for payments of cash, or a mixture of cash and stock, or granting of stock options, depending upon the component of the plan in which the award is earned through the attainment of certain performance goals. Performance goals are established by WesBanco's Board of Directors.
     Compensation expense incurred in 2001, 2000 and 1999 for the Annual Bonus component of the plan was $504, $436 and $348, respectively. During 2001, awards for the Long-Term Bonus component of $43 were made to specific employees. There were no awards or payments made for the Long-Term Bonus component of the plan during 2000 and 1999.
     The Stock Option component provides for granting of stock options to eligible employees. During 2001, the Board of Directors provided for the issuance of 159,924 shares of common stock for this component of the grant at an option price of $20.74, which approximated fair market value on the date of the grant. These options vest over a three-year period and have no performance provisions. During 1998 and again in 2000, 28,000 shares were granted at an option price of $29.50 and $22.00 per share, respectively, which approximated fair market value on the date of the grants. Vesting of these options is based upon achievement of performance goals, which include improvements in earnings per share.


Note 8:  Employee Benefit Plans (continued)

     Vested shares totaled 96,860, 34,218 and 15,552 at December 31, 2001, 2000 and 1999, respectively. Employees generally have a ten year period to exercise the vested options. No options have been exercised. There were no shares forfeited in 2001 or 2000 and 3,113 shares were forfeited in 1999.
All granted options become immediately vested in the event of a change in control of WesBanco.
     WesBanco accounts for stock options in accordance with APB
Opinion No. 25 "Accounting for Stock Issued to Employees". For the 2001 grant, since the exercise price was equal to the market price, no compensation expense was recognized under APB No. 25. Using the expense recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," compensation expense of $546 in 2001 would have been recognized on the 2001 grant. For the 1998 and the 2000 grants, compensation expense of $105, $172 and $45 was recognized for the years 2001, 2000 and 1999, respectively.
     Fair value per share of $10.25, $11.24 and $7.24 for the 2001, 2000 and 1998 options, respectively, were estimated using the Black-
Scholes option pricing model. Assumptions used in this model for the 2001, 2000 and 1998 options, included a weighted-average expected life of 10 years, risk free interest rates of 5.49%, 6.22% and 5.49%, respectively, dividend yield of 0%, and volatility factors of 23.4%, 21.6% and 18.1%, respectively.

Note 9:  Other Operating Expense
Other operating expense consists of the following:

                                             For the years ended December 31,
                                             --------------------------------
                                                   2001      2000      1999
-----------------------------------------------------------------------------
Professional fees                                $ 3,883   $ 3,568   $ 3,766
Marketing                                          1,933     2,339     2,315
General administrative                               945     1,035     1,194
Supplies                                           1,790     2,106     1,993
Postage                                            2,002     1,758     1,804
Communication                                      1,767     2,229     1,996
Miscellaneous taxes                                3,405     3,170     3,323
Goodwill amortization                              1,313     1,535     1,389
Other                                              4,104     3,151     4,910
                                                 ----------------------------
Total                                            $21,142   $20,891   $22,690
=============================================================================

Note 10: Income Taxes
A reconciliation of the federal statutory tax rate to the reported effective tax rate is as follows:

                                             For the years ended December 31,
                                             --------------------------------
                                                         2001    2000    1999
-----------------------------------------------------------------------------
Federal statutory tax rate                                35%     35%     35%
Tax-exempt interest income                                (9)     (7)     (7)
State income taxes                                         3       4       4
Other - net                                                1      (1)     (3)
                                                        ---------------------
Effective tax rate                                        30%     31%     29%
=============================================================================

The provision for income taxes consists of the following:

                                              For the years ended December 31,
                                              --------------------------------
                                                      2001     2000     1999
------------------------------------------------------------------------------
Current:
    Federal                                         $10,356  $ 9,936  $ 9,612
    State                                             2,158    2,406    2,067
Deferred:
    Federal                                            (201)      16     (282)
    State                                               (31)     (87)      68
                                                    -------------------------
Total                                               $12,282  $12,271  $11,465
                                                    =========================
Tax expense applicable to net gains on
  securities transactions                           $   529   $  332  $   153
=============================================================================

Deferred tax assets and liabilities are comprised of the following:

                                                           December 31,

                                                    2001    2000    1999
-----------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                      $ 8,029  $ 7,538  $ 7,358
  Compensation and benefits                          418      487      663
  Net operating loss carryforward                    338      410      337
  Tax effect of fair value adjustments on
     securities available for sale                   ---      214    4,844
  Other                                             (132)    (128)      33
                                                 -------------------------
      Gross deferred tax assets                    8,653    8,521   13,235
                                                 -------------------------
Deferred tax liabilities:
  Tax effect of fair value adjustments on
    securities available for sale and derivatives (2,363)     ---      ---
  Depreciation                                    (1,366)  (1,288)  (1,628)
  Purchase accounting adjustments                   (431)    (452)    (472)
  Accretion on securities                           (401)    (344)    (138)
                                                 -------------------------
      Gross deferred tax liabilities              (4,561)  (2,084)  (2,238)
                                                 -------------------------
Net deferred tax assets                          $ 4,092  $ 6,437  $10,997
==========================================================================

Note 11:  Disclosures About Fair Value of Financial Instruments
     Fair value estimates of financial instruments are based on the present value of expected future cash flows, quoted market prices of similar financial instruments, if available, and other valuation techniques. These valuations are significantly affected by discount rates, cash flow assumptions, and risk assumptions used. Therefore, fair value estimates may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable in an immediate settlement of the instruments.
     The aggregate fair value of amounts presented does not represent the underlying value of WesBanco. Management does not have the intention to dispose of a significant portion of its financial instruments and, therefore, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.

The following table represents the estimates of fair value of financial instruments:

                                                               December 31,
                                               ---------------------------------------------
                                                        2001                   2000
                                               ---------------------  ----------------------
                                                Carrying     Fair       Carrying     Fair
                                                 Amount      Value       Amount      Value
--------------------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments             $   82,275  $   82,275  $   73,416  $   73,416
  Securities held to maturity                    240,953     242,558     196,102     198,534
  Securities available for sale                  517,517     517,517     350,287     350,287
  Net loans (including loans held for sale)    1,518,909   1,537,068   1,570,672   1,553,688

Financial liabilities:
  Deposits                                     1,913,458   1,928,572   1,870,361   1,873,083
  Other borrowings                               279,131     281,957     159,317     158,386
  Interest rate swap loss                          2,122       2,122         ---         ---
============================================================================================

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


Note 11: Disclosures About Fair Value of Financial Instruments (continued) Loans held for sale: The carrying amount for loans held for sale is a reasonable estimate of fair value.

Deposits: The carrying amount is considered a reasonable estimate of fair value for demand, savings and other variable rate deposit accounts. The fair value of fixed maturity certificates of deposit is estimated by a discounted cash flow method using the rates currently offered for deposits of similar remaining maturities.

Other borrowings: For federal funds purchased and repurchase agreements, which represent short-term borrowings, the carrying amount is a reasonable approximation of fair value. For longer term FHLB advances, fair value is based on rates currently available to WesBanco for borrowings with similar terms and remaining maturities.

Interest Rate Swaps: Fair values for interest rate swaps are estimated by obtaining quotes from brokers. The fair value adjustments, recorded in the other liabilities section of the Consolidated Balance Sheet represent the amount WesBanco would receive or pay to terminate the agreement considering current interest rates.

Off-balance sheet financial instruments: Off-balance sheet financial instruments consist of commitments to extend credit and letters of credit. Fair values for commitments to extend credit are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit standing of the counterparties. The estimated fair value of the commitments to extend credit and letters of credit are immaterial and therefore not presented in the above table.



Note 12: Commitments and Contingent Liabilities
Commitments: In the normal course of business, WesBanco offers off-balance sheet credit arrangements to enable its customers to meet their financing objectives. WesBanco had various commitments outstanding to extend credit approximating $251,423 and $187,616 and letters of credit of $18,263 and $7,415 as of December 31, 2001 and 2000, respectively.
     WesBanco's exposure to credit losses in the event of non-performance by the other parties to the financial instruments for commitments to extend credit and letters of credit is limited to the contractual amount of those instruments. WesBanco uses the same credit policies in making commitments and conditional obligations as for all other lending.
     Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
     Letters of credit are conditional commitments issued by banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions.
     During 2001, WesBanco entered into interest rate swap agreements that effectively converted $125,000 of its prime rate based money market deposit accounts to a fixed-rate basis for an average term of 6.24 years, thus reducing the impact of rising interest rates on future interest expense. At December 31, 2001, the notional amount of the swap agreements was $122,230 with WesBanco receiving a weighted average variable rate of 2.42% and paying a weighted average fixed rate of 4.37%.
     At December 31, 2001, net fair value adjustments on interest rate swap agreements reflected unrealized pretax net losses of $2,122, which, based on current market rates, may be reclassified from accumulated other comprehensive income to earnings during 2002. Fair value adjustments represent temporary fluctuations resulting from changes in market rates in relation to the average fixed pay rate and projected variable receive rate over the remaining term of the derivative. If derivatives are held to their respective maturity dates, no fair value gain or loss is realized.
     During 2000, all outstanding interest rate swap agreements were terminated, generating a deferred gain of $1,046 which is reported as a component of other comprehensive income. The deferred gain is being amortized, using the interest method, over the remainder of the original term of the terminated swap agreements ending in September of 2006. WesBanco realized $244 and $135 of interest rate swap gains during 2001 and 2000, respectively. WesBanco will realize $213 of interest rate swap gains during 2002.
     The table summarizes the 2001 changes in accumulated other comprehensive income resulting from derivatives:

----------------------------------------------------------------------------
Balance at December 31, 2000                                          ---
Cumulative effect of adopting SFAS No. 133 on January 1, 2001     $   558
Net deferred gains on derivatives reclassified into earnings         (146)
Net interest paid on the effective portion of
   derivatives reclassified into earnings                             627
Net change in fair value on the ineffective portion
   of derivatives reclassified into earnings                          ---
Net change in fair value on the effective portion
   of derivatives                                                  (1,928)
                                                                  --------
Balance at December 31, 2001                                      $  (889)
============================================================================

Contingent Liabilities: WesBanco and its affiliates are parties to various legal and administrative proceedings and claims. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims pending or known to be threatened will not have a material adverse effect on WesBanco's consolidated financial position.

Note 13: Transactions With Related Parties
     Some officers and directors (including their affiliates, families and entities in which they are principal owners) of WesBanco and its subsidiaries are customers of those subsidiaries and have had, and are expected to have, transactions with the subsidiaries in the ordinary course of business. In addition, some officers and directors are also officers and directors of corporations, which are customers of the bank and have had, and are expected to have, transactions with the bank in the ordinary course of business. In the opinion of management, such transactions are consistent with prudent banking practices and are within applicable banking regulations. Indebtedness of related parties aggregated approximately $62,288, $48,157, and $49,425 as of December 31, 2001,
2000 and 1999, respectively. During 2001, $170,270 in related party loans were funded and $156,139 were repaid.

Note 14: Regulatory Matters
     WesBanco (Parent Company) is a legal entity separate and distinct from its subsidiaries. There are various legal limitations on the extent to which WesBanco's banking subsidiary may extend credit, pay dividends or otherwise supply funds to WesBanco. Certain restrictions under Federal and State law exist regarding the ability of a certain subsidiary to pay dividends to WesBanco. Approval is required if total dividends declared by a bank subsidiary, in any calendar year, exceeds net profits for that year combined with its retained net profits for the preceding two years. In determining to what extent to pay dividends, a bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements. During the first quarter of 2001 and the second quarter of 2000, Federal and State regulatory agencies granted approval to declare special dividends to WesBanco for the purpose of funding share repurchase plans. As of December 31, 2001 and 2000, WesBanco's banking subsidiary could not have declared any dividends to be paid to WesBanco without prior approval from regulatory agencies. During the first quarter of 2002, Federal and State regulatory agencies granted approval to WesBanco's banking subsidiary to pay a $30,000 special dividend to WesBanco.
     Federal Reserve regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. The average amounts of required reserve balances were approximately $29,017 and $26,951 during 2001 and 2000, respectively.
     WesBanco is subject to various regulatory capital requirements (risk-based capital ratios) administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on WesBanco's financial results.
     All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets, and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital con-sists principally of shareholders' equity, excluding unrealized gains and losses on securities available for sale and derivatives, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus the allowance for loan losses subject to limitation. The regulations also define well-capitalized levels of Tier 1, total capital, and Tier 1 leverage as 6%, 10%, and 5%, respectively. WesBanco and its banking subsidiary were categorized as well-capitalized under the Federal Deposit Insurance Corporation Improvement Act at December 31, 2001 and 2000. There are no conditions or events since December 31, 2001 that management believes have changed WesBanco's well-capitalized category, and the merger with American Bancorporation (See Note 17 Subsequent Event (Unaudited) - Acquisition of American Bancorporation) would not lower rates below such levels.

The following table summarizes risk-based capital amounts and ratios for WesBanco and its bank subsidiary:

                                                      December 31,
                                          -----------------------------------
                                                2001               2000
                                          ----------------   ----------------
                                            Amount   Ratio     Amount   Ratio
-----------------------------------------------------------------------------
WesBanco, Inc.
  Tier 1 Leverage                         $ 235,726   9.62%  $ 238,636  10.46%
  Tier 1 Capital to Risk-Weighted Assets    235,726  14.09     238,636  14.36
  Total Capital to Risk-Weighted Assets     256,512  15.34     258,666  15.56
WesBanco Bank, Inc.
  Tier 1 Leverage                         $ 226,059   9.28%  $ 228,080  10.09%
  Tier 1 Capital to Risk-Weighted Assets    226,059  13.57     228,080  13.94
  Total Capital to Risk-Weighted Assets     246,826  14.81     248,104  15.14
-----------------------------------------------------------------------------

Note 15:  Condensed Parent Company Financial Statements
Presented below are the condensed Balance Sheet, Statement of Income and Statement of Cash Flows for the Parent Company:

Balance Sheet
                                                             December 31,
                                                       ----------------------
                                                           2001        2000
-----------------------------------------------------------------------------
Assets
Cash and short-term investments                        $   5,746    $   4,640
Investment in subsidiaries (at equity in net assets)     255,237      255,525
Securities available for sale, carried at fair value      14,974       14,137
Other assets                                                 483          670
                                                       ----------------------
Total Assets                                           $ 276,440    $ 274,972
                                                       ======================
Liabilities
Borrowings                                             $  13,272    $  11,500
Dividends payable and other liabilities                    4,967        4,966
                                                       ----------------------
Total Liabilities                                         18,239       16,466
Shareholders' Equity                                     258,201      258,506
                                                       ----------------------
Total Liabilities and Shareholders' Equity             $ 276,440    $ 274,972
=============================================================================

Statement of Income
                                             For the years ended December 31,
                                             --------------------------------
                                                   2001       2000      1999
-----------------------------------------------------------------------------
Dividends from subsidiaries                      $ 33,550  $ 30,000  $ 21,133
Income from securities                                735       838       748
Other income                                          109       225       618
                                                 ----------------------------
Total income                                       34,394    31,063    22,499
                                                 ----------------------------
Total expense                                       1,981     1,781     1,474
                                                 ----------------------------
Income before income tax benefit and undistributed
   net income (excess dividends) of subsidiaries   32,413    29,282    21,025
Income tax benefit                                   (631)     (476)     (404)
                                                 ----------------------------
Income before undistributed net income of
  subsidiaries                                     33,044    29,758    21,429
Undistributed net income (excess dividends)
  of subsidiaries                                  (4,042)   (2,834)    6,209
                                                 ----------------------------
Net Income                                       $ 29,002  $ 26,924  $ 27,638
=============================================================================

Statement of Cash Flows
                                             For the years ended December 31,
                                             --------------------------------
                                                  2001    2000    1999
-----------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                     $ 29,002  $ 26,924  $ 27,638
  Excess dividends (undistributed net income)
    of subsidiaries                                 4,042     2,834    (6,209)
  Decrease in other assets                             37     2,547    28,133
  Other - net                                      (1,667)      148     3,128
                                                 ----------------------------
Net cash provided by operating activities          31,414    32,453    52,690
                                                 ----------------------------
Cash flows from investing activities:
  Securities available for sale:
    Proceeds from sales                               405     4,252       ---
    Proceeds from maturities and calls                265     1,285     4,778
    Payments for purchases                           (963)     (977)     (693)
    Acquisitions and additional capitalization
       of subsidiaries                                (75)     (650)   (2,000)
                                                 ----------------------------
Net cash provided (used) by investing activities     (368)    3,910     2,085
                                                 ----------------------------
Cash flows from financing activities:
  Borrowings (payments) on ESOP debt - net          1,572      (350)      350
  Increase in borrowings                              200     9,500     2,000
  Purchases of treasury stock - net               (14,975)  (28,367)  (37,011)
  Dividends paid                                  (16,737)  (17,167)  (17,752)
                                                 ----------------------------
Net cash used by financing activities             (29,940)  (36,384)  (52,413)
                                                 ----------------------------
Net increase (decrease) in cash and cash
  equivalents                                       1,106 	(21)	2,362
Cash and short-term investments at beginning
  of year                                           4,640     4,661     2,299
                                                 ----------------------------
Cash and short-term investments at end of year   $  5,746  $  4,640  $  4,661
=============================================================================

Note 16:  Business Segments
     WesBanco operates two reportable segments: community banking and trust and investment services. WesBanco's community banking segment offers services traditionally offered by full-service commercial banks, including commercial demand, individual demand and time deposit accounts, as well as commercial, mortgage and individual installment loans. The trust and investment services segment offers trust services as well as various alternative investment products including mutual funds and annuities. The market values of assets under management of the trust and investment services segment were $2,808,862, $3,099,441, and $3,087,610, for the years ended December 31, 2001, 2000 and 1999, respectively. These assets are held by WesBanco's affiliate, WesBanco Bank, Inc. in fiduciary or agency capacities for their customers and therefore are not included as assets on WesBanco's Consolidated Balance Sheet.

Presented below are the condensed Statements of Income for WesBanco's business segments:

                                                      Trust and
                                           Community  Investment
                                            Banking    Services  Consolidated
-----------------------------------------------------------------------------
For the year ended December 31, 2001
Interest income                            $163,939       ---       $163,939
Interest expense                             76,354       ---         76,354
                                           ----------------------------------
Net interest income                          87,585       ---         87,585
Provision for loan losses                     5,995       ---          5,995
                                           ----------------------------------
Net interest income after provision
    for loan losses                          81,590       ---         81,590
Non-interest income                          13,084     $11,504       24,588
Non-interest expense                         58,042       6,852       64,894
                                           ----------------------------------
Income before income taxes                   36,632       4,652       41,284
Provision for income taxes                   10,421       1,861       12,282
                                           ----------------------------------
Net income                                 $ 26,211     $ 2,791     $ 29,002
=============================================================================

For the year ended December 31, 2000
Interest income                            $163,079       ---       $163,079
Interest expense                             79,552       ---         79,552
                                           ----------------------------------
Net interest income                          83,527       ---         83,527
Provision for loan losses                     3,225       ---          3,225
                                           ----------------------------------
Net interest income after provision
    for loan losses                          80,302       ---         80,302
Non-interest income                          11,150     $12,226       23,376
Non-interest expense                         57,846       6,637       64,483
                                           ----------------------------------
Income before income taxes                   33,606       5,589       39,195
Provision for income taxes                   10,035       2,236       12,271
                                           ----------------------------------
Net income                                 $ 23,571     $ 3,353     $ 26,924
=============================================================================

For the year ended December 31, 1999
Interest income                            $155,861       ---       $155,861
Interest expense                             69,231       ---         69,231
                                           ----------------------------------
Net interest income                          86,630       ---         86,630
Provision for loan losses                     4,295       ---          4,295
                                           ----------------------------------
Net interest income after provision
    for loan losses                          82,335       ---         82,335
Non-interest income                          13,999     $10,582       24,581
Non-interest expense                         61,801       6,012       67,813
                                           ----------------------------------
Income before income taxes                   34,533       4,570       39,103
Provision for income taxes                    9,637       1,828       11,465
                                           ----------------------------------
Net income                                 $ 24,896     $ 2,742     $ 27,638
=============================================================================

Note 17:  Subsequent Event (unaudited) - Acquisition of American
Bancorporation
     On March 1, 2002, WesBanco completed the acquisition of American Bancorporation ("American") and the merger of American's affiliate, Wheeling National Bank, Wheeling, West Virginia, with and into WesBanco's affiliate, WesBanco Bank, Inc. WesBanco and American entered into a definitive Agreement and Plan of Merger on February 22, 2001. Under the terms of the definitive Agreement and Plan of Merger, WesBanco exchanged 1.1 shares of WesBanco common stock for each share of American's common stock outstanding based upon a fixed exchange rate. WesBanco issued 3,442,641 shares of common stock valued at $70,540, in a transaction accounted for under the purchase method of accounting. Of the total shares issued in the transaction, 3,119,071 shares were issued from Treasury shares and the remainder were from authorized, but previously unissued shares.
     WesBanco's merger with American creates a single bank holding company with approximately $3.2 billion in total assets and 75 banking offices. The combination expands WesBanco's market share in the tri-state area and includes expansion into new markets with an office in Washington, Pennsylvania, an office in Cambridge, Ohio and four offices in Columbus, Ohio.
     WesBanco is in the process of obtaining valuations of certain tangible and intangible assets as of the acquisition date. Accordingly, the allocation of the purchase price is subject to refinement. Under the new accounting standard, SFAS No. 142, "Goodwill and Other Intangible Assets," a core deposit intangible is separated from goodwill and amortized over its remaining useful life. The core deposit intangible, amortization of which is non-deductible for tax purposes, approximates $15,000 with an estimated useful life of ten years. Goodwill approximates $30,000 and is not subject to amortization, but will be periodically evaluated for possible impairment. Goodwill and the core deposit intangible, recognized as a result of this transaction, will be allocated to WesBanco's community banking segment.

The following is a condensed balance sheet of the acquired entity
(American) as of December 31, 2001:

-----------------------------------------------------------------
Assets
  Cash and cash equivalents                             $ 17,667
  Available for sale securities                          286,152
  Net loans                                              355,778
  Other assets                                            32,270
                                                        --------
Total Assets                                            $691,867
                                                        ========
Liabilities
  Deposits                                              $475,584
  Other borrowings                                       155,266
  Other liabilities                                        5,210
  Subordinated debentures                                 12,650
                                                        --------
Total Liabilities                                        648,710
Shareholders' Equity                                      43,157
                                                        --------
Total Liabilities and Shareholders' Equity              $691,867
                                                        ========

Management's Responsibility for Financial Statements
-----------------------------------------------------------------------
     The financial statements and the information pertaining to those statements are the responsibility of management. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States, applied on a consistent basis.
     The accounting systems of WesBanco and its subsidiaries include internal controls and procedures which provide reasonable assurance as to the reliability of the financial records. Internal controls are generally supported by written policies and procedures.
WesBanco's internal audit function performs audits of operations, reviews procedures, monitors adherence to corporate policies and submits written audit reports to the Audit Committee. The Audit Committee of the Board of Directors is composed of only independent directors. The Audit Committee meets regularly with management, internal audit and independent auditors to review accounting, auditing and financial matters. The internal auditors, Federal and State examiners, and Ernst & Young LLP have full access to the Audit Committee to discuss any appropriate matters.
     The financial statements have been audited by Ernst & Young
LLP, independent auditors. Their accompanying report is based on an audit conducted in accordance with auditing standards generally accepted in the United States.


/s/ Paul M. Limbert                    /s/ Robert H. Young


Paul M. Limbert                         Robert H. Young
President and Chief Executive Officer	Executive Vice President and
                                        Chief Financial Officer







Report of Ernst & Young LLP, Independent Auditors
-----------------------------------------------------------------------
Shareholders and Board of Directors
WesBanco, Inc.

     We have audited the accompanying consolidated balance sheets of WesBanco, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of WesBanco, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WesBanco, Inc. and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


                                              /s/ Ernst & Young LLP


February 1, 2002
Pittsburgh, Pennsylvania


Condensed Quarterly Statement of Income
(in thousands, except per share amounts)

                                                2001 Quarter ended
                           ----------------------------------------------------------
                                                                             Annual
                           March 31    June 30   September 30  December 31   Total
-------------------------------------------------------------------------------------
Interest income             $40,905    $41,340     $41,563        $40,131   $163,939
Interest expense             19,969     19,642      19,519         17,224     76,354
                            ---------------------------------------------------------
Net interest income          20,936     21,698      22,044         22,907     87,585
Provision for loan losses       900      1,123       2,327          1,645      5,995
                            ---------------------------------------------------------
Net interest income after
  provision for loan losses  20,036     20,575      19,717         21,262     81,590
Non-interest income           6,000      6,053       6,150          6,385     24,588
Non-interest expense         15,044     16,187      16,260         17,403     64,894
                            ---------------------------------------------------------
Income before income taxes   10,992     10,441       9,607         10,244     41,284
Provision for income taxes    3,587      3,141       2,601          2,953     12,282
                            ---------------------------------------------------------
Net income                  $ 7,405    $ 7,300     $ 7,006        $ 7,291   $ 29,002
                            =========================================================
Earnings per share            $0.40      $0.40       $0.39          $0.41      $1.60
-------------------------------------------------------------------------------------


                                                 2000 Quarter ended
                           ----------------------------------------------------------
                                                                             Annual
                           March 31    June 30   September 30  December 31   Total
-------------------------------------------------------------------------------------
Interest income             $39,326    $40,361     $41,573        $41,819   $163,079
Interest expense             18,469     19,316      20,893         20,874     79,552
                            ---------------------------------------------------------
Net interest income          20,857     21,045      20,680         20,945     83,527
Provision for loan losses       567        880         732          1,046      3,225
                            ---------------------------------------------------------
Net interest income after
  provision for loan losses  20,290     20,165      19,948         19,899     80,302
Non-interest income           5,547      5,737       5,424          6,668     23,376
Non-interest expense         15,942     15,995      16,260         16,286     64,483
                            ---------------------------------------------------------
Income before income taxes    9,895      9,907       9,112         10,281     39,195
Provision for income taxes    2,965      3,226       2,724          3,356     12,271
                            ---------------------------------------------------------
Net income                  $ 6,930    $ 6,681     $ 6,388        $ 6,925   $ 26,924
                            =========================================================
Earnings per share            $0.35      $0.35       $0.34          $0.37      $1.41
-------------------------------------------------------------------------------------

Management's Discussion and Analysis of the Consolidated Financial Statements
-----------------------------------------------------------------------------
     Management's Discussion and Analysis represents an overview of the results of operations and financial condition of WesBanco, Inc.
This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto.
     Forward-looking statements in this report relating to WesBanco's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Investors are cautioned that such forward-looking statements, which are not historical fact, involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, and consumer loan customers and their lending activities, actions of the Federal
Reserve Board and Federal Deposit Insurance Corporation, legislative and Federal and State regulatory actions and reform, or other unanticipated external developments materially impacting WesBanco's operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

Table 1.  Five Year Selected Financial Summary
(dollars in thousands, except per share amounts)

                                                             December 31,
                                   -----------------------------------------------------------
                                        2001         2000        1999        1998       1997
----------------------------------------------------------------------------------------------
Per share information:
Dividends                               $ 0.92      $0.895      $ 0.88      $ 0.84      $0.786
Book value at year end                   14.46       13.92       13.63       14.35       13.97
Average common shares outstanding   18,123,851  19,092,927  20,229,524  20,867,193  20,461,742

Selected balance sheet information:
Total securities                    $  758,470  $  546,389  $  567,928  $  680,550  $  629,218
Net loans                            1,518,909   1,570,672   1,503,694   1,353,920   1,321,640
Total assets                         2,474,454   2,310,137   2,269,726   2,242,712   2,211,543
Total deposits                       1,913,458   1,870,361   1,814,001   1,787,642   1,779,867
Total shareholders' equity             258,201     258,506     269,664     296,483     287,995

Selected ratios:
Return on average assets                  1.21%       1.18%       1.23%       1.26%       1.18%
Return on average equity                 11.28       10.42        9.85        9.55        8.99
Dividend payout                          57.50       63.47       64.23       61.76       63.90
Average equity to average assets         10.70       11.30       12.47       13.16       13.15

Trust assets, market value
   at year end                      $2,808,862  $3,099,441  $3,087,610  $2,774,906  $2,099,821
----------------------------------------------------------------------------------------------

                                                 For the years ended December 31,
                                --------------------------------------------------------------
Summary statement of income:            2001         2000        1999        1998       1997
----------------------------------------------------------------------------------------------
Interest income                       $163,939    $163,079    $155,861    $162,718    $157,790
Interest expense                        76,354      79,552      69,231      73,925      70,005
                                      --------------------------------------------------------
Net interest income                     87,585      83,527      86,630      88,793      87,785
Provision for loan losses                5,995       3,225       4,295       4,392       5,574
                                      --------------------------------------------------------
Net interest income after
  provision for loan losses             81,590      80,302      82,335      84,401      82,211
Non-interest income                     24,588      23,376      24,581      25,715      17,701
Non-interest expense                    64,894      64,483      67,813      68,308      65,182
                                      --------------------------------------------------------
Income before income taxes              41,284      39,195      39,103      41,808      34,730
Provision for income taxes              12,282      12,271      11,465      13,495       9,519
                                      --------------------------------------------------------
Net income                            $ 29,002    $ 26,924    $ 27,638    $ 28,313    $ 25,211
                                      ========================================================
Earnings per share                       $1.60       $1.41       $1.37       $1.36       $1.23
                                      ========================================================
Core earnings (1)                     $ 29,742    $ 27,966    $ 26,525    $ 25,468    $ 25,645
Core earnings per share (1)               1.64        1.46        1.32        1.28        1.25
----------------------------------------------------------------------------------------------

(1) Excludes goodwill amortization, net securities gains, and non-recurring items.

Earnings Summary
     WesBanco's 2001 financial performance was highlighted by increases in net interest income, deposit activity charges and net securities gains. These positive factors were partially offset by a decline in trust revenue and an increase in the loan loss provision.
     Earnings for 2001 were $29.0 million or $1.60 per share compared to $26.9 million or $1.41 per share in 2000.
     Core earnings per share for 2001 increased 12.3% to $1.64 compared to $1.46 in 2000. Core earnings, which excludes amortization of goodwill, net securities gains and non-recurring items, increased to $29.7 million compared to $28.0 million in the prior year. Non-recurring items consisted of $0.2 million of acquisition-related costs for 2001. There were no items classified as non-recurring in 2000.
     WesBanco's key earnings performance ratios also improved in 2001. Earnings performance reflected a return on average assets of 1.21% and a return on average equity of 11.28% for the year ended December 31, 2001, compared to 1.18% and 10.42%, respectively, for 2000.

Results of Operations
Net Interest Income
     Taxable equivalent net interest income, which is WesBanco's largest revenue source, is the difference between interest income on earning assets (loans, securities and federal funds sold) and interest expense paid on liabilities (deposits and borrowings). Taxable equivalent net interest income is affected by the general level of interest rates, changes in interest rates, and changes in the amount and composition of interest earning assets and interest bearing liabilities.
     Taxable equivalent net interest income for 2001 increased $4.8 million or 5.4% in comparison to 2000. As shown in Table 2, the taxable equivalent net interest margin was 4.17% in 2001 compared to 4.14% in 2000. The Federal Reserve lowered the target federal funds rate 475 basis points in 2001 compared to an increase of 100 basis points in 2000. During 2001, WesBanco lowered its base lending rate to 4.75% from 9.50% in the prior year. The overall decline in interest rates in 2001 and the short-term interest rate sensitivity of interest bearing liabilities favorably impacted WesBanco's taxable equivalent net interest margin. Average earning assets increased $104.1 million or 4.9%, while average interest bearing liabilities increased $99.3 million or 5.5%. Table 3 presents the impact of these changes in volume and rate on the components of taxable equivalent net interest income.

GRAPH:   Net Interest Margin %*

         2001      4.17%
         2000      4.14%
         1999      4.39%
         1998      4.46%
         1997      4.66%

         *Taxable equivalent.

     Taxable equivalent interest income increased $1.6 million or 0.9% for 2001 compared to 2000. The increase in taxable equivalent interest income was primarily due to an increase in the volume of average earning assets, which was partially offset by decreases in yields. The taxable equivalent yield on average earning assets decreased to 7.58% in 2001 from 7.88% in 2000. This decline was due to the general reduction in interest rates combined with a shift in volume from higher-yielding loans into securities with lower yields.

GRAPH:   Net Interest Income*
         (in millions)

         2001        $93.1
         2000        $88.4
         1999        $92.1
         1998        $94.0
         1997        $92.7

         *Taxable equivelant.


     Interest expense decreased $3.2 million or 4.0% for 2001 compared to 2000. As shown in Table 2, the decrease in interest expense resulted from a decrease in the rate paid on average interest bearing liabilities to 4.03% in 2001 from 4.43% in 2000, which was partially offset by a total volume increase of 5.5%. The decrease in the rate paid on average interest bearing liabilities was attributable to significant interest rate reductions on other borrowings comprised mainly of repurchase agreements and FHLB borrowings and money market accounts comprised primarily of prime rate based products. During 2001, customers shifted out of savings accounts and long-term certificates of deposit and invested in short-term certificates of deposit and money market accounts. Average other borrowings increased $90.2 million or 58.2% reflecting growth primarily in average FHLB borrowings of $57.0 million. The change in the composition of the interest bearing liabilities was the result of the decline in interest rates during 2001.


Table 2.  Average Balance Sheet and Net Interest Analysis

                                                                     For the years ended December 31,
                                     -----------------------------------------------------------------------------------------
                                                    2001                           2000                         1999
                                     ------------------------------   ---------------------------   --------------------------
                                       Average              Average   Average             Average   Average            Average
(dollars in thousands)                 Volume     Interest    Rate    Volume    Interest   Rate     Volume    Interest   Rate
------------------------------------------------------------------------------------------------------------------------------
Assets
Loans, net of unearned income (1)    $1,559,145   $126,230    8.10%  $1,556,195  $128,591  8.26%   $1,441,172  $117,508  8.15%
Securities(2):
  Taxable                               425,006     25,692    6.05      374,302    24,297  6.49       436,501    27,269  6.25
  Tax-exempt (3)                        209,268     15,892    7.59      182,516    13,806  7.56       204,697    15,665  7.65
                                     -----------------------------------------------------------------------------------------
    Total securities                    634,274     41,584    6.56      556,818    38,103  6.84       641,198    42,934  6.70
Federal funds sold                       42,421      1,687    3.98       18,703     1,217  6.51        17,905       902  5.04
                                     -----------------------------------------------------------------------------------------
    Total earning assets (3)          2,235,840   $169,501    7.58%   2,131,716  $167,911  7.88%    2,100,275  $161,344  7.68%
Other assets                            167,593                         156,062                       151,053
                                     -----------------------------------------------------------------------------------------
Total assets                         $2,403,433                      $2,287,778                    $2,251,328
                                     =========================================================================================
Liabilities and
Shareholders' Equity
Interest bearing demand deposits     $  245,712   $  3,920    1.60%  $  247,753  $  5,026  2.03%   $  238,777  $  4,418  1.85%
Money market deposits                   374,100     14,006    3.74      352,084    16,462  4.68       337,643    13,653  4.04
Savings deposits                        252,606      4,671    1.85      265,723     5,264  1.98       297,759     5,936  1.99
Certificates of deposit                 776,852     43,632    5.62      774,607    43,689  5.64       725,555    38,545  5.31
                                     -----------------------------------------------------------------------------------------
  Total interest bearing deposits     1,649,270     66,229    4.02    1,640,167    70,441  4.29     1,599,734    62,552  3.91
Other borrowings                        245,390     10,125    4.13      155,149     9,111  5.87       144,774     6,679  4.61
                                     -----------------------------------------------------------------------------------------
  Total interest bearing liabilities  1,894,660   $ 76,354    4.03%   1,795,316  $ 79,552  4.43%    1,744,508  $ 69,231  3.97%
Non-interest bearing demand deposits    228,936                         215,393                       207,520
Other liabilities                        22,759                          18,645                        18,615
Shareholders' equity                    257,078                         258,424                       280,685
                                     -----------------------------------------------------------------------------------------
Total liabilities and
    shareholders' equity             $2,403,433                      $2,287,778                    $2,251,328
                                     =========================================================================================
Taxable equivalent net
    interest margin  (3)                          $ 93,147    4.17%              $ 88,359  4.14%               $ 92,113  4.39%
==============================================================================================================================

(1)Total loans are gross of allowance for loan losses, net of unearned income, and include loans held for sale. Non-accrual loans were included in the average volume for the entire year. Loan fees included in interest on loans are not material.

(2)Average yields on securities available for sale have been calculated based on amortized cost.

(3)Taxable equivalent basis is calculated on tax-exempt securities using a tax rate of 35% for each year presented.


Table 3.  Rate Volume Analysis of Changes in Interest Income and
Interest Expense (1)

                                             2001 Compared to 2000            2000 Compared to 1999
                                        -------------------------------    -----------------------------
                                                           Net Increase                     Net Increase
(in thousands)                           Volume     Rate    (Decrease)     Volume    Rate    (Decrease)
--------------------------------------------------------------------------------------------------------
Increase (decrease) in interest income:
   Loans, net of unearned income         $  330   $(2,691)   $(2,361)      $ 9,486  $ 1,597    $11,083
   Taxable securities                     3,141    (1,746)     1,395        (4,005)   1,033     (2,972)
   Tax-exempt securities (2)              2,031        55      2,086        (1,681)    (178)    (1,859)
   Federal funds sold                     1,084      (614)       470            42      273        315
                                         ---------------------------------------------------------------
     Total interest income change         6,586    (4,996)     1,590         3,842    2,725      6,567
                                         ---------------------------------------------------------------
Increase (decrease) in interest expense:
   Interest bearing demand deposits         (41)   (1,065)    (1,106)          170      438        608
   Money market deposits                    980    (3,436)    (2,456)          600    2,209      2,809
   Savings deposits                        (252)     (341)      (593)         (635)     (37)      (672)
   Certificates of deposit                  126      (183)       (57)        2,690    2,454      5,144
   Other borrowings                       4,257    (3,243)     1,014           506    1,926      2,432
                                         ---------------------------------------------------------------
     Total interest expense change        5,070    (8,268)    (3,198)        3,331    6,990     10,321
                                         ---------------------------------------------------------------
Net interest income
   increase (decrease)(2)                $1,516   $ 3,272    $ 4,788       $   511  $(4,265)   $(3,754)
========================================================================================================

(1)Changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.
(2)Taxable equivalent basis is calculated on tax-exempt securities using a tax rate of 35% for each year presented.


Results of Operations (continued)
Provision For Loan Losses
     The provision for loan losses in 2001 increased to $6.0 million compared to $3.2 million in 2000. Net charge-offs increased to $5.2 million compared to $2.9 million in 2000. Net charge-offs as a percentage of average total loans increased to 0.34% in 2001 from 0.19% in 2000. The increases in the provision and net charge-offs were primarily due to the recessionary economic environment that existed in the region's economy during 2001. For additional information on the allowance for loan losses, see the "Allowance for Loan Losses" section included in this Management's Discussion and Analysis.

Non-Interest Income
     Excluding net securities gains, 2001 non-interest income increased $0.7 million or 3.2% from 2000. A decrease in trust income was exceeded by increases in deposit activity revenue and other income.
     Trust fees decreased $0.7 million or 5.9% compared to 2000. The decline was primarily due to a general reduction in the market value of trust assets and lower estate settlement income. The market value of trust assets at December 31, 2001 was $2.8 billion, a decrease of $291 million from December 31, 2000.
     Deposit activity revenue increased approximately $1.1 million or 13.4% due to increases in fees connected with customer deposit activities, debit cards and ATMs.

GRAPH:   Non-Interest Income* to Average Assets

           2001       1.02%
           2000       0.99%
           1999       0.92%
           1998       0.87%
           1997       0.81%
        *Excludes net securities gains and non-recurring items.



     Other income increased by approximately $0.4 million or 15.7% compared to 2000 as the result of increased income from real estate loans originated for sale in the secondary market.
     Net securities gains increased $0.5 million or 61.2% in 2001 due primarily to gains realized on called U.S Agency securities.

Non-Interest Expense
     Non-interest expense increased $0.4 million or 0.6% compared to 2000. This consistency with the prior year reflects the continued improvement in internal operating efficiencies resulting from the consolidation of WesBanco's four banking affiliates and mortgage company affiliate into a single bank charter during 2000 and management's ongoing efforts to control operating costs. WesBanco's efficiency ratio improved to 54.3% in 2001 from 56.7% in 2000.

GRAPH:   Non-Interest Expense* to Average Assets

         2001        2.68%
         2000        2.82%
         1999        3.01%
         1998        2.96%
         1997        3.06%

       *Excludes goodwill amortization and non-recurring items.

     Employee benefit costs increased $0.8 million or 16.2% compared to 2000, primarily due to a $0.7 million increase in health insurance costs. Salaries and wages declined slightly (approximately 1%) in 2001 as normal salary increases were offset by reduced staffing levels. Full-time equivalent employees, on average, declined to 993 for 2001 compared to 1,055 for 2000. Other non-interest expense categories, in total, approximated the level of the prior year. Decreases in technology and telecommunication costs associated with the administration of WesBanco's wide area network were offset by increases in consulting fees, general maintenance of branch facilities and processing costs associated with increased transaction volume at ATMs.

Income Taxes
     Although WesBanco's pretax income increased $2.1 million to $41.3 million in 2001 from $39.2 million in 2000, the provision for income taxes remained constant at $12.3 million for both years. This circumstance was caused by an increase in non-taxable income in 2001 which lowered the effective tax rate to 30% for 2001 from 31% for 2000.
     Federal income tax expense increased $0.2 million to $10.2 million in 2001 from $10.0 million in 2000. WesBanco's West Virginia affiliates are subject to a state corporate net income tax, which is based upon federal taxable income, with certain modifications. The statutory West Virginia tax rate was 9.0% for 2001 and 2000. West Virginia income tax, included in the provision for income taxes, was $2.1 million for 2001 compared to $2.3 million for 2000.
     WesBanco's offices located in Ohio are subject to an Ohio franchise tax, rather than a corporate income tax. Ohio franchise taxes are included in other operating expense.


Financial Condition
Securities
     Securities increased $212.1 million between December 31, 2000 and December 31, 2001. As shown in Table 4, available for sale securities, at fair value, representing 68.2% of total securities at December 31, 2001, increased $167.2 million or 47.7%. Held to maturity securities, representing the remaining 31.8% of total securities, increased $44.9 million or 22.9% during 2001. At December 31, 2001, the average yield of the available for sale portfolio was 5.75% with an average maturity of 2.7 years. For the same period, the average taxable equivalent yield of the held to maturity portfolio was 6.94% with an average maturity of 6.6 years.
     During 2001, securities available for sale and held to maturity increased as purchases significantly exceeded sales, maturities, paydowns and calls. Throughout the year, WesBanco purchased Federal Agency, municipal, corporate and mortgage-backed securities to take advantage of favorable market rate opportunities enhanced by a relatively steep yield curve.
     Unrealized pre-tax gains/losses on available for sale securities (fair value adjustments) totaled $7.4 million market gain as of December 31, 2001 compared to a $0.5 million market loss as of December 31, 2000. These fair value adjustments represent temporary fluctuations resulting from changes in market rates in relation to average yields in the available for sale portfolio. WesBanco can impact the magnitude of the fair value adjustment by managing both the volume of securities classified as available for sale and average maturities. If securities are held to their respective maturity dates, no fair value gain or loss would be realized.

GRAPH:  Securities
        (in millions)

          2001      $762
          2000      $546
          1999      $568
          1998      $681
          1997      $629


     Securities represent a source of liquidity for WesBanco. During 2001, securities with a total carrying value of $199.8 million either matured or were called. In addition, $65.0 million of available for sale securities were sold during 2001.

Table 4.  Composition of Securities

                                                                 December 31,
                                                       ------------------------------
(in thousands)                                             2001      2000      1999
-------------------------------------------------------------------------------------
Securities held to maturity (at amortized cost):
  U.S. Treasury and Federal Agency securities            $  1,001  $  4,357  $ 13,346
  Obligations of states and political subdivisions (1)    221,866   173,771   182,005
  Other securities                                         18,086    17,974    17,902
                                                         ----------------------------
     Total securities held to maturity                    240,953   196,102   213,253
                                                         ----------------------------
Securities available for sale (at fair value):
  U.S. Treasury and Federal Agency securities             307,250   206,268   189,593
  Obligations of states and political subdivisions (1)     12,076    12,907    18,298
  Mortgage-backed and other securities (2)                198,191   131,112   146,784
                                                         ----------------------------
     Total securities available for sale                  517,517   350,287   354,675
                                                         ----------------------------
Total securities                                         $758,470  $546,389  $567,928
=====================================================================================

(1) There are no individual securities included in obligations of states and political subdivisions or other securities, which individually or in the aggregate exceed ten percent of shareholders' equity.

(2) Other securities, classified as available for sale, include equity interests in business corporations.

Financial Condition (continued)
Table 5.  Maturity Distribution and Yield Analysis of Securities

                                                           December 31, 2001
                                -----------------------------------------------------------------------
                                                    After One But     After Five But
                                Within One Year   Within Five Years  Within Ten Years   After Ten Years
                                ---------------   -----------------  ----------------   ---------------
(dollars in thousands)           Amount  Yield*     Amount  Yield*    Amount  Yield*     Amount  Yield*
-------------------------------------------------------------------------------------------------------
Securities held to maturity:
  U.S. Treasury and Federal
    Agency securities           $ 1,001   6.37%       ---     ---       ---     ---        ---     ---
  Obligations of states and
    political subdivisions (1)   17,758   7.23     $ 44,679  7.22%    $ 95,454  6.89%   $ 63,975  7.04%
  Other securities (2)              ---   ---         ---     ---       ---      ---      18,086  5.89
                                -----------------------------------------------------------------------
       Total held to maturity    18,759   7.18       44,679   7.22      95,454  6.89      82,061  6.79
                                -----------------------------------------------------------------------
Securities available for sale (3):
  U.S. Treasury and Federal
    Agency securities             9,998   5.73      157,804   4.73     133,146  6.53       ---     ---
  Obligations of states and
    political subdivisions (1)    3,384   6.14        5,913   6.32       1,578  7.43       1,030 12.26
  Mortgage-backed and
    other securities (4)            553   5.56      116,239   5.98      71,275  5.87       9,184  3.72
                                -----------------------------------------------------------------------
       Total available for sale  13,935   5.82      279,956   5.28     205,999  6.31      10,214  4.58
                                -----------------------------------------------------------------------
Total securities                $32,694   6.60%    $324,635   5.55%   $301,453  6.49%   $ 92,275  6.54%
=======================================================================================================

* Yields are calculated using a weighted average yield to maturity.

(1)Average yields on obligations of states and political subdivisions have been calculated on a taxable equivalent basis.

(2)Other held to maturity securities include securities with no stated maturity date.

(3)Average yields on securities available for sale have been calculated based on amortized cost.

(4)Mortgage-backed securities, which have prepayment provisions, are assigned to maturity categories based on estimated average lives.

Loans
     Accounting policies related to loans and the allowance for loan losses are deemed to be critical accounting policies. In addition to the discussion herein, see the significant accounting policies in
Note 1 of the Consolidated Financial Statements.

Loan Portfolio
     The loan portfolio, which represents WesBanco's largest asset classification is a significant source of interest income and fee income. Elements of the loan portfolio are subject to differing levels of credit and interest rate risk. Loans decreased $51.1 million or 3.2% between December 31, 2000 and December 31, 2001. WesBanco experienced growth in commercial loans during 2001, however, that growth was more than offset by decreases in the consumer and residential real estate loan portfolios.
     Commercial loans increased $23.1 million or 4.2% compared to the prior year. The commercial loan portfolio includes both secured and unsecured short-term loans to finance working capital, as well as longer term loans to finance fixed assets, including commercial real estate. Commercial loan demand remained strong throughout the year despite a weakening economy. This demand was fueled in part by lower interest rates, which resulted in many businesses and investment property owners proceeding with planned expansions, acquiring new properties, or refinancing existing debts. Most of the increase in commercial loans is attributable to new loans secured by real estate projects or investment properties.
     Residential real estate loans decreased $37.3 million or 5.7% compared to the prior year. Residential real estate loans include conventional mortgages to purchase or refinance personal residences and one-to-four family rental properties, as well as home equity lines of credit that are secured by first or second liens on residences. WesBanco originates mortgage loans for its own portfolio as well as loans sold in the secondary market. Lower interest rates throughout the year resulted in an increase in mortgage refinancing activity. Conventional mortgage loans decreased $49.0 million or 8.7% compared to the prior year. This decrease was due to scheduled repayment of loans, but also reflects WesBanco's decision to reduce exposure to fixed interest rates on new loans originated near the bottom of the interest rate cycle by selling current originations in the secondary market. Mortgage loans originated for sale increased 25.9% to $63.6 million in 2001 compared to $50.5 million in 2000. Decreases in conventional mortgage loans held in the portfolio were partially offset by growth in home equity lines of credit, which increased $11.7 million or 13.5% compared to the prior year. Home equity lending has been a significant source of loan growth as consumers use the equity in their residences to improve their homes, consolidate debts and for other purposes.

Table 6.  Composition of Loans

                                                            December 31,
                      ------------------------------------------------------------------------------------------
                            2001               2000             1999               1998             1997
                      ----------------  ----------------  ----------------  ----------------  ------------------
                                 % of              % of              % of              % of                % of
(dollars in thousands)  Amount   Loans   Amount    Loans   Amount    Loans    Amount   Loans     Amount    Loans
----------------------------------------------------------------------------------------------------------------
Commercial            $  569,193   37%  $  546,136   34%  $  521,450  34%   $  484,269   35%   $  438,055    33%
Real estate -
   construction           37,676    2       36,007    2       31,742   2        46,033    3        37,743     2
Real estate-residential  614,586   40      651,924   41      630,939  41       520,393   38       521,222    39
Consumer                 312,775   20      354,352   22      329,763  22       313,490   23       334,671    25
Loans held for sale        5,522    1        2,391    1        9,753   1         9,280    1        11,705     1
                      ------------------------------------------------------------------------------------------
Total loans           $1,539,752  100%  $1,590,810  100%  $1,523,647 100%   $1,373,465  100%   $1,343,396   100%
================================================================================================================

Loans are presented gross of allowance for loan losses and unearned income on consumer loans.

     Loans held for sale, which consists solely of mortgage loans originated for sale in the secondary market, increased $3.1 million compared to the prior year. This increase reflects the increase in secondary market loan volume which continued through the end of the year. WesBanco enters into sales commitments at the time these loans are funded.
     Real estate-construction loans, which include both commercial and residential properties, increased $1.7 million or 4.6% compared to the prior year. Construction loans are influenced by many factors, including the number of housing starts and the volume of new commercial projects. The increase at December 31, 2001 was primarily due to new residential construction activity.
     Consumer loans decreased $41.6 million or 11.7% compared to the prior year. Consumer loans consist of indirect loans originated through automobile dealers and other types of secured and unsecured direct loans to individuals for consumer purposes. The decrease in consumer loans reflects WesBanco's decision to tighten lending standards for indirect automobile lending, competition from automobile manufacturers offering low-interest rate or zero-percent financing, a slowdown in the regional economy, and the economic effects associated with the decline of the steel industry in the Northern Panhandle of West Virginia.
     Off-balance sheet commitments consist of available balances under lines of credit and letters of credit. These commitments to extend credit increased $74.7 million or 38.3% between December 31, 2000 and December 31, 2001. This increase is attributed to growth in commercial and home equity lines of credit. Commercial lines of credit and letters of credit are generally renewable or may be cancelled annually. Loan commitments that are available beyond one year consist of home equity and other personal lines of credit, certain real estate construction loans, and other commercial lines of credit. Loan commitments, regardless of the duration of availability, are cancelable by WesBanco under certain circumstances.

Table 7. Loan Commitments

                                         December 31, 2001
                            --------------------------------------------
                              For One        One Year to       Over
(in thousands)              Year or Less     Five Years      Five Years
------------------------------------------------------------------------
Lines of credit:
  Commercial                    $136,596        $29,096        $ 2,354
  Consumer and residential
      real estate                  3,388            ---         79,989
Letters of credit                 18,263            ---            ---
                            --------------------------------------------
Total                           $158,247        $29,096        $82,343
========================================================================

Credit Risk
Inherent Risks: The risk that borrowers will be unable to repay their obligations and default on loans is inherent in all lending activities. WesBanco's primary goal in managing credit risk is to minimize the impact of default by an individual borrower or group of borrowers. Credit risk is managed both through the initial underwriting process as well as through ongoing monitoring and administration of the loan portfolio.
     WesBanco's credit policies establish, among other things, underwriting guidelines for all types of loans; lending authorities; limitations on credit exposure to individual borrowers or groups of borrowers, as well as loan type, industry, and geographic concentrations; and loan portfolio administration procedures. Exceptions to credit policy require careful evaluation of the additional risks associated with each exception and the factors that mitigate those risks.
     Underwriting guidelines require an appropriate evaluation of the repayment capacity and general creditworthiness of each borrower; requirements for down payments or borrower's equity; the adequacy of collateral, if any, to secure the loan including current market appraisals or other valuations of collateral; and other factors unique to each loan that may increase or mitigate its risks.
     Individual lending officers may approve loans up to specified limits, which vary by type of loan. Loans above individual officers' limits require approval of the Chief Credit Officer, a loan committee, or the Board of Directors, depending on the amount of credit exposure to the particular borrower. These approval requirements also apply to renewals, extensions and modifications of loan terms.

Financial Condition (continued)
     WesBanco extends credit to individuals for various consumer purposes, which include installment loans to purchase automobiles, residential mortgage loans, construction loans, home equity lines of credit, and other personal loans. WesBanco also extends credit to businesses of all types to purchase assets, including investment properties, finance expansion, construct facilities or provide working capital.
     Consumer loans are a homogeneous group of loans, generally smaller in amount, which are not concentrated in a specific market area and are spread over a larger number of diverse individual borrowers. The maximum term for automobile loans and other types of personal loans generally do not exceed 72 months. Risks in this segment of the portfolio include the impact of a general economic downturn, an isolated adverse event that impacts a major employer, and collateral values that depreciate faster than the repayment of the loan balance.
     Residential real estate loans, while typically larger in amount compared to personal loans, have many of the same characteristics and are also affected by economic conditions which may influence real property values. Conventional mortgage loans that are held in the loan portfolio have terms ranging from 15 to 30 years depending on whether the interest rate is fixed or adjustable, with a maximum of 15 years for fixed rate loans. Borrowers are generally required to have adequate down payments or equity in the property. Loan requests that exceed the loan-to-value guidelines set forth by established credit policies generally must be supported by private mortgage insurance. Home equity lines of credit are secured by first or second liens on real estate up to 100% of the value of the property net of any first lien mortgage.
     Commercial loans are often for substantially larger amounts and the potential for loss on any one loan can be significant. Commercial loans secured by real estate are generally structured to fully amortize over terms ranging from 15 to 25 years depending on the type of property. Loans with amortization periods of more than 20 years will generally also have a maturity of 10 years or less. This includes loans that are secured by properties used in the operation of a borrower's business and loans that are secured by income producing rental properties. Commercial loans that are not secured by real estate have shorter terms and include revolving lines of credit that mature within one year or less. Loans secured by equipment and other types of personal property have terms that generally do not exceed 10 years.
     Real estate-construction loans are generally made only when WesBanco also commits to the permanent financing of the project or residence, or has a takeout commitment from another lender for the permanent loan.
     Commercial loans are not concentrated in any single industry but reflect a broad range of businesses located primarily within WesBanco's market areas. There are no significant loans made to customers outside WesBanco's general market areas unless the borrower also has significant other non-lending relationships with WesBanco.
     The risk of loss with all lending is mitigated by obtaining collateral to secure loans. Unsecured loans represent less than 5% of total loans.
     WesBanco's exposure to credit losses in the event of non-performance by the other parties to the financial instruments for commitments to extend credit and letters of credit is limited to the contractual amount of those instruments. WesBanco uses the same credit policies in making commitments and conditional obligations as for all other lending.

Table 8. Maturity Distribution of Loans

                                           December 31, 2001
                               -------------------------------------------
                                                After One
                                   In One      Year through       After
(in thousands)                  Year or Less    Five Years      Five Years
--------------------------------------------------------------------------
Commercial                        $128,765       $ 86,213        $140,843
Commercial real estate              27,817         19,195         166,360
Real estate - construction           7,863            489          29,324
                                ------------------------------------------
Total                             $164,445       $105,897        $336,527
                                ==========================================
Fixed rates                       $ 42,669       $ 52,086        $ 76,133
Variable rates                     121,776         53,811         260,394
                                ------------------------------------------
Total                             $164,445       $105,897        $336,527
==========================================================================
Excludes consumer, residential mortgage and loans held for sale.


External Risks: In addition to the inherent risks discussed above, economic conditions and other external factors beyond WesBanco's control can adversely impact credit risk. In addition to the general downturn in the economy, the Upper Ohio Valley has been significantly impacted by the difficulties facing the steel industry, which continues to be threatened by foreign imports and other factors. Two of the ten largest integrated steel companies in the United States are headquartered in the Upper Ohio Valley and are major employers in that part of WesBanco's market. One of these companies has been operating under Chapter 11 of the Bankruptcy Act since November 2000 and its employees have taken temporary, but significant, reductions in wages, while the other company significantly reduced its workforce during 2001. As of December 31, 2001, WesBanco had no material direct credit exposure to steel companies. However, WesBanco extends credit to consumers employed in the steel industry and to businesses that provide products or services to the industry. In addition, a number of other businesses not directly associated with the industry could be adversely impacted by a significant loss of employment. Approximately 40% of WesBanco's total loan portfolio is comprised of borrowers located in the Upper Ohio Valley. It is not possible to ascertain the impact that continued difficulties in the steel industry may have on these customers and their ability to repay. On March 5, 2002, President Bush initiated tariffs on most steel imports in an effort to restore the strength and profitability of the steel industry.

Risk Monitoring: Subsequent to loan origination, the process used to measure and monitor credit risk depends on the type of loan. Monitoring the level and trend of delinquent loans is a basic practice for all loan types. Underwriting standards may also be changed when appropriate. Credit risk in the consumer loan and residential real estate portfolios is also managed by monitoring market conditions that may impact groups of borrowers or collateral values. Credit risk in the commercial loan portfolio is managed by periodic reviews of large borrowing relationships, monitoring the portfolio for potential concentrations of credit, and monitoring each borrower's compliance with applicable loan covenants.
     WesBanco maintains a loan grading system that categorizes commercial loans according to their level of credit risk. These grades encompass six categories that define each borrower's ability to repay their loan obligations and other factors that affect the quality of the loan. All commercial loans are assigned a grade at their inception, and grades are regularly reviewed and evaluated. When the risk of a loan increases beyond that which is considered acceptable in the assigned grade, its grade is adjusted to reflect the change in risk. The loan grading system provides management with an effective early warning system of potential problems, assists in identifying adverse trends and evaluating the overall quality of the portfolio, and facilitates evaluating the adequacy of the allowance for loan losses.
     Classified loans are those loans that exhibit clear and defined weaknesses that may jeopardize their repayment in full. Loans are classified as "substandard" when they are no longer adequately protected by adequate net worth and paying capacity of the borrower or value of the collateral. Substandard loans are characterized by the possibility that WesBanco may sustain some loss. Loans are classified as "doubtful" when the risk that a loss may occur has increased, or at least a portion of the loan may require charge-off. Classified loans include some loans that are delinquent or on non-accrual status and may also include loans whose terms have been renegotiated. Classified loans are tested for possible impairment at least quarterly.
     WesBanco also maintains a loan review process, independent of the loan origination function, to evaluate the quality of the loan portfolio and the effectiveness of credit administration. The loan review process also identifies areas that may require additional management attention, evaluates the adequacy of loan documentation, provides written reports to management regarding compliance with lending policies, and validates the reliability of the grading system. The loan review function reports to the Audit/Loan Committee of the Board of Directors. The loan review process also identifies areas that may require additional management attention, evaluates the adequacy of loan documentation, provides written reports to management regarding compliance with lending policies, validates the reliability of the grading system, and reviews management's analysis of the allowance for loan losses.

Non-performing Assets and Other Impaired Loans: Non-performing assets consist of non-accrual and renegotiated loans and other real estate owned acquired through foreclosure. Other impaired loans include loans that are internally classified as substandard or doubtful.
     Loans are placed on non-accrual status, when in the opinion of management, doubt exists as to collectability. All banks must conform to the policies of the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency which state that banks may not accrue interest on any loan on which either the principal or interest is past due 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual, interest income may be recognized as cash payments are received.
     Loans are categorized as renegotiated when WesBanco, for economic or legal reasons related to a borrower's financial difficulties, grants a concession to the borrower that it would not otherwise consider. Concessions that may be granted include a reduction of the interest rate, the amount of accrued interest, or the face amount of the loan; as well as an extension of the maturity date or the amortization schedule.
     Non-performing assets and other impaired loans decreased $3.6 million or 17.0% compared to the prior year. This decrease is the result of a reduction in non-accrual and other impaired loans offset by an increase in renegotiated loans. Commercial loans in the amount of $4.6 million that were classified as other impaired loans at December 31, 2000 were renegotiated during 2001. Renegotiated commercial loans of $1.1 million were paid off during the year. Total non-performing loans and other impaired loans as a percentage of total loans decreased to 0.9% at December 31, 2001 compared to 1.1% at December 31, 2000.
     Loans past due 90 days or more increased $3.9 million or 59.5% compared to the prior year, with the increase primarily due to higher delinquency in consumer and residential real estate loans.

Financial Condition (continued)
Table 9. Non-performing Assets, Other Impaired Loans and Loans Past Due 90 Days or More

                                                  December 31,
                             -------------------------------------------------
(dollars in thousands)           2001      2000      1999      1998      1997
------------------------------------------------------------------------------
Non-accrual:
  Consumer                    $    31   $    56   $    36   $   128   $   105
  Real estate                     143       361     2,923     1,673     1,999
  Commercial                    3,856     5,144     1,199     8,687     6,309
                              ------------------------------------------------
    Total                       4,030     5,561     4,158    10,488     8,413
                              ------------------------------------------------
Renegotiated:
  Consumer                         21        36         3       ---        46
  Real estate                     ---       ---        27       695     1,070
  Commercial                    3,735       381       783       ---     1,307
                              ------------------------------------------------
    Total                       3,756       417       813       695     2,423
                              ------------------------------------------------
Total non-performing loans      7,786     5,978     4,971    11,183    10,836
Other real estate owned         3,215     3,424     3,512     3,486     5,620
                              ------------------------------------------------
Total non-performing assets    11,001     9,402     8,483    14,669    16,456
                              ================================================
Other impaired loans:
  Commercial                    6,355    11,513     8,706     5,285     3,765
  Real estate                     ---       ---       ---       ---       ---
                              ------------------------------------------------
    Total other impaired loans  6,355    11,513     8,706     5,285     3,765
                              ------------------------------------------------
Total non-performing assets
and other impaired loans      $17,356   $20,915   $17,189   $19,954   $20,221
                              ================================================
Ratio of non-performing
   loans to loans outstanding    0.51%     0.38%     0.33%     0.81%     0.81%
Ratio of non-performing
   assets to total assets        0.44%     0.41%     0.37%     0.65%     0.74%
Ratio of non-performing loans
   and other impaired loans to
   loans outstanding             0.92%     1.10%     0.90%     1.20%     1.09%
                              ================================================
Past due 90 days or more:
  Consumer                    $ 4,101   $ 1,891   $ 1,219   $ 1,184   $ 1,611
  Real estate                   4,206     1,984     1,637     1,453       599
  Commercial                    2,189     2,706     3,176     4,317     1,121
Total past due 90 days        ------------------------------------------------
    or more                   $10,496   $ 6,581   $ 6,032   $ 6,954   $ 3,331
==============================================================================

Allowance for Loan Losses: The allowance for loan losses is available to absorb losses in the loan portfolio. The allowance is reduced by losses, net of recoveries, and increased by charging a provision to operations to maintain the allowance at a level determined appropriate by management. There can be no assurance that WesBanco will not sustain credit losses in future periods, which could be substantial in relation to the size of the allowance.
     The adequacy of the allowance for loan losses is evaluated quarterly, which includes testing certain loans for impairment. Larger commercial loans that exhibit potential or observed credit weaknesses are subject to individual review. Reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow, and legal options available to WesBanco. Historical loss rates are applied to other commercial loans not specifically reserved. The loss rates are derived from a migration analysis, which computes the net charge-off experience sustained on loans according to their internal risk grade. Residential real estate and consumer loans are not individually risk graded. Reserves are established for each pool of these loans based on the expected net charge-offs. The loss rates are based on the average net charge-off history by loan category.
     Management also evaluates factors such as economic conditions, changes in underwriting standards or practices, delinquency and other trends in the portfolio, specific industry conditions, loan concentrations, the results of recent internal loan reviews or regulatory examinations, and other relevant factors that may impact the loan portfolio. Management relies on certain types of observable data, such as employment statistics, trends in bankruptcy filings, and external events that impact particular industries, to determine whether loss attributes exist at the balance sheet date that will lead to higher than historical losses in any segment of the portfolio.

Table 10. Allowance for Loan Losses

                                        For the years ended December 31,
                                 --------------------------------------------
(dollars in thousands)             2001     2000     1999     1998     1997
-----------------------------------------------------------------------------
Beginning balance -
  Allowance for loan losses      $20,030  $19,752  $19,098  $20,261  $19,102
Allowance for loan losses of
   acquired (sold) banks-net         ---      ---      192      (37)     269
Allowance for loan losses
   allocated to credit cards         ---      ---     (450)     ---      ---
Provision for loan losses          5,995    3,225    4,295    4,392    5,574
Charge-offs:
   Commercial                      2,182    1,474    2,024    1,933    1,016
   Real estate                       352      137      204      515      254
   Consumer                        3,304    2,484    2,490    3,952    4,523
                                 --------------------------------------------
     Total charge-offs             5,838    4,095    4,718    6,400    5,793
                                 --------------------------------------------
Recoveries:
   Commercial                        198      348      479      522      314
   Real estate                        17       29       64       39       90
   Consumer                          384      771      792      321      705
                                 --------------------------------------------
     Total recoveries                599    1,148    1,335      882    1,109
                                 --------------------------------------------
Net charge-offs                    5,239    2,947    3,383    5,518    4,684
Ending balance -
   Allowance for loan losses     $20,786  $20,030  $19,752  $19,098  $20,261
                                 ============================================
Ratio of net charge-offs to
   average total loans
   outstanding for the period       0.34%    0.19%    0.23%    0.41%    0.35%
Ratio of the allowance for loan
   losses to total loans
   outstanding at the end of
   the period                       1.35%    1.26%    1.30%    1.39%    1.51%
Ratio of the allowance for loan
   losses to non-performing loans   2.67x    3.35x    3.97x    1.71x    1.87x
-----------------------------------------------------------------------------

    The allowance for loan losses at December 31, 2001 was 1.35% of total loans compared to 1.26% at December 31, 2000. Net charge-offs for 2001 increased 77.8% to $5.2 million compared to $2.9 million for 2000. Net losses increased in 2001 as the result of increased consumer bankruptcies, increased impairment of certain commercial loans, and a downturn in the regional economy.
    Allocation of the allowance among the various segments of the loan portfolio is set forth in Table 11. The allocation of the allowance did not change significantly between December 31, 2000 and December 31, 2001. While management has allocated the allowance to different loan categories, the allowance is general in nature and is available for the loan portfolio in its entirety.

Table 11. Allocation of the Allowance for Loan Losses

                                               December 31,
                            -----------------------------------------------
(in thousands)                2001      2000      1999      1998      1997
---------------------------------------------------------------------------
Commercial                  $15,384   $15,855   $15,792   $13,929   $13,740
Real estate - residential       739       885       749       611       634
Consumer                      4,663     3,290     3,211     4,558     5,887
                            -----------------------------------------------
Total                       $20,786   $20,030   $19,752   $19,098   $20,261
===========================================================================

Deposits and Other Borrowings
     Deposits, WesBanco's primary source of funds, increased $43.1 million or 2.3% between December 31, 2000 and December 31, 2001. Non-interest bearing demand deposits increased $10.2 million or 4.3% and money market accounts increased $47.7 million or 13.3%, while interest bearing demand deposits decreased by $14.6 million or 5.6%. The balances in savings deposits and certificates of deposit did not change significantly between December 31, 2000 and December 31, 2001. As interest rates fell during 2001, customers shifted deposits into the competitively- priced prime rate money market products and short-term certificates of deposit.

Table 12. Maturity Distribution of Certificates of Deposit $100,000
or More
                                              December 31,
                                       ------------------------
(in thousands)                            2001            2000
---------------------------------------------------------------
Maturity:
  Under three months                   $ 34,484        $ 25,060
  Three to six months                    25,687          14,632
  Six to twelve months                   33,006          33,729
  Over twelve months                     68,459          62,910
                                       ------------------------
Total                                  $161,636        $136,331
===============================================================
Interest expense on certificates of deposit of $100,000 or more was approximately $7,485 in 2001, $6,335 in 2000, and $7,206 in 1999.


Financial Condition (continued)
     Other borrowings, which include FHLB borrowings, customer repurchase agreements and federal funds purchased, increased $119.8 million or 75.2% during 2001. FHLB borrowings increased to $106.9 million, repurchase agreements increased to $142.3 million and federal funds purchased increased to $29.9 million. WesBanco utilized the proceeds from the additional other borrowings to maintain adequate balance sheet liquidity and purchase securities at favorable market rates.

Capital Resources
     Shareholders' equity at December 31, 2001 remained consistent with the level at December 31, 2000. Dividends and purchases of treasury stock were offset by 2001 net income and an increase in accumulated other comprehensive income, resulting primarily from fair value adjustments.
     Treasury stock was purchased in accordance with WesBanco's stock repurchase plans and totaled 815,317 shares during 2001. As of December 31, 2001, 418,383 shares of WesBanco common stock remained authorized to be purchased under the current one million share stock repurchase plan, which began on March 21, 2001. The shares are purchased for general corporate purposes, which may include potential acquisitions, dividend reinvestment and employee benefit plans. The timing, price and quantity of purchases are at the discretion of WesBanco and the plan may be discontinued or suspended at any time.
     Strong and consistent earnings coupled with a high level of capital have enabled WesBanco to continue to increase dividends per share. Effective with the first quarter of 2001, WesBanco increased its quarterly dividend per share 2.2% to $0.23 from $0.225. For 2001, dividends increased to $0.92 per share compared to $0.895 per share in the prior year. This dividend increase represented the sixteenth consecutive year of dividend increases at WesBanco. The 2001 dividend per share payout ratio was 57.5%.
     WesBanco is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet instruments. WesBanco, and its banking subsidiary, maintain Tier 1, Total Capital and Leverage ratios well above minimum regulatory levels. See Note 14 of the Consolidated Financial Statements for more information on capital amounts, ratios and minimum regulatory requirements.

Market and Liquidity Risk
     The prime objective of WesBanco's asset/liability management function is to maintain consistent growth in net interest income within established policy parameters. This objective is accomplished through the management of balance sheet composition, market risk exposures arising from changing economic conditions, and liquidity risk.

Market Risk: Management considers interest rate risk WesBanco's most significant market risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of WesBanco's net interest income is largely dependent on effective management of interest rate risk. As interest rates change in the market, rates earned on interest rate sensitive assets and rates paid on interest rate sensitive liabilities do not necessarily move concurrently. Differing rate sensitivities may arise because fixed rate assets and liabilities may not have the same maturities or because variable rate assets and liabilities differ in the timing and/or the percentage of rate changes.
     One method that management utilizes to measure interest rate risk is an earnings simulation model, which analyzes net interest income sensitivity to changing interest rates. The model takes into consideration numerous assumptions regarding cash flow, repricing characteristics, prepayment factors and callable bond forecasts at varying levels of interest rates. Since these assumptions are uncertain, the simulation analysis should not be relied upon as being indicative of actual results. The analysis may not consider all actions that WesBanco could employ in response to changes in interest rates.
     WesBanco's Asset/Liability Management Committee ("ALCO"), which includes senior management and reports to the Board of Directors, monitors and manages interest rate risk within Board approved policy guidelines. The current interest rate risk policy guidelines are determined by measuring (using the earnings simulation model) the anticipated change in net interest income over a 12-month horizon assuming an immediate and sustained 200 basis point increase or decrease in market interest rates. WesBanco's current policy establishes a guideline for this exposure of +/- 5.0% of net interest income for a 12-month horizon. Table 13 shows WesBanco's annual interest rate sensitivity at December 31, 2001 and December 31, 2000, assuming this 200 basis point interest rate change and a 100 basis point interest rate change.

Table 13.  Net Interest Income Sensitivity

                             Percentage Change in
   Change in                  Net Interest Income
  Interest Rates     ----------------------------------------        ALCO
  (basis points)     December 31, 2001       December 31, 2000     Guidelines
-----------------------------------------------------------------------------
     +200                     0.4%               - 4.6%             +/- 5.0%
    - 200                   - 5.4%                 2.0%             +/- 5.0%
     +100                     1.6%               - 1.8%                 N/A
    - 100                   - 1.6%                 2.2%                 N/A
-----------------------------------------------------------------------------

     Another method that WesBanco uses to manage its interest rate risk is a rate sensitivity gap analysis shown in Table 14. Gap analysis measures the maturity and repricing relationships between rate sensitive assets and rate sensitive liabilities at a specific point in time.

Table 14. Interest Rate Sensitivity Analysis - GAP Analysis

                                                                  December 31, 2001
                                          -------------------------------------------------------------------
                                             Under     Three     Six         Nine        Over
                                             Three     To Six  to Nine     Months to     One
(in thousands)                               Months    Months   Months     One Year      Year        Total
-------------------------------------------------------------------------------------------------------------
Rate Sensitive Assets
Due from banks/interest bearing           $     712        ---       ---         ---         ---   $      712
Securities (1)                               17,972  $   3,853  $  7,079   $   3,790  $  718,363      751,057
Loans                                       366,186    133,271   134,008     133,405     772,825    1,539,695
                                          --------------------------------------------------------------------
Total rate sensitive assets                 384,870    137,124   141,087     137,195   1,491,188    2,291,464
                                          --------------------------------------------------------------------
Rate Sensitive Liabilities
Money market deposit accounts               286,412      3,338     3,268       3,191     110,518      406,727
Savings and NOW accounts                    497,885        ---       ---         ---         ---      497,885
Certificates of deposit                     152,496    105,561    75,759      83,809     346,799      764,424
Federal funds purchased                      30,000        ---       ---         ---         ---       30,000
Other borrowings                            138,469      2,562       233          15     107,852      249,131
                                         ---------------------------------------------------------------------
Total rate sensitive liabilities          1,105,262    111,461    79,260      87,015     565,169    1,948,167
                                         ---------------------------------------------------------------------
Interest rate sensitivity gap            $ (720,392) $  25,663  $ 61,827   $  50,180  $  926,019      343,297
                                         =====================================================================
Cumulative interest rate sensitivity gap $ (720,392) $(694,729) $(632,902) $(582,722) $  343,297          ---
==============================================================================================================

(1) Securities are categorized above by expected maturity at amortized cost.

     As shown in Table 14, the liability sensitive position in the under three month horizon is primarily a result of $497.9 million in savings and NOW account balances. Interest rates on these deposit instruments are subject to periodic adjustment at management's discretion. Other factors contributing to the liability sensitive position include the continued growth in money market deposit accounts, $100,000 and over certificates of deposit and short-term borrowings.
     In order to reduce the exposure to interest rate fluctuations, WesBanco utilized interest rate swap agreements during 2001. At December 31, 2001, the notional value of interest rate swap agreements outstanding was $122.2 million. WesBanco also manages the level of its fixed rate residential real estate loan portfolio. Long-term fixed rate real estate loans are routinely sold to the secondary market through WesBanco's mortgage banking division.

Liquidity Risk: Liquidity is defined as the degree of readiness to convert assets into cash with minimum loss. Liquidity risk is managed through WesBanco's ability to provide adequate funds to meet changes in loan demand, unexpected outflows in deposits and other borrowings as well as to take advantage of market opportunities and meet operating cash needs. This is accomplished by maintaining liquid assets in the form of securities, sufficient borrowing capacity and a stable core deposit base. Liquidity is centrally monitored by WesBanco's ALCO.
     WesBanco determines the degree of required liquidity by the relationship of total holdings of liquid assets to the possible need for funds to meet unexpected deposit losses and/or loan demands. The ability to quickly convert assets to cash at a minimal loss is a primary function of WesBanco's investment portfolio management. Federal funds sold, commercial paper and U.S. Treasury and Federal Agency securities maturing within three months, are classified as secondary reserve assets. These secondary reserve assets, combined with the cash flow from the loan portfolio and the remaining sectors of the investment portfolio, and other sources, adequately meet the liquidity requirements of WesBanco.
     Securities are the principal source of asset-funded liquidity. At December 31, 2001, WesBanco had approximately $32.7 million in securities scheduled to mature within one year compared to $46.1 million in the prior year. Additional asset-funded liquidity is provided by the remainder of the available for sale securities portfolio, cash and cash equivalents.
     In addition to the securities portfolio, WesBanco's banking subsidiary maintains a line of credit with the FHLB as an additional funding source. Available lines of credit at December 31, 2001 and December 31, 2000 approximated $551.8 million and $578.2 million, respectively. At December 31, 2001, WesBanco had $395.4 million of unpledged securities that could be used for collateral or sold.
     The principal source of parent company liquidity is dividends from WesBanco's banking subsidiary, WesBanco Bank, Inc. There are legal limitations on the ability of WesBanco Bank, Inc. to pay a dividend to the parent company. See Note 14 of the Consolidated Financial Statements for more information on dividend restrictions between the Parent Company and WesBanco Bank, Inc. Additional Parent Company liquidity is provided by the Parent's security portfolio as well as a line of credit with WesBanco Bank, Inc.

Market and Liquidity Risk (continued)

     At December 31, 2001, WesBanco had outstanding commitments to extend credit in the ordinary course of business approximating $251.4 million compared to $187.6 million at the end of the prior year. On a historical basis, only a small portion of these commitments will result in an outflow of funds. WesBanco also has planned additions to fixed assets of approximately $2.5 million during 2002.
     Management believes WesBanco currently has sufficient liquidity to meet current obligations to borrowers, depositors and others.

Comparison of 2000 Versus 1999
     Net income for 2000 was $26.9 million or $1.41 per share compared to $27.6 million or $1.37 per share in 1999. For the same comparative period, core earnings per share, excluding goodwill amortization, net securities gains and non-recurring items, increased 10.6% to $1.46 from $1.32.
     Non-recurring items recorded in the Statement of Income included a pretax gain of $3.6 million on the sale of credit card receivables in 1999.
     Taxable equivalent net interest income decreased $3.8 million or 4.1% from 1999 to 2000 reflecting a trend consistent with the banking industry during the year. This trend was the direct result of competitive pricing pressure to adjust rates on loan and deposit products. As shown in Table 2, the taxable equivalent net interest margin declined during 2000 in comparison to 1999. The taxable equivalent net interest margin was 4.14% compared to 4.39% in 1999 while average earning assets increased 1.5% during 2000. Taxable equivalent interest income increased $6.6 million or 4.1% for 2000 compared to 1999. The increase was due to increases in average loan volume and yields, partially offset by decreases in average securities volume. Interest expense increased $10.3 million or 14.9% from 1999. Table 2 shows that the increase resulted from an increase in rates paid on average interest bearing liabilities to 4.43% from 3.97% and volume increases in average interest bearing liabilities of 2.9%.
     The provision for loan losses was $3.2 million in 2000 compared to $4.3 million in 1999. Net charge-offs for 2000 decreased 12.9% to $2.9 million compared to $3.4 million for 1999.
     Non-interest income, excluding net securities gains and the gain on the sale of the credit card portfolio in 1999, increased 9.3% to $22.6 million for 2000 compared to $20.6 million for 1999. Trust revenue increased $1.6 million or 15.5%. The growth in trust revenue was due to increases in the number of accounts under administration, increases in investment advisory fees and an increase in the market value of trust assets. Deposit activity charges increased $1.3 million or 18.7%. Conversely, other income decreased by $1.0 million in 2000 due to the significant reduction of credit card activity fees related to the 1999 sale of the credit card portfolio.
     Non-interest expense for 2000 decreased 4.9% to $64.5 million compared to $67.8 million for 1999. The majority of the decrease related directly to a reduction in wages and benefits, which declined 5.8% or $2.0 million. This reduction resulted from the consolidation of WesBanco's four banking affiliates and mortgage company into a single bank in January of 2000, and decreases in post-retirement expense and health insurance costs. Also, other operating expense declined 7.9% or $1.8 million primarily as the result of the significant reduction of credit card processing costs.

