Form 10-K, Exhibit 13
period 2002-12-31
WESBANCO INC
filed 2003-03-25
CIK 203596

EXHIBIT 13
                                                                 ----------
Consolidated Balance Sheet
----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)


                                                             December 31,
                                                      -----------------------
                                                           2002       2001
-----------------------------------------------------------------------------
Assets
Cash and due from banks                               $   80,101  $   81,563
Due from banks - interest bearing                            984         712
Federal funds sold                                           ---         ---
Securities:
   Held to maturity (fair values of $514,735 and
      $242,558, respectively)                            499,161     240,953
   Available for sale carried at fair value              694,735     517,517
                                                      ----------------------
      Total securities                                 1,193,896     758,470
                                                      ----------------------
Loans, net of unearned income                          1,820,885   1,539,695
Allowance for loan losses                                (25,080)    (20,786)
                                                      ----------------------
      Net loans                                        1,795,805   1,518,909
                                                      ----------------------
Premises and equipment                                    55,725      50,252
Accrued interest receivable                               20,024      16,290
Goodwill and other intangible assets                      58,830      18,878
Other assets                                              91,866      29,380
                                                      ----------------------
Total Assets                                          $3,297,231  $2,474,454
                                                      ======================
Liabilities
Deposits:
   Non-interest bearing demand                        $  301,262  $  244,422
   Interest bearing demand                               276,131     245,447
   Money market                                          508,062     406,727
   Savings deposits                                      357,290     252,438
   Certificates of deposit                               957,211     764,424
                                                      ----------------------
      Total deposits                                   2,399,956   1,913,458
                                                      ----------------------
Federal Home Loan Bank borrowings                        343,324     106,889
Other borrowings                                         175,634     172,242
Accrued interest payable                                   7,939       7,313
Other liabilities                                         32,557      16,351
Company obligated mandatory redeemable capital
  securities of subsidiary trusts holding solely
  debentures of the Corporation                           12,650         ---
                                                      ----------------------
Total Liabilities                                      2,972,060   2,216,253
                                                      ----------------------

Shareholders' Equity
Preferred stock, no par value; 1,000,000 shares
  authorized; none outstanding                               ---         ---
Common stock ($2.0833 par value; 50,000,000 shares
  authorized; 21,319,348 and 20,996,531 shares
  issued, respectively)                                   44,415      43,742
Capital surplus                                           52,855      58,663
Retained earnings                                        246,148     230,924
Treasury stock (857,603 and 3,142,034 shares,
  respectively, at cost)                                 (20,482)    (76,183)
Accumulated other comprehensive income                     4,305       3,560
Deferred benefits for directors and employees             (2,070)     (2,505)
                                                      ----------------------
Total Shareholders' Equity                               325,171     258,201
                                                      ----------------------
Total Liabilities and Shareholders' Equity            $3,297,231  $2,474,454
============================================================================

See Notes to Consolidated Financial Statements.


                                     E - 2


Consolidated Statement of Income
----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)



                                             For the years ended December 31,
                                            ---------------------------------
                                               2002        2001       2000
-----------------------------------------------------------------------------
Interest Income
   Loans, including fees                     $124,912    $126,230    $128,591
   Securities:
     Taxable                                   34,670      25,692      24,297
     Tax-exempt                                15,969      10,330       8,974
                                             --------------------------------
       Total interest on securities            50,639      36,022      33,271
                                             --------------------------------
   Federal funds sold                             604       1,687       1,217
                                             --------------------------------
       Total interest income                  176,155     163,939     163,079
                                             --------------------------------

Interest Expense
   Interest bearing demand deposits             1,685       3,920       5,026
   Money market deposits                       12,890      14,006      16,462
   Savings deposits                             3,852       4,671       5,264
   Certificates of deposit                     38,481      43,632      43,689
                                             --------------------------------
       Total interest on deposits              56,908      66,229      70,441
   Federal Home Loan Bank borrowings           11,879       4,497       1,946
   Other borrowings                             3,768       5,628       7,165
                                             --------------------------------
       Total interest expense                  72,555      76,354      79,552
                                             --------------------------------
Net Interest Income                           103,600      87,585      83,527
   Provision for loan losses                    9,359       5,995       3,225
                                             --------------------------------
Net interest income after provision
     for loan losses                           94,241      81,590      80,302
                                             --------------------------------
Non-Interest Income
   Trust fees                                  11,526      11,504      12,226
   Service charges on deposits                 10,818       9,182       8,097
   Other income                                 3,617       2,596       2,243
   Net securities gains                         1,891       1,306         810
                                             --------------------------------
       Total non-interest income               27,852      24,588      23,376
                                             --------------------------------
Non-Interest Expense
   Salaries and wages                          31,329      27,926      28,217
   Employee benefits                            7,894       5,915       5,092
   Net occupancy                                5,012       3,998       3,844
   Equipment                                    6,854       5,913       6,439
   Other operating                             23,043      20,907      20,891
   Merger-related expenses                      2,515         235         ---
                                             --------------------------------
       Total non-interest expense              76,647      64,894      64,483
                                             --------------------------------
Income before provision for income taxes       45,446      41,284      39,195
   Provision for income taxes                  10,620      12,282      12,271
                                             --------------------------------
Net Income                                   $ 34,826    $ 29,002    $ 26,924
                                             ================================

Earnings per share                              $1.70       $1.60       $1.41
Average shares outstanding                 20,459,122  18,123,851  19,092,927
Dividends per share                            $0.935       $0.92      $0.895
=============================================================================

See Notes to Consolidated Financial Statements.


                                   E - 3


Consolidated Statement of Changes in Shareholders' Equity
-----------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                           For the years ended December 31, 2002, 2001, and 2000
                                 --------------------------------------------------------------------------------------------
                                                                                         Accumulated    Deferred
                                     Common Stock                                          Other       Benefits for
                                 --------------------   Capital   Retained   Treasury   Comprehensive   Directors &
                                   Shares      Amount   Surplus   Earnings    Stock        Income       Employees      Total
=============================================================================================================================
January 1, 2000                  19,789,925   $43,742   $60,133   $208,508   $(34,311)    $(7,456)     $   (952)     $269,664
                                 --------------------------------------------------------------------------------------------
Net income                                                          26,924                                             26,924
Change in accumulated
   other comprehensive income                                                               7,091                       7,091
                                                                                                                    ---------
       Comprehensive income                                                                                            34,015
Cash dividends:
   Common ($.895 per share)                                        (16,893)                                           (16,893)
Treasury shares purchased - net  (1,221,985)               (669)              (27,698)                                (28,367)
Payment on ESOP debt                                                                                        350           350
Deferred benefits for
  directors - net                                                                                          (263)         (263)
                                 --------------------------------------------------------------------------------------------
December 31, 2000                18,567,940    43,742    59,464    218,539    (62,009)       (365)         (865)      258,506
                                 --------------------------------------------------------------------------------------------

Net income                                                          29,002                                             29,002
Change in accumulated
   other comprehensive income                                                               3,925                       3,925
                                                                                                                    ---------
       Comprehensive income                                                                                            32,927
Cash dividends:
   Common ($.92 per share)                                         (16,617)                                           (16,617)
Treasury shares purchased - net    (713,443)               (801)              (14,174)                                (14,975)
Borrowings on ESOP debt - net                                                                            (1,572)       (1,572)
Deferred benefits for
  directors - net                                                                                           (68)          (68)
                                 --------------------------------------------------------------------------------------------
December 31, 2001                17,854,497    43,742    58,663    230,924    (76,183)      3,560        (2,505)      258,201
                                 --------------------------------------------------------------------------------------------

Net income                                                          34,826                                             34,826
Change in accumulated
   other comprehensive income                                                                 745                         745
                                                                                                                    ---------
       Comprehensive income                                                                                            35,571
Cash dividends:
   Common ($.935 per share)                                        (19,602)                                           (19,602)
Treasury shares purchased - net    (834,640)               (170)              (19,787)                                (19,957)
Shares issued for acquisition     3,441,888       673    (5,638)               75,488                                  70,523
Payment on ESOP debt                                                                                        543           543
Deferred benefits for
  directors - net                                                                                          (108)         (108)
                                 --------------------------------------------------------------------------------------------
December 31, 2002                20,461,745   $44,415   $52,855   $246,148   $(20,482)    $ 4,305       $(2,070)     $325,171
=============================================================================================================================

There was no activity in Preferred Stock during the years ended
  December 31, 2002, 2001 and 2000.


See Notes to Consolidated Financial Statements.


                                     E - 4


Consolidated Statement of Cash Flows
-----------------------------------------------------------------------------
(in thousands)

                                                    For the years ended December 31,
                                                    --------------------------------
Increase (Decrease) in Cash and Cash Equivalents       2002        2001       2000
====================================================================================
Cash Flows from Operating Activities:
Net Income                                         $  34,826   $  29,002   $  26,924
Adjustments to reconcile net income to
  net cash provided by operating activities:
  Depreciation                                         5,671       4,919       5,229
  Net (accretion) and amortization                      (394)       (472)        371
  Provision for loan losses                            9,359       5,995       3,225
  Gains on sales of  securities - net                 (1,891)     (1,306)       (810)
  Gains on sales of loans - net                         (535)       (594)       (195)
  Deferred income taxes                                  391        (232)        (70)
  Loans originated for sale                          (54,826)    (63,613)    (40,301)
  Proceeds from the sale of loans
     originated for sale                              56,159      61,616      47,858
  Other - net                                            575      (1,390)        395
  Net change in:
     Interest receivable / payable                    (1,268)     (1,690)      2,209
     Other assets and other liabilities                 (638)      1,862       1,021
                                                   ---------------------------------
Net cash provided by operating activities             47,429      34,097      45,856
                                                   ---------------------------------
Cash flows from investing activities:
Securities held to maturity:
  Proceeds from maturities and calls                 117,683      29,502      28,408
  Payments for purchases                            (268,094)    (74,121)    (11,436)
Securities available for sale:
  Proceeds from sales                                274,067      65,014      65,246
  Proceeds from maturities and calls                 134,852     170,328      50,598
  Payments for purchases                            (405,774)   (393,312)    (99,115)
Acquisition, net of cash                              24,464         ---         ---
(Increase) decrease in loans                          58,351      48,359     (77,565)
Purchases of premises and equipment - net             (4,138)     (2,207)     (2,220)
Purchase of bank owned life insurance                (40,000)        ---      (4,400)
                                                   ---------------------------------
Net cash used in investing activities               (108,589)   (156,437)    (50,484)
                                                   ---------------------------------
Cash flows from financing activities:
Increase in deposits                                  18,621      43,097      56,360
Increase (decrease) in FHLB borrowings                77,911      73,177        (649)
Increase (decrease) in other borrowings                2,303      46,637     (13,487)
Dividends paid                                       (18,890)    (16,737)    (17,167)
Treasury shares purchased - net                      (19,957)    (14,975)    (28,367)
Other                                                    (18)        ---         ---
                                                   ---------------------------------
Net cash provided by (used in) financing activities   59,970     131,199      (3,310)
                                                   ---------------------------------
Net increase (decrease) in cash and cash equivalents  (1,190)      8,859      (7,938)
Cash and cash equivalents at beginning of year        82,275      73,416      81,354
                                                   ---------------------------------
Cash and cash equivalents at end of year           $  81,085   $  82,275   $  73,416
                                                   =================================

Supplemental Disclosures:
Interest paid on deposits and other borrowings     $  74,524   $  77,479   $  77,279
Income taxes paid                                     11,425      12,736      12,410

Summary of business acquisition:
  Fair value of assets acquired                    $ 684,389         ---         ---
  Stock issued for the purchase of American
    Bancorporation common stock                      (70,523)        ---         ---
  Fair value of liabilities assumed                 (644,509)        ---         ---
                                                   ---------------------------------
Goodwill recognized                                $ (30,643)        ---         ---
====================================================================================

See Notes to Consolidated Financial Statements.


                                 E - 5


Notes to Consolidated Financial Statements
--------------------------------------------------------------
Note 1:  Accounting Policies
    WesBanco, Inc. ("WesBanco") is a bank holding company offering a full range of financial services, including trust and investment services, mortgage banking, insurance and brokerage services, through offices located in West Virginia, Central and Eastern Ohio, and Western
Pennsylvania. WesBanco's defined business segments are community banking and trust and investment services.
    The significant accounting principles employed in the preparation of the accompanying Consolidated Financial Statements are summarized below:

Principles of consolidation: The Consolidated Financial
Statements of WesBanco include the accounts of WesBanco and its wholly-owned subsidiaries. Intercompany transactions and accounts have been eliminated.

Business combinations: In June of 2001, the Financial
Accounting Standards Board ("FASB") issued Statement of
Financial Accounting Standard ("SFAS") No. 141, "Business
Combinations". Business combinations initiated after June
30, 2001 are required to be accounted for by the purchase method. Under the purchase method, net assets of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.

Reclassification: Certain prior year financial information has been reclassified to conform to the presentation in 2002. The reclassifications had no effect on net income.

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

Securities:
Securities Available for Trading: Securities held principally for resale in the near term are carried at fair value, with unrealized gains (losses) reflected in current operating results. WesBanco did not have a trading portfolio during the two years ended December 31, 2002.
Securities Held to Maturity: Securities consisting principally of debt securities, which are purchased with the positive intent and ability to hold until their maturity, are stated at cost, adjusted for amortization of premiums and accretion of discounts.
Securities Available for Sale: Debt securities not classified as trading or held to maturity, and marketable equity securities not classified as trading, are classified as available for sale. These securities may be sold at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations and other factors. These securities are stated at fair value, with the fair value adjustment, net of tax, reported as a separate component of accumulated other comprehensive income.
Gains and Losses: Net realized gains and losses on sales of securities are included in non-interest income. The cost of these securities sold is based on the specific identification method. The gain or loss is determined as of the trade date. Prior unrealized gains (losses) are recorded through other comprehensive income and reversed when gains or losses are realized or an impairment charge is recorded. Other-than-temporary impairment charges on securities held to maturity and securities available for sale are recognized in securities gains and losses on the income statement.
Other-Than-Temporary Impairment Losses: Declines in the fair value of investment securities below cost are evaluated for other-than-temporary impairment losses on a quarterly basis. Impairment losses for declines in value of fixed maturity investments and equity securities below cost attributable to issuer-specific events are based upon all relevant facts and circumstances for each investment and are recognized when appropriate in accordance with Staff
Accounting Bulletin 59, SFAS No. 115, "Accounting for
Certain Investments in Debt and Equity Securities" and related guidance. For fixed maturity investments with unrealized losses due to market conditions or industry-related events where WesBanco has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other-than-temporary.
Amortization and Accretion: Amortization of premiums and accretion of discounts are included in interest on securities on a constant yield basis.

Loans and loans held for sale: Interest is accrued as earned on loans except where doubt exists as to collectability, in which case recognition of income is discontinued. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.

                       E - 6


Note 1:  Accounting Policies (continued)
    A loan is considered impaired, based on current information and events, if it is probable that WesBanco will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impaired loans include all non-accrual and renegotiated loans, as well as certain loans internally classified as substandard or doubtful (as those terms are defined by banking regulations) that meet the definition of impaired loans.
WesBanco generally recognizes interest income on non-accrual loans on the cash basis after recovery of principal is reasonably assured. Certain consumer loans are not placed on non-accrual, and instead are charged down to the net realizable value at 120 days past due for closed-end loans and 180 days past due for open-end revolving lines of credit. When repossession of collateral on secured consumer loans is assured and in process, the charged down balance is reclassified to other assets. Residential real estate loans are generally not placed on non-accrual, and instead are charged down to the net realizable value of the collateral at 180 days past due.
    Loan origination fees and certain direct costs are deferred and amortized into interest income or expense, as an adjustment to the yield, over the life of the loan using the level yield method. When a loan is paid off, the unamortized net origination fees are immediately recognized into income or expense.

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

Other real estate owned and repossessed assets: Other real estate owned and repossessed assets, which are reported in other assets, are carried at the lower of cost or their estimated current fair value, less estimated costs to sell.
Other real estate owned consists primarily of properties acquired through, or in lieu of, loan foreclosures. Other real estate owned also includes bank premises held for sale. Repossessed assets consist primarily of automobiles acquired to satisfy defaulted consumer loans. Subsequent declines in fair value, if any, and gains or losses on the disposition of these assets, are charged to current operations.

Goodwill and other intangible assets: Goodwill represents the excess of the purchase price over net identifiable tangible and intangible assets acquired in a purchase business combination. Other intangible assets represent purchased assets that have no physical property but represent some future economic benefit to its owner and are capable of being sold or exchanged on their own or in combination with a related asset or liability. On January
1, 2002, WesBanco adopted SFAS No. 142, "Goodwill and Other
Intangible Assets." Under the provisions of SFAS No. 142, goodwill is no longer amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Intangible assets, which have finite lives, continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing. WesBanco's other intangible assets have finite lives and are amortized on a declining balance basis over an average life not exceeding 10 years. Prior to the adoption of SFAS No. 142, WesBanco's goodwill was amortized on a straight-line basis over varying periods not exceeding
20 years.

Derivatives: Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount, on which interest payments are calculated. SFAS No.
133, "Accounting for Derivative Instruments and Hedging
Activities," requires companies to recognize all of their derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge or cash flow hedge. Currently, all of WesBanco's hedges have been designated as cash flow hedges. For derivative instruments that are designated and qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Net interest


                       E - 7


received or interest paid on the effective portion of the interest rate swaps is reported as a component of interest income or expense in the Consolidated Statement of Income.

Income taxes: WesBanco and its subsidiaries file a consolidated federal income tax return. The provision for income taxes included in the consolidated statements of income includes both federal and state income taxes and is based on income in the financial statements, rather than amounts reported on WesBanco's income tax returns.
Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

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

Comprehensive income: Sources of comprehensive income not included in net income consist of unrealized gains and losses (net fair value adjustments) on securities available for sale and derivatives, and additional minimum pension liability, net of tax.


New accounting standards: In July 2001, the FASB issued
SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS
No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."
    In August 2001, the FASB issued SFAS No. 144,
"Accounting for the Impairment or Disposal of Long-Lived
Assets". This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets, and how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution. This statement supersedes SFAS No. 121, "Accounting for the Impairment of
Long-Lived Assets and Long-Lived Assets to Be Disposed".
SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Management has evaluated the impact of this statement and has determined that there is no material effect on WesBanco's financial position or results of operations.
    In June 2002, the FASB issued SFAS No. 146,
"Accounting for Costs Associated with Exit or Disposal
Activities", which establishes financial accounting and reporting for costs associated with exit or disposal activities such as a sale or termination of a business line, the closure of business activities in a particular location, or a change in management structure, to be recorded as a liability at fair value when it becomes probable the cost will be incurred and no future economic benefit will be gained by the company for such cost.
Applicable costs include employee termination benefits, contract termination costs, and costs to consolidate facilities or relocate employees. SFAS No. 146 supersedes
EITF Issue No. 94-3, "Liability Recognition for Certain
Employee Termination Benefits and Other Costs to Exit an
Activity," which in some cases required certain costs to be recognized before a liability was actually incurred. This statement is effective for disposal activities initiated after December 31, 2002. Management has evaluated the impact of this statement and has determined that there is no material effect on WesBanco's financial position or results of operations.
    In October 2002, the FASB issued SFAS No. 147,
"Acquisition of Certain Financial Institutions", which clarifies FASB No. 142. SFAS No. 147 became effective upon issuance and requires companies to cease amortization of unidentified intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. SFAS No. 147 also modifies SFAS No. 144 to include in its scope long-term customer-relationship intangible assets and thus subject those intangible assets to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions required for other long-lived assets. Management has evaluated the impact of this statement and has determined that there is no material effect on WesBanco's financial position or results of operations.
    In December 2002, the FASB issued SFAS No.148,
"Accounting for Stock-Based Compensation - Transition and
Disclosure," which provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB 25 to SFAS No. 123's fair value method of accounting, if a company so elects.
Certain provisions of this statement are effective for fiscal years ending after December 15, 2002.


                       E - 8

Note 1:  Accounting Policies (continued)
The following table illustrates the effect on net income
and earnings per share if the fair value method has been
applied to all outstanding and unvested awards in each
period:
                                             For the years ended December 31,
                                             --------------------------------
(dollars in thousands, except per share amounts)      2002     2001     2000
=============================================================================
Net income as reported                              $34,826  $29,002  $26,924
Less: Stock based compensation expense under
      fair value based method - net of tax*             581      391      103
                                                    -------------------------
Pro forma net income                                $34,245  $28,611  $26,821
                                                    =========================
Pro forma earnings per share                          $1.67    $1.58    $1.40
=============================================================================
* Assumes expense is amortized over a three year vesting period.

The following table sets forth the significant assumptions used in calculating the fair value of the grants under the Black-Scholes option pricing model:

                                             For the years ended December 31,
                                             --------------------------------
                                                2002        2001       2000
=============================================================================
Weighted-average life                         6 Years    10 Years    10 Years
Risk free interest rates                        3.22%       5.49%       6.22%
Dividend yield                                  4.02         ---         ---
Volatility factors                             28.77       23.40       21.62
Fair value of the grants                       $4.83      $10.25      $11.24
=============================================================================

    WesBanco is currently evaluating the alternative methods under this pronouncement and has not determined the effect, if any, on its consolidated results of operations, financial position, or cash flows.

Note 2:  Completed Business Combination
    WesBanco completed the acquisition of American
Bancorporation on March 1, 2002. The acquisition was accounted for using the purchase method of accounting.
Under the terms of the definitive Agreement and Plan of Merger, WesBanco exchanged 1.1 shares of WesBanco common stock for each share of American common stock outstanding based on a fixed exchange ratio. WesBanco issued 3,441,888 shares of common stock valued at $70.5 million. Of the total shares issued in the transaction, 3,119,071 shares were issued from treasury shares and the remaining shares from authorized, but previously unissued shares. As of the acquisition date, American had total assets of approximately $678 million, deposits of $466 million and shareholders' equity of $44 million.
    Total goodwill and core deposit intangibles recognized in 2002 as the result of this transaction were $30.6 million and $11.1 million, respectively. Goodwill and core deposit intangibles were allocated to WesBanco's community banking segment. Under the new accounting standards, SFAS
No. 141, "Business Combinations" and SFAS No. 142,
"Goodwill and Other Intangible Assets", a core deposit intangible is separated from goodwill and amortized over its remaining useful life. Amortization of the American core deposit intangible has a weighted average remaining useful life of 8 years. The remaining goodwill intangible is not subject to amortization but will be evaluated annually for possible impairment.

The following table represents pro forma combined results of operations of WesBanco and American as if the business combination had been completed as of the beginning of each respective period:

                                             For the years ended December 31,
                                             --------------------------------
(in thousands, except per share amounts)        2002        2001       2000
=============================================================================
Net interest income                           $107,093    $107,604   $106,112
Net Income                                      34,829      33,489     33,046
Earnings per share                                1.66        1.55       1.47
=============================================================================
    In 2002, WesBanco recorded merger-related expenses totaling $2.5 million, all relating to the American acquisition. Included in the total were $1.7 million in severance payments, $0.4 million in data conversion and equipment expense, $0.2 million in marketing expenses and $0.2 million in other merger-related expenses, all of which were accrued and paid during 2002.


                       E - 9



Note 3:  Securities
The following tables summarize amortized cost and fair values of held to maturity and available for sale securities:

                                                          Held to Maturity
                      ------------------------------------------------------------------------------------------
                                    December 31, 2002                            December 31, 2001
                      ---------------------------------------------  -------------------------------------------
                                    Gross       Gross     Estimated               Gross      Gross    Estimated
                      Amortized   Unrealized  Unrealized    Fair     Amortized  Unrealized  Unrealized   Fair
(in thousands)           Cost       Gains       Losses     Value       Cost        Gains      Losses    Value
================================================================================================================
U.S. Treasury and
  Federal Agency
  securities          $  86,144   $  1,511       ---     $  87,655    $  1,001     $   17       ---    $  1,018
Obligations of
  states and political
  subdivisions          382,752     14,224     $(161)      396,815     221,866      2,839    $(1,251)   223,454
Other debt securities    30,265        ---       ---        30,265      18,086        ---        ---     18,086
                      ------------------------------------------------------------------------------------------
Total                 $ 499,161   $ 15,735     $(161)     $514,735    $240,953     $2,856    $(1,251)  $242,558
================================================================================================================

                                                          Available for Sale
                      ------------------------------------------------------------------------------------------
                                    December 31, 2002                            December 31, 2001
                      ---------------------------------------------  -------------------------------------------
                                    Gross       Gross     Estimated               Gross      Gross     Estimated
                      Amortized   Unrealized  Unrealized    Fair     Amortized  Unrealized  Unrealized   Fair
(in thousands)           Cost       Gains       Losses     Value       Cost       Gains      Losses     Value
================================================================================================================
U.S. Treasury and
  Federal Agency
  securities          $ 354,487   $  8,207       ---      $362,694    $300,948     $6,617    $  (315)  $307,250
Obligations of
  states and political
  subdivisions            7,951        249     $ (48)        8,152      11,905        239        (68)    12,076
Mortgage-backed &
  other debt securities 309,830      8,111       (50)      317,891     191,511      1,820       (398)   192,933
                      ------------------------------------------------------------------------------------------
Total debt securities   672,268     16,567       (98)      688,737     504,364      8,676       (781)   512,259
Equity securities         5,322        730       (54)        5,998       5,740        499       (981)     5,258
                      ------------------------------------------------------------------------------------------
Total                 $ 677,590   $ 17,297     $(152)     $694,735    $510,104     $9,175    $(1,762)  $517,517
================================================================================================================

The following table summarizes amortized cost and estimated fair value of securities by maturity:

                                              December 31, 2002
                               ----------------------------------------------
                                  Held to Maturity       Available for Sale
                               ---------------------    ---------------------
                                           Estimated                Estimated
                               Amortized      Fair      Amortized     Fair
(in thousands)                    Cost       Value         Cost      Value
=============================================================================
Within one year                 $  43,058   $  43,615   $  80,795  $  81,400
After one year, but within five   114,823     118,802     333,138    341,257
After five years, but within ten  136,812     142,620     253,578    261,221
After ten years                   204,468     209,698      10,079     10,857
                                ---------------------------------------------
Total                           $ 499,161   $ 514,735   $ 677,590  $ 694,735
=============================================================================
Mortgage-backed securities are assigned to maturity categories based on estimated average lives. Available for sale securities in the after ten year category include securities with no stated maturity. Other securities with prepayment or call provisions are categorized based on contractual maturity.

    Securities with par values aggregating $374.9 million and $356.2 million at December 31, 2002 and 2001, respectively, were pledged to secure public and trust funds. Gross security gains of $3.2 million, $1.3 million and $0.8 million and gross security losses of $1.3 million, $25 thousand and $39 thousand were realized for the years ended December 31, 2002, 2001 and 2000, respectively.

                       E - 10


Note 4:  Loans and the Allowance for Loan Losses
The following table is a summary of total loans:
                                                      December 31,
                                               ------------------------
(in thousands)                                      2002         2001
=======================================================================
Commercial                                     $   306,071   $  271,269
Commercial real estate                             504,902      342,337
Residential real estate                            569,095      501,916
Home equity lines of credit                        117,964       98,400
Consumer                                           318,129      320,251
                                                -----------------------
Total portfolio loans                            1,816,161    1,534,173
Loans held for sale                                  4,724        5,522
                                                -----------------------
Loans, net of unearned income                   $1,820,885   $1,539,695
=======================================================================

The following table represents changes in the allowance for loan losses:

                                             For the years ended December 31,
                                             --------------------------------
(in thousands)                                    2002       2001       2000
=============================================================================
Balance, beginning of year                      $20,786    $20,030    $19,752
Allowance for loan losses of acquired bank        3,903        ---        ---
Provision for loan losses                         9,359      5,995      3,225

Charge-offs                                      (9,716)    (5,838)    (4,095)
Recoveries                                          748        599      1,148
                                                -----------------------------
  Net charge-offs                                (8,968)    (5,239)    (2,947)
                                                -----------------------------
Balance, end of year                            $25,080    $20,786    $20,030
=============================================================================

The following tables summarize loans classified as impaired:
                                                               December 31,
                                                           ------------------
(in thousands)                                                2002      2001
=============================================================================
Non-accrual                                                 $ 7,480   $ 4,030
Renegotiated                                                  2,646     3,756
Other impaired loans                                         11,249     6,355
                                                            -----------------
Total impaired loans                                        $21,375   $14,141
                                                            =================
Impaired loans with a related allowance for loan losses     $16,343   $12,813
Allowance for loan losses allocated to impaired loans         4,675     4,878
=============================================================================

                                              For the years ended December 31,
                                              --------------------------------
(in thousands)                                           2002    2001    2000
==============================================================================
Average impaired loans                                 $19,908 $13,572 $14,466
Amount of contractual interest income on impaired loans    574     392     306
Amount of interest income recognized on a cash basis       357     339     179
==============================================================================

    Most lending occurs with customers located within West
Virginia, Central and Eastern Ohio and Western
Pennsylvania. No significant concentration of credit risk exists by industry or by individual borrower. WesBanco has no significant exposure on any foreign loans.

Note 5:  Premises and Equipment
Premises and equipment include:
                                                      December 31,
                                  Estimated     ------------------------
(in thousands)                   useful life        2002          2001
========================================================================
Land and improvements           (3-10 years)    $  15,163       $ 12,735
Buildings and improvements      (4-50 years)       52,564         53,216
Furniture and equipment         (2-25 years)       27,224         42,716
                                                ------------------------
Total Cost                                         94,951        108,667
Less - accumulated depreciation                   (39,226)       (58,415)
                                                ------------------------
Total premises and equipment                    $  55,725       $ 50,252
========================================================================
    Depreciation and amortization expense of premises and equipment charged to operations for the years ended
December 31, 2002, 2001, and 2000 was $5.7 million, $4.9
million and $5.2 million, respectively. The decrease in the


                       E - 11

total cost of premises and equipment and the related accumulated depreciation, year over year, is the result of the retirement of fully depreciated assets.
    WesBanco has operating leases for certain land, office locations and equipment. Leases that expire are generally renewed or replaced by other leases. Rental expense pertaining to these leases was $0.9 million, $0.4 million and $0.3 million, for the years ended December 31, 2002, 2001, and 2000, respectively.

Future lease payments under operating leases at December 31, 2002 are as follows: (in thousands)
=================================================================
2003                                                     $   936
2004                                                         835
2005                                                         715
2006                                                         486
2007                                                         166
2008 and thereafter                                           90
                                                         -------
Total future minimum lease payments                      $ 3,228
=================================================================

Note 6:  Goodwill and Other Intangible Assets
    Upon the adoption of SFAS No. 142 on January 1, 2002,
WesBanco ceased amortizing its goodwill, which decreased noninterest expense and increased net income in 2002 as compared to 2001 and 2000. In 2002 WesBanco capitalized
$30.6 million in goodwill and $11.1 million in core deposit intangibles in connection with the American acquisition.
These core deposit intangible assets will be amortized over their estimated useful lives of 8 years.

The following table shows the pro forma effects of applying
SFAS No. 142 to the 2001 and 2000 periods.

                                        For the years ended December 31,
(dollars in thousands, except per       --------------------------------
  share amounts)                               2002      2001      2000
========================================================================
Goodwill:
Reported net income                         $34,826   $29,002   $26,924
Add back:  Goodwill amortization                ---     1,313     1,535
                                            ---------------------------
Adjusted net income                         $34,826   $30,315   $28,459
                                            ===========================
Earnings per share:
Reported net income                           $1.70     $1.60     $1.41
Add back:  Goodwill amortization                ---       .07       .08
                                            ---------------------------
Adjusted net income                           $1.70     $1.67     $1.49
=======================================================================

    Amortization expense on core deposit intangibles totaled $1.8 million for the year ended December 31, 2002.
Amortization on finite-lived intangible assets is expected to total $1.4 million, $1.3 million, $1.0 million, $0.9 million and $0.7 million in 2003, 2004, 2005, 2006, and
2007, respectively.

Note 7:  Certificates of Deposit
    Certificates of deposit in denominations of $100 thousand or more were $214.6 million and $161.6 million as of December 31, 2002 and 2001, respectively. Related interest expense was $7.4 million in 2002 and $7.5 million in 2001.

At December 31, 2002, the scheduled maturities of total
certificates of deposit are as follows:  (in thousands)
======================================================
2003                                         $ 529,848
2004                                           213,854
2005                                            92,446
2006                                            84,884
2007                                            31,722
2008 and thereafter                              4,457
                                             ---------
Total                                        $ 957,211
======================================================

Note 8:  Federal Home Loan Bank Borrowings
    WesBanco is a member of the Federal Home Loan Bank of Pittsburgh (the "FHLB"). The FHLB borrowings are secured by a blanket lien by the FHLB on certain residential mortgage loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2002 was approximately $589.4 million.
    At December 31, 2002 and 2001 WesBanco had FHLB borrowings of $343.3 million and $106.9 million, with a weighted average cost of 4.2% and 5.1%, respectively.

                       E - 12


Note 8:  Federal Home Loan Bank Borrowings (continued)

The following table summarizes the FHLB maturities at December 31, 2002 based on contractual dates: (in thousands)
=============================================================
2003                                                $  85,200
2004                                                   44,900
2005                                                   30,332
2006                                                   10,013
2007                                                   49,219
2008 and thereafter                                   123,660
                                                    ---------
Total                                               $ 343,324
=============================================================

Note 9:  Other Borrowings
    Other borrowings consist of federal funds purchased, securities sold under agreements to repurchase, treasury tax and loan notes, and a revolving line of credit. These instruments represent short-term borrowings, generally maturing within one year from the transaction date. In
2002, WesBanco entered into a revolving one year, variable rate line of credit agreement with a commercial bank permitting the parent company to borrow a maximum aggregate amount of $20.0 million. Interest incurred on other borrowings amounted to $2.9 million, $5.6 million and $7.2 million, for the years ended December 31, 2002, 2001, and 2000, respectively.

Other borrowed funds are summarized as follows:
                                                         December 31,
                                              -------------------------------
(in thousands)                                    2002       2001       2000
=============================================================================
Federal funds purchased                       $  19,000  $  30,000  $  15,000
Securities sold under agreement to repurchase   143,994    140,558    106,165
Treasury tax and loan notes and other             2,440      1,684      4,440
Revolving line of credit, parent company         10,200        ---        ---
                                              -------------------------------
Total                                         $ 175,634  $ 172,242  $ 125,605
=============================================================================
Information concerning securities sold under agreements to repurchase is summarized as follows:

                                             For the years ended December 31,
                                             ---------------------------------
(dollars in thousands)                            2002       2001       2000
==============================================================================
Outstanding balance at year end                $143,994   $140,558   $106,165
Average balance during the year                 143,305    138,728    112,071
Maximum month end balance during the year       156,592    162,926    129,195
Average interest rate at year end                  1.81%      2.00%      5.79%
Average interest rate during the year              1.86       3.56       5.68
==============================================================================

Note 10: Company Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trust Holding Solely Debentures of the Corporation
     On March 1, 2002, WesBanco assumed $12.65 million of
8.5% Company Obligated Manditorily Redeemable Capital
Securities of Subsidiary Trust ("Trust Preferred
Securities") in connection with the American acquisition.
In April 1998, American created a statutory business trust
under Delaware law for the purpose of issuing the Trust
Preferred Securities.   The proceeds from the sale of the
Trust Preferred Securities, as well as proceeds from the issuance of common securities to American, were utilized by the trust to invest in $13.04 million of 8.5% Junior
Subordinated Debentures ("the Debentures") of American.
The Debentures represent the sole assets of the trust.
     The Trust Preferred Securities, which have a stated value and liquidation preference of $10 per share, are registered on the NASDAQ Stock Market under the symbol
WSBCP (formerly AMBCP). Interest on the Trust Preferred
Securities is cumulative and payable quarterly in arrears.
WesBanco has the right to optionally redeem the Debentures on or after April 30, 2003, at 100% of the stated liquidation amount plus accrued and unpaid distributions, if any, to the redemption date. Proceeds from any redemption of the Debentures would cause a mandatory redemption of the Trust Preferred Securities and the common securities having an aggregate liquidation amount equal to the principal amount of the Debentures redeemed. The
Debentures mature on April 1, 2028.
     The Trust Preferred Securities are presented as a separate category of long-term debt on the Consolidated
Balance Sheet.  For regulatory purposes, the Trust
Preferred Securities are included in Tier I Capital in accordance with regulatory reporting requirements.
     The interest incurred on these Trust Preferred
Securities for the year ended December 31, 2002 amounted to $0.9 million.

                       E - 13


Note 11:  Employee Benefit Plans
Defined Benefit Pension Plans and Other Postretirement
Plans: At December 31, 2002, substantially all employees were participants in the WesBanco Defined Benefit Pension
Plan ("The Plan"). The Plan covers those employees who satisfy minimum age and length of service requirements.
Benefits of the Plan are generally based on years of service and the employee's compensation during the last five years of employment. The Plan's funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to historical years of service, but also for benefits expected to be earned in the future.
    Retirees and certain active employees are provided a postretirement non-contributory health insurance and death benefit plan. For reported years 2002 and 2001, the health insurance benefit was $0.1 thousand per month and the death benefit was $7.5 thousand.

Net periodic pension cost for the Plan includes the following components:
                                             For the years ended December 31,
                                             --------------------------------
(in thousands)                                      2002      2001      2000
=============================================================================
Service cost - benefits earned during year        $ 1,243   $ 1,214   $ 1,064
Interest cost on projected benefit obligation       2,193     2,121     1,956
Expected return on plan assets                     (2,800)   (3,204)   (2,986)
Net amortization and recognized loss                  (45)     (559)     (638)
                                                  ---------------------------
Net periodic pension cost (earnings)              $   591   $  (428)  $  (604)
=============================================================================

The following tables summarize the activity in the projected benefit obligation and Plan assets:
                                                          For the years ended
                                                              December 31,
                                                          -------------------
(in thousands)                                              2002       2001
=============================================================================
Projected benefit obligation, at beginning of year        $30,323    $26,877
Service cost                                                1,243      1,214
Interest cost                                               2,193      2,121
Benefits paid                                              (1,689)    (1,505)
Change in interest rate assumptions                           ---        227
Actuarial loss                                              2,818      1,389
                                                          ------------------
Projected benefit obligation, at end of year              $34,888    $30,323
=============================================================================

                                                          For the years ended
                                                              December 31,
                                                          -------------------
(in thousands)                                              2002       2001
=============================================================================
Fair value of plan assets, at beginning of year           $32,618    $37,199
Actual return on assets                                    (3,674)    (3,076)
Contributions                                               1,271        ---
Benefits paid                                              (1,689)    (1,505)
                                                          ------------------
Fair value of plan assets, at end of year                 $28,526    $32,618
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

The following table sets forth the Plan's funded status and the asset reflected in the Consolidated Balance Sheet:

                                                          For the years ended
                                                              December 31,
                                                          -------------------
(in thousands)                                               2002       2001
=============================================================================
Plan assets in excess (less than) projected
   benefit obligation                                     $ (6,362)  $  2,295
Unrecognized prior service cost                             (1,091)    (1,238)
Unrecognized net loss                                       11,065      1,875
                                                          -------------------
Prepaid pension cost                                      $  3,612   $  2,932
=============================================================================

                       E - 14

Note 11:  Employee Benefit Plans (continued)

The following table shows the amounts recognized in the Consolidated Financial Statements:

                                                          For the years ended
                                                              December 31,
                                                          -------------------
(in thousands)                                               2002        2001
=============================================================================
Prepaid pension cost                                      $ 3,612     $ 2,932
Additional minimum liability                               (4,925)        ---
Accumulated other comprehensive income                      4,925         ---
                                                          -------------------
Net amount recognized on balance sheet                    $ 3,612     $ 2,932
=============================================================================
Actuarial assumptions used in the determination of the projected benefit obligation in the Plan are as follows:

                                              For the years ended December 31,
                                              --------------------------------
                                                         2002    2001    2000
==============================================================================
Weighted average discount rates                          6.75%   7.50%   7.90%
Rates of increase in compensation levels                 3.75    4.00    4.50
Weighted average expected long-term return on assets     8.50    8.75    8.75
==============================================================================

    On March 1, 2002, WesBanco became the plan administrator of the American non-contributory Defined
Benefit Pension Plan. Prior to the acquisition, American had frozen all benefit accruals in its pension plan and fully vested all participants in the benefits accrued to them. As of December 31, 2002, the American plan had a projected benefit obligation of $0.9 million, which was equal to the fair value of the plan assets, and a prepaid pension cost of $0.3 million recognized on the balance sheet. Post-merger activity in the American plan for 2002 included net periodic pension costs of $44 thousand and plan contributions of $34 thousand. WesBanco has no plans to merge the American pension plan with any of the WesBanco employee benefit plans.

KSOP (Employee Stock Ownership and 401(k) Plan):
Substantially all employees are included in the WesBanco
KSOP Plan. The KSOP plan consists of a non-contributory employee stock ownership (ESOP) and a 401(k) Plan. The
401(k) provisions require WesBanco to make matching contributions based upon an employee's contribution, subject to regulatory limitations. For 2002, WesBanco matched 50% of the first 2% of an employee's contribution and 25% of the next 2%.
    As of December 31, 2002, the Plan held 641,983 shares of WesBanco stock, of which 560,532 shares were allocated to specific employee accounts, and 81,451 shares were unallocated. Dividends earned on unallocated shares are used to pay interest on the ESOP loan. Dividends on allocated shares are distributed to employee accounts.
    During 2000, WesBanco's ESOP renewed a revolving line of credit with an affiliated lender. Conditions in the loan agreement provide for a revolving line of credit in the aggregate amount of $2.0 million to facilitate purchases of WesBanco common stock in the open market. The loan bears interest at a rate equal to the lender's base rate and requires annual repayments of principal equal to 20% of the balance at January 1 of each year. The loan has a final maturity date of 5 years from date of inception.
The revolving line of credit had an outstanding balance of $1.0 million, $1.6 million and $0 at December 31, 2002,
2001 and 2000, respectively.
    Total contributions to the KSOP for the three years ended December 31, 2002, 2001 and 2000 were $0.9 million,
$1.0 million and $1.1 million, respectively.
    American maintained a profit sharing 401(k) savings plan. On March 1, 2002 the American profit sharing 401(k) savings plan was closed to new contributions and participants and all eligible American participants were automatically enrolled in the WesBanco 401(k) plan. As of January 1, 2003, this plan was merged into the WesBanco, Inc. 401(k) plan.

Key Executive Incentive Bonus & Stock Option Plan: The Key Executive Incentive Bonus & Option Plan, which commenced in 1998, is a non-qualified plan that includes three components, an Annual Bonus, a Long-Term Incentive Bonus and a Stock Option component. The three components allow for payments of cash, or a mixture of cash and stock, or granting of stock options, depending upon the component of the plan in which the award is earned through the attainment of certain performance goals. Performance goals are established by WesBanco's Board of Directors.
    Compensation expense incurred in 2002, 2001 and 2000
for the Annual Bonus component of the plan was $0.5 million, $0.5 million and $0.4 million, respectively.
During 2002, 2001,and 2000 awards in the amounts of $50 thousand, $43 thousand and $0, respectively, for the Long-Term Bonus component were made to specific employees.
    The Stock Option component provides for granting of stock options to eligible employees. During 2002 the Board of Directors provided for the issuance of 206,000 shares of common stock for this component of the Plan at an option price of $23.96. These options vest over a three-year period and have no performance provisions. During 2001 and 2000, 159,924 and 28,000 shares, respectively, were granted at an average option price of $20.88 and $22.00 per share, respectively.
     WesBanco accounts for stock options in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees". Under APB No. 25, the 2002 and 2001 stock options were granted at prices equal to fair market value at the


                       E - 15

date of the grants, and accordingly, no compensation expense was recognized. All granted options become immediately vested in the event of a change in control of WesBanco.

The following table shows the shares activity in the Option Plan:

                                                               For the years ended December 31,
                                        ------------------------------------------------------------------------
                                                  Weighted Avg.           Weighted Avg.           Weighted Avg.
                                                  Exercise Price          Exercise Price          Exercise Price
                                          2002    Per Share       2001    Per Share       2000    Per Share
================================================================================================================
Outstanding at beginning of the year    212,811      $22.03     52,887       $25.53       24,887       $29.50
Granted during the year                 206,000       23.96    159,924        20.88       28,000        22.00
Exercised during the year                   ---         ---        ---          ---          ---          ---
Forfeited during the year                 1,392       20.74        ---          ---          ---          ---
                                       -------------------------------------------------------------------------
Outstanding at end of the year          417,419      $22.99    212,811       $22.03       52,887       $25.53
                                       -------------------------------------------------------------------------
Exercisable at year end                 226,778      $22.90     96,860       $23.31       34,218       $27.45
================================================================================================================

The following table shows the average remaining life of the stock options at December 31, 2002:

                                                             Weighted Avg.
                                              Average         Remaining
                              Options         Exercise       Contractual
Years issued                 Outstanding        Price           Years
==========================================================================
1998                           24,887           $29.50            3.50
2000                           28,000            22.00            4.92
2001                          158,532            20.88            7.85
2002                          206,000            23.96            9.90
                              ----------------------------------------
Total                         417,419                             8.40
=========================================================================

Note 12:  Other Operating Expense
Other operating expense consists of the following:

                                              For the years ended December 31,
                                              --------------------------------
(in thousands)                                   2002         2001        2000
==============================================================================
Professional fees                            $  4,139     $  3,883    $  3,568
Marketing                                       1,924        1,933       2,339
General administrative                          1,128          945       1,035
Supplies                                        2,075        1,790       2,106
Postage                                         2,351        2,002       1,758
Telecommunication                               2,322        1,767       2,229
Miscellaneous taxes                             3,642        3,405       3,170
Goodwill amortization                             ---        1,313       1,535
Core deposit intangible amortization            1,810          ---         ---
Other                                           3,652        3,869       3,151
                                             ---------------------------------
Total                                        $ 23,043     $ 20,907    $ 20,891
==============================================================================

Note 13:  Income Taxes
Reconciliation from the federal statutory income tax rate to the effective tax rate is as follows:

                                              For the years ended December 31,
                                              -------------------------------
                                                  2002      2001      2000
=============================================================================
Federal statutory tax rate                        35.0%     35.0%     35.0%
Tax-exempt interest income from securities of
    states and political subdivisions - net      (11.9)     (8.9)     (7.9)
State income taxes                                 2.5       3.4       3.8
Other - net                                       (2.2)      0.3       0.4
                                                ----------------------------
Effective tax rate                                23.4%     29.8%     31.3%
=============================================================================


                       E - 16


Note 13:  Income Taxes (continued)
The provision for income taxes applicable to income before taxes consists of the following:

                                              For the years ended December 31,
                                              --------------------------------
(in thousands)                                    2002        2001       2000
==============================================================================
Current:
    Federal                                   $  8,425    $ 10,356   $  9,936
    State                                        1,804       2,158      2,406
Deferred:
    Federal                                        441        (201)        16
    State                                          (50)        (31)       (87)
                                              --------------------------------
Total                                         $ 10,620    $ 12,282   $ 12,271
==============================================================================

The following income tax amounts were recorded in shareholders' equity as an element of other comprehensive income:

                                              For the years ended December 31,
                                              -------------------------------
(in thousands)                                       2002      2001      2000
=============================================================================
Securities and derivative transactions            $ 2,054   $ 2,577   $ 4,630
Minimum pension liability                          (1,970)      ---       ---
                                                  ---------------------------
Total                                             $    84   $ 2,577   $ 4,630
=============================================================================

Deferred tax assets and deferred tax liabilities consist of the following:

                                                           December 31,
                                                   --------------------------
(in thousands)                                         2002     2001     2000
=============================================================================
Deferred tax assets:
  Allowance for loan losses                         $ 9,569  $ 8,029  $ 7,538
  Compensation and benefits                           2,369      418      487
  Net operating loss carryforward                       ---      338      410
  Deferred loan fees and costs                          510      ---      ---
  Purchase accounting adjustments                     1,790      ---      ---
  Tax effect of fair value adjustments on
      securities available for sale                     ---      ---      214
  Other                                                  37      ---       10
                                                    -------------------------
      Gross deferred tax assets                      14,275    8,785    8,659
                                                    -------------------------
Deferred tax liabilities:
  Tax effect of fair value adjustments on
      securities available for sale and derivatives  (4,134)  (2,363)     ---
  Depreciation                                         (988)  (1,366)  (1,288)
  Purchase accounting adjustments                       ---     (431)    (452)
  Accretion on securities                              (939)    (401)    (344)
  Deferred loan fees and costs                          ---      (24)    (138)
  Other                                                 ---     (108)     ---
                                                    -------------------------
      Gross deferred tax liabilities                 (6,061)  (4,693)  (2,222)
                                                    -------------------------
Net deferred tax assets                             $ 8,214  $ 4,092  $ 6,437
=============================================================================
    WesBanco determined that it was not required to establish a valuation allowance for deferred tax assets since management believes that the deferred tax assets are likely to be realized through a carryback to taxable income in prior years, future reversals of existing taxable temporary differences and, to a lesser extent, future taxable income.

Note 14: Disclosures About Fair Value of Financial Instruments Fair value estimates of financial instruments are based on the present value of expected future cash flows, quoted market prices of similar financial instruments, if available, and other valuation techniques. These valuations are significantly affected by discount rates, cash flow assumptions, and risk assumptions used.
Therefore, fair value estimates may not be substantiated by comparison to independent markets and are not intended to reflect the proceeds that may be realizable in an immediate settlement of the instruments.
    The aggregate fair value of amounts presented does not represent the underlying value of WesBanco. Management does not have the intention to dispose of a significant portion of its financial instruments and, therefore, the unrealized gains or losses should not be interpreted as a forecast of future earnings and cash flows.


                       E - 17


The following table represents the estimates of fair value of financial instruments:

                                                   December 31,
                                  -----------------------------------------------
                                           2002                     2001
                                  ---------------------    ----------------------
                                   Carrying      Fair      Carrying      Fair
(in thousands)                       Amount      Value      Amount       Value
=================================================================================
Financial assets:
  Cash and short-term investments  $   81,085  $   81,085  $   82,275  $   82,275
  Securities held to maturity         499,161     514,735     240,953     242,558
  Securities available for sale       694,735     694,735     517,517     517,517
  Net loans (including loans
      held for sale)                1,795,805   1,825,435   1,518,909   1,537,068
Financial liabilities:
  Deposits                          2,399,956   2,411,652   1,913,458   1,928,572
  Federal Home Loan Bank borrowing    343,324     357,876     106,889     109,631
  Other borrowings                    175,634     175,783     172,242     172,326
  Company obligated mandatory
    redeemable capital securities
    of subsidiary trust                12,650      12,713         ---         ---
Derivatives:
  Interest rate swaps                  (5,835)     (5,835)     (2,122)     (2,122)
=================================================================================

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

Derivatives: Fair values for interest rate swaps are estimated by obtaining quotes from brokers. The fair value adjustments, recorded in the other liabilities section of the Consolidated Balance Sheet, represent the amount
WesBanco would receive or pay to terminate the agreement considering current interest rates.

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


                       E - 18


Note 15:  Comprehensive Income
The components of comprehensive income are as follows:

                                              For the years ended December 31,
                                              -------------------------------
(in thousands)                                     2002       2001      2000
=============================================================================
Net income                                     $ 34,826   $ 29,002   $ 26,924
Other comprehensive income - net of tax:
  Net fair value adjustment on securities
    available for sale                            6,469      5,584      7,091
  Net securities gains reclassified
    into earnings                                  (582)      (770)       ---
  Cumulative effect of accounting change
    for derivative financial instruments            ---        558        ---
  Net fair value adjustment on derivatives       (2,051)    (1,301)       ---
  Net derivative gains reclassified
    into earnings                                  (136)      (146)       ---
  Minimum pension liability                      (2,955)       ---        ---
                                               ------------------------------
Other comprehensive income                          745      3,925      7,091
                                               ------------------------------
Comprehensive income                           $ 35,571   $ 32,927   $ 34,015
=============================================================================

Note 16:  Commitments and Contingent Liabilities
Commitments: In the normal course of business, WesBanco offers off-balance sheet credit arrangements to enable its customers to meet their financing objectives. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. WesBanco has various commitments outstanding to extend credit approximating
$262.0 million and $251.4 million and standby letters of credit of $29.1 million and $18.3 million as of December
31, 2002 and 2001, respectively.
    WesBanco's exposure to credit losses in the event of non-performance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is limited to the contractual amount of those instruments. WesBanco uses the same credit policies in making commitments and conditional obligations as for all other lending.
    Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.
Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
Expected losses on such commitments are recorded in other liabilities.
    Letters of credit are conditional commitments issued by banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions.

Contingent Liabilities: WesBanco and its affiliates are parties to various legal and administrative proceedings and claims. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims pending or known to be threatened will not have a material adverse effect on WesBanco's consolidated financial position.

Note 17:  Derivatives
    WesBanco may enter into interest rate swap agreements to manage its own risks arising from movement in interest rates. During 2001, WesBanco had entered into interest rate swap agreements that effectively converted $125.0 million of its prime based money market deposit accounts to a fixed-rate basis for an average term of 5.24 years, thus reducing the impact of rising interest rates on future interest expense. At December 31, 2002 and December 31,
2001, the notional amount of the swap agreements was $110.5 million and $122.2 million, respectively, with WesBanco receiving a weighted average variable rate of 2.16% and 2.42%, and paying a weighted average fixed rate of 4.37%.
    At December 31, 2002 net fair value adjustments on interest rate swap agreements reflected unrealized pretax net losses of $5.8 million. Fair value adjustments represent temporary fluctuations resulting from changes in market rates in relation to the average fixed pay rate and projected variable receive rate over the remaining term of the derivative. If derivatives are held to their respective dates, no fair value gain or loss is realized.
    During 2000, all then outstanding interest rate swap agreements were terminated, generating a deferred gain of $1.0 million, which was reported as a component of other comprehensive income. The deferred gain is being amortized, using the interest method, over the remainder of the original term of the terminated swap agreements ending in September of 2006. WesBanco amortized $0.2 million and $0.2 million of interest rate swap gains during 2002 and 2001, respectively. WesBanco will realize $0.2 million of interest rate swap gains during 2003.


                       E - 19


The following table summarizes the 2002 changes in the accumulated other comprehensive income resulting from derivatives:

(in thousands)
=============================================================================
Balance at December 31, 2001                                       $    (889)
Net deferred gains on derivatives reclassified into earnings            (136)
Net interest expense on the effective portion of
  derivatives reclassified into earnings                               1,419
Net change in fair value on the effective portion of
   derivatives not reclassified into earnings                         (3,470)
                                                                   ---------
Balance at December 31, 2002                                       $  (3,076)
=============================================================================

Note 18:  Transactions With Related Parties
    Certain directors and officers (including their affiliates, families and entities in which they are principal owners) of WesBanco and its subsidiaries are customers of those subsidiaries and have had, and are expected to have, transactions with the subsidiaries in the ordinary course of business. In addition, certain directors are also directors or officers of corporations, which are customers of the bank and have had, and are expected to have, transactions with the bank in the ordinary course of business. In the opinion of management, such transactions are consistent with prudent banking practices and are within applicable banking regulations.
Indebtedness of related parties aggregated approximately
$52.7 million, $62.3 million and $48.2 million as of December 31, 2002, 2001, and 2000, respectively. During
2002, $163.7 million in related party loans were funded and $173.3 million were repaid.

Note 19:  Regulatory Matters
    WesBanco (Parent Company) is a legal entity separate and distinct from its subsidiaries. There are various legal limitations on the extent to which WesBanco's banking subsidiary may extend credit, pay dividends or otherwise supply funds to WesBanco. Certain restrictions under Federal and State law exist regarding the ability of a bank subsidiary to pay dividends to WesBanco. Approval is required if total dividends declared by a bank subsidiary, in any calendar year, exceeds net profits for that year combined with its retained net profits for the preceding two years. In determining to what extent to pay dividends, a bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements. During the first quarter of 2002 and 2001, Federal and State regulatory agencies granted approval to declare special dividends to WesBanco for the purpose of funding share repurchase plans. As of December 31, 2002 and 2001, WesBanco's banking subsidiary, could not have declared any dividends to be paid to WesBanco without prior approval from regulatory agencies.
    Federal Reserve regulations require depository institutions to maintain cash reserves with the Federal
Reserve Bank. The average amounts of required reserve balances were approximately $25.5 million and $29.0 million during 2002 and 2001, respectively.
    WesBanco is subject to various regulatory capital requirements (risk-based capital ratios) administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on WesBanco's financial results.
    All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets, and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets.
Tier 1 capital consists principally of shareholders' equity, excluding unrealized gains and losses on securities available for sale and derivatives, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus the allowance for loan losses subject to limitation. The regulations also define well-capitalized levels of Tier 1, total capital, and Tier 1 leverage as 6%, 10%, and 5%, respectively. WesBanco and its banking subsidiary were categorized as well-capitalized under the Federal Deposit Insurance Corporation Improvement Act at
December 31, 2002 and 2001. There are no conditions or events since December 31, 2002 that management believes have changed WesBanco's well-capitalized category.

The following table summarizes risk-based capital amounts and ratios for WesBanco and its bank subsidiary:

                                                      December 31,
                                          -----------------------------------
                                                2002                2001
                                          ----------------    ---------------
(dollars in thousands)                      Amount   Ratio    Amount   Ratio
=============================================================================
WesBanco, Inc.
   Tier 1 Leverage                         $274,660   8.53%   $235,726   9.62%
   Tier 1 Capital to Risk-Weighted Assets   274,660  12.95     235,726  14.09
   Total Capital to Risk-Weighted Assets    299,740  14.13     256,512  15.34
                                           ----------------------------------
WesBanco Bank, Inc.
   Tier 1 Leverage                         $274,864   8.56%   $226,059   9.28%
   Tier 1 Capital to Risk-Weighted Assets   274,864  13.01     226,059  13.57
   Total Capital to Risk-Weighted Assets    299,936  14.20     246,826  14.81
=============================================================================

                       E - 20


Note 20:  Condensed Parent Company Financial Statements
Presented below are the condensed Balance Sheet, Statement of Income and Statement of Cash Flows for the Parent Company:

Balance Sheet                                                December 31,
                                                        ---------------------
(in thousands)                                              2002       2001
=============================================================================
Assets
Cash and short-term investments                          $   5,617  $   5,746
Investment in subsidiaries:
  Banking                                                  337,514    248,746
  Nonbank                                                    6,075      6,491
Securities available for sale carried at fair value         12,366     14,974
Other assets                                                 1,298        483
                                                         --------------------
Total Assets                                             $ 362,870  $ 276,440
                                                         ====================
Liabilities
Borrowings                                               $  18,728  $  13,272
Company obligated mandatorily redeemable capital
  securities of subsidiary trust holding solely
  debentures of the Corporation                             12,650        ---
Dividends payable and other liabilities                      6,321      4,967
                                                         --------------------
Total Liabilities                                           37,699     18,239
Shareholders' Equity                                       325,171    258,201
                                                         --------------------
Total Liabilities and Shareholders' Equity               $ 362,870  $ 276,440
=============================================================================


Statement of Income                           For the years ended December 31,
                                              --------------------------------
(in thousands)                                      2002      2001      2000
==============================================================================
Dividends from subsidiaries:
  Banking                                         $30,000   $33,000   $30,000
  Nonbank                                             650       550       ---
Income from securities                                508       735       838
Other income                                          101       109       225
                                                  ---------------------------
Total income                                       31,259    34,394    31,063
Total expense                                       3,236     1,981     1,781
                                                  ---------------------------
Income before income tax benefit and undistributed
   net income (excess dividends) of subsidiaries   28,023    32,413    29,282
Income tax benefit                                 (1,190)     (631)     (476)
                                                  ---------------------------
Income before undistributed net income
   of subsidiaries                                 29,213    33,044    29,758
Undistributed net income (excess dividends)
   of subsidiaries                                  5,613    (4,042)   (2,834)
                                                  ---------------------------
Net Income                                        $34,826   $29,002   $26,924
=============================================================================


Statement of Cash Flows                       For the years ended December 31,
                                              -------------------------------
(in thousands)                                      2002      2001      2000
=============================================================================
Cash flows from operating activities:
   Net income                                     $34,826   $29,002   $26,924
   Excess dividends (undistributed net income)
      of subsidiaries                              (5,613)    4,042     2,834
   (Increase) decrease in other assets               (100)       37     2,547
   Other - net                                        872    (1,667)      148
                                                  ---------------------------
Net cash provided by operating activities          29,985    31,414    32,453
                                                  ---------------------------
Cash flows from investing activities:
   Securities available for sale:
     Proceeds from sales                              194       405     4,252
     Proceeds from maturities and calls             3,345       265     1,285
     Payments for purchases                          (500)     (963)     (977)
   Additional capitalization of subsidiaries         (400)      (75)     (650)
                                                  ---------------------------
Net cash provided by (used in)
   investing activities                             2,639      (368)    3,910
                                                  ---------------------------
Cash flows from financing activities:
   Borrowings (payments) on ESOP debt - net          (543)    1,572      (350)
   Increase in borrowings                           6,000       200     9,500
   Purchases of treasury stock - net              (19,957)  (14,975)  (28,367)
   Dividends paid                                 (18,890)  (16,737)  (17,167)
   Other                                              637       ---       ---
                                                  ---------------------------
Net cash used by financing activities             (32,753)  (29,940)  (36,384)
                                                  ---------------------------
Net increase (decrease) in cash and
  cash equivalents                                   (129)    1,106       (21)
Cash and short-term investments at
  beginning of year                                 5,746     4,640     4,661
                                                  ---------------------------
Cash and short-term investments at end of year    $ 5,617   $ 5,746   $ 4,640
=============================================================================

                        E - 21


Note 21:  Business Segments
    WesBanco operates two reportable segments: community banking and trust and investment services. WesBanco's community banking segment offers services traditionally offered by full-service commercial banks, including commercial and individual demand and time deposit accounts and commercial, mortgage and individual installment loans.
The trust and investment services segment offers trust services as well as various alternative investment products including mutual funds and annuities. The market values of assets under management of the trust and investment services segment were $2.3 billion, $2.8 billion and $3.1 billion, at December 31, 2002, 2001 and 2000, respectively.
These assets are held by WesBanco's affiliate, WesBanco
Bank, Inc. in fiduciary or agency capacities for their customers and therefore are not included as assets on WesBanco's Consolidated Balance Sheet.

Presented below are the condensed Statements of Income for WesBanco's business segments:

                                                        Trust and
                                             Community  Investment
(in thousands)                                Banking    Services Consolidated
==============================================================================
For the year ended December 31, 2002
Interest income                              $176,155          ---   $176,155
Interest expense                               72,555          ---     72,555
                                             --------------------------------
Net interest income                           103,600          ---    103,600
Provision for loan losses                       9,359          ---      9,359
                                             --------------------------------
Net interest income after provision
   for loan losses                             94,241          ---     94,241
Non-interest income                            16,326      $11,526     27,852
Non-interest expense                           69,781        6,866     76,647
                                             --------------------------------
Income before income taxes                     40,786        4,660     45,446
Provision for income taxes                      8,756        1,864     10,620
                                             --------------------------------
Net Income                                   $ 32,030      $ 2,796   $ 34,826
=============================================================================
For the year ended December 31, 2001
Interest income                              $163,939          ---   $163,939
Interest expense                               76,354          ---     76,354
                                             --------------------------------
Net interest income                            87,585          ---     87,585
Provision for loan losses                       5,995          ---      5,995
                                             --------------------------------
Net interest income after provision
   for loan losses                             81,590          ---     81,590
Non-interest income                            13,084     $ 11,504     24,588
Non-interest expense                           58,042        6,852     64,894
                                             --------------------------------
Income before income taxes                     36,632        4,652     41,284
Provision for income taxes                     10,421        1,861     12,282

Net Income                                   $ 26,211     $  2,791   $ 29,002
=============================================================================
For the year ended December 31, 2000
Interest income                              $163,079          ---   $163,079
Interest expense                               79,552          ---     79,552
                                             --------------------------------
Net interest income                            83,527          ---     83,527
Provision for loan losses                       3,225          ---      3,225
                                             --------------------------------
Net interest income after provision
   for loan losses                             80,302          ---     80,302
Non-interest income                            11,150     $ 12,226     23,376
Non-interest expense                           57,846        6,637     64,483
                                             --------------------------------
Income before income taxes                     33,606        5,589     39,195
Provision for income taxes                     10,035        2,236     12,271
                                             --------------------------------
Net Income                                   $ 23,571     $  3,353   $ 26,924
=============================================================================


                             E - 22


Management's Responsibility for Financial Statements
------------------------------------------------------------
    The financial statements and the information pertaining to those statements are the responsibility of management. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States, applied on a consistent basis.
    The accounting systems of WesBanco and its subsidiaries include internal controls and procedures which provide reasonable assurance as to the reliability of the financial records. Internal controls are generally supported by written policies and procedures. WesBanco's internal audit function performs audits of operations, reviews procedures, monitors adherence to corporate policies and submits written audit reports to the Audit Committee. The Audit Committee of the Board of Directors is composed of only independent directors. The Audit Committee meets regularly with management, internal audit and independent auditors to review accounting, auditing and financial matters. The internal auditors, Federal and State examiners, and Ernst & Young LLP have full access to the Audit Committee to discuss any appropriate matters.
    The financial statements have been audited by Ernst & Young LLP, independent auditors. Their accompanying report is based on an audit conducted in accordance with auditing standards generally accepted in the United States.



/s/ Paul M. Limbert                      /s/ Robert H. Young

Paul M. Limbert                           Robert H. Young
President and Chief                       Executive Vice
Executive Officer                         President and Chief
                                          Financial Officer





Report of Ernst & Young LLP, Independent Auditors
--------------------------------------------------------------
Shareholders and Board of Directors
WesBanco, Inc.


    We have audited the accompanying consolidated balance sheets of WesBanco, Inc. and subsidiaries as of December
31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December
31, 2002. These financial statements are the responsibility of WesBanco, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WesBanco, Inc. and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended
December 31, 2002, in conformity with accounting principles generally accepted in the United States.



                                        /s/ Ernst & Young LLP

January 24, 2003
Pittsburgh, Pennsylvania


                           E - 23

Condensed Quarterly Statement of Income
------------------------------------------------------------------------------
(in thousands, except per share amounts)

                                                             2002 Quarter ended
                                        ----------------------------------------------------------------
                                                                                                Annual
                                         March 31     June 30    September 30   December 31      Total
========================================================================================================
Interest income                          $40,869      $45,566      $44,986        $44,734      $176,155
Interest expense                          16,616       18,915       18,798         18,226        72,555
                                        ----------------------------------------------------------------
Net interest income                       24,253       26,651       26,188         26,508       103,600
Provision for loan losses                  2,239        1,760        2,757          2,603         9,359
                                        ----------------------------------------------------------------
Net interest income after provision
        for loan losses                   22,014       24,891       23,431         23,905        94,241
Non-interest income                        7,104        6,657        6,641          7,450        27,852
Non-interest expense                      17,780       19,884       19,330         19,653        76,647
                                        ----------------------------------------------------------------
Income before income taxes                11,338       11,664       10,742         11,702        45,446
Provision for income taxes                 3,270        2,986        1,782          2,582        10,620
                                        ----------------------------------------------------------------
Net Income                               $ 8,068      $ 8,678      $ 8,960        $ 9,120      $ 34,826
                                        ================================================================
Earnings per share                         $0.42        $0.41        $0.43          $0.44         $1.70
========================================================================================================

                                                             2001 Quarter ended
                                        ----------------------------------------------------------------
                                                                                                Annual
                                         March 31     June 30    September 30   December 31      Total
========================================================================================================
Interest income                          $40,905      $41,340      $41,563        $40,131      $163,939
Interest expense                          19,969       19,642       19,519         17,224        76,354
                                        ----------------------------------------------------------------
Net interest income                       20,936       21,698       22,044         22,907        87,585
Provision for loan losses                    900        1,123        2,327          1,645         5,995
                                        ----------------------------------------------------------------
Net interest income after provision
        for loan losses                   20,036       20,575       19,717         21,262        81,590
Non-interest income                        6,000        6,053        6,150          6,385        24,588
Non-interest expense                      15,044       16,187       16,260         17,403        64,894
                                        ----------------------------------------------------------------
Income before income taxes                10,992       10,441        9,607         10,244        41,284
Provision for income taxes                 3,587        3,141        2,601          2,953        12,282
                                        ----------------------------------------------------------------
Net Income                               $ 7,405      $ 7,300      $ 7,006        $ 7,291      $ 29,002
                                        ================================================================
Earnings per share                         $0.40        $0.40        $0.39          $0.41         $1.60
========================================================================================================

                                   E - 24



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

Forward-Looking Statements
    Forward-looking statements in this report relating to WesBanco's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements, which are not historical fact, involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, and consumer loan customers and their lending activities; actions of the Federal Reserve Board and Federal Deposit Insurance Corporation, legislative and Federal and State regulatory actions and reform, or other unanticipated external developments materially impacting WesBanco's operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

Application of Critical Accounting Policies & Estimates
    WesBanco's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions and judgements that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgements are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgements. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgements and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgements are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility.
    The most significant accounting policies followed by WesBanco are included in Note 1 to the Consolidated Financial Statements. These policies, along with other Notes to the Consolidated Financial Statements and in this Management's Discussion and Analysis, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses and goodwill and other intangible assets to be the accounting estimates that require the most subjective or complex judgements, and as such could be most subject to revision as new information becomes available.
    The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgements and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, consideration of current economic trends and conditions, and other relevant factors, all of which may be susceptible to significant change. See Note 1 of the Consolidated
Financial Statements along with the Loans and Credit Risk section located in this Management's Discussion and Analysis for a description of the methodology used to determine the allowance for loan losses and a discussion of the factors affecting the amount of the allowance for loan losses.
    SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," establishes standards for the amortization of acquired intangible assets and impairment assessment of goodwill. At December 31, 2002, WesBanco had core deposit intangibles of $9.3 million subject to amortization and goodwill of $49.5 million, which was not subject to periodic amortization. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible elements in the business acquired. WesBanco's goodwill relates to the value inherent in the banking industry and that value is dependent upon WesBanco's ability to provide quality, cost effective services in a competitive marketplace. As such, goodwill value is supported ultimately by revenue that is driven by the volume of business transacted. A decrease in earnings resulting from a decline in customer base or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods.
SFAS No. 142 requires an annual evaluation of goodwill for impairment.
The fair value of WesBanco and the implied fair value of goodwill at the respective reporting unit level are estimated using discounted cash flow methodologies and industry comparable information. WesBanco has concluded that the recorded value of goodwill was not impaired as a result of the evaluation.


                                E - 25


Table 1.  Five Year Selected Financial Summary
(dollars in thousands, except per share amounts)

                                                                              December 31,
                                              --------------------------------------------------------------------
                                                    2002          2001          2000          1999          1998
==================================================================================================================
Per share information:
Dividends                                          $0.935        $ 0.92        $0.895        $ 0.88        $ 0.84
Book value at year end                              15.89         14.46         13.92         13.63         14.35
Average common shares outstanding              20,459,122    18,123,851    19,092,927    20,229,524    20,867,193

Selected balance sheet information:
Total securities                               $1,193,896    $  758,470    $  546,389    $  567,928    $  680,550
Net loans                                       1,795,805     1,518,909     1,570,672     1,503,694     1,353,920
Total assets                                    3,297,231     2,474,454     2,310,137     2,269,726     2,242,712
Total deposits                                  2,399,956     1,913,458     1,870,361     1,814,001     1,787,642
Total shareholders' equity                        325,171       258,201       258,506       269,664       296,483

Selected ratios:
Return on average assets                             1.13%         1.21%         1.18%         1.23%         1.26%
Return on average equity                            10.95         11.28         10.42          9.85          9.55
Dividend payout                                     55.00         57.50         63.47         64.23         61.76
Average equity to average assets                    10.29         10.70         11.30         12.47         13.16

Trust assets, market value at year end         $2,295,737    $2,808,862    $3,099,441    $3,087,610    $2,774,906
==================================================================================================================

                                                             For the years ended December 31,
                                              --------------------------------------------------------------------
Summary statement of income:                         2002          2001          2000          1999          1998
==================================================================================================================
Interest income                                  $176,155      $163,939      $163,079      $155,861      $162,718
Interest expense                                   72,555        76,354        79,552        69,231        73,925
                                              --------------------------------------------------------------------
Net interest income                               103,600        87,585        83,527        86,630        88,793
Provision for loan losses                           9,359         5,995         3,225         4,295         4,392
                                              --------------------------------------------------------------------
Net interest income after provision
              for loan losses                      94,241        81,590        80,302        82,335        84,401
Non-interest income                                27,852        24,588        23,376        24,581        25,715
Non-interest expense                               76,647        64,894        64,483        67,813        68,308
                                              --------------------------------------------------------------------
Income before income taxes                         45,446        41,284        39,195        39,103        41,808
Provision for income taxes                         10,620        12,282        12,271        11,465        13,495
                                              --------------------------------------------------------------------
Net Income                                       $ 34,826      $ 29,002      $ 26,924      $ 27,638      $ 28,313
                                              --------------------------------------------------------------------
Earnings per share                                  $1.70         $1.60         $1.41         $1.37         $1.36
==================================================================================================================

Earnings Summary
     Earnings for 2002 were $34.8 million or $1.70 per share compared to $29.0 million or $1.60 per share in 2001.
The results for 2002 reflect the acquisition of American
Bancorporation ("American") on March 1, 2002. Please see
Note 2 of the Consolidated Financial Statements for additional information on the acquisition. WesBanco's 2002 financial performance was highlighted by growth in net interest income, improved operating efficiencies and a reduction in the effective tax rate. These positive factors were partially offset by an increase in the provision for loan losses.
    Excluding the impact of certain adjusting items, primarily merger-related expenses, net securities gains, asset disposal losses, and goodwill amortization for 2001, core earnings per share would have been $1.74 or $35.6 million for the year ended December 31, 2002, compared to $1.64 or $29.7 million for the same period in 2001.
See Table 2 for a reconciliation of core earnings to GAAP earnings.
    Return on average assets was 1.13% and return on average equity was 10.95% for the year ended December 31, 2002, compared to 1.21% and 11.28%, in 2001, respectively.

[GRAPH]
Core Earnings Per Share*

1998      $ 1.28
1999      $ 1.32
2000      $ 1.46
2001      $ 1.64
2002      $ 1.74

* Excludes amortization of goodwill, merger-related expenses, net securities gains and net losses on sale of assets.

                         E - 26


Earnings Summary (continued)
Table 2.  Reconciliation of Core Earnings To GAAP Earnings
                                                         For the years ended
                                                              December 31,
                                                      -----------------------
(dollars in thousands, except per share amounts)           2002         2001
=============================================================================
Net income                                              $34,826      $29,002
 Less: Net gains on securities and net
           losses on sale of assets                         863          726
 Plus: Merger-related expenses                            1,635          153
       Amortization of goodwill                               -        1,313
                                                      -----------------------
Core earnings                                           $35,598      $29,742
                                                      =======================

Net income per share                                      $1.70        $1.60
 Less: Net gains on securities and net
              losses on sale of assets                     0.04         0.04
 Plus: Merger-related expenses                             0.08         0.01
       Amortization of goodwill                               -         0.07
                                                      -----------------------
Core earnings per share                                   $1.74        $1.64
=============================================================================

Results Of Operations
Net Interest Income
    Taxable equivalent net interest income, which is WesBanco's largest revenue source, is the difference between interest income on earning assets (loans, securities and federal funds sold) and interest expense paid on liabilities (deposits and borrowings) adjusted for the stated tax rates. Taxable equivalent net interest income is affected by the general level of interest rates, changes in interest rates, and changes in the amount and composition of interest earning assets and interest bearing liabilities.
    Taxable equivalent net interest income for 2002 increased $19.1 million or 20.5% in comparison to 2001. The overall increase in net interest income was primarily related to average earning assets, increasing $619.6 million or 27.7% and average interest bearing liabilities, increasing $567.4 million or 29.9%. These average balance sheet increases were primarily related to the acquisition of American. Partially offsetting the increase in net interest income due to balance sheet growth was a decline in the taxable equivalent net interest margin to 3.93% in 2002 compared to 4.17% in 2001. As interest rates fell to historic lows during 2002, factors contributing to the decline in net interest margin included narrowing interest rate spreads between loan and deposit products, increases in loan refinancings, changes in the composition of earning assets and shortening maturities in the securities portfolio in anticipation of rising interest rates later in 2002. Table 4 presents the impact of these changes in volume and rate on the components of tax equivalent net interest income.

[GRAPH]
              Net Interest Income*
in millions   -------------------
              1998        $ 93.96
              1999        $ 92.11
              2000        $ 88.40
              2001        $ 93.15
              2002        $112.20

              * Taxable equivalent

    Taxable equivalent interest income increased $15.3 million or 9.0% for 2002 compared to 2001. The increase in taxable equivalent interest income was primarily due to an increase in the volume of average earning assets which was partially offset by decreases in yields. The taxable equivalent yield on average earning assets decreased to 6.47% in 2002 from 7.58% in 2001. The decline in the taxable equivalent yield was due to lower-margin acquired net assets of American, an increase in securities with lower yields, commercial loan and residential mortgage refinancings at historically low interest rates, the continued run off in higher-yielding but less profitable indirect automobile lending, and reduced commercial loan demand due to uncertain economic conditions in the business sector.
    Interest expense decreased $3.8 million or 5.0% from 2001. As shown in Table 3, the decrease in interest expense resulted from a decline in the rate paid on average interest bearing liabilities to 2.95% in 2002 from 4.03% in 2001, which was partially offset by a total volume increase of 30.0% in 2002. The decrease in the rate paid on average interest bearing liabilities was attributable to significant interest rate reductions on interest bearing deposits as well as lower rates on new FHLB borrowings and other borrowings comprised mainly of repurchase agreements and federal funds purchased. During 2002, customers shifted out of savings accounts and long-term certificates of deposit and invested in money market accounts. Average other borrowings increased $181.3 million of which $150.0 million related to FHLB borrowings assumed in the American acquisition.

[GRAPH]
           Net Interest Margin %*
           ----------------------
           1998            4.46%
           1999            4.39%
           2000            4.14%
           2001            4.17%
           2002            3.93%

           * Taxable equivalent


                              E - 27


Table 3.  Average Balance Sheet and Net Interest Analysis

                                                               For the years ended December 31,
                              --------------------------------------------------------------------------------------------------
                                            2002                             2001                             2000
                              -------------------------------- -------------------------------- --------------------------------
                                 Average              Average     Average              Average    Average               Average
(dollars in thousands)           Volume     Interest    Rate      Volume     Interest    Rate      Volume     Interest    Rate
=================================================================================================================================
Assets
Loans, net of unearned
             income (1)        $1,789,078   $124,912    6.98%   $1,559,145   $126,230    8.10%   $1,556,195   $128,591    8.26%
Securities: (2)
   Taxable                        703,308     34,670    4.93       425,006     25,692    6.05       374,302     24,297    6.49
   Tax-exempt (3)                 327,331     24,568    7.51       209,268     15,892    7.59       182,516     13,806    7.56
                              ---------------------------------------------------------------------------------------------------
    Total securities            1,030,639     59,238    5.75       634,274     41,584    6.56       556,818     38,103    6.84
Federal funds sold                 35,683        604    1.69        42,421      1,687    3.98        18,703      1,217    6.51
                              ---------------------------------------------------------------------------------------------------
    Total earning assets (3)    2,855,400   $184,754    6.47%    2,235,840   $169,501    7.58%    2,131,716   $167,911    7.88%
                              ---------------------------------------------------------------------------------------------------
Other assets                      235,070                          167,593                          156,062
                              ---------------------------------------------------------------------------------------------------
Total Assets                   $3,090,470                       $2,403,433                       $2,287,778
                              ===================================================================================================

Liabilities and
Shareholders' Equity
Interest bearing
  demand deposits              $  267,944   $  1,685    0.63%   $  245,712   $  3,920    1.60%   $  247,753   $  5,026    2.03%
Money market                      468,696     12,890    2.75       374,100     14,006    3.74       352,084     16,462    4.68
Savings deposits                  352,333      3,852    1.09       252,606      4,671    1.85       265,723      5,264    1.98
Certificates of deposit           946,425     38,481    4.07       776,852     43,632    5.62       774,607     43,689    5.64
                              ---------------------------------------------------------------------------------------------------
    Total interest
       bearing deposits         2,035,398     56,908    2.80     1,649,270     66,229    4.02     1,640,167     70,441    4.29
Other borrowings                  416,085     14,730    3.54       245,390     10,125    4.13       155,149      9,111    5.87
Trust preferred securities         10,603        917    8.65
                              ---------------------------------------------------------------------------------------------------
    Total interest
       bearing liabilities      2,462,086   $ 72,555    2.95%    1,894,660   $ 76,354    4.03%    1,795,316   $ 79,552    4.43%
                              ---------------------------------------------------------------------------------------------------
Non-interest bearing
  demand deposits                 279,560                          228,936                          215,393
Other liabilities                  30,762                           22,759                           18,645
Shareholders' Equity              318,062                          257,078                          258,424
                              ---------------------------------------------------------------------------------------------------
Total Liabilities and
   Shareholders' Equity        $3,090,470                       $2,403,433                       $2,287,778
                              ===================================================================================================
Taxable equivalent net
   interest margin (3)                      $112,199    3.93%                $ 93,147    4.17%                $ 88,359    4.14%
=================================================================================================================================

(1) Total loans are gross of allowance for loan losses, net of unearned income, and include loans held for sale. Non-accrual loans were included in the average volume for the entire period. Loan fees included in interest on loans are not material.
(2) Average yields on securities available for sale have been calculated based on amortized cost.
(3) Taxable equivalent basis is calculated on tax-exempt securities using a tax rate of 35% for each year presented.

Table 4. Rate Volume Analysis of Changes in Interest Income and Interest Expense (1)

                                                  2002 Compared to 2001              2001 Compared to 2000
                                           ---------------------------------    ------------------------------
                                                                Net Increase                      Net Increase
(in thousands)                              Volume      Rate     (Decrease)      Volume    Rate    (Decrease)
=============================================================================================================
Increase (decrease) in interest income:
  Loans, net of unearned income            $17,291   $(18,609)    $(1,318)      $   330   $(2,691)    $(2,361)
  Taxable securities                        14,402     (5,424)      8,978         3,141    (1,746)      1,395
  Tax-exempt securities(2)                   8,864       (188)      8,676         2,031        55       2,086
  Federal funds sold                          (235)      (848)     (1,083)        1,084      (614)        470
                                           -------------------------------------------------------------------
    Total interest income change            40,322    (25,069)     15,253         6,586    (4,996)      1,590
                                           -------------------------------------------------------------------
Increase (decrease) in interest expense:
  Interest bearing demand deposits             327     (2,562)     (2,235)          (41)   (1,065)     (1,106)
  Money market                               3,083     (4,199)     (1,116)          980    (3,436)     (2,456)
  Savings deposits                           1,909     (2,728)       (819)         (252)     (341)       (593)
  Certificates of deposit                    8,363    (13,514)     (5,151)          126      (183)        (57)
  Other borrowings                           6,490       (968)      5,522         4,257    (3,243)      1,014
                                           -------------------------------------------------------------------
    Total interest expense change           20,172    (23,971)     (3,799)        5,070    (8,268)     (3,198)
                                           -------------------------------------------------------------------
Net interest income increase (decrease)(2) $20,150   $ (1,098)    $19,052       $ 1,516   $ 3,272     $ 4,788
=============================================================================================================

(1) Changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.
(2) Taxable equivalent basis is calculated on tax-exempt securities using a tax rate of 35% for each year presented.


                             E - 28


Results of Operations (continued)
Provision For Loan Losses
    The provision for loan losses in 2002 increased to $9.4 million compared to $6.0 million in 2001. Net charge-offs increased to $9.0 million compared to $5.2 million in 2001. As shown in Table 13, net charge-offs as a percentage of average total loans increased to 0.50% in 2002 from 0.34% in 2001. The increase in the provision resulted from increases in loan delinquencies, non-performing loans, rising consumer loan losses and to a lesser extent from growth in the loan portfolio associated with the American acquisition. For additional information see the Allowance for Loan Losses section of Loans and Credit Risk included in this Management's Discussion and Analysis.

Non-Interest Income
    Excluding net securities gains, 2002 non-interest income increased $2.7 million or 11.5% from 2001. The increase related primarily to growth in fee income earned on deposit accounts acquired in the American transaction.
    Trust fees remained consistent at $11.5 million for the years ended December 31, 2002 and 2001 with managed mutual fund asset fees and higher estate fees helping to offset the impact of reduced market values. The market value of trust assets at December 31, 2002 was $2.3 billion, a decrease of $513.1 million or 18.3% from December 31, 2001, primarily related to reduced equity market values.

[GRAPH]
             Non-Interest Income* to
                 Average Assets
             -----------------------
             1998            0.87%
             1999            0.92%
             2000            0.99%
             2001            0.97%
             2002            0.86%

             * Excludes net securities gains.

    Deposit activity revenue increased approximately $1.6 million or 17.8% compared to 2001 due to increases in income connected with customer deposit activities, debit cards and automatic teller machines.
    Other income increased by approximately $1.0 million or 39.3% compared to 2001 as a result of an increase in the net cash surrender value of bank owned life insurance and benefits paid on these policies. Bank owned life insurance increased from $10.5 million at December 31, 2001 to $62.9 million at December 31, 2002, with $11.7 million added through the American acquisition. An additional investment of $40.0 million was made during December 2002.
    Net securities gains increased $0.6 million or 44.8% in 2002 primarily from sales of U.S. Agency securities to improve liquidity and reposition the securities portfolio primarily after the acquisition of American. In 2002, WesBanco recognized $0.9 million in other-than-temporary impairment losses on investment securities.

Non-Interest Expense
    Non-interest expenses, excluding amortization of goodwill and merger-related expenses, increased $10.8 million or 17.0% from 2001. The increase was related primarily to expansion of internal operations, personnel and new banking offices acquired in the American transaction. WesBanco's efficiency ratio improved to 53.44% in 2002 from 54.25% in 2001.
    Salaries and wages increased $3.4 million or 12.2% in 2002 primarily due to the additional employees acquired in the American transaction as well as normal salary increases. Employee benefit costs increased $2.0 million or 33.5% compared to 2001, primarily due to the increase in employees. Full-time equivalent employees increased to 1,156 as of December 31, 2002 compared to 1,003 as of December 31, 2001. In addition, pension and health care costs were significant contributors to higher employee benefit expense. Contributing to the rise in pension expense during 2002 were reduced pension asset values and a lower pension liability discount rate assumption. The decline in pension asset values and discount rate resulted in WesBanco recording a $3.0 million charge, net of tax, to other comprehensive income. WesBanco anticipates a significantly higher pension expense of approximately $1.8 million in 2003 as a result of these factors and a reduced long-term rate of return assumption.

[GRAPH]
              Non-Interest Expense* to
                   Average Assets
              ------------------------
              1998             2.96%
              1999             3.01%
              2000             2.85%
              2001             2.64%
              2002             2.40%

              * Excludes amortization of goodwill and
                merger-related expenses.

    In other non-interest expense categories, the increase in net occupancy expense was principally due to the integration of American's branch facilities. The increase in equipment and other operating expense resulted from a rise in technology-related expenses as WesBanco integrated
American's operations into its core banking and computer network systems. Technology costs impacted a number of expense categories including equipment maintenance agreements, consulting services and data-line communication charges.
    During 2002, operating expenses were increased by core deposit intangible amortization of $1.8 million associated with the American acquisition. Additionally, WesBanco ceased amortization of goodwill in accordance with the adoption of SFAS No. 142, "Goodwill and Other Intangible
Assets" on January 1, 2002. Prior to adoption of the new standard, annual

                      E - 29


goodwill amortization approximated $1.3 million. See
Notes 1, 2 and 6 of the Consolidated Financial Statements for more information on the accounting for goodwill and core deposit intangibles.
    Merger-related expenses increased $2.3 million compared to 2001 due to severance payments, data systems conversion costs, and other merger-related expenses associated primarily with the American acquisition.

Income Taxes
    Although WesBanco's pretax income increased $4.2 million to $45.4 million in 2002 from $41.3 million in 2001, the provision for income taxes decreased by 13.5% to $10.6 million in 2002. This decline in the provision was caused by an increase in state and municipal tax exempt income primarily due to a $118.1 million increase in average tax exempt investment securities, the majority of which was acquired in the American acquisition, as well as additional purchases throughout the year. The effective tax rate was further reduced by certain prior years' favorable tax settlements. All of these factors lowered the effective tax rate to 23% for 2002 from 30% for 2001. For 2003, it is currently anticipated that the effective tax rate will approximate 20%. The decrease in the estimated 2003 effective tax rate reflects an expected increase in state and municipal tax exempt income and the purchase of additional bank owned life insurance.
    Federal income tax expense decreased $1.3 million to $8.9 million in 2002 from $10.2 million in 2001. WesBanco's
West Virginia affiliates are subject to a state corporate net income tax, which is based upon federal taxable income, with certain modifications. The statutory West Virginia tax rate was 9.0% for 2002 and 2001. West Virginia income tax, included in the provision for income taxes, was $1.7 million for 2002 compared to $2.1 million for 2001. The
West Virginia provision was reduced by $0.4 million for prior years' tax settlements resolved in 2002.
    WesBanco's offices located in Ohio are subject to an Ohio franchise tax, rather than a corporate income tax.
Ohio franchise taxes included in other operating expense increased to $0.5 million in 2002 compared to $0.2 million in 2001, primarily due to an increase in the Ohio assets acquired from American.

Financial Condition
Securities
    Securities, which represent a source of liquidity for WesBanco, increased $435.4 million between December 31,
2001 and December 31, 2002, of which approximately $277.6 million of the increase was due to the American acquisition. As shown in Table 5, available for sale securities, at fair value, representing 58.2% of total securities at December 31, 2002 increased $177.2 million or 34.2%. Held to maturity securities, representing the remaining 41.8% of total securities increased $258.2 million or 107.2% during 2002. At December 31, 2002 the average yield of the available for sale portfolio was 4.94% with an average maturity of 2.2 years. For the same period, the average yield of the held to maturity portfolio was 6.30% with an average maturity of 5.0 years.

[GRAPH]
(in millions              Securities
                       ----------------
                       1998     $   681
                       1999     $   568
                       2000     $   546
                       2001     $   758
                       2002     $ 1,194

    During 2002, securities available for sale and held to maturity increased as purchases of $673.8 million significantly exceeded sales, maturities, paydowns and calls of $526.6 million. These purchases placed an increased amount of lower yielding securities on the balance sheet, which decreased the yield on taxable securities from 6.05% in 2001 to 4.93% in 2002 and decreased, on a tax equivalent basis, the yield on tax exempt securities from 7.59% in 2001 to 7.51% in 2002. The decrease in the yield on investment securities in 2002 was partially offset by the increased tax efficiency gained through the $118.1 million increase in the volume of tax exempt securities from 2001 to 2002.
    Unrealized pre-tax gains/losses on available for sale securities (fair value adjustments) was a $17.1 million market gain as of December 31, 2002 compared to a $7.4 million market gain as of December 31, 2001. These fair value adjustments represent temporary fluctuations resulting from changes in market rates in relation to average yields in the available for sale portfolio.
WesBanco can impact the magnitude of the fair value adjustment by managing both the volume of securities classified as available for sale and average maturities. If securities are held to their respective maturity dates, no fair value gain or loss is realized. During 2002 securities with a total carrying value of $252.5 million either matured or were called. In addition, $274.0 million of available for sale securities were sold during 2002.


                       E - 30

Financial Condition (continued)
Table 5.  Composition of Securities

                                                                 December 31,
                                                     ----------------------------------
(in thousands)                                            2002       2001        2000
=======================================================================================
Securities held to maturity (at amortized cost):
  U.S. Treasury and Federal Agency securities         $   86,144   $   1,001   $  4,357
  Obligations of states and political subdivisions (1)   382,752     221,866    173,771
  Other securities                                        30,265      18,086     17,974
                                                      ---------------------------------
     Total securities held to maturity                   499,161     240,953    196,102
                                                      ---------------------------------
Securities available for sale (at fair value):
  U.S. Treasury and Federal Agency securities            362,694     307,250    206,268
  Obligations of states and political subdivisions (1)     8,152      12,076     12,907
  Mortgage-backed and other securities (2)               323,889     198,191    131,112
                                                      ---------------------------------
     Total securities available for sale                 694,735     517,517    350,287
                                                      ---------------------------------
Total securities                                      $1,193,896    $758,470   $546,389
=======================================================================================

(1) There are no individual securities included in obligations of states and political subdivisions or other securities, which individually or in the aggregate exceed ten percent of shareholders' equity.
(2) Other securities, classified as available for sale, include equity interest in business corporations.

Table 6.  Maturity Distribution and Yield Analysis of Securities

                                                                          December 31, 2002
                                 --------------------------------------------------------------------------------------------------
                                                                After One But           After Five But
                                     Within One Year          Within Five Years        Within Ten Years          After Ten Years
                                 ----------------------    ---------------------     --------------------      --------------------
(dollars in thousands)              Amount      Yield*         Amount    Yield*         Amount    Yield*          Amount     Yield*
===================================================================================================================================
Securities held to maturity:
  U.S. Treasury and Federal
   Agency securities              $ 26,990      3.21%        $ 59,154     3.23%              -        -                -        -
  Obligations of states and
   political subdivisions (1)       16,068      7.36           55,669     7.11        $136,812     6.86%        $174,203     6.98%
  Other securities (2)                   -         -                -        -               -        -           30,265     3.25
                                 --------------------------------------------------------------------------------------------------
   Total held to maturity           43,058      4.76          114,823     5.11         136,812     6.86          204,468     6.43
                                 --------------------------------------------------------------------------------------------------
Securities available for sale: (3)
  U.S. Treasury and Federal
   Agency securities                69,451      3.94          222,224     4.66          62,812     6.34                -        -
  Obligations of states and
   political subdivisions (1)        3,192      6.17            3,771     6.55             498     9.10              490    10.12
  Mortgage-backed and
   other securities (4)              8,152      4.19          107,143     4.91         190,268     5.11            9,589     4.24
                                 --------------------------------------------------------------------------------------------------
   Total available for sale         80,795      4.05          333,138     4.76         253,578     5.42           10,079     4.52
                                 --------------------------------------------------------------------------------------------------
Total securities                  $123,853      4.30%        $447,961     4.85%       $390,390     5.93%        $214,547     6.34%
===================================================================================================================================

* Yields are calculated using a weighted average yield to maturity.
(1) Average yields on obligations of states and political subdivisions have been calculated on a taxable equivalent basis.
(2) Other held to maturity securities include securities with no stated maturity date.
(3) Average yields on securities available for sale have been calculated based on amortized cost.
(4) Mortgage-backed securities, which have prepayment provisions, are assigned to maturity categories based on estimated average lives.

Loans and Credit Risk
Loan Portfolio
    The loan portfolio is WesBanco's single largest balance sheet asset classification and the largest source of interest income. WesBanco's loan portfolio consists of five major categories of lending as set forth in Table 7.
Certain amounts have been reclassified from the manner in which they were presented in previous years to enhance this discussion and analysis.
    The risk that borrowers will be unable or unwilling to repay their obligations and default on loans is inherent in all lending activities. In addition to this inherent risk, economic conditions and other factors beyond WesBanco's control can adversely impact credit risk. WesBanco's primary goal in managing credit risk is to minimize the impact of default by an individual borrower or group of borrowers. Credit risk is managed both through the initial underwriting process as well as through ongoing monitoring and administration of the loan portfolio that varies by category. WesBanco's credit policies establish standard underwriting guidelines for each type of loan and require an appropriate evaluation of the credit characteristics of each borrower. This evaluation includes their repayment capacity; the adequacy of collateral, if any, to secure


                       E - 31


the loan, including current market appraisals or other valuations; and other factors unique to each loan that may increase or mitigate its risk.
    The downturn in the general economy that began late in 2000 extended through 2002 and has impacted WesBanco's loan portfolio, both in terms of new lending activity and credit quality. In addition to the general downturn, the Upper
Ohio Valley continues to be significantly impacted by the difficulties facing the steel industry, which remains threatened by foreign imports and other factors. Two of the ten largest integrated steel companies in the United States are headquartered in the Upper Ohio Valley. One of these companies has been operating under Chapter 11 of the Bankruptcy Act since November 2000. Both companies have also significantly reduced their workforce. As of December
31, 2002, WesBanco had no material direct credit exposure to steel companies. However, WesBanco extends credit to consumers employed in the steel industry and to businesses that provide products or services to the industry. In addition, a number of other businesses not directly associated with the steel industry could be adversely impacted by a significant loss of employment. Approximately
45% of WesBanco's loan portfolio is comprised of borrowers located in the Upper Ohio Valley. It is not possible to accurately predict the impact that continued difficulties in the steel industry may have on these customers and their ability to repay their obligations.

[GRAPH]
(in millions)          Total Loans
                    ----------------
                    1998     $ 1,373
                    1999     $ 1,523
                    2000     $ 1,591
                    2001     $ 1,540
                    2002     $ 1,821


Table 7.  Composition of Loans

                                                                 December 31,
                          -------------------------------------------------------------------------------------------
                                 2002              2001              2000                1999              1998
                          -----------------  --------------   -----------------   ----------------   ----------------
                                       % of            % of                % of              % of               % of
(dollars in thousands)        Amount  Loans   Amount   Loans    Amount    Loans      Amount  Loans    Amount    Loans
=====================================================================================================================
Loans:
  Commercial              $  306,071   17%  $  271,269   18%   $  268,633   17%   $  276,383   18%   $  263,374  19%
  Commercial real estate     504,902   28      342,337   22       315,933   20       268,808   18       240,992  18
  Residential real estate    569,095   32      501,916   33       554,373   35       563,279   37       482,703  35
  Home equity                117,964    6       98,400    6        86,427    5        64,277    4        48,350   3
  Consumer                   318,129   17      320,251   21       362,945   23       340,946   22       328,320  24
                          ------------------------------------------------------------------------------------------
Total portfolio loans      1,816,161  100    1,534,173  100     1,588,311  100     1,513,693   99     1,363,739  99
Loans held for sale            4,724  ---        5,522  ---         2,391  ---         9,753    1         9,280   1
                          ------------------------------------------------------------------------------------------
Total Loans               $1,820,885  100%  $1,539,695  100%   $1,590,702  100%   $1,523,446  100%   $1,373,019 100%
====================================================================================================================

Loans are presented gross of allowance for loan losses and net of unearned income on consumer loans.


Commercial and Commercial Real Estate: The commercial loan category consists of loans to a wide variety of businesses and includes revolving lines of credit to finance accounts receivable, inventory and other working capital requirements, and term loans to finance fixed assets other than real estate, as well as loans guaranteed by the United
States Small Business Administration. Lines of credit are generally renewable or may be cancelled by WesBanco annually. Term loans secured by equipment and other types of collateral have terms that are consistent with the purpose of the loan and generally do not exceed ten years.
    The commercial real estate category consists of loans to finance properties that are used in the borrowers' businesses and loans to finance investor-owned rental properties. Commercial real estate loans generally have repayment terms ranging from 10 to 25 years depending on the type of property. Loans with amortization periods of more than 20 years will generally also have a maturity of 10 years or less.
    Commercial loans increased $34.8 million or 12.8% between December 31, 2001 and December 31, 2002. This increase is attributed primarily to approximately $35.0 million of commercial loans acquired from American, which was offset by a modest decline in commercial lending over the course of the year. Despite record low interest rates, commercial loan growth was dampened by continued economic weakness in WesBanco's primary market areas.
    Commercial real estate loans increased $162.6 million or 47.5% between December 31, 2001 and December 31, 2002.
This increase is attributed to approximately $140.0 million of commercial real estate loans acquired from American and $22.6 million of growth in commercial real estate lending.
Demand for commercial real estate was stronger in 2002 than other types of commercial loans as investors looked to the real estate market as a source of higher returns on investment than were available in the equity and bond markets. Record low interest rates also fueled a significant amount of refinancings of commercial real estate thereby lowering rates earned on this type of loan.
    Included in commercial real estate loans are commercial construction loans totaling $11.1 million at December 31, 2002 and $3.9 million at December 31, 2001.
Construction loans are generally made only when WesBanco also commits to the permanent financing of the commercial project or residence, or has a takeout commitment from another lender for the permanent loan. This increase in construction loans is primarily attributed to WesBanco's entry into the Columbus, Ohio market as a result of the American acquisition.

                           E - 32


Financial Condition (continued)
Table 8. Maturity Distribution of Commercial and Commercial Real Estate Loans

                                           December 31, 2002
                     -------------------------------------------------------
                                     After One
                        In One      Year through       After
(in thousands)       Year or Less    Five Years      Five Years      Total
=============================================================================
Commercial             $ 143,370      $  72,028       $  90,673     $ 306,071
Commercial real estate    49,507         82,507         372,888       504,902
                       ------------------------------------------------------
Total                  $ 192,877      $ 154,535       $ 463,561     $ 810,973
                       ======================================================

Fixed rates            $  26,574      $  67,766       $  63,184     $ 157,524
Variable rates           166,303         86,769         400,377       653,449
                       ------------------------------------------------------
Total                  $ 192,877      $ 154,535       $ 463,561     $ 810,973
=============================================================================

    Credit risk in the commercial and commercial real estate categories is mitigated by limiting total credit exposure to individual borrowers or groups of borrowers, industries, property types and geographic markets, and by taking collateral where appropriate. The type and amount of the collateral varies from loan to loan depending on the financial strength of the borrower, the amount and terms of the loan, and the collateral available to be pledged by the borrower. Credit risk in commercial real estate is further mitigated by requiring the borrowers to have adequate down payments or equity in the property, thereby limiting the amount of the loan in relation to the appraised value of the property.
    Credit risk in the commercial and commercial real estate categories is managed by performing regular periodic reviews of borrowing relationships over a predetermined amount subsequent to their origination, verifying each borrower's compliance with applicable loan covenants, and monitoring the overall portfolio for levels of concentration. Risk in the commercial real estate category is also managed by periodic site visits and inspections of collateral properties and monitoring the factors in each of WesBanco's markets that influence real estate collateral values.
    WesBanco maintains a loan grading system that categorizes commercial and commercial real estate loans according to their level of credit risk. This grading system encompasses six categories that define each borrower's ability to repay their loan obligations and other factors that affect the quality of each loan. All commercial loans are assigned a grade at their inception, and grades are regularly reviewed and evaluated. When the risk of a loan increases beyond that which is considered acceptable in the assigned grade, its grade is adjusted to reflect the change in risk. The loan grading system provides management with an effective early warning system of potential problems, assists in identifying adverse trends and evaluating the overall quality of the portfolio, and facilitates evaluating the adequacy of the allowance for loan losses.
    WesBanco categorizes commercial and commercial real estate loans by industry using the North American Industry
Classification System, or NAICS. WesBanco also categorizes commercial real estate loans by property type. The commercial and commercial real estate portfolio is not concentrated in any single industry or property type, but reflects a broad range of businesses across all sectors of the economy. Tables 9 and 10 set forth information pertaining to commercial loans, including those secured by real estate, by industry sector and commercial real estate loans by property type.

Table 9.  Commercial and Commercial Real Estate Loan
Distribution by Industry

                                          December 31, 2002
                      -------------------------------------------------------
                                                                  Largest
                                                       Average    Balance
                      Outstanding     % of    % of      Loan     To a Single
(dollars in thousands)  Balance      Total   Capital   Balance     Obligor
=============================================================================
Accommodation          $  70,185       9%      22%       $260    $  6,500
Construction              63,281       8       19          84       5,936
Education                 23,099       2        7         537      11,761
Government                22,158       2        7          74       2,431
Healthcare                46,685       6       14         125       5,332
Manufacturing             32,734       4       10         162       2,551
Real estate              218,631      27       67         172      16,180
Retail                   102,145      13       31         166       7,094
Services                  95,763      12       29         122       8,851
Wholesale                 30,937       4       10         138       3,000
Other                    105,355      13       32          57      10,434
                       ------------------------------------------------------
Total                  $ 810,973     100%
=============================================================================

                             E - 33

Table 10.  Commercial Real Estate Loan Distribution by Property Type

                                          December 31, 2002
                      -------------------------------------------------------
                                                                   Largest
                                                        Average    Balance
                      Outstanding    % of      % of       Loan   For a Single
(dollars in thousands)  Balance      Total   Capital    Balance    Property
=============================================================================
1-to-4 family rentals   $  41,381       8%      13%     $   57    $   468
Apartment buildings        66,835      13       21         400      7,573
Hotels and motels          25,336       5        8       1,206      6,500
Industrial property        35,140       7       11         338      3,507
Land-improved              21,480       4        7         140      1,206
Land-unimproved            11,165       2        3         107      1,238
Multiple or mixed use      53,971      11       17         457     11,952
Office buildings           64,563      13       20         336      2,663
Retail space               61,542      12       19         303      5,070
Other                     123,489      25       38         101     10,434
                        -----------------------------------------------------
Total                   $ 504,902     100%
=============================================================================

    Commercial and commercial real estate loans are made to borrowers that are primarily located within WesBanco's market areas. There are no significant loans to businesses, or to finance real estate projects located outside
WesBanco's market areas unless the borrower also has significant other loan, deposit or trust relationships with WesBanco.
    Most commercial and commercial real estate loans are originated directly by WesBanco. At times, WesBanco may also purchase or participate in commercial loan syndications originated by other lending institutions, including Shared National Credits, which are defined by banking regulatory agencies as lending arrangements with three or more participating financial institutions and credit exceeding $20 million in the aggregate. WesBanco conducts its own customary credit evaluation before purchasing or participating in these loans. The risks associated with syndicated loans are similar to those of directly originated commercial loans, however, additional risk may arise from limited ability to control actions of the syndicate due to WesBanco's limited voting percentage in the syndicate. Participation in syndicated loan transactions, including Shared National Credits, totaled
$8.9 million at December 31, 2002 and $9.3 million at December 31, 2001.

Residential Real Estate: The residential real estate category consists primarily of mortgage loans to purchase or refinance personal residences located primarily within WesBanco's market areas. WesBanco originates conforming and non-conforming mortgages to be held in its portfolio. Non-conforming mortgages represent loans that do not meet all of the documentation standards for sale in the secondary market. Residential real estate loans have terms ranging up to 30 years. Interest rates on residential real estate loans may be fixed for up to 15 years. Fifteen-year fixed rate residential real estate loans totaled approximately
$142.0 million at December 31, 2002 compared to $125.0 million at December 31, 2001. The remainder of the portfolio has interest rates that adjust from one to five years.
    Residential real estate loans increased $67.2 million or 13.4% between December 31, 2001 and December 31, 2002.
This increase is the result of $100.7 million in residential real estate loans acquired from American net of a general decrease in the portfolio throughout the year, which reflected prepayments of both higher fixed rate and adjustable rate mortgages as customers sought to capitalize on record low interest rates.
    Also included in residential real estate loans are residential construction loans totaling $11.9 million at December 31, 2002 and $8.4 million at December 31, 2001.
Residential construction loans are influenced by a number of factors, including new housing starts and consumer confidence in the general condition of the economy. This increase is attributable to an increase in housing starts despite the general weakness in the economy and stronger than expected demand for new housing in all of WesBanco's markets.
    Credit risk in the residential real estate category is mitigated by requiring borrowers to have adequate down payments or equity in the property, thereby limiting the amount of the loan in relation to the appraised value of the property. Loan requests that exceed the loan-to-value guidelines set forth by credit policy generally must be supported by private mortgage insurance. Credit risk in this category is managed by monitoring delinquency levels and trends, and the factors in each of WesBanco's markets that influence real estate collateral values. None of WesBanco's residential real estate loans would be considered "sub-prime" as that term is commonly used in the industry.

Home Equity: The home equity category consists of revolving lines of credit to consumers secured by first or second liens on residential real estate located primarily within WesBanco's market areas. Most home equity lines of credit are available to the borrower as a revolving line of credit for up to 15 years, at which time the outstanding balance is required to be repaid over a term of not more than 7 years. Some home equity lines of credit are available to the borrower for an indefinite period of time but may be cancelled by WesBanco under certain circumstances.

                            E - 34


Financial Condition (continued)
    Home equity lines of credit increased $19.6 million or 19.9% between December 31, 2001 and December 31, 2002. This increase is attributed to approximately $15.0 million of home equity lines acquired from American and $4.6 million of growth, as consumers continued to take advantage of increased equity in their homes and the low interest rate environment to consolidate debt or obtain cash for other purposes.
    Credit risk in this category is mitigated and monitored in much the same manner as described for residential real estate. Home equity lines are generally limited to an amount in relation to the value of the property net of the first mortgage, if any. None of WesBanco's home equity lines of credit would be considered
"sub-prime" as that term is commonly used in the industry.

Consumer: The consumer category consists of installment loans originated directly by WesBanco and, indirectly through dealers to finance purchases of automobiles, boats and other recreational vehicles, and lines of credit used by consumers that are either unsecured or secured by collateral other than real estate. Consumer loans are a homogeneous group of loans, generally smaller in amount, which spread over a larger number of diverse individual borrowers. The maximum term for automobile loans and other installment loans generally does not exceed 72 months.
Consumer lines of credit are generally available for an indefinite period of time as long as the borrower's credit characteristics do not materially or adversely change;
however, WesBanco may cancel such lines under certain circumstances.
    Consumer loans decreased $2.1 million or 0.7% between December 31, 2001 and December 31, 2002. This decrease is net of approximately $56.0 million of consumer loans acquired from American, and reflects WesBanco's tightening of credit standards for indirect automobile lending along with competition from zero-percent or low interest rates offered by large domestic automobile manufacturer finance companies.
    Credit risk in the consumer category includes the impact of a general economic downturn, an isolated adverse event that impacts a major employer, individual loss of employment or other personal calamities, and collateral values that depreciate faster than the repayment of the loan balance. Credit risk in this category is mitigated by continuously monitoring delinquency levels and trends, pursuing collection efforts at the earliest stage of delinquency, and continually evaluating underwriting standards to determine to the extent possible those credit characteristics that predict credit performance. None of WesBanco's consumer loans would be considered "sub-prime" as that term is commonly used in the industry.

Loans Held For Sale: The loans held for sale category consists solely of residential real estate loans originated for sale in the secondary market. Residential real estate loans originated for sale in the secondary market decreased
13.8% to $54.8 million in 2002 compared to $63.6 million in 2001, reflecting WesBanco's emphasis on originating residential real estate loans for its own portfolio to counter rapidly increasing prepayments. Loans held for sale decreased $0.8 million or 14.5% between December 31, 2001 and December 31, 2002. Credit risk in this category is mitigated by entering into sales commitments with secondary market purchasers of the loans at the time the loans are to be funded. WesBanco does not service these loans after they are sold in the secondary market.

Loan Commitments: Loan commitments, which are not reported on the balance sheet, consist of available balances under commercial lines of credit, home equity and other consumer lines of credit, commercial and residential construction loans, and commercial and standby letters of credit.
Commercial lines of credit and letters of credit are generally renewable or may be cancelled annually by WesBanco. Home equity and other consumer lines of credit are generally available to the borrower beyond one year.
Construction loan commitments are generally available to the borrower for up to one year but may extend beyond one year for certain types of projects. All loan commitments are cancelable by WesBanco regardless of their duration under certain circumstances.

Table 11.  Maturity Distribution of Loan Commitments

                                         December 31, 2002
                      -------------------------------------------------------
                        For One       One Year to        Over
(in thousands)        Year or Less    Five Years      Five Years     Total
=============================================================================
Lines of credit:
  Commercial             $  97,158     $  21,182         ---       $ 118,340
  Commercial real estate    35,080         8,121         ---          43,201
  Residential real estate    4,357           ---    $      19          4,376
  Home equity                5,143           424       83,671         89,238
  Consumer                     ---           ---        6,815          6,815
  Letters of credit         24,070         4,401          617         29,088
                         ----------------------------------------------------
Total                    $ 165,808     $  34,128    $  91,122      $ 291,058
=============================================================================

    Total commitments to extend credit increased $21.4 million or 7.9% between December 31, 2001 and December 31,
2002. This increase is attributed to loan commitments acquired from American and growth in home equity and commercial construction lines of credit, which were partially offset by reduced demand for commercial lines of credit.

                                    E - 35


Non-Performing Assets, Impaired Loans and Loans Past Due 90
Days or More: Non-performing assets consist of non-accrual and renegotiated loans, other real estate owned acquired through or in lieu of foreclosure and bank premises held for sale and repossessed automobiles acquired to satisfy defaulted consumer loans. Other impaired loans include certain loans that are internally classified as substandard or doubtful.
    Except for certain consumer and residential real estate loans as discussed in the Notes to the Consolidated
Financial Statements, loans are placed on non-accrual status when they become past due 90 days or more unless the loans are both well secured and in the process of collection. When a loan is placed on non-accrual, interest income may not be recognized as cash payments are received.
Non-accrual loans increased $3.5 million or 85.6% between December 31, 2001 and December 31, 2002. This increase is the result of $2.0 million of non-accrual loans acquired from American and the reclassification of a $1.3 million commercial real estate loan that was classified as renegotiated at December 31, 2001.
    Loans are categorized as renegotiated when WesBanco, for credit or legal reasons related to a borrower's financial difficulties, grants a concession to the borrower that it would not otherwise consider. Concessions that may be granted include a reduction of the interest rate, the amount of accrued interest, or the face amount of the loan, as well as an extension of the maturity date or the amortization schedule. Renegotiated loans decreased $1.1 million or 29.6% between December 31, 2001 and December 31,
2002. This decrease resulted from the partial write-down and transfer to non-accrual of a commercial real estate loan referred to above, net of a $1.6 million commercial real estate loan that was renegotiated in 2002.
    Other real estate owned and repossessed assets increased $1.0 million or 31.0% between December 31, 2001 and December 31, 2002. Other real estate owned acquired through or in lieu of foreclosure declined due to aggressive marketing of foreclosed properties throughout the year. Repossessed assets increased as defaults on consumer automobile loans rose sharply during the year.
    Other impaired loans increased $4.9 million or 77.0% between December 31, 2001 and December 31, 2002. This increase is attributed to loans acquired from American and economic weakness that has caused financial stress among business borrowers generally.
    Loans past due 90 days or more and still accruing interest increased $1.5 million or 14.7% between December
31, 2001 and December 31, 2002, reflecting higher delinquency in residential real estate loans and smaller balance commercial loans. Certain loans in this category may also be included in other impaired loans.


Table 12. Non-performing Assets, Other Impaired Loans and
Loans Past Due 90 Days or More

                                                December 31,
                              -----------------------------------------------
(dollars in thousands)            2002      2001    2000      1999     1998
=============================================================================
Non-accrual:
  Commercial                  $  3,598   $ 2,598  $ 1,048   $ 1,053   $ 4,748
  Commercial real estate         3,519     1,258    4,096     2,711     5,391
  Residential real estate          301       143      361       358       221
  Consumer                          62        31       56        36       128
                              -----------------------------------------------
   Total                         7,480     4,030    5,561     4,158    10,488
                              -----------------------------------------------
Renegotiated:
  Commercial                       ---       ---      ---       783       ---
  Commercial real estate         2,633     3,735      381        27       695
  Consumer                          13        21       36         3       ---
                              -----------------------------------------------
   Total                         2,646     3,756      417       813       695
                              -----------------------------------------------
Total non-performing loans      10,126     7,786    5,978     4,971    11,183
Other real estate owned and
  repossessed assets             4,213     3,215    3,424     3,512     3,486
                              -----------------------------------------------
Total non-performing assets     14,339    11,001    9,402     8,483    14,669
                              -----------------------------------------------
Other impaired loans:
  Commercial                     6,965     2,230    4,060     2,577     1,075
  Commercial real estate         4,284     4,125    7,453     6,129     4,210
                              -----------------------------------------------
   Total other impaired loans   11,249     6,355   11,513     8,706     5,285
                              -----------------------------------------------
Total non-performing assets
   and other impaired loans    $25,588   $17,356  $20,915   $17,189   $19,954
                              ===============================================
Percentage of non-performing
  assets to total loans
  outstanding and other real
  estate owned                    0.79%     0.71%    0.59%     0.56%     1.07%
                              -----------------------------------------------
Percentage of non-performing
  loans and other impaired
  loans to loans outstanding      1.17%     0.92%    1.10%     0.90%     1.20%
                              -----------------------------------------------
Past due 90 days or more:
  Commercial                  $  1,460  $    720  $ 1,164   $   547   $ 3,050
  Commercial real estate         3,766     1,469    1,542     2,629     1,267
  Residential real estate        4,688     4,206    1,984     1,545     1,453
  Home equity                      344       490      148        92       ---
  Consumer                       1,847     3,611    1,743     1,219     1,184
                              -----------------------------------------------
Total past due 90 days
  or more                     $ 12,105  $ 10,496  $ 6,581   $ 6,032   $ 6,954
=============================================================================

                                 E - 36



Financial Condition (continued)
Allowance for Loan Losses: The allowance for loan losses represents management's estimate of probable losses inherent in the loan portfolio. The allowance is reduced by charge-offs, net of recoveries, and increased by charging a provision to operations to maintain the allowance at the level determined appropriate by management.
    Management evaluates the adequacy of the allowance at least quarterly, which includes testing certain individual loans as well as collective pools of loans for impairment.
This evaluation includes an assessment of actual loss experience within each category of the portfolio, individual commercial and commercial real estate loans that exhibit credit weakness; current economic events, including employment statistics, trends in bankruptcy filings, and other pertinent factors; industry or geographic concentrations, and regulatory guidance. Allocations of the allowance are made for loans in each category of the portfolio that are not specifically reserved based on historical loss rates with appropriate adjustments to reflect changing economic conditions, delinquency and non-performing loan trends, and other relevant factors.
Allocations based on historical loss rates for commercial and commercial real estate loans are derived from a migration analysis, which computes losses sustained on loans according to their internal risk grade. Specific reserves are established for individual commercial and commercial real estate loans that are deemed impaired pursuant to SFAS No. 114. The determination of specific reserves takes into consideration anticipated future cash flows available to pay the loan and/or the estimated realizable value of collateral, if any. Management relies on observable data from internal and external sources to evaluate each of these factors, adjust assumptions and recognize changing conditions to reduce differences between estimated and actual observed losses from period to period.

Table 13. Allowance for Loan Losses

                                                      For the years ended December 31,
                                                -------------------------------------------
(dollars in thousands)                            2002     2001     2000     1999     1998
===========================================================================================
Beginning balance - Allowance for loan losses   $20,786  $20,030  $19,752  $19,098  $20,261
Allowance for loan losses of
    acquired (sold) banks - net                   3,903      ---      ---      192      (37)
Allowance for loan losses
    allocated to (sold) credit cards                ---      ---      ---     (450)     ---
Provision for loan losses                         9,359    5,995    3,225    4,295    4,392
Charge-offs:
   Commercial                                     1,888    1,389      806    1,890    1,443
   Commercial real estate                         2,207      793      668      134      490
   Residential real estate                          328      352      137      204      515
   Home equity                                      172       36       39      ---      ---
   Consumer                                       5,121    3,268    2,445    2,490    3,952
                                                -------------------------------------------
     Total charge-offs                            9,716    5,838    4,095    4,718    6,400
                                                -------------------------------------------
Recoveries:
   Commercial                                       243       49      314      457      405
   Commercial real estate                            37      149       34       22      117
   Residential real estate                           86       17       29       64       39
   Home equity                                        2      ---      ---      ---      ---
   Consumer                                         380      384      771      792      321
                                                -------------------------------------------
     Total recoveries                               748      599    1,148    1,335      882
                                                -------------------------------------------
Net charge-offs                                   8,968    5,239    2,947    3,383    5,518
                                                -------------------------------------------
Ending balance - Allowance for loan losses      $25,080  $20,786  $20,030  $19,752  $19,098
                                                ===========================================
Ratio of net charge-offs to average loans:
   Commercial                                      0.55%    0.50%    0.22%    0.75%    0.54%
   Commercial real estate                          0.45     0.20     0.19     0.03     0.12
   Residential real estate                         0.04     0.06     0.02     0.03     0.10
   Home equity                                     0.14     0.04     0.05      ---      ---
   Consumer                                        1.42     0.84     0.48     0.51     1.11
                                                -------------------------------------------
Total                                              0.50%    0.34%    0.19%    0.23%    0.41%
                                                ===========================================
Ratio of the allowance to total loans              1.38%    1.35%    1.26%    1.30%    1.39%
===========================================================================================

     The allowance increased $4.3 million or 20.7% between December 31, 2001 and December 31, 2002 and represented
1.38% of total loans at December 31, 2002 compared to 1.35% at December 31, 2001. In addition to the increase in loans acquired from American, the allowance was also increased to reflect increased delinquency in all categories of the portfolio, increased levels of non-performing commercial and commercial real estate loans, rising consumer and commercial loan losses, and continued uncertainty in the economy.
     Net charge-offs increased $3.7 million or 71.2% between December 31, 2001 and December 31, 2002. This increase reflects a $1.3 million write-down of a commercial real estate loan, higher losses on small business loans that were adversely impacted by the economic downturn, higher losses on consumer loans attributed to an increase in personal bankrupt-

                       E - 37


cies, and the overall increase in the portfolio for loans acquired from American. Net charge-offs as percentage of average loans rose to 0.50% for 2002 compared to 0.34% for 2001, which is consistent with or below the average for WesBanco's peers based on available peer group data.
    The allocation to the commercial category increased
$2.5 million or 36.0% between December 31, 2001 and
December 31, 2002. The allocation to the commercial real estate category increased $0.6 million or 7.4% between December 31, 2001 and December 31, 2002. Adjusted for the
$1.3 million write-down of one loan as previously discussed, which amount was allocated at December 31, 2001, the allocation to the commercial real estate category increased $1.9 million or 27.5%. These increases are consistent with increased levels of non-performing and impaired loans, more conservative assumptions about future cash flows and the values of collateral when determining specific reserves on individual impaired loans, and the general increase in the portfolios from American. The allocations to these two categories did not increase in direct proportion to the respective increase in loans outstanding in each category because of the added protection afforded by the collateral for commercial real estate loans compared to commercial loans. Even though consumer loans decreased overall, the allocation to the consumer category increased $1.0 million or 20.8% between December 31, 2001 and December 31, 2002 primarily due to increased loss rates, personal bankruptcies and an increasing trend of defaults by borrowers with otherwise satisfactory credit characteristics at the time of default.

Table 14.  Allocation of the Allowance for Loan Losses

                                                   December 31,
                                 --------------------------------------------
(in thousands)                      2002     2001     2000     1999     1998
=============================================================================
Commercial                       $ 9,473  $ 6,963  $ 7,418  $ 7,519  $ 6,845
Commercial real estate             9,046    8,421    8,437    8,273    7,084
Residential real estate              800      680      731      723      591
Home equity                          106       59      154       26       20
Consumer                           5,655    4,663    3,290    3,211    4,558
                                 --------------------------------------------
Total allowance for loan losses  $25,080  $20,786  $20,030  $19,752  $19,098
=============================================================================

    Although WesBanco has improved its migration and other loss prediction models to enhance the accuracy of estimating probable losses, higher allocations for all loan categories also reflects estimated probable but undetected losses due to the inherent imprecision in loss estimation models or techniques.
    Management believes the allowance for loan losses is sufficient to absorb probable losses. However, future adjustments to the allowance may be necessary due to changes in economic conditions, loss rates, and other portfolio trends.

Deposits
    Deposits, WesBanco's primary source of funds, increased $486.5 million or 25.4% between December 31, 2001 and December 31, 2002 the majority of which was related to American. Deposit growth for the year ended December 31, 2002, compared to the corresponding period in 2001, consisted of deposits acquired from American as well as increases in money market deposit accounts and interest bearing demand deposits.

[GRAPH]
(in millions)          Deposits
                  -------------------
                  1998        $ 1,788
                  1999        $ 1,814
                  2000        $ 1,870
                  2001        $ 1,913
                  2002        $ 2,400


    For 2002, non-interest bearing demand deposits increased $56.8 million or 23.3%, money market accounts increased $101.3 million or 24.9%, and interest bearing demand deposits increased by $30.7 million or 12.5%. As interest rates fell during 2002, customers shifted balances out of certificates of deposits and savings account products in favor of competitively priced short-term money market products. The interest rate paid on interest bearing deposits decreased from an average of 4.02% in 2001 to 2.80% in 2002.

Table 15.  Maturity Distribution of Certificates of Deposit $100,000 or More

                                                            December 31,
                                                     ------------------------
(in thousands)                                           2002          2001
=============================================================================
Maturity:
Under three months                                   $  36,818     $  34,484
Three to six months                                     33,936        25,687
Six to twelve months                                    35,495        33,006
Over twelve months                                     108,369        68,459
                                                     ------------------------
Total                                                $ 214,618     $ 161,636
=============================================================================
Interest expense on certificates of deposit of $100,000 or more was approximately $7,443 in 2002, $7,485 in 2001 and $6,335 in 2000.


                                   E - 38



Financial Condition (continued)
Borrowings
    FHLB borrowings increased $236.4 million or 221.2% for the year ended December 31, 2002, with $150.0 million of the increase attributable to the American transaction.
During 2002, WesBanco added FHLB borrowings of $86.4 million, utilizing the proceeds to purchase Federal agency and tax-exempt securities. As of December 31, 2002, WesBanco had $343.3 million outstanding in FHLB borrowings with a weighted average interest rate of 4.21%. WesBanco uses FHLB borrowings to lengthen maturities of shorter-term borrowings in the current low interest rate environment and to purchase securities when advantageous yield spread opportunities arise.
    Other borrowings, which include, federal funds purchased, securities sold under repurchase agreements, treasury tax and loan notes, and a revolving line of credit increased $3.4 million or 2.0% during 2002. WesBanco utilized the proceeds from the additional other borrowings to maintain adequate balance sheet liquidity.

Capital Resources
    Shareholders' equity increased to $325.2 million at December 31, 2002 from $258.2 million at December 31, 2001.
The increase was primarily due to the issuance of treasury stock used in the American acquisition.
    In accordance with the board of directors approved stock repurchase plans, WesBanco purchased treasury stock totaling 928,201 shares during 2002. As of December 31,
2002, 491,401 shares of WesBanco common stock remained authorized to be purchased under the current one million-share stock repurchase plan, which began on June 20, 2002.
The shares are purchased for general corporate purposes, which may include potential acquisitions, dividend reinvestment and employee benefit plans. The timing, price and quantity of purchases are at the discretion of WesBanco and the plan may be discontinued or suspended at any time.

[GRAPH]
               Return on Equity
               ----------------
               1998       9.55%
               1999       9.85%
               2000      10.42%
               2001      11.28%
               2002      10.95%

    Strong and consistent earnings coupled with a high level of capital have enabled WesBanco to continue to increase dividends per share. Effective with the second quarter of 2002, WesBanco increased its quarterly dividend per share 2.2% to $0.235 from $0.23. For 2002, dividends increased to $0.935 per share compared to $0.92 per share in the prior year. This dividend increase represented the seventeenth consecutive year of dividend increases at WesBanco. The 2002 dividend per share payout ratio was 55.0%.
    WesBanco is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet instruments. WesBanco, and its banking subsidiary, maintain Tier 1, Total Capital and Leverage ratios well above minimum regulatory levels. See Note 19 of the Consolidated Financial Statements for more information on capital amounts, ratios and minimum regulatory requirements.

Market and Liquidity Risk
    The primary objective of WesBanco's asset/liability management function is to maximize net interest income within established policy parameters. This objective is accomplished through the management of balance sheet composition, market risk exposures arising from changing economic conditions, and liquidity risk.

Market Risk: Market risk is defined as the risk of loss due to adverse changes in the fair value of financial instruments resulting from fluctuations in interest rates and equity prices. Management considers interest rate risk
WesBanco's most significant market risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of WesBanco's net interest income is largely dependent on effective management of interest rate risk. As interest rates change in the market, rates earned on interest rate sensitive assets and rates paid on interest rate sensitive liabilities do not necessarily move concurrently. Differing rate sensitivities may arise because fixed rate assets and liabilities may not have the same maturities or because variable rate assets and liabilities differ in the timing and/or the percentage of rate changes.
     WesBanco's Asset/Liability Management Committee
("ALCO"), comprised of senior management, monitors and manages interest rate risk within Board approved policy limits. Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on assumptions, which change regularly as the balance sheet and interest rates change. The key assumptions and strategies employed are analyzed regularly and reviewed by ALCO.
     The earnings simulation model projects changes in net interest income resulting from the effect of changes in interest rates. The model requires projections from management on how the balance sheet may change over time given different interest rate assumptions. Loan and deposit growth assumptions along with yields and rates on new loans and deposits are derived from management forecasts and historical analysis. Mortgage loan prepayment speeds are derived from industry guidelines and historical prepayment experience. Non-time deposit growth and rate assumptions are based on historical patterns. Securities portfolio maturities and prepayments are assumed to be reinvested in similar instruments and callable bond forecasts are adjusted at varying levels of interest rates.

                       E - 39

    Interest rate risk policy limits are determined by measuring the anticipated change in net interest income over a 12-month period assuming an immediate and sustained
200 basis point increase or decrease in market interest rates compared to a stable rate model. WesBanco's current policy limits this exposure to +/- 5.0% of net interest income for a 12-month period. Table 16 shows WesBanco's interest rate sensitivity at December 31, 2002 and 2001 assuming both a 200 and 100 basis point interest rate change, compared to a stable-rate model. Since management believes that a 200 basis point decline in market interest rates is unlikely, an alternative 100 basis point change was evaluated by ALCO. The earnings simulation model projects net interest income for the next 12-month period would decrease by approximately 1.1% if interest rates were to rise immediately by 200 basis points. Net interest income would decline by approximately 0.1% if interest rates were to decline by 100 basis points. Since the assumptions used in modeling changes in interest rates are uncertain, the simulation analysis should not be relied upon as being indicative of actual results. The analysis may not consider all actions that WesBanco could employ in response to changes in interest rates.

Table 16.  Net Interest Income Sensitivity

                        Percentage Change in
Change in               Net Interest Income
Interest Rates   ----------------------------------------         ALCO
(basis points)   December 31, 2002       December 31, 2001     Guidelines
--------------------------------------------------------------------------
   +200               -1.10%                   0.4%            +/- 5.0%
   -200                 N/A                   -5.4%            +/- 5.0%
   +100                0.02%                   1.6%                N/A
   -100               -0.10%                  -1.6%                N/A
==========================================================================

     Another method that WesBanco uses to manage its interest rate risk is a rate sensitivity gap analysis shown in Table
17. Gap analysis measures the maturity and repricing relationships between rate sensitive assets and rate sensitive liabilities at a specific point in time.

Table 17. Interest Rate Sensitivity - GAP Analysis

                                                         December 31, 2002
                                     ---------------------------------------------------------------------
                                      Under     Three        Six          Nine       Over
                                      Three     To Six      To Nine     Months To    One
(in thousands)                        Months    Months       Months     One Year     Year          Total
----------------------------------------------------------------------------------------------------------
Rate Sensitive Assets
Due from banks/interest bearing     $     984        ---         ---        ---          ---    $      984
Securities (1)                         43,401  $  30,459   $  33,632   $  16,361  $1,052,898     1,176,751
Loans                                 468,989    162,718     164,191     164,949     860,038     1,820,885
                                    ----------------------------------------------------------------------
Total rate sensitive assets           513,374    193,177     197,823     181,310   1,912,936     2,998,620
                                    ----------------------------------------------------------------------
Rate Sensitive Liabilities
Money market deposit accounts         400,444      2,933       2,966       2,998      98,721       508,062
Savings and NOW accounts               15,009     15,049      15,089      15,165     573,109       633,421
Certificates of deposit               162,942    188,504     111,882      66,520     427,363       957,211
Federal funds purchased                19,000        ---         ---         ---         ---        19,000
Federal Home Loan Bank Borrowings      10,050     25,050      50,050          50     258,124       343,324
Other borrowings                      142,154      7,536       2,738       2,221       1,985       156,634
Company obligated mandatory
  redeemable capital securities of
  subsidiary trusts holding solely
  debentures of the Corporation           ---        ---         ---         ---      12,650        12,650
                                    ----------------------------------------------------------------------
Total rate sensitive liabilities       749,599    239,072     182,725      86,954   1,371,952    2,630,302
                                     ---------------------------------------------------------------------
Interest rate sensitivity gap        $(236,225) $ (45,895)  $  15,098   $  94,356  $  540,984   $  368,318
                                     ---------------------------------------------------------------------
Cumulative interest rate
  sensitivity gap                    $(236,225) $(282,120)  $(267,022)  $(172,666) $  368,318          ---
==========================================================================================================

(1) Securities are categorized above by expected maturity at amortized cost.

    As shown in Table 17, the liability sensitive gap position in the under three month time horizon is primarily the result of continued growth in WesBanco's prime rate money market deposit product. Interest rates on these deposits change in relation to WesBanco's base lending rate. Other factors contributing to the short-term liability sensitive gap position include growth in $100,000 and over certificates of deposit and short-term borrowings.
The interest rate sensitivity of savings and NOW accounts is based on historical trends analyzed over the past two years.
    WesBanco's ALCO evaluates various strategies to reduce the exposure to interest rate fluctuations. These strategies, at December 31, 2002, emphasize increasing asset sensitivity in anticipation of rising interest rates.
Among the strategies evaluated is the continued utilization of interest rate swap agreements. At December 31, 2002, interest rate swap agreements with notional values totaling
$110.5 million were used to effectively convert a portion of prime rate money market deposits to a fixed-rate basis.
Other strategies evaluated by ALCO include managing the level of residential real estate loans through sales of long-term fixed rate real estate loans to the secondary market, shortening maturities in the securities portfolio and emphasizing growth in long-term certificate of deposit products.

                       E - 40


Market and Liquidity Risk (continued)
Liquidity Risk: Liquidity is defined as the degree of readiness to convert assets into cash with minimum loss.
Liquidity risk is managed through WesBanco's ability to provide adequate funds to meet changes in loan demand, unexpected outflows in deposits and other borrowings as well as to take advantage of market opportunities and meet operating cash needs. This is accomplished by maintaining liquid assets in the form of securities, sufficient borrowing capacity and a stable core deposit base.
Liquidity is centrally monitored by WesBanco's ALCO.
    WesBanco determines the degree of required liquidity by the relationship of total holdings of liquid assets to the possible need for funds to meet unexpected deposit losses and/or loan demands. The ability to quickly convert assets to cash at a minimal loss is a primary function of WesBanco's investment portfolio management. Federal funds sold, commercial paper, U.S. Treasury and Federal Agency
Securities maturing within three months, and money market mutual funds are classified as secondary reserve assets.
These secondary reserve assets, combined with the cash flow from the loan portfolio and the remaining sectors of the investment portfolio, and other sources, adequately meet the liquidity requirements of WesBanco.
    Securities are the principal source of asset-funded liquidity. At December 31, 2002, WesBanco had approximately
$123.9 million in securities scheduled to mature within one year compared to $32.7 million in the prior year.
Additional asset-funded liquidity is provided by the remainder of the available for sale securities portfolio, cash and cash equivalents. During December 2002, WesBanco utilized proceeds from the sale of securities to purchase approximately $40 million in bank owned life insurance.
    In addition to the securities portfolio, WesBanco's banking subsidiary maintains a line of credit with the FHLB as an additional funding source. Available lines of credit at December 31, 2002 and December 31, 2001 approximated
$589.4 million and $551.8 million, respectively. At
December 31, 2002, WesBanco had $779.5 million of unpledged securities that could be used for collateral or sold.
    The principal source of parent company liquidity is dividends from WesBanco's banking subsidiary. There are legal limitations on the ability of WesBanco Bank, Inc., WesBanco's banking subsidiary, to pay a dividend to the parent company. See Note 19 of the Consolidated Financial
Statements for more information on dividend restrictions between the Parent Company and WesBanco Bank, Inc.
Additional Parent Company liquidity is provided by the Parent's security portfolio as well as available lines of credit with a commercial bank and WesBanco Bank, Inc.
totaling $9.8 million at December 31, 2002.
    At December 31, 2002, WesBanco had outstanding commitments to extend credit in the ordinary course of business approximating $262.0 million compared to $251.4 million at the end of the prior year. On a historical basis, only a small portion of these commitments will result in an outflow of funds. WesBanco also has planned additions to fixed assets of approximately $2.0 million during 2003.
    Management believes WesBanco has sufficient liquidity to meet current obligations to borrowers, depositors and others.

Comparison of 2001 Versus 2000
    Net income for 2001 was $29.0 million or $1.60 per share compared to $26.9 million or $1.41 per share in 2000.
Core earnings per share increased 12.3% to $1.64 for the year ended December 31, 2001 compared to $1.46 for 2000.
Core earnings, which excludes amortization of goodwill, tax effected net securities gains and merger-related expenses, increased 6.4% to $29.7 million for 2001 compared to $28.0 million for 2000.
    Taxable equivalent net interest income increased $4.8 million or 5.4% from 2000 to 2001. The net interest margin increased to 4.17% in 2001 compared to 4.14% in 2000, while average earning assets increased $104.1 million or 4.9% during 2001. The overall decline in interest rates during 2001 and the short-term interest rate sensitivity of interest bearing liabilities favorably impacted WesBanco's taxable net interest margin. Taxable equivalent interest income increased $1.6 million or 0.9% for 2001 compared to 2000. The increase was due to increases in average securities volume, partially offset by decreases in yields on loans and securities. Interest expense decreased $3.2 million or 4.0% from 2000. The decrease resulted from a decline in rates paid on average interest bearing liabilities to 4.03% from 4.43% which was partially offset by average volume increases of 5.5%.
    The provision for loan losses was $6.0 million in 2001
compared to $3.2 million in 2000. Net charge-offs for 2001 increased 77.8% to $5.2 million compared to $2.9 million for 2000. The increases in the provision and net charge-offs were primarily the result of a downturn in the regional economy.
    Non-interest income for 2001, excluding net securities gains, increased 3.2% to $23.3 million compared to $22.6 million for 2000. Trust revenue decreased $0.7 million or 5.9%. The decline was primarily due to a general reduction in the market value of trust assets and lower estate settlement income. Deposit activity charges increased $1.1 million or 13.4% primarily as the result of increased overdraft income and increased ATM interchange income.
    Non-interest expense for 2001 increased $0.4 million to $64.9 million compared to $64.5 million for 2000. During
2001, WesBanco successfully controlled total operating expenses, resulting in a less than 1% increase over the 2000 level.

                       E - 41