Form 10-K, Exhibit 13
period 2003-12-31
WESBANCO INC
filed 2004-03-15
CIK 203596

                                                                               .
                                                                               .
                                                                               .
5

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                                           December 31,
                                                              -------------------------
                                                                    2003           2002
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                       $   88,021     $   80,101
Due from banks -- interest bearing                                 3,189            984
Federal funds sold                                                17,000             --
Securities:
  Held to maturity (fair values of $449,746 and $514,735,
    respectively)                                                434,226        499,161
  Available for sale, carried at fair value                      766,883        694,735
---------------------------------------------------------------------------------------
    Total securities                                           1,201,109      1,193,896
---------------------------------------------------------------------------------------
Loans held for sale                                                1,741          4,724
---------------------------------------------------------------------------------------
Total portfolio loans, net of unearned income                  1,931,797      1,816,161
Allowance for loan losses                                        (26,235)       (25,080)
---------------------------------------------------------------------------------------
    Net portfolio loans                                        1,905,562      1,791,081
---------------------------------------------------------------------------------------
Premises and equipment                                            53,232         55,725
Accrued interest receivable                                       18,247         20,024
Goodwill                                                          49,868         49,868
Core deposit intangible, net                                       7,933          9,310
Bank-owned life insurance                                         66,001         62,916
Other assets                                                      33,103         28,602
---------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $3,445,006     $3,297,231
---------------------------------------------------------------------------------------
LIABILITIES
Deposits:
  Non-interest bearing demand                                 $  328,337     $  301,262
  Interest bearing demand                                        307,925        276,131
  Money market                                                   563,295        508,062
  Savings deposits                                               352,324        357,290
  Certificates of deposit                                        930,201        957,211
---------------------------------------------------------------------------------------
    Total deposits                                             2,482,082      2,399,956
---------------------------------------------------------------------------------------
Federal Home Loan Bank borrowings                                361,230        343,324
Other borrowings                                                 217,754        175,634
Trust preferred securities and junior subordinated debt           30,936         12,650
---------------------------------------------------------------------------------------
    Total borrowings                                             609,920        531,608
---------------------------------------------------------------------------------------
Accrued interest payable                                           5,793          7,939
Other liabilities                                                 28,775         32,557
---------------------------------------------------------------------------------------
TOTAL LIABILITIES                                              3,126,570      2,972,060
---------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Preferred stock, no par value; 1,000,000 shares authorized;
  none outstanding                                                    --             --
Common stock ($2.0833 par value; 50,000,000 shares
  authorized; 21,319,348 shares issued)                           44,415         44,415
Capital surplus                                                   52,900         52,855
Retained earnings                                                263,080        246,148
Treasury stock (1,577,884 and 857,603 shares, respectively,
  at cost)                                                       (38,383)       (20,482)
Accumulated other comprehensive income (loss)                     (1,864)         4,305
Deferred benefits for directors and employees                     (1,712)        (2,070)
---------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                       318,436        325,171
---------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $3,445,006     $3,297,231
---------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                                    For the years ended December 31,
                                                              --------------------------------------
                                                                    2003           2002         2001
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans, including fees                                         $115,311       $124,912     $126,230
  Securities:
    Taxable                                                       32,249         34,670       25,692
    Tax-exempt                                                    17,722         15,969       10,330
---------------------------------------------------------------------------------------
       Total interest on securities                               49,971         50,639       36,022
---------------------------------------------------------------------------------------
  Federal funds sold                                                 234            604        1,687
---------------------------------------------------------------------------------------
       Total interest income                                     165,516        176,155      163,939
---------------------------------------------------------------------------------------
INTEREST EXPENSE
  Interest bearing demand deposits                                   998          1,685        3,920
  Money market deposits                                           10,879         12,890       14,006
  Savings deposits                                                 1,893          3,852        4,671
  Certificates of deposit                                         30,969         38,481       43,632
---------------------------------------------------------------------------------------
       Total interest on deposits                                 44,739         56,908       66,229
  Federal Home Loan Bank borrowings                               13,932         11,879        4,497
  Other borrowings                                                 2,398          2,851        5,628
  Junior subordinated debt                                         1,443             --           --
  Trust preferred securities                                          --            917           --
---------------------------------------------------------------------------------------
       Total interest expense                                     62,512         72,555       76,354
---------------------------------------------------------------------------------------
NET INTEREST INCOME                                              103,004        103,600       87,585
  Provision for loan losses                                        9,612          9,359        5,995
---------------------------------------------------------------------------------------
Net interest income after provision for loan losses               93,392         94,241       81,590
---------------------------------------------------------------------------------------
NON-INTEREST INCOME
  Trust fees                                                      11,629         11,526       11,504
  Service charges on deposits                                     11,874         10,818        9,182
  Bank-owned life insurance                                        3,129          1,310          413
  Other income                                                     3,820          2,307        2,596
  Net securities gains                                             2,778          1,891        1,306
---------------------------------------------------------------------------------------
       Total non-interest income                                  33,230         27,852       25,001
---------------------------------------------------------------------------------------
NON-INTEREST EXPENSE
  Salaries and wages                                              32,946         31,329       27,926
  Employee benefits                                               10,397          7,894        6,277
  Net occupancy                                                    5,543          5,012        3,998
  Equipment                                                        7,155          6,854        5,913
  Core deposit intangible                                          1,377          1,810           --
  Other operating                                                 24,136         21,233       20,958
  Merger-related expenses                                            256          2,515          235
---------------------------------------------------------------------------------------
       Total non-interest expense                                 81,810         76,647       65,307
---------------------------------------------------------------------------------------
Income before provision for income taxes                          44,812         45,446       41,284
  Provision for income taxes                                       8,682         10,620       12,282
---------------------------------------------------------------------------------------
NET INCOME                                                      $ 36,130       $ 34,826     $ 29,002
---------------------------------------------------------------------------------------
Earnings per share                                                 $1.80          $1.70        $1.60
Average shares outstanding                                    20,056,849     20,459,122   18,123,851
Dividends per share                                                $0.96         $0.935        $0.92
----------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

7

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                        For the years ended December 31, 2003, 2002 and 2001
                                   ----------------------------------------------------------------------------------------------
                                                                                           Accumulated      Deferred
                                       Common Stock                                           Other       Benefits for
                                   --------------------   Capital   Retained   Treasury   Comprehensive   Directors &
                                     Shares     Amount    Surplus   Earnings    Stock        Income        Employees      Total
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
JANUARY 1, 2001                    18,567,940   $43,742   $59,464   $218,539   $(62,009)     $  (365)       $  (865)     $258,506
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                            29,002                                               29,002
Change in accumulated other
  comprehensive income                                                                         3,925                        3,925
                                                                                                                         --------
    Comprehensive income                                                                                                   32,927
Cash dividends:
  Common ($.92 per share)                                            (16,617)                                             (16,617)
Treasury shares purchased -- net     (713,443)               (801)              (14,174)                                  (14,975)
Borrowings on ESOP debt -- net                                                                               (1,572)       (1,572)
Deferred benefits for
  directors -- net                                                                                              (68)          (68)
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2001                  17,854,497    43,742    58,663    230,924    (76,183)       3,560         (2,505)      258,201
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                            34,826                                               34,826
Change in accumulated other
  comprehensive income                                                                           745                          745
                                                                                                                         --------
    Comprehensive income                                                                                                   35,571
Cash dividends:
  Common ($.935 per share)                                           (19,602)                                             (19,602)
Treasury shares purchased -- net     (834,640)               (170)              (19,787)                                  (19,957)
Shares issued for acquisition       3,441,888       673    (5,638)               75,488                                    70,523
Payment on ESOP debt                                                                                            543           543
Deferred benefits for
  directors -- net                                                                                             (108)         (108)
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2002                  20,461,745    44,415    52,855    246,148    (20,482)       4,305         (2,070)      325,171
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                            36,130                                               36,130
Change in accumulated other
  comprehensive income                                                                        (6,169)                      (6,169)
                                                                                                                         --------
    Comprehensive income                                                                                                   29,961
Cash dividends: Common ($.96 per
  share)                                                             (19,198)                                             (19,198)
Treasury shares purchased -- net     (720,281)                 45               (17,901)                                  (17,856)
Payment on ESOP debt                                                                                            450           450
Deferred benefits for
  directors -- net                                                                                              (92)          (92)
---------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2003                  19,741,464   $44,415   $52,900   $263,080   $(38,383)     $(1,864)       $(1,712)     $318,436
---------------------------------------------------------------------------------------------------------------------------------

There was no activity in Preferred Stock during the years ended December 31, 2003, 2002 and 2001.

See Notes to Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(in thousands)

                                                                 For the years ended December 31,
                                                              -----------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   2003          2002        2001
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $  36,130     $  34,826   $  29,002
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation                                                    5,826         5,671       4,919
  Net amortization (accretion)                                    4,983          (394)       (472)
  Provision for loan losses                                       9,612         9,359       5,995
  Gains on sales of securities -- net                            (2,778)       (1,891)     (1,306)
  Gains on sales of loans -- net                                 (1,497)         (535)       (594)
  Deferred income taxes                                            (364)          391        (232)
  Increase in cash surrender value of bank-owned life
    insurance                                                    (3,085)         (795)       (412)
  Loans originated for sale                                     (39,186)      (54,826)    (63,613)
  Proceeds from the sale of loans originated for sale            43,667        56,159      61,616
  Other -- net                                                      341           575      (1,390)
  Net change in:
    Other assets and interest receivable                         (2,713)          489       3,252
    Other liabilities and interest payable                        4,694        (1,600)     (2,668)
-------------------------------------------------------------------------------------------------
Net cash provided by operating activities                        55,630        47,429      34,097
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Securities held to maturity:
  Proceeds from maturities, prepayments and calls                98,480       117,683      29,502
  Payments for purchases                                        (32,803)     (268,094)    (74,121)
Securities available for sale:
  Proceeds from sales                                           160,579       274,067      65,014
  Proceeds from maturities, prepayments and calls               465,009       134,852     170,328
  Payments for purchases                                       (717,335)     (405,774)   (393,312)
Acquisition, net of cash                                             --        24,464          --
(Increase) decrease in loans                                   (125,417)       58,351      48,359
Purchases of premises and equipment -- net                       (3,248)       (4,138)     (2,207)
Purchase of bank-owned life insurance                                --       (40,000)         --
-------------------------------------------------------------------------------------------------
Net cash used in investing activities                          (154,735)     (108,589)   (156,437)
-------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits                                             83,602        18,621      43,097
Increase in Federal Home Loan Bank Borrowings                    19,357        77,911      73,177
Increase in other borrowings                                     51,119        13,303      31,637
Increase (decrease) in federal funds purchased                   (9,000)      (11,000)     15,000
Redemption of trust preferred securities                        (12,650)           --          --
Issuance of junior subordinated debt                             30,936            --          --
Dividends paid                                                  (19,278)      (18,890)    (16,737)
Treasury shares purchased -- net                                (17,856)      (19,957)    (14,975)
Other                                                                --           (18)         --
-------------------------------------------------------------------------------------------------
Net cash provided by financing activities                       126,230        59,970     131,199
-------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents             27,125        (1,190)      8,859
Cash and cash equivalents at beginning of year                   81,085        82,275      73,416
-------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                      $ 108,210     $  81,085   $  82,275
-------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES:
Interest paid on deposits and other borrowings                $  64,658     $  74,524   $  77,479
Income taxes paid                                                 7,880        11,425      12,736
Transfers of loans to other real estate owned                     1,799         2,469       1,269
Summary of business acquisition:
  Fair value of assets acquired                                      --     $ 684,041          --
  Stock issued for the purchase of American Bancorporation
    common stock                                                     --       (70,523)         --
  Fair value of liabilities assumed                                  --      (644,509)         --
-------------------------------------------------------------------------------------------------
Goodwill recognized                                                  --     $ (30,991)         --
-------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1: ACCOUNTING POLICIES
    WesBanco, Inc. ("WesBanco") is a bank holding company offering a full range of financial services, including trust and investment services, mortgage banking, insurance and brokerage services, through 72 offices located in West Virginia, Central and Eastern Ohio, and Western Pennsylvania. WesBanco's defined business segments are community banking and trust and investment services.
    The significant accounting principles employed in the preparation of the accompanying Consolidated Financial Statements are summarized below:

PRINCIPLES OF CONSOLIDATION: The Consolidated Financial Statements of WesBanco include the accounts of WesBanco and its wholly-owned subsidiaries. Intercompany transactions and accounts have been eliminated.

BUSINESS COMBINATIONS: In June of 2001, the Financial Accounting Standards Board ("FASB") issued the Statement of Financial Accounting Standard ("SFAS") No. 141, "Business Combinations". Business combinations initiated after June 30, 2001 are required to be accounted for by the purchase method. Under the purchase method, net assets of the business acquired are recorded at their estimated fair values as of the date of acquisition with any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired recorded as goodwill. Results of operations of the acquired business are included in the income statement from the date of acquisition.

RECLASSIFICATION: Certain prior year financial information has been reclassified to conform to the presentation in 2003. The reclassifications had no effect on net income.

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

SECURITIES: Securities Available for Trading: Securities held principally for resale in the near term are carried at fair value, with unrealized gains (losses) reflected in current operating results. WesBanco did not have a trading portfolio during the years ended December 31, 2003 and 2002.
Securities Held to Maturity: Securities consisting principally of debt securities, which are purchased with the positive intent and ability to be held until their maturity, are stated at cost, adjusted for amortization of premiums and accretion of discounts.
Securities Available for Sale: Debt securities not classified as trading or held to maturity, and marketable equity securities not classified as trading, are classified as available for sale. These securities may be sold at any time based upon management's assessment of changes in economic or financial market conditions, interest rate or prepayment risks, liquidity considerations and other factors. These securities are stated at fair value, with the fair value adjustment, net of tax, reported as a separate component of accumulated other comprehensive income.
Gains and Losses: Net realized gains and losses on sales of securities are included in non-interest income. The cost of these securities sold is based on the specific identification method. The gain or loss is determined as of the trade date. Prior unrealized gains (losses) are recorded through other comprehensive income and reversed when gains or losses are realized or an impairment charge is recorded.
Amortization and Accretion: Amortization of premiums and accretion of discounts are included in interest on securities on a constant yield basis. Other-than-Temporary Impairment Losses: Declines in the fair value of investment securities below cost are evaluated for other-than-temporary impairment losses on a quarterly basis. Impairment losses for declines in value of fixed maturity investments and equity securities below cost attributable to issuer-specific events are based upon all relevant facts and circumstances for each investment and are recognized when appropriate in accordance with Staff Accounting Bulletin 59, SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and related guidance. Declines in the value of investment securities that are considered other-than-temporary are recorded in net security gains (losses). For fixed maturity investments with unrealized losses due to market conditions or industry-related events where WesBanco has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery, declines in value below cost are not assumed to be other-than-temporary.
    In November 2003, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 03-1, "The Meaning of Other-than-Temporary Impairments", which is effective for years ending after December 15, 2003. This issue requires companies to provide additional disclosures on investment securities with declines in fair value that have existed for less than twelve months and those declines that have existed for over twelve months, as well as information leading to the conclusion that the impairments are not other-than-temporary.

LOANS AND LOANS HELD FOR SALE: Loans are generally reported at the principal amount outstanding, net of unearned income. Interest is accrued as earned on loans except where doubt exists as to collectability, in which case recognition of income is discontinued. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate.
    A loan is considered impaired, based on current information and events, if it is probable that WesBanco will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Impaired loans include all non-accrual and renegotiated loans, as well as certain loans internally classified as substandard or doubtful (as those terms are defined by banking regulations) that meet the definition of impaired loans. WesBanco generally recognizes interest income on non-accrual loans on the cash basis after recovery of principal is reasonably assured. Certain consumer loans are not placed on non-accrual, and instead are charged down to the net realizable value at 120 days past due for closed-end loans and 180 days past due for open-end revolving lines of credit. When repossession of collateral on secured consumer loans is assured and in process, the charged down balance is reclassified to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1: ACCOUNTING POLICIES (CONTINUED)
other assets. Residential real estate loans are generally not placed on non-accrual, and instead are charged down to the net realizable value of the collateral at 180 days past due.
    Loan origination fees and certain direct costs are deferred and amortized into interest income or expense, as an adjustment to the yield, over the life of the loan using the level yield method. When a loan is paid off, the unamortized net origination fees are immediately recognized into income or expense.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses represents management's estimate of probable losses inherent in the loan portfolio. Determining the amount of the allowance requires significant judgement about the collectibility of loans and the factors that deserve consideration in estimating probable credit losses. The allowance is increased by a provision charged to operating expense and reduced by charge-offs, net of recoveries. Management evaluates the adequacy of the allowance at least quarterly. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.
    Larger commercial and commercial real estate loans that exhibit observed credit weaknesses and are deemed to be impaired pursuant to SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" are subject to individual review. Where appropriate, reserves are established for these loans based on the present value of expected future cash flows available to pay the loan and/or the estimated realizable value of the collateral, if any. Reserves are established for the remainder of the commercial and commercial real estate loans based on a migration analysis, which computes historical loss rates on loans according to their internal risk grade. The risk grading system is intended to identify and measure the credit quality of all commercial and commercial real estate loans. Homogenous loans, such as consumer, residential real estate and home equity loans are not individually risk graded. Reserves for homogenous loans are based on average historical loss rates for each category. Historical loss rates for all categories of loans are calculated for multiple periods of time ranging from the most recent quarter to the past three years. Historical loss rates may be adjusted to reflect factors that, in management's judgement, impact expected loss rates such as changing economic conditions, delinquency and non-performing loan trends, changes in internal lending policies and credit standards, and the results of examinations by bank regulatory agencies and WesBanco's internal loan review staff.
    Management relies on observable data from internal and external sources to evaluate each of these factors, adjust assumptions and recognize changing conditions to reduce differences between estimated and actual observed losses from period to period. The evaluation of the allowance also takes into consideration the inherent imprecision of loss estimation models and techniques and includes general reserves for probable but undetected losses in each category of loans. While WesBanco continually refines and enhances the loss estimation models and techniques it uses to determine the appropriateness of the allowance for loan losses, there have been no material substantive changes to such models and techniques compared to prior periods. While management allocates the allowance to different loan categories, the allowance is general in nature and is available to absorb credit losses for the entire loan portfolio.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation, and depreciated over their estimated useful lives using either the straight-line or an accelerated method. Useful lives are revised when a change in life expectancy becomes apparent. Maintenance and repairs are charged to expense and betterments are capitalized. Gains and losses on premises and equipment retired or otherwise disposed of are charged to current operations when incurred.

OTHER REAL ESTATE OWNED AND REPOSSESSED ASSETS: Other real estate owned and repossessed assets, which are reported in other assets, are carried at the lower of cost or their estimated current fair value, less estimated costs to sell. Other real estate owned consists primarily of properties acquired through, or in lieu of foreclosures. Other real estate owned may also include former bank premises held for sale. Repossessed assets consist primarily of automobiles acquired to satisfy defaulted consumer loans. Subsequent declines in fair value, if any, and gains or losses on the disposition of these assets, are charged to current operations.

GOODWILL AND OTHER INTANGIBLE ASSETS: Goodwill represents the excess of the purchase price over net identifiable tangible and intangible assets acquired in a purchase business combination. Other intangible assets represent purchased assets that have no physical property but represent some future economic benefit to its owner and are capable of being sold or exchanged on their own or in combination with a related asset or liability. On January 1, 2002, WesBanco adopted SFAS No. 142, "Goodwill and Other Intangible Assets". Under the provisions of SFAS No. 142, goodwill is no longer amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Intangible assets, which have finite lives, continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing. WesBanco's other intangible assets have finite lives and are amortized on a declining balance basis over an average life not exceeding 10 years. Prior to the adoption of SFAS No. 142, WesBanco's goodwill was amortized on a straight-line basis over varying periods not exceeding 20 years.

DERIVATIVES: WesBanco may from time to time enter into derivative financial instruments, primarily interest rate swap agreements to manage its own risks arising from movement in interest rates and to facilitate asset/liability management strategies. Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount, on which interest payments are calculated. SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", requires companies to recognize all of their derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge or cash flow hedge. Currently, all of WesBanco's hedges have been designated as cash flow hedges. For derivative instruments that are designated and qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

component of accumulated other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Net interest received or interest paid on the effective portion of the interest rate swaps is reported as a component of interest income or expense in the Consolidated Statements of Income.

INCOME TAXES: The provision for income taxes included in the Consolidated Statements of Income includes both federal and state income taxes and is based on income in the financial statements, rather than amounts reported on WesBanco's income tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized as income or expense in the period that includes the enactment date.

EARNINGS PER SHARE: Basic earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period. For diluted earnings per share, the weighted average number of shares for each period is increased by the number of shares which would be issued assuming the exercise of common stock options. The dilutive effect from the stock options was immaterial and accordingly, basic and diluted earnings per share are the same.

TRUST ASSETS: Assets held by the subsidiary bank in fiduciary or agency capacities for their customers are not included as assets in the accompanying Consolidated Balance Sheets. Certain trust assets are held on deposit at the subsidiary bank.

COMPREHENSIVE INCOME: Sources of comprehensive income not included in net income consist of unrealized gains and losses (net fair value adjustments) on securities available for sale and derivatives and for the year ended December 31, 2002, additional minimum pension liability, net of tax.

NEW ACCOUNTING STANDARDS: In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure", which provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB Opinion No. 25, "Accounting for Stock Issued to Employees", to the fair value method of accounting under SFAS No. 123, "Accounting for Stock-Based Compensation", if a company so elects. WesBanco has elected to continue to account for stock-based compensation under APB Opinion No. 25.

The following table illustrates the effect on net income and earnings per share if the fair value method had been applied to all outstanding and unvested awards in each period:

                                                                For the years ended December 31,
                                                              ----------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                           2003         2002        2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Net income as reported                                         $36,130      $34,826     $29,002
Stock based compensation expense under fair value based
  method -- net of tax(1)                                          457          581         391
------------------------------------------------------------------------------------------------
Pro forma net income                                           $35,673      $34,245     $28,611
------------------------------------------------------------------------------------------------
Earnings per share as reported                                   $1.80        $1.70       $1.60
------------------------------------------------------------------------------------------------
Pro forma earnings per share                                     $1.78        $1.67       $1.58
------------------------------------------------------------------------------------------------

(1) Assumes expense is amortized over a three year vesting period

The fair values of stock options granted were estimated at the date of grant using the Black-Scholes option-pricing model. The following table sets forth the significant assumptions used in calculating the fair value of the grants:

                                                              For the years ended December 31,
                                                              --------------------------------
                                                                  2003        2002        2001
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
Weighted-average life                                             N/A     6 Years    10 Years
Risk-free interest rates                                          N/A        3.22%       5.49%
Dividend yield                                                    N/A        4.02          --
Volatility factors                                                N/A       28.77       23.40
Fair value of the grants                                          N/A       $4.83      $10.25
----------------------------------------------------------------------------------------------

N/A = During 2003, no stock options were granted by the Board of Directors.

    In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities". The Statement is effective for contracts entered into or modified after September 30, 2003 and for hedging relationships designated after September 30, 2003. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The adoption of this Statement did not have a significant impact on WesBanco's financial condition, results of operations or cash flows.
    In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the Statement's scope as

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1: ACCOUNTING POLICIES (CONTINUED)
a liability. The adoption of this Statement did not have a significant impact on WesBanco's financial condition, results of operations or cash flows.
    In December 2003, the FASB issued SFAS No. 132 (revised 2003), "Employers' Disclosures about Pensions and Other Postretirement Benefits", that improves financial statement disclosures for defined benefit plans. The change replaces existing SFAS No. 132 disclosure requirements for pensions and other postretirement benefits and revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement of recognition of those plans required by SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits". SFAS No. 132 (revised 2003) retains the disclosure requirements contained in the original SFAS No. 132, but requires additional disclosures about the plan assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. SFAS No. 132 (revised 2003) is effective for annual and interim periods with fiscal years ending after December 15, 2003. WesBanco has adopted the revised disclosure provisions.
    In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others." FIN No. 45 requires a guarantor to make additional disclosures in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of the interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, while the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material impact on WesBanco's financial condition, results of operations or cash flows.
    In January 2003 and December 2003, the FASB issued FIN No. 46 "Consolidation of Variable Interest Entities" ("VIE's"), an interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", and FIN No. 46-R, a revision of FIN No. 46. Both FIN No. 46 and FIN No. 46-R address the consolidation of entities whose equity holders have either (a) not provided sufficient equity at risk to allow the entity to finance its own activities or
(b) do not possess certain characteristics of a controlling financial interest. FIN No. 46 and FIN No. 46-R require the consolidation of these VIE's by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that is subject to a majority of the risk of loss from the VIE's activities, entitled to receive a majority of the VIE's residual returns, or both. FIN No. 46 and FIN No. 46-R apply immediately to variable interests in VIE's created or obtained after January 31, 2003. For variable interests in a VIE created before February 1, 2003, FIN No. 46 and FIN No. 46-R apply to VIE's no later than the end of the first reporting period ending after March 15, 2004. The interpretations require certain disclosures in financial statements issued after January 31, 2003.
    WesBanco has adopted the provisions under the criteria established by FIN No. 46 and FIN No. 46-R. Accordingly, WesBanco has de-consolidated two of its wholly owned trust subsidiaries created after January 31, 2003, which issued junior subordinated debt to WesBanco. The result was to recognize WesBanco's investment in the common stock of each trust subsidiary in other assets and to report the amount of junior subordinated debt issued by WesBanco to its trust subsidiaries in the liability section of the Consolidated Balance Sheet. Prior to FIN No. 46, WesBanco eliminated the investments in all of its trust subsidiaries and reported trust preferred securities in the liability section of WesBanco's Consolidated Balance Sheet. Management has evaluated its investments in low-income housing partnerships and determined that consolidation of these investments is not required. The implementation of FIN No. 46 and FIN No. 46-R did not have a significant impact on WesBanco's financial condition, results of operations or cash flows.

NOTE 2: COMPLETED BUSINESS COMBINATION
    WesBanco completed the acquisition of American Bancorporation on March 1, 2002. The acquisition was accounted for using the purchase method of accounting. Under the terms of the transaction, WesBanco exchanged 1.1 shares of WesBanco common stock for each share of American common stock outstanding based on a fixed exchange rate. WesBanco issued 3,441,888 shares of common stock valued at $70.5 million. Of the total shares issued in the transaction, 3,119,071 shares were issued from treasury shares and the remainder was from authorized, but previously unissued shares. As of the acquisition date, American had total assets of approximately $678 million, deposits of $466 million and shareholders' equity of $44 million.
    Total goodwill and core deposit intangibles recognized in 2002, as the result of this transaction were $31.0 million and $11.1 million, respectively. Goodwill and core deposit intangibles were allocated to WesBanco's community banking segment. Under the new accounting standards, SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets", a core deposit intangible is separated from goodwill and amortized over its remaining useful life. Amortization of the American core deposit intangible has a weighted average remaining useful life of 8 years. The remaining goodwill intangible is not subject to amortization but will be evaluated annually for possible impairment.

The following table represents pro forma combined results of operations of WesBanco and American as if the business combination had been completed as of the beginning of each respective period:

                                                              For the years ended
                                                                  December 31,
                                                              --------------------
(in thousands, except per share amounts)                          2002        2001
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Net interest income                                           $107,093    $107,604
Net income                                                      34,829      33,489
Earnings per share                                                1.66        1.55
----------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    In 2003, WesBanco recorded merger-related expenses totaling $0.3 million, all relating to severance payments from the American acquisition. In 2002, WesBanco recorded merger-related expenses totaling $2.5 million, all relating to the American acquisition. Included in the total were $1.7 million in severance payments, $0.4 million in data conversion and equipment expense, $0.2 million in marketing expenses and $0.2 million in other merger-related expenses, all of which were accrued and paid during 2002.

NOTE 3: SECURITIES
The following tables summarize amortized cost and fair values of held to maturity and available for sale securities:

                                                                       HELD TO MATURITY
                              ---------------------------------------------------------------------------------------------------
                                             DECEMBER 31, 2003                                   December 31, 2002
                              -----------------------------------------------     -----------------------------------------------
                                            GROSS        GROSS      ESTIMATED                   GROSS        GROSS      ESTIMATED
                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
(IN THOUSANDS)                  COST        GAINS        LOSSES       VALUE         COST        GAINS        LOSSES       VALUE
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal
  Agency securities           $ 39,574     $   609          --      $ 40,183      $ 86,144     $ 1,511          --      $ 87,655
Obligations of states and
  political subdivisions       369,816      15,448       $(537)      384,727       382,752      14,224       $(161)      396,815
Other debt securities           24,836          --          --        24,836        30,265          --          --        30,265
---------------------------------------------------------------------------------------------------------------------------------
Total                         $434,226     $16,057       $(537)     $449,746      $499,161     $15,735       $(161)     $514,735
---------------------------------------------------------------------------------------------------------------------------------

                                                                      AVAILABLE FOR SALE
                              ---------------------------------------------------------------------------------------------------
                                             DECEMBER 31, 2003                                   December 31, 2002
                              -----------------------------------------------     -----------------------------------------------
                                            GROSS        GROSS      ESTIMATED                   GROSS        GROSS      ESTIMATED
                              AMORTIZED   UNREALIZED   UNREALIZED     FAIR        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
(IN THOUSANDS)                  COST        GAINS        LOSSES       VALUE         COST        GAINS        LOSSES       VALUE
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal
  Agency securities           $387,322      $2,744      $(2,647)    $387,419      $354,487     $ 8,207          --      $362,694
Obligations of states and
  political subdivisions        18,208          36         (300)      17,944         7,951         249       $ (48)        8,152
Corporate securities             6,965          67           --        7,032        19,575         416         (23)       19,968
Mortgage-backed securities     348,640       2,013       (2,573)     348,080       290,255       7,695         (27)      297,923
---------------------------------------------------------------------------------------------------------------------------------
Total debt securities          761,135       4,860       (5,520)     760,475       672,268      16,567         (98)      688,737
Equity securities                4,761       1,647           --        6,408         5,322         730         (54)        5,998
---------------------------------------------------------------------------------------------------------------------------------
Total                         $765,896      $6,507      $(5,520)    $766,883      $677,590     $17,297       $(152)     $694,735
---------------------------------------------------------------------------------------------------------------------------------

The following table summarizes amortized cost and estimated fair value of securities by maturity:(1)

                                                                                   DECEMBER 31, 2003
                                                            ----------------------------------------------------------------
                                                                  HELD TO MATURITY                  AVAILABLE FOR SALE
                                                            -----------------------------      -----------------------------
                                                            AMORTIZED      ESTIMATED FAIR      AMORTIZED      ESTIMATED FAIR
(IN THOUSANDS)                                                COST             VALUE             COST             VALUE
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Within one year                                             $ 46,608          $ 47,383         $124,484          $124,385
After one year, but within five                               61,776            64,745          415,533           414,311
After five years, but within ten                             154,326           161,524          210,246           211,008
After ten years                                              171,516           176,094           15,633            17,179
----------------------------------------------------------------------------------------------------------------------------
Total                                                       $434,226          $449,746         $765,896          $766,883
--------------------------------------------------------------------------------------------------------

(1) Mortgage-backed securities are assigned to maturity categories based on estimated average lives. Available for sale securities in the after ten year category include securities with no stated maturity. Other securities with prepayment or call provisions are categorized based on contractual maturity.

    Securities with par values aggregating $439.9 million and $374.9 million at December 31, 2003 and 2002, respectively, were pledged to secure public and trust funds. Proceeds from the sale of available for sale securities were $160.6 million, $274.1 million and $65.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. Gross security gains of $3.1 million, $3.2 million and $1.3 million and gross security losses of $0.3 million, $1.3 million and $25 thousand were realized for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 3: SECURITIES (CONTINUED)
The following table shows the fair value and gross unrealized losses on investment securities, aggregated by investment category, the number of securities in each category and length of time that the individual securities have been in a continuous loss position:

                                                                 DECEMBER 31, 2003
                                  --------------------------------------------------------------------------------
                                         LESS THAN 12 MONTHS                  12 MONTHS OR MORE            TOTAL
                                  ----------------------------------   --------------------------------   --------
                                    FAIR     UNREALIZED      # OF       FAIR    UNREALIZED      # OF        FAIR
(DOLLARS IN THOUSANDS)             VALUE       LOSSES     SECURITIES   VALUE      LOSSES     SECURITIES    VALUE
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal Agency
  securities                      $204,152    $(2,647)        45           --        --          --       $204,152
Obligations of states and
  political subdivisions            29,269       (779)        83       $1,916      $(58)          8         31,185
Mortgage-backed & other debt
  securities                       214,932     (2,573)        56           --        --          --        214,932
------------------------------------------------------------------------------------------------------------------
Total debt securities              448,353     (5,999)       184        1,916       (58)          8        450,269
Equity securities                       --         --         --           --        --          --             --
------------------------------------------------------------------------------------------------------------------
Total temporarily impaired
  securities                      $448,353    $(5,999)       184       $1,916      $(58)          8       $450,269
------------------------------------------------------------------------------------------------------------------

                                     DECEMBER 31, 2003
                                  -----------------------
                                           TOTAL
                                  -----------------------
                                  UNREALIZED      # OF
(DOLLARS IN THOUSANDS)              LOSSES     SECURITIES
--------------------------------  -----------------------
--------------------------------  -----------------------
U.S. Treasury and Federal Agency
  securities                       $(2,647)        45
Obligations of states and
  political subdivisions              (837)        91
Mortgage-backed & other debt
  securities                        (2,573)        56
--------------------------------------------------------------------
Total debt securities               (6,057)       192
Equity securities                       --         --
--------------------------------------------------------------------------------
Total temporarily impaired
  securities                       $(6,057)       192
--------------------------------------------------------------------------------------------

    WesBanco believes that the unrealized securities losses are all considered temporary impairment losses due to $450.2 million of the fair value of the securities presented having fixed interest rates which causes their fair value to fluctuate in response to prevailing market interest rates. WesBanco has the ability and intent to hold these investment securities until the market value recovers or the investment securities mature or are called by the issuer. The single largest loss on any one security in the "Less than 12 months" category is $0.2 million and $18.0 thousand in the "12 months or more" category.

NOTE 4: LOANS AND THE ALLOWANCE FOR LOAN LOSSES
The following table is a summary of total loans:

                                                                    December 31,
                                                              -------------------------
(IN THOUSANDS)                                                   2003           2002
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
Loans:
Commercial                                                    $  369,786     $  306,071
Commercial real estate                                           623,243        504,902
Residential real estate                                          577,362        569,095
Home equity lines of credit                                      111,981        117,964
Consumer, net of unearned income                                 249,425        318,129
---------------------------------------------------------------------------------------
Total portfolio loans(1)                                       1,931,797      1,816,161
Loans held for sale                                                1,741          4,724
---------------------------------------------------------------------------------------
Total loans, net of unearned income                           $1,933,538     $1,820,885
---------------------------------------------------------------------------------------

(1) Included in the above loan categories were unamortized net deferred loan fees of $3.1 million and $1.5 million at December 31, 2003 and 2002, respectively.

The following table represents changes in the allowance for loan losses:

                                                               For the years ended December 31,
                                                              ----------------------------------
(IN THOUSANDS)                                                  2003         2002         2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Balance, beginning of year                                    $25,080      $20,786      $20,030
Allowance for loan losses of acquired bank                         --        3,903           --
Provision for loan losses                                       9,612        9,359        5,995

Charge-offs                                                    (9,127)      (9,716)      (5,838)
Recoveries                                                        670          748          599
------------------------------------------------------------------------------------------------
  Net charge-offs                                              (8,457)      (8,968)      (5,239)
------------------------------------------------------------------------------------------------
Balance, end of year                                          $26,235      $25,080      $20,786
------------------------------------------------------------------------------------------------

The following tables summarize loans classified as impaired:

                                                                 December 31,
                                                              -------------------
(IN THOUSANDS)                                                 2003        2002
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Non-accrual                                                   $ 8,262     $ 7,480
Renegotiated                                                      653       2,646
Other impaired loans                                            6,031      11,249
---------------------------------------------------------------------------------
Total impaired loans                                          $14,946     $21,375
---------------------------------------------------------------------------------
Impaired loans with a related allowance for loan losses       $ 7,990     $16,343
Allowance for loan losses allocated to impaired loans           2,561       4,675
---------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                               For the years ended December 31,
                                                              ----------------------------------
(IN THOUSANDS)                                                  2003         2002         2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Average impaired loans                                        $20,493      $19,908      $13,572
Amount of contractual interest income on impaired loans           502          574          392
Amount of interest income recognized on a cash basis              263          357          339
------------------------------------------------------------------------------------------------

    Most lending occurs with customers located within West Virginia, Central and Eastern Ohio, and Western Pennsylvania. No significant concentration of credit risk exists by industry or by individual borrower. WesBanco has no significant exposure to foreign loans.

NOTE 5: PREMISES AND EQUIPMENT
Premises and equipment include:

                                                                                   December 31,
                                                               Estimated       ---------------------
(in thousands)                                                Useful Life        2003         2002
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Land and improvements                                         (3-10 years)     $ 15,240     $ 15,163
Buildings and improvements                                    (4-50 years)       52,767       52,564
Furniture and equipment                                       (3-15 years)       30,007       27,224
----------------------------------------------------------------------------------------------------
Total cost                                                                       98,014       94,951
Less -- accumulated depreciation                                                (44,782)     (39,226)
----------------------------------------------------------------------------------------------------
Total premises and equipment                                                   $ 53,232     $ 55,725
----------------------------------------------------------------------------------------------------

    Depreciation and amortization expense of premises and equipment charged to operations for the years ended December 31, 2003, 2002, and 2001 was $5.7 million, $5.7 million and $4.9 million, respectively.
    WesBanco has operating leases for certain land, office locations and equipment. Leases that expire are generally renewed or replaced by other leases. Rental expense pertaining to operating leases was $1.0 million, $0.9 million and $0.4 million, for the years ended December 31, 2003, 2002, and 2001, respectively. WesBanco also has certain contingent operating leases for equipment that have a minimum required payment in addition to a payment based upon usage and transactions, as well as certain contingent operating leases whose payment is solely based on usage. WesBanco's operating lease expense for contingent rentals based on usage or transactions was $0.4 million, $-0- and $-0-, for the years ended December 31, 2003, 2002 and 2001, respectively.

Future minimum lease payments under operating leases at December 31, 2003 are as follows: (in thousands)

YEAR                                                             AMOUNT
-----------------------------------------------------------------------
-----------------------------------------------------------------------
2004                                                             $1,068
2005                                                                991
2006                                                                805
2007                                                                516
2008                                                                295
2009 and thereafter                                                  84
-----------------------------------------------------------------------
Total future minimum lease payments(1)                           $3,759
-----------------------------------------------------------------------

(1) Includes stipulated minimum payments on contingent rentals and excludes any contingent rentals based solely on usage or transactions.

NOTE 6: GOODWILL AND CORE DEPOSIT INTANGIBLE
    WesBanco's Consolidated Balance Sheet reflects goodwill of $49.9 million at December 31, 2003 and 2002. In 2002, WesBanco capitalized $31.0 million in goodwill and $11.1 million in core deposit intangibles in connection with the American acquisition. The core deposit intangible is being amortized over a weighted average life of approximately 8 years. Amortization expense on core deposit intangibles totaled $1.4 million and $1.8 million for the years ended December 31, 2003 and 2002, respectively. The remaining goodwill intangible is not subject to amortization but is evaluated annually for possible impairment. Based on an evaluation performed in 2003, WesBanco's recorded goodwill and core deposit intangible was not impaired.

Core deposit intangible amortization for each of the next five years is as follows: (in thousands)

YEAR                                                             AMOUNT
-----------------------------------------------------------------------
-----------------------------------------------------------------------
2004                                                             $1,154
2005                                                                957
2006                                                                802
2007                                                                677
2008                                                                573
-----------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 6: GOODWILL AND CORE DEPOSIT INTANGIBLE (CONTINUED)
    Upon the adoption of SFAS No. 142 on January 1, 2002, WesBanco ceased amortizing its goodwill. The following table shows the pro forma effects of applying SFAS No. 142 to the following periods:

                                                               For the years ended December 31,
                                                              ----------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                2003         2002         2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Goodwill:
Reported net income                                           $36,130      $34,826      $29,002
Add back: goodwill amortization                                    --           --        1,313
------------------------------------------------------------------------------------------------
Adjusted net income                                           $36,130      $34,826      $30,315
------------------------------------------------------------------------------------------------
Earnings per share:
Reported earnings per share                                     $1.80        $1.70        $1.60
Add back: goodwill amortization                                    --           --          .07
------------------------------------------------------------------------------------------------
Adjusted earnings per share                                     $1.80        $1.70        $1.67
------------------------------------------------------------------------------------------------

NOTE 7: CERTIFICATES OF DEPOSIT
    Certificates of deposit in denominations of $100 thousand or more were $228.6 million and $214.6 million as of December 31, 2003 and 2002, respectively. Related interest expense on certificates of deposit of $100 thousand or more was $6.8 million in 2003 and $7.4 million in 2002.

At December 31, 2003, the scheduled maturities of total certificates of deposit are as follows: (in thousands)

YEAR                                                              AMOUNT
-------------------------------------------------------------------------
-------------------------------------------------------------------------
2004                                                             $395,450
2005                                                              229,041
2006                                                              177,189
2007                                                               96,349
2008                                                               27,826
2009 and thereafter                                                 4,346
-------------------------------------------------------------------------
Total                                                            $930,201
-------------------------------------------------------------------------

NOTE 8: FEDERAL HOME LOAN BANK BORROWINGS
    WesBanco is a member of the Federal Home Loan Bank of Pittsburgh (the "FHLB"). FHLB borrowings are secured by a blanket lien by the FHLB on certain residential mortgage loans or securities with a market value at least equal to the outstanding balances. The remaining maximum borrowing capacity with the FHLB at December 31, 2003 and 2002 was $790.8 million and $589.4 million, respectively. At December 31, 2003 and 2002 WesBanco had FHLB borrowings of $361.2 million and $343.3 million, respectively, with a weighted average rate of 3.58% and 4.21%, respectively.

The following table summarizes the FHLB maturities at December 31, 2003 based on contractual dates: (dollars in thousands)

                                                                 SCHEDULED       WEIGHTED
YEAR                                                             MATURITY      AVERAGE RATE
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
2004                                                             $ 69,900          3.61%
2005                                                               64,975          2.75
2006                                                               45,010          2.77
2007                                                               59,462          3.03
2008                                                                   --            --
2009 and thereafter                                               121,883          4.57
--------------------------------------------------------------------------
Total                                                            $361,230          3.58%
-------------------------------------------------------------------------------------------

NOTE 9: OTHER BORROWINGS
    Other borrowings consist of federal funds purchased, securities sold under agreements to repurchase, treasury tax and loan notes, and a revolving line of credit. These instruments represent short-term borrowings, generally maturing within one year from the transaction date. Securities sold under agreements to repurchase with certain WesBanco Bank Inc. customers are secured by investment securities equal to the fair value of the repurchase agreement. WesBanco may be required to provide additional collateral based on the fair value of the underlying securities. In 2002, WesBanco entered into a revolving one year, variable rate line of credit agreement with a commercial bank permitting the parent company to borrow a maximum aggregate amount of $20.0 million. Interest incurred on other borrowings amounted to $2.4 million, $2.9 million and $5.6 million, for the years ended December 31, 2003, 2002, and 2001, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Other borrowed funds are summarized as follows:

                                                                         December 31,
                                                              ----------------------------------
(IN THOUSANDS)                                                  2003         2002         2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Federal funds purchased                                       $ 10,000     $ 19,000     $ 30,000
Securities sold under agreements to repurchase                 169,937      143,994      140,558
Treasury tax and loan notes and other                           37,817        2,440        1,684
Revolving line of credit, parent company                            --       10,200           --
------------------------------------------------------------------------------------------------
Total                                                         $217,754     $175,634     $172,242
------------------------------------------------------------------------------------------------

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                         December 31,
                                                              ----------------------------------
(DOLLARS IN THOUSANDS)                                          2003         2002         2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Outstanding balance at year end                               $169,937     $143,994     $140,558
Average balance during the year                                160,942      143,305      138,728
Maximum month-end balance during the year                      187,799      156,592      162,926
Average interest rate at year end                                 1.30%        1.81%        2.00%
Average interest rate during the year                             1.37         1.86         3.56
------------------------------------------------------------------------------------------------

NOTE 10: TRUST PREFERRED SECURITIES AND JUNIOR SUBORDINATED DEBT
    On March 1, 2002, WesBanco assumed $12.65 million of 8.50% Company Obligated Manditorily Redeemable Capital Securities of Subsidiary Trust ("Trust Preferred Securities") in connection with the American acquisition. On June 30, 2003, WesBanco redeemed all of the 8.50% Junior Subordinated Deferrable Interest Debentures held by WesBanco Capital Trust I, by redeeming 1,265,000 shares of its outstanding 8.50% Cumulative Trust Preferred Securities. A total of $12.65 million of Trust Preferred Securities were redeemed at a price of $10.00 per share. In connection with the redemption in the second quarter of 2003, WesBanco included in other operating expenses the write-off of $0.6 million in unamortized issuance costs related to the original issuance of these Trust Preferred Securities.
    In June of 2003, WesBanco formed WesBanco, Inc. Capital Trust II and WesBanco, Inc. Capital Statutory Trust III (the "Trusts"). These Trusts were formed for the purpose of issuing $30.0 million in trust preferred securities through two pooled trust preferred programs. The Trust Preferred Securities were issued and sold in private placement offerings. The proceeds from the sale thereof were invested in Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debt") issued by WesBanco. All proceeds from the sale of the Trust Preferred Securities and the common securities issued by the Trusts are invested in Junior Subordinated Debentures, which are the sole assets of the Trusts. The Trusts pay dividends on the Trust Preferred Securities at the same rate as the distributions paid by WesBanco on the Junior Subordinated Debentures held by the Trusts. Both Trusts provide WesBanco with the option to defer payment of interest on the debentures for an aggregate of 20 consecutive quarterly periods. Should this option be utilized, WesBanco may not declare or pay dividends on its common stock during any such period. Undertakings made by WesBanco with respect to the Trust Preferred Securities constitute a full and unconditional guarantee by WesBanco of the obligations of the Trust Preferred Securities.
    WesBanco adopted the provisions of FIN No. 46 in the fourth quarter of 2003. As a result, WesBanco deconsolidated its special purpose trusts which were formed for the issuance of trust preferred securities to outside investors, because it does not absorb a majority of the expected losses or residual returns of the trusts. These Trusts were previously consolidated because they were controlled by WesBanco through a majority voting interest. The effect of such deconsolidation was to remove the Trust Preferred Securities from WesBanco's Consolidated Balance Sheet, recognize WesBanco's junior subordinated debt obligations to the special purpose trusts, and record each of WesBanco's equity investments in the common stock of the special purpose trusts as an other asset. The junior subordinated debt obligations and equity investments were previously eliminated in consolidation.
    The Junior Subordinated Debentures are presented as a separate category of long-term debt on the Consolidated Balance Sheet. For regulatory purposes, the Federal Reserve Bank currently allows bank holding companies to include trust preferred securities up to a certain limit of Tier 1 Capital. The Trust Preferred Securities provide the issuer with a unique capital instrument that has a tax deductible interest feature not normally associated with the equity of a corporation.

The following table shows WesBanco's Trust Subsidiaries with outstanding Trust Preferred Securities as of December 31, 2003:

                                                        TRUST                      JUNIOR       STATED      OPTIONAL
                                                      PREFERRED      COMMON     SUBORDINATED   MATURITY    REDEMPTION
(IN THOUSANDS)                                        SECURITIES   SECURITIES       DEBT         DATE         DATE
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
WesBanco, Inc. Capital Trust II(1)                     $13,000        $410        $13,410      6/30/2033   6/30/2008
WesBanco, Inc. Capital Statutory Trust III(2)           17,000         526         17,526      6/26/2033   6/26/2008
---------------------------------------------------------------------------------------------------------------------
Total trust preferred securities                       $30,000        $936        $30,936
---------------------------------------------------------------------------------------------------------------------

(1) Fixed rate of 5.80% through June 30, 2008 and three month LIBOR plus 3.15% thereafter
(2) Fixed rate of 5.55% through June 26, 2008 and three month LIBOR plus 3.10% thereafter

    The interest expense incurred on these Trust Preferred Securities and Junior Subordinated debt for the years ended December 31, 2003, 2002, and 2001 amounted to $1.4 million, $0.9 million and $0, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11: EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT PENSION PLAN AND OTHER POSTRETIREMENT PLANS: At December 31, 2003, substantially all employees were participants in the WesBanco Defined Benefit Pension Plan ("The Plan"). The Plan covers those employees who satisfy minimum age and length of service requirements. Benefits of the Plan are generally based on years of service and the employee's compensation during the last five years of employment. The Plan's funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. WesBanco uses a December 31 measurement date for its Defined Benefit Pension Plan.
    Retirees and certain active employees hired prior to March 31, 1998 are provided a postretirement non-contributory health insurance and death benefit plan. Payments are made directly from the Plan. For reported years 2003 and 2002, the health insurance benefit was $0.1 thousand per month and the death benefit was $7.5 thousand. The expense and liability are included in the pension tables below.

The following tables summarize the activity in the projected benefit obligation:

                                                              For the years ended
                                                                 December 31,
                                                              -------------------
(IN THOUSANDS)                                                 2003        2002
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Projected benefit obligation, at beginning of year            $34,888     $30,323
Service cost                                                    1,453       1,243
Interest cost                                                   2,394       2,193
Benefits paid                                                  (1,792)     (1,689)
Actuarial loss                                                  3,778       2,818
Plan amendment                                                     31          --
---------------------------------------------------------------------------------
Projected benefit obligation, at end of year                  $40,752     $34,888
---------------------------------------------------------------------------------

The following table summarizes the change in Plan assets:

                                                              For the years ended
                                                                 December 31,
                                                              -------------------
(IN THOUSANDS)                                                 2003        2002
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Fair value of Plan assets, at beginning of year               $28,526     $32,618
Actual return on assets                                         6,321      (3,674)
Employer contributions                                          1,784       1,271
Benefits paid                                                  (1,792)     (1,689)
---------------------------------------------------------------------------------
Fair value of Plan assets, at end of year                     $34,839     $28,526
---------------------------------------------------------------------------------

The following table sets forth the Plan's funded status and the asset reflected in the Consolidated Balance Sheet:

                                                                 December 31,
                                                              -------------------
(IN THOUSANDS)                                                 2003        2002
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Plan assets (less than) projected benefit obligation          $(5,913)    $(6,362)
Unrecognized prior service cost                                  (914)     (1,091)
Unrecognized net loss                                           9,999      11,065
---------------------------------------------------------------------------------
Prepaid pension cost                                          $ 3,172     $ 3,612
---------------------------------------------------------------------------------

The following table shows the amounts recognized in the Consolidated Financial
Statements:

                                                                 December 31,
                                                              -------------------
(IN THOUSANDS)                                                 2003        2002
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Prepaid pension cost                                          $ 3,172     $ 3,612
Additional minimum liability                                       --      (4,925)
Accumulated other comprehensive income                             --       4,925
---------------------------------------------------------------------------------
Net amount recognized on balance sheet                        $ 3,172     $ 3,612
---------------------------------------------------------------------------------

The following table shows a comparison of the projected and accumulated benefit obligations to the fair value of Plan assets:

                                                                 December 31,
                                                              -------------------
(IN THOUSANDS)                                                 2003       2002(1)
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Projected benefit obligation                                  $40,752     $34,888
Accumulated benefit obligation                                 34,520      29,839
Fair value of Plan assets                                      34,839      28,526
---------------------------------------------------------------------------------

(1) At December 31, 2002, the accumulated benefit obligation exceeded the fair value of Plan assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Net periodic pension cost for the Plan includes the following components:

                                                               For the years ended December 31,
                                                              ----------------------------------
(IN THOUSANDS)                                                    2003         2002         2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Service cost -- benefits earning during year                  $ 1,453      $ 1,243      $ 1,214
Interest cost on projected benefit obligation                   2,394        2,193        2,121
Expected return on Plan assets                                 (2,362)      (2,800)      (3,204)
Net amortization and recognized loss                              739          (45)        (559)
------------------------------------------------------------------------------------------------
Net periodic pension cost (earnings)                          $ 2,224      $   591      $  (428)
------------------------------------------------------------------------------------------------

Actuarial assumptions used in the determination of the projected benefit obligation in the Plan are as follows:

                                                              For the years ended
                                                                 December 31,
                                                              -------------------
                                                                 2003        2002
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Weighted average discount rates                                  6.25%       6.75%
Rates of increase in compensation levels                         4.00        3.75
---------------------------------------------------------------------------------

Actuarial assumptions used in the determination of the net periodic benefit cost in the Plan are as follows:

                                                              For the years ended
                                                                 December 31,
                                                              -------------------
                                                                 2003        2002
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Weighted average discount rates                                  6.75%       6.75%
Rates of increase in compensation levels                         3.75        3.75
Weighted average expected long-term return on assets             8.50        8.50
---------------------------------------------------------------------------------

The expected long-term rate of return for the Plan's total assets is based on the expected return of each of the Plan asset categories, weighted based on the median of the target allocation for each class.

PENSION PLAN INVESTMENT POLICY AND STRATEGY: The investment policy as established by the Pension Committee, to be followed by the Trustee, is to invest assets based on the target allocations shown in the table below. The assets will be reallocated periodically by the Trustee based on the ranges set forth by the Pension Committee to meet the target allocations. The investment policy will be reviewed periodically to determine if the policy should be changed. The Plan assets will be invested with the principal objective of maximizing long-term total return without exposing Plan assets to undue risks, taking into account the Plan's funding needs and benefit obligations. Assets will be invested in a balanced portfolio composed primarily of equities, fixed income and cash or cash equivalent money market investments.
    A maximum of 10% may be invested in any one stock. Foreign stocks may be included, either through direct investment or by the purchase of mutual funds, which invest in foreign stock. Although most of the portfolio will be invested in large capitalization stocks, up to 25% of the equity portfolio may be invested in NASDAQ stocks. WesBanco common stock can represent up to 10% of the total market value. Corporate bonds selected for purchase must be rated BAA1 or BBB+ or higher. No more than 10% shall be invested in bonds or notes issued by the same corporation. There will be no limit on the holdings of U.S. Treasury or Federal Agency Securities. A maximum maturity of 10 years will be permitted. At December 31, 2003 the Plan's equity securities included 118,300 shares of WesBanco common stock with a fair market value of $3.3 million, which represents 9.5% of the Plan's total assets. At December 31, 2002, the Plan's equity securities included 118,300 shares of WesBanco common stock with a fair market value of $2.8 million, which represented 9.7% of the Plan's total assets. Dividends received on WesBanco stock held by the plan were $0.1 million for each of the years ended December 31, 2003 and 2002.

The following table sets forth the Plan's weighted-average asset allocations by asset category:

                                                                                   For the years ended
                                                                   TARGET              December 31,
                                                                 ALLOCATION        --------------------
                                                                  FOR 2004          2003        2002
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
ASSET CATEGORY:
Equity securities                                                   50-75%            58%           73%
Debt securities                                                     25-50%            30            25
Real estate                                                             0%            --            --
Other                                                                0-25%            12             2
-------------------------------------------------------------------------------------------------------
Total                                                                                100%          100%
-------------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 11: EMPLOYEE BENEFIT PLANS (CONTINUED)
CASH FLOWS:

The following table sets forth information about the expected cash flows for the pension plan: (in thousands)

EMPLOYER CONTRIBUTIONS                                           AMOUNT
-----------------------------------------------------------------------
-----------------------------------------------------------------------
2004                                                             $1,900
-----------------------------------------------------------------------

The following table sets forth the estimated future benefit payments reflecting expected future service: (in thousands)

YEAR                                                             AMOUNT
------------------------------------------------------------------------
------------------------------------------------------------------------
2004                                                             $ 1,443
2005                                                               1,461
2006                                                               1,466
2007                                                               1,539
2008                                                               1,654
2009-2013                                                         11,457
------------------------------------------------------------------------

    On March 1, 2002, WesBanco became the plan administrator of the American non-contributory Defined Benefit Pension Plan. Prior to the acquisition, American had frozen all benefit accruals in its pension plan and fully vested all participants in the benefits accrued to them. As of December 31, 2003, the American plan had a projected benefit obligation of $0.8 million, which was equal to the fair value of the plan assets, and a prepaid pension cost of $21 thousand recognized on the balance sheet. Net periodic pension costs in the American plan for 2003 were $7 thousand and plan contributions were $112 thousand. The measurement date of the American Plan was October 1, 2003. WesBanco has no plans to merge the American pension plan with any of the WesBanco employee benefits plans.

KSOP (EMPLOYEE STOCK OWNERSHIP AND 401(K) PLAN): Substantially all employees are included in the WesBanco KSOP Plan. The KSOP plan consists of a non-contributory employee stock ownership (ESOP) and a 401(k) Plan. Employer contributions to the ESOP are made at the discretion of WesBanco's Board of Directors. The 401(k) provisions provide for WesBanco to make matching contributions based upon an employee's contribution, subject to regulatory limitations. For 2003, WesBanco matched 50% of the first 4% of an employee's contribution. For 2002, WesBanco matched 50% of the first 2% of an employee's contribution and 25% of the next 2%.
    As of December 31, 2003, the KSOP held 644,369 shares of WesBanco stock, of which 589,333 shares were allocated to specific employee accounts, and 55,036 shares with a market value of $1.5 million were unallocated. WesBanco's KSOP was committed to release 23,441 shares as of December 31, 2003. Shares are released based on a formula, which considers the amount of principal and interest paid on the ESOP loan for a given period over the principal and interest to be paid for that period and all future periods. Dividends earned on unallocated shares are used to pay interest on the ESOP loan and for the three years ended December 31, 2003, 2002 and 2001 totaled $47 thousand, $73 thousand and $68 thousand, respectively. Dividends on allocated shares are distributed to employee accounts. Total contributions to the KSOP for the three years ended December 31, 2003, 2002 and 2001 were $0.9 million, $0.9 million and $1.0 million, respectively.
    During 2000, WesBanco's ESOP established a revolving line of credit with an affiliated lender. Conditions in the loan agreement provide for a revolving line of credit in the aggregate amount of $2.0 million to facilitate purchases of WesBanco common stock in the open market. The loan bears interest at a rate equal to the lender's base rate and requires annual repayments of principal equal to 20% of the balance at January 1 of each year. The loan has a final maturity date of 5 years from date of inception. The revolving line of credit had an outstanding balance of $0.6 million, $1.0 million and $1.6 million at December 31, 2003, 2002 and 2001, respectively. Interest expense paid by WesBanco's ESOP was $47 thousand, $83 thousand and $134 thousand at December 31, 2003, 2002 and 2001, respectively.
    American maintained a profit sharing 401(k) savings plan. On March 1, 2002 the American profit sharing 401(k) savings plan was closed to new contributions and participants and all eligible American participants were automatically enrolled in the WesBanco 401(k) plan. As of December 31, 2002, this plan and assets totaling $1.4 million were merged into the WesBanco 401(k) plan.

KEY EXECUTIVE INCENTIVE BONUS & STOCK OPTION PLAN: The Key Executive Incentive Bonus & Option Plan, which commenced in 1998, is a non-qualified plan that includes three components, an Annual Bonus, a Long-Term Incentive Bonus and a Stock Option component. The three components allow for payments of cash, a mixture of cash and stock, or granting of stock options, depending upon the component of the plan in which the award is earned through the attainment of certain performance goals. Performance goals are established by WesBanco's Board of Directors.
    Compensation expense incurred in 2003, 2002 and 2001 for the Annual Bonus component of the plan was $0.7 million, $0.5 million and $0.5 million, respectively. During 2003, 2002 and 2001 awards in the amounts of $58 thousand, $50 thousand and $43 thousand, respectively, for the Long-Term Bonus component were made to specific employees.
    The Stock Option component provides for granting of stock options to eligible employees. During 2003, no stock options were granted by the Board of Directors. During 2002 and 2001, 206,000 and 159,924 shares, respectively, were granted at an average option price of $23.96 and $20.88 per share, respectively. These options vest over a three-year period and have no performance provisions.
    WesBanco accounts for all stock options in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees". Under APB Opinion No. 25, the 2002 and 2001 stock options were granted at prices equal to fair market value at the date of the grants, and accordingly, no compensation expense was recognized. All granted options become immediately vested in the event of a change in control of WesBanco.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The following table shows the share activity in the Option Plan:

                                                                       For the years ended December 31,
                                             ------------------------------------------------------------------------------------
                                                           WEIGHTED                     Weighted                     Weighted
                                                       AVERAGE EXERCISE             Average Exercise             Average Exercise
                                              2003     PRICE PER SHARE     2002     PRICE PER SHARE     2001     PRICE PER SHARE
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of the year         417,419        $22.99        212,811        $22.03         52,887        $25.53
Granted during the year                           --            --        206,000         23.96        159,924         20.88
Exercised during the year                    (18,667)        21.41             --            --             --            --
Expired during the year                       (9,579)        28.87             --            --             --            --
Forfeited during the year                     (4,333)        20.74         (1,392)        20.74             --            --
---------------------------------------------------------------------------------------------------------------------------------
Outstanding at end of the year               384,840        $23.21        417,419        $22.99        212,811        $22.03
---------------------------------------------------------------------------------------------------------------------------------
Exercisable at year end                      316,172        $22.72        226,778        $22.90         96,860        $23.31
---------------------------------------------------------------------------------------------------------------------------------

The following table shows the average remaining life of the stock options at December 31, 2003:

                                                                                           WEIGHTED AVG.
                                                                              AVERAGE        REMAINING
                                                                OPTIONS       EXERCISE      CONTRACTUAL
YEAR ISSUED                                                   OUTSTANDING      PRICE           YEARS
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
1998                                                             15,998        $29.50          4.12
2000                                                             18,000         22.00          6.33
2001                                                            144,842         20.88          7.30
2002                                                            206,000         23.96          8.90
--------------------------------------------------------------------------------------------------------
Total                                                           384,840                        7.98
--------------------------------------------------------------------------------------------------------

NOTE 12: OTHER OPERATING EXPENSE

Other operating expense consists of the following:

                                                               For the years ended December 31,
                                                              ----------------------------------
(IN THOUSANDS)                                                    2003         2002         2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Professional fees                                             $ 4,395      $ 4,139      $ 3,934
Marketing                                                       2,398        1,924        1,933
General administrative                                          1,293        1,128          945
Supplies                                                        1,705        2,075        1,790
Postage                                                         2,448        2,351        2,002
Telecommunication                                               2,219        2,322        1,767
Miscellaneous taxes                                             3,697        3,642        3,405
Goodwill amortization                                              --           --        1,313
Other                                                           5,981        3,652        3,869
------------------------------------------------------------------------------------------------
Total                                                         $24,136      $21,233      $20,958
------------------------------------------------------------------------------------------------

NOTE 13: INCOME TAXES

Reconciliation from the federal statutory income tax rate to the effective tax rate is as follows:

                                                                For the years ended December 31,
                                                              ----------------------------------
                                                                   2003         2002        2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Federal statutory tax rate                                        35.0%        35.0%       35.0%
Tax-exempt interest income on securities of state and
  political subdivisions -- net                                  (13.4)       (11.9)       (8.9)
State income taxes, net of federal tax effect                      0.9          2.5         3.4
Bank-owned life insurance                                         (2.4)        (1.0)       (1.0)
All other -- net                                                  (0.7)        (1.2)        1.3
------------------------------------------------------------------------------------------------
Effective tax rate                                                19.4%        23.4%       29.8%
------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 13: INCOME TAXES (CONTINUED)
The provision for income taxes applicable to income before taxes consists of the following:

                                                               For the years ended December 31,
                                                              ----------------------------------
(IN THOUSANDS)                                                     2003         2002        2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Current:
  Federal                                                       $8,407      $ 8,425     $10,356
  State                                                            639        1,804       2,158
Deferred:
  Federal                                                         (310)         441        (201)
  State                                                            (54)         (50)        (31)
------------------------------------------------------------------------------------------------
Total                                                           $8,682      $10,620     $12,282
------------------------------------------------------------------------------------------------

The following income tax amounts were recorded in shareholders' equity as elements of other comprehensive income:

                                                                   For the years ended
                                                                       December 31,
                                                              ------------------------------
(IN THOUSANDS)                                                    2003       2002       2001
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Securities and derivative transactions                         $(5,661)   $ 2,054     $2,577
Minimum pension liability                                        1,970     (1,970)        --
--------------------------------------------------------------------------------------------
Total                                                          $(3,691)   $    84     $2,577
--------------------------------------------------------------------------------------------

Deferred tax assets and deferred tax liabilities consist of the following:

                                                                       December 31,
                                                              ------------------------------
(IN THOUSANDS)                                                   2003        2002       2001
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                                   $10,036     $ 9,569    $ 8,029
  Compensation and benefits                                       461       2,369        418
  Net operating loss carryforward                                  --          --        338
  Deferred loan fees and costs                                  1,122         510         --
  Purchase accounting adjustments                               1,311       1,790         --
  Fair value adjustments on securities available for sale
    and derivatives                                             1,549          --         --
  Other                                                           284          37         --
--------------------------------------------------------------------------------------------
    Gross deferred tax assets                                  14,763      14,275      8,785
--------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Fair value adjustments on securities available for sale
    and derivatives                                                --      (4,134)    (2,363)
  Depreciation                                                 (1,313)       (988)    (1,366)
  Purchase accounting adjustments                                  --          --       (431)
  Accretion on securities                                      (1,345)       (939)      (401)
  Deferred loan fees and costs                                     --          --        (24)
  Other                                                            --          --       (108)
--------------------------------------------------------------------------------------------
    Gross deferred tax liabilities                             (2,658)     (6,061)    (4,693)
--------------------------------------------------------------------------------------------
Net deferred tax assets                                       $12,105     $ 8,214    $ 4,092
--------------------------------------------------------------------------------------------

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The following table represents the estimates of fair value of financial instruments:

                                                                                December 31,
                                                              -------------------------------------------------
                                                                       2003                      2002
                                                              -----------------------   -----------------------
                                                               CARRYING       FAIR       CARRYING       FAIR
(IN THOUSANDS)                                                  AMOUNT       VALUE        AMOUNT       VALUE
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and short-term investments                             $  108,210   $  108,210   $   81,085   $   81,085
  Securities held to maturity                                    434,226      449,746      499,161      514,735
  Securities available for sale                                  766,883      766,883      694,735      694,735
  Net loans (including loans held for sale)                    1,907,303    1,930,236    1,795,805    1,825,435
Financial liabilities:
  Deposits                                                     2,482,082    2,496,842    2,399,956    2,411,652
  Federal Home Loan Bank borrowings                              361,230      368,351      343,324      357,876
  Other borrowings                                               217,754      217,830      175,634      175,783
  Trust preferred securities and junior subordinated debt         30,936       27,154       12,650       12,713
Derivatives:
  Interest rate swaps                                             (4,277)      (4,277)      (5,835)      (5,835)
---------------------------------------------------------------------------------------------------------------

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

FEDERAL HOME LOAN BANK BORROWINGS: For Federal Home Loan Bank borrowings, fair value is based on rates currently available to WesBanco for borrowings with similar terms and remaining maturities.

OTHER BORROWINGS: For federal funds purchased and repurchase agreements, which represent short-term borrowings, the carrying amount is a reasonable approximation of fair value.

TRUST PREFERRED SECURITIES AND JUNIOR SUBORDINATED DEBT: Due to the pooled nature of these instruments, which are not actively traded on an equity market, the 2003 estimated fair value is based on a price obtained from a broker on a recent similar transaction. For 2002 the fair value amount is based on the quoted market price.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 15: COMPREHENSIVE INCOME

The changes in accumulated other comprehensive income are as follows:

                                                                For the years ended December 31,
                                                              ----------------------------------
(IN THOUSANDS)                                                      2003        2002        2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Net Income                                                     $ 36,130     $34,826     $29,002
Securities available for sale:
  Net change in unrealized gains (losses) on securities
    available for sale                                          (13,365)     10,694       9,230
    Related income tax (expense) benefit(1)                       5,279      (4,224)     (3,646)
  Net securities (gains) losses reclassified into earnings       (2,793)       (962)     (1,273)
    Related income tax expense (benefit)(1)                       1,103         380         503
------------------------------------------------------------------------------------------------
       Net effect on other comprehensive income for the
       period                                                    (9,776)      5,888       4,814
------------------------------------------------------------------------------------------------
Cash flow hedge derivatives:
  Cumulative effect of accounting change on derivative
    financial instruments                                            --          --         923
    Related income tax (expense) benefit(1)                          --          --        (364)
  Net change in unrealized gains (losses) on derivatives          1,261      (3,389)     (2,150)
    Related income tax (expense) benefit(1)                        (498)      1,338         849
  Net derivative (gains) losses reclassified into earnings         (184)       (226)       (243)
    Related income tax expense (benefit)(1)                          73          89          96
------------------------------------------------------------------------------------------------
       Net effect on other comprehensive income for the
       period                                                       652      (2,188)       (889)
------------------------------------------------------------------------------------------------
Minimum pension liability:
  Net change in minimum pension liability                         4,925      (4,925)         --
    Related income tax expense (benefit)(1)                      (1,970)      1,970          --
------------------------------------------------------------------------------------------------
       Net effect on other comprehensive income for the
       period                                                     2,955      (2,955)         --
------------------------------------------------------------------------------------------------
Total change in other comprehensive income (loss)                (6,169)        745       3,925
------------------------------------------------------------------------------------------------
Comprehensive income                                           $ 29,961     $35,571     $32,927
------------------------------------------------------------------------------------------------

(1) Related income tax expense (benefit) is calculated using a combined Federal and State income tax rate approximating 40%.

The activity in accumulated other comprehensive income for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                                                                      Net Unrealized Gains
                                                                                     (Losses) on Derivative
                                                               Unrealized Gains       Instruments Used in
                                          Minimum Pension   (Losses) on Securities     Cash Flow Hedging
(in thousands)                               Liability        Available for Sale         Relationships         Total
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                         --              $  (365)                      --           $  (365)
Period change, net of tax                          --                4,814                  $  (889)            3,925
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                         --              $ 4,449                  $  (889)          $ 3,560
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                         --              $ 4,449                  $  (889)          $ 3,560
Period change, net of tax                     $(2,955)               5,888                   (2,188)              745
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                    $(2,955)             $10,337                  $(3,077)          $ 4,305
---------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                    $(2,955)             $10,337                  $(3,077)          $ 4,305
Period change, net of tax                       2,955               (9,776)                     652            (6,169)
---------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2003                         --              $   561                  $(2,425)          $(1,864)
---------------------------------------------------------------------------------------------------------------------

NOTE 16: COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS: In the normal course of business, WesBanco offers off-balance sheet credit arrangements to enable its customers to meet their financing objectives. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. WesBanco's exposure to credit losses in the event of non-performance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is limited to the contractual amount of those instruments. WesBanco uses the same credit policies in making commitments and conditional obligations as for all other lending. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Expected losses on such commitments would be recorded in other liabilities and were $0 as of December 31, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    Letters of credit are conditional commitments issued by banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions. Standby letters of credit are considered guarantees in accordance with the criteria specified by FIN No. 45, which was adopted on January 1, 2003. After that date, WesBanco issued new or modified standby letters of credit with an aggregate contract amount of $4.7 million. The guarantee liability associated with these new or modified standby letters of credit is carried at the estimated fair value of $33 thousand and is included in other liabilities on the Consolidated Balance Sheet as of December 31, 2003.

The following table presents total commitments and letters of credit outstanding:

                                                                 December 31,
                                                              -------------------
(IN THOUSANDS)                                                    2003       2002
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
Commitments to extend credit                                  $325,722   $261,970
Standby letters of credit                                       31,579     29,088
---------------------------------------------------------------------------------

CONTINGENT LIABILITIES: WesBanco and its affiliates are parties to various legal and administrative proceedings and claims. While any litigation contains an element of uncertainty, management believes that the outcome of such proceedings or claims pending or known to be threatened will not have a material adverse effect on WesBanco's consolidated financial position.

NOTE 17: DERIVATIVES
    WesBanco may from time to time enter into derivative financial instruments, primarily interest rate swap agreements, to manage its own risks arising from movements in interest rates and to facilitate asset/liability management strategies.
    During 2001, WesBanco entered into interest rate swap agreements, designated as cash flow hedges, that effectively converted $125.0 million of its variable rate prime based money market deposit accounts to a fixed-rate basis, with an average term of 7 years, thus reducing the impact of rising interest rates on future interest expense.
    At December 31, 2003 the net fair value adjustments on interest rate swap agreements recorded as a liability on the Consolidated Balance Sheet reflected unrealized pretax net losses of $4.3 million. These unrealized net losses may be classified from accumulated other comprehensive income to earnings during 2004 as interest payments are made to the counterparties based on current market rates. Fair value adjustments represent temporary fluctuations resulting from changes in market rates in relation to the average fixed pay rate and projected variable receive rate over the remaining term of the derivative. If derivatives are held to their respective dates, no fair value gain or loss is realized. For 2003 and 2002 there was no hedge ineffectiveness recorded on the income statement for these transactions.
    During 2000, all then outstanding interest rate swap agreements were terminated, generating a deferred gain of $1.0 million, which was reported as a component of other comprehensive income. The deferred gain is being amortized, using the interest method, over the remainder of the original term of the terminated swap agreements ending in September of 2006. WesBanco amortized $0.2 million of interest rate swap gains during both 2003 and 2002. WesBanco will realize $0.2 million of interest rate swap gains during 2004.

    The following table details the interest rate swaps and their associated hedged liability outstanding at December 31, 2003 and 2002:

                                                                                           Swap Fixed      Swap Variable
(dollars in thousands)                                      Swap Notional                 Interest Rate    Interest Rate
Derivative Type         Maturity      Hedged Liability         Amount       Fair Value        Range            Range
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2003
-------------------
                                      PRIME BASED MONEY
INTEREST RATE SWAP        2008     MARKET DEPOSIT ACCOUNTS    $ 98,451       $(4,277)    3.85% TO 4.73%   1.80% TO 2.20%
-------------------------------------------------------------------------------------------------------------------------
December 31, 2002
-------------------
                                      Prime based money
Interest Rate Swap        2008     market deposit accounts    $110,520       $(5,835)    3.85% to 4.73%   1.91% to 2.34%
-------------------------------------------------------------------------------------------------------------------------

NOTE 18: TRANSACTIONS WITH RELATED PARTIES
    Certain directors and officers (including their affiliates, families and entities in which they are principal owners) of WesBanco and its subsidiaries are customers of those subsidiaries and have had, and are expected to have, transactions with the subsidiaries in the ordinary course of business. In addition, certain directors are also directors or officers of corporations, which are customers of WesBanco Bank, Inc. and have had, and are expected to have, transactions with WesBanco Bank, Inc. in the ordinary course of business. In the opinion of management, such transactions are consistent with prudent banking practices and are within applicable banking regulations. Indebtedness of related parties aggregated approximately $28.9 million, $52.7 million and $62.3 million as of December 31, 2003, 2002, and 2001, respectively. During 2003, $28.6 million in related party loans were funded, $31.3 million were repaid and $21.1 million were no longer considered related party interests.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 19: REGULATORY MATTERS
    WesBanco (Parent Company) is a legal entity separate and distinct from its subsidiaries. There are various legal limitations on the extent to which WesBanco's banking subsidiary may extend credit, pay dividends or otherwise supply funds to WesBanco. Certain restrictions under Federal and State law exist regarding the ability of a certain subsidiary to pay dividends to WesBanco. Approval is required if total dividends declared by a bank subsidiary, in any calendar year, exceeds net profits for that year combined with its retained net profits for the preceding two years. In determining to what extent to pay dividends, a bank subsidiary must also consider the effect of dividend payments on applicable risk-based capital and leverage ratio requirements. During the first quarter of 2003 and 2002, Federal and State regulatory agencies granted approval to declare special dividends to WesBanco for the purpose of funding share repurchase plans. As of December 31, 2003 and 2002, WesBanco's banking subsidiary could not have declared any dividends to be paid to WesBanco without prior approval from regulatory agencies.
    Federal Reserve regulations require depository institutions to maintain cash reserves with the Federal Reserve Bank. The average amounts of required reserve balances were approximately $6.7 million and $25.5 million during 2003 and 2002, respectively.
    WesBanco is subject to various regulatory capital requirements (risk-based capital ratios) administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on WesBanco's financial results.
    All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets, and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity, excluding unrealized gains and losses on securities available for sale and derivatives, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus the allowance for loan losses subject to limitation. The regulations also define well-capitalized levels of Tier 1, total capital, and Tier 1 leverage as 6%, 10%, and 5%, respectively. WesBanco and its banking subsidiary were categorized as well-capitalized under the Federal Deposit Insurance Corporation Improvement Act at December 31, 2003 and 2002. There are no conditions or events since December 31, 2003 that management believes have changed WesBanco's well-capitalized category.
    Recently, the Federal Reserve has noted that FIN No. 46 may have implications on how trust preferred securities are reported on bank holding companies' financial statements. In addition, SFAS No. 150 issued earlier in 2003 provides accounting guidance that reflects the reporting of trust preferred securities. In response, the Board of Governors of the Federal Reserve System issued a supervisory letter on July 2, 2003 instructing bank holding companies to continue to include the trust preferred securities in their Tier 1 capital for regulatory capital purposes until notice is given to the contrary. The Federal Reserve may or may not allow institutions to continue to include trust preferred securities in Tier 1 capital for regulatory capital purposes. As of December 31, 2003, assuming WesBanco was not allowed to include in Tier 1 capital the $30.0 million in trust preferred securities issued by WesBanco, Inc. Capital Trust II and WesBanco, Inc. Capital Statutory Trust III WesBanco's Tier 1 leverage capital ratio would have been 7.87%, and would still significantly exceed the regulatory required minimums for capital adequacy purposes. If the WesBanco, Inc. Capital Trust II trust preferred securities are no longer allowed to be included in Tier 1 capital, WesBanco would be permitted to redeem the trust preferred securities without penalty, while the WesBanco, Inc. Capital Statutory Trust III would result in an early redemption penalty.

The following table summarizes risk-based capital amounts and ratios for WesBanco and its bank subsidiary:

                                                                                         December 31,
                                                                              -----------------------------------
                                                                                    2003               2002
                                                                  WELL        ----------------   ----------------
(dollars in thousands)                          Minimum(1)   Capitalized(2)    AMOUNT    RATIO    Amount    Ratio
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
WESBANCO, INC.
  Tier 1 Leverage                                  N/A            N/A         $292,487   8.76%   $274,660    8.53%
  Tier 1 Capital to Risk-Weighted Assets           N/A            N/A          292,487   13.31    274,660   12.95
  Total Capital to Risk-Weighted Assets            N/A            N/A          318,723   14.50    299,740   14.13
WESBANCO BANK, INC.
  Tier 1 Leverage                                  4.0%           5.0%        $273,729   8.23%   $274,864    8.56%
  Tier 1 Capital to Risk-Weighted Assets           4.0%           6.0%         273,729   12.51    274,864   13.01
  Total Capital to Risk-Weighted Assets            8.0%          10.0%         299,960   13.71    299,936   14.20
-----------------------------------------------------------------------------------------------------------------

(1) Minimum requirements to remain adequately capitalized
(2) Well capitalized under prompt corrective action regulations

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 20: CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
Presented below are the Condensed Balance Sheets, Statements of Income and Statements of Cash Flows for the Parent Company:

BALANCE SHEETS

                                                                      December 31,
                                                              --------------------
(IN THOUSANDS)                                                    2003        2002
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
ASSETS
Cash and short-term investments                               $ 12,949    $  5,617
Investment in subsidiaries -- Banking                          328,719     337,514
Investment in subsidiaries -- Nonbank                            5,918       6,075
Securities available for sale carried at fair value              6,609      12,366
Other assets                                                     1,633       1,298
----------------------------------------------------------------------------------
TOTAL ASSETS                                                  $355,828    $362,870
----------------------------------------------------------------------------------
LIABILITIES
Borrowings                                                    $    579    $ 18,728
Junior subordinated debt                                        30,936      12,650
Dividends payable and other liabilities                          5,877       6,321
----------------------------------------------------------------------------------
TOTAL LIABILITIES                                               37,392      37,699
SHAREHOLDERS' EQUITY                                           318,436     325,171
----------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $355,828    $362,870
----------------------------------------------------------------------------------

STATEMENTS OF INCOME

                                                                For the years ended December 31,
                                                              ----------------------------------
(IN THOUSANDS)                                                     2003         2002        2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
Dividends from subsidiaries -- Banking                         $40,000      $30,000     $33,000
Dividends from subsidiaries -- Nonbank                              --          650         550
Income from securities                                             250          508         735
Other income                                                       115          101         109
------------------------------------------------------------------------------------------------
Total income                                                    40,365       31,259      34,394
Total expense                                                    3,342        3,236       1,981
------------------------------------------------------------------------------------------------
Income before income tax benefit and undistributed net
  income (excess dividends) of subsidiaries                     37,023       28,023      32,413
Income tax benefit                                              (1,287)      (1,190)       (631)
------------------------------------------------------------------------------------------------
Income before undistributed net income of subsidiaries          38,310       29,213      33,044
Undistributed net income (excess dividends) of subsidiaries     (2,180)       5,613      (4,042)
------------------------------------------------------------------------------------------------
NET INCOME                                                     $36,130      $34,826     $29,002
------------------------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

                                                                For the years ended December 31,
                                                              ----------------------------------
(IN THOUSANDS)                                                     2003         2002        2001
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                  $ 36,130     $ 34,826    $ 29,002
  Excess dividends (undistributed net income) of
    subsidiaries                                                 2,180       (5,613)      4,042
  (Increase) decrease in other assets                             (972)        (100)         37
  Other -- net                                                     253          872      (1,667)
------------------------------------------------------------------------------------------------
Net cash provided by operating activities                       37,591       29,985      31,414
------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Securities available for sale:
    Proceeds from sales                                          4,022          194         405
    Proceeds from maturities and calls                           2,710        3,345         265
    Payments for purchases                                         (50)        (500)       (963)
  Acquisitions and additional capitalization of subsidiaries        --         (400)        (75)
------------------------------------------------------------------------------------------------
Net cash provided (used) in investing activities                 6,682        2,639        (368)
------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (payments) on ESOP debt -- net                       (450)        (543)      1,572
  Increase (decrease) in borrowings                            (17,700)       6,000         200
  Extinguishment of junior subordinated debt                   (12,650)          --          --
  Issuance of junior subordinated debt                          30,936           --          --
  Purchases of treasury stock -- net                           (17,856)     (19,957)    (14,975)
  Dividends paid                                               (19,278)     (18,890)    (16,737)
  Other                                                             57          637          --
------------------------------------------------------------------------------------------------
Net cash used in financing activities                          (36,941)     (32,753)    (29,940)
------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents             7,332         (129)      1,106
Cash and short-term investments at beginning of year             5,617        5,746       4,640
------------------------------------------------------------------------------------------------
Cash and short-term investments at end of year                $ 12,949     $  5,617    $  5,746
------------------------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 21: BUSINESS SEGMENTS
    WesBanco operates two reportable segments: community banking and trust and investment services. WesBanco's community banking segment offers services traditionally offered by full-service commercial banks, including commercial demand, individual demand and time deposit accounts as well as commercial, mortgage and individual installment loans. The trust and investment services segment offers trust services as well as various alternative investment products including mutual funds and annuities. The market value of assets under management of the trust and investment services segment was approximately $2.8 billion, $2.3 billion and $2.8 billion, at December 31, 2003, 2002 and 2001, respectively. These assets are held by WesBanco's affiliate, WesBanco Bank, Inc. in fiduciary or agency capacities for its customers and therefore are not included as assets on WesBanco's Consolidated Balance Sheets.

Presented below are the condensed Statements of Income for WesBanco's business segments:

                                                                          Trust and
                                                              Community   Investment
(in thousands)                                                 Banking     Services    Consolidated
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2003
---------------------------------------------------------------------------------------------------
Interest income                                               $165,516          --       $165,516
Interest expense                                                62,512          --         62,512
---------------------------------------------------------------------------------------------------
Net interest income                                            103,004          --        103,004
Provision for loan losses                                        9,612          --          9,612
---------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             93,392          --         93,392
Non-interest income                                             21,601     $11,629         33,230
Non-interest expense                                            74,280       7,530         81,810
---------------------------------------------------------------------------------------------------
Income before income taxes                                      40,713       4,099         44,812
Provision for income taxes                                       7,042       1,640          8,682
---------------------------------------------------------------------------------------------------
Net Income                                                    $ 33,671     $ 2,459       $ 36,130
---------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2002
---------------------------------------------------------------------------------------------------
Interest income                                               $176,155          --       $176,155
Interest expense                                                72,555          --         72,555
---------------------------------------------------------------------------------------------------
Net interest income                                            103,600          --        103,600
Provision for loan losses                                        9,359          --          9,359
---------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             94,241          --         94,241
Non-interest income                                             16,326     $11,526         27,852
Non-interest expense                                            69,781       6,866         76,647
---------------------------------------------------------------------------------------------------
Income before income taxes                                      40,786       4,660         45,446
Provision for income taxes                                       8,756       1,864         10,620
---------------------------------------------------------------------------------------------------
Net Income                                                    $ 32,030     $ 2,796       $ 34,826
---------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2001
---------------------------------------------------------------------------------------------------
Interest income                                               $163,939          --       $163,939
Interest expense                                                76,354          --         76,354
---------------------------------------------------------------------------------------------------
Net interest income                                             87,585          --         87,585
Provision for loan losses                                        5,995          --          5,995
---------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses             81,590          --         81,590
Non-interest income                                             13,497     $11,504         25,001
Non-interest expense                                            58,455       6,852         65,307
---------------------------------------------------------------------------------------------------
Income before income taxes                                      36,632       4,652         41,284
Provision for income taxes                                      10,421       1,861         12,282
---------------------------------------------------------------------------------------------------
Net Income                                                    $ 26,211     $ 2,791       $ 29,002
---------------------------------------------------------------------------------------------------

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
    The financial statements and the information pertaining to those statements are the responsibility of management. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States, applied on a consistent basis.
    The accounting systems of WesBanco and its subsidiaries include internal controls and procedures which provide reasonable assurance as to the reliability of the financial records. Internal controls are generally supported by written policies and procedures. WesBanco's internal audit function performs audits of operations, reviews procedures, monitors adherence to corporate policies and submits written audit reports to the Audit Committee. The Audit Committee of the Board of Directors is composed of only outside directors. The Audit Committee meets regularly with management, internal audit and independent auditors to review accounting, auditing and financial matters. The internal auditors, Federal and State examiners, and Ernst & Young LLP have full access to the Audit Committee to discuss any appropriate matters.
    Independent auditors provide an objective review of management's discharge of its financial responsibilities relating to the preparation of the financial statements. The independent auditor's report is based on an audit performed in accordance with auditing standards generally accepted in the United States. This report expresses an informed judgement as to whether management's financial statements present fairly, in conformity with accounting principles generally accepted in the United States, WesBanco's financial position, results of operations and cash flows.


/s/ Paul M. Limbert                                   /s/ Robert H. Young
Paul M. Limbert                                       Robert H. Young
President and Chief Executive Officer                 Executive Vice President and Chief Financial Officer

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

SHAREHOLDERS AND BOARD OF DIRECTORS

WESBANCO, INC.

We have audited the accompanying consolidated balance sheets of WesBanco, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of WesBanco, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WesBanco, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                                               Ernst & Young LLP
January 28, 2004
Pittsburgh, Pennsylvania

CONDENSED QUARTERLY STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(dollars in thousands, except per share amounts)

                                                                           2003 QUARTER ENDED
                                                       ----------------------------------------------------------
                                                                                                          ANNUAL
                                                       MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31    TOTAL
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Interest income                                        $41,905    $40,619     $41,925        $41,067     $165,516
Interest expense                                        17,063     16,540      14,825         14,084       62,512
-----------------------------------------------------------------------------------------------------------------
Net interest income                                     24,842     24,079      27,100         26,983      103,004
Provision for loan losses                                1,980      2,479       2,499          2,654        9,612
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses     22,862     21,600      24,601         24,329       93,392
Non-interest income                                      8,247      8,268       8,010          8,705       33,230
Non-interest expense                                    20,055     20,885      20,429         20,441       81,810
-----------------------------------------------------------------------------------------------------------------
Income before income taxes                              11,054      8,983      12,182         12,593       44,812
Provision for income taxes                               2,165      1,242       2,390          2,885        8,682
-----------------------------------------------------------------------------------------------------------------
Net Income                                             $ 8,889    $ 7,741     $ 9,792        $ 9,708     $ 36,130
-----------------------------------------------------------------------------------------------------------------
Earnings per share                                       $0.44      $0.38       $0.49          $0.49        $1.80
-----------------------------------------------------------------------------------------------------------------

                                                                           2002 Quarter ended
                                                       ----------------------------------------------------------
                                                                                                          Annual
                                                       March 31   June 30   September 30   December 31    Total
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Interest income                                        $40,869    $45,566     $44,986        $44,734     $176,155
Interest expense                                        16,616     18,915      18,798         18,226       72,555
-----------------------------------------------------------------------------------------------------------------
Net interest income                                     24,253     26,651      26,188         26,508      103,600
Provision for loan losses                                2,239      1,760       2,757          2,603        9,359
-----------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses     22,014     24,891      23,431         23,905       94,241
Non-interest income                                      7,104      6,657       6,641          7,450       27,852
Non-interest expense                                    17,780     19,884      19,330         19,653       76,647
-----------------------------------------------------------------------------------------------------------------
Income before income taxes                              11,338     11,664      10,742         11,702       45,446
Provision for income taxes                               3,270      2,986       1,782          2,582       10,620
-----------------------------------------------------------------------------------------------------------------
Net Income                                             $ 8,068    $ 8,678     $ 8,960        $ 9,120     $ 34,826
-----------------------------------------------------------------------------------------------------------------
Earnings per share                                       $0.42      $0.41       $0.43          $0.44        $1.70
-----------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    Management's Discussion and Analysis represents an overview of the results of operations and financial condition of WesBanco, Inc. This discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto.

FORWARD-LOOKING STATEMENTS
    Forward-looking statements in this report relating to WesBanco's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with WesBanco's most recent annual report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2003, as well as Form 10-Q for the prior quarters ended September 30, 2003, June 30, 2003 and March 31, 2003, which are available at the SEC's website, www.sec.gov or at WesBanco's website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to the parent company and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, Federal Deposit Insurance Corporation, the Securities and Exchange Commission, the National Association of Securities Dealers and other regulatory bodies; potential legislative and federal and state regulatory actions and reform; competitive conditions in the financial services industry; rapidly changing technology affecting financial services, and/or other external developments materially impacting WesBanco's operational and financial performance. WesBanco does not assume any duty to update forward-looking statements.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES
    WesBanco's Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions and judgements that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgements are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgements. Certain policies inherently have a greater reliance on the use of estimates, assumptions and judgements and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgements are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility.
    The most significant accounting policies followed by WesBanco are included in Note 1 to the Consolidated Financial Statements. These policies, along with other Notes to the Consolidated Financial Statements and this Management's Discussion and Analysis, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the allowance for loan losses to be the accounting estimate that requires the most subjective or complex judgements, and as such could be most subject to revision as new information becomes available.
    The allowance for loan losses represents management's estimate of probable losses inherent in the loan portfolio. Determining the amount of the allowance is considered a critical accounting estimate because it requires significant judgement about the collectibility of loans and the factors that deserve consideration in estimating probable credit losses. The allowance is increased by a provision charged to operating expense and reduced by charge-offs, net of recoveries. Management evaluates the adequacy of the allowance at least quarterly. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.
    Larger commercial and commercial real estate loans that exhibit observed credit weaknesses and are deemed to be impaired pursuant to SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" are subject to individual review. Where appropriate, reserves are established for these loans based on the present value of expected future cash flows available to pay the loan and/or the estimated realizable value of the collateral, if any. Reserves are established for the remainder of the commercial and commercial real estate loans based on a migration analysis, which computes historical loss rates on loans according to their internal risk grade. The risk grading system is intended to identify and measure the credit quality of all commercial and commercial real estate loans. Homogenous loans, such as consumer, residential real estate and home equity loans are not individually risk graded. Reserves for homogenous loans are based on average historical loss rates for each category. Historical loss rates for all categories of loans are calculated for multiple periods of time ranging from the most recent quarter to the past three years. Historical loss rates may be adjusted to reflect factors that, in management's judgment, impact expected loss rates such as changing economic conditions, delinquency and non-performing loan trends, changes in internal lending policies and credit standards, and the results of examinations by bank regulatory agencies and WesBanco's internal loan review staff.
    Management relies on observable data from internal and external sources to evaluate each of these factors, adjust assumptions and recognize changing conditions to reduce differences between estimated and actual observed losses from period to period. The evaluation of the allowance also takes into consideration the inherent imprecision of loss estimation models and techniques and includes general reserves for probable but undetected losses in each category of loans. While WesBanco continually refines and enhances the loss estimation models and techniques it uses to determine the appropriateness of the allowance for loan losses, there have been no material substantive changes to such models and techniques compared to prior periods. While management allocates the allowance to different loan categories, the allowance is general in nature and is available to absorb credit losses for the entire loan portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

TABLE 1. SIX YEAR SELECTED FINANCIAL SUMMARY

                                                                        For the years ended December 31,
                                                  ----------------------------------------------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)        2003          2002         2001         2000         1999         1998
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
PER SHARE INFORMATION:
Dividends                                              $0.96        $0.935        $0.92       $0.895        $0.88        $0.84
Book value at year end                                 16.13         15.89        14.46        13.92        13.63        14.35
Average common shares outstanding                 20,056,849    20,459,122   18,123,851   19,092,927   20,229,524   20,867,193
SELECTED BALANCE SHEET INFORMATION:
Total securities                                  $1,201,109    $1,193,896    $ 758,470    $ 546,389    $ 567,928    $ 680,550
Net loans                                          1,907,303     1,795,805    1,518,909    1,570,672    1,503,694    1,353,920
Total assets                                       3,445,006     3,297,231    2,474,454    2,310,137    2,269,726    2,242,712
Total deposits                                     2,482,082     2,399,956    1,913,458    1,870,361    1,814,001    1,787,642
Total shareholders' equity                           318,436       325,171      258,201      258,506      269,664      296,483
SELECTED RATIOS:
Return on average assets                                1.08%         1.13%        1.21%        1.18%        1.23%        1.26%
Return on average equity                               11.38         10.95        11.28        10.42         9.85         9.55
Dividend payout                                        53.33         55.00        57.50        63.47        64.23        61.76
Average equity to average assets                        9.46         10.29        10.70        11.30        12.47        13.16
TRUST ASSETS, MARKET VALUE AT YEAR END            $2,771,656    $2,295,737   $2,808,862   $3,099,441   $3,087,610   $2,774,906
------------------------------------------------------------------------------------------------------------------------------

                                                                For the years ended December 31,
                                          ----------------------------------------------------------------------------
SUMMARY STATEMENTS OF INCOME:                   2003          2002         2001         2000         1999         1998
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Interest income                             $165,516      $176,155     $163,939     $163,079     $155,861     $162,718
Interest expense                              62,512        72,555       76,354       79,552       69,231       73,925
----------------------------------------------------------------------------------------------------------------------
Net interest income                          103,004       103,600       87,585       83,527       86,630       88,793
Provision for loan losses                      9,612         9,359        5,995        3,225        4,295        4,392
----------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses                                 93,392        94,241       81,590       80,302       82,335       84,401
Non-interest income                           33,230        27,852       25,001       23,376       24,581       25,715
Non-interest expense                          81,810        76,647       65,307       64,483       67,813       68,308
----------------------------------------------------------------------------------------------------------------------
Income before income taxes                    44,812        45,446       41,284       39,195       39,103       41,808
Provision for income taxes                     8,682        10,620       12,282       12,271       11,465       13,495
----------------------------------------------------------------------------------------------------------------------
Net income                                  $ 36,130      $ 34,826     $ 29,002     $ 26,924     $ 27,638     $ 28,313
----------------------------------------------------------------------------------------------------------------------
Earnings per share                             $1.80         $1.70        $1.60        $1.41        $1.37        $1.36
----------------------------------------------------------------------------------------------------------------------

OVERVIEW
                                  (Bar Chart)
                                  TOTAL ASSETS
                                  (in million)

                        99        00       01        02        03
                      $2,270    $2,310   $2,474    $3,297   $3,445


    WesBanco is a multi-state bank holding company presently operating through 72 banking offices and 105 ATM machines in West Virginia, Central and Eastern Ohio and Western Pennsylvania, offering retail banking, corporate banking, personal and corporate trust services, brokerage services, mortgage banking and insurance. Economic factors such as market interest rates, local and regional economic conditions and the competitive environment influence WesBanco's business volumes.
    The historic low interest rates during 2003 contributed to a reduction in WesBanco's net interest margin and limited net interest income growth throughout the year. WesBanco experienced increased loan and investment security prepayments resulting in lower earning asset rates on the reinvestment of these cash flows. Strong commercial loan growth during 2003 as well as a reduction of rates on deposit products, the redemption and new issuance of trust preferred securities at lower interest rates and the repricing of certain Federal Home Loan Bank borrowings at current market rates helped to stabilize net interest income. These actions offset the impact of margin compression experienced earlier in 2003 by WesBanco and the banking industry and helped contribute to WesBanco's record earnings.

    Total investment securities increased slightly while cash flows from the portfolio due to calls, maturities and prepayments for the year doubled over the levels experienced in 2002. The increase in cash flows resulted in the reinvestment of these cash flows into lower yielding investment securities throughout 2003.
    Total loans increased as a result of strong growth in commercial lending, which was partially offset by a decline in consumer lending. WesBanco has experienced growth in commercial and commercial real estate loans as a result of a greater focus on new business development in all markets. Residential real estate loans increased due to higher volumes of new loans originated, combined with a slowing of prepayments on higher fixed rate and adjustable rate mortgages as record mortgage refinancing volumes were reduced in the latter half of 2003. WesBanco expects growth opportunities to continue in commercial and mortgage lending during 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    Total deposit growth was driven by increases in non-interest bearing demand deposits, interest bearing demand deposits and money market accounts, which was somewhat offset by a slight decrease in savings accounts and a decrease in certificates of deposit as customers continued to favor non-maturity types of deposit products in anticipation of rising interest rates. In 2004, WesBanco will focus on lower cost transaction accounts and continue to conservatively price its certificates of deposit to further reduce its funding costs, although with deposit rates at artificial floors further rate reductions may be increasingly difficult to implement.
    Asset quality improved throughout 2003 as non-performing and impaired loans showed a marked decrease, which was highlighted by the sale of certain underperforming loans in the fourth quarter. A general upswing in economic conditions also contributed to improvement in overall credit quality, although it may still be too early to conclude that the downturn that began in 2000 has clearly changed direction, particularly in our core West Virginia markets. WesBanco also experienced a somewhat reduced level of charge-offs, normalized for the charge-offs related to the fourth quarter asset sale, due to increased collection efforts and improved collateral values on repossessed automobiles.

RESULTS OF OPERATIONS

EARNINGS SUMMARY
    Earnings for 2003 were $36.1 million or $1.80 per share compared to $34.8 million or $1.70 per share in 2002. The results for 2002 reflect the acquisition of American Bancorporation ("American") on March 1, 2002. Please see Note 2 of the Consolidated Financial Statements for additional information on the acquisition. WesBanco's 2003 financial performance was highlighted by growth in the loan portfolio, a reduction in interest expense, increased non-interest income and a decrease in the effective tax rate. These positive factors were partially offset by a lower margin caused by margin compression, which was experienced by the banking industry as a whole throughout 2003, and an overall increase in operating expenses, which was partially due to the inclusion of a full year of American's results and a significant increase in employee benefits expense. Return on average assets was 1.08% and return on average equity was 11.38% for the year ended December 31, 2003, compared to 1.13% and 10.95%, in 2002, respectively.

NET INTEREST INCOME
                                  (Bar Chart)
                              NET INTEREST INCOME
                                  (in million)

                        99        00      01        02        03
                      $86.6     $83.5    $87.6     $103.6   $103.0


    Net interest income, which is WesBanco's major revenue source, is the difference between interest income on earning assets (loans, securities and federal funds sold) and interest expense paid on liabilities (deposits and short and long term borrowings). Net interest income, which comprised 75.6% of total revenues for 2003 compared to 78.8% for 2002, is affected by the general level of interest rates, the steepness of the yield curve, changes in interest rates, and changes in the amount and composition of interest earning assets and interest bearing liabilities.
    Net interest income for 2003 decreased $0.6 million or 0.6% in comparison to 2002. The net interest margin decreased to 3.66% for the year ended December 31, 2003 compared to 3.93% for 2002, primarily due to the sustained low interest rate environment, which caused rate compression between loan and deposit pricing. Loan and investment security prepayments resulted in lower earning asset rates on the reinvestment of these cash flows. These factors were partially offset by the volume of average earning assets increasing $215.9 million or 7.6%, compared to 2002. WesBanco's actions during 2003 to reduce the cost of funds through the reduction of rates on deposit products, the redemption and new issuance of trust preferred securities at lower interest rates as well as the maturity and renewal of certain Federal Home Loan Bank borrowings at current market rates, contributed to lower second half of the year funding costs. Table 3 presents the impact of the changes in volume and rate on the components of tax equivalent net interest income.

    Interest income decreased $10.6 million or 6.0% for 2003 compared to 2002. The decrease in interest income was primarily due to a decrease in the yield on earning assets, which was partially offset by an increase in the volume of average earning assets. As shown in Table 2, the taxable equivalent yield on average earning assets decreased to 5.70% in 2003 from 6.47% in 2002. The decrease in average yields was due to the current low interest rate environment, the reinvestment of cash flows from accelerated prepayments on the investment portfolio into securities with lower yields and existing loans repricing at the current low interest rates, as well as lower new loan rates. This was mitigated somewhat by loan growth, which improved overall earning asset yields as compared to security offerings.
    Interest expense decreased $10.0 million or 13.8% for 2003, compared to 2002. As shown in Table 2, the average rate paid on interest bearing liabilities for 2003 decreased 63 basis points to 2.32%, compared to 2.95% for 2002. The decrease in rates paid on interest bearing liabilities was partially offset by the volume of average interest bearing liabilities increasing $236.7 million or 9.6% compared to 2002. The decrease in rates paid on interest bearing liabilities was primarily due to WesBanco lowering rates on deposit products throughout 2003, the redemption and new issuance of lower rate trust preferred securities, and the maturity and renewal of certain Federal Home Loan Bank borrowings at lower market rates. These actions taken by WesBanco in 2003 contributed to lower funding costs over the short term. During 2003, customers continued to favor variable rate deposit products over fixed rate certificates of deposit. Certificates of deposit, which comprise 43.2% of total interest bearing deposits and 69.2% of the total interest expense paid on deposits, represent a more expensive funding source for WesBanco. In 2004, $395.5 million in certificates of deposit are scheduled to mature. If interest rates remain relatively flat, these deposits should continue to reprice downward throughout 2004 based upon WesBanco's current certificate of deposit offering rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

TABLE 2. AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN ANALYSIS

                                                               For the years ended December 31,
                              ---------------------------------------------------------------------------------------------------
                                           2003                              2002                              2001
                              -------------------------------   -------------------------------   -------------------------------
                               AVERAGE                AVERAGE    AVERAGE                AVERAGE    AVERAGE                AVERAGE
   (DOLLARS IN THOUSANDS)       VOLUME     INTEREST    RATE       VOLUME     INTEREST    RATE       VOLUME     INTEREST    RATE
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans, net of unearned
  income(1)                   $1,845,311   $115,311    6.25%    $1,789,078   $124,912    6.98%    $1,559,145   $126,230    8.10%
Securities:(2)
  Taxable                        832,516     32,249    3.87        703,308     34,670    4.93        425,006     25,692    6.05
  Tax-exempt(3)                  372,991     27,265    7.31        327,331     24,568    7.51        209,268     15,892    7.59
---------------------------------------------------------------------------------------------------------------------------------
    Total securities           1,205,507     59,514    4.94      1,030,639     59,238    5.75        634,274     41,584    6.56
Federal funds sold                20,451        234    1.14         35,683        604    1.69         42,421      1,687    3.98
---------------------------------------------------------------------------------------------------------------------------------
    Total earning assets(3)    3,071,269   $175,059    5.70%     2,855,400   $184,754    6.47%     2,235,840   $169,501    7.58%
---------------------------------------------------------------------------------------------------------------------------------
Other assets                     283,971                           235,070                           167,593
---------------------------------------------------------------------------------------------------------------------------------
Total Assets                  $3,355,240                        $3,090,470                        $2,403,433
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND
  SHAREHOLDERS' EQUITY
Interest bearing demand
  deposits                    $  286,432   $    998    0.35%    $  267,944   $  1,685    0.63%    $  245,712   $  3,920    1.60%
Money market                     542,002     10,879    2.01        468,696     12,890    2.75        374,100     14,006    3.74
Savings deposits                 358,461      1,893    0.53        352,333      3,852    1.09        252,606      4,671    1.85
Certificates of deposit          957,759     30,969    3.23        946,425     38,481    4.07        776,852     43,632    5.62
---------------------------------------------------------------------------------------------------------------------------------
  Total interest bearing
    deposits                   2,144,654     44,739    2.09      2,035,398     56,908    2.80      1,649,270     66,229    4.02
Federal Home Loan Bank
  borrowings                     355,960     13,932    3.91        264,363     11,879    4.49         87,672      4,497    5.13
Other borrowings                 175,909      2,398    1.36        151,722      2,851    1.89        157,718      5,628    3.57
Trust preferred securities
  and junior subordinated
  debt                            22,260      1,443    6.48         10,603        917    8.65             --         --      --
---------------------------------------------------------------------------------------------------------------------------------
  Total interest bearing
    liabilities                2,698,783     62,512    2.32%     2,462,086     72,555    2.95%     1,894,660     76,354    4.03%
---------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing demand
  deposits                       301,033                           279,560                           228,936
Other liabilities                 37,933                            30,762                            22,759
Shareholders' Equity             317,491                           318,062                           257,078
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Shareholders' Equity        $3,355,240                        $3,090,470                        $2,403,433
---------------------------------------------------------------------------------------------------------------------------------
Net interest spread                                    3.38%                             3.52%                             3.55%
Taxable equivalent net
  interest margin(3)                       $112,547    3.66                  $112,199    3.93                  $ 93,147    4.17
---------------------------------------------------------------------------------------------------------------------------------

(1) Total loans are gross of allowance for loan losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period. Loan fees included in interest income on loans are not material.
(2) Average yields on securities available for sale have been calculated based on amortized cost.
(3) The yield on earning assets and the net interest margin are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 35% for each period presented. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

TABLE 3. RATE/VOLUME ANALYSIS OF CHANGES IN INTEREST INCOME AND INTEREST EXPENSE(1)

                                                                  2003 COMPARED TO 2002               2002 Compared to 2001
                                                            ---------------------------------   ---------------------------------
                                                                                 NET INCREASE                        Net Increase
                      (IN THOUSANDS)                        VOLUME      RATE      (DECREASE)    VOLUME      RATE      (DECREASE)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in interest income:
  Loans, net of unearned income                             $ 3,831   $(13,432)    $ (9,601)    $17,291   $(18,609)    $(1,318)
  Taxable securities                                          5,739     (8,160)      (2,421)     14,402     (5,424)      8,978
  Tax-exempt securities(2)                                    3,352       (655)       2,697       8,864       (188)      8,676
  Federal funds sold                                           (210)      (160)        (370)       (235)      (848)     (1,083)
---------------------------------------------------------------------------------------------------------------------------------
    Total interest income change(2)                          12,712    (22,407)      (9,695)     40,322    (25,069)     15,253
---------------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in interest expense:
  Interest bearing demand deposits                              557     (1,244)        (687)        327     (2,562)     (2,235)
  Money market                                                1,816     (3,827)      (2,011)      3,083     (4,199)     (1,116)
  Savings deposits                                               66     (2,025)      (1,959)      1,909     (2,728)       (819)
  Certificates of deposit                                       456     (7,968)      (7,512)      8,363    (13,514)     (5,151)
  Federal Home Loan Bank borrowings                           3,729     (1,676)       2,053       5,780      1,602       7,382
  Other borrowings                                              414       (867)        (453)       (207)    (2,570)     (2,777)
  Trust preferred securities and junior subordinated debt       803       (277)         526         917         --         917
---------------------------------------------------------------------------------------------------------------------------------
    Total interest expense change                             7,841    (17,884)     (10,043)     20,172    (23,971)     (3,799)
---------------------------------------------------------------------------------------------------------------------------------
Net interest income increase (decrease)(2)                  $ 4,871   $ (4,523)    $    348     $20,150   $ (1,098)    $19,052
---------------------------------------------------------------------------------------------------------------------------------

(1) Changes to rate/volume are allocated to both rate and volume on a proportionate dollar basis.
(2) The yield on earning assets and net interest margin are presented on a fully taxable-equivalent (FTE) and annualized basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 35% for each period presented. WesBanco believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES
    The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level considered appropriate to absorb probable losses in the loan portfolio. For additional information see the Allowance for Loan Losses section of Loans and Credit Risk included in this Management's Discussion and Analysis. The provision for loan losses in 2003 increased to $9.6 million compared to $9.4 million in 2002 primarily due to changes in the size and composition of the loan portfolio in relation to historical loss experience.

NON-INTEREST INCOME
    Non-interest income increased by $5.4 million or 19.3% compared to 2002. Deposit activity revenue increased $1.1 million or 9.8% compared to 2002, primarily due to growth in deposit activity fees from an increase in deposit accounts and a new fee schedule, as well as an increase in Automated Teller Machine ("ATM") income and higher debit card interchange income. Bank owned life insurance income increased by approximately $1.8 million or 138.9% compared to 2002 as a result of an additional $40.0 million investment made during December 2002.
    Trust fees increased $0.1 million or 0.9% compared to 2002 reflecting higher equity valuations, new account relationships, and to a lesser extent a new fee schedule for certain account types applied late in 2003. The market value of trust assets at December 31, 2003 was $2.8 billion, an increase of $475.9 million or 20.7% from December 31, 2002. The increase occurred primarily in the second half of the year due to a recent recovery in valuations in the equity markets.
    In 2003, WesBanco sold $5.8 million of underperforming commercial real estate loans as part of management's focus on reducing credit risk and improving the quality of the loan portfolio. WesBanco recorded charge-offs of $1.2 million to the allowance for loan losses and included in other income a gain of $0.9 million on one loan that had been previously charged-down to less than its selling price. As WesBanco had previously established reserves for these loans, the sale did not have a material impact on the provision for loan losses. For additional information, see the Allowance for Loan Losses section of Loans and Credit Risk included in this Management's Discussion and Analysis.

                                  (Bar Chart)
                     Non-interest income To Average Assets

                        99        00      01        02        03
NON-INTEREST INCOME
 TO AVERAGE ASSETS     1.09%     1.02%    1.04%     0.90%    0.99%

    Net securities gains increased $0.9 million or 46.9% in 2003, compared to 2002, as WesBanco sold certain mortgage-backed securities and callable agency securities exhibiting high prepayment rates, and to a lesser extent certain securities later in 2003 that would indicate extension risk in a rising rate environment. In 2003, WesBanco recognized $0.1 million in "other than temporary" impairment losses on certain publicly traded equity and corporate bond investments compared to impairment losses of $0.9 million recorded in 2002.

NON-INTEREST EXPENSE
    WesBanco continues to make the necessary strategic investments in its products and services, technology systems, and its branch and ATM network in order to increase its competitive presence in the market areas it serves as well as exploring expansion into new market areas. Accordingly non-interest expenses increased $5.2 million or 6.7% over 2002, a portion of which was related to a full year of expenses from the March 2002 American Bancorporation acquisition. WesBanco's efficiency ratio on a GAAP basis was 56.12% in 2003 compared to 54.73% in 2002.

                                  (Bar Chart)
                     Non-interest expense to Average Assets

                        99        00      01        02        03
NON-INTEREST EXPENSE
 TO AVERAGE ASSETS     3.01%     2.82%    2.72%     2.48%    2.44%


    Salaries and wages, which comprise the largest component of operating expenses, increased $1.6 million or 5.2% in 2003 primarily due to normal salary increases and additional production-related incentive compensation. Employee benefit costs increased $2.5 million or 31.7% compared to 2002, primarily due to a $1.6 million increase in pension costs, an increase of $0.3 million in health care costs and a $0.3 million increase in payroll taxes, which rise in relation to salaries and wages. The pension expense increase in 2003 was due to reduced pension asset values and interest rate factors experienced in 2002. At year end 2003, increased pension contributions and improving pension asset values allowed WesBanco to reverse a minimum pension liability of $3.0 million, net of tax, to other comprehensive income, which reduced a similar charge recorded to other comprehensive income in 2002. WesBanco anticipates pension expense of approximately $2.3 million in 2004, consistent with 2003. Health care expense increased $0.3 million in 2003 compared to 2002, primarily due to rising health care costs.


Full-time equivalent employees decreased to 1,124 as of December 31, 2003 compared to 1,156 as of December 31, 2002.
    For 2003, other non-interest expense increases were experienced in the following areas: $0.5 million in occupancy expense due to higher maintenance costs, $0.5 million in marketing expenses from an expanded marketing campaign, a $0.6 million write-off of unamortized trust preferred securities issuance costs related to the early redemption of $12.65 million in trust preferred securities in June 2003, and a $0.6 million increase in the amortization of expenses associated with investments in low-income housing tax credit projects. These increases were offset in 2003 by a $2.3 million decrease in merger expenses related to the American acquisition.
    During 2003, WesBanco recorded $1.4 million in core deposit intangible amortization associated with deposits acquired in the American acquisition, down from $1.8 million in 2002. The decrease was due to the core deposit intangible being amortized on a declining balance basis over its estimated average life. Additionally, WesBanco ceased amortization of goodwill in accordance with the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. Prior to adoption of the new standard, annual goodwill amortization approximated $1.3 million. See Notes 1, 2 and 6 of the Consolidated Financial Statements for more information on accounting for goodwill and core deposit intangibles.
    In 2003, WesBanco acquired the naming rights for a 10-year period to the Wheeling Civic Center, a multi-function sports arena, which officially changed the name to "WesBanco Arena". The overall 10-year cost to WesBanco is $2.1 million or approximately $0.2 million per year. The annual cost of $0.2 million represents a reallocation of WesBanco's overall marketing budget.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

INCOME TAXES
    The provision for income taxes decreased by $1.9 million or 18.2% in 2003 compared to 2002. The decline in the provision was caused by a $1.8 million increase in state and municipal tax-exempt interest income and a similar increase in income on bank-owned life insurance. These factors lowered the effective tax rate to 19.4% for 2003 from 23.4% for 2002. In 2002 the effective tax rate was reduced by certain prior years' favorable tax settlements. For 2004, it is currently anticipated that the effective tax rate will approximate 19.5%.

                                  (Bar Chart)
                               Effective tax rate

                        99        00      01        02        03
EFFECTIVE TAX RATE     29.3%     31.3%    29.8%     23.4%    19.4%


    Federal income tax expense decreased $0.8 million to $8.1 million in 2003 from $8.9 million in 2002 primarily due to an increase in tax exempt income. WesBanco's West
Virginia affiliates are subject to a state corporate net income tax, which is based upon federal taxable income, with certain modifications. The statutory West Virginia tax rate was 9.0% for 2003 and 2002. West Virginia income tax, included in the provision for income taxes, was $0.6 million for 2003 compared to $1.7 million for 2002. This decrease was primarily due to certain strategic business and tax-planning initiatives implemented in early 2003. The West Virginia provision was reduced by $0.4 million in 2002 for prior years' tax settlements resolved in 2002.
    WesBanco's offices located in Ohio are subject to an Ohio franchise tax based on capital, which is assessed on capital at the beginning of the year, rather than a corporate net income tax. Ohio franchise taxes are included in other operating expense.

FINANCIAL CONDITION

SECURITIES
    Securities, which represent a source of liquidity for WesBanco, increased $7.2 million between December 31, 2003 and December 31, 2002. As shown in Table 4, available for sale securities, at fair value, representing 63.8% of total securities at December 31, 2003 increased $72.1 million or 10.4%. Held to maturity securities, representing the remaining 36.2% of total securities decreased $64.9 million or 13.0% during 2003. At December 31, 2003 the average yield of the available for sale portfolio was 3.90% with an average maturity of
3.3 years. For the same period, the average yield of the held to maturity portfolio was 6.52% with an average maturity of 4.9 years.

                                  (Bar Chart)
                                Total Securities
                                  (in million)

                        99        00      01        02        03
TOTAL SECURITIES     $568      $546     $758      $1194    $1201

    During 2003, securities available for sale and held to maturity increased as purchases of $750.1 million exceeded cash flows from sales, maturities, paydowns and calls of $724.1 million. These purchases along with the reinvestment cash flows from sales, maturities, paydowns and calls into lower yielding securities, coupled with the increased premium amortization on mortgage backed securities and collateralized mortgage obligations due to elevated prepayment rates decreased the yield on taxable securities to 3.87% in 2003 from 4.93% in 2002 and decreased, on a tax equivalent basis, the yield on tax exempt securities to 7.31% in 2003 from 7.51% in 2002. The decrease in the yield on investment securities in 2003 was partially offset by the increased tax efficiency gained through the $45.7 million increase in the average volume of tax exempt securities from 2003 to 2002.

    At December 31, 2003, total unamortized premium and total unamortized discount on the investment portfolio, as a percentage of the total investment portfolio, was 0.88% and 1.68%, respectively. Total premium on the investment portfolio, which relates primarily to collateralized mortgage obligations and mortgage-backed securities in the available for sale portion of the investment portfolio, is subject to increased amortization in times of accelerated prepayments. The premium amortization on the investment portfolio recorded as a reduction to interest income for 2003 was $7.2 million compared to $2.7 million in 2002. The discount on obligations of states and political subdivisions, which have longer average maturities, comprises 93.5% of the total discount and in a rising rate environment is relatively constant due to WesBanco accreting the discount to the maturity date of the security. The discount accretion on obligations of states and political subdivisions is only impacted if the securities are called by the issuer. Discount accretion on the investment portfolio recorded into interest income for 2003 was $1.7 million compared to $1.6 million in 2002.

    WesBanco recorded unrealized pre-tax gains on available for sale securities of $1.0 million as of December 31, 2003 compared to a $17.1 million gain as of December 31, 2002. These unrealized gains represent temporary fluctuations resulting from changes in market rates in relation to average yields in the available for sale portfolio. WesBanco may impact the magnitude of the fair value adjustment by managing both the volume and average maturities of securities that are classified as available for sale as well as the portion of new investments allocated to this category versus the held to maturity portfolio. If these securities were held to their respective maturity dates, no fair value gain or loss would be realized. During 2003 securities with a total carrying value of $563.5 million either matured or were called compared to $252.5 million in 2002, which is indicative of the high prepayment rates experienced throughout 2003. In addition, $160.6 million of available for sale securities were sold during 2003 compared to $274.1 million in 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

TABLE 4. COMPOSITION OF SECURITIES

                                                                         December 31,
                                                              -----------------------------------
                                              (IN THOUSANDS)        2003          2002       2001
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Securities held to maturity (at amortized cost):
  U.S. Treasury and Federal Agency securities                 $   39,574    $   86,144   $  1,001
  Obligations of states and political subdivisions(1)            369,816       382,752    221,866
  Other debt securities                                           24,836        30,265     18,086
-------------------------------------------------------------------------------------------------
    Total securities held to maturity                            434,226       499,161    240,953
-------------------------------------------------------------------------------------------------
Securities available for sale (at fair value):
  U.S. Treasury and Federal Agency securities                    387,419       362,694    307,250
  Obligations of states and political subdivisions(1)             17,944         8,152     12,076
  Mortgage-backed securities                                     348,080       297,923    178,916
  Corporate and other securities(2)                               13,440        25,966     19,275
-------------------------------------------------------------------------------------------------
    Total securities available for sale                          766,883       694,735    517,517
-------------------------------------------------------------------------------------------------
Total securities                                              $1,201,109    $1,193,896   $758,470
-------------------------------------------------------------------------------------------------

(1) There are no individual securities included in obligations of states and political subdivisions or other securities, which individually or in the aggregate exceed ten percent of shareholders' equity.
(2) Other securities, classified as available for sale, include equity interests in business corporations.

TABLE 5. MATURITY DISTRIBUTION AND YIELD ANALYSIS OF SECURITIES

                                                                           DECEMBER 31, 2003
                                             -----------------------------------------------------------------------------
                                                                   AFTER ONE BUT      AFTER FIVE BUT
                                              WITHIN ONE YEAR    WITHIN FIVE YEARS   WITHIN TEN YEARS     AFTER TEN YEARS
                                             -----------------   -----------------   -----------------   -----------------
          (DOLLARS IN THOUSANDS)              AMOUNT    YIELD*    AMOUNT    YIELD*    AMOUNT    YIELD*    AMOUNT    YIELD*
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
  U.S. Treasury and Federal Agency
    securities                               $ 37,077    3.39%   $  2,497    2.67%         --      --          --      --
  Obligations of states and political
    subdivisions(1)                             9,531    7.06      59,279    7.06    $154,326    6.79%   $146,680    6.81%
  Other securities(2)                              --      --          --      --          --      --      24,836    1.89
-------------------------------------------------------------------------
    Total securities held to maturity          46,608    4.14      61,776    6.88     154,326    6.79     171,516    6.07
-------------------------------------------------------------------------
Securities available for sale:(3)
  U.S. Treasury and Federal Agency
    securities                                109,665    2.84     216,042    3.72      61,615    5.37          --      --
  Obligations of states and political
    subdivisions(1)                               221    6.50       2,935    4.31       4,434    5.04      10,618    5.72
  Mortgage-backed securities(4)                 8,638    4.05     195,551    3.97     144,197    4.08         254    3.11
  Corporate and other securities(2)             5,960    3.24       1,005    4.28          --      --       4,761    2.98
-------------------------------------------------------------------------
    Total securities available for sale       124,484    2.95     415,533    3.84     210,246    4.48      15,633    4.88
-------------------------------------------------------------------------
Total securities                             $171,092    3.27%   $477,309    4.23%   $364,572    5.46%   $187,149    5.98%
-------------------------------------------------------------------------

 * Yields are calculated using a weighted average yield to maturity.
(1) Average yields on obligations of states and political subdivisions have been calculated on a taxable equivalent basis using the federal statutory tax rate of 35%.
(2) Other securities include securities with no stated maturity date.
(3) Maturity amounts and average yields on securities available for sale have been calculated based on amortized cost.
(4) Mortgage-backed securities, which have prepayment provisions, are assigned to maturity categories based on estimated average lives.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

LOANS AND CREDIT RISK

LOAN PORTFOLIO

                           (Bar Chart)
                           Total Loans
                          (in millions)

       99           00          01          02           03
   ---------     --------    --------    --------     --------
    $ 1,523       $1,591      $1,540      $1,821       $1,934

    The loan portfolio is WesBanco's single largest balance sheet asset classification and the largest source of interest income. WesBanco's loan portfolio consists of five major categories of lending as set forth in Table 6. Total loans increased $112.7 million or 6.2% between December 31, 2003 and December 31, 2002 as a result of substantial growth in commercial lending, which was partially offset by a decline in consumer lending. As a result, WesBanco's loan portfolio at December 31, 2003 is more weighted toward commercial lending compared to the portfolio's mix at December 31, 2002.
    The risk that borrowers will be unable or unwilling to repay their obligations and default on loans is inherent in all lending activities. In addition to the inherent risk of a change in repayment capacity, economic conditions and other factors beyond WesBanco's control can adversely impact credit risk. Each category of lending also entails certain distinct elements of risk, which are explained further in each section of this Management's Discussion and Analysis.

    WesBanco's primary goal in managing credit risk is to minimize the impact of default by an individual borrower or group of borrowers. Credit risk is managed through the initial underwriting process as well as through ongoing monitoring and administration of the loan portfolio that varies by category. WesBanco's credit policies establish standard underwriting guidelines for each type of loan and require an appropriate evaluation of the credit characteristics of each borrower. This evaluation includes their repayment capacity; the adequacy of collateral, if any, to secure the loan, including current market appraisals or other valuations; and other factors unique to each loan that may increase or mitigate its risk.
    The primary factors that are considered in determining the repayment capacity of commercial borrowers include their historical and projected earnings and cash flow, capital resources, liquidity and leverage. Other factors such as the industry in which the business operates, its competitive advantages and disadvantages, management, environmental risks and other external influences are also evaluated to determine their potential impact on repayment capacity. Debt-to-income ratios and credit bureau scores are the primary factors that are considered in determining the repayment capacity of consumer borrowers, including residential real estate and home equity loans.

TABLE 6. COMPOSITION OF LOANS

                                                                           December 31,
                              ------------------------------------------------------------------------------------------------------
                                     2003                 2002                 2001                 2000                 1999
                              ------------------   ------------------   ------------------   ------------------   ------------------
                                           % OF                 % of                 % of                 % of                 % of
   (DOLLARS IN THOUSANDS)       AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT     LOANS     AMOUNT     LOANS
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Loans:
  Commercial                  $  369,786     19%   $  306,071     17%   $  271,269     18%   $  268,633     17%   $  276,383     18%
  Commercial real estate         623,243     32       504,902     28       342,337     22       315,933     20       268,808     18
  Residential real estate        577,362     30       569,095     32       501,916     33       554,373     35       563,279     37
  Home equity                    111,981      6       117,964      6        98,400      6        86,427      5        64,277      4
  Consumer                       249,425     13       318,129     17       320,251     21       362,945     23       340,946     22
------------------------------------------------------------------------------------------------------------------------------------
Total portfolio loans          1,931,797    100     1,816,161    100     1,534,173    100     1,588,311    100     1,513,693     99
Loans held for sale                1,741     --         4,724     --         5,522     --         2,391     --         9,753      1
------------------------------------------------------------------------------------------------------------------------------------
Total Loans                   $1,933,538    100%   $1,820,885    100%   $1,539,695    100%   $1,590,702    100%   $1,523,446    100%
------------------------------------------------------------------------------------------------------------------------------------

Loans are presented gross of the allowance for loan losses, net of unearned income on consumer loans and unamortized net deferred loan fees.

    Commercial and Commercial Real Estate: The commercial loan category consists of loans to a wide variety of businesses and includes revolving lines of credit to finance accounts receivable, inventory and other working capital requirements, and term loans to finance fixed assets other than real estate, as well as loans guaranteed by the United States Small Business Administration ("SBA"). Most commercial lines of credit are renewable or may be cancelled by WesBanco annually. However, lines of credit may also be committed for more than one year when appropriate. Term loans secured by equipment and other types of collateral have terms that are consistent with the purpose of the loan and generally do not exceed ten years.
    The commercial real estate category consists of loans to finance properties that are used in the borrowers' businesses and loans to finance investor-owned rental properties, including 1-to-4 family rental properties and multi-family apartment buildings. Commercial real estate loans generally have repayment terms ranging from 10 to 25 years depending on the type of property. Loans with amortization periods of more than 20 years will generally also have a maturity date or an option to call the loan of 10 years or less.
    Commercial loans increased $63.7 million or 20.8% and commercial real estate loans increased $118.3 million or 23.4% between December 31, 2003 and December 31, 2002. These increases are attributed primarily to increased loan demand in WesBanco's market areas, increased calling efforts on prospective commercial customers, new and repositioned lending personnel and improved penetration of new markets in Southwestern Pennsylvania and Central Ohio. Commercial loan demand was stronger in the second half of 2003 as the general economy began to exhibit signs of rebounding from the downturn that began late in 2000 and extended through 2002. Demand for commercial real estate loans was also strong throughout 2003 as investors continued to seek opportunities for higher returns on investments in real estate than the rates of return that have been available in the equity and bond markets. Record low interest rates coupled with borrowers' expectations of less frequent rate adjustments also fueled a significant amount of refinancing activity thereby lowering and extending the duration of rates earned on commercial real estate loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

TABLE 7. MATURITY DISTRIBUTION OF COMMERCIAL AND COMMERCIAL REAL ESTATE LOANS

                                                                              DECEMBER 31, 2003
                                                            ------------------------------------------------------
                                                                             AFTER ONE
                                                               IN ONE       YEAR THROUGH    AFTER FIVE
(IN THOUSANDS)                                              YEAR OR LESS     FIVE YEARS       YEARS        TOTAL
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Commercial                                                    $166,986        $ 89,720       $113,080     $369,786
Commercial real estate                                          60,191          96,334        466,718      623,243
------------------------------------------------------------------------------------------------------------------
  Total                                                       $227,177        $186,054       $579,798     $993,029
------------------------------------------------------------------------------------------------------------------
Fixed rates                                                   $ 27,999        $ 76,548       $ 77,675     $182,222
Variable rates                                                 199,178         109,506        502,123      810,807
------------------------------------------------------------------------------------------------------------------
  Total                                                       $227,177        $186,054       $579,798     $993,029
------------------------------------------------------------------------------------------------------------------

    Credit risk in the commercial and commercial real estate categories is mitigated by limiting total credit exposure to individual borrowers or groups of borrowers, industries, property types and geographic markets, and by taking collateral where appropriate. The type and amount of the collateral varies from loan to loan depending on the financial strength of the borrower, the amount and terms of the loan, and the collateral available to be pledged by the borrower. Credit risk in commercial real estate is further mitigated by requiring borrowers to have adequate down payments or equity in the property, thereby limiting the amount of the loan to generally not more than 80% of the appraised value of the property, unless there are sufficient mitigating factors that would reduce the risk of a higher loan to value ratio. Lower loan to value ratios may be required for certain types of properties, or when factors exist that may increase the potential volatility of the market value of the collateral.
    Credit risk in the commercial and commercial real estate categories is managed by performing regular periodic reviews of borrowing relationships over a predetermined amount subsequent to their origination, verifying each borrower's compliance with applicable loan covenants, and monitoring the overall portfolio for levels of concentration. Risk in the commercial real estate category is also managed by periodic site visits to inspect collateral properties and monitoring the factors in each of WesBanco's markets that influence real estate values.
    WesBanco maintains a loan grading system that categorizes commercial and commercial real estate loans according to their level of credit risk. This grading system encompasses six categories that define each borrower's ability to repay their loan obligations and other factors that affect the quality of each loan. All commercial loans are assigned a grade at their inception, and grades are regularly reviewed and evaluated. When the risk of a loan increases beyond that which is considered acceptable in the assigned grade, its grade is adjusted to reflect the change in risk. The loan grading system provides management with an effective early warning system of potential problems, assists in identifying adverse trends and evaluating the overall quality of the portfolio, and facilitates evaluating the adequacy of the allowance for loan losses.
    WesBanco categorizes commercial and commercial real estate loans by industry using the North American Industry Classification System, or NAICS. WesBanco also categorizes commercial real estate loans by property type. The commercial and commercial real estate portfolio is not concentrated in any single industry or property type, but reflects a diverse range of businesses and property types across all sectors of the economy. Tables 8 and 9 set forth information pertaining to commercial loans, including those secured by real estate, by industry sector and commercial real estate loans by property type, respectively. Growth in commercial and commercial real estate loans during 2003 did not materially change the industry or property type mix of the portfolio.

TABLE 8. COMMERCIAL AND COMMERCIAL REAL ESTATE LOAN DISTRIBUTION BY INDUSTRY SECTOR

                                                                           DECEMBER 31, 2003
                                                     -------------------------------------------------------------
                                                                                        AVERAGE    LARGEST BALANCE
                                                     OUTSTANDING    % OF      % OF       LOAN        TO A SINGLE
              (DOLLARS IN THOUSANDS)                   BALANCE      TOTAL    CAPITAL    BALANCE        OBLIGOR
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Accommodation                                         $ 64,093         6%       20%      $241          $10,137
Construction                                            75,726         8        24         95            3,980
Education                                               48,195         5        15        803            7,582
Government                                              25,953         3         8         92            1,841
Healthcare                                              54,613         5        17        124            2,552
Manufacturing                                           38,949         4        12        110            1,923
Real estate                                            318,540        32       100        208           12,294
Retail                                                 104,947        11        33        143            1,850
Services                                                99,783        10        31        100            8,234
Wholesale                                               38,911         4        12        110            3,726
Other                                                  123,319        12        39         81            7,771
------------------------------------------------------------------------------------------------------------------
Total                                                 $993,029       100%
-------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

TABLE 9. COMMERCIAL REAL ESTATE LOAN DISTRIBUTION BY PROPERTY TYPE

                                                                           DECEMBER 31, 2003
                                                     -------------------------------------------------------------
                                                                                        AVERAGE    LARGEST BALANCE
                                                     OUTSTANDING    % OF      % OF       LOAN       FOR A SINGLE
              (DOLLARS IN THOUSANDS)                   BALANCE      TOTAL    CAPITAL    BALANCE       PROPERTY
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
1-to-4 family rentals                                 $ 63,903        10%      20%      $   68         $   962
Apartment buildings                                     81,761        13       26          457           5,570
Hotels and motels                                       20,435         3        6        1,277           6,268
Industrial property                                     31,964         5       10          340           3,376
Land-improved                                           23,956         4        8          159           2,127
Land-unimproved                                         14,477         2        5          106           2,960
Multiple or mixed use                                   67,452        11       21          613          12,294
Office buildings                                        87,524        14       27          421           8,000
Retail space                                            60,279        10       19          316           4,762
Other                                                  171,492        28       54          159          10,137
------------------------------------------------------------------------------------------------------------------
Total                                                 $623,243       100%
-------------------------------------------------------------------------

    Commercial and commercial real estate loans are generally made to borrowers that are primarily located within WesBanco's market areas. There are no significant loans to businesses or loans to finance real estate projects located outside WesBanco's market areas unless the borrower also has significant other loan, deposit or trust relationships with WesBanco. Loans to small to mid-size businesses represent approximately 75% of the commercial loan portfolio. The average balance of commercial loans was less than $100,000 and the average balance of commercial real estate loans approximated $200,000 at December 31, 2003.
    Most commercial and commercial real estate loans are originated directly by WesBanco. At times, WesBanco may also purchase or participate in commercial loan syndications originated by other lending institutions, including Shared National Credits, which are defined by banking regulatory agencies as lending arrangements with three or more participating financial institutions and credit exceeding $20 million in the aggregate. WesBanco conducts its own customary credit evaluation before purchasing or participating in these loans. The risks associated with syndicated loans are similar to those of directly originated commercial loans, however, additional risk may arise from limited ability to control actions of the syndicate due to WesBanco's limited voting percentage in the syndicate. Participation in syndicated loan transactions, including Shared National Credits, totaled $31.3 million at December 31, 2003 and $8.9 million at December 31, 2002. This increase is primarily the result of WesBanco's participation in loans originated by other financial institutions in the Central Ohio market.
    Included in commercial real estate loans are commercial construction loans totaling $33.0 million at December 31, 2003 and $11.1 million at December 31, 2002. This increase is primarily attributed to residential housing development activity in the Central Ohio market. Commercial real estate construction loans are generally made only when WesBanco also commits to the permanent financing of the project, has a takeout commitment from another lender for the permanent loan, or the loan is expected to be repaid from the sale of subdivided property. This type of loan has a unique risk that the builder or developer may not be able to complete the project within a designated period of time or within budget. This risk is mitigated by generally limiting commercial real estate construction activity to established developers who operate in WesBanco's geographic markets, periodically inspecting construction in progress, and disbursing funds only upon completion of specified stages of each project.

    Residential Real Estate: The residential real estate category consists primarily of mortgage loans to purchase or refinance personal residences located primarily within WesBanco's market areas. WesBanco originates conforming and non-conforming mortgages to be held in its portfolio. Residential real estate loans have terms ranging up to 30 years. Interest rates on residential real estate loans may be fixed for up to 15 years as 30 year fixed rate mortgages are generally sold in the secondary market. The remainder of the portfolio has interest rates that adjust between one to five years. None of WesBanco's residential real estate loans would be considered "sub-prime" as that term is commonly used in the industry.
    Residential real estate loans increased $8.3 million or 1.5% between December 31, 2003 and December 31, 2002. This modest increase reflects the prepayment of both higher fixed rate and adjustable rate mortgages as customers sought to capitalize on record low interest rates. Fifteen-year fixed rate residential real estate loans totaled approximately $180.0 million at December 31, 2003 compared to $142.0 million at December 31, 2002. This increase in fixed rate loans is attributable to the significant amount of refinancing that occurred throughout 2003 as consumers sought to lock in their rates at the historically low levels that prevailed for much of the year. The average balance of residential real estate loans approximated $56,000 at December 31, 2003.
    During 2003, WesBanco also purchased $10.1 million in 15-year fixed-rate residential real estate loans, in a pool, which has similar characteristics as WesBanco's current residential real estate portfolio and are geographically located in central Pennsylvania.
    Included in residential real estate loans are residential construction loans totaling $9.5 million at December 31, 2003 and $11.9 million at December 31, 2002. This decrease is attributable to a general slowing of housing starts in the latter part of the year. Residential construction loans are influenced by a number of factors, including new housing starts and consumer confidence in the general condition of the economy. This type of loan has a unique risk that the builder may not be able to complete the residence within a designated period of time or within budget.
    Credit risk is mitigated by requiring borrowers to have adequate down payments or equity in the property, thereby limiting the amount of the loan in relation to the appraised value of the property. Loan requests that exceed the loan-to-value guidelines set forth by

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

credit policy generally must be supported by private mortgage insurance. Credit risk is also managed by monitoring delinquency levels and trends and economic and other factors that influence real estate values in each of WesBanco's markets. Construction risk is mitigated by evaluating the builder's reputation and capacity to complete each project, periodically inspecting construction in progress, and disbursing funds only upon completion of specified stages of each project.

    Home Equity: The home equity category consists of revolving lines of credit to consumers secured by first or second liens on residential real estate located primarily within WesBanco's market areas. Most home equity lines of credit are available to the borrower as a revolving line of credit for up to 15 years, at which time the outstanding balance is required to be repaid over a term of not more than 7 years. Some home equity lines of credit are available to the borrower for an indefinite period of time but may be cancelled by WesBanco under certain circumstances.
    Home equity lines of credit decreased $6.0 million or 5.1% between December 31, 2003 and December 31, 2002. This decrease is attributed to many homeowners consolidating their home equity balances when they refinanced their first mortgage as well as a general decrease in usage of available lines. The average home equity line of credit balance was less than $30,000, and outstanding balances of home equity lines generally range from 55 to 60 percent, on average, of total home equity line of credit commitments. Credit risk in this category is mitigated and monitored in much the same manner as described for residential real estate. Home equity lines are generally limited to an amount in relation to the value of the property net of the first mortgage, if any. None of WesBanco's home equity lines of credit would be considered "sub-prime" as that term is commonly used in the industry.

    Consumer: The consumer category consists of installment loans originated directly by WesBanco and indirectly through dealers to finance purchases of automobiles, boats and other recreational vehicles and lines of credit used by consumers that are either unsecured or secured by collateral other than real estate. Consumer loans are a homogeneous group of loans, generally smaller in amount, which spread over a larger number of diverse individual borrowers. The maximum term for automobile loans and other installment loans generally does not exceed 72 months. Consumer lines of credit are generally available for an indefinite period of time as long as the borrower's credit characteristics do not materially or adversely change; however, WesBanco may cancel such lines under certain circumstances.
    Consumer loans decreased $68.7 million or 21.6% between December 31, 2003 and December 31, 2002. This decrease is primarily attributed to competition from zero-percent or low interest rate financing offered by large domestic automobile manufacturer finance companies, but also reflects WesBanco's tightening of credit standards for indirect automobile lending in 2002.
    Credit risk in the consumer category includes the impact of a general economic downturn, an isolated adverse event that impacts a major employer, individual loss of employment or other personal calamities, and collateral values that depreciate faster than the repayment of the loan balance. Credit risk in this category is mitigated by continuously monitoring delinquency levels and trends, pursuing collection efforts at the earliest stage of delinquency, and continually evaluating underwriting standards to determine to the extent possible those credit characteristics that predict credit performance. None of WesBanco's consumer loans would be considered "sub-prime" as that term is commonly used in the industry.

    Loans Held For Sale: The loans held for sale category consists solely of residential real estate loans originated for sale in the secondary market. Residential real estate loans originated for sale in the secondary market decreased 15.1% to $46.5 million in 2003 compared to $54.8 million in 2002. This decrease primarily reflects WesBanco's emphasis on originating residential real estate loans for its own portfolio to counter rapidly increasing prepayments. Loans held for sale decreased $3.0 million or 63.1% between at December 31, 2003 and December 31, 2002. Credit risk in this category is mitigated by entering into sales commitments with secondary market purchasers of the loans at the time the loans are to be funded, which has the effect of minimizing the amount of such loans that are included in the portfolio at any point in time. WesBanco does not service these loans after they are sold in the secondary market.

    Loan Commitments: Loan commitments, which are not reported on the balance sheet, consist of available balances under commercial lines of credit, home equity and other consumer lines of credit, commercial and residential construction loans, and commercial and standby letters of credit. Commercial lines of credit and letters of credit are generally renewable or may be cancelled annually by WesBanco. However, lines of credit and letters of credit may also be committed for more than one year when appropriate. Home equity and other consumer lines of credit are generally available to the borrower beyond one year. Construction loan commitments are generally available to the borrower for up to one year but may extend beyond one year for certain types of projects. All loan commitments are cancelable by WesBanco regardless of their duration under certain circumstances.

TABLE 10. MATURITY DISTRIBUTION OF LOAN COMMITMENTS

                                                                               DECEMBER 31, 2003
                                                              ----------------------------------------------------
                                                                FOR ONE      ONE YEAR TO      OVER
(IN THOUSANDS)                                                YEAR OR LESS   FIVE YEARS    FIVE YEARS      TOTAL
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Lines of credit:
  Commercial                                                    $126,697       $11,684      $ 15,497      $153,878
  Commercial real estate                                          41,503         7,386        11,995        60,884
  Residential real estate                                            161            --         4,635         4,796
  Home equity                                                      6,077           297        89,976        96,350
  Consumer                                                         7,643         1,518           653         9,814
  Letters of credit                                               26,313         4,649           617        31,579
------------------------------------------------------------------------------------------------------------------
Total                                                           $208,394       $25,534      $123,373      $357,301
------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    Total commitments to extend credit increased $66.2 million or 22.8% between December 31, 2003 and December 31, 2002. This increase is attributed to growth in commercial and commercial real estate construction lines of credit, consistent with the overall growth in those types of loans during the year, and to a lesser extent by an increase in the availability of home equity lines of credit due to decreased usage of these accounts.

NON-PERFORMING ASSETS, IMPAIRED LOANS AND LOANS PAST DUE 90 DAYS OR MORE
    Non-performing assets consist of non-accrual and renegotiated loans, other real estate owned acquired through or in lieu of foreclosure and repossessed automobiles acquired to satisfy defaulted consumer loans. Other impaired loans include certain loans that are internally classified as substandard or doubtful.
    Loans are placed on non-accrual status when they become past due 90 days or more unless the loans are both well secured and in the process of collection. Except for certain consumer and residential real estate loans as discussed in the Notes to the Consolidated Financial Statements, when a loan is placed on non-accrual, interest income may not be recognized as cash payments are received.
    Loans are categorized as renegotiated when WesBanco, for economic or legal reasons related to a borrower's financial difficulties, grants a concession to the borrower that it would not otherwise consider. Concessions that may be granted include a reduction of the interest rate, the amount of accrued interest, or the face amount of the loan; as well as an extension of the maturity date or the amortization schedule.
    WesBanco considers loans that are classified as substandard or doubtful because of a borrower's diminished repayment capacity to be impaired when they are not fully secured by collateral. Such loans continue to accrue interest, have not been renegotiated, and may or may not have a record of delinquent payments.

TABLE 11. NON-PERFORMING ASSETS, OTHER IMPAIRED LOANS AND LOANS PAST DUE 90 DAYS OR MORE

                                                                                                    December 31,
                                                             ---------------------------------------------------
(DOLLARS IN THOUSANDS)                                          2003     2002       2001       2000       1999
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Non-accrual:
  Commercial                                                 $ 4,093    $ 3,598    $ 2,598    $ 1,048    $ 1,053
  Commercial real estate                                       3,901      3,519      1,258      4,096      2,711
  Residential real estate                                        266        301        143        361        358
  Consumer                                                         2         62         31         56         36
----------------------------------------------------------------------------------------------------------------
    Total                                                      8,262      7,480      4,030      5,561      4,158
----------------------------------------------------------------------------------------------------------------
Renegotiated:
  Commercial                                                      --         --         --         --        783
  Commercial real estate                                         653      2,633      3,735        381         27
  Consumer                                                        --         13         21         36          3
----------------------------------------------------------------------------------------------------------------
    Total                                                        653      2,646      3,756        417        813
----------------------------------------------------------------------------------------------------------------
Total non-performing loans                                     8,915     10,126      7,786      5,978      4,971
Other real estate owned and repossessed assets                 2,907      4,213      3,215      3,424      3,512
----------------------------------------------------------------------------------------------------------------
Total non-performing assets                                   11,822     14,339     11,001      9,402      8,483
----------------------------------------------------------------------------------------------------------------
Other impaired loans:
  Commercial                                                   3,935      6,965      2,230      4,060      2,577
  Commercial real estate                                       2,096      4,284      4,125      7,453      6,129
----------------------------------------------------------------------------------------------------------------
    Total other impaired loans                                 6,031     11,249      6,355     11,513      8,706
----------------------------------------------------------------------------------------------------------------
Total non-performing assets and other impaired loans         $17,853    $25,588    $17,356    $20,915    $17,189
----------------------------------------------------------------------------------------------------------------
Non-performing loans as a percentage of total loans             0.46%      0.56%      0.51%      0.38%      0.33%
Non-performing assets as a percentage of total assets           0.34       0.43       0.44       0.41       0.37
Percentage of non-performing assets to total loans
  outstanding and other real estate owned and repossessed
  assets                                                        0.61       0.79       0.71       0.59       0.56
Percentage of non-performing loans and other impaired
  loans to loans outstanding                                    0.77       1.17       0.92       1.10       0.90
----------------------------------------------------------------------------------------------------------------
Past due 90 days or more:
  Commercial                                                  $1,349    $ 1,460    $   720     $1,164      $ 547
  Commercial real estate                                       1,100      3,766      1,469      1,542      2,629
  Residential real estate                                      3,858      4,688      4,206      1,984      1,545
  Home equity                                                    290        344        490        148         92
  Consumer                                                     1,198      1,847      3,611      1,743      1,219
----------------------------------------------------------------------------------------------------------------
Total past due 90 days or more                                $7,795    $12,105    $10,496     $6,581     $6,032
----------------------------------------------------------------------------------------------------------------

    Non-performing loans, which are defined as non-accrual and renegotiated loans, decreased $1.2 million or 12.0% between December 31, 2003 and December 31, 2002. The prolonged downturn in the general economy, which began late in 2000 and extended throughout 2002 and into the current year, placed significant pressure on many businesses and generally resulted in increased levels of non-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

performing loans throughout 2003. The decrease in non-performing loans at December 31, 2003 is primarily the result of the sale in the fourth quarter of $4.9 million of certain commercial real estate loans that were included in this category.
    Other real estate owned and repossessed assets decreased $1.3 million or 31.0% between December 31, 2003 and December 31, 2002. Other real estate owned acquired through or in lieu of foreclosure and repossessed assets decreased due to aggressive marketing of foreclosed properties and auctioning of repossessed automobiles throughout the year.
    Other impaired loans decreased $5.2 million or 46.4% between December 31, 2003 and December 31, 2002. This decrease is due to improvement in the financial condition and repayment capacity of certain borrowers whose loans were previously considered to be impaired, as well as reduction in the balance of certain loans to less than the fair value of their collateral.
    Loans past due 90 days or more and still accruing interest decreased $4.3 million or 35.6% between December 31, 2003 and December 31, 2002. These decreases reflect primarily the results of increased collection efforts for all types of loans when they become past due 30 days and more effective administration of underperforming commercial and commercial real estate loans.

ALLOWANCE FOR LOAN LOSSES
    The allowance for loan losses increased $1.2 million or 4.6% between December 31, 2003 and December 31, 2002. This increase reflects management's estimate of probable losses associated with economic conditions in the Upper Ohio Valley, and the change in the mix of the loan portfolio due to growth in commercial and commercial real estate loans and the continued reduction in consumer loans. Economic factors that influence the allowance for commercial and commercial real estate loans include weaknesses in certain sectors of the economy, such as the lodging, healthcare, transportation and construction industries, as well as lower occupancy rates for office buildings and retail space in certain markets. Economic factors that influence the allowance for consumer loans include increased personal bankruptcies and defaults by consumers that had otherwise satisfactory credit characteristics at the time of default. Management's assessment of these factors warranted an increase in the allowance despite decreases in non-performing and other impaired loans during the period. Please refer to Note 1 of the Consolidated Financial Statements and "Application of Critical Accounting Policies and Estimates" in this Management's Discussion and Analysis for additional information.

TABLE 12. ALLOWANCE FOR LOAN LOSSES

                                                                                For the years ended December 31,
                                                             ---------------------------------------------------
(DOLLARS IN THOUSANDS)                                          2003     2002       2001       2000       1999
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
Beginning balance -- Allowance for loan losses               $25,080    $20,786    $20,030    $19,752    $19,098
Allowance for loan losses of acquired (sold) banks-net            --      3,903         --         --        192
Allowance for loan losses allocated to (sold) credit
  cards                                                           --         --         --         --       (450)
Provision for loan losses                                      9,612      9,359      5,995      3,225      4,295
Charge-offs:
  Commercial                                                   2,613      1,888      1,389        806      1,890
  Commercial real estate                                       1,402      2,207        793        668        134
  Residential real estate                                        293        328        352        137        204
  Home equity                                                     43        172         36         39         --
  Consumer                                                     4,776      5,121      3,268      2,445      2,490
----------------------------------------------------------------------------------------------------------------
    Total charge-offs                                          9,127      9,716      5,838      4,095      4,718
----------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial                                                     126        243         49        314        457
  Commercial real estate                                          39         37        149         34         22
  Residential real estate                                         30         86         17         29         64
  Home equity                                                     --          2         --         --         --
  Consumer                                                       475        380        384        771        792
----------------------------------------------------------------------------------------------------------------
    Total recoveries                                             670        748        599      1,148      1,335
----------------------------------------------------------------------------------------------------------------
Net charge-offs                                                8,457      8,968      5,239      2,947      3,383
----------------------------------------------------------------------------------------------------------------
Ending balance -- Allowance for loan losses                  $26,235    $25,080    $20,786    $20,030    $19,752
----------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to average loans by loan type:
  Commercial                                                    0.78%      0.55%      0.50%      0.22%      0.75%
  Commercial real estate                                        0.25       0.45       0.20       0.19       0.03
  Residential real estate                                       0.05       0.04       0.06       0.02       0.03
  Home equity                                                   0.04       0.14       0.04       0.05         --
  Consumer                                                      1.57       1.42       0.84       0.48       0.51
----------------------------------------------------------------------------------------------------------------
Total ratio of net charge-offs to average loans                 0.46%      0.50%      0.34%      0.19%      0.23%
----------------------------------------------------------------------------------------------------------------
Allowance for loan losses to total loans                        1.36%      1.38%      1.35%      1.26%      1.30%
Allowance for loan losses to total non-performing loans         2.94X      2.48x      2.67x      3.35x      3.97x
Allowance for loan losses to total non-performing loans
  and loans past due 90 days or more                            1.57X      1.13x      1.14x      1.59x      1.80x
----------------------------------------------------------------------------------------------------------------

    Despite a rebound in the general economy that contributed to commercial and commercial real estate loan growth in 2003, the Upper Ohio Valley continues to be adversely impacted by the difficulties facing the steel industry, which remains threatened by foreign imports, employee benefit legacy costs, and other factors. Two of the ten largest integrated steel companies in the United States are headquartered

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

in the Upper Ohio Valley. Both of these companies operated under Chapter 11 of the Bankruptcy Act for much of 2003 and have significantly reduced their workforces. As of December 31, 2003, WesBanco had no material direct credit exposure to the steel industry. However, WesBanco extends credit to consumers employed in the steel industry and to businesses that provide products or services to the industry. In addition, a number of other businesses not directly associated with the steel industry could be adversely impacted by a significant loss of employment. Approximately 45% of WesBanco's loan portfolio is to borrowers located in the Upper Ohio Valley.
    Historical net charge-off rates are also a significant factor used in evaluating the adequacy of the allowance. Net charge-offs decreased $0.5 million or 5.7% between December 31, 2003 and December 31, 2002. Net charge-offs as a percentage of average loans for the year 2003 remained virtually unchanged from 2002 levels. An increase in commercial loan charge-offs primarily attributed to small business loans and a single borrower in the transportation industry was offset by a reduction in commercial real estate charge-offs. Commercial real estate charge-offs for 2003 included $1.0 million attributed to the charge-down of certain non-performing loans upon their being transferred to loans held for sale. Commercial real estate charge-offs for 2002 included a $1.3 million charge-down of a non-performing loan, which was also transferred to loans held for sale in 2003. All of these loans were subsequently sold in the same quarter that they were transferred to the held for sale category. The excess of the selling price over the remaining book balance of the loan that was charged-down in 2002, which is essentially a recovery, was recorded as a gain in accordance with current accounting pronouncements. WesBanco had previously established reserves for all of the loans that were sold, therefore, the sale had no material impact on the provision for loan losses. Consumer loan charge-offs decreased as a result of increased collection efforts and improvement in resale values of repossessed automobiles compared to the prior year. However, consumer loan charge-offs as a percent of that category of loans increased for the second consecutive year due to the decline in average consumer loans and general economic conditions. Residential real estate and home equity charge-offs are not significant in relation to total credit losses.

TABLE 13. ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                               December 31,
                                                              -----------------------------------------------
(IN THOUSANDS)                                                   2003      2002      2001      2000      1999
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Commercial                                                    $ 9,852   $ 9,473   $ 6,963   $ 7,418   $ 7,519
Commercial real estate                                         10,660     9,046     8,421     8,437     8,273
Residential real estate                                           749       800       680       731       723
Home equity                                                       223       106        59       154        26
Consumer                                                        4,751     5,655     4,663     3,290     3,211
-------------------------------------------------------------------------------------------------------------
Total allowance for loan losses                               $26,235   $25,080   $20,786   $20,030   $19,752
-------------------------------------------------------------------------------------------------------------

    The amount allocated to commercial and commercial real estate loans increased between December 31, 2003 and December 31, 2002 as a result of applying historical loss rates, adjusted to reflect economic conditions to higher balances in each of those categories of loans. Similarly, the amount allocated to consumer loans decreased between December 31, 2003 and December 31, 2002 despite higher historical loss experience because of lower balances in that category of loans. While management allocates the allowance to different loan categories, the allowance is general in nature and is available to absorb credit losses for the entire loan portfolio.
    Management believes the allowance of $26.2 million is appropriate to absorb probable credit losses associated with the loan portfolio at December 31, 2003. However, probable losses associated with the economic conditions described above is difficult to accurately measure and future adjustments to the allowance may be required to the extent such losses are realized to a greater extent than is currently estimable.

DEPOSITS

                          Total Deposits
                          (in millions)

       99           00          01          02           03
   ---------     --------    --------    --------     --------
    $ 1,814       $1,870      $1,913      $2,400       $2,482


    Deposits, WesBanco's primary source of funds, increased $82.1 million or 3.4% between December 31, 2003 and December 31, 2002. For 2003, non-interest bearing demand deposits increased $27.1 million or 9.0%, interest bearing demand deposits increased by $31.8 million or 11.5% and the largest increase was reflected in money market accounts, which grew $55.2 million or 10.9%, as customers continued to favor non-maturity types of deposit products in anticipation of rising interest rates. Savings accounts and certificates of deposit decreased $5.0 million or 1.4% and $27.0 million or 2.8%, respectively, compared to December 31, 2002.
    The average rate paid on interest bearing deposits for 2003 decreased to 2.09% compared to 2.80% for 2002, as WesBanco reduced interest rates on deposit products throughout the year in response to the low interest rate environment. In 2004, WesBanco will focus on lower cost transaction accounts and continue to conservatively price its certificates of deposit to further reduce its funding costs, although with deposit rates at artificial floors it may be difficult to implement further rate reductions.


TABLE 14. MATURITY DISTRIBUTION OF CERTIFICATES OF DEPOSIT $100,000 OR MORE

                                                                  December 31,
                                                              --------------------
(IN THOUSANDS)                                                    2003        2002
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Maturity:
  Under three months                                          $ 24,294    $ 36,818
  Three to six months                                           22,032      33,936
  Six to twelve months                                          39,788      35,495
  Over twelve months                                           142,504     108,369
----------------------------------------------------------------------------------
Total                                                         $228,618    $214,618
----------------------------------------------------------------------------------

Interest expense on certificates of deposit of $100,000 or more was approximately $6,815 in 2003, $7,443 in 2002 and $7,485 in 2001.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

BORROWINGS
    Federal Home Loan Bank ("FHLB") borrowings increased $17.9 million or 5.2% at December 31, 2003 compared to December 31, 2002. At December 31, 2003, WesBanco had $361.2 million outstanding in FHLB borrowings with a weighted average interest rate of 3.58% compared to 4.21% at December 31, 2002. The decrease in the average rate was primarily due to the maturity of $85.2 million in FHLB borrowings throughout 2003, which carried an average rate of 4.06%. These maturities were replaced with $100.0 million in new FHLB borrowings at various dates throughout 2003, which have an average rate of 1.95%. FHLB borrowings have maturities ranging from the years 2004 to 2021. In 2003, WesBanco entered into a commitment with the FHLB to borrow $40.0 million late in the first quarter of 2004 at a fixed rate of 3.06%. This commitment will allow WesBanco to replace $40.0 million in maturing FHLB fixed rate and mid-term fixed rate borrowings that currently carry a weighted average rate of 5.07%. WesBanco uses term FHLB borrowings as a general funding source and to more appropriately match certain assets, as an alternative to shorter term wholesale borrowings. WesBanco periodically analyzes overall maturities of certain FHLB borrowings and may restructure such borrowings through prepayments, which may cause WesBanco to incur a prepayment penalty or by utilizing interest rate swaps through the derivatives market.
    Other borrowings, which include federal funds purchased, securities sold under repurchase agreements, treasury tax and loan notes and a revolving line of credit, increased $42.1 million or 24.0% during 2003. WesBanco utilized the proceeds from the additional other borrowings to improve balance sheet liquidity.
    In June 2003, WesBanco redeemed all of the 8.50% Junior Subordinated Deferrable Interest Debentures held by WesBanco Capital Trust I, by redeeming 1,265,000 shares of its outstanding 8.50% Cumulative Trust Preferred Securities. A total of $12.65 million of trust preferred securities were redeemed at a price of $10.00 per share plus accrued and unpaid interest. Also in June of 2003, WesBanco created two new trusts, WesBanco, Inc. Capital Trust II and WesBanco, Inc. Capital Statutory Trust III, which issued $30.9 million of junior subordinated debt to WesBanco. Please refer to Note 10 of the Consolidated Financial Statements for additional information.

CONTRACTUAL OBLIGATIONS
    The following table presents, as of December 31, 2003, significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include accrued interest, unamortized premiums or discounts, or other similar carrying value adjustments. Further discussion of the nature of each obligation is included in the referenced note to the Consolidated Financial Statements.

TABLE 15. CONTRACTUAL OBLIGATIONS

                                                                           DECEMBER 31, 2003
                                                    ----------------------------------------------------------------
                                                             CONTRACTUAL OBLIGATION PAYMENTS DUE BY PERIOD
                                                    ----------------------------------------------------------------
                                        FOOTNOTE    LESS THAN       ONE TO       THREE TO    MORE THAN
(IN THOUSANDS)                          REFERENCE    ONE YEAR    THREE YEARS    FIVE YEARS   FIVE YEARS        TOTAL
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
Deposits without a stated maturity         --       $1,551,881           --            --           --    $1,551,881
Certificates of deposit                     7          395,450     $406,230      $124,175     $  4,346       930,201
Federal Home Loan Bank borrowings           8           69,900      109,985        59,462      121,883       361,230
Other borrowings                            9          217,754           --            --           --       217,754
Junior subordinated debt                   10               --           --            --       30,936        30,936
Senior executive retirement plans and
  severance agreements                     --               62          220           129          524           935
Operating leases                            5            1,068        1,796           811           84         3,759
Future benefit payments under pension
  plans                                    11            1,443        2,927         3,193       11,457        19,020
--------------------------------------------------------------------------------------------------------------------
Total                                               $2,237,558     $521,158      $187,770     $169,230    $3,115,716
--------------------------------------------------------------------------------------------------------------------

    WesBanco's future benefit payments under pension plans represents the estimated amounts based on actuarial assumptions and does not necessarily represent the actual contractual cash flows that may be required by WesBanco in the future. See Note 11 of the Consolidated Financial Statements for more information on employee benefit plans.
    WesBanco also enters into interest rate swap agreements, which requires quarterly cash payments to counterparties depending on changes in interest rates. These interest rate swap agreements are carried at fair value on the Consolidated Balance Sheet with the fair value representing the net present value of expected future cash payments based on market interest rates as of the balance sheet date. The fair values of the contracts change daily as market interest rates change. Since the interest rate swap liabilities recorded on the balance sheet at December 31, 2003 do not represent the amounts that may ultimately be paid under these contracts, these liabilities are not included in the table of contractual obligations presented above. See Notes 1 and 17 of the Consolidated Financial Statements for more information on derivatives.

OFF-BALANCE SHEET ARRANGEMENTS
    WesBanco is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. See Note 16 of the Consolidated Financial Statements for additional information regarding the WesBanco's off-balance sheet arrangements and the Loans and Credit Risk section of this Management's Discussion and Analysis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

CAPITAL RESOURCES
    Shareholders' equity decreased to $318.4 million at December 31, 2003 from $325.2 million at December 31, 2002. The decrease was primarily due to the net purchase of $17.9 million in treasury stock in 2003, the payment of $19.2 million in dividends and a $6.2 million decrease in accumulated other comprehensive income, which was partially offset by current year earnings of $36.1 million. The change in other comprehensive income was primarily due to the $9.8 million, net of tax, increase in the unrealized net losses on investment securities and the reversal of a $3.0 million minimum pension liability charge recorded in 2002, due to recovering pension asset values.
    In accordance with the stock repurchase plans approved by the Board of Directors, WesBanco purchased 830,659 shares during 2003 at an average price of $24.72 per share. As of December 31, 2003, 661,117 shares of WesBanco common stock remained authorized to be purchased under the current one million-share stock repurchase plan, which began on April 17, 2003. The shares are purchased for general corporate purposes, which may include potential acquisitions, dividend reinvestment and employee benefit plans. The timing, price and quantity of purchases are at the discretion of WesBanco, and the plan may be discontinued or suspended at any time.
    Strong and consistent earnings coupled with a high level of capital have enabled WesBanco to continue to increase dividends per share. Effective with the first quarter of 2003, WesBanco increased its quarterly dividend per share 2.1% to $0.24 from $0.235. For 2003, dividends increased to $0.96 per share, or 2.7% on an annualized basis, compared to $0.935 per share in the prior year. This dividend increase represented the eighteenth consecutive year of dividend increases at WesBanco. The 2003 dividend per share payout ratio was 53.3% compared to 55.0% in 2002.
    WesBanco is subject to risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet instruments. WesBanco and its banking subsidiary maintain Tier 1, Total Capital and Leverage ratios well above minimum regulatory levels. See Note 19 of the Consolidated Financial Statements for more information on capital amounts, ratios and minimum regulatory requirements.


                          Return on Equity

       99           00          01          02           03
   ---------     --------    --------    --------     --------
     9.85%        10.42%      11.28%      10.95%       11.38%


MARKET AND LIQUIDITY RISK
    The primary objective of WesBanco's asset/liability management function is to maximize net interest income within established policy parameters. This objective is accomplished through the management of balance sheet composition, market risk exposures arising from changing economic conditions and liquidity risk.

MARKET RISK
    Market risk is defined as the risk of loss due to adverse changes in the fair value of financial instruments resulting from fluctuations in interest rates and equity prices. Management considers interest rate risk WesBanco's most significant market risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of WesBanco's net interest income is largely dependent on effective management of interest rate risk. As interest rates change in the market, rates earned on interest rate sensitive assets and rates paid on interest rate sensitive liabilities do not necessarily move concurrently. Differing rate sensitivities may arise because fixed rate assets and liabilities may not have the same maturities or because variable rate assets and liabilities differ in the timing and/or the percentage of rate changes.
    WesBanco's Asset/Liability Management Committee ("ALCO"), comprised of senior management, monitors and manages interest rate risk within Board approved policy limits. Interest rate risk is monitored primarily through the use of an earnings simulation model. The model is highly dependent on assumptions, which change regularly as the balance sheet and interest rates change. The key assumptions and strategies employed are analyzed regularly and reviewed by ALCO.
    The earnings simulation model projects changes in net interest income resulting from the effect of changes in interest rates. Certain shortcomings are inherent in the methodologies used in the earnings simulation model. Modeling changes in net interest income requires making certain assumptions regarding prepayment rates, callable bonds, and adjustments to non-time deposit interest rates which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Prepayment assumptions and

                                          TABLE 16. NET INTEREST INCOME SENSITIVITY
                                                                   PERCENTAGE CHANGE IN
                                            CHANGE IN          NET INTEREST INCOME FROM BASE
                                          INTEREST RATES   -------------------------------------      ALCO
                                          (BASIS POINTS)   DECEMBER 31, 2003   DECEMBER 31, 2002   GUIDELINES
                                          -------------------------------------------------------------------
                                          -------------------------------------------------------------------
                                               +200              -3.04%              -1.10%          +/-5.0
                                               +100              -0.39%              +0.02%             N/A
                                               Flat                 --                  --               --
                                               -100              -1.59%              -0.10%             N/A
                                          -------------------------------------------------------------------


adjustments to non-time deposit rates at varying levels of interest rates are based primarily on historical experience and current market rates. Security portfolio maturities and prepayments are assumed to be reinvested in similar instruments and callable bond forecasts are adjusted at varying levels of interest rates. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates, callable bond forecasts and non-time deposit rate changes will approximate actual future results. Moreover, the net interest income sensitivity chart presented in Table 16 assumes the composition of interest sensitive assets and liabilities existing at the beginning of the period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration of the maturity or repricing of specific assets and liabilities. Since the assumptions used in modeling changes in interest rates are uncertain, the simulation analysis should not be relied upon as being indicative of actual results. The analysis may not consider all actions that WesBanco could employ in response to changes in interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    Interest rate risk policy limits are determined by measuring the anticipated change in net interest income over a 12-month period assuming an immediate and sustained 200 basis point increase or decrease in market interest rates compared to a stable rate or base model. WesBanco's current policy limits this exposure to +/-5.0% of net interest income from the base model for a 12-month period. Table 16 shows WesBanco's interest rate sensitivity at December 31, 2003 and December 31, 2002 assuming both a 200 and 100 basis point interest rate change, compared to a base model. Since management believes that a 200 basis point decline in market interest rates is unlikely, only a 100 basis point change was evaluated by ALCO. The earnings simulation model projects that net interest income for the next 12-month period would decrease by approximately 0.39% and 3.04% if interest rates were to rise immediately by 100 and 200 basis points, respectively. Net interest income would decrease by approximately 1.59% if interest rates were to decline by 100 basis points. At December 31, 2003, WesBanco's increased exposure to rising interest rates was impacted by assumptions to slowdown prepayment speeds on loans and securities, reduce callable bond forecasts and increase rate sensitivity on certificates of deposit products that offer a one-time rate adjustment at any time during the product's term.
    Another method that WesBanco uses to manage its interest rate risk is a rate sensitivity gap analysis shown in Table 17. Gap analysis measures the maturity and repricing relationships between rate sensitive assets and rate sensitive liabilities at a specific point in time.

TABLE 17. INTEREST RATE SENSITIVITY -- GAP ANALYSIS:

                                                                      DECEMBER 31, 2003
                                           -----------------------------------------------------------------------
                                             UNDER       THREE        SIX        NINE
                                             THREE      TO SIX      TO NINE    MONTHS TO      OVER
(IN THOUSANDS)                              MONTHS      MONTHS      MONTHS     ONE YEAR     ONE YEAR      TOTAL
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS
Due from banks-interest bearing            $   3,189          --          --         --            --   $    3,189
Federal funds sold                            17,000          --          --         --            --       17,000
Securities(1)                                 12,362   $  63,255   $  44,648   $ 50,827    $1,029,030    1,200,122
Loans                                        484,485     136,979     127,409    140,577     1,044,088    1,933,538
------------------------------------------------------------------------------------------------------------------
Total rate sensitive assets                  517,036     200,234     172,057    191,404     2,073,118    3,153,849
------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE LIABILITIES
Money market deposit accounts                467,694       2,787       2,723      2,667        87,424      563,295
Savings and NOW accounts                      20,423      21,094      21,787     22,505       574,440      660,249
Certificates of deposit                      138,944     110,300      83,212     62,994       534,751      930,201
Federal Home Loan Bank Borrowings             40,000          --      25,000      4,900       291,330      361,230
Other borrowings                             201,390      15,730         371        263            --      217,754
Junior subordinated debt                          --          --          --         --        30,936       30,936
------------------------------------------------------------------------------------------------------------------
Total rate sensitive liabilities             868,451     149,911     133,093     93,329     1,518,881    2,763,665
------------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap               (351,415)     50,323      38,964     98,075       554,237   $  390,184
------------------------------------------------------------------------------------------------------------------
Cumulative interest rate sensitivity gap   $(351,415)  $(301,092)  $(262,128)  $(164,053)  $  390,184           --
------------------------------------------------------------------------------------------------------------------

(1) Securities are categorized above by expected maturity at amortized cost.

    As shown in Table 17, the liability sensitive gap position in the under three month time horizon is primarily the result of continued growth in WesBanco's prime rate money market deposit product. Interest rates on these deposits change in relation to WesBanco's base lending rate. Other factors contributing to the short-term liability sensitive gap position include growth in $100,000 and over certificates of deposit and short-term borrowings. The interest rate sensitivity of savings and NOW accounts is based on historical trends analyzed over the past two years.
    WesBanco's ALCO evaluates various strategies to reduce the exposure to interest rate fluctuations. These strategies at December 31, 2003 emphasized increasing asset sensitivity in anticipation of rising interest rates. Among the strategies evaluated were the continued utilization of interest rate swap agreements and the evaluation of the level and the possible prepayment of borrowings. At December 31, 2003, interest rate swap agreements with notional values totaling $98.5 million were used to effectively convert a portion of prime rate money market deposits to a fixed-rate basis. Other strategies evaluated by ALCO include managing the level of its fixed rate residential real estate loans through sales of long-term fixed rate real estate loans to the secondary market, shortening maturities in the securities portfolio and emphasizing growth in long-term certificate of deposit products and lower cost transaction based accounts.

LIQUIDITY RISK
    Liquidity is defined as the degree of readiness to convert assets into cash with minimum loss. Liquidity risk is managed through WesBanco's ability to provide adequate funds to meet changes in loan demand, unexpected outflows in deposits and other borrowings as well as to take advantage of market opportunities and meet operating cash needs. This is accomplished by maintaining liquid assets in the form of securities, sufficient borrowing capacity and a stable core deposit base. Liquidity is centrally monitored by WesBanco's ALCO.
    WesBanco determines the degree of required liquidity by the relationship of total holdings of liquid assets to the possible need for funds to meet unexpected deposit losses and/or loan demands. The ability to quickly convert assets to cash at a minimal loss is a primary function of WesBanco's investment portfolio management. Federal funds sold and U.S. Treasury and Federal Agency Securities maturing within three months are classified as secondary reserve assets. These secondary reserve assets, combined with the cash flow from the loan portfolio and the remaining sectors of the investment portfolio, and other sources, adequately meet the liquidity requirements of WesBanco.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

    Securities are the principal source of liquidity in total assets. Securities totaled $1.2 billion at December 31, 2003, of which $766.9 million were classified as available for sale. At December 31, 2003, WesBanco had approximately $171.1 million in securities scheduled to mature within one year compared to $123.9 million in the prior year. Due to the current low interest rate environment, additional cash flows may be anticipated from approximately $113.9 million in callable bonds, which have call dates within the next year. Cash and cash equivalents of $108.2 million at December 31, 2003, also serve as additional sources of liquidity.
    Deposit flows are another principal factor affecting overall bank liquidity. Deposits totaled $2.5 billion at December 31, 2003. Deposit flows are impacted by current interest rates, products and rates offered by WesBanco versus its competition, as well as customer behavior. Certificates of deposit scheduled to mature within one year totaled $395.5 million at December 31, 2003, which includes $86.1 million in certificates of deposit with balances of $100,000 or more. In addition to the relatively stable core deposit base, WesBanco's banking subsidiary maintains a line of credit with the FHLB as an additional funding source. Available lines of credit with the FHLB at December 31, 2003 and December 31, 2002 approximated $790.8 million and $589.4 million, respectively. At December 31, 2003, WesBanco had $740.2 million of unpledged securities that could be used for collateral or sold, excluding FHLB blanket liens on WesBanco's mortgage-related assets.
    The principal source of Parent Company liquidity is dividends from WesBanco's banking subsidiary. There are various legal limitations under Federal and State laws that limit the payment of dividends from WesBanco Bank, Inc., WesBanco's banking subsidiary, to the Parent Company. See Note 19 of the Consolidated Financial Statements for more information on dividend restrictions between the Parent Company and WesBanco Bank, Inc. Additional Parent Company liquidity is provided by the Parent's security portfolio, available lines of credit with an independent commercial bank and WesBanco Bank, Inc., totaling $27.5 million at December 31, 2003 as well as the issuance of $30.9 million in junior subordinated debt in 2003.
    At December 31, 2003, WesBanco had outstanding commitments to extend credit in the ordinary course of business approximating $325.7 million compared to $262.0 million at the end of the prior year. On a historical basis, only a small portion of these commitments will result in an outflow of funds. WesBanco also has planned additions to fixed assets of approximately $6.5 million during 2004.
    Management believes WesBanco has sufficient liquidity to meet current obligations to borrowers, depositors and others.

COMPARISON OF 2002 VERSUS 2001
    Net income for 2002 was $34.8 million or $1.70 per share compared to $29.0 million or $1.60 per share 2001. Return on average assets was 1.13% for the year ended December 31, 2002, compared to 1.21% in 2001, and return on average equity was 10.95% for 2002, compared to 11.28% in 2001. The results for 2002 reflect the acquisition of American Bancorporation ("American") on March 1, 2002.
    Net interest income for 2002 increased $16.0 million or 18.3% compared to 2001. The net interest margin decreased to 3.93% in 2002 compared to 4.17% in 2001, which was partially offset by average earning assets increasing $619.6 million or 27.7% during 2002. The margin decrease resulted from a combination of factors, including lower-margin acquired net assets of American, rate compression between loan and deposit products, commercial and residential mortgage refinancing at historically low interest rates, as well as the continued run off in higher-yielding but less profitable indirect automobile lending and reduced commercial loan demand due to uncertain economic conditions in the business sector. Interest income increased $12.2 million or 7.5% for 2002 compared to 2001. The increase was due to increases in average securities volume, partially offset by decreases in yields on loans and securities. Interest expense decreased $3.8 million or 5.0% from 2001. Table 2 shows that the decrease resulted from a decrease in rates paid on average interest bearing liabilities to 2.95% from 4.03% which was partially offset by average volume of interest bearing liabilities increasing $567.4 million or 29.9% in 2002.
    The provision for loan losses was $9.4 million in 2002 compared to $6.0 million in 2001. Net charge-offs for 2002 increased 71.2% to $9.0 million compared to $5.2 million for 2001. This increase reflects higher losses on small business loans that were adversely impacted by the economic downturn, higher losses on consumer loans attributed to an increase in personal bankruptcies, the overall increase in the portfolio for loans acquired from American and a partial write down of one large commercial real estate loan.
    Non-interest income for 2002 increased 11.4% to $27.9 million for 2002 compared to $25.0 million for 2001. Trust fees remained consistent at $11.5 million for both 2002 and 2001, with managed mutual fund asset fees and higher estate fees helping to offset the impact of $0.5 billion reduction in the market values of trust assets under management. Deposit activity charges increased $1.6 million or 17.8% primarily as the result of growth in deposit accounts due to the American transaction as well as increases in ATM income and debit card interchange income.
    Non-interest expense for 2002 increased $11.3 million to $76.6 million compared to $65.3 million for 2001. The increase was related primarily to expansion of internal operations, personnel and new banking offices acquired in the American transaction. In addition, pension and health care costs were significant contributors to higher employee benefit expense, as well as increased merger-related expenses recorded in 2002 relating to the American acquisition.

                                      E-46